   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 2002


                                                      REGISTRATION NO. 333-98827

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                            DEL MONTE FOODS COMPANY
             (Exact name of registrant as specified in its charter)

            DELAWARE                             2033                           13-3542950
  (State or other jurisdiction       (Primary standard industrial            (I.R.S. employer
of incorporation or organization)       classification number)              identification no.)

                             ---------------------

                           ONE MARKET @ THE LANDMARK
                            SAN FRANCISCO, CA 94105
                                 (415) 247-3000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                               JAMES POTTER, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                            DEL MONTE FOODS COMPANY
                           ONE MARKET @ THE LANDMARK
                            SAN FRANCISCO, CA 94105
                                 (415) 247-3000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

     DOUGLAS D. SMITH, ESQ.            STEPHANIE TSACOUMIS, ESQ.           ROBERT E. SPATT, ESQ.
   GIBSON, DUNN & CRUTCHER LLP        GIBSON, DUNN & CRUTCHER LLP      CAROLINE B. GOTTSCHALK, ESQ.
      ONE MONTGOMERY STREET          1050 CONNECTICUT AVENUE, N.W.      SIMPSON THACHER & BARTLETT
     SAN FRANCISCO, CA 94104           WASHINGTON, DC 20036-5306           425 LEXINGTON AVENUE
         (415) 393-8200                     (202) 955-8500                  NEW YORK, NY 10017
                                                                              (212) 455-2000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement is declared effective and all conditions to the proposed transactions have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.


                 Subject to Completion, dated November 19, 2002


                                [DEL MONTE LOGO]

November   , 2002


To the Stockholders of Del Monte Foods Company:


    Del Monte Foods Company and H. J. Heinz Company have entered into an agreement under which Del Monte will acquire Heinz's pet food and pet snacks businesses in the United States and Canada and certain of Heinz's worldwide specialty pet food businesses; U.S. ambient tuna and other ambient seafood products businesses; U.S. retail private label soup and retail private label gravy businesses; U.S. "College Inn" broth business; and U.S. infant feeding business, including certain pureed foods. Heinz will contribute these businesses to SKF Foods Inc., a newly-created, wholly-owned subsidiary of Heinz, and then Heinz will spin off SKF Foods to Heinz's shareholders. Immediately after the spin-off, Del Monte Corporation, a wholly-owned subsidiary of Del Monte Foods Company, will merge with and into SKF Foods, which will become a wholly-owned subsidiary of Del Monte Foods Company. At the close of the merger, Heinz shareholders and current Del Monte stockholders will own 74.5% and 25.5%, respectively, of the common stock of Del Monte, on a fully diluted basis. Del Monte common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "DLM". On November 18, 2002, the closing price of Del Monte common stock on the New York Stock Exchange was $7.65 per share.



    The Del Monte board of directors has unanimously determined that the merger is in the best interests of Del Monte and its stockholders and has approved the Merger Agreement and the merger. In order to complete the merger, Del Monte must obtain the approval of Del Monte stockholders for the issuance of the Del Monte common stock in connection with the merger. Del Monte stockholders will be asked to approve the share issuance at the annual meeting of Del Monte stockholders to be held on December 19, 2002 at 10:00 a.m. Pacific Time at The Mark Hopkins Hotel, One Nob Hill, San Francisco, California 94108. At the annual meeting, Del Monte stockholders will also be asked to approve the amendment and restatement of Del Monte Foods Company's certificate of incorporation, subject to the completion of the merger, and consider the other proposals listed below. THE DEL MONTE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DEL MONTE STOCKHOLDERS VOTE FOR THE PROPOSALS TO APPROVE THE ISSUANCE OF DEL MONTE SHARES IN THE MERGER AND THE AMENDMENT AND RESTATEMENT OF DEL MONTE FOODS COMPANY'S CERTIFICATE OF INCORPORATION.


    We have been advised by Heinz that the Heinz board of directors has unanimously determined that the merger is advisable and in the best interests of Heinz and its shareholders and has approved the Merger Agreement and the merger. We have also been advised by Heinz that no vote of Heinz shareholders is required in connection with the spin-off or the merger.


    At Del Monte's annual meeting, Del Monte stockholders will also vote on proposals to (1) approve and adopt Del Monte Foods Company's 2002 Stock Incentive Plan, subject to the completion of the merger; (2) elect three Class II directors to hold office for a three year term; (3) approve Del Monte Foods Company's Annual Incentive Award Plan, as amended, to comply with Section 162(m) of the Internal Revenue Code; and (4) ratify the selection of KPMG LLP as Del Monte Foods Company's independent auditors for its current fiscal year. THE DEL MONTE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DEL MONTE STOCKHOLDERS VOTE FOR THE FOREGOING PROPOSALS.



    The following document contains important information describing the terms of the spin-off, the merger, the Heinz businesses which will be combined with Del Monte's businesses and the proposals to be voted on at Del Monte's annual meeting. I ENCOURAGE YOU TO READ THE FOLLOWING DOCUMENT CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 22.


    I am very excited about the opportunities the proposed merger brings. Thank you for your consideration and continued support.

                                         Sincerely,

                                         /s/ Richard G. Wolford

                                         Richard G. Wolford
                                         Chairman, President & Chief Executive
                                         Officer
                                         Del Monte Foods Company

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy statement/prospectus is dated November   , 2002 and is first
being mailed to Del Monte Foods Company stockholders on or about November   ,
2002.

                                [DEL MONTE LOGO]

To the Shareholders of H. J. Heinz Company:


     Del Monte Foods Company and H. J. Heinz Company have entered into an agreement under which Del Monte will acquire Heinz's pet food and pet snacks businesses in the United States and Canada and certain of Heinz's worldwide specialty pet food businesses; U.S. ambient tuna and other ambient seafood products businesses; U.S. retail private label soup and retail private label gravy businesses; U.S. "College Inn" broth business; and U.S. infant feeding business, including certain pureed foods. Heinz will contribute these businesses to SKF Foods Inc., a newly-created, wholly-owned subsidiary of Heinz, and then Heinz will spin off SKF Foods to Heinz's shareholders. Immediately after the spin-off, Del Monte Corporation, a wholly-owned subsidiary of Del Monte Foods Company, will merge with and into SKF Foods, which will become a wholly-owned subsidiary of Del Monte Foods Company. At the close of the merger, Heinz shareholders and current Del Monte stockholders will own 74.5% and 25.5%, respectively, of the common stock of Del Monte, on a fully diluted basis. The value of the consideration to be received by Heinz shareholders in the merger will vary depending on the price of Del Monte common stock. Del Monte common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "DLM". On November 18, 2002, the closing price of Del Monte common stock on the New York Stock Exchange was $7.65 per share.


     I am pleased to provide you with the following documents, which contain important information about Del Monte and describe the terms of the proposed spin-off and merger:

     Proxy Statement/Prospectus


     Del Monte Foods Company 2002 Annual Report to its Stockholders


     Please read carefully the information contained in the proxy statement/prospectus as it describes the proposed transactions in detail. Also, I encourage you to read our Annual Report, as it provides an overview of the pre-merger businesses of Del Monte Foods Company.

     HEINZ HAS ADVISED US THAT NO ACTION IS REQUIRED ON YOUR PART AT THIS TIME. HEINZ SHAREHOLDERS WILL NOT BE REQUIRED TO SURRENDER THEIR EXISTING HEINZ SHARES IN THE SPIN-OFF OR THE MERGER AND YOU SHOULD NOT SEND IN YOUR HEINZ STOCK CERTIFICATES.


     Del Monte Foods Company has engaged Georgeson Shareholder as Information Agent to respond to any initial questions you may have in regard to the spin-off or merger or in connection with the enclosed documents. They can be contacted at:


    Georgeson Shareholder

    (866) 788-8074


    Monday to Friday, 9:00 a.m. to 5:00 p.m. Eastern Standard Time



     If you have any further questions, please contact Heinz at (412) 456-5700. I am very excited about the opportunities before us and I thank you for your consideration and support.


                                         Sincerely,

                                         -s- Richard G. Wolford

                                         Richard G. Wolford
                                         Chairman, President & Chief Executive
                                         Officer
                                         Del Monte Foods Company

                      REFERENCES TO ADDITIONAL INFORMATION


     This document incorporates important business and financial information about Del Monte from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document by accessing the Securities and Exchange Commission's website maintained at "http://www.sec.gov" or by requesting copies in writing or by telephone from Del Monte at the following address: Del Monte Foods Company, One Market @ The Landmark, San Francisco, CA 94105, (415) 247-3382.



     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 12, 2002 IN ORDER TO RECEIVE THEM BEFORE OUR ANNUAL MEETING OF STOCKHOLDERS. WE WILL MAIL THE DOCUMENTS YOU REQUEST BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, BY THE NEXT BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.



     Heinz has advised us that it intends to file with the Securities and Exchange Commission information regarding the Heinz Businesses' operating results for the three month and six month periods ended October 30, 2002. We encourage you to obtain and read this information when it becomes available.



     If you are a Del Monte stockholder and you have any questions about the merger or the annual meeting, or if you need assistance in voting your shares, please contact Del Monte's Information Agent:



                             GEORGESON SHAREHOLDER


                                 (866) 788-8074


         Monday to Friday, 9:00 a.m. to 5:00 p.m. Eastern Standard Time



     If you are a Heinz shareholder and you have any questions about the spin-off and the merger, please contact Del Monte's Information Agent, Georgeson Shareholder, at the number stated above. If you have any further questions, please contact Heinz at (412) 456-5700.



        See "Where You Can Find More Information" beginning on page 214.

                                PRELIMINARY COPY

                            DEL MONTE FOODS COMPANY
                           ONE MARKET @ THE LANDMARK
                            SAN FRANCISCO, CA 94105

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 19, 2002


To the Stockholders of Del Monte Foods Company:


     On December 19, 2002, Del Monte Foods Company will hold its annual meeting of stockholders at The Mark Hopkins Hotel, One Nob Hill, San Francisco, California 94108. The meeting will begin at 10:00 a.m., Pacific Time.



     Only record holders of shares of common stock, par value $0.01 per share, of Del Monte Foods Company at the close of business on November 15, 2002 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. The purposes of the meeting are for you to consider and vote upon:



          1. A proposal to approve the issuance of shares of Del Monte Foods Company common stock in connection with the merger of Del Monte Corporation, a wholly-owned subsidiary of Del Monte Foods Company, with and into SKF Foods Inc., currently a wholly-owned subsidiary of H. J. Heinz Company, which will hold Heinz's pet food and pet snacks businesses in the United States and Canada and certain of Heinz's worldwide specialty pet food businesses; U.S. ambient tuna and other ambient seafood products businesses; U.S. retail private label soup and retail private label gravy businesses; U.S. "College Inn" broth business; and U.S. infant feeding business, including certain pureed foods, in accordance with the Agreement and Plan of Merger, dated as of June 12, 2002, among Del Monte Foods Company, Del Monte Corporation, Heinz and SKF Foods;



          2. A proposal to amend and restate Del Monte Foods Company's certificate of incorporation, subject to completion of the merger;



          3. A proposal to approve and adopt Del Monte Foods Company's 2002 Stock Incentive Plan, subject to completion of the merger;


          4. A proposal to elect three Class II directors to hold office for a three year term;


          5. A proposal to approve Del Monte Foods Company's Annual Incentive Award Plan, as amended, to comply with Section 162(m) of the Internal Revenue Code;



          6. A proposal to ratify the appointment of KPMG LLP as Del Monte Foods Company's independent auditors for its current fiscal year; and



          7. Any other matter properly brought before the annual meeting or any adjournments or postponements of the annual meeting.


     THE DEL MONTE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS OUTLINED IN THIS PROXY STATEMENT/ PROSPECTUS.

     Whether or not you expect to be present at the meeting, please fill in, date, sign and return the enclosed proxy, which is solicited by the management of Del Monte. The shares represented by the proxy will be voted according to your specific response. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors,

                                          -s- James Potter

                                          James Potter
                                          General Counsel and Secretary

San Francisco, California

November   , 2002

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
     Questions and Answers..................................    1
     The Companies..........................................    7
     The Spin-Off...........................................    8
     The Merger.............................................    9
     Treatment of Stock Options.............................    9
     Conditions to Completion of the Merger.................   10
     Termination of the Merger Agreement; Termination Fee...   11
     Del Monte Board of Directors' Recommendation to Del
      Monte Stockholders....................................   11
     Fairness Opinion of Del Monte's Financial Advisor......   11
     Interests of Certain Persons in the Merger.............   11
     Financing of the Spin-Off and the Merger...............   12
     U.S. Federal Income Tax Consequences of the Spin-Off
      and the Merger........................................   13
     Additional Agreements Relating to the Spin-Off.........   13
     Antitrust Approvals....................................   13
     Summary Historical Combined Financial Data of the Heinz
      Businesses............................................   15
     Summary Historical Consolidated Financial Data of Del
      Monte.................................................   17
     Summary Unaudited Condensed Combined Pro Forma
      Financial Data of Post-Merger Del Monte...............   19
     Comparative Per Share Data.............................   21
     Market Price Data of Del Monte Common Stock............   21
RISK FACTORS................................................   22
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   33
THE DEL MONTE ANNUAL MEETING................................   34
     Purpose, Time and Place................................   34
     Record Date; Voting Information; Required Votes........   34
     Voting by Proxy........................................   35
     Revocation of Proxies..................................   36
     Share Ownership of Management and Certain
      Stockholders..........................................   36
     Solicitation of Proxies................................   36
     Independent Auditors...................................   36
1.  THE SHARE ISSUANCE PROPOSAL.............................   37
     Background of the Merger...............................   37
     Del Monte's Reasons for the Merger; Recommendation of
      the Del Monte Board of Directors......................   44
     Heinz's Reasons for the Spin-Off and the Merger........   46
     Opinion of Del Monte's Financial Advisor...............   47
     Antitrust Approvals....................................   53
     Accounting Treatment...................................   53
     Interests of Certain Persons in the Merger.............   53
     No Appraisal Rights....................................   54
     THE MERGER AGREEMENT...................................   55
          The Merger........................................   55
          Merger Consideration..............................   55
          Exchange of Shares; Treatment of Fractional
         Shares.............................................   55
          Treatment of Stock Options........................   56
          Effective Time....................................   56
          Representations and Warranties....................   57
          Covenants.........................................   59
          Conditions to Completion of the Merger............   70

                                                              PAGE
                                                              ----
          Termination of the Merger Agreement...............   72
          Effect of Termination; Termination Fees...........   73
          Amendments to the Merger Agreement................   74
          Fees and Expenses.................................   74
          Restrictions on Resales by Affiliates.............   75
     THE SEPARATION AGREEMENT...............................   76
          General...........................................   76
          The Contribution..................................   76
          The Distribution..................................   79
          Timing of the Contribution and the Distribution...   79
          Financing.........................................   79
          Covenants.........................................   80
          Conditions to Completion of the Separation........   80
          Mutual Release; Indemnification...................   81
          Termination.......................................   82
          Amendments........................................   82
          Fees and Expenses.................................   82
     VOTING AGREEMENT.......................................   83
     STOCKHOLDER RIGHTS AGREEMENT...........................   85
     ADDITIONAL AGREEMENTS RELATING TO THE SPIN-OFF.........   86
          Employee Benefits Agreement.......................   86
          Tax Separation Agreement..........................   87
          Trademark License Agreement.......................   88
          Transition Services Agreement.....................   88
          Contract Packaging Agreements.....................   89
          Joint Procurement Memorandum of Understanding.....   89
          Northside Lease and Facility Sharing Agreement....   89
          Intellectual Property Licenses....................   90
          Tracy Warehouse and Transportation Agreement......   90
          Trademark and Cooperation Agreement...............   90
          Other Agreements..................................   90
     FINANCING OF THE SPIN-OFF AND THE MERGER...............   91
     U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF
      AND THE MERGER........................................   97
     PRICE RANGE OF DEL MONTE COMMON STOCK AND DIVIDENDS....  100
     SELECTED HISTORICAL COMBINED FINANCIAL DATA OF THE
      HEINZ BUSINESSES......................................  101
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
      CONDITION AND RESULTS OF OPERATIONS OF THE HEINZ
      BUSINESSES............................................  103
     SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DEL
      MONTE.................................................  119
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
      CONDITION AND RESULTS OF OPERATIONS OF DEL MONTE......  122
     UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL
      STATEMENTS OF POST-MERGER DEL MONTE...................  140
     POST-MERGER DEL MONTE STRENGTHS AND STRATEGIES.........  154
     THE HEINZ BUSINESSES...................................  158
     THE DEL MONTE BUSINESS.................................  167
     MANAGEMENT OF DEL MONTE AFTER THE MERGER...............  182
          Board of Directors................................  182
          Management........................................  183
2.  AMENDMENT AND RESTATEMENT OF DEL MONTE FOODS COMPANY'S
    CERTIFICATE OF INCORPORATION............................  184

                                                              PAGE
                                                              ----
3.  ADOPTION OF DEL MONTE FOODS COMPANY'S 2002 STOCK
  INCENTIVE PLAN............................................  186
    Adoption of the 2002 Plan...............................  186
    General Information About the 2002 Plan.................  186
    Participation in the 2002 Plan..........................  188
    Tax Information.........................................  188
4.  ELECTION OF CLASS II DIRECTORS..........................  190
    Effect of the Merger on the Del Monte Board of
     Directors..............................................  190
    Nominees and other Members of the Board of Directors....  190
    Corporate Governance and Board Committees...............  192
    Directors' Compensation.................................  193
5.  APPROVAL OF DEL MONTE FOODS COMPANY'S ANNUAL INCENTIVE
    AWARD PLAN, AS AMENDED, TO COMPLY WITH SECTION 162(M) OF
    THE INTERNAL REVENUE CODE...............................  195
6.  RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS
    INDEPENDENT AUDITORS....................................  197
    Audit and Other Fees....................................  197
7.  OTHER MATTERS...........................................  198
OWNERSHIP OF DEL MONTE COMMON STOCK.........................  199
EXECUTIVE COMPENSATION......................................  200
    Summary Compensation Table..............................  200
    Option Grants in Fiscal Year 2002.......................  201
    Aggregated Option Exercises in Fiscal Year 2002 and
     Fiscal Year-End Option Values..........................  201
EMPLOYMENT AND OTHER ARRANGEMENTS...........................  201
NOMINATING AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................  207
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............  207
REPORT OF THE NOMINATING AND COMPENSATION COMMITTEE ON
  EXECUTIVE COMPENSATION....................................  209
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.....  212
STOCK PERFORMANCE GRAPH.....................................  213
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....  213
FUTURE STOCKHOLDER PROPOSALS................................  214
LEGAL MATTERS...............................................  214
EXPERTS.....................................................  214
WHERE YOU CAN FIND MORE INFORMATION.........................  214
INDEX TO THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS AND U.S.
  SOUP AND INFANT FEEDING BUSINESSES OF THE H. J. HEINZ
  COMPANY FINANCIAL STATEMENTS..............................  F-1



ANNEX A  --   Agreement and Plan of Merger
ANNEX B  --   Separation Agreement
ANNEX C  --   Opinion of Morgan Stanley & Co. Incorporated
ANNEX D  --   Form of Amended and Restated Certificate of Incorporation
ANNEX E  --   Form of Amended and Restated By-Laws
ANNEX F  --   Form of Del Monte 2002 Stock Incentive Plan
ANNEX G  --   Form of Del Monte Annual Incentive Award Plan, as amended

                           INDUSTRY DATA INFORMATION


     Unless otherwise specifically indicated, all statements presented in this proxy statement/prospectus regarding sales and market data of the brands of the Heinz Businesses are based on statistical data of retail grocery stores and mass merchandisers (excluding Wal-Mart Stores, Inc.) obtained from ACNielsen for the 52-week period ended July 13, 2002. Because the ACNielsen data does not include sales information from Wal-Mart Stores, Inc., the Heinz Businesses' largest customer, the ACNielsen data generally understates the relative market sizes of the products of the Heinz Businesses. Unless otherwise indicated, market share information refers to market share on the basis of dollar value for pet treats and on the basis of volume as follows: tuna, wet pet food and soup by case, dry pet food by pounds and infant feeding by unit. In addition, all consumer awareness and preference data regarding the Heinz Businesses' brands contained in this proxy statement/prospectus is based on the Heinz Businesses' internal data and analysis.



     Unless otherwise indicated, all statements presented in this proxy statement/prospectus regarding Del Monte brands are based on data obtained from ACNielsen. References to U.S. market share are based on equivalent case volume sold through retail grocery stores (excluding Wal-Mart Supercenters, other supercenters and club stores) with at least $2 million in sales. References to processed vegetables, fruit and solid tomato products do not include frozen products. Market share data for processed vegetables and solid tomato products include only those categories in which Del Monte competes. The data for processed fruit includes major fruit and single-serve categories in which Del Monte competes and excludes the specialty and pineapple categories. With respect to market share data used in this proxy statement/ prospectus, references to fiscal 2002 refer to the 52-week period ended June 29, 2002. Fiscal 2002 market share data excludes Wal-Mart Stores, Inc. and includes share data for Del Monte's S&W brand. Market share references within "Management's Discussion and Analysis of Financial Condition and Results of Operations of Del Monte" comparing full fiscal year periods prior to fiscal 2002 exclude market share data for Wal-Mart Stores, Inc. and include market share data for S&W for the period following the March 2001 acquisition of the S&W brand by Del Monte.


     ACNielsen is an independent market research firm and makes this data available to the public at prescribed rates. We have not independently verified information obtained from ACNielsen.

                              HELPFUL INFORMATION

     In this proxy statement/prospectus:

     - "Del Monte" means Del Monte Foods Company;


     - "Del Monte Corporation" means Del Monte Corporation, a wholly-owned subsidiary of Del Monte Foods Company;


     - "Heinz" means H. J. Heinz Company;


     - "SKF Foods" means SKF Foods Inc., the entity to which Heinz will contribute the Heinz Businesses;


     - "Heinz Businesses" means Heinz's pet food and pet snacks businesses in the United States and Canada and certain of Heinz's worldwide specialty pet food businesses; U.S. ambient tuna and other ambient seafood products businesses; U.S. retail private label soup and retail private label gravy businesses; U.S. "College Inn" broth business; and U.S. infant feeding business, including certain pureed foods;


     - "Management of the Heinz Businesses" means the managing directors and the management boards of the Heinz Businesses and the accounting and legal personnel acting on their behalf prior to the date of this proxy statement/prospectus;



     - "new Del Monte Corporation" means the company formed by the merger of Del Monte Corporation with and into SKF Foods;


     - "Starkist Seafood" means the U.S. ambient tuna and other ambient seafood products businesses of the Heinz Businesses;

     - "Contribution" means the contribution of the Heinz Businesses to SKF Foods by Heinz in exchange for SKF Foods common stock, cash, SKF Foods debt securities and the assumption by SKF Foods of all of the liabilities relating to the Heinz Businesses, subject to certain exceptions;


     - "Distribution" means the distribution of SKF Foods common stock to Heinz shareholders; and

     - "spin-off" means the Contribution and the Distribution.


     References to Del Monte, Heinz and new Del Monte Corporation in this proxy statement/prospectus include their respective consolidated subsidiaries unless the context otherwise requires. The terms "we", "us" and "our" refer to Del Monte.



     For purposes of this proxy statement/prospectus, unless the context otherwise requires, information with respect to SKF Foods and the Heinz Businesses assumes completion of the Contribution as described under "The Separation Agreement" beginning on page 76.

                                    SUMMARY


     This summary highlights selected information contained in this proxy statement/prospectus and may not include all the information that is important to you. To better understand the proposed spin-off and merger and for a more complete description of the legal terms of the spin-off and the merger, you should read this entire document and the additional documents to which we refer you. See "Where You Can Find More Information" on page 214.


     This proxy statement/prospectus is a proxy statement/prospectus of Del Monte Foods Company for use in soliciting proxies for Del Monte's annual meeting and relating to the issuance of shares of Del Monte common stock in connection with the merger.


QUESTIONS AND ANSWERS


Q:WHAT ARE DEL MONTE STOCKHOLDERS BEING ASKED TO VOTE ON AT THE ANNUAL MEETING?

A: First, Del Monte stockholders are being asked to approve the issuance of shares of Del Monte common stock in connection with the merger of Del Monte Corporation, a wholly-owned subsidiary of Del Monte Foods Company, with and into SKF Foods Inc.


   Second, Del Monte stockholders are being asked to vote on a proposal to approve the amendment and restatement of Del Monte Foods Company's certificate of incorporation, subject to completion of the merger.



   Third, Del Monte stockholders are being asked to vote on a proposal to approve and adopt Del Monte Foods Company's 2002 Stock Incentive Plan (which we refer to in this proxy statement/prospectus as the "2002 Plan"), subject to completion of the merger, to enable Del Monte to grant incentive awards to directors, officers and employees of Del Monte and its subsidiaries.



   Fourth, Del Monte stockholders are being asked to vote on a proposal to elect three Class II directors to hold office for a three year term. If the merger is completed, the board of directors of Del Monte will change as provided in the Merger Agreement. In accordance with the Merger Agreement, Heinz will have the right to designate six directors and Del Monte will have the right to designate three directors to comprise the Del Monte board of directors as of the effective time of the merger. See "Management of Del Monte After the Merger -- Board of Directors" on page 182 for information regarding the changes to the Del Monte board of directors if the merger is completed.



   Fifth, Del Monte stockholders are being asked to vote on a proposal to approve Del Monte Foods Company's Annual Incentive Award Plan, as amended, (which we refer to in this proxy statement/prospectus as the "Annual Award Plan") to comply with Section 162(m) of the Internal Revenue Code.



   Sixth, Del Monte stockholders are being asked to vote on a proposal to ratify the appointment of KPMG LLP as Del Monte Foods Company's independent auditors for its current fiscal year.


Q:WHAT IS THE POSITION OF THE DEL MONTE BOARD OF DIRECTORS REGARDING THESE
  PROPOSALS?

A: The Del Monte board of directors unanimously recommends that Del Monte stockholders vote FOR each of these proposals.


Q:HAVE ANY DEL MONTE STOCKHOLDERS ALREADY AGREED TO VOTE IN FAVOR OF THE
  PROPOSALS TO APPROVE THE ISSUANCE OF SHARES OF DEL MONTE COMMON STOCK IN CONNECTION WITH THE MERGER AND TO AMEND AND RESTATE DEL MONTE FOODS COMPANY'S CERTIFICATE OF INCORPORATION?



A: Yes. TPG Partners, L.P. and TPG Parallel I, L.P. (which we refer to in this proxy statement/prospectus collectively as "Texas Pacific Group"), who together currently beneficially own approximately 46.5% of the outstanding Del Monte common stock, have entered into a Voting Agreement with Heinz that requires them to vote for the share issuance proposal and the proposal to amend and restate Del Monte Foods Company's certificate of incorporation.

Q:WHAT WILL HAPPEN IN THE SPIN-OFF?


A: First, Heinz will contribute the Heinz Businesses, which are its pet food and pet snacks businesses in the United States and Canada and certain of its worldwide specialty pet food businesses; U.S. ambient tuna and other ambient seafood products businesses; U.S. retail private label soup and retail private label gravy businesses; U.S. "College Inn" broth business; and U.S. infant feeding business, including certain pureed foods, to SKF Foods in exchange for SKF Foods common stock, cash, SKF Foods debt securities and the assumption by SKF Foods of all of the liabilities relating to the Heinz Businesses, subject to certain exceptions. Second, Heinz will then distribute all of the outstanding shares of the common stock, par value $.01 per share, of SKF Foods to the Heinz shareholders on a one share for one share basis. Heinz shareholders will not surrender their shares of Heinz common stock in connection with the spin-off but will retain such shares.


Q:WHY IS HEINZ PROPOSING TO SPIN OFF THE HEINZ BUSINESSES?


A: We have been advised by Heinz that the Heinz board of directors believes that the spin-off and the merger will enhance shareholder value by providing Heinz shareholders with a continuing ownership interest in what the Heinz board of directors believes will be a highly focused Heinz and the opportunity to participate in the future value of Del Monte. We have also been advised by Heinz that the Heinz board of directors believes that, while the Heinz Businesses contain a number of strong brands, Heinz will be better able to enhance shareholder value and accelerate growth by focusing its financial and management resources in the United States on its ketchup, condiments and sauces and frozen foods businesses. We understand from Heinz that the Heinz board of directors also believes that Del Monte will be a leading food company committed to devoting the necessary financial and management resources to enhance the value of the Heinz Businesses and the rest of Del Monte. By virtue of their economic interest in Del Monte, 74.5% in the aggregate on a fully diluted basis immediately after the merger, Heinz shareholders will have a significant opportunity to participate in the future performance of Del Monte.


Q:WHAT WILL HAPPEN IN THE MERGER?


A: Immediately after the spin-off, Del Monte Corporation will merge with and into SKF Foods. SKF Foods will survive the merger and will become a wholly-owned subsidiary of Del Monte Foods Company. SKF Foods will change its name to "Del Monte Corporation" following completion of the merger.


Q:WHAT WILL DEL MONTE STOCKHOLDERS RECEIVE IN THE MERGER?


A: Del Monte stockholders will not receive any new shares in the merger and will continue to hold their existing shares of Del Monte common stock. All shares of Del Monte common stock issued and outstanding immediately before the merger will remain issued and outstanding after completion of the merger. Immediately after the merger, 25.5% of the common stock of Del Monte, on a fully diluted basis, will be owned by current Del Monte stockholders. See "The Merger Agreement -- Merger Consideration" on page 55.


Q:WHAT WILL HEINZ SHAREHOLDERS RECEIVE IN THE MERGER?


A: In the merger, each shareholder of Heinz as of the record date for the Distribution will receive in exchange for each share of SKF Foods common stock issued to it in the Distribution a fraction of a share of Del Monte common stock determined by the exchange ratio formula set forth in the Merger Agreement (currently estimated to be approximately 0.444 of a share of Del Monte common stock per share of SKF Foods common stock); provided that Heinz shareholders will receive a cash payment in lieu of any fractional share. The exchange ratio is designed to provide that, immediately after the merger, Heinz shareholders and current Del Monte stockholders will own 74.5% and 25.5%, respectively, of the outstanding shares of Del Monte common stock, on a fully diluted basis (as determined based on the exchange ratio formula). For more information regarding the formula by which the exact exchange ratio will be determined, see "The Merger Agreement -- Merger Consideration" on page 55. In addition, Heinz shareholders will continue to own their shares of Heinz common stock.



Q:WHY SHOULD DEL MONTE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE
  ISSUANCE OF DEL MONTE SHARES IN CONNECTION WITH THE MERGER?



A: We believe Del Monte stockholders will benefit from the financial strength;
   enhanced strategic and market position; and increased scale, scope and diversity of operations, distribution channels, product lines, served markets and customers that we expect to achieve by combining Del Monte's businesses and the Heinz Businesses. We also believe that the merger will increase the liquidity and trading volume of Del Monte common stock, expand Del Monte's investor base and generate enhanced analyst coverage of Del Monte.


Q:WHAT DEL MONTE STOCKHOLDER APPROVALS ARE NEEDED FOR THE MERGER?


A: The only Del Monte stockholder approval needed for the merger is the approval, as required by the New York Stock Exchange, of the issuance of Del Monte shares to Heinz shareholders in connection with the merger. The rules of the New York Stock Exchange require that holders of a majority of the votes cast on the share issuance proposal vote in favor of the share issuance proposal in order to approve the issuance of Del Monte common stock in connection with the merger (provided that the total vote cast on the proposal represents over 50% in interest of the outstanding voting power entitled to vote on the proposal). See "The Del Monte Annual Meeting -- Record Date; Voting Information; Required Votes" on page 34.



Q:WHAT DEL MONTE STOCKHOLDER APPROVAL IS NEEDED FOR THE AMENDMENT AND
  RESTATEMENT OF DEL MONTE FOODS COMPANY'S CERTIFICATE OF INCORPORATION?



A: The General Corporation Law of the State of Delaware requires that holders of a majority of the outstanding shares of Del Monte common stock entitled to vote on the proposal to amend and restate Del Monte Foods Company's certificate of incorporation vote in favor of the proposal in order to approve the amendment and restatement of Del Monte Foods Company's certificate of incorporation. See "The Del Monte Annual Meeting -- Record Date; Voting Information; Required Votes" on page 34.


Q:DO HEINZ SHAREHOLDERS HAVE TO VOTE TO APPROVE THE SPIN-OFF OR THE MERGER?


A: We have been advised by Heinz that no vote of Heinz shareholders is required or being sought in connection with the spin-off or the merger. We have further been advised by Heinz that Heinz, as the sole stockholder of SKF Foods, has adopted the Merger Agreement and the Separation Agreement, which is the agreement that governs the terms of the spin-off, and has approved the merger.


Q:IF THE SHARE ISSUANCE PROPOSAL IS APPROVED, ARE THERE ANY CONDITIONS TO
  COMPLETION OF THE MERGER?


A: Yes. Completion of the merger is subject to a number of conditions, including the receipt of a ruling from the IRS that the spin-off qualifies as a tax-free transaction under the Internal Revenue Code of 1986 (which we refer to as the "Code"), and the receipt of tax opinions stating that the merger will constitute a tax-free reorganization under the Code. In addition, completion of the merger is subject to the condition that financing for the merger is obtainable on terms and conditions not materially more burdensome to Del Monte and SKF Foods (as survivor of the merger with Del Monte Corporation) than those set forth in the commitment letters and engagement letter regarding financing for the spin-off and the merger agreed upon as of the date of the Merger Agreement, except as contemplated thereby. See "The Merger Agreement -- Conditions to Completion of the Merger" on page 70.

Q:WHAT ARE THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO DEL MONTE
  STOCKHOLDERS AND HEINZ SHAREHOLDERS RESULTING FROM THE SPIN-OFF AND THE
  MERGER?


A: The merger will be a tax-free event to Del Monte stockholders. We have been advised that assuming that the spin-off and the merger qualify as a tax-free transaction and reorganization, respectively, Heinz shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the spin-off or in the merger, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of Del Monte common stock. The material U.S. federal income tax consequences of the spin-off and the merger are described in more detail under "U.S. Federal Income Tax Consequences of the Spin-Off and the Merger" on page 97.


   WE ENCOURAGE HEINZ SHAREHOLDERS AND DEL MONTE STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER TO THEM.

Q:WHEN WILL THE MERGER BE COMPLETED?


A: If the Del Monte stockholders approve the share issuance proposal, we expect to complete the merger as soon as possible after the satisfaction or waiver (where permissible) of the other conditions to the merger, including Heinz's receipt of its requested ruling from the IRS. We currently anticipate that the merger will be completed during the fourth calendar quarter of 2002 or the first calendar quarter of 2003.


Q:ARE THERE RISKS ASSOCIATED WITH THE MERGER?


A: Yes. Del Monte may not realize the expected benefits of the merger because of the risks and uncertainties discussed in the section entitled "Risk Factors" starting on page 22 and the section entitled "Special Note Regarding Forward-Looking Statements" on page 33. Those risks include, among others, risks relating to the uncertainty that Del Monte will be able to integrate the Heinz Businesses successfully and uncertainties relating to the performance of Del Monte after completion of the merger.



Q:WHO WILL SERVE AS THE BOARD OF DIRECTORS OF DEL MONTE AFTER THE MERGER?



A: Six directors of the post-merger Del Monte board of directors will be designated by Heinz and three directors of post-merger Del Monte will be designated by Del Monte, each subject to the other's approval. Heinz will not have the right to designate any directors of Del Monte after the effective time of the merger. Richard G. Wolford, who is currently the Chairman, President and Chief Executive Officer of Del Monte, will be one of Del Monte's designees and will serve as Chairman of the board. William S. Price III of Texas Pacific Group and Timothy G. Bruer, who are currently members of Del Monte's board of directors, will also be Del Monte's designees to the post-merger Del Monte board of directors. We have been advised by Heinz that the following individuals will be Heinz designees to the post-merger Del Monte board of directors: Samuel H. Armacost, who is currently the Chairman of the Board of Directors of SRI International; Mary R. Henderson, who is currently a consultant to J.P. Morgan Partners, LLC; Gerald E. Johnston, who is currently the President and Chief Operating Officer of The Clorox Company; and David R. Williams, who retired as an Executive Vice President and a director of Heinz effective September 2002. We have also been advised by Heinz that none of the Heinz designees will be directors or executive officers of Heinz at the time of the merger, and a majority of the Heinz designees will not be former directors or executive officers of Heinz. Current Del Monte board members who are not designated to the board of directors of Del Monte after the merger will resign as members of the board upon completion of the merger.

Q:WHO WILL SERVE AS THE EXECUTIVE OFFICERS OF DEL MONTE AFTER THE MERGER?



A: After the merger, the Chief Executive Officer of Del Monte will be Richard G.
   Wolford, who is currently Chairman, President and Chief Executive Officer of Del Monte; the Chief Operating Officer of Del Monte will be Wesley J. Smith, who is currently the Chief Operating Officer of Del Monte; and the Chief Financial Officer of Del Monte will be David L. Meyers, who is currently the Chief Financial Officer of Del Monte.


Q:WHAT IS THE DEL MONTE 2002 PLAN?


A: The 2002 Plan will enable Del Monte to grant incentive awards to directors, officers and employees of Del Monte after the merger. Del Monte believes the adoption of the 2002 Plan is advisable in connection with the increase in the number of employees and the appointment of officers and directors that will occur as a result of the merger. In addition, as a result of the merger, the options held by employees of the Heinz Businesses to purchase SKF Foods common stock will be converted into options to purchase common stock of Del Monte. We intend to issue the newly converted options to employees of the Heinz Businesses under the 2002 Plan. The Del Monte board unanimously recommends that Del Monte stockholders vote FOR the proposal to approve and adopt the 2002 Plan. Completion of the merger is a condition to the effectiveness of the 2002 Plan, but Del Monte stockholder approval of the 2002 Plan is not a condition to completion of the merger.


Q:WHO IS ELIGIBLE TO VOTE AT THE ANNUAL MEETING?


A: Holders of Del Monte common stock are eligible to vote their shares of Del
   Monte common stock at the annual meeting if they were holders of record of those shares at the close of business on November 15, 2002.


Q:WHAT SHOULD DEL MONTE STOCKHOLDERS DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, Del Monte stockholders should complete and mail their signed and dated proxy cards in the enclosed, postage-paid envelope as soon as possible so that their shares will be represented and voted at the annual meeting.

   DEL MONTE STOCKHOLDERS WILL NOT BE REQUIRED TO SURRENDER THEIR EXISTING DEL MONTE SHARES IN THE MERGER AND THEY SHOULD NOT SEND IN THEIR DEL MONTE STOCK CERTIFICATES.

Q:ARE HEINZ SHAREHOLDERS REQUIRED TO DO ANYTHING IN CONNECTION WITH THE SPIN-OFF
  AND THE MERGER?


A: Heinz shareholders should carefully read this proxy statement/prospectus, which contains important information about the spin-off, the merger, the Heinz Businesses and Del Monte. We have been advised by Heinz that the Heinz shareholders are not required to take any action to approve the spin-off or the merger. After the merger, Del Monte will mail to holders of Heinz common stock information regarding their receipt of Del Monte common stock.


   HEINZ SHAREHOLDERS WILL NOT BE REQUIRED TO SURRENDER THEIR EXISTING HEINZ SHARES IN THE SPIN-OFF OR THE MERGER AND THEY SHOULD NOT SEND IN THEIR HEINZ STOCK CERTIFICATES.

Q: CAN DEL MONTE STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY MAIL THEIR PROXY
   CARDS?


A: Yes. If you are a record holder of Del Monte common stock as of November 15,
   2002 and you have properly completed and mailed your proxy card, you can change your vote at any time before or at the annual meeting by:



          1. sending a written notice to Del Monte's Secretary, James Potter, at Del Monte Foods Company, One Market @ The Landmark, San Francisco, CA 94105, that is received before the annual meeting and that states that you are revoking your proxy;


          2. signing a new, later-dated proxy card(s) that is received before the annual meeting; or

          3. obtaining an admission card, attending the annual meeting and voting in person.

   If you are a Del Monte stockholder whose shares are held in "street name" by your broker, you will need to contact your broker to revoke your proxy.

Q: WHAT SHOULD DEL MONTE STOCKHOLDERS DO IF THEIR SHARES OF DEL MONTE COMMON
   STOCK ARE HELD IN "STREET NAME" BY THEIR BROKERS?


A: If you are a Del Monte stockholder and your shares of Del Monte common stock are held in "street name" by your broker, your broker will not vote your shares with respect to the share issuance proposal, the proposal to amend and restate Del Monte Foods Company's certificate of incorporation, the proposal to approve and adopt the 2002 Plan or the proposal to approve the Annual Award Plan unless you provide written instructions to your broker on how to vote, so it is important that you provide your broker with instructions. To ensure that your broker receives your instructions, Del Monte requests that you promptly send your broker your instructions in the envelope enclosed with this proxy statement/prospectus. If your shares are held in street name by your broker and you wish to vote in person at the meeting, you must contact your broker and request a document called a "legal proxy". You must bring the legal proxy to the meeting in order to vote in person.


Q: WHAT WILL HAPPEN IF DEL MONTE STOCKHOLDERS WHOSE SHARES ARE HELD IN "STREET
   NAME" DO NOT GIVE VOTING INSTRUCTIONS TO THEIR BROKERS?


A: If you do not give voting instructions to your broker with respect to the proposal to amend and restate Del Monte Foods Company's certificate of incorporation, you will, in effect, be voting against the proposal, unless you appear in person at the annual meeting with a valid legal proxy from your broker and vote in favor of the proposal.



   If you do not give voting instructions to your broker with respect to the share issuance proposal, the proposal to adopt the 2002 Plan or the proposal to approve the Annual Award Plan, you will, in effect, be voting against each of these proposals unless over a majority of the shares voting on each such proposal approves such proposal and, with respect to the share issuance proposal, unless the total vote cast on the share issuance proposal represents over 50% in interest of all securities entitled to vote on such proposal, unless you appear in person at the annual meeting with a valid legal proxy from your broker and vote in favor of such proposals.


   If your shares are held in street name by your broker, your broker may be permitted to vote your shares with respect to the proposal to elect three Class II directors and the proposal to ratify the appointment of KPMG LLP as Del Monte's independent auditors for its current fiscal year if these proposals are considered routine matters, even if you do not provide written instructions to your broker on how to vote. As a result, if you do not give your broker instructions on how to vote your shares, your broker may vote your shares in a manner different than you would have voted if you had provided instructions.

Q: WILL DEL MONTE STOCKHOLDERS WHO DO NOT VOTE IN FAVOR OF THE SHARE ISSUANCE
   PROPOSAL HAVE APPRAISAL RIGHTS?

A: No. Del Monte stockholders will not be entitled to exercise appraisal rights.


Q: WHAT WILL GOVERN THE RIGHTS OF DEL MONTE STOCKHOLDERS WITH RESPECT TO THEIR
   DEL MONTE STOCK AFTER THE MERGER?



A: The rights of Del Monte stockholders with respect to their Del Monte stock after the merger will be governed by:


   - the General Corporation Law of the State of Delaware;


   - if approved by Del Monte stockholders, the amended and restated certificate of incorporation of Del Monte Foods Company, which is attached to this proxy statement/prospectus as Annex D, or if the amended and restated certificate of incorporation is not approved by Del Monte stockholders, the current certificate of incorporation of Del Monte Foods Company; and



   - the amended and restated by-laws of Del Monte Foods Company, which are attached to this proxy statement/prospectus as Annex E.


Q: WHO CAN ANSWER MY QUESTIONS?


A: If you are a Del Monte stockholder and you have any questions about the merger or the annual meeting, or if you need assistance in voting your shares, please contact Del Monte's Information Agent, Georgeson Shareholder, at (866) 788-8074 (Monday to Friday, 9:00 a.m. to 5:00 p.m. Eastern Standard
   Time).



   If you are a Heinz shareholder and you have any questions about the spin-off or the merger, please contact Del Monte's Information Agent, Georgeson Shareholder, at (866) 788-8074 (Monday to Friday, 9:00 a.m. to 5:00 p.m. Eastern Standard Time). If you have any further questions, please contact Heinz at (412) 456-5700.


Q: WHERE CAN I FIND MORE INFORMATION ABOUT DEL MONTE?


A: You can find more information about Del Monte from the various sources described under "Where You Can Find More Information" on page 214.


THE COMPANIES

Del Monte Foods Company
Del Monte Corporation
One Market @ The Landmark
San Francisco, California 94105
(415) 247-3382


     Del Monte Foods Company, a Delaware corporation, is one of the largest producers and distributors of processed vegetables, fruit and solid tomato products in the United States. Del Monte manufactures and distributes premium quality, nutritious food products under the Del Monte(R), Contadina(R), S&W(R) and other brand names, generating net sales of approximately $1.3 billion in the fiscal year ended June 30, 2002. The Del Monte brand was introduced in 1892, and we believe it is one of the best known brands for processed food products in the United States. We estimate that Del Monte products are currently purchased by approximately 80% of U.S. households.


     Del Monte Corporation, a New York corporation, is the principal subsidiary through which Del Monte Foods Company conducts its operations and is wholly-owned by Del Monte Foods Company.

H. J. Heinz Company
600 Grant Street
Pittsburgh, Pennsylvania 15219
(412) 456-5700

     H. J. Heinz Company, a Pennsylvania corporation, manufactures and markets an extensive line of processed food products throughout the world. Heinz's principal products include ketchup, condiments and sauces, frozen food, pet food, soups, beans and pasta meals, tuna and other seafood products, infant food and other processed food products. With sales of over $9 billion in fiscal 2002, Heinz is one of the world's leading marketers of branded foods to consumers. Its affiliates operate in nearly 200 countries, with a number of leading brands, including the Heinz(R) brand with nearly $3 billion in annual sales. Among the company's other well-known brands are StarKist(R), Ore-Ida(R), 9-Lives(R), Wattie's(R), Plasmon(R), Farley's(R), Smart Ones(R), Bagel Bites(R), John West(R), Petit Navire(R), Kibbles 'n Bits(R), Pounce(R), Pup-Peroni(R), Orlando(R), ABC(R) and Olivine(R). Heinz also uses the well-known brands Weight Watchers(R), Boston Market(R), T.G.I. Friday's(R) and Linda McCartney(R) under license.

SKF Foods Inc.
600 Grant Street
Pittsburgh, Pennsylvania 15219
(412) 456-5700


     SKF Foods Inc., a Delaware corporation, is a newly-formed, wholly-owned subsidiary of Heinz. In connection with the spin-off, Heinz will contribute the Heinz Businesses to SKF Foods and then distribute all of the shares of common stock of SKF Foods to Heinz shareholders. The Heinz Businesses manufacture, market and distribute branded and private label, shelf-stable grocery products. In the United States, the Heinz Businesses include the largest producer of tuna and private label soup, the second largest producer of pet snacks and infant feeding products and a leading producer of pet food. In fiscal 2002, the Heinz Businesses generated approximately $1.8 billion and $260.7 million in net sales and operating income, respectively.


THE SPIN-OFF

     Prior to the merger of Del Monte Corporation with and into SKF Foods, Heinz will contribute the Heinz Businesses to SKF Foods. The Heinz Businesses consist of Heinz's:

     - pet food and pet snacks businesses in the United States and Canada and certain of Heinz's worldwide specialty pet food businesses;

     - U.S. ambient tuna and other ambient seafood products businesses;

     - U.S. retail private label soup and retail private label gravy businesses;

     - U.S. "College Inn" broth business; and

     - U.S. infant feeding business, including certain pureed foods.


     In exchange for the contribution of the Heinz Businesses, Heinz will receive all of the issued and outstanding shares of SKF Foods common stock, $800 million in cash (subject to certain adjustments) and debt securities of SKF Foods in the principal amount of $300 million. In addition, SKF Foods will assume all of the liabilities relating to the Heinz Businesses, subject to certain exceptions. We refer to the $800 million as the "Distribution Amount" and the $300 million of SKF Foods debt securities as the "Distributed Notes". If the merger is completed on or before January 15, 2003, Heinz will reduce the amount of the Heinz Businesses' debt as of the closing of the merger by up to $30 million.



     We have been advised that immediately before the merger, Heinz will distribute to its shareholders all of the outstanding shares of SKF Foods common stock on a one share for one share basis and Heinz will transfer the Distributed Notes and the Distribution Amount to one of its affiliates in satisfaction of an equivalent amount of Heinz debt. We have been advised that, subject to market and other conditions, the

Distributed Notes will then be resold in an SEC-registered offering or an offering exempt from the registration requirements of the Securities Act. The legal terms of the spin-off are set forth in a Separation Agreement by and between Heinz and SKF Foods, dated as of June 12, 2002, which is attached to this proxy statement/prospectus as Annex B. We encourage you to read the Separation Agreement carefully.


THE MERGER

     Del Monte and Heinz have agreed to merge Del Monte Corporation with and into SKF Foods on the terms and subject to the conditions set forth in the Merger Agreement. SKF Foods will survive the merger and will become a wholly-owned subsidiary of Del Monte Foods Company.


     Immediately after the merger, Heinz shareholders and current Del Monte stockholders will own 74.5% and 25.5%, respectively, of the common stock of Del Monte, on a fully diluted basis determined in accordance with the exchange ratio formula set forth in the Merger Agreement. Del Monte stockholders will not receive any new shares in the merger and will continue to hold their existing shares of Del Monte common stock. Heinz shareholders will receive a fraction of a share of Del Monte common stock equal to the exchange ratio in exchange for each share of SKF Foods common stock issued to them in the Distribution. The exchange ratio will equal (A) 745/255 times the number of fully diluted shares of Del Monte common stock (calculated according to the treasury stock method using the "Del Monte Average" (which is defined below)) immediately prior to the effective time of the merger, divided by (B) the number of fully diluted shares of SKF Foods common stock (calculated according to the treasury stock method using an implied price for SKF Foods common stock equal to the product of (1) the Del Monte Average and (2) the exchange ratio) immediately prior to the effective time of the merger. We currently expect the exchange ratio will result in Heinz shareholders receiving approximately 0.444 of a share of Del Monte common stock per share of SKF Foods common stock. Heinz shareholders will also continue to own their shares of Heinz common stock.


     The "Del Monte Average" means the quotient obtained by dividing (A) the sum of (1) $10.75, the closing price of Del Monte common stock on the New York Stock Exchange on June 12, 2002, and (2) the average of the closing prices of Del Monte common stock on the New York Stock Exchange for the 30 trading days ending on the trading day immediately preceding the closing date of the merger by (B) two.


     Following the merger, Del Monte will operate the combined business operations of Del Monte and the Heinz Businesses. After the merger, Del Monte Foods Company's name will continue to be Del Monte Foods Company and SKF Foods will change its name to "Del Monte Corporation". Following the merger, Del Monte's executive headquarters and the headquarters for the business currently conducted by Del Monte will be located in San Francisco, California and the headquarters for the Heinz Businesses will be located in Pittsburgh, Pennsylvania.


     The legal terms of the merger are set forth in the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A. We encourage you to read the Merger Agreement carefully.


TREATMENT OF STOCK OPTIONS (SEE PAGE 56)



     We have been advised by Heinz that as a result of the Distribution each outstanding option to acquire shares of Heinz common stock held by an employee of the Heinz Businesses immediately prior to the spin-off will be adjusted so that the employee will hold a combination of options to purchase Heinz common stock and options to purchase SKF Foods common stock. At the effective time of the merger, each outstanding option to purchase SKF Foods common stock will be converted into an option to purchase Del Monte common stock. The number of shares of Del Monte common stock after the merger that will be subject to each converted option will be determined by multiplying the number of shares of SKF Foods common stock subject to the option by the exchange ratio, rounded, if necessary, to the nearest whole share of Del Monte common stock and the exercise price of the converted option will be determined by dividing the current exercise price of the option by the exchange ratio. We intend to issue the newly converted options to purchase Del Monte common stock to employees of the Heinz Businesses under the 2002 Plan.



     Each option to purchase Del Monte common stock outstanding immediately before the effective time of the merger will remain outstanding after the effective time of the merger, without any adjustment to the number of shares subject to the option or to the exercise price of the option.



CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 70)


     The respective obligations of Del Monte and Heinz to complete the merger are subject to the satisfaction or waiver of various conditions, including:

     - approval of Del Monte stockholders of the issuance of Del Monte common stock in connection with the merger;


     - completion of the proposed financings in connection with the spin-off and the merger on terms not materially more burdensome than those set forth in the commitment letters and engagement letter for such financings agreed upon as of the date of the Merger Agreement, except as contemplated thereby;


     - completion of the Distribution;


     - the expiration or termination of any waiting period under the Hart-Scott-Rodino Act;



     - receipt of all material required governmental and third party consents;



     - that the representations and warranties of the other party in the Merger Agreement (1) which are qualified as to material adverse effect, are true and correct in all respects, and (2) which are not qualified as to material adverse effect, are true and correct in all material respects, in each case as of the effective time of the merger (except to the extent such representations and warranties address matters as of a particular date), except in the case of clause (2) where the failure of the representations and warranties to be true and correct in all material respects would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the other party; and



     - the performance by the other party in all material respects of all covenants and agreements under the Merger Agreement to be performed by that party.


     The obligation of Heinz to complete the merger is subject to the satisfaction or waiver of various conditions, including:

     - receipt by Heinz of the Distribution Amount and the Distributed Notes;

     - receipt by Heinz of a favorable IRS ruling with respect to the tax-free nature of the spin-off; and

     - receipt by Heinz of an opinion from its tax counsel that the merger will constitute a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and the Distributed Notes will constitute securities for federal income tax purposes.

     The obligation of Del Monte to complete the merger is subject to the satisfaction or waiver of various conditions, including receipt by Del Monte of an opinion from its tax counsel that the merger constitutes a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code.

     Each of Del Monte and Heinz may waive, at their sole discretion, any of the conditions to their respective obligations to complete the merger.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE (SEE PAGE 72)


     Del Monte and Heinz can mutually agree to terminate the Merger Agreement. In addition, either Del Monte or Heinz can unilaterally terminate the Merger Agreement in a number of situations, including:

     - the failure to complete the merger by March 12, 2003;

     - the issuance of a final order prohibiting the merger; or

     - the failure by Del Monte stockholders to approve the issuance of Del Monte common stock in connection with the merger.

     Heinz can unilaterally terminate the Merger Agreement in a number of situations, including upon the occurrence of the following:

     - the board of directors of Del Monte has withdrawn or modified its recommendation in a manner adverse to Heinz;


     - Del Monte's failure to convene a stockholder meeting, use its reasonable best efforts to obtain stockholder approval of the share issuance proposal and the amendment and restatement of Del Monte Foods Company's certificate of incorporation and take certain other actions required to be taken by it under the Merger Agreement; or



     - the material breach by Del Monte of its representations, warranties or covenants under the Merger Agreement if Del Monte cannot or does not, within 30 days after notice of the breach, cure the breach or make any good faith attempt to cure the breach.



     Del Monte can unilaterally terminate the Merger Agreement upon the material breach by Heinz of its representations, warranties or covenants under the Merger Agreement if Heinz cannot or does not, within 30 days after notice of the breach, cure the breach or make any good faith attempt to cure the breach.


     Del Monte has agreed to pay Heinz a termination fee of $20 million if the Merger Agreement is terminated under specified circumstances relating to an acquisition proposal or if Heinz terminates the Merger Agreement as a result of certain actions or failures to act by Del Monte or its board of directors.


DEL MONTE BOARD OF DIRECTORS' RECOMMENDATION TO DEL MONTE STOCKHOLDERS (SEE PAGE
44)



     The Del Monte board of directors has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger and the amendment and restatement of Del Monte Foods Company's certificate of incorporation, are in the best interests of Del Monte and its stockholders and unanimously recommends that Del Monte stockholders vote FOR the proposals to approve the issuance of Del Monte shares in connection with the merger and the amendment and restatement of the Del Monte Foods Company's certificate of incorporation.



FAIRNESS OPINION OF DEL MONTE'S FINANCIAL ADVISOR (SEE PAGE 47)


     In deciding to approve the Merger Agreement and the merger, the Del Monte board of directors considered an opinion delivered to it by Morgan Stanley & Co. Incorporated, its financial advisor, that, as of the date of the opinion, based upon and subject to the assumptions, factors and limitations set forth in the opinion, the exchange ratio is fair from a financial point of view to the holders of Del Monte common stock. A copy of the opinion is attached to this proxy statement/prospectus as Annex C. We encourage you to read the opinion carefully.


INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 53)



     When considering the recommendation of the Del Monte board of directors with respect to the issuance of Del Monte shares in connection with the merger and the amendment and restatement of Del Monte Foods Company's certificate of incorporation, Del Monte stockholders should be aware that some

Del Monte stockholders, directors and officers have interests in the merger that are different from, or are in addition to, the interests of other Del Monte stockholders. These interests exist because:



     - some directors and officers of Del Monte will hold positions as directors and officers of Del Monte after completion of the merger;



     - some executive officers of Del Monte (including officers who also serve as directors of Del Monte) may receive stock option grants, cash bonus awards and/or other awards in connection with the merger following the closing of the merger if approved by the post-merger Del Monte board of directors;



     - Texas Pacific Group owns approximately 46.5% of the outstanding Del Monte common stock and has entered into a Voting Agreement with Heinz that requires it to vote for the share issuance proposal, the proposal to amend and restate Del Monte Foods Company's certificate of incorporation and any other actions necessary or desirable in furtherance of the merger, and against any proposals that would adversely affect or delay the merger;


     - Texas Pacific Group is entitled to receive a transaction advisory fee in connection with the merger of up to $9 million under the terms of a Transaction Advisory Agreement that will terminate upon completion of the merger;


     - Texas Pacific Group has entered into a Stockholder Rights Agreement with Del Monte that will become effective upon completion of the merger that grants registration rights to Texas Pacific Group with respect to its Del Monte common stock and terminates Texas Pacific Group's existing registration rights agreement; and


     - Texas Pacific Group receives management advisory fees from Del Monte under the terms of a Management Advisory Agreement that will terminate upon the completion of the merger and Texas Pacific Group will lose any rights to future management advisory fees from Del Monte.


     In addition, as of November 15, 2002, Del Monte directors, executive officers and their affiliates, including Texas Pacific Group, as a group beneficially owned 24,703,935 shares of Del Monte common stock (excluding options to purchase shares of Del Monte common stock), which represented approximately 47.2% of all outstanding shares of Del Monte common stock entitled to vote at the Del Monte annual meeting.



FINANCING OF THE SPIN-OFF AND THE MERGER (SEE PAGE 91)



     Subject to various conditions and covenants, we currently anticipate that financing in an aggregate amount of up to $1.7 billion for the spin-off and the merger will be in the form of:



     - a new bank facility (the "New Bank Facility") consisting of a tranche A term loan in the principal amount of $250 million ("Term Loan A"), a tranche B term loan in the principal amount of $500 million ("Term Loan B") and a revolving credit facility with a maximum commitment of $350 million (the "Revolving Credit Facility");



     - senior secured debt securities (the "Senior Secured Notes") with an aggregate principal amount of $300 million; and



     - either senior subordinated (or, at the option of Del Monte Corporation and Heinz, senior unsecured) notes (the "Capital Market Notes") or a tranche A1 term loan ("Term Loan A1"), in each case, with an aggregate principal amount of $300 million.



If the Capital Market Notes are issued prior to completion of the merger, the Capital Market Notes will be the Distributed Notes distributed to Heinz. If the Capital Market Notes are not issued prior to completion of the merger, the Senior Secured Notes will be the Distributed Notes distributed to Heinz.



     If the merger is completed on or before January 15, 2003, Heinz will reduce the amount of the Heinz Businesses' debt as of the closing of the merger by up to $30 million.

     Upon completion of the merger, the new bank facility will replace Del Monte Corporation's existing bank facility and the new bank facility and the debt securities will be guaranteed by Del Monte and each of its material U.S. subsidiaries. Del Monte Corporation's existing $300 million in aggregate principal amount of senior subordinated notes due 2011 are expected to remain outstanding after the merger.


     The proposed financing will be used for the following purposes:

     - to satisfy the funding requirements of the spin-off and the merger (including the transfer of the Distribution Amount and the Distributed Notes to Heinz);

     - to refinance Del Monte Corporation's existing bank facility;

     - to pay the transaction fees and expenses relating to the spin-off and the merger; and

     - for working capital and other general corporate purposes.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER (SEE PAGE
97)


     The merger is conditioned upon the receipt by (A) Heinz of a ruling from the IRS to the effect that the Contribution and the Distribution will qualify as tax-free transactions under the Code, (B) Del Monte and Heinz of opinions of their respective counsel that the merger will qualify as a tax-free reorganization under the Code and (C) Heinz of an opinion of its counsel that the Distributed Notes will constitute securities for federal income tax purposes. If this ruling and these opinions are issued:

     - no gain or loss will generally be recognized by a Heinz shareholder as a result of the receipt of SKF Foods common stock in the spin-off;

     - no gain or loss will generally be recognized by Heinz in the spin-off;
       and


     - no gain or loss will generally be recognized in the merger by Del Monte, Del Monte Corporation, SKF Foods, a Del Monte stockholder or a Heinz shareholder (except with respect to cash received by Heinz shareholders in lieu of a fractional share of Del Monte common stock).



     If the IRS does not issue one or more of the rulings requested by Heinz, then Heinz, SKF Foods and Del Monte are required to use their reasonable best efforts to restructure the transactions to preserve the economics of the transactions so that the requested rulings are received, except that no changes are required that would reasonably be expected to result in costs or reductions of benefits to Heinz or Del Monte, in either case, that would exceed $20 million.



ADDITIONAL AGREEMENTS RELATING TO THE SPIN-OFF (SEE PAGE 86)



     In addition to the Separation Agreement, Heinz and SKF Foods have entered into, or will enter into, various agreements that will govern the spin-off and various interim and ongoing relationships between Heinz and Del Monte, including, among others:


     - Employee Benefits Agreement;

     - Tax Separation Agreement;

     - Trademark License Agreement;

     - Transition Services Agreement;

     - Contract Packaging Agreements; and

     - Intellectual Property License Agreements.


ANTITRUST APPROVALS (SEE PAGE 53)



     On August 8, 2002, Del Monte and Heinz filed required notifications with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. Del Monte re-filed the required notification and report forms on September 10,

2002. The merger cannot be completed until specified waiting periods have expired or have been terminated. The specified waiting period expired on October 10, 2002. At any time either prior to or after the completion of the merger, the Federal Trade Commission or the Antitrust Division could take action to challenge the merger if it deems such action necessary to protect the public interest, including seeking to enjoin completion of the merger. In addition, the merger is subject to state antitrust laws and could be the subject of challenges by state attorneys general under those laws or by private parties under federal or state antitrust laws.



     Del Monte and Heinz cannot complete the merger until either: (1) they have filed a pre-merger notification with the Commissioner of Competition under the Canadian Competition Act and the applicable statutory waiting period has expired without the Commissioner having taken any action to enjoin or challenge the transaction; or (2) the Commissioner has issued an advance ruling certificate in respect of the transaction. Del Monte and Heinz submitted an application for an advance ruling certificate on August 20, 2002. The Commissioner issued an advance ruling certificate on August 30, 2002.


     Del Monte and Heinz are not aware of any material governmental antitrust approvals or actions that are required for completion of the merger other than as described above.

SUMMARY HISTORICAL COMBINED FINANCIAL DATA OF THE HEINZ BUSINESSES (SEE PAGE
101)



     The following table sets forth summary historical combined financial data of the Heinz Businesses as of and for the periods indicated and represents the results of operations of the Heinz Businesses on a combined basis while under the management of Heinz. The summary historical combined financial data for each of the three fiscal years in the period ended May 1, 2002 was derived from the audited combined balance sheets of the Heinz Businesses as of May 1, 2002 and May 2, 2001 and the audited combined statements of operations of the Heinz Businesses for each of the three fiscal years in the period ended May 1, 2002, included elsewhere in this document. The balance sheet data for fiscal year 2000 was derived from the audited combined balance sheet of the Heinz Businesses as of May 3, 2000 not included in this document. The summary historical combined financial data for the three-month periods ended July 31, 2002 and August 1, 2001 was derived from the unaudited combined balance sheet of the Heinz Businesses as of July 31, 2002 and the unaudited condensed combined statements of income of the Heinz Businesses for the three-month periods ended July 31, 2002 and August 1, 2001 included elsewhere in this document. The unaudited condensed combined financial statements as of and for the three-month periods ended July 31, 2002 and August 1, 2001 include, in the opinion of the management of the Heinz Businesses, all adjustments, consisting only of normal, recurring adjustments, that the management of the Heinz Businesses considers necessary for a fair statement of the results of operations of these periods. The results of operations for the three-month periods ended July 31, 2002 and August 1, 2001 should not be considered indicative of results expected for a full fiscal year. The historical results are not necessarily indicative of results to be expected in any future period. This information is only a summary and you should read the table below in conjunction with the Heinz Businesses' historical combined financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Heinz Businesses" beginning on page 103. You should also read this information in conjunction with the unaudited condensed combined pro forma financial statements of post-merger Del Monte beginning on page 140. The amounts in the chart below are in millions.



                                                FISCAL YEAR                THREE-MONTH PERIOD ENDED
                                       ------------------------------   ------------------------------
                                         2002       2001       2000     JULY 31, 2002   AUGUST 1, 2001
                                       --------   --------   --------   -------------   --------------
                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales..........................  $1,817.0   $1,833.2   $2,046.6     $  364.3         $  401.8
  Cost of products sold..............   1,235.7    1,476.4    1,428.6        250.1            272.7
  Selling, general and administrative
     expenses........................     320.5      381.5      395.1         66.7             67.1
  Operating income (loss) (a)........     260.7      (24.7)     223.0         47.5             61.9
  Net income (loss) (a)..............     180.0      (36.2)     136.5         33.2             40.8
BALANCE SHEET DATA (AT PERIOD END):
  Working capital....................  $  471.8   $  418.3   $  555.2     $  451.3
  Total assets.......................   1,835.4    1,904.4    2,324.6      1,782.2
CASH FLOW DATA:
  Cash flows provided by operating
     activities......................  $  198.4   $  280.8   $  236.1     $   66.9
  Cash flows (used in) provided by
     investing activities............     (20.2)     107.7      (28.0)         2.3
  Cash flows used in financing
     activities......................    (180.8)    (388.2)    (209.0)       (68.6)
OTHER DATA: (B)
  EBIT (c)...........................  $  261.9   $  (29.4)  $  216.4     $   49.2
  Depreciation and amortization......      58.8       79.6       91.7          9.0
  EBITDA (d).........................     320.7       50.2      308.1         58.2
  Capital expenditures...............      19.5       52.4       57.5          5.0

(a) The fiscal 2002 results include special charges for net restructuring and implementation costs of $5.5 million ($0 after tax) for the Streamline initiative.



    The fiscal 2001 results include special charges for restructuring and implementation costs of $197.4 million ($161.3 million after tax) for the Streamline initiative and net restructuring and implementation costs of $141.9 million ($91.6 million after tax) for Operation Excel.



    The fiscal 2000 results include special charges for restructuring and implementation costs of $108.7 million ($76.7 million after tax) for Operation Excel and for costs related to the Heinz Businesses in Ecuador of $20.0 million ($20.0 million after tax).



    The results for the three-month period ended August 1, 2001 include special charges for restructuring and implementation costs of $7.8 million ($6.8 million after tax) for the Streamline initiative.



    See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Heinz Businesses" for a discussion of the Streamline and Operation Excel initiatives.



(b) Other data includes non-GAAP measures that may not be comparable to similarly titled measures reported by other companies.



(c) EBIT represents income (loss) before income taxes.



(d) EBITDA (income (loss) before income taxes plus depreciation and amortization expense) is a measure of liquidity used by the Heinz Businesses and members of the financial community to assess the cash flow generating capabilities of the Heinz Businesses' on-going operations and the Heinz Businesses' ability to service debt. EBITDA should not be considered in isolation from, and is not presented as an alternative measure of, operating income (loss), income (loss) before income taxes or cash flow from operations (as determined in accordance with accounting principles generally accepted in the United States of America, or "GAAP").

    SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF DEL MONTE (SEE PAGE 119)



     The following table sets forth summary historical consolidated financial data of Del Monte. The statement of income data, other data and cash flow data for the fiscal years ended June 30, 2002, 2001 and 2000, and balance sheet data as of June 30, 2002 and 2001, are derived from the audited consolidated financial statements incorporated by reference in this document. The statement of income, other data and cash flow data for the three-month periods ended September 30, 2002 and 2001, and the balance sheet data as of September 30, 2002 are derived from the unaudited condensed consolidated financial statements incorporated by reference in this document. The statement of income data, other data and cash flow data for the fiscal years ended June 30, 1999 and 1998 and the balance sheet data as of June 30, 2000, 1999 and 1998, are derived from the audited consolidated financial statements contained in Del Monte Annual Reports on Form 10-K filed with the Securities and Exchange Commission, which have not been incorporated by reference in this document. See "Where You Can Find More Information" on page 214. You should read the following data in conjunction with these consolidated financial statements and related notes, and in conjunction with "Management's Discussion and Analysis of the Financial Condition and Results of Operations of Del Monte" on page 122, and the unaudited condensed combined pro forma financial statements of post-merger Del Monte beginning on page 140. The unaudited condensed consolidated financial statements as of and for the three-month periods ended September 30, 2002 and 2001 include, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, that management considers necessary for a fair statement of results for these periods. The historical results are not necessarily indicative of results to be expected in any future period and the results for the three-month period ended September 30, 2002 should not be considered indicative of results expected for the full fiscal year. The amounts in the chart below are in millions, except per share data.



                                                                                        THREE-MONTH PERIODS ENDED
                                              FISCAL YEAR ENDED JUNE 30,                      SEPTEMBER 30,
                                 ----------------------------------------------------   --------------------------
                                   2002       2001       2000       1999       1998        2002            2001
                                 --------   --------   --------   --------   --------   ----------      ----------
STATEMENT OF INCOME DATA:
  Net sales(a).................  $1,322.4   $1,291.4   $1,214.8   $1,267.8   $1,115.4    $  284.7        $  272.3
  Cost of products sold........   1,033.2    1,009.9      920.5      998.3      898.2       229.7           220.0
  Special charges related to
    plant consolidation........       1.3       14.6       10.9       17.2        9.6          --             0.7
  Merger-related expenses......       7.3         --         --         --         --         5.1              --
  Selling, administrative and
    general expense(a).........     161.9      140.4      136.9      139.5      125.4        37.4            36.7
  Operating income.............     118.7      126.5      146.5      112.8       82.2        12.5            14.9
  Net income (loss)............      38.5       13.8      128.7       13.5        5.5         0.4            (5.3)
  Net income (loss)
    attributable to common
    shares(b)..................      38.5       13.8      128.7        9.9        0.2         0.4            (5.3)
  Diluted net income (loss) per
    common share(b)............      0.73       0.26       2.42       0.23       0.01        0.01           (0.10)
OTHER DATA:(C)
EBIT(d)........................  $  113.4   $  131.3   $  146.5   $  110.8   $   83.5    $   12.7        $    8.7
Depreciation and
  amortization(e)..............      30.4       32.5       32.3       33.5       28.3         8.3             7.5
                                 --------   --------   --------   --------   --------    --------        --------
EBITDA(f)......................  $  143.8   $  163.8   $  178.8   $  144.3   $  111.8    $   21.0        $   16.2
                                 ========   ========   ========   ========   ========    ========        ========
Capital expenditures...........  $   43.6   $   45.4   $   67.8   $   55.0   $   32.1    $    5.9        $    7.3
CASH FLOW DATA:
Cash flows provided
  by (used in) operating
  activities...................  $  169.4   $   89.6   $   (7.1)  $   96.1   $   97.0    $ (131.5)       $ (125.4)
Cash used in investing
  activities...................     (41.3)     (94.2)     (65.9)     (86.2)    (222.0)       (5.8)           (5.4)
Cash flows provided by (used
  in) financing activities.....    (123.6)      11.9       71.2       (9.9)     127.0       124.5           123.5

                                                                 JUNE 30,                         SEPTEMBER 30,
                                           ----------------------------------------------------   -------------
                                             2002       2001       2000       1999       1998         2002
                                           --------   --------   --------   --------   --------   -------------
BALANCE SHEET DATA: (AT PERIOD END)
  Working capital........................  $  327.4   $  391.0   $  149.8   $  187.3   $  210.2     $  339.5
  Total assets...........................   1,070.0    1,124.1    1,040.7      872.0      845.1      1,405.1
  Total debt.............................     590.5      714.3      632.1      543.4      709.7        714.9
  Stockholders' equity (deficit).........      31.7       24.9       10.6     (118.4)    (349.8)        29.6


---------------


(a) As a result of the adoption of EITF 00-14 and EITF 00-25 on July 1, 2001 (codified by EITF 01-9), prior year balances have been reclassified to conform to current year presentation. EITF 00-14 and EITF 00-25 required certain costs related to coupon redemption and performance allowances previously recorded as selling, administrative and general expenses to be reclassified and presented as a reduction to sales. The combined effect of EITF 00-14 and EITF 00-25 was a reduction of $220.6 million, $247.3 million, $236.7 million and $197.9 million, in net sales and selling, administrative and general expenses, for the previously reported years ended June 30, 2001, 2000, 1999 and 1998, respectively.


(b) Net income (loss) per common share is computed as net income (loss) as adjusted by the cash and in-kind dividends for the period on redeemable preferred stock, divided by the weighted average number of diluted shares outstanding.


(c) Other data includes non-GAAP measures that may not be comparable to similarly titled measures reported by other companies.



(d) EBIT represents income before interest expense, income taxes and extraordinary item.



(e) Depreciation and amortization excluded amortization of $3.1 million, $3.3 million, $3.0 million, $3.4 million and $3.3 million for fiscal 2002, 2001, 2000, 1999 and 1998, respectively, and $0.7 million and $0.8 million for the three-month periods ended September 30, 2002 and 2001, respectively, of deferred debt issuance costs which are included in the caption "Interest expense" in Del Monte's consolidated financial statements. In addition, in fiscal 2001, 2000, 1999 and 1998, depreciation and amortization excluded $0.9 million, $4.3 million, $9.4 million and $3.0 million, respectively, of accelerated depreciation which is included in the caption "Special charges related to plant consolidation".



(f) EBITDA (income before interest expense, income taxes and extraordinary item plus depreciation and amortization expense) is a measure of liquidity used by Del Monte and members of the financial community to assess the cash flow generating capabilities of Del Monte's on-going operations and its ability to service debt. EBITDA should not be considered in isolation from, and is not presented as an alternative measure of operating income or cash flow from operations (as determined in accordance with GAAP).

SUMMARY UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA OF POST-MERGER DEL MONTE (SEE PAGE 140)



     The summary unaudited condensed combined pro forma financial data give effect to (1) the spin-off, (2) the merger, using the purchase method of accounting under which SKF Foods (which upon completion of the spin-off will be the owner of the Heinz Businesses) is the acquiring enterprise, and (3) the related financing. The summary unaudited condensed combined pro forma income statement data for the year ended May 1, 2002 reflects the combination of data from the unaudited consolidated statement of income of Del Monte for the twelve-month period ended March 31, 2002 and the audited combined statement of operations of the Heinz Businesses for the fiscal year ended May 1, 2002, and assumes that the merger had occurred at the beginning of these respective periods. The unaudited consolidated statement of income of Del Monte for the twelve-month period ended March 31, 2002 has been prepared by adding the unaudited nine-month period then ended to the unaudited three-month period ended June 30, 2001. The summary unaudited condensed combined pro forma income statement data for the three-month period ended July 31, 2002 reflects the combination of data from the unaudited condensed consolidated statement of income of Del Monte for the three-month period ended June 30, 2002 and the unaudited combined statement of income of the Heinz Businesses for the three-month period ended July 31, 2002, and assumes that the merger had occurred at the beginning of each of Del Monte's and Heinz Businesses' respective fiscal 2002. The unaudited condensed combined pro forma balance sheet data as of July 31, 2002 reflects the combination of data from the audited consolidated balance sheet of Del Monte as of June 30, 2002, with data from the unaudited condensed combined balance sheet of the Heinz Businesses as of July 31, 2002 and assumes that the merger occurred on July 31, 2002.



     This information does not incorporate or assume any cost savings or synergies of operations of Del Monte post-merger. The allocation of the purchase price reflected in the summary unaudited condensed combined pro forma financial data is preliminary and subject to change. You should read the summary unaudited condensed combined pro forma financial data in conjunction with the unaudited condensed combined pro forma financial statements of post-merger Del Monte beginning on page 140.



     WE ARE PROVIDING THIS SUMMARY UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA FOR ILLUSTRATIVE PURPOSES ONLY. DEL MONTE AND THE HEINZ BUSINESSES MAY HAVE PERFORMED DIFFERENTLY HAD THEY BEEN COMBINED DURING THE PERIODS PRESENTED. YOU SHOULD NOT RELY ON THE UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA AS BEING INDICATIVE OF THE RESULTS THAT WOULD HAVE BEEN ACHIEVED HAD DEL MONTE AND THE HEINZ BUSINESSES BEEN COMBINED DURING THE PERIODS PRESENTED OR OF THE FUTURE RESULTS OF DEL MONTE POST-MERGER.

                                                          FISCAL YEAR ENDED   THREE-MONTH PERIOD ENDED
                                                             MAY 1, 2002           JULY 31, 2002
                                                          -----------------   ------------------------
                                                           (IN MILLIONS EXCEPT FOR PER SHARE AMOUNTS)
PRO FORMA STATEMENT OF INCOME DATA:
  Net sales.............................................      $3,166.0                $  679.2
  Cost of products sold.................................       2,304.3                   489.6
  Selling, administrative and general expenses..........         490.0                   105.4
  Operating income......................................         371.7                    84.2
  Interest expense......................................         147.3                    32.4
  Other (income) expense, net...........................           3.9                    (1.5)
  Income before extraordinary item(a)...................      $  160.3                $   38.1
  Earnings per share before extraordinary item
     Basic..............................................      $   0.77                $   0.18
     Diluted............................................      $   0.77                $   0.18
PRO FORMA BALANCE SHEET DATA (AT PERIOD END):
  Working capital.......................................                              $  726.8
  Total assets..........................................                               3,516.0
  Total debt............................................                               1,765.9
  Stockholders' equity..................................                               1,039.7
PRO FORMA OTHER DATA:
  EBIT(b)...............................................      $  367.8                    85.7
  Depreciation and amortization.........................          95.8                    18.4
  EBITDA(c).............................................         463.6                   104.1


---------------


(a) As a result of the adoption of SFAS 145 on July 1, 2002, certain prior year balances will be reclassified in prospective public filings. Under SFAS 145, gains or losses from extinguishment of debt must meet the criteria in APB Opinion No. 30 in order to be classified as extraordinary items. The effect of SFAS 145 will be a reclassification of Del Monte's previously recorded extraordinary losses of $43.4 million ($26.9 million net of tax) and $1.0 million ($0.6 million net of tax) for the fiscal year and three-month periods presented above. These amounts have not been reflected in the above pro forma statement of income data.



(b) EBIT represents income before interest expense, income taxes and extraordinary item.



(c) EBITDA (income before interest expense, income taxes and extraordinary item plus depreciation and amortization expense) is a measure of liquidity used by Del Monte and members of the financial community to assess the cash flow generating capabilities of our on-going operations and our ability to service debt. EBITDA should not be considered in isolation from, and is not presented as an alternative measure of, operating income or cash flow from operations (as determined in accordance with GAAP).

COMPARATIVE PER SHARE DATA



     The historical per share data of Del Monte is included in "Selected Historical Consolidated Financial Data of Del Monte" beginning on page 119. Historical per share data for the Heinz Businesses has not been prepared as those businesses are divisions within Heinz.


MARKET PRICE DATA OF DEL MONTE COMMON STOCK


     Del Monte common stock is currently traded and will continue to be traded after the merger, on the New York Stock Exchange under the symbol "DLM". On June 12, 2002, the last trading day before the announcement of the signing of the Merger Agreement, the last reported sale price of Del Monte common stock as reported by the New York Stock Exchange Composite Tape was $10.75. On November 18, 2002, the last reported sales price of Del Monte common stock as reported by the New York Stock Exchange Composite Tape was $7.65. Market price data of the Heinz Businesses has not been presented, as those businesses do not trade separately from Heinz common shares.

                                  RISK FACTORS


     In addition to the other information included or incorporated by reference in this document, including the matters addressed in "Special Note Regarding Forward-Looking Statements" starting on page 33, you should carefully consider the matters described below. Any of these risks could have a material adverse effect on Del Monte's business, financial condition and results of operations.


RISKS RELATING TO THE SPIN-OFF AND THE MERGER


  IF DEL MONTE DOES NOT SUCCESSFULLY INTEGRATE ITS EXISTING BUSINESS AND THE HEINZ BUSINESSES, DEL MONTE MAY NOT REALIZE THE EXPECTED BENEFITS OF THE MERGER.


     There is a significant degree of difficulty and management distraction inherent in the process of separating the Heinz Businesses from Heinz and integrating the Heinz Businesses and Del Monte. These difficulties include:

     - the challenge of separating the Heinz Businesses from Heinz and then integrating them with Del Monte while carrying on the ongoing operations of each business;

     - the necessity of coordinating geographically separate organizations;

     - the challenge of integrating the business cultures of each company, which may prove to be incompatible; and


     - the need to retain key officers and personnel of Del Monte and the Heinz Businesses.



We cannot assure you that Del Monte will successfully or cost-effectively integrate the Heinz Businesses and the existing businesses of Del Monte. The failure to do so could have a material adverse effect on Del Monte's business, financial condition and results of operation.



     The process of separating and integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the Heinz Businesses and Del Monte's businesses. Members of Del Monte's senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the business of Del Monte, service existing customers, attract new customers and develop new products. If Del Monte's senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Del Monte's business could suffer.



     After the merger, Del Monte will have more than twice the sales, assets, employees and market capitalization of Del Monte before the merger. In addition, Del Monte's range of products, customers and competitors will be significantly expanded from those of Del Monte before the merger. The integration process will require Del Monte to significantly expand the scope of its operational and financial systems, which will increase its operating complexity. Implementation of uniform controls, systems and procedures may be costly and time-consuming. Del Monte's failure to implement uniform controls, systems and procedures in a cost-effective manner or at all could have a material adverse effect on Del Monte's business, financial condition and operating results.



     Del Monte will receive various transitional services from Heinz for a period of time after the merger. We cannot assure you that, at the end of the periods during which Heinz will provide these transitional services, Del Monte will be able to provide for itself these services in a cost-effective manner or that it will be able to obtain these services from third parties on favorable terms or at all. Heinz's failure to provide or Del Monte's failure to provide these services for itself or obtain these services from a third party on favorable terms or at all could have a material adverse effect on Del Monte's business, financial condition and results of operation.

  DEL MONTE MAY NOT REALIZE THE EXPECTED COST SAVINGS AND OTHER BENEFITS FROM THE MERGER.



     Del Monte expects to realize cost savings and other financial and operating benefits as a result of the merger. However, Del Monte cannot predict with certainty when these cost savings and benefits will occur, or the extent to which they actually will be achieved. Realization of any benefits and savings could be affected by a number of factors beyond Del Monte's control, including, without limitation, general economic conditions, increased operating costs, the response of competitors and regulatory developments. In addition, Del Monte expects that the realization of certain benefits after the merger will depend on Del Monte taking actions that will result in non-recurring charges or expenses.



  WE EXPECT THAT DEL MONTE WILL INCUR SIGNIFICANT COSTS RELATED TO THE MERGER THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON DEL MONTE'S OPERATING RESULTS.



     We anticipate that Del Monte will incur significant costs in connection with the integration of the Heinz Businesses and the existing businesses of Del Monte. These expenses may have a material adverse effect on the operating results of Del Monte in the period in which they are recorded. We cannot assure you that any benefits or cost-savings Del Monte expects to realize as a result of the merger will offset these expenses.


  THE HISTORICAL COMBINED FINANCIAL INFORMATION OF THE HEINZ BUSINESSES MAY NOT BE REPRESENTATIVE OF THEIR RESULTS IF THEY HAD BEEN OPERATED INDEPENDENTLY OF HEINZ AND AS A RESULT, MAY NOT BE A RELIABLE INDICATOR OF THEIR HISTORICAL OR FUTURE RESULTS.


     The Heinz Businesses are currently fully integrated business units of Heinz. Consequently, the financial information of the Heinz Businesses included in this document has been derived from the consolidated financial statements and accounting records of Heinz and reflects assumptions and allocations made by management of the Heinz Businesses. The financial position, results of operations and cash flows of the Heinz Businesses presented may be different from those that would have resulted had the Heinz Businesses been operated independently. As a result, the historical financial information of the Heinz Businesses may not be a reliable indicator of future results.


  THE EXCHANGE RATIO IS NOT SUBJECT TO ADJUSTMENT BASED ON THE PERFORMANCE OF DEL MONTE OR THE HEINZ BUSINESSES.


     In the merger, each Heinz shareholder will receive a number of shares of Del Monte common stock based on the exchange ratio in exchange for each share of SKF Foods common stock issued to the Heinz shareholder in the Distribution. Del Monte stockholders will not receive any new shares in the merger and will continue to hold their existing shares of Del Monte common stock. The exchange ratio will not be adjusted for changes in the economic performance of the Heinz Businesses or Del Monte or the market price of either Heinz common stock or, except for determining the number of fully diluted shares of Del Monte Foods Company, Del Monte common stock between the date of execution of the Merger Agreement and the completion of the merger. In addition, neither Heinz nor Del Monte is permitted to terminate the Merger Agreement solely because of changes in the market price of Del Monte common stock. As a result, we cannot assure you what the value of Del Monte common stock will be when the merger is completed.


  DEL MONTE COMMON STOCK MAY TRADE AT LOWER THAN EXPECTED PRICES BEFORE OR AFTER THE MERGER, WHICH WILL AFFECT THE VALUE OF THE STOCK RECEIVED BY HEINZ SHAREHOLDERS.

     The dollar value of Del Monte common stock to be issued in the merger may increase or decrease from the date of this proxy statement/prospectus. You should obtain recent market quotations for Del Monte common stock. We cannot predict or give any assurances as to the market price of Del Monte common stock at any time before or after the merger. The price of Del Monte common stock may vary due to a number of factors, including:

     - changes in the business, operating results or prospects of Del Monte or the Heinz Businesses;

     - market assessments of the likelihood that the merger will be completed and that the Heinz Businesses will be integrated effectively into Del Monte;

     - the timing of the completion of the merger;

     - market assessments of the prospects of post-merger operations and synergies;

     - changes in the regulatory environment; and

     - general market and economic conditions.


As a result, we cannot assure you what the value of Del Monte common stock will be when the merger is completed.



  SALES OF DEL MONTE COMMON STOCK AFTER THE MERGER MAY NEGATIVELY AFFECT THE MARKET PRICE OF DEL MONTE COMMON STOCK.


     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after the merger or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.


     Immediately after the merger, Heinz shareholders will hold 74.5% of Del Monte's common stock, on a fully diluted basis. Currently, Heinz shareholders include index funds tied to the Standard & Poor's 500 Index or other stock indices, and institutional investors subject to various investing guidelines. Because Del Monte will not be included in these indices at the time of the merger or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may be required to sell Del Monte common stock that they receive in the merger. These sales may cause Del Monte's stock price to fall.



     Texas Pacific Group currently owns 24,341,385 shares of Del Monte common stock. Following the merger, Texas Pacific Group's shares are anticipated to represent approximately 11.6% of Del Monte's common stock, on a fully diluted basis. Texas Pacific Group will be able to sell its shares in the public market from time to time, subject to certain limitations on the timing, amount and method of those sales imposed by SEC regulations. Under the Stockholder Rights Agreement entered into between Del Monte and Texas Pacific Group, Del Monte and Texas Pacific Group have agreed to a "lock-up" period, meaning that Texas Pacific Group may not sell (1) any of its shares of Del Monte common stock for 60 days after the effective time of the merger and (2) more than 50% of its shares during the period between the 60th and 120th day after the effective time of the merger. Texas Pacific Group also has the right under the Stockholder Rights Agreement, subject to certain restrictions, including the "lock-up" period described above, to cause Del Monte to register the sale of shares of common stock owned by it and to include its shares in future registration statements relating to Del Monte securities. For more information on the Stockholder Rights Agreement, see "Stockholder Rights Agreement" on page 85. If Texas Pacific Group were to sell a large number of its Del Monte shares after the lock-up period, the market price of our stock could decline significantly. In addition, the perception in the public markets that sales by Texas Pacific Group might occur could also adversely affect the market price of our common stock.


 REGULATORY AGENCIES MAY DELAY OR IMPOSE CONDITIONS ON APPROVAL OF THE MERGER, WHICH MAY DIMINISH THE ANTICIPATED BENEFITS OF THE MERGER.

     Completion of the merger is conditioned upon the receipt of all material governmental consents, approvals, orders and authorizations, including required approvals from foreign regulatory agencies and the receipt by Heinz of a ruling from the IRS regarding the tax-free nature of the spin-off. While we intend to pursue vigorously all required governmental approvals and do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, the requirement to receive these approvals before the merger could delay the completion of the merger, possibly for a significant period of time after Del Monte stockholders have approved the share issuance proposal required at the annual meeting. In addition, these governmental agencies may attempt to condition their approval of the merger on the imposition of conditions that could have a material adverse effect on Del Monte's operating results or the value of Del Monte common stock after the merger is completed. See "The Share Issuance Proposal -- Antitrust Approvals" on page 53 for a description of the regulatory approvals necessary in connection with the merger. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. Any uncertainty over the ability of the companies to complete the merger could make it more difficult for Del Monte and the Heinz Businesses to retain key employees or to pursue business strategies. In addition, until the merger is completed, the attention of Del Monte and Heinz management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the transaction, such as obtaining regulatory approvals.


  SOME OF THE DIRECTORS, OFFICERS AND STOCKHOLDERS OF DEL MONTE MAY HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM, OR IN ADDITION TO, THE INTERESTS OF DEL MONTE STOCKHOLDERS.


     In considering the recommendation of the Del Monte board of directors to vote to approve the issuance of shares of Del Monte common stock in connection with the merger and the amendment and restatement of Del Monte Foods Company's certificate of incorporation, Del Monte stockholders should be aware of potential conflicts of interest of, and of the benefits available to, some of Del Monte's stockholders, directors and officers. These stockholders, directors and officers may have interests in the merger that are different from, or in addition to, the interests of Del Monte stockholders as a result of, among other things:



     - arrangements regarding the election of directors of post-merger Del
       Monte;



     - arrangements for Richard G. Wolford, Wesley J. Smith and David L. Meyers, currently the Chairman, President and Chief Executive Officer; the Chief Operating Officer; and the Chief Financial Officer, respectively, of Del Monte to continue to serve in such capacities for Del Monte after the merger is completed;



     - the grant of stock options, cash bonus awards and/or other awards in connection with the merger to executive officers of Del Monte (including officers who also serve as directors of Del Monte) following the closing of the merger if approved by the post-merger Del Monte board of directors following the closing of the merger;


     - the Voting Agreement entered into by Heinz and Texas Pacific Group, Del Monte's largest stockholder;

     - the payment of a transaction advisory fee to Texas Pacific Group that is conditioned upon completion of the merger;

     - the rights, including registration rights, granted to Texas Pacific Group by Del Monte under the Stockholder Rights Agreement that will become effective upon completion of the merger; and

     - the management advisory fees payable to Texas Pacific Group under the terms of a Management Advisory Agreement that will terminate upon the completion of the merger and Texas Pacific Group will lose any rights to future management advisory fees from Del Monte.


     You should read "The Share Issuance Proposal -- Interests of Certain Persons in the Merger" on page 53 for a more complete description of the interests and benefits listed above.

  THE MERGER AGREEMENT AND VOTING AGREEMENT CONTAIN PROVISIONS THAT MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE DEL MONTE.


     The Merger Agreement and Voting Agreement contain provisions that may discourage a third party from submitting a business combination proposal to Del Monte that might result in greater value to Del Monte stockholders than the merger. Under the terms of the Voting Agreement, Texas Pacific Group, which currently holds approximately 46.5% of Del Monte's outstanding common stock, has agreed to vote its shares in favor of the share issuance proposal, the proposal to amend and restate Del Monte Foods Company's certificate of incorporation and any other actions necessary or desirable in furtherance of the merger, and against any proposals that would adversely affect or delay the merger. In addition, the "no solicitation" provisions in the Merger Agreement prohibit Del Monte from soliciting any acquisition proposal. In addition, if the Merger Agreement is terminated by Del Monte or Heinz in circumstances that obligate Del Monte to pay a termination fee to Heinz, Del Monte's financial condition will be adversely affected as a result of the payment of the termination fee, which might deter third parties from proposing alternative business combination proposals. Del Monte has adopted a rights plan which will inhibit takeovers of Del Monte prior to the merger and may inhibit takeovers of Del Monte after the merger. The effect of these provisions may discourage a third party from making a proposal for an alternative business combination with Del Monte that might result in greater value to Del Monte stockholders than the merger.



  DEL MONTE MAY BE PREVENTED FROM TAKING CERTAIN CORPORATE ACTIONS FOLLOWING THE MERGER IN ORDER TO AVOID SIGNIFICANT TAX-RELATED LIABILITIES.



     Even if the spin-off otherwise qualifies as a tax-free reorganization, the Distribution may not qualify as a transaction that is tax-free to Heinz if 50% or more of the stock of Heinz or Del Monte is acquired as part of a "plan" that includes the spin-off.



     The Tax Separation Agreement that Heinz, SKF Foods and Del Monte will enter into will provide that Del Monte, for a two year period, will avoid taking certain corporate actions that might cause the Distribution to be treated as part of a plan pursuant to which 50% or more of Del Monte's stock is acquired. Corporate actions subject to the restrictions include:



     - liquidation, merger or consolidation of Del Monte with or into any other corporation;


     - sale, exchange, distribution or disposition of (other than in the ordinary course of business) all or a substantial part of the Heinz Businesses;


     - redemption, purchase or acquisition by Del Monte of its capital stock;



     - issuance by Del Monte of capital stock;


     - discontinuance of the operations of the Heinz Businesses; or

     - any negotiations, agreements or arrangements with respect to any of the foregoing.


     The Tax Separation Agreement also obligates Del Monte to indemnify Heinz for any taxes resulting from violation of these restrictions or from disqualification of the spin-off attributable to any actions taken by Del Monte.



     For a more complete description of the Tax Separation Agreement, see "Additional Agreements Relating to the Spin-Off -- Tax Separation Agreement" beginning on page 87.


  FAILURE TO COMPLETE THE MERGER COULD ADVERSELY IMPACT THE MARKET PRICE OF DEL MONTE AS WELL AS DEL MONTE'S BUSINESS AND OPERATING RESULTS.


     If the merger is not completed for any reason, the price of Del Monte common stock may decline to the extent that the market price of Del Monte common stock reflects positive market assumptions that the spin-off and the merger will be completed and the related benefits will be realized. Del Monte may also be subject to additional risks if the merger is not completed, including:

     - depending on the reasons for termination of the Merger Agreement, the requirement that Del Monte pay Heinz a termination fee of $20 million;

     - substantial costs related to the merger, such as legal, accounting, filing, financial advisory and financial printing fees, must be paid regardless of whether the merger is completed; and

     - potential disruption to the businesses of Del Monte and distraction of its workforce and management team.


  AS A RESULT OF THE MERGER, CURRENT DEL MONTE STOCKHOLDERS' OWNERSHIP INTEREST IN DEL MONTE WILL BE DILUTED FROM 100% TO 25.5% FOLLOWING COMPLETION OF THE MERGER.



     Immediately following the merger, the current stockholders of Del Monte, who presently own 100% of Del Monte, will own 25.5% of the common stock of Del Monte, on a fully diluted basis, and Heinz shareholders will own 74.5% of the common stock of Del Monte, on a fully diluted basis. In addition, Heinz options held by former Heinz employees who become Del Monte employees will be adjusted to become, in part, options to purchase SKF Foods common stock, which in turn will be converted in connection with the merger into options to purchase Del Monte common stock. Current Del Monte stockholders will incur additional dilution to the extent these options are exercised after the merger is completed. The merger therefore will result in substantial dilution of the ownership interest of the current Del Monte stockholders, as well as the loss of the controlling interest that the current Del Monte stockholders presently hold in Del Monte.



RISKS RELATING TO DEL MONTE'S BUSINESS AFTER THE MERGER



  IF THE OPERATING RESULTS FOR THE HEINZ BUSINESSES AFTER THE MERGER DO NOT IMPROVE, DEL MONTE MAY NOT BE ABLE TO REALIZE THE FULL ANTICIPATED BENEFITS OF THE MERGER.



     Del Monte will derive a significant portion of its net sales and net income from the operations of the Heinz Businesses after the merger. In recent years, sales from the Heinz Businesses have decreased and the Heinz Businesses have lost market share in several of their product lines, including pet food. To reverse this trend, Del Monte expects to expend significant effort and resources on product improvement and sales and marketing efforts relating to the Heinz Businesses. These efforts to improve the results of operations of the Heinz Businesses and to increase the market share of their product lines may not be successful. If these efforts are not successful, Del Monte's post-merger business, operating results and its projected performance may be adversely impacted.



  DEL MONTE WILL BE ENTERING INTO NEW LINES OF BUSINESS WITH WHICH DEL MONTE'S MANAGEMENT MAY NOT BE FAMILIAR AND WHICH MAY REQUIRE SUBSTANTIAL MANAGEMENT RESOURCES.



     After the merger, Del Monte's range of products and services, scope of operations, competitors and suppliers will be significantly different from those of Del Monte before the merger. Accordingly, after the merger, the results of operations and prospects for Del Monte, as well as its stock price, may be affected by factors that are different from those that have historically affected Del Monte. In particular, the pet food and tuna businesses have risks that are different from those Del Monte has encountered in the past and Del Monte's management may not be able to manage these risks effectively. For example, the procurement process and regulatory structure of the tuna business differ significantly from those applicable to Del Monte's fruit, vegetable and tomato businesses. In addition, Del Monte will be acceding to many supply and production arrangements in market segments and with counterparties with which Del Monte is not familiar. Some of these relationships may be informal, and, without an obligation to do so, the counterparties may not choose to continue the supply or production relationship with Del Monte. Effective management of these new supply chains and new production relationships in new markets may require substantial time and resources. If we fail to effectively manage these new challenges, Del Monte's results of operation and stock price may be materially adversely affected.



  THE OPERATING RESULTS OF DEL MONTE WILL DEPEND, IN PART, ON THE EFFECTIVENESS OF ITS MARKETING AND ADVERTISING PROGRAMS.



     After the merger, Del Monte expects to expend significant marketing and advertising resources on a number of Del Monte's businesses, including pet products and tuna pouch products, which we believe are in product categories that are very responsive to marketing and advertising. Accordingly, the effectiveness of Del Monte's marketing practices and advertising campaigns will be important to its ability to retain and expand its market share. If Del Monte's marketing and advertising campaigns are not successful, its business, results of operations and financial condition may be adversely affected.



  DEL MONTE MAY BE UNABLE TO ANTICIPATE CHANGES IN CONSUMER PREFERENCES, WHICH MAY RESULT IN DECREASED DEMAND FOR ITS PRODUCTS.



     Del Monte's success will depend in part on its ability to anticipate and offer products that appeal to the changing tastes, dietary habits and product packaging preferences of consumers in the market categories in which Del Monte will compete after the merger, including tuna and pet food. If Del Monte is not able to anticipate, identify or develop and market products that respond to these changes in consumer preferences, demand for Del Monte's products may decline and Del Monte's operating results may be adversely affected.



  DEL MONTE'S SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT ITS OPERATIONS AND FINANCIAL CONDITION.



     After the merger, Del Monte will have a significant amount of indebtedness. As currently contemplated as described in "Financing of the Spin-Off and the Merger" on page 91, Del Monte could incur up to $1.7 billion in indebtedness in connection with the spin-off, merger and related financing transactions. As of July 31, 2002, on a pro forma basis after giving effect to the spin-off, the merger and the related financings, Del Monte would have had a total of $1,765.9 million of indebtedness. Del Monte's indebtedness could have important consequences, such as:


     - limiting its ability to obtain additional financing to fund growth, working capital, capital expenditures, debt service requirements or other cash requirements;

     - limiting its operational flexibility due to the covenants contained in its debt agreements;

     - limiting its ability to invest operating cash flow in its business due to debt service requirements;

     - limiting its ability to compete with companies that are not as highly leveraged and that may be better positioned to withstand economic downturns;

     - increasing its vulnerability to economic downturns and changing market conditions; and


     - to the extent that Del Monte's debt is subject to floating interest rates, increasing its vulnerability to fluctuations in market interest rates.



     Del Monte expects to obtain the money to pay its expenses and to pay the principal and interest on its outstanding debt from its operations. Del Monte's ability to meet its expenses and debt service obligations will depend on its future performance, which will be affected by financial, business, economic and other factors, including potential changes in consumer preferences, the success of product and marketing innovation and pressure from competitors. If Del Monte does not have enough money to pay its debt service obligations, it may be required to refinance all or part of its existing debt, sell assets, borrow more money or raise equity. We cannot assure you that Del Monte will be able to, at any given time, refinance its debt, sell assets, borrow more money or raise equity on terms acceptable to it or at all.


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


  DEL MONTE WILL BE SUBJECT TO RESTRICTIVE DEBT COVENANTS, WHICH MAY RESTRICT ITS OPERATIONAL FLEXIBILITY.



     After the merger, Del Monte's new credit facilities will contain covenants that restrict its ability to incur additional indebtedness, issue preferred stock, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell its assets, transfer all or substantially all of its assets and enter into consolidations or mergers. After the merger, Del Monte's new credit facilities will also require it to maintain specified financial ratios and satisfy financial condition tests. Del Monte's ability to meet those financial ratios and tests may be affected by events beyond its control and we cannot assure you that it will meet those ratios and tests. A breach of any of these covenants, ratios, tests or restrictions could result in an event of default under the new credit facilities, in which case, the lenders could elect to declare all amounts outstanding under the facilities to be immediately due and payable. If the lenders under the new credit facilities accelerate the payment of the indebtedness, we cannot assure you that Del Monte's assets would be sufficient to repay in full that indebtedness and any other indebtedness that would become due as a result of any acceleration.



     In addition, Del Monte's existing indenture and the new indenture it expects to enter into in connection with the issuance of the Capital Market Notes contain covenants that restrict the ability of Del Monte and its subsidiaries to, among other things, incur additional indebtedness, issue preferred stock, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell its assets, transfer all or substantially all of its assets and enter into consolidations, or mergers. A breach of any of these covenants could result in an event of default under Del Monte's existing indenture or the new indenture, in which case all amounts outstanding under the indentures and new credit facility could be declared immediately due and payable. If the payment of this indebtedness is accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and any other indebtedness, including the new credit facilities, that would become due as a result of any acceleration.



  THE HEINZ BUSINESSES AND DEL MONTE ARE DEPENDENT UPON A LIMITED NUMBER OF CUSTOMERS AND A SUBSTANTIAL REDUCTION IN SALES TO THESE CUSTOMERS COULD SIGNIFICANTLY IMPACT DEL MONTE'S OPERATING RESULTS.



     A relatively limited number of customers account for a large percentage of the total net sales of both the Heinz Businesses and Del Monte. During fiscal 2002, we estimate that the top customer of the Heinz Businesses and Del Monte on a combined basis, Wal-Mart Stores, Inc., represented more than 20% of sales, and that the ten largest customers of the Heinz Businesses and Del Monte on a combined basis represented approximately 50% of sales. These percentages may increase if, as we expect, the recent trends of consolidation among food retailers and the growth of mass merchandisers continue. After the merger, we expect that a significant portion of Del Monte's revenues will continue to be derived from a small number of customers. These customers do not enter into long-term contracts and generally purchase the Heinz Businesses' products and Del Monte's products based on the customer's current inventory levels. If Del Monte suffers a substantial reduction in sales of products to these customers, this reduction may have a material adverse effect on Del Monte's business, results of operations and financial condition.


     As the recent trend of consolidation among food retailers continues and our retail customers, including mass merchandisers, grow larger and become more sophisticated, these food retailers may demand lower pricing and increased promotional programs from product suppliers. In addition, if we are not selected by these food retailers for most of our products or if we fail to effectively respond to their demands, our sales and profitability could be adversely affected.


  IF DEL MONTE DOES NOT COMPETE SUCCESSFULLY IN THE COMPETITIVE FOOD AND PET FOOD INDUSTRIES, ITS BUSINESS AND REVENUES MAY BE ADVERSELY AFFECTED.



     The food and pet food businesses are highly competitive. There are numerous brands and products that compete for shelf space and sales, with competition based primarily on brand recognition, price, product quality, taste, variety and convenience. After the merger, we will compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. A number of these competitors have broader product lines, substantially greater financial and other resources, lower fixed costs and/or longer operating histories than we do. Our competitors may succeed in developing new or enhanced products that are more attractive to consumers than ours. These competitors may also prove to be more successful in marketing and selling their products than we are. We cannot assure you that we can compete successfully with these other companies. There are competitive pressures and other factors which could cause our products to lose market share or result in significant price erosion, and thus have a material adverse effect on our business, financial condition and results of operations.

  CONSUMERS MAY REACT UNFAVORABLY TO THE RE-BRANDING OF THE MAIN INFANT FEEDING PRODUCT OF THE HEINZ BUSINESSES.


     In connection with the spin-off and merger, Del Monte will receive an eighteen-month license to continue using the brand Heinz Nature's Goodness on its infant feeding products. We currently intend to rebrand this product as Del Monte Nature's Goodness during this eighteen-month period. We cannot assure you that we will successfully re-brand this product without adverse consumer reaction and without a decline in sales.


  WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY, WHICH MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

     Our acquisition strategy to take advantage of opportunities to acquire companies in our core categories or other branded businesses depends on the availability of suitable acquisition candidates, financing on acceptable terms and our ability to comply with the restrictions contained in our debt agreements. In addition, acquisitions involve risks, including integrating the operations, disparate technologies and personnel of acquired companies, managing geographically dispersed operations and the potential loss of key employees, customers and strategic partners of acquired companies. We may not successfully integrate any acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. Acquisitions may be expensive, time consuming and may strain our resources. If we cannot successfully implement this strategy, our business and results of operations may be adversely affected.


  THE COMMODITY RAW MATERIALS THAT DEL MONTE WILL REQUIRE AFTER THE MERGER ARE SUBJECT TO PRICE INCREASES THAT COULD ADVERSELY AFFECT DEL MONTE'S PROFITABILITY.



     The primary raw materials that Del Monte will use after the merger, fruits, vegetables, tomatoes, tuna, grain, sugar, spice, meat and dairy products, are commodities that experience price volatility caused by external conditions, commodity market fluctuations, currency fluctuations and changes in governmental regulations and agricultural programs. Severe and prolonged weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes and El Nino, may affect the cost and supply of our raw materials. These events can result in reduced supplies of raw materials, higher supply costs or interruptions in our production schedules. If prices of these raw materials increase, but Del Monte is not able to effectively pass such price increases along to its customers, Del Monte's operating income will decrease.



  DEL MONTE'S SUCCESS WILL DEPEND ON ITS ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.



     Del Monte's success will depend on its ability to attract, retain and motivate qualified personnel, including executive officers and other key management personnel. We cannot assure you that Del Monte will be able to attract and retain qualified management and other personnel necessary for the development, manufacture and sale of its products or that key Heinz Businesses employees will join and remain with Del Monte. If those Heinz Businesses employees are not retained by Del Monte, we may experience substantial disruption in these businesses. The loss of key management personnel or other key employees or Del Monte's inability to attract such personnel may adversely affect our ability to manage our overall operations and successfully implement our business strategy.

  IF DEL MONTE IS SUBJECT TO PRODUCT LIABILITY CLAIMS, DEL MONTE MAY INCUR SIGNIFICANT AND UNEXPECTED COSTS AND ITS BUSINESS REPUTATION COULD BE ADVERSELY AFFECTED.



     Del Monte may be exposed to product liability claims and adverse public relations if consumption of its products including, after the merger, the products of the Heinz Businesses, is alleged to cause injury or illness. If a product liability claim is successful, Del Monte's insurance may not be adequate to cover all liabilities it may incur, and Del Monte may not be able to continue to maintain insurance, or obtain comparable insurance at a reasonable cost, if at all. A product liability judgment against Del Monte could also result in substantial and unexpected expenditures, which would reduce operating profit and cash flow. In addition, even if product liability claims against Del Monte are not successful or are not fully pursued, these claims would likely be costly and time-consuming and may require management to spend time defending the claims rather than operating its business. Product liability claims, or any other events that cause consumers to no longer associate Del Monte's brands with high quality and safe products, may hurt the value of Del Monte's brands and lead to decreased demand for its products. Product liability claims may also lead to increased scrutiny by federal and state regulatory agencies of Del Monte's operations and could have a material adverse effect on Del Monte's brands, business, results of operations and financial condition.



  DEL MONTE IS SUBJECT TO ENVIRONMENTAL REGULATION AND ENVIRONMENTAL RISKS.



     As a result of its agricultural, food processing and canning activities, Del Monte is subject to numerous environmental laws and regulations. Many of these laws and regulations are becoming increasingly stringent and compliance with them is becoming increasingly expensive. We cannot predict the extent to which any environmental law or regulation that may be enacted or enforced in the future may affect Del Monte's operations, including, after the merger, the operations of the Heinz Businesses. In addition, Del Monte may have environmental liabilities associated with its operations, and we may not have adequately anticipated the resources we will need for environmental remediation at its sites, including sites to be acquired in the merger, which could result in significant expenses for Del Monte. If the cost of compliance with applicable environmental laws or regulations increases, Del Monte's business and results of operations could be harmed.



  GOVERNMENT REGULATION COULD INCREASE DEL MONTE'S COSTS OF PRODUCTION AND INCREASE LEGAL AND REGULATORY EXPENSES.



     The manufacture, processing, packaging, storage, distribution and labeling of food products are subject to extensive federal, state and local regulation. These aspects of Del Monte's operations, including, after the merger, the operations of the Heinz Businesses are regulated by the FDA, the USDA and various local and state health and agricultural agencies. In addition, after the merger some of Del Monte's facilities will be subject to continuous on-site inspections. Failure to comply with all applicable laws and regulations could subject Del Monte to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, financial condition and results of operations. In addition, the modification of existing laws or regulations could require Del Monte to make material expenditures or otherwise adversely affect the way that Del Monte and the Heinz Businesses have historically operated their businesses.



  IF DEL MONTE IS NOT SUCCESSFUL IN PROTECTING ITS INTELLECTUAL PROPERTY RIGHTS, IT MAY HARM ITS ABILITY TO COMPETE.



     After the merger, Del Monte's brand names and trademarks, including the marks "Del Monte", "StarKist", "9-Lives" and "Kibbles 'n Bits", will be important to its business. Del Monte will rely on patent, copyright, trademark, trade secret and other intellectual property laws, as well as nondisclosure and confidentiality agreements and other methods, to protect its proprietary technologies and processes. Del Monte may also have obligations with respect to the non-use and non-disclosure of third party intellectual property. Del Monte may need to engage in litigation or similar activities to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of proprietary rights of others. Any such litigation could require Del Monte to expend significant resources and divert the efforts and attention of its management and other personnel from its business operations.



     We cannot assure you that the steps Del Monte will take to prevent misappropriation, infringement or other violation of its intellectual property or the intellectual property of others will be successful. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited for some of Del Monte's trademarks and patents in some foreign countries. Failure to protect Del Monte's intellectual property could harm its business and results of operations.



  DEL MONTE WILL LIKELY ASSUME A CAN SUPPLY AGREEMENT WHICH MAY HAVE UNCERTAIN EFFECTS ON DEL MONTE'S OPERATIONS AFTER THE MERGER.



     Heinz has an agreement with Impress Metals Packaging Holdings, B.V. for the supply of cans and ends and the performance of related services. It is expected that the terms of this agreement relating to the Heinz Businesses will either be assigned to new Del Monte Corporation or new Del Monte Corporation will enter into an agreement with Heinz under which Heinz will provide cans, ends and other services and benefits Heinz receives under the Impress agreement to new Del Monte Corporation. Impress has advised Del Monte, however, that it believes that certain of the rights and benefits under the supply agreement are no longer due from Impress or are not assignable in connection with the acquisition of the Heinz Businesses by Del Monte. Accordingly, new Del Monte Corporation may not receive all of the benefits under the Impress supply agreement after the merger.



     In addition, Heinz and Impress are currently discussing the annual price adjustment under the price adjustment provisions of the Impress supply agreement and certain performance issues. This price adjustment is likely to increase the cost of cans and ends supplied under the agreement and other changes, if any, may reduce contractual benefits to which Del Monte might otherwise be entitled after the merger. To the extent there is an increase in cost or a reduction or denial of benefits under the supply agreement, new Del Monte Corporation's business and results of operations would be adversely affected.



     In addition, Del Monte has an agreement with Silgan Containers Corporation, expiring on December 21, 2006, requiring Del Monte to use Silgan as its primary can supplier. Provisions of the Silgan and Impress agreements may be interpreted to be in conflict, which may result in disputes or disagreements under either or both agreements after the merger. Disruptions in the performance of Silgan and/or Impress under the agreements, deterioration of the relationship with Silgan and/or Impress, or conflicts involving the agreements with Silgan and Impress could result in Del Monte's expenditure of significant resources, the diversion of management's attention and the inability of Del Monte to obtain necessary cans and ends, which could have a material adverse effect on Del Monte's business and results of operations. Furthermore, we cannot assure you that Del Monte would be able to obtain alternative sources of cans or ends on commercially reasonable terms, or at all.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This proxy statement/prospectus, including information incorporated by reference into this document, contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's views and assumptions as of the date of this proxy statement/prospectus regarding future events and operating performance. Statements that are not of historical fact are forward-looking statements, and are contained throughout this document, including under the following sections: "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Heinz Businesses", "Management's Discussion and Analysis of Financial Condition and Results of Operations of Del Monte", "Unaudited Condensed Combined Pro Forma Financial Statements of Post-Merger Del Monte", "Post-Merger Del Monte Strengths and Strategies", "The Heinz Businesses", and "The Del Monte Business". Some of the forward-looking statements in this document can be identified by the use of forward-looking terms such as "believes", "intends", "expects", "may", "will", "estimates", "should", "could", "anticipates", "plans" or other comparable terms. Forward-looking statements, such as projected operating results, are subject to known and unknown risks and uncertainties, many of which may be beyond the control of Del Monte, that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by the forward-looking statements.



     You should understand that the following important factors and assumptions could affect the future results of Del Monte and could cause actual results to differ materially from those expressed in the forward-looking statements:


     - the successful integration of the Heinz Businesses with Del Monte's business, processes and systems;


     - the success of Del Monte's marketing programs;



     - competitive activity within Del Monte's industries;


     - the mix of products sold and level of marketing expenditures needed to generate sales;

     - demand for and market acceptance of new and existing products;

     - successful development of new products and the timing of new product introductions;

     - the availability and extent of utilization of manufacturing capabilities;

     - an increase in costs of packaging materials, ingredients or raw materials;


     - the ability of Del Monte to maintain and/or improve sales and earnings performance;


     - our high degree of leverage and significant debt service obligations;


     - Del Monte's ability to attract and retain qualified personnel;


     - foreign currency exchange and interest rate fluctuations;


     - general economic and business conditions that adversely affect Del Monte or its suppliers, distributors or customers;


     - the level of capital resources required for future acquisitions; and

     - other risks and uncertainties, including those set forth in this document under the caption "Risk Factors" and those described from time to time in Del Monte's filings with the Securities and Exchange Commission.

All forward-looking statements in this document are qualified by these cautionary statements and are made only as of the date of this document. We do not undertake any obligation, other than as required by law, to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

                          THE DEL MONTE ANNUAL MEETING

PURPOSE, TIME AND PLACE


     The Del Monte annual meeting will be held at The Mark Hopkins Hotel, One Nob Hill, San Francisco, California 94108 on December 19, 2002, at 10:00 a.m., Pacific Time.



     The purposes of the annual meeting are for Del Monte stockholders to consider and vote on:


          1. a proposal to approve the issuance of shares of Del Monte common stock in connection with the merger of Del Monte Corporation with and into SKF Foods, as provided in the Merger Agreement attached as Annex A to this proxy statement/prospectus;


          2. a proposal to amend and restate Del Monte Foods Company's certificate of incorporation, subject to completion of the merger;



          3. a proposal to approve and adopt Del Monte Foods Company's 2002 Plan, subject to the completion of the merger, to enable Del Monte to grant incentive awards to directors, officers and employees of Del Monte and its subsidiaries;


          4. a proposal to elect three Class II directors to hold office for a three-year term;


          5. a proposal to approve Del Monte Foods Company's Annual Incentive Award Plan, as amended, to comply with Section 162(m) of the Code;



          6. a proposal to ratify the appointment of KPMG LLP as Del Monte Foods Company's independent auditors for its current fiscal year; and



          7. any other matter properly brought before the annual meeting or any adjournments or postponements of the annual meeting.



     The Del Monte board of directors has unanimously approved the Merger Agreement and the merger and the amendment and restatement of the certificate of incorporation and unanimously recommends that Del Monte stockholders vote FOR the proposals to approve the issuance of Del Monte shares in connection with the merger and the amendment and restatement of Del Monte Foods Company's certificate of incorporation. The Del Monte board of directors also unanimously recommends that Del Monte stockholders vote FOR the other proposals.


RECORD DATE; VOTING INFORMATION; REQUIRED VOTES


     The Del Monte board of directors has fixed the close of business on November 15, 2002 as the record date for determining the holders of Del Monte common stock entitled to notice of, and to vote at, the annual meeting. Only holders of record of Del Monte common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.



     As of the record date, 52,317,669 shares of Del Monte common stock were issued and outstanding and entitled to vote at the annual meeting. Del Monte Foods Company's current certificate of incorporation provides that each share of Del Monte common stock entitles the holder to one vote on each matter to be considered at the annual meeting.



     As of the record date, Del Monte directors, executive officers and their affiliates, including Texas Pacific Group, as a group beneficially owned 24,703,935 shares of Del Monte common stock (excluding options to purchase shares of Del Monte common stock, which represented approximately 47.2% of the issued and outstanding shares of Del Monte common stock as of the record date. Texas Pacific Group, which owns approximately 46.5% of the outstanding Del Monte common stock, has entered into a Voting Agreement with Heinz that requires it to vote for the share issuance proposal, the proposal to amend and restate Del Monte Foods Company's certificate of incorporation and any other actions necessary or desirable in furtherance of the merger, and against any proposals that would adversely affect or delay the merger. See "The Share Issuance Proposal -- Voting Agreement" on page 83.


     A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the annual meeting of the holders of at least a majority of the outstanding shares of Del Monte common stock entitled to vote will constitute a quorum for the annual meeting. Shares represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the annual meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists.


     Under the rules that govern brokers who have record ownership of shares that are held in brokerage accounts for their clients, who are the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters, but not on non-routine matters. The proposals to be acted upon at the annual meeting include both routine matters, such as the election of directors and the ratification of accountants, and non-routine matters, such as the issuance of Del Monte shares in connection with the merger, the amendment and restatement of Del Monte Foods Company's certificate of incorporation, the approval of the 2002 Plan and the approval of the Annual Award Plan. On routine matters, a broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote for the routine matters, but expressly states that the broker is not voting on non-routine matters. The broker's inability to vote with respect to the non-routine matters is referred to as a "broker non-vote." Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted for determining the number of votes cast on non-routine matters.



     The affirmative vote of a majority of the outstanding shares of Del Monte common stock entitled to vote at the annual meeting is required to approve the amended and restated Del Monte Foods Company certificate of incorporation. A nominee for director must receive a plurality of the votes cast to be elected. The affirmative vote of a majority of the votes properly cast is required to approve: (1) the issuance of Del Monte's shares in connection with the merger (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal); (2) the adoption of the 2002 Plan; (3) the approval of the Annual Award Plan and (4) the ratification of the appointment of KPMG LLP. Abstentions and broker non-votes will be counted as votes against the adoption of the amended and restated certificate of incorporation. Abstentions and broker non-votes do not have any effect for purposes of determining whether any of the other non-routine proposals to be considered at the annual meeting has been approved, provided that over a majority of the shares voting on each such proposal approves such proposal, and with respect to the share issuance proposal, the total vote cast on the share issuance proposal represents over 50% in interest of all securities entitled to vote on the proposal.


VOTING BY PROXY


     Del Monte stockholders who vote their shares of Del Monte common stock by signing a proxy and returning it in time for the annual meeting will have their shares voted as indicated on their proxy card. If a proxy is properly executed but does not contain voting instructions, the proxy will be voted FOR approval of the proposals to issue shares of Del Monte common stock in connection with the merger and to amend and restate Del Monte Foods Company's certificate of incorporation and FOR approval of the other proposals. If other matters are properly presented before the annual meeting, the persons named in the proxy will have authority to vote in accordance with their judgment on any other such matter, including, without limitation, any proposal to adjourn or postpone the meeting, including for purposes of soliciting additional proxies for or against a given proposal, or otherwise concerning the conduct of the meeting. Del Monte does not know of any matter other than those described in this proxy statement/prospectus to be brought before the annual meeting.



     If your broker holds your shares of Del Monte common stock in street name, you must either direct your broker on how to vote your shares or obtain a proxy from your broker to vote in person at the annual meeting. Under New York Stock Exchange rules, your broker may not vote your shares with respect to certain types of proposals absent instructions from you. Specifically, absent instructions from you, your broker may not vote your shares on the share issuance proposal, the adoption of Del Monte Foods Company's amended and restated certificate of incorporation, the 2002 Plan proposal or the proposal to approve the Annual Award Plan. If you do not provide instructions to your broker, the broker may still vote your shares with respect to the election of directors, the ratification of auditors and other matters that may come before the annual meeting, including stockholder proposals.


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

REVOCATION OF PROXIES

     If you are a record holder of Del Monte common stock, you may revoke your proxy in any of the following ways:

     - sending a written notice to Del Monte's Secretary, James Potter, at Del Monte Foods Company, One Market @ The Landmark, San Francisco, CA 94105, that is received before the annual meeting and that states that you are revoking your proxy;

     - signing a new, later-dated proxy card(s) that is received before the annual meeting; or

     - obtaining an admission card, attending the annual meeting and voting in person.

     Simply attending the annual meeting will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker's directions for changing those instructions. If an adjournment occurs and no new record date is set, it will have no effect on the ability of Del Monte stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies as to any matters as to which the polls have not closed.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS


     Del Monte's largest stockholder, Texas Pacific Group, has entered into a Voting Agreement with Heinz and SKF Foods and has agreed to vote, and has granted Heinz a proxy to vote, all shares of Del Monte common stock over which it has beneficial or record ownership, or that it has the right to vote, in favor of the proposals to approve the issuance of Del Monte shares in connection with the merger and the amendment and restatement of Del Monte Foods Company's certificate of incorporation and any other actions necessary or desirable in furtherance of the merger, and against any proposals that would adversely affect or delay the merger. As of November 15, 2002, Texas Pacific Group held approximately 46.5% of the outstanding Del Monte common stock. For a more complete description of the Voting Agreement, see "The Share Issuance Proposal -- Voting Agreement".



     In addition, as of November 15, 2002, Del Monte directors, executive officers and their affiliates, including Texas Pacific Group, as a group beneficially owned 24,703,935 shares of Del Monte common stock (excluding options to purchase shares of Del Monte common stock), which represented approximately 47.2% of all outstanding shares of Del Monte common stock entitled to vote at the Del Monte annual meeting.


SOLICITATION OF PROXIES


     This proxy statement/prospectus is being furnished to Del Monte stockholders in connection with the Del Monte board of directors' solicitation of proxies from the holders of Del Monte common stock for use at the annual meeting. In addition to solicitation by mail, Del Monte may solicit proxies in person or by telephone, telecopy or e-mail. Del Monte has engaged Georgeson Shareholder to act as Information Agent and to respond to Del Monte stockholder inquiries about the merger, the annual meeting and voting their shares, and Heinz shareholder inquiries about the spin-off and the merger. Del Monte will pay to Georgeson Shareholder for its services a fee of $8,900 relating to information agent services plus $5.00 per inbound call, and will reimburse expenses. In addition to solicitations by mail, directors, officers and regular employees of Del Monte may solicit proxies personally, by mail or by telephone, for which no compensation shall be paid other than their regular salary and other usual compensation. Del Monte will bear all costs of proxy solicitation.


INDEPENDENT AUDITORS

     Representatives of KPMG LLP, independent auditors, are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

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

                        1.  THE SHARE ISSUANCE PROPOSAL


     At the annual meeting, Del Monte stockholders will be asked to vote to approve the issuance of shares of Del Monte common stock as provided in the Merger Agreement. The Merger Agreement provides for the merger of Del Monte Corporation with and into SKF Foods, with SKF Foods surviving the merger as a wholly-owned subsidiary of Del Monte Foods Company. See "The Merger Agreement" beginning on page 55 for a description of the terms of the merger.


BACKGROUND OF THE MERGER


     The Del Monte board of directors and management have from time to time considered strategic alternatives for Del Monte. In March 2000, as part of its ongoing review of its long-term strategic plans, Del Monte met with Morgan Stanley & Co. Incorporated to discuss strategic alternatives available to Del Monte. As a result, Morgan Stanley & Co. Incorporated was retained on March 16, 2000 as Del Monte's financial advisor in connection with potential strategic alternatives and in July 2000, Morgan Stanley & Co. Incorporated, on behalf of Del Monte, initiated discussions with several third parties, including potential strategic partners, such as Heinz, and several potential financial buyers. Discussions with all parties terminated in late 2000, however, when no mutually satisfactory opportunity developed.


     On February 15, 2002, Richard G. Wolford, Chairman, President and Chief Executive Officer of Del Monte, received a call from a principal of a third party proposing a business combination in which the third party would acquire Del Monte in a merger for a combination of cash and stock. This third party is referred to below as the "third party".

     On February 21, 2002, at a regular meeting of the Del Monte board of directors, Mr. Wolford presented several potential business combinations that Del Monte was preliminarily exploring in the same general timeframe, including the proposal from the third party regarding a transaction in which Del Monte would be acquired. The board authorized Mr. Wolford to continue to evaluate all potential opportunities.


     On February 24, 2002, Mr. Wolford and Mr. Price met with an officer of the third party. During this meeting, the third party indicated an interest in acquiring Del Monte for a per share price of $12.00 in an all cash merger. This transaction is referred to below as the "proposed cash transaction".



     On February 26, 2002, at a telephonic special meeting of the Del Monte board of directors, Mr. Wolford reviewed with the board the discussions he had with the third party regarding the proposed cash transaction as well as several other potential business combinations also under review at that time. At the meeting, a representative of Morgan Stanley & Co. Incorporated presented a preliminary financial analysis in connection with the proposed cash transaction. Following discussion, the board authorized Del Monte's management to engage in further discussions regarding the proposed cash transaction.


     On February 27, 2002, Mr. Wolford spoke with and sent a letter to the third party indicating that Del Monte would be interested in pursuing the proposed cash transaction at the price per share that had been discussed on February 24, 2002, so long as the consideration to be paid for the Del Monte shares in the transaction was cash, the completion of the transaction would not be conditioned upon the third party's obtaining financing for the transaction and the transaction could be completed expeditiously.

     On March 5, 2002, the third party communicated to Del Monte that its board had approved pursuing the proposed cash transaction and that the third party had retained a financial advisor with regard to the transaction.


     Also on March 5, 2002, William R. Johnson, President, Chief Executive Officer and Chairman of the Board of Heinz, contacted Mr. Wolford, to discuss a possible strategic transaction between Del Monte and Heinz. Mr. Johnson proposed a transaction involving a spin-off of the Heinz Businesses followed by a merger of the Heinz Businesses with Del Monte Corporation.


     On March 8, 2002, Mr. Wolford met with Mr. Johnson. During this meeting, Mr. Johnson described the recent financial results of the Heinz Businesses as well as the reasons Heinz would be interested in a spin-off of the Heinz Businesses followed by a merger of the Heinz Businesses with Del Monte Corporation.


     On March 11, 2002, Del Monte and Heinz entered into a confidentiality agreement to facilitate the exchange of confidential information as part of a mutual due diligence process.


     On March 11 and 12, 2002, David L. Meyers, Executive Vice President, Administration and Chief Financial Officer of Del Monte, and other members of Del Monte's management met with members of Heinz's management in Pittsburgh, Pennsylvania for discussions regarding the Heinz Businesses' assets and strategy. During the meetings, Heinz presented Del Monte with preliminary financial statements and projections for the Heinz Businesses.



     On March 12, 2002, Del Monte entered into a confidentiality agreement with the third party regarding the proposed cash transaction. Also on March 12, 2002, Mr. Wolford, Mr. Meyers and other members of Del Monte's management, members of the third party's management and representatives of each of Del Monte's and the third party's financial advisors and legal counsel met in San Francisco to begin the third party's comprehensive due diligence review process. At this meeting, Mr. Wolford, Mr. Meyers and other members of Del Monte's management presented the third party with an overview of Del Monte's business. The third party's due diligence review continued through April 30, 2002.


     On March 18, 2002, at a telephonic special meeting of the Del Monte board of directors, Mr. Wolford updated the board on the status of the proposed cash transaction and reported on the preliminary discussions with Heinz. Morgan Stanley & Co. Incorporated then presented certain publicly available information regarding the Heinz Businesses and a preliminary financial analysis in connection with the proposed Heinz transaction assuming that the proposed transaction would be treated as a tax-free reorganization. Following discussion, the Del Monte board of directors authorized management to continue exploring a potential transaction with Heinz and the proposed cash transaction.

     On or about March 19, 2002, Mr. Wolford and other members of Del Monte's management met with Michael J. Bertasso, Senior Vice President of Strategy Process and Business Development of Heinz, in San Francisco, California for discussions regarding the status of and process for pursuing the proposed transaction involving the Heinz Businesses. At this meeting, the parties agreed to begin to negotiate proposed terms for the transaction.

     On or about March 20, 2002, Mr. Bertasso, Mitchell A. Ring, Vice
President -- Business Development of Heinz, and Steve Morelli, Vice President and Chief Financial Officer of StarKist Foods, Inc., met with Mr. Wolford, Marc
D. Haberman, Senior Vice President, Marketing of Del Monte, Thomas E. Gibbons, Senior Vice President and Treasurer of Del Monte and Richard L. French, Senior Vice President, Chief Accounting Officer and Controller of Del Monte, and a representative of Bain & Company, Heinz's management consultant, to review information about the Heinz Businesses.

     On March 25, 2002, representatives from Morgan Stanley & Co. Incorporated and UBS Warburg, one of Heinz's financial advisors, held a telephonic meeting during which UBS Warburg shared preliminary valuation material regarding the proposed transaction between Del Monte and Heinz.

     On March 26, 2002, representatives from Morgan Stanley & Co. Incorporated and UBS Warburg had follow-up discussions regarding the preliminary valuation materials.

     On March 28, 2002, members of management of Del Monte and Heinz met to discuss the potential synergies of the proposed transaction involving the Heinz Businesses. At this meeting, Del Monte was represented by Mr. Wolford, Mr. Meyers, Wesley J. Smith, Director and Chief Operating Officer of Del Monte, Mr. Haberman, Mr. Gibbons and Mr. French and Heinz was represented by Mr. Bertasso and Mr. Morelli. In addition, on this date, each of Del Monte's and Heinz's management and their respective legal counsel and financial advisors and consultants began a comprehensive due diligence review of the Heinz Businesses' and Del Monte's operations, respectively. The parties' respective due diligence reviews continued through June 12, 2002.

     Representatives from Morgan Stanley & Co. Incorporated were routinely in contact with representatives of the third party's financial advisor as discussions regarding the proposed cash transaction progressed. On March 28, 2002, the financial advisor to the third party communicated to Morgan Stanley & Co. Incorporated that the third party had reduced its proposed offering price per share in the proposed cash transaction from $12.00, the amount it had indicated on February 24, 2002, to no more than $11.00, subject to further reductions as a result of its completing its due diligence review and other contingencies.


     During the week of April 1, 2002, Del Monte's senior management and financial advisors met in Pittsburgh, Pennsylvania to attend due diligence presentations regarding the Heinz Businesses conducted by Heinz management and to prepare a preliminary synergy analysis.

     On April 2, 2002, at a telephonic special meeting of the Del Monte board of directors, Mr. Wolford and a representative of Morgan Stanley & Co. Incorporated updated the board regarding the discussions and due diligence that had occurred in the prior weeks on both the proposed Heinz transaction and the proposed cash transaction. The board of directors authorized management to continue to explore both proposed transactions.


     On April 8, 2002, the third party delivered a proposed draft of a merger agreement to Del Monte and its counsel setting forth its proposed terms for the proposed cash transaction. Del Monte and its financial and legal advisors immediately began to review the draft and over the next two weeks, discussed various items with the third party's financial and legal advisors and prepared a revised version of the proposed merger agreement.


     Also on April 8, 2002, Mr. Bertasso met with Mr. Wolford and Mr. Meyers in San Francisco, California to discuss the due diligence process.


     On April 12, 2002, the financial advisor to the third party communicated to Morgan Stanley & Co. Incorporated that the third party would cease its efforts with respect to the proposed cash transaction until Texas Pacific Group communicated its position regarding a number of key terms of the transaction, including the proposed $11.00 price per share, subject to the potential reductions noted above.



     On the morning of April 15, 2002, representatives of Morgan Stanley & Co. Incorporated and Heinz's financial advisors, UBS Warburg and JP Morgan Securities Inc., met at Morgan Stanley & Co. Incorporated's San Francisco offices to discuss their respective valuation analyses relating to the proposed Heinz transaction. Later that afternoon, members of Del Monte's management, including Mr. Wolford and Mr. Meyers, members of Heinz's management, including Mr. Bertasso and Mr. Ring, representatives from Del Monte's and Heinz's financial advisors and Mr. Price and Richard W. Boyce of Texas Pacific Group met in San Francisco, California for further valuation discussions. Following these discussions, each of Texas Pacific Group and Heinz's management indicated, as a preliminary matter and subject to negotiation of material terms, that they would be willing to support a transaction that would result in Heinz shareholders owning 74.5% of Del Monte after the merger and current Del Monte stockholders owning 25.5% of Del Monte after the merger.


     On April 18, 2002, Simpson Thacher & Bartlett, Heinz's legal counsel, forwarded to Del Monte and Gibson, Dunn & Crutcher LLP, Del Monte's legal counsel, a summary of the proposed terms of the transaction. Heinz, Del Monte and their legal advisors continued to negotiate the proposed terms over the following three weeks.

     Also on April 18, 2002, representatives of several financial institutions met in San Francisco to attend due diligence presentations by members of Del Monte's and Heinz's management in connection with the financing of the potential transaction. During the week of April 22, 2002, each of the financial institutions submitted to Del Monte and Heinz draft commitment letters setting forth proposed terms for the financing.

     On April 19, 2002, the Del Monte board of directors held a telephonic special meeting to discuss the status of the proposed Heinz transaction and the proposed cash transaction. A representative of Gibson,

Dunn & Crutcher LLP reviewed the fiduciary duties and responsibilities of the Del Monte board of directors in considering the transactions, pointing out the potential special interests that the Del Monte directors who are members of management or affiliated with Texas Pacific Group could be deemed to have in the proposed Heinz transaction or the proposed cash transaction and the potential conflicts these interests might create with respect to their fiduciary duties to the Del Monte stockholders.


     For instance, in the event that the Heinz proposal was accepted, each of Mr. Wolford and Mr. Smith, directors and executive officers of Del Monte, was expected to continue as a director and/or an executive officer of Del Monte after the merger. In addition, although the Heinz proposal was not expected to result in a change of control, should either transaction have resulted in a change of control, both Mr. Wolford and Mr. Smith would be entitled to payments under the Del Monte Executive Retention Plan. Alternatively, in the event that the proposed cash transaction proposal was accepted, it was expected that Mr. Wolford's employment would be terminated following the proposed cash transaction, which would have accelerated the vesting of his unvested options and entitled him to receive substantial payments under the Del Monte Executive Retention Plan. It was possible that Mr. Smith would continue in the employ of the third party and enter into an employment agreement in connection with the proposed cash transaction.



     Each of Mr. Price and Mr. Boyce are directors of Del Monte and affiliates of Texas Pacific Group, which currently owns approximately 46.5% of the outstanding Del Monte common stock. Under a Transaction Advisory Agreement with Del Monte, Texas Pacific Group was entitled to receive a fee equal to 1.5% of the aggregate value of either of the transactions as compensation for financial advisory and other similar services rendered in connection with any strategic transaction. This agreement was, however, modified later with respect to the proposed transaction involving the Heinz Businesses. See "The Share Issuance Proposal -- Interests of Certain Persons in the Merger -- Relationship with Texas Pacific Group" for a discussion of the modification. In addition, Del Monte and Texas Pacific Group agreed to terminate the existing Registration Rights Agreement with respect to Texas Pacific Group's Del Monte common stock and enter into a Stockholder Rights Agreement with regard to Texas Pacific Group's Del Monte common stock, each to become effective upon completion of the transaction involving the Heinz Businesses. Finally, Texas Pacific Group is entitled to receive a management fee from Del Monte under a Management Advisory Agreement that would be expected to terminate upon the completion of either the Heinz or the proposed cash transaction.


     Because the Del Monte directors who are members of Del Monte management or are affiliated with Texas Pacific Group could be deemed to have an interest in one or both of the proposed transactions, it was proposed that the board appoint a Special Committee to consider, analyze and negotiate the proposed transactions, and to recommend to the full board which, if any, of the proposed transactions would be in the best interests of Del Monte and its stockholders. The representative of Gibson, Dunn & Crutcher LLP then discussed the independence requirements for the Special Committee. Next, a representative of Morgan Stanley & Co. Incorporated updated the board generally on the status of both the proposed Heinz transaction and the proposed cash transaction and presented certain financial analyses relating to each proposed transaction. Following discussion, the board appointed a Special Committee consisting of Timothy G. Bruer, Brian E. Haycox and Denise M. O'Leary and delegated to the Special Committee the task of considering, analyzing and negotiating the alternative proposed transactions. The board further instructed the Special Committee to make a recommendation to the entire board as to whether the board should vote for or against the approval of either of the proposed transactions.


     Also on April 19, 2002, immediately following the Del Monte board meeting, the Special Committee of the Del Monte board of directors met telephonically to discuss the proposed structure of the Heinz transaction and the status of the proposed cash transaction. A representative of Morgan Stanley & Co. Incorporated explained the proposed structure of the spin-off of the Heinz Businesses and the subsequent merger of those businesses with Del Monte Corporation, described the key tax requirements of the proposed structure and presented information regarding the proposed terms of the transaction, due diligence status and financing issues. Representatives of KPMG LLP and Gibson, Dunn & Crutcher LLP assisted in the explanation of the tax requirements of the proposed structure. With respect to the proposed cash transaction, representatives from Gibson, Dunn & Crutcher LLP reviewed the third party's draft agreement with the Special Committee.



     On April 20, 2002, Mr. Price held further discussions with an officer of the third party regarding the proposed cash transaction. During the meeting, Mr. Price informed the third party it was Texas Pacific Group's understanding that, in addition to continuing to pursue the proposed cash transaction, Del Monte was considering, and would continue to consider, an alternate strategic transaction. Mr. Price emphasized the need for reasonable certainty and speed in relation to the proposed cash transaction.



     On April 22, 2002, Mr. Price met with the third party's financial advisor to convey that, for Texas Pacific Group to support the proposed cash transaction, the third party would need to address the extended amount of time the third party indicated it required in order to complete the proposed cash transaction and the conditions proposed by the third party to close the proposed cash transaction, including conditions relating to the third party's ability to obtain financing. Mr. Price further indicated that Texas Pacific Group believed that Del Monte should continue to entertain other strategic alternatives unless and until Del Monte and the third party entered into a definitive agreement with regard to the proposed cash transaction.



     Also on April 22, 2002, at a telephonic meeting of the Special Committee of the Del Monte board of directors, a representative of Morgan Stanley & Co. Incorporated presented the Special Committee with information regarding the preliminary valuation analyses in connection with each of the proposed Heinz transaction, the proposed cash transaction and Del Monte as a stand-alone entity. A representative of Gibson, Dunn & Crutcher LLP described to the Special Committee several issues raised by the proposed terms for the Heinz transaction.


     On April 23 and April 24, 2002, the Special Committee of the Del Monte board of directors met telephonically with Del Monte's management and representatives of Morgan Stanley & Co. Incorporated and Gibson, Dunn & Crutcher LLP to discuss the status of the proposed cash transaction and outstanding issues relating to the proposed financing and documentation for that transaction.

     Also on April 24, 2002, legal counsel for Del Monte distributed comments to the third party's proposed draft merger agreement, which included eliminating the broad conditions related to the third party's ability to obtain financing for the proposed cash transaction. The comments emphasized Del Monte's concerns with the third party's timeframe for completing the transaction and conditions to closing, including conditions with respect to obtaining adequate financing.


     On April 26, 2002, at a telephonic meeting of the Special Committee of the Del Monte board of directors, Del Monte's management provided an update of the status of both the Heinz transaction and the proposed cash transaction. Management confirmed that Del Monte's legal counsel had delivered comments on the third party's proposed draft merger agreement to the third party's counsel. Morgan Stanley & Co. Incorporated confirmed they had spoken with the third party's financial advisors and had been advised the third party was reviewing the comments. Management then presented the Special Committee with an overview of the proposed Heinz transaction and explained the expected financial performance and sales of Del Monte after the merger, the synergies and benefits expected to result from the transaction and the marketing plans and strategy for the Heinz Businesses. A representative of Morgan Stanley & Co. Incorporated then presented the Special Committee with a summary of the preliminary valuation analyses in connection with the Heinz transaction and the proposed cash transaction. Morgan Stanley & Co. Incorporated also discussed the proposed financing of the proposed Heinz transaction.


     On April 29, 2002, Morgan Stanley & Co. Incorporated, on behalf of Del Monte, contacted the third party's financial advisor regarding the status of the proposed draft of the merger agreement. Morgan Stanley & Co. Incorporated communicated to the third party that the Special Committee of the Del Monte board of directors would be meeting on April 30 to consider its alternatives and requested a revised proposed draft merger agreement from the third party addressing the outstanding issues by that date.

     Also on April 29, 2002, at a telephonic meeting of the Special Committee of the Del Monte board of directors, the Special Committee received an update of the status and proposed timetables of both the proposed Heinz transaction and the proposed cash transaction. KPMG LLP then presented the Special Committee with a summary of its preliminary financial due diligence review of the Heinz Businesses and Gibson, Dunn & Crutcher LLP presented the Special Committee with its legal due diligence preliminary risk assessment of the proposed Heinz transaction. Del Monte's management then provided the Special Committee with an update on the proposed terms of the Heinz transaction.


     On April 30, 2002, the third party's financial advisor communicated to Morgan Stanley & Co. Incorporated that the third party now required additional time between the signing of a definitive agreement and the closing of the proposed cash transaction. The financial advisor to the third party further indicated that a tax-related issue had been identified by the third party that could jeopardize the third party's ability to complete the proposed cash transaction at a per share price of $11.00, if at all, and that the investigation of this tax-related issue was likely to continue for at least several days. The third party did not provide Del Monte with a revised proposed draft merger agreement.



     Also on April 30, 2002, at a telephonic meeting of the Special Committee of the Del Monte board of directors, Morgan Stanley & Co. Incorporated updated the Special Committee on the status of the proposed cash transaction and its communications with the third party's financial advisor regarding the tax-related issue. Morgan Stanley & Co. Incorporated informed the Special Committee that the third party's financial advisor had indicated that the third party and its financial advisors and legal counsel had ceased all work on due diligence and the proposed draft merger agreement until the tax related issue was fully understood. Morgan Stanley & Co. Incorporated and Del Monte's management then made presentations to the Special Committee regarding the proposed Heinz transaction. Following these discussions, the Special Committee determined, based on its analysis of each of the proposed transactions and their prospects of successful completion, that it was prepared to make a recommendation to the full board of directors.



     On May 1, 2002, at a telephonic special meeting of the Del Monte board of directors, Mr. Wolford informed the board that Heinz had, as a condition to proceeding with the Heinz proposal, requested that Del Monte enter into an exclusivity arrangement for a period reasonably necessary to negotiate a definitive agreement. Morgan Stanley & Co. Incorporated then discussed certain outstanding issues relating to the proposed cash transaction. A representative of Gibson, Dunn & Crutcher LLP again reviewed with the board its fiduciary responsibilities with regard to the potential transactions. Mr. Wolford presented the expected synergies and benefits of the proposed Heinz transaction and discussed the proposed financing for the transaction.



     Morgan Stanley & Co. Incorporated then presented certain preliminary valuation sensitivity analyses relating to Del Monte after the merger and representatives of KPMG LLP and Gibson, Dunn & Crutcher LLP reported to the board on their respective financial and legal due diligence findings. The members of the Special Committee then recommended to the full board that it pursue the proposed Heinz transaction and enter into an exclusivity agreement. Following the presentations, and after discussion, the board voted to pursue the Heinz transaction and instructed Morgan Stanley & Co. Incorporated to inform the third party through its financial advisors that the Del Monte board, after considering multiple factors, had determined that another proposed transaction presented a superior alternative to the proposed cash transaction.


     On May 3, 2002, Del Monte, Heinz and Texas Pacific Group entered into a 30-day exclusivity agreement providing that until June 3, 2002 the parties would negotiate definitive agreements with regard to the proposed Heinz transaction and would not negotiate a transaction involving Del Monte or the Heinz Businesses with any other party.

     On May 8, 2002, Mr. Meyers and Mr. Gibbons of Del Monte and Mr. Bertasso, Mr. Ring and Art Winkleblack, the Executive Vice President and Chief Financial Officer of Heinz, and Leonard A. Cullo, Jr., Treasurer of Heinz, met in New York City to discuss the financing of the proposed Heinz transaction.

     On May 9, 2002, Simpson Thacher & Bartlett, Heinz's counsel, distributed a proposed draft merger agreement to Del Monte and its counsel.

     On May 17 and 23, 2002, members of Del Monte management and, on May 23, 2002, representatives of Morgan Stanley & Co. Incorporated, met in Pittsburgh, Pennsylvania to attend due diligence sessions with the divisional management of the Heinz Businesses.

     On May 22, 2002, Del Monte's counsel sent comments on the proposed draft merger agreement to Heinz and Simpson Thacher & Bartlett, its counsel. During the following week, Simpson Thacher & Bartlett provided proposed drafts of the other transaction agreements to Del Monte and its counsel.

     On May 28, 2002, representatives of Del Monte, Heinz and their respective legal counsel and financial advisors met in New York City to negotiate the terms of the proposed draft of the merger agreement and the other agreements related to the proposed Heinz transaction. During the following two weeks, Del Monte's management and financial advisors and legal counsel continued to hold discussions with Heinz management and its financial advisors and legal counsel concerning the proposed transaction. The subject of these conversations included, among other things, follow-up questions by Del Monte and Heinz management related to their respective due diligence reviews, the structure and terms of the proposed transaction, the legal and tax issues involved in the proposed transaction and the nature of the assets to be acquired and liabilities to be assumed in the proposed transaction. The parties continued to negotiate the forms of the definitive agreements through June 12, 2002.


     On May 30, 2002, members of Del Monte's and Heinz's management met with certain credit rating agencies in New York City regarding the credit rating of Del Monte after the merger.


     Also on May 30, 2002, Del Monte, Heinz and Texas Pacific Group extended the term of the May 3, 2002 exclusivity agreement until June 13, 2002.


     During the afternoon of June 10, 2002, at a telephonic meeting of the Special Committee of the Del Monte board of directors, the Special Committee, except Mr. Haycox, and representatives of KPMG LLP, Morgan Stanley & Co. Incorporated and Gibson, Dunn & Crutcher LLP reviewed and discussed the terms of the proposed transaction, noting those issues that remained outstanding. KPMG LLP presented an update on its financial due diligence findings to the Special Committee. Following the discussion, a representative from Gibson, Dunn & Crutcher LLP reviewed with the Special Committee its risk assessment relating to the proposed Heinz transaction and the material terms of the proposed Merger Agreement and other transaction agreements to be executed in connection with the proposed transaction and the Special Committee's fiduciary duties to Del Monte stockholders. The Special Committee requested additional information of KPMG LLP and Morgan Stanley & Co. Incorporated and adjourned the meeting to the following day.


     On June 11, 2002, the Special Committee of the Del Monte board of directors resumed its meeting by conference call with members of Del Monte's management and representatives of KPMG LLP, Morgan Stanley & Co. Incorporated and Gibson, Dunn & Crutcher LLP to discuss the final terms of the proposed transaction, including the exchange ratio. At the meeting, KPMG LLP presented the results of financial analyses which had been requested by the Special Committee on the previous day. After thorough discussion, the Special Committee unanimously determined that the proposed Heinz transaction was in the best interests of Del Monte and its stockholders and unanimously resolved to recommend that the Del Monte board of directors vote to approve the Merger Agreement and the merger.


     On June 12, 2002, the Del Monte board of directors met telephonically to discuss the final terms of the proposed transaction. All of the Del Monte directors, other than Al Carey and Patrick Foley, were present at the meeting by conference call. Members of management and representatives of Morgan Stanley & Co. Incorporated, KPMG LLP and Gibson, Dunn & Crutcher LLP were also present. A representative of Gibson, Dunn & Crutcher LLP reviewed the proposed terms of the Merger Agreement and other transaction agreements. Representatives of KPMG LLP reviewed a summary of its final financial due diligence findings. Representatives of Morgan Stanley & Co. Incorporated then reviewed its financial presentation concerning the proposed merger consideration. At that time, Morgan Stanley & Co.

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


Incorporated rendered an oral opinion, subsequently confirmed in writing, that, as of such date, subject to and based on the considerations in its written opinion, the exchange ratio was fair from a financial point of view to the holders of Del Monte common stock. The Del Monte board of directors considered and discussed the benefits and risks to Del Monte and its stockholders of the proposed transaction, unanimously determined that the transaction was in the best interests of Del Monte and its stockholders, unanimously approved the Merger Agreement and the merger and unanimously resolved to recommend that the Del Monte stockholders vote to approve the issuance of Del Monte's shares in connection with the merger and the amendment and restatement of Del Monte Foods Company's certificate of incorporation. In addition, the Del Monte board of directors authorized Del Monte's management to resolve any remaining issues consistent with the discussions and to execute the Merger Agreement and the related transaction agreements.


     Later that evening, Del Monte, Del Monte Corporation, Heinz and SKF Foods entered into the Merger Agreement and Heinz and SKF Foods entered into the Separation Agreement and the Employee Benefits Agreement. In addition, Texas Pacific Group entered into the Voting Agreement with Heinz and SKF Foods and the Stockholder Rights Agreement with Del Monte.

     Prior to the opening of trading on the New York Stock Exchange on the morning of June 13, 2002, Del Monte and Heinz issued press releases announcing the approval of the transaction and the execution of the Merger Agreement.


     On September 23, 2002, Morgan Stanley & Co. Incorporated received an oral inquiry from the third party's financial advisor as to whether Del Monte would be interested in considering a cash transaction at an $11.00 price per share, less transaction costs. The third party's financial advisor advised Morgan Stanley & Co. Incorporated that the tax-related issue previously raised by the third party was thought to be resolved and that the third party now believed that a cash transaction could be financed entirely with bank debt.



     On September 30, 2002, Morgan Stanley & Co. Incorporated, after consultation with the Special Committee of the Del Monte board of directors, advised the third party's financial advisor that Del Monte was committed to the transaction with Heinz. In addition, due to the non-solicitation provisions of the Merger Agreement, Morgan Stanley & Co. Incorporated informed the third party's financial advisor that Del Monte was unable to respond further to the third party's overture.



     During the period from November 4 through November 18, Del Monte and Heinz and their respective financial and legal advisors discussed reducing the amount of the Heinz Businesses' debt as of the closing contingent upon the completion of the merger prior to January 15, 2003. On November 13, 2002, the Special Committee of the Del Monte Board of Directors met telephonically with Del Monte's management, Mr. Price and representatives of Morgan Stanley & Co. Incorporated and Gibson, Dunn & Crutcher LLP to discuss the proposed adjustments. After thorough discussion, the Special Committee unanimously approved the adjustments. On November 18, 2002, Del Monte, Del Monte Corporation, Heinz and SKF Foods agreed to the above adjustments.


DEL MONTE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE DEL MONTE BOARD OF DIRECTORS

     In reaching its decision to approve the Merger Agreement and the merger, the Del Monte board of directors consulted with Del Monte's management, as well as its financial and legal advisors, and considered a variety of factors, including the following:


     - the anticipated financial strength of Del Monte following the merger and the increased flexibility that this strength should provide, including a greater ability to pursue new product developments and respond to acquisition opportunities;



     - the expected enhanced strategic and market position of Del Monte following the merger;


     - the increased scale, scope and diversity of operations, distribution channels, product lines, served markets and customers that could be achieved by combining Del Monte and the Heinz Businesses;

     - the increase in the market capitalization of Del Monte following the merger, which should allow Del Monte to have increased access to debt and equity markets;



     - the opportunity for Del Monte stockholders to participate in a larger company with a more diversified product line, a broader customer base and enhanced technology capabilities and to benefit from future growth of Del Monte;



     - the belief that the merger should increase the liquidity and trading volume of Del Monte common stock, expand Del Monte's investor base and generate enhanced analyst coverage of Del Monte;


     - the structure of the merger as a tax-free reorganization for federal income tax purposes;


     - the terms of the Merger Agreement, including composition of the board of directors and the management structure of Del Monte following the merger;



     - the belief that Del Monte's executive management has demonstrated the skills necessary to successfully address the structural, operational, product, financial and marketing issues required to enhance the performance of the Heinz Businesses;


     - the likelihood of the merger being approved by the appropriate regulatory authorities;

     - the compatibility of Del Monte's and Heinz's corporate values and management styles;

     - information concerning the business, operations, financial condition, earnings and prospects of each of Del Monte and the Heinz Businesses as separate entities and on a combined basis, including their revenues, their complementary businesses and the potential for revenue enhancement and cost savings; and

     - the opinion of Morgan Stanley & Co. Incorporated that, as of the date of the opinion and subject to and based on the considerations in its written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Del Monte common stock.

     The Del Monte board of directors also identified and considered countervailing factors in its deliberations concerning the merger, including:

     - the possibility that the increased revenues, earnings and synergies expected to result from the merger would fail to materialize within the projected time frames;

     - the difficulty in separating the Heinz Businesses from Heinz and the challenges of integrating the Heinz Businesses into Del Monte;

     - the possible disruption of Del Monte's business that might result from the announcement of the merger and the diversion of management's attention from the Del Monte business in connection with the merger;


     - the substantial dilution of current Del Monte stockholders' voting power that would result from the issuance of Del Monte common stock in the merger;


     - the inability to adjust the exchange ratio based upon events that may occur between signing of the Merger Agreement and the closing of the transaction;


     - the risk that Del Monte will not have sufficient resources to effectively manage the much larger company following the merger and the challenges posed in managing the Heinz Businesses from Del Monte's headquarters in San Francisco;


     - the provisions of the Merger Agreement relating to non-solicitation of alternative proposals, termination of the Merger Agreement and payment of a termination fee under the circumstances described in the Merger Agreement and the impact that those obligations may have on potential third party acquirers and on the ability of Del Monte to respond to any potential third party offer;


     - Del Monte's potential liabilities to Heinz under the Tax Separation Agreement following the merger;

     - the risk that some key employees of the Heinz Businesses would not remain employees of the Heinz Businesses following the completion of the merger;

     - the absence of post-closing indemnification by Heinz for most pre-closing liabilities related to the Heinz Businesses; and

     - the possibility that the merger may not be consummated and the potential adverse consequences if the merger is not completed.

     The foregoing discusses the material factors considered by the Del Monte board of directors and is not exhaustive of all factors considered by the Del Monte board of directors. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement and the merger, the Del Monte board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the Merger Agreement and the merger. In addition, each member of the Del Monte board of directors may have given differing weights to different factors.


     THE DEL MONTE BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ARE IN THE BEST INTERESTS OF DEL MONTE AND ITS STOCKHOLDERS. ACCORDINGLY, THE DEL MONTE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND THE AMENDMENT AND RESTATEMENT OF DEL MONTE FOODS COMPANY'S CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT THE DEL MONTE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF DEL MONTE SHARES IN CONNECTION WITH THE MERGER AND THE AMENDMENT AND RESTATEMENT OF DEL MONTE FOODS COMPANY'S CERTIFICATE OF INCORPORATION.


HEINZ'S REASONS FOR THE SPIN-OFF AND THE MERGER


     We have been advised by Heinz that at a meeting held on June 12, 2002, the Heinz board of directors unanimously determined that the spin-off and the merger are in the best interests of Heinz shareholders. We have further been advised by Heinz that in the course of determining that the spin-off and the merger are in the best interests of Heinz shareholders, the Heinz board of directors consulted with management, as well as its legal and financial advisors, and considered the following primary factors:


     - Valuation. The Heinz board of directors believes that the exchange ratio provides Heinz shareholders with an attractive valuation for their interest in the Heinz Businesses and offers superior and more certain value than the alternatives that were available to Heinz.


     - Benefits of Separating the Heinz Businesses. The Heinz board of directors believes that the spin-off and the merger will enhance shareholder value by providing Heinz shareholders with a continuing ownership interest in what the Heinz board believes will be a highly focused Heinz and the opportunity to participate in the future value of Del Monte. The Heinz board of directors believes that, while the Heinz Businesses contain a number of strong brands, Heinz will be better able to enhance shareholder value and accelerate growth by focusing its financial and management resources in the United States on its ketchup, condiments and sauces and frozen foods businesses. The Heinz board of directors also believes that Del Monte will be a leading food company committed to devoting the necessary financial and management resources to enhance the value of the Heinz Businesses and the rest of Del Monte.



     - Strength of Del Monte. The Heinz board of directors believes that post-merger Del Monte will be a strong, center store-oriented food company with increased growth potential. By virtue of their economic interest in post-merger Del Monte, 74.5% in the aggregate on a fully diluted basis immediately after the merger, Heinz shareholders will have a significant opportunity to participate in the future performance of Del Monte.

     - Debt Reduction. The spin-off is expected to reduce Heinz's outstanding indebtedness by approximately $1.1 billion.


     - Tax-Free Transaction. Heinz has requested a ruling from the Internal Revenue Service that the spin-off will be tax-free for U.S. federal income tax purposes to Heinz shareholders.


     - Other Agreement Terms. The Heinz board of directors reviewed and approved the other terms and conditions of the Merger Agreement, the Separation Agreement and the related agreements, which are summarized in this document.


We have been advised by Heinz that the Heinz board of directors also considered potential adverse consequences and negative factors, primarily consisting of the following, but concluded that the positive factors outweighed these negative factors.



     - Difficulty in Execution. A significant degree of difficulty and management distraction is inherent in the process of separating the Heinz Businesses from Heinz and integrating the Heinz Businesses and Del Monte. In addition, there is a risk that Del Monte may not fully realize the anticipated sales growth, cost savings and other benefits from the merger or that achieving these benefits may take longer than expected.



     - Share Trading Prices. There is no assurance as to the trading prices of the shares of Heinz or Del Monte following completion of the spin-off and the merger. In addition, it is not expected that the Del Monte common stock which shareholders of Heinz will receive in the merger will be included in Standard & Poor's 500 Index, which may have an adverse effect on its share price if Heinz shareholders, such as index funds tied to Standard & Poor's 500 Index or institutional investors subject to investing guidelines, are required to sell the Del Monte common stock they receive in the merger.


     - Alternative Transactions Not Permitted. Heinz may be constrained from entering into a transaction or series of transactions in which 50% or more of Heinz's stock is acquired depending on whether Heinz engaged in "substantial negotiations" with respect to such transaction in the two-year period prior to the spin-off.

     - Risk Factors. The Heinz board of directors considered the other risks described under "Risk Factors".


We understand from Heinz that the Heinz board of directors made its determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement after consideration of all factors taken together.


OPINION OF DEL MONTE'S FINANCIAL ADVISOR


     Del Monte retained Morgan Stanley & Co. Incorporated to provide it with financial advisory services and a financial fairness opinion in connection with the merger. Morgan Stanley & Co. Incorporated's engagement arose out of previous engagements by Del Monte to act as its financial advisor, through which Morgan Stanley & Co. Incorporated demonstrated its qualifications, expertise and knowledge of Del Monte's business and affairs. At the Del Monte board of directors meeting on June 12, 2002, Morgan Stanley & Co. Incorporated rendered its oral opinion, subsequently confirmed in writing, that as of June 12, 2002, and subject to and based on the considerations in its written opinion, the exchange ratio was fair from a financial point of view to the holders of Del Monte common stock.


     THE FULL TEXT OF MORGAN STANLEY & CO. INCORPORATED'S OPINION, DATED AS OF JUNE 12, 2002, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MORGAN STANLEY & CO. INCORPORATED IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY & CO. INCORPORATED'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF DEL MONTE, ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT TO THE HOLDERS OF DEL MONTE COMMON STOCK, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR

CONSTITUTE A RECOMMENDATION TO ANY DEL MONTE STOCKHOLDER AS TO HOW TO VOTE AT THE ANNUAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Morgan Stanley & Co. Incorporated, among other things:

     - reviewed certain publicly available financial statements of Heinz and Del Monte, respectively and other publicly available information of Heinz, the Heinz Businesses and Del Monte, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning the Heinz Businesses prepared by the management of Heinz and the Heinz Businesses;

     - reviewed certain financial forecasts relating to the Heinz Businesses prepared by the management of Heinz and the Heinz Businesses;

     - reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Heinz, the Heinz Businesses and Del Monte, respectively;

     - discussed the past and current operations and financial condition and the prospects of the Heinz Businesses, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Heinz and the Heinz Businesses;

     - reviewed certain internal financial statements and other financial operating data concerning Del Monte prepared by the management of Del Monte;

     - reviewed certain financial forecasts prepared by the management of Del Monte;

     - discussed the past and current operations and financial condition and the prospects of Del Monte, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Del Monte;

     - reviewed the pro forma impact of the merger on Del Monte's earnings per share, cash flow, consolidated capitalization and financial ratios;

     - reviewed the reported prices and trading activity for Del Monte's common stock;


     - reviewed and considered in the analysis information prepared by members of senior management of Heinz and the Heinz Businesses and Del Monte relating to the relative contributions of the Heinz Businesses and Del Monte to Del Monte following the merger;


     - compared the financial performance of the Heinz Businesses with that of certain comparable publicly-traded companies and their securities;

     - participated in discussions and negotiations among representatives of Heinz and Del Monte and their financial and legal advisors;

     - reviewed the draft Merger Agreement and certain related documents; and

     - considered such other factors and performed such other analyses as Morgan Stanley & Co. Incorporated deemed appropriate.

     In rendering its opinion, Morgan Stanley & Co. Incorporated relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley & Co. Incorporated for the purposes of its opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley & Co. Incorporated assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Heinz Businesses and Del Monte and Morgan Stanley & Co. Incorporated expressed no opinion with respect to such forecasts or the assumptions on which they are based. Morgan Stanley & Co. Incorporated also relied upon, without independent verification, the assessment by management of Del Monte regarding the timing and risks associated with the integration of the Heinz Businesses with Del Monte. Upon Del Monte's instructions, Morgan Stanley & Co. Incorporated relied, without independent verification, upon the assessment and advice of Del Monte's legal advisors with respect to certain legal matters regarding Del Monte and the merger. In addition, Morgan Stanley & Co. Incorporated assumed that the merger would be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, (1) the merger will be tax-free to Heinz, Heinz's shareholders and Del Monte, (2) the Contribution and the Distribution will qualify under Sections 355 and 368 of the Code, (3) the merger will qualify under Section 368 of the Code and (4) the Merger Agreement constitutes a plan of reorganization as that term is defined in Section 368 of the Code. Morgan Stanley & Co. Incorporated also assumed that the definitive Merger Agreement would not differ in any material respects from the draft Merger Agreement furnished to Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated did not make any independent valuation or appraisal of the assets or liabilities of the Heinz Businesses, nor was Morgan Stanley & Co. Incorporated furnished with any such appraisals. The opinion of Morgan Stanley & Co. Incorporated is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley & Co. Incorporated as of, June 12, 2002.


     Other than (1) the discussions with a party that initiated contact with Del Monte in February 2002 and (2) the discussions that commenced in 2000 and terminated in 2001 with certain parties that Del Monte sought to contact, Morgan Stanley & Co. Incorporated was not authorized to contact, nor did it contact, any other party regarding a potential transaction with Del Monte.

     The following is a summary of the material financial analyses performed by Morgan Stanley & Co. Incorporated in connection with its oral opinion and the preparation of its written opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley & Co. Incorporated, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  IMPLIED PERCENTAGE OWNERSHIP ANALYSIS


     Morgan Stanley & Co. Incorporated used three methodologies to calculate ranges of implied percentage ownership by current stockholders of Del Monte in Del Monte after the merger. Morgan Stanley & Co. Incorporated compared these ranges of implied percentage ownership to the ownership of approximately 25.5% by current Del Monte stockholders of Del Monte after the merger pursuant to the exchange ratio.


     Morgan Stanley & Co. Incorporated based these analyses on projections for Del Monte based on Del Monte management's projections and projections for the Heinz Businesses based on projections jointly developed by the management of Del Monte and Heinz with, as necessary, pro forma adjustments to restate the projections of the Heinz Businesses as if these were part of an independent company with $1.1 billion of net debt as of December 31, 2002.

  Public Market Valuation

     Morgan Stanley & Co. Incorporated reviewed and compared certain actual and projected financial and operating information relating to each of Del Monte and the Heinz Businesses to corresponding actual and projected (based on estimates contained in publicly available equity research reports) financial and operating information for the following four publicly traded companies (the "Comparable Companies"):

     - Dole Food Company, Inc.

     - Hormel Foods Corporation

     - McCormick & Company, Inc.

     - The J.M. Smucker Company

     Morgan Stanley & Co. Incorporated selected the Comparable Companies because they are publicly traded companies with operations in the packaged food business and have aggregate values reasonably similar to that of Del Monte and the Heinz Businesses.

     Morgan Stanley & Co. Incorporated calculated the multiples of share price to estimated earnings per share ("Price to Earnings Ratio") and aggregate value to estimated EBITDA ("Aggregate Value to EBITDA Multiple") for each of calendar year 2002 and 2003 for each of the Comparable Companies. The multiple ranges resulting from this analysis are summarized below:

                                                          LOW    HIGH   MEDIAN   MEAN
                                                          ----   ----   ------   ----
Price to Earnings Ratio
2002....................................................  12.9   19.9    17.9    17.1
2003....................................................  11.6   18.1    14.9    14.9
Aggregate Value to EBITDA Multiple
2002....................................................   7.2   12.3     8.4     9.1
2003....................................................   6.8   11.7     7.8     8.5

     From these data, Morgan Stanley & Co. Incorporated derived ranges of multiples deemed most meaningful for its analysis, applied such ranges of multiples to the corresponding financial projections for Del Monte and the Heinz Businesses and, as a result, arrived at ranges of implied equity values for Del Monte and the Heinz Businesses. The results of this analysis are summarized below:

                                                                          IMPLIED EQUITY
                                                                            VALUE ($MM)
                                                                          ---------------
                                               RELEVANT MULTIPLE RANGES    LOW      HIGH
                                               ------------------------   ------   ------
Del Monte....................................  8.0 - 11.0x 2002 EPS         324      518
                                               6.5 - 7.5x 2002 EBITDA
The Heinz Businesses.........................  10.0 - 12.0x 2003 EPS      1,496    1,896
                                               7.0 - 8.0x 2003 EBITDA


     Using the high and low values from the ranges of the implied equity values resulting from the public market valuation analysis for each of Del Monte and the Heinz Businesses, Morgan Stanley & Co. Incorporated calculated the following implied percentages of ownership by current Del Monte stockholders of Del Monte after the merger:



                                                              IMPLIED OWNERSHIP BY CURRENT
                                                                 DEL MONTE STOCKHOLDERS
IMPLIED EQUITY VALUES BASED ON:                                 OF POST-MERGER DEL MONTE
-------------------------------                               ----------------------------
High End of Ranges..........................................              21.4%
Low End of Ranges...........................................              17.8%


     None of the Comparable Companies is identical to Del Monte or the Heinz Businesses. Therefore, Morgan Stanley & Co. Incorporated's determination of the range of public market valuation multiples of Del Monte and the Heinz Businesses involved a complex set of considerations and judgments concerning differences in the financial and operating characteristics of Del Monte and the Heinz Businesses and the Comparable Companies as well as other factors that could affect their public trading value.

  Discounted Cash Flow Analysis

     Morgan Stanley & Co. Incorporated performed a discounted cash flow analysis using financial forecasts for the period beginning June 1, 2002 and ending June 1, 2010 for each of Del Monte and the Heinz Businesses. With respect to Del Monte, Morgan Stanley & Co. Incorporated used a discount rate of nine percent (9%) and a range of terminal EBITDA multiples of 6.5x to 7.5x. With respect to the Heinz

Businesses, Morgan Stanley & Co. Incorporated used a discount rate of nine percent (9%) and a range of terminal EBITDA multiples of 7.5x to 8.5x. The results of this analysis are summarized below:

                                                              IMPLIED EQUITY
                                                                VALUE ($MM)
                                                              ---------------
                                                               LOW      HIGH
                                                              ------   ------
Del Monte...................................................    571      678
The Heinz Businesses........................................  1,914    2,140


     Using the high and low values from the ranges of the implied equity values resulting from the discounted cash flow analysis for each of Del Monte and the Heinz Businesses, Morgan Stanley & Co. Incorporated calculated the following implied percentages of ownership by current Del Monte stockholders of Del Monte after the merger:



                                                              IMPLIED OWNERSHIP BY CURRENT
                                                                 DEL MONTE STOCKHOLDERS
              IMPLIED EQUITY VALUES BASED ON:                   OF POST-MERGER DEL MONTE
              -------------------------------                 ----------------------------
High End of Ranges..........................................              24.1%
Low End of Ranges...........................................              23.0%


  Contribution Analysis


     Morgan Stanley & Co. Incorporated analyzed the pro forma contributions based on net income and operating cash flow of each of Del Monte and the Heinz Businesses to Del Monte after the merger for each of the calendar years 2002 and 2003 assuming the merger is consummated as set forth in the Merger Agreement. Potential synergies and cost savings from the merger were not taken into consideration in this analysis.



     This analysis indicated the following percentage contributions of Del Monte to Del Monte after the merger:



                                                              CONTRIBUTION OF
                                                               DEL MONTE TO
                                                                POST-MERGER
                                                                 DEL MONTE
                                                              ---------------
FINANCIAL METRIC                                              2002      2003
----------------                                              -----     -----
Net Income..................................................  25.4%     24.6%
Operating Cash Flow.........................................  23.1%     25.9%


  PRO FORMA MERGER ANALYSIS

     Morgan Stanley & Co. Incorporated analyzed the pro forma financial impact of the merger on estimated Earnings Per Share ("EPS") of Del Monte common stock. Morgan Stanley & Co. Incorporated based its analysis on, among other things:


     - Financial projections for Del Monte based on Del Monte management's projections;



     - Financial projections for the Heinz Businesses based on projections jointly developed by the management of Del Monte and Heinz; and



     - Estimates of cost savings and operating synergies resulting from the merger jointly developed by the management of Del Monte and Heinz.



     For the purposes of this analysis, Morgan Stanley & Co. Incorporated excluded the impact on EPS of certain one-time transaction-related expenses and the amortization of intangibles resulting from purchase accounting treatment of the merger. This analysis indicated that the merger would be accretive to Del Monte's estimated EPS for the 2003 calendar year. Morgan Stanley & Co. Incorporated also noted that when this analysis was performed using a sensitivity case, in which Del Monte's calendar year 2003 EBITDA was reduced by approximately $33.2 million, the merger would continue to be accretive to Del Monte's estimated EPS for the 2003 calendar year.

 IMPLIED POST-MERGER DEL MONTE SHARE PRICE ANALYSIS



     Morgan Stanley & Co. Incorporated performed an analysis to determine the implied stock trading range of Del Monte after the merger based on projected EPS for the 2003 calendar year for Del Monte as calculated by Morgan Stanley & Co. Incorporated in the manner described above under Pro Forma Merger Analysis. For the purposes of this analysis Morgan Stanley & Co. Incorporated used a price to 2003 EPS multiple range of 12.0x - 13.5x, which was determined based on the historical trading levels of Del Monte and the Comparable Companies. This analysis indicated an implied stock trading range of Del Monte after the merger of $13.32 to $14.99. Morgan Stanley & Co. Incorporated also noted that when this analysis was performed using the sensitivity case the implied stock trading range of Del Monte after the merger was $12.09 to $13.60. Morgan Stanley & Co. Incorporated's analysis does not purport to reflect the prices at which shares of Del Monte common stock will trade at any time.


     In connection with the review of the merger by Del Monte's board of directors, Morgan Stanley & Co. Incorporated performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley & Co. Incorporated considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley & Co. Incorporated believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley & Co. Incorporated may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley & Co. Incorporated's view of the actual value of Del Monte or the Heinz Businesses.

     In performing its analyses, Morgan Stanley & Co. Incorporated made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Del Monte, Heinz and the Heinz Businesses. Any estimates contained in Morgan Stanley & Co. Incorporated's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of Morgan Stanley & Co. Incorporated's analysis of the fairness from a financial point of view of the exchange ratio to the holders of Del Monte common stock and were conducted in connection with the delivery by Morgan Stanley & Co. Incorporated of its opinion dated June 12, 2002 to the board of directors of Del Monte. Morgan Stanley & Co. Incorporated's analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Del Monte or the Heinz Businesses might actually trade. The exchange ratio was determined through negotiations between Del Monte and Heinz and was approved by Del Monte's board of directors. Morgan Stanley & Co. Incorporated did not recommend any specific exchange ratio to Del Monte or that any given exchange ratio constituted the only appropriate exchange ratio for the merger.

     Morgan Stanley & Co. Incorporated is an internationally recognized investment banking and advisory firm. Morgan Stanley & Co. Incorporated, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services to Del Monte and Heinz and have received customary fees for the rendering of these services. During 2001 and 2002, Morgan Stanley & Co. Incorporated received approximately $5.2 million for services provided to Del Monte and its affiliated entities. In the ordinary course of business, Morgan Stanley & Co. Incorporated may from time to time trade in the securities of or indebtedness of Del Monte and Heinz for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley & Co. Incorporated and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness.

     Del Monte has agreed to pay Morgan Stanley & Co. Incorporated customary fees for its financial advisory services. Del Monte has also agreed to reimburse Morgan Stanley & Co. Incorporated for its expenses incurred in performing its services and to indemnify Morgan Stanley & Co. Incorporated and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley & Co. Incorporated or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley & Co. Incorporated's engagement and any related transactions.

ANTITRUST APPROVALS


     U.S. Antitrust Approvals. Del Monte and Heinz are required to file notifications with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The merger cannot be completed until specified waiting periods have expired or have been terminated. Del Monte and Heinz filed the required notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on August 8, 2002. Del Monte re-filed the required notification and report forms on September 10, 2002. The specified waiting period expired on October 10, 2002. However, at any time either prior to or after the completion of the merger, the Federal Trade Commission or the Antitrust Division could take action to challenge the merger if it deems such action necessary to protect the public interest, including seeking to enjoin completion of the merger. In addition, the merger is subject to state antitrust laws and could be the subject of challenges by state attorneys general under those laws, or by private parties under federal or state antitrust laws.



     Canadian Approval. Del Monte and Heinz cannot complete the merger until either: (1) they have filed a pre-merger notification with the Commissioner of Competition under the Canadian Competition Act and the applicable statutory waiting period has expired without the Commissioner having taken any action to enjoin or challenge the transaction; or (2) the Commissioner has issued an advance ruling certificate in respect of the transaction. Del Monte and Heinz submitted an application for an advance ruling certificate on August 20, 2002. The Commissioner issued an advance ruling certificate on August 30, 2002.


     Del Monte and Heinz are not aware of any material governmental antitrust approvals or actions that are required for completion of the merger other than as described above. If any other governmental approval or action is required, Del Monte, Heinz and SKF Foods will seek that additional approval or action. We cannot assure you, however, that we will be able to obtain any such additional approvals or actions.

ACCOUNTING TREATMENT


     The merger will be accounted for under the purchase method of accounting and SKF Foods will be considered the acquiror of Del Monte Corporation for accounting purposes. Accordingly, the historical combined financial statements of the Heinz Businesses will become the historical financial statements of Del Monte after the merger. After the merger is completed, Del Monte's fiscal year will end on the Sunday closest to April 30.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


     In considering the recommendation of the Del Monte board of directors regarding the issuance of Del Monte shares in connection with the merger and the amendment and restatement of Del Monte Foods Company's certificate of incorporation, Del Monte stockholders should be aware that certain stockholders, directors and executive officers of Del Monte have interests in the merger that differ from, or are in addition to, the interests of other Del Monte stockholders, as described below. The Del Monte board of directors was aware of the interests described below and considered them, among other matters, in making its recommendation.


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  POSITIONS WITH DEL MONTE



     Richard G. Wolford, currently the Chairman, President and Chief Executive Officer of Del Monte, is expected to serve as Chairman and Chief Executive Officer of Del Monte after completion of the merger. In addition, two current members of Del Monte's board of directors, William S. Price and Timothy G. Bruer, are also expected to be members of Del Monte's board of directors after the merger. In addition, the Merger Agreement provides that Mr. Wolford, David
L. Meyers and Wesley J. Smith, each of whom is currently an executive officer of Del Monte, will continue to serve as executive officers of Del Monte after completion of the merger. In addition, we anticipate that substantially all of the other current executive officers of Del Monte will continue to serve as executive officers of Del Monte after the merger. See "Management of Del Monte After the Merger" on page 182.



 GRANT OF STOCK OPTIONS, CASH BONUS AWARDS AND/OR OTHER AWARDS



     Following the closing of the merger, the post-merger board of directors of Del Monte may approve the grant of stock options, cash bonus awards and/or other awards in connection with the merger to executive officers of Del Monte (including officers who also serve as directors of Del Monte).



  RELATIONSHIP WITH TEXAS PACIFIC GROUP



     Messrs. Price and Boyce, current directors of Del Monte, are also partners of Texas Pacific Group, which owns approximately 46.5% of the outstanding Del Monte common stock. Del Monte Corporation and Texas Pacific Group are parties to a Management Advisory Agreement pursuant to which Texas Pacific Group is paid a quarterly management advisory fee. In addition, Del Monte Corporation and Texas Pacific Group are parties to a Transaction Advisory Agreement under which, as compensation for financial advisory and other similar services rendered in connection with certain transactions (including the proposed merger), Texas Pacific Group was entitled to a fee equal to 1.5% of the transaction value. In connection with the Merger Agreement, however, Texas Pacific Group has entered into a letter agreement with Del Monte Corporation and a Voting Agreement with Heinz that, among other things, modify the Transaction Advisory Agreement by limiting the transaction advisory fee payable to Texas Pacific Group in connection with the transactions set forth in the Merger Agreement to $9 million. The Voting Agreement also requires Texas Pacific Group to vote for the share issuance proposal, the proposal to amend and restate Del Monte Foods Company's certificate of incorporation and any other actions necessary or desirable in furtherance of the merger, and against any proposals that would adversely affect or delay the merger. See "Voting Agreement" for a discussion of the terms of the Voting Agreement. The Transaction Advisory Agreement and the Management Advisory Agreement will terminate following the completion of the merger and Texas Pacific Group will no longer be entitled to transaction advisory fees or management fees from Del Monte.



     Texas Pacific Group has also entered into a Stockholder Rights Agreement with Del Monte that will become effective upon the closing of the merger that grants registration rights with respect to stock of Del Monte to Texas Pacific Group and terminates Texas Pacific Group's existing registration rights with respect to Del Monte stock. See "Stockholder Rights Agreement" for a discussion of the terms of the Stockholder Rights Agreement.



     As a result of these interests, these directors and officers of Del Monte could be more likely to vote to approve the issuance of Del Monte shares in connection with the merger and to approve the amendment and restatement of Del Monte Foods Company's certificate of incorporation than if they did not hold these interests, and may have reasons for doing so that are not the same as your interests. Del Monte stockholders should consider whether these interests may have influenced these directors and officers in their decision to recommend the approval of the issuance of Del Monte shares in connection with the merger and the amendment and restatement of Del Monte Foods Company's certificate of incorporation.


NO APPRAISAL RIGHTS

     Del Monte stockholders will not be entitled to exercise appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger.

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                              THE MERGER AGREEMENT

     The following is a summary of the material terms and provisions of the Merger Agreement. This description is not a complete description of the Merger Agreement and is qualified by reference to the full text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully.

THE MERGER


     When the merger occurs, Del Monte Corporation will merge with and into SKF Foods and the separate corporate existence of Del Monte Corporation will cease and SKF Foods will survive and continue to exist as a Delaware corporation and as a wholly-owned subsidiary of Del Monte Foods Company. SKF Foods will change its name to "Del Monte Corporation" following the merger. In the merger, the outstanding shares of SKF Foods common stock will be converted into the right to receive common stock of Del Monte.


MERGER CONSIDERATION


     The Merger Agreement provides that each share of SKF Foods common stock issued and outstanding immediately before the effective time of the merger will be automatically converted into the right to receive a number of fully paid and nonassessable shares of Del Monte common stock determined using the exchange ratio. The exchange ratio will equal 745/255 times the number of fully diluted shares of Del Monte common stock (calculated according to the treasury method using the "Del Monte Average", which is defined below) immediately prior to the effective time of the merger divided by the number of fully diluted shares of SKF Foods common stock (calculated according to the treasury method using an implied price for SKF Foods common stock equal to the product of (1) the Del Monte Average and (2) the exchange ratio) immediately prior to the effective time. The exchange ratio is designed to provide that, immediately after the merger, Heinz shareholders and Del Monte stockholders will own 74.5% and 25.5%, respectively, of the common stock of Del Monte, on a fully diluted basis. We currently expect that the exchange ratio will be approximately 0.444 of a share of Del Monte common stock per share of SKF Foods common stock. Heinz shareholders will also continue to own their shares of Heinz common stock.


     The "Del Monte Average" means the quotient obtained by dividing (1) the sum of (A) $10.75, the closing price of Del Monte common stock on the NYSE on June 12, 2002, and (B) the average of the closing prices of Del Monte common stock on the NYSE for the 30 trading days ending on the trading day immediately preceding the closing date of the merger by (2) two.


     Del Monte stockholders will not receive any new shares in the merger and will continue to hold their existing shares of Del Monte common stock as shares of Del Monte after the merger.


EXCHANGE OF SHARES; TREATMENT OF FRACTIONAL SHARES


     Del Monte will appoint The Bank of New York to act as the exchange agent for the merger. Following the merger, Del Monte will deposit with the exchange agent certificates representing Del Monte common stock to be issued to Heinz shareholders in the merger:


     As promptly as practicable after the effective time of the merger, Del Monte will cause the exchange agent to mail or deliver to the Heinz shareholders:

     - a book-entry statement or certificates evidencing the number of whole shares of Del Monte common stock that each holder has the right to receive;


     - a check representing any cash in lieu of a fractional share of Del Monte payable by Del Monte to each holder; and


     - the amount of dividends and other distributions, if any, with a record date after the effective time of the merger that became payable with respect to such shares of Del Monte common stock.

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


     No fractional shares of Del Monte common stock will be issued in the merger. In lieu of any fractional interest in Del Monte common stock that would otherwise be issuable as a result of the merger, Heinz shareholders shall be entitled to receive an amount in cash determined by multiplying (1) the closing sale price per share of Del Monte common stock on the NYSE on the business day preceding the effective time of the merger, if the stock is being traded on such date, or if the stock is not being traded on such date, the closing sale price per share of Del Monte common stock on the NYSE on the first business day that such stock is traded, by (2) the fraction of a share of Del Monte common stock which would otherwise have been issuable.


TREATMENT OF STOCK OPTIONS


     Each option to acquire shares of Heinz common stock held by an employee of the Heinz Businesses that is outstanding immediately before the effective time of the merger will be adjusted so that immediately after the effective time of the merger, each employee of the Heinz Businesses will hold a combination of options to purchase Heinz common stock and options to purchase SKF Foods common stock. See "Additional Agreements Relating to the Spin-Off -- Employee Benefits Agreement" on page 86 for a discussion of these adjustments.



     At or before the effective time of the merger, each outstanding option to purchase SKF Foods common stock will be converted into an option to purchase Del Monte common stock. The number of shares of Del Monte common stock that may be purchased upon exercise of a converted SKF Foods option will be determined by multiplying the number of shares of SKF Foods common stock subject to the option being converted by the exchange ratio, rounded, if necessary, to the nearest whole share of Del Monte common stock. The exercise price of the converted option will be determined by dividing the exercise price of the SKF Foods option being converted by the exchange ratio. We intend to issue the newly converted options to purchase Del Monte common stock to employees of the Heinz Businesses under the 2002 Plan.



     Each option to purchase Del Monte common stock outstanding immediately before the effective time of the merger will remain outstanding after the effective time of the merger as an option to purchase shares of Del Monte common stock, without adjustment. None of the options to purchase SKF Foods common stock or the options to purchase Del Monte common stock will become vested or exercisable as a result of the spin-off or the merger.


EFFECTIVE TIME


     The effective time of the merger will be the time and date of the filing of the certificates of merger that will be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York as soon as practicable at or after the closing or such later time as the parties may agree and provide for in the certificates of merger. The closing will take place as promptly as practicable after the last of the conditions to closing set forth in the Merger Agreement are satisfied or waived, except for those conditions that, by their express terms, are not capable of being satisfied until the effective time of the merger, but subject to the satisfaction or waiver of those conditions, or at such other time as Del Monte and Heinz agree to in writing. We anticipate that the merger will be completed during the fourth calendar quarter of 2002 or the first calendar quarter of 2003. However, consummation of the merger could be delayed if there is a delay in obtaining the required regulatory approvals, in obtaining the IRS ruling, in obtaining the financing for the merger on terms and conditions not materially more burdensome to Del Monte and SKF Foods (as survivor of the merger with Del Monte Corporation) than those set forth in the commitment letters and engagement letter regarding financing for the spin-off and the merger agreed upon as of the date of the Merger Agreement, except as contemplated thereby, or in satisfying other conditions to the merger. We cannot assure you whether, and on what date, we will obtain those approvals or that we will consummate the merger. If the merger is not completed on or before March 12, 2003, either Del Monte or Heinz may terminate the Merger Agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations set forth in the Merger Agreement.

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

REPRESENTATIONS AND WARRANTIES

     Del Monte, Heinz (on behalf of itself and jointly and severally with SKF Foods) and SKF Foods have each made certain customary representations and warranties in the Merger Agreement. Some of the most significant of these representations and warranties include, with respect to each company:

     - that it is duly organized, validly existing and in good standing and has the requisite corporate power and authority to own, lease and operate and to carry on its businesses and that its businesses (or in the case of Heinz, the Heinz Businesses) are duly qualified or licensed, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on it;

     - that it has the requisite corporate power and authority to execute the Merger Agreement and the other agreements contemplated by the Merger Agreement and the Separation Agreement, that the execution, delivery and performance of the agreements and the consummation of the transactions contemplated by the agreements have been duly authorized, and that, when executed and delivered by the other party, will be legal, valid and binding obligations;

     - the absence of violations of or conflicts with its governing documents or applicable laws, the absence of any governmental consent or approval and the absence of violations, breaches or encumbrances on its assets (in the case of Heinz, the Heinz Businesses) or contracts upon or as a result of the execution and delivery of the Merger Agreement and the other agreements contemplated by the Merger Agreement and the Separation Agreement, except (other than with respect to any violation or conflict with its governing documents) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on it;

     - its capitalization; and

     - the absence of untrue statements or omissions in this proxy statement/prospectus with respect to the information supplied by it.


     Del Monte and Heinz also made representations regarding the timely filing of all registration statements, prospectuses, forms, reports, and documents and related exhibits required to be filed by them under the Securities Act or the Securities Exchange Act of 1934 (which we refer to in this proxy statement/prospectus as the Exchange Act) since, in the case of Heinz, May 3, 2000, and in the case of Del Monte, June 30, 2000, subject to specified exceptions, and the absence in any report or document filed under the Securities Act or the Exchange Act of material misstatements or omissions as of the time of filing.


     In addition, Del Monte, SKF Foods and, with respect to the Heinz Businesses only, Heinz each made representations and warranties, subject to some specified exceptions, relating to, among other things:

     - the absence of undisclosed liabilities beyond those set forth on the Heinz Businesses' combined balance sheets as of May 3, 2000, May 2, 2001 and May 1, 2002 and on Del Monte's consolidated balance sheet as of March 31, 2002;

     - the absence of events outside of the ordinary course of its business since, in the case of SKF Foods, May 1, 2002, and in the case of Del Monte, March 31, 2002, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on it;


     - the absence of litigation or threatened litigation that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on it;


     - compliance with applicable laws and possession of licenses required to conduct its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on it;


     - the provision to it or access to certain employee benefit materials, agreements, plans and policies and the administration of its compensation and benefit plans in accordance with applicable laws, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on it;

     - the ownership of or right to use its intellectual property, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on it;

     - the recommendation of the board of directors with respect to the merger and the votes required in order to complete the merger, the spin-off and the transactions contemplated by the Merger Agreement; and

     - the title to properties and assets and the absence of encumbrances on those properties and assets, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on it.

     The term "material adverse effect", when used with respect to any company, means any change, effect or circumstance that is materially adverse to the business, results of operations or financial condition of the company and its subsidiaries, taken as a whole, or on the company's ability to perform its obligations under the Merger Agreement or under the other transaction agreements, excluding any effect to the extent it results from or arises in connection with (1) changes or conditions generally affecting the industries or segments in which the company operates or (2) changes in general economic, market or political conditions which, in the case of (1) or (2), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, the company; provided, that any reduction in the market price or trading volume of the company's publicly traded common stock in and of itself will not be deemed to constitute a material adverse effect. When used with respect to SKF Foods or the Heinz Businesses, the term "material adverse effect" refers to SKF Foods after giving effect to the spin-off.

     In addition, SKF Foods and, with respect to the Heinz Businesses only, Heinz, made additional representations to Del Monte, including the following representations:

     - the audited financial statements of the Heinz Businesses as of and for the years ended May 2, 2001 and May 3, 2000, and the notes thereto, were prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position of the Heinz Businesses and the results of its operations and changes in cash flows as of those dates and for the periods covered by the audited financial statements;


     - the estimated financial statements of the Heinz Businesses (as they are to be constituted immediately following the Distribution) as of and for the year ended May 1, 2002 were prepared in accordance with GAAP, consistently applied, subject to specified exceptions; and



     - subject to certain exclusions, the Heinz Businesses' assets, at the effective time of the merger, constitute those assets reasonably required to operate the Heinz Businesses in all material respects as it is currently conducted.


     In addition, Del Monte made additional representations to Heinz and SKF Foods, including representations regarding:


     - the audited consolidated financial statements and unaudited consolidated interim financial statements included in the filings by Del Monte under the Securities Act or under the Exchange Act present fairly, in all material respects, and in each case in accordance with GAAP, the financial position of Del Monte, as of the dates and for the periods set forth in those filings and the results of operations and changes in financial position, subject to specified exceptions;


     - the opinion from Morgan Stanley & Co. Incorporated that the exchange ratio is fair, from a financial point of view, to Del Monte stockholders;


     - the Rights Agreement, dated as of June 12, 2002, between Del Monte and the Bank of New York, which we refer to in this proxy statement/prospectus as the Rights Agreement; and


     - the inapplicability of anti-takeover statutes to the merger.

     None of the representations and warranties will survive the closing of the merger.

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COVENANTS

     Each of the parties to the Merger Agreement has undertaken certain covenants in the Merger Agreement. The following summarizes the more significant of those covenants.

  CONDUCT OF THE HEINZ BUSINESSES

     Heinz has agreed to conduct the Heinz Businesses before the effective time of the merger in the ordinary course of business consistent in all material respects with past practice. In addition, except as otherwise provided in the Merger Agreement, the Separation Agreement or the other transaction agreements, SKF Foods and Heinz have agreed to refrain from taking the following actions with respect to SKF Foods and its subsidiaries, subject to some negotiated exceptions and exceptions for actions taken in the ordinary course of business:

     - declaring or paying any dividends (except for cash dividends paid by wholly-owned subsidiaries of SKF Foods);

     - issuing any shares of SKF Foods' capital stock or capital stock of any of its subsidiaries (other than the issuance of shares of Heinz common stock or options to directors and employees of Heinz and its subsidiaries that will become employees of SKF Foods under the Heinz stock plans) or redeeming or otherwise acquiring or reclassifying, combining, splitting or subdividing any shares of SKF Foods' capital stock or any of its subsidiaries, or issuing any other securities;

     - amending or otherwise changing SKF Foods' certificate of incorporation or by-laws;

     - acquiring any business, whether by purchase of assets or equity interests or otherwise;

     - selling, pledging, leasing, encumbering or otherwise disposing of its assets, including its intellectual property;


     - incurring any debt for borrowed money, issuing any debt securities, making any loans or investments, or authorizing capital expenditures or purchases of fixed assets if, in each case, SKF Foods or new Del Monte Corporation would be required to pay any amount or assume any obligation at or after the effective time of the merger, except for payments and obligations contemplated by the financing commitment letters executed in connection with the merger;



     - other than as required by collective bargaining agreements in effect at the time of the execution of the Merger Agreement, increasing the compensation of or modifying the employment terms of its directors, officers or other key employees;


     - entering into any new collective bargaining agreement, pension plan or similar plans;

     - adopting a plan of liquidation or dissolution or any other transaction that would hinder or delay, in any material respect, the Distribution or the transactions contemplated by the transaction agreements;

     - materially changing its methods of accounting (except as required by changes in GAAP, in response to SEC guidance or to convert SKF Foods from a business unit within Heinz to an affiliate of Heinz);

     - entering into any transactions with affiliates;


     - modifying any material contracts or entering into any new material contracts;


     - settling any litigation or other proceeding;


     - making any tax election or settling any tax liability that would have a material adverse effect;


     - entering into agreements that would limit or otherwise restrict the Heinz Businesses, or that would, after the effective time of the merger, limit or restrict Del Monte from engaging in any business in any geographic location;

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


     - selling, transferring, licensing, abandoning, letting lapse, encumbering or otherwise disposing of any material intellectual property that is necessary to carry on the business of the Heinz Businesses; and


     - agreeing, in writing or otherwise, to take any of the above actions.

  CONDUCT OF THE DEL MONTE BUSINESS

     Del Monte has agreed to conduct its business before the effective time of the merger in the ordinary course of business consistent in all materials respects with past practice. In addition, except as otherwise provided in the Merger Agreement, the Separation Agreement or the other transaction agreements, Del Monte has agreed to refrain from taking the following actions with respect to Del Monte and its subsidiaries, subject to some negotiated exceptions and exceptions for actions taken in the ordinary course of business:

     - declaring or paying any dividends (except for cash dividends paid by wholly-owned subsidiaries of Del Monte);

     - issuing any shares of Del Monte's capital stock or capital stock of any of its subsidiaries (other than in connection with the exercise of currently outstanding stock options for Del Monte common stock) or redeeming or otherwise acquiring or reclassifying, combining, splitting or subdividing any shares of Del Monte's capital stock or any of its subsidiaries, or issuing any other securities;


     - amending or otherwise changing Del Monte Food Company's certificate of incorporation or by-laws;


     - acquiring any business, whether by purchase of assets or equity interests or otherwise;

     - selling, pledging, leasing, encumbering or otherwise disposing of its assets, including its intellectual property;

     - incurring any debt for borrowed money (except for borrowings under Del Monte's revolving credit facility), issuing any debt securities, making any loans or investments, or authorizing capital expenditures or purchases of fixed assets, except for payments and obligations contemplated by the financing commitment letters executed in connection with the merger;


     - other than as required by collective bargaining agreements in effect at the time of the execution of the Merger Agreement, increasing the compensation of or modifying the employment terms of its directors, officers or other key employees;


     - entering into any new collective bargaining agreement, pension plan or similar plans;

     - adopting a plan of liquidation or dissolution or any other transaction that would hinder or delay, in any material respect, the completion of the merger;

     - materially changing its methods of accounting (except as required by changes in GAAP or in response to SEC guidance);

     - entering into any transactions with affiliates;


     - modifying any material contracts or entering into any new material contracts;


     - settling any litigation or other proceeding;


     - making any tax election or settling any tax liability that would have a material adverse effect;


     - entering into agreements that would limit or otherwise restrict Del Monte, or that would, after the effective time of the merger, limit or restrict the Heinz Businesses from engaging in any business in any geographic location;

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

     - modifying, amending or waiving any provision of the Del Monte Rights Agreement;

     - selling, transferring, licensing, abandoning, letting lapse, encumbering or otherwise disposing of any material intellectual property that is necessary to carry on Del Monte's business; and

     - agreeing, in writing or otherwise, to take any of the above actions.

  NO SOLICITATION


     The Merger Agreement contains detailed provisions prohibiting Del Monte and Heinz from seeking an alternative transaction. Under these "no solicitation" provisions, each of Del Monte and Heinz has agreed that neither it nor any of its subsidiaries, directors, officers, partners, employees, advisors, controlled affiliates, representatives, agents or other intermediaries will:



     - directly or indirectly solicit, initiate or encourage any inquiries or proposals regarding an acquisition proposal;


     - provide any non-public information or data to any person relating to any acquisition proposal;

     - waive, amend or modify any standstill or confidentiality agreement to which it or any of its subsidiaries is a party;

     - engage in discussions or negotiations concerning an acquisition proposal; or

     - otherwise knowingly facilitate any effort to make or implement, or agree to, recommend or accept, an acquisition proposal.

     With respect to Del Monte, an "acquisition proposal" is defined in the Merger Agreement as any proposal relating to:

     - any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions related to Del Monte or any of its subsidiaries;

     - any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange) in a single transaction or a series of related transactions, of 10% or more of the consolidated assets of Del Monte or assets accounting for 10% or more of the consolidated revenues of Del Monte;

     - any tender offer, exchange offer or similar transaction or series of related transactions involving 5% or more of Del Monte's common stock or the common stock of any Del Monte subsidiary;

     - the acquisition by any person (other than Heinz or any of its affiliates) of beneficial ownership or the formation of any group to acquire beneficial ownership of more than 5% of Del Monte's common stock or the common stock of any Del Monte subsidiary; or


     - any other substantially similar transaction or series of related transactions that would reasonably be expected to result in the acquisition of a controlling interest in Del Monte or that would be inconsistent in any material respect with, or hinder or delay in any material respect the consummation of, the transactions contemplated by the Merger Agreement and the other transaction agreements.


     With respect to Heinz, and with the exception that an acquisition proposal related to Heinz substantially as a whole, rather than the Heinz Businesses, will not constitute an acquisition proposal as long as it does not interfere in any material respect with, or hinder or delay, in any material respect, the consummation of the transactions contemplated by the Merger Agreement or the other transaction agreements, an "acquisition proposal" is defined in the Merger Agreement as any proposal relating to:

     - any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving principally the Heinz Businesses' assets;

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     - any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of 10% or more of the assets of the Heinz Businesses or assets accounting for 10% or more of the consolidated revenues of the Heinz Businesses; or

     - any other substantially similar transaction or series of related transactions that would reasonably be expected to result in the acquisition of a controlling interest in SKF Foods or substantially all of the Heinz Businesses' assets or that would be inconsistent in any material respect with, or hinder or delay in any material respect the Distribution or the consummation of, the transactions contemplated by the Merger Agreement and the other transaction agreements.

     However, Del Monte may, prior to obtaining the approval of the issuance of Del Monte shares in connection with the merger, provide non-public information to, or engage in negotiations and discussions with, any person in response to an unsolicited, written, bona fide acquisition proposal, if and only to the extent that:

     - prior to furnishing information to, or requesting information from a third party which has made a written, bona fide acquisition proposal, Del Monte's board of directors concludes that such acquisition proposal would reasonably be expected to constitute a "superior proposal" (as defined below) and Del Monte has entered into a confidentiality agreement with standard confidentiality provisions substantially similar to those contained in the confidentiality agreement between Heinz and Del Monte with the party who submitted the acquisition proposal;

     - Del Monte's board of directors, after consultation with independent counsel, determines in good faith that furnishing such information, or engaging in such discussions or negotiations, is necessary for Del Monte's board of directors to comply with its fiduciary duties to Del Monte's stockholders under applicable law; and

     - Del Monte has complied with its obligations contained in the next paragraph.

     Del Monte must promptly advise Heinz and SKF Foods after Del Monte has become aware of the receipt of any inquiries, proposals or offers received by Del Monte relating to an acquisition proposal, including the identity of the person submitting the inquiry, proposal or offer and the material terms and conditions of any proposals or offers and whether Del Monte is providing or intends to provide the person making the acquisition proposal with access to information concerning Del Monte. Del Monte must keep Heinz fully informed of the status and terms of any discussions or negotiations and any modifications to such inquiries, proposals or offers.

     The term "superior proposal" means a written acquisition proposal from a third party that is for more than 50% of the voting power of Del Monte or a majority of the assets of Del Monte and its subsidiaries, taken as a whole, and which Del Monte's board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its legal advisors), taking into account all financial, legal, regulatory and other aspects of the proposal and the person making the proposal, is reasonably capable of being completed and would result in a transaction that is more favorable from a financial point of view to the Del Monte stockholders than the merger, including any proposed alterations of the terms of the merger submitted by Heinz and SKF Foods in response to such superior proposal.

     If Del Monte's board of directors receives a bona fide, unsolicited acquisition proposal with respect to Del Monte as to which financing is not committed and Del Monte's board of directors determines in good faith that the acquisition proposal would, but for the question of financial capability of the proposed acquiror, constitute a superior proposal, then Del Monte's board of directors and its financial advisors may, for the purpose of determining whether such proposal constitutes a superior proposal, conduct such limited inquiries of the party making the acquisition proposal necessary for the sole purpose of ascertaining whether the proposed transaction is reasonably capable of being consummated so as to constitute a superior proposal. However, Del Monte may not conduct any further inquiries, discussions or negotiations, or provide any non-public information to the party making the acquisition proposal, unless Del Monte's

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board of directors concludes that an acquisition proposal would reasonably be expected to constitute a superior proposal, taking into account the financial capability of the party making the acquisition proposal.


     The Merger Agreement also provides that, at any time before the Del Monte stockholders approve the issuance of Del Monte shares in connection with the merger, the Del Monte board of directors may withdraw or modify, or propose to withdraw or modify, in a manner adverse to Heinz or SKF Foods, the Del Monte board recommendation to Del Monte stockholders to vote for the issuance of Del Monte shares in connection with the merger and the amendment and restatement of Del Monte Food Company's certificate of incorporation if:


     - Del Monte has complied with the no solicitation provisions in the Merger Agreement;

     - Del Monte's board (1) reasonably determines in good faith that an acquisition proposal constitutes a superior proposal (and continues to constitute a superior proposal after taking into account any modifications proposed by Heinz during any five business day period referred to below) and (2), after consultation with independent counsel, has concluded in good faith that it is required to do so in order to comply with its fiduciary duties to the Del Monte stockholders under applicable law; and


     - Del Monte has given Heinz and SKF Foods written notice of Del Monte's intention to withdraw or modify, in a manner adverse to Heinz or SKF Foods, the Del Monte Board recommendation to Del Monte stockholders to vote for the issuance of Del Monte shares in connection with the merger and the amendment and restatement of Del Monte Foods Company's certificate of incorporation and, during the five business day period following such notice, Del Monte has negotiated in good faith with Heinz and SKF Foods any modifications to the Merger Agreement proposed by Heinz and SKF Foods in response to the acquisition proposal to result in an equivalent proposal.



     The Del Monte board may withdraw, or modify in a manner adverse to Heinz, its recommendation that Del Monte stockholders approve the issuance of Del Monte shares in connection with the merger and the amendment and restatement of Del Monte Foods Company's certificate of incorporation only as provided in the Merger Agreement. Even if the Del Monte board modifies or withdraws its recommendation, Del Monte is still required to convene a meeting of its stockholders to vote upon approval of the issuance of Del Monte shares in connection with the merger and the amendment and restatement of Del Monte Foods Company's certificate of incorporation.


  NON-COMPETITION

     For a period of four years after the closing, subject to certain exceptions, Heinz and its subsidiaries may not, without Del Monte's prior written consent, engage, directly or indirectly, in the following businesses:

     - dry and canned pet food and pet snacks business in the United States or Canada;

     - specialty pet food businesses worldwide;

     - ambient tuna business in the United States;

     - other ambient seafood businesses in the United States, limited to those products marketed by Heinz's StarKist Seafood business unit as of June 12, 2002 or as of the effective time of the merger;


     - retail private label soup and retail private label gravy businesses in the United States;


     - broth business in the United States; and

     - infant feeding business in the United States.

     In addition, Del Monte has agreed that for a period of three years after the closing date, Del Monte and its subsidiaries will not, without Heinz's prior written consent, use the intellectual property transferred or licensed by Heinz to SKF Foods to engage in the lines of businesses described above anywhere other than the locations listed above for each respective line of business.
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     However, the Merger Agreement does not restrict Heinz from:

     - engaging in the businesses conducted by Heinz or its affiliates (other than the lines of business described above) on the closing date;

     - owning not in excess of 5% in the aggregate of any class of capital stock or other equity interest of any corporation engaged in the lines of businesses described above if such stock is publicly traded and listed on any national or regional stock exchange or the Nasdaq Stock Market;

     - owning an interest acquired as a creditor in bankruptcy or otherwise other than by a voluntary investment decision; or

     - acquiring the assets or capital stock or other equity interests of any other person engaged in the lines of businesses described above, if before the second anniversary of the closing date, the net sales attributable to the lines of business described above conducted by such other person accounts for less than 25% of the net sales of such person for its most recently completed fiscal year.

  PREPARATION OF THIS PROXY STATEMENT/PROSPECTUS

     Del Monte and Heinz agreed to prepare and file with the SEC this proxy statement/prospectus and Del Monte agreed to prepare and file with the SEC the registration statement in which this proxy statement/prospectus is included. Heinz agreed to furnish Del Monte with all information concerning Heinz and the Heinz Businesses as required by the SEC in connection with the preparation of this proxy statement/prospectus. Each of Del Monte and Heinz agreed to cooperate in preparing and filing any necessary amendment or supplement to this proxy statement/prospectus or the registration statement and no such amendment or supplement will be filed without the approval of each of Del Monte and Heinz.

     Heinz has provided Del Monte with all information concerning Heinz and the Heinz Businesses required by the SEC in connection with the preparation of this proxy statement/prospectus.

  REASONABLE BEST EFFORTS

     The parties to the Merger Agreement have agreed to make their respective filings and any other required or requested submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as promptly as practicable, to promptly respond to any requests for additional information from either the Federal Trade Commission or the Department of Justice, and to cooperate in the preparation and coordination of the filings, submissions and responses in order to reduce the length of any review periods and have agreed to use their respective reasonable best efforts to take all actions and to do all things necessary under applicable laws and regulations to consummate and effect the transactions contemplated by the Merger Agreement and the other agreements contemplated by the Merger Agreement and the Separation Agreement, including providing information and using their reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the merger and the other transactions contemplated by the Merger Agreement, as promptly as practicable, except that the parties to the Merger Agreement will not be required to take any action if such action would reasonably be expected to have a material adverse effect on any of the parties.


     In connection with the Distribution, Heinz and SKF Foods have agreed to use their reasonable best efforts to seek, as promptly as practicable, a private letter ruling from the IRS, to the effect that the Contribution and the Distribution will qualify as tax-free transactions under Sections 355 and 368 of the Code and that no gain or loss will be recognized by Heinz, SKF Foods, Del Monte or the Heinz shareholders. The parties to the Merger Agreement have also agreed that in the event that the IRS does not issue one of the rulings requested by Heinz, they will use their reasonable best efforts to restructure the transactions in a manner that will preserve the economics of the transactions to Heinz and Del Monte and result in the receipt of such rulings, but neither Heinz nor Del Monte is required to take any such action that would reasonably be expected to result, in the aggregate, in any costs or detriments or reduction of benefits to Heinz or Del Monte, in either case, of more than $20 million.

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  COOPERATION IN TAX MATTERS


     Under the terms of the Merger Agreement, whether before or after the effective time of the merger, neither Del Monte, Heinz, SKF Foods nor new Del Monte Corporation will take any action or cause any action to be taken that would (1) cause the merger to fail to qualify as a tax-free reorganization under
Section 368(a) of the Code, (2) cause the spin-off to fail to qualify as a tax-free distribution under Sections 355 and 368 of the Code or (3) result in any failure to obtain a private letter ruling from the IRS that confirms that the spin-off will qualify as a tax-free transaction to Heinz, SKF Foods, Del Monte and Heinz shareholders under Sections 355 and 368 of the Code. In addition, Del Monte and Heinz have agreed to cooperate in the preparation of tax returns and the submissions necessary to obtain the private letter ruling.



  BOARD OF DIRECTORS AND OFFICERS OF DEL MONTE



     The parties to the Merger Agreement have agreed that, as of the effective time of the merger, the board of directors of Del Monte shall consist of nine directors to be comprised of six directors designated by Heinz and three directors designated by Del Monte, each subject to the approval of the other, which approval shall not be unreasonably withheld or delayed; provided, that (a) a majority of Heinz's director designees will not be former directors or executive officers of Heinz and (b) none of Heinz's director designees will be directors or executive officers of Heinz at the time they become directors of Del Monte. Richard G. Wolford, who is the current Chairman, President and Chief Executive Officer of Del Monte, will serve as Chief Executive Officer and Chairman of the board of directors of Del Monte following the merger. Wesley J. Smith, who is currently the Chief Operating Officer of Del Monte, will serve as the Chief Operating Officer of Del Monte following the merger. David L. Meyers, who is currently the Chief Financial Officer of Del Monte, will serve as the Chief Financial Officer of Del Monte following the merger. In addition, we expect that substantially all of the other current executive officers of Del Monte will continue to serve as executive officers of Del Monte following the merger.


  COOPERATION OF THIRD PARTIES

     Heinz, SKF Foods and Del Monte have agreed that where the cooperation of third parties such as insurers or trustees is necessary in order for them to completely fulfill their obligations under the Merger Agreement and the other transaction agreements, each of them will use its commercially reasonable efforts to seek the cooperation of those third parties.

  CONSUMMATION OF THE DISTRIBUTION

     Heinz has agreed to use its reasonable best efforts to consummate the Distribution on the closing date, subject to satisfaction of the conditions set forth in the Separation Agreement.

  INTERIM FINANCIAL INFORMATION

     Each of Heinz and SKF Foods, on the one hand, and Del Monte, on the other hand, will, before the closing, provide each other within a reasonable period after each closes its books for the applicable accounting period for the Heinz Businesses (with respect to Heinz and SKF Foods) and for Del Monte with:

     - unaudited profit and loss statements for each quarterly period, together with a balance sheet as of the end of such period; and

     - monthly management profit and loss statements

in the same format and prepared on the same basis as the comparable portions of the SKF Foods audited financial statements and Del Monte's SEC documents, respectively, and will be in accordance with GAAP, except this information may exclude footnotes and be subject to normal year-end adjustments.

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  COOPERATION AMONG HEINZ, SKF FOODS AND DEL MONTE

     Heinz, SKF Foods and Del Monte will together or in accordance with the allocation of responsibility set forth below or as otherwise agreed upon among them take, or cause to be taken, the following actions:


     - Heinz, SKF Foods and Del Monte will, and will cause each of their respective subsidiaries to, reasonably cooperate in the transition and integration process in connection with the merger;


     - Del Monte will file a supplemental listing application with the New York Stock Exchange and the Pacific Exchange and any other stock exchanges for the listing of the shares of Del Monte common stock to be issued in accordance with the transactions contemplated by the Merger Agreement and use its reasonable best efforts to cause those shares to be approved for listing;

     - Del Monte will take all action as may reasonably be required under state securities or blue sky laws in connection with the issuance of shares of Del Monte common stock in accordance with the merger;

     - Heinz, SKF Foods and Del Monte will cooperate with one another in determining whether any filings are required to be made with, or consents required to be obtained from, any governmental authority or any lender, lessor or other third party prior to the effective time of the merger and will provide further assistance as the other party may reasonably request; and

     - The parties have agreed to provide, and each will cause its respective subsidiaries and its subsidiaries' respective representatives to provide, all cooperation reasonably necessary in connection with the arrangement of the financing described in the commitment letters in respect of the transactions contemplated by the Merger Agreement and the Separation Agreement.

  EMPLOYEE MATTERS

       Salary and Benefits


     Under the terms of the Merger Agreement, Del Monte agreed that, among other things,


     - for the two year period following the effective time of the merger, it would provide base salary and bonus opportunities to the employees of the Heinz Businesses that are not less than those provided to the employees of the Heinz Businesses before the effective time of the merger;

     - for the first year after the effective time of the merger, it would, generally, maintain benefits for the employees of the Heinz Businesses that are the same as those provided to the employees of the Heinz Businesses before the effective time of the merger;

     - for the second year after the effective time of the merger, it would, generally, maintain benefits that are, in the aggregate, not materially less favorable than those the employees of the Heinz Businesses were provided before the effective time;

     - for the first two years after the effective time of the merger, it would specifically maintain the Heinz Businesses' annual incentive compensation plans and severance plans for the employees of the Heinz Businesses;

     - it would specifically maintain the Heinz Businesses' supplemental executive retirement plan for employees of the Heinz Businesses who were participating in the plan prior to the effective time of the merger, for so long as it takes to allow the participants who remain employed with Del Monte through age 55 to accrue and vest in their benefits under the plan;

     - it would specifically maintain the post-retirement medical benefit programs for the benefit of employees of the Heinz Businesses who were eligible to participate in the programs prior to the effective time of the merger; and

     - it would honor the terms of the Heinz Businesses' retention incentive plan (a bonus plan under which certain key employees of the Heinz Businesses will receive payments out of an established

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

       bonus pool) and would be responsible for payment of two-thirds of the amount of the bonus pool that is ultimately paid out to the plan participants (up to a maximum of $3.3 million). Heinz will be responsible for the balance of the bonuses to be paid out of the bonus pool.

  NON-SOLICITATION OF EMPLOYEES

     In addition, Del Monte has agreed that for two years after the closing date, it will not, without the prior written consent of Heinz, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Heinz) or enter into a consulting agreement with, any employee of Heinz or its subsidiaries. During this time, Del Monte may solicit to hire or hire individuals who (1) ceased to be an employees of Heinz or its subsidiaries prior to such action by Del Monte other than as a result of voluntary termination of employment or (2) voluntarily terminated their employment with Heinz or its subsidiaries at least three months prior to such action by Del Monte.

     Heinz has similarly agreed that for two years after the closing date, it will not, without the prior written consent of Del Monte, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Del Monte) or enter into a consulting agreement with, any employee of the Heinz Businesses or any employee of Del Monte or its subsidiaries. During this time, Heinz may solicit to hire or hire individuals (other than with respect to any employee of the Heinz Businesses who were salaried employees of Heinz or its subsidiaries prior to the distribution date) who (1) ceased to be an employee of Del Monte or its subsidiaries prior to such action by Heinz other than as a result of voluntary termination of employment or (2) voluntarily terminated their employment with Del Monte or its subsidiaries at least three months prior to such action by Heinz.

  TRADE ACCOUNTS RECEIVABLE; TRADE ACCOUNTS PAYABLE.

     Heinz agreed to use commercially reasonable efforts to establish processes and systems that will permit it to separate the trade accounts receivable and trade accounts payable relating to the Heinz Businesses (together, the "Heinz Businesses Accounts") from those relating to the businesses of Heinz other than the Heinz Businesses in order to permit the transfer of the Heinz Businesses Accounts to SKF Foods on the date the distribution becomes effective (the "Distribution Date"). Heinz shall retain all Heinz Businesses Accounts originating prior to the date on which Heinz is able to separate the accounts (the "Separation Date") and all Heinz Businesses Accounts originating on or after the Separation Date shall be transferred to SKF Foods in accordance with the Separation Agreement (the "Transferred Accounts").

     If the Separation Date occurs prior to the Distribution Date, on the second business day prior to the closing date of the merger, Heinz will deliver to Del Monte a statement containing an estimate derived by subtracting from (A) the difference between (x) the estimated face value of the trade accounts receivable of the Heinz Businesses as of the close of business on the business day immediately preceding the closing date of the merger and (y) the estimated face value of the trade accounts payable of the Heinz Businesses as of such time (the "Estimated Net Accounts Balance")(B) the difference between (x) the estimated face value of the trade accounts receivable of the Heinz Businesses to be transferred to SKF Foods under the Separation Agreement and (y) the estimated face value of the trade accounts payable of the Heinz Businesses to be transferred to SKF Foods under the Separation Agreement (the "Estimated Net Accounts Transferred"). The difference between (A) and (B) in the preceding sentence is referred to as the "Estimated Transferred Accounts Differential". If the Estimated Transferred Accounts Differential is a positive number, Heinz shall pay that amount to SKF Foods at the effective time of the merger.

     Within 90 days following the closing date of the merger, Heinz will deliver to Del Monte a statement certified by Heinz's independent public accountants setting forth the amount derived by subtracting from (A) the difference between
(x) the actual face value of the trade accounts receivable of the Heinz Businesses as of the close of business on the business day immediately preceding the closing date and (y) the actual face value of the trade accounts payable of the Heinz Businesses as of such time (the "Closing Net Accounts Balance")(B) the difference between (x) the actual face value of the trade

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

accounts receivable of the Heinz Businesses transferred to SKF Foods under the Separation Agreement and (y) the actual face value of the trade accounts payable of the Heinz Businesses to be transferred to SKF Foods under the Separation Agreement (the "Actual Net Accounts Transferred"). The difference between (A) and (B) in the preceding sentence is referred to as the "Actual Transferred Accounts Differential".

     The Merger Agreement contains provisions governing the resolution of disputes, if any, between Del Monte and Heinz with respect to the amount of the Actual Transferred Accounts Differential. These provisions require Del Monte to provide notice of any such dispute to Heinz within 30 days after receiving the statement from Heinz setting forth the Actual Transferred Accounts Differential and require Heinz and Del Monte to use their reasonable best efforts to resolve the dispute for a ten-day period. If an agreement is not reached after ten days, the dispute may be referred by either Heinz or Del Monte for determination to Ernst & Young LLP, and Ernst & Young shall notify Heinz and Del Monte of its determination within twenty days of such referral. In the absence of manifest error, Ernst & Young's determination will be deemed to have been accepted and approved by Heinz and Del Monte. The amount of the Transferred Accounts Differential, as agreed to by Del Monte or as determined by Ernst & Young, is referred to as the Final Transferred Accounts Differential.

     If the amount of the Final Transferred Accounts Differential is positive and is higher than the corresponding amount set forth in the Estimated Transferred Accounts Differential, then Heinz shall pay the difference to SKF Foods, with interest as provided in the Merger Agreement, except that if the Estimated Transferred Accounts Differential was less than zero, Heinz shall only pay the amount of the Final Transferred Accounts Differential. If the amount of the Final Transferred Accounts Differential is lower (or if less than zero, more negative) than the Estimated Transferred Accounts Differential, then SKF Foods shall pay the difference to Heinz, with interest as provided in the Merger Agreement, but this payment will not be greater than the amount, if any, paid by Heinz if the Estimated Transferred Accounts Differential is a positive number.


     If the Separation Date occurs after the Distribution Date, (A) Heinz shall add to the services to be provided under the Transition Services Agreement trade accounts payable and trade accounts receivable administration until the Separation Date occurs and (B) on the second business day prior to the closing date of the merger, Heinz shall prepare and deliver to Del Monte a statement containing the Estimated Net Accounts Balance. If the Estimated Net Accounts balance is a positive number, Heinz shall pay that amount to SKF Foods at the effective time of the merger.


     Within 90 days following the closing date of the merger, Heinz shall deliver to Del Monte a statement setting forth the Closing Net Accounts Balance, certified by Heinz's independent public accountants. The Merger Agreement contains provisions governing the resolution of disputes, if any, between Del Monte and Heinz with respect to the amount of the Closing Net Accounts Balance. These provisions require Del Monte to provide notice of any such dispute to Heinz within 30 days after receiving the statement from Heinz setting forth the Closing Net Accounts Balance and require Heinz and Del Monte to use their reasonable best efforts to resolve the dispute for a ten-day period. If an agreement is not reached after ten days, the dispute may be referred by either Heinz or Del Monte for determination to Ernst & Young LLP and Ernst & Young shall notify Heinz and Del Monte of its determination within twenty days of such referral. In the absence of manifest error, Ernst & Young's determination will be deemed to have been accepted and approved by Heinz and Del Monte. The amount of the Closing Net Accounts Balance, as agreed to by Del Monte or as determined by Ernst & Young, is referred to as the Final Net Accounts Balance.

     If the amount of the Final Net Accounts Balance is positive and higher than the corresponding amount set forth in the Estimated Net Accounts Balance, then Heinz shall pay the difference to SKF Foods, with interest as provided in the Merger Agreement, except that if the Estimated Net Accounts Balance was less than zero, Heinz shall only pay the amount of the Final Net Accounts Balance. If the amount of the Final Net Accounts Balance is lower than the Estimated Net Accounts Balance, then SKF Foods shall pay the difference to Heinz, with interest as provided in the Merger Agreement, but this

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payment will not be greater than the amount, if any, paid by Heinz if the
Estimated Net Accounts Balance is a positive number.


  INVESTIGATION

     Heinz (with respect to the Heinz Businesses only) and Del Monte have agreed to afford to each other's personnel and representatives reasonable access to its personnel, representatives, plants, properties, contracts, books, records (including tax returns), plans and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws, and will use their respective reasonable best efforts to furnish promptly to the other additional financial and operating data and other information, as the other may reasonably request, except to the extent that they are legally obligated to keep the information confidential.

  DIRECTOR AND OFFICER INDEMNIFICATION; LIMITATION OF LIABILITY

     Del Monte has agreed, for a period of at least six years after the effective time of the merger, to indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers or employees of Heinz and its subsidiaries that will become directors, officers or employees of Del Monte or its subsidiaries to the maximum extent allowed under Delaware law for acts or omissions occurring after the effective time of the merger.


     Del Monte has also agreed to adopt the amended and restated certificate of incorporation and by-laws of Del Monte Foods Company which provide for the elimination of personal liability and indemnification and advancement of expenses to the maximum extent permitted under Delaware law and not to modify such certificate of incorporation and by-laws in any way that is not applicable to all similarly situated directors, officers or employees of Del Monte or SKF Foods.


  NON-DISCLOSURE

     Del Monte has agreed that, for a three-year period after the closing date, neither Del Monte nor any of its subsidiaries, nor any of their respective representatives will at any time, either directly or indirectly, access, obtain, use, share, communicate, transmit or otherwise disclose any Heinz information, including by obtaining or accessing any such Heinz information from any former employee of Heinz or any of its subsidiaries (whether or not currently employed by Del Monte).

     "Heinz information" means all information relating to the business, activities and operations of Heinz other than SKF Foods which the person in question knew, had reason to know or would reasonably be expected to know was confidential, proprietary or non-public.

  DEBT INSTRUMENTS


     Before or at the effective time of the merger, Heinz and each of its subsidiaries (with respect to obligations of SKF Foods only), and Del Monte and each of its subsidiaries have agreed to use their reasonable best efforts to prevent the occurrence, as a result of the merger and the other transactions contemplated by the Merger Agreement, of a change in control or any event that constitutes a default under any of their respective debt instruments (other than Del Monte's existing credit facility). If, however, the transfer of any asset to, or the assumption of any liability by, SKF Foods would result, upon the consummation of the merger, in the occurrence of any event that would constitute a default under Del Monte's existing indenture, then Heinz and SKF Foods will use their reasonable best efforts prior to the consummation of the merger to amend the applicable provisions of the asset or liability or take other commercially reasonable actions that will preserve the economics of the transactions contemplated by the Merger Agreement and the other transaction agreements to Heinz, SKF Foods and Del Monte without causing that event, default or event of default.


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CONDITIONS TO COMPLETION OF THE MERGER


     The respective obligations of Del Monte, Heinz and SKF Foods to complete the merger are subject to the fulfillment or waiver of a number of conditions, at or prior to the effective time of the merger including the following:

     - the Distribution will have been completed in accordance with the Separation Agreement;

     - the Del Monte stockholders will have approved the issuance of Del Monte shares in connection with the merger;


     - all consents, approvals and authorizations of any governmental authority legally required for the consummation of the transactions contemplated by the Merger Agreement and the other transaction agreements will have been obtained and be in full force and effect at the effective time of the merger, except for those consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Del Monte after giving effect to the merger;


     - all consents or approvals of each person whose consent or approval is required for the consummation of the transactions contemplated by the Merger Agreement and the other transaction agreements under any contract to which Del Monte or Heinz or their respective subsidiaries is a party, or by which their respective properties and assets are bound will have been obtained, in each case without the payment or imposition of any material costs or obligations, and be in full force and effect at the effective time of the merger, except where the failure to obtain the consents and approvals would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Del Monte, after giving effect to the merger, or to the extent that reasonably acceptable alternative arrangements relating to the failure to obtain the consents or approvals are otherwise provided for;

     - any waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated;


     - the registration statement of which this proxy statement/prospectus forms a part will have become effective and will not be the subject of any stop order or proceedings seeking a stop order and no similar proceeding in respect of this proxy statement/prospectus will have been initiated or threatened by the SEC;



     - Del Monte common stock to be issued in the merger will have been authorized for listing on the New York Stock Exchange and the Pacific Exchange, subject to official notice of issuance;


     - no temporary restraining order, preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or other government authority of competent jurisdiction or other legal restraint or prohibition preventing or making illegal the consummation of the transactions contemplated by the Merger Agreement and the other transaction agreements will be in effect, it being understood that the parties to the Merger Agreement have agreed to use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated; and


     - SKF Foods shall have entered into the senior bank facility on the terms and conditions set forth in the commitment letter agreed upon as of the date of the Merger Agreement or on terms and conditions which are not materially more burdensome to Del Monte or SKF Foods (as survivor of the merger with Del Monte Corporation) than those set forth in the commitment letter agreed upon as of the date of the Merger Agreement, except as contemplated by the commitment letter.


     In addition, the obligation of Heinz and SKF Foods to complete the merger is subject to the satisfaction or waiver of the following conditions:

     - the representations and warranties of Del Monte in the Merger Agreement
       (1) qualified as to material adverse effect shall be true and correct in all respects and (2) not qualified as to material adverse effect shall be true and correct in all material respects, in each case as of the effective time of the merger (except to the extent such representations and warranties address matters as of a
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       particular date), except in the case of clause (2) where the failure of the representations and warranties to be true and correct in all material respects would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Del Monte;

     - all covenants and agreements of Del Monte under the Merger Agreement to be performed at or before the effective time of the merger will have been performed in all material respects by Del Monte, unless otherwise specifically contemplated or permitted by the Merger agreement;

     - Heinz will have received an opinion from its tax counsel to the effect that the merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code, and the Distributed Notes will constitute securities for federal income tax purposes;

     - Del Monte will have delivered to Heinz a statement setting forth all of the fees payable by Del Monte to professional advisors in connection with the transactions contemplated by the Merger Agreement (including the transaction advisory fee to be paid to Texas Pacific Group and fees payable to Morgan Stanley & Co. Incorporated, Gibson, Dunn & Crutcher LLP, KPMG LLP and any other professional service firm hired by Del Monte to provide similar services, but excluding any fees payable in connection with the financing of the transactions contemplated by the Merger Agreement and the other transaction agreements);

     - Del Monte shall have entered into the Tax Separation Agreement;

     - Heinz will have received a private letter ruling from the Internal Revenue Service, reasonably satisfactory to Heinz, to the effect that the Contribution and the Distribution will qualify as tax-free transactions under Sections 355 and 368 of the Code and that no gain or loss will be recognized by Heinz, SKF Foods, Del Monte or the Heinz shareholders;


     - Del Monte will have delivered to Heinz the resignations of all members of the Del Monte board of directors who will not continue as directors of Del Monte following the merger; and



     - SKF Foods will have received and distributed to Heinz the Distribution Amount which was incurred on the terms and conditions set forth in the commitment letter agreed upon as of the date of the Merger Agreement and SKF Foods will have issued the Distributed Notes on either the terms and conditions set forth in the engagement letter, with respect to the Capital Market Notes, or the commitment letter, with respect to the Senior Secured Notes, as the case may be, each as agreed upon as of the date of the Merger Agreement. The terms and conditions of all such financing shall not be materially more burdensome to Heinz, SKF Foods, Del Monte or new Del Monte Corporation than those set forth in the commitment letters or the engagement letter as agreed upon as of the date of the Merger Agreement, except as contemplated thereby, as the case may be.


     In addition, Del Monte's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

     - the representations and warranties of Heinz and SKF Foods in the Merger Agreement (1) qualified as to material adverse effect shall be true and correct in all respects and (2) not qualified as to material adverse effect shall be true and correct in all material respects, in each case as of the effective time of the merger (except to the extent such representations and warranties address matters as of a particular date), except in the case of clause (2) where the failure of such representations and warranties to be true and correct in all material respects would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SKF Foods;

     - all covenants and agreements of Heinz and SKF Foods under the Merger Agreement to be performed at or before the effective time of the merger will have been performed in all material respects by the appropriate party, unless otherwise specifically contemplated or permitted by the Merger Agreement;

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

     - Del Monte will have received an opinion from its tax counsel to the effect that the merger constitutes a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code;

     - Heinz and SKF Foods will have entered into the other agreements contemplated by the Merger Agreement and the Separation Agreement; and


     - the terms and conditions of the financing for the spin-off and the merger shall not be materially more burdensome to Del Monte and SKF Foods (as survivor of the merger with Del Monte Corporation) than those set forth in the commitment letters and engagement letter agreed upon as of the date of the Merger Agreement, except as contemplated thereby.


TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time before the effective time of the merger:

     - by the mutual written consent of each party to the Merger Agreement;

     - by either Del Monte or Heinz, if:

      - the merger has not occurred before March 12, 2003, unless failure of the merger to have occurred by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform any of its obligations under the Merger Agreement;

      - the Del Monte stockholders do not approve the share issuance proposal;
        or

      - any court of competent jurisdiction or any other governmental authority issues an order restraining, enjoining or otherwise prohibiting the merger and such order has become final and nonappealable; as long as (a) the party seeking to terminate the Merger Agreement used its reasonable best efforts to remove such order if it is a party to the applicable proceeding and (b) the order was not the result of, or caused by, the failure of the party seeking to terminate the Merger Agreement to perform any of its obligations under the Merger Agreement;

     - by Heinz, if:


      - Del Monte has not included the recommendation of its board of directors in this proxy statement/prospectus that the Del Monte stockholders approve the share issuance proposal and the amendment and restatement of Del Monte Foods Company's certificate of incorporation;



      - the board of directors of Del Monte has withdrawn or modified in a manner adverse to Heinz or SKF Foods its recommendation that the Del Monte stockholders approve the share issuance proposal and the amendment and restatement of Del Monte Foods Company's certificate of incorporation; or



      - Del Monte has breached certain of its obligations under the Merger Agreement, including, among others, its obligations to file this document with the SEC, convene the annual meeting, include in this document the recommendation of Del Monte's board of directors that the Del Monte stockholders approve the share issuance proposal and the amendment and restatement of Del Monte Foods Company's certificate of incorporation and the written opinion of Morgan Stanley & Co. Incorporated that the exchange ratio is fair from a financial point of view to the holders of Del Monte common stock and use its reasonable best efforts to obtain the vote necessary to approve the share issuance proposal and the amendment and restatement of Del Monte Foods Company's certificate of incorporation, and such breach either by its terms cannot be cured by March 12, 2003 or is not remedied within 30 days after Heinz has furnished Del Monte with written notice of such breach;


     - by Del Monte, if Del Monte is not in material breach of the terms of the Merger Agreement, and Heinz or SKF Foods has breached any of its representations, warranties, covenants or agreements

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

       in the Merger Agreement which would cause the conditions to Del Monte's obligation to complete the merger relating to the accuracy of SKF Foods' representations and warranties and the performance of its covenants not to be satisfied, and the breach by its nature cannot be cured or Heinz has not, within 30 days after receipt of written notice of the breach from Del Monte, cured the breach or made any good faith attempt to cure the breach; or

     - by Heinz, if Heinz is not in material breach of the terms of the Merger Agreement, and Del Monte or Del Monte Corporation has breached any of its representations, warranties, covenants or agreements in the Merger Agreement which would cause the conditions to Heinz's obligation to complete the merger relating to the accuracy of Del Monte's representations and warranties and the performance of its covenants not to be satisfied, and the breach by its nature cannot be cured or Del Monte has not, within 30 days after receipt of written notice of the breach from Heinz, cured the breach or made any good faith attempt to cure the breach.

EFFECT OF TERMINATION; TERMINATION FEES

     If the Merger Agreement is terminated, it will become void and of no effect without any liability or obligation on the part of any party to any other party, except that specified provisions in the Merger Agreement regarding confidentiality and payment of the termination fee shall survive and termination shall not relieve any party of any liability or damages resulting from fraud or any willful and material breach of any covenant or other agreement included in the Merger Agreement.

     Del Monte will pay Heinz a termination fee of $20 million in the following circumstances:


     - If Heinz terminates the Merger Agreement because Del Monte breached certain of its obligations under the Merger Agreement, including, among others, its obligations to file this document with the SEC, convene the annual meeting, include in this document the recommendation of Del Monte's board of directors that the Del Monte stockholders approve the share issuance proposal and the amendment and restatement of Del Monte Foods Company's certificate of incorporation and the written opinion of Morgan Stanley & Co. Incorporated that the exchange ratio is fair from a financial point of view to the holders of Del Monte common stock, and use its reasonable best efforts to obtain the vote necessary to approve the share issuance proposal and the amendment and restatement of Del Monte Foods Company's certificate of incorporation, and such breach either by its terms cannot be cured by March 12, 2003 or is not remedied within 30 days after Heinz has furnished Del Monte with written notice of such breach; or


     - If, prior to the effective time of the merger:

      (a) an acquisition proposal with respect to Del Monte is commenced, publicly disclosed, publicly proposed or otherwise communicated to Del Monte or the Del Monte stockholders; and

      (b) the Merger Agreement is terminated by either Heinz or Del Monte because the Del Monte stockholders do not approve the share issuance proposal or by Heinz because:


         (1) Del Monte does not include the recommendation of its board of directors that the Del Monte stockholders approve the share issuance proposal and the amendment and restatement of Del Monte Foods Company's certificate of incorporation;



         (2) the board of directors of Del Monte withdraws or changes, in a manner adverse to Heinz or SKF Foods, its recommendation that the Del Monte stockholders approve the share issuance proposal and the amendment and restatement of Del Monte Foods Company's certificate of incorporation; or


         (3) Del Monte or Del Monte Corporation breaches a representation, warranty, covenant or agreement in the Merger Agreement that causes the conditions to Heinz's obligation to complete the merger relating to the accuracy of Del Monte's representations and warranties and the performance of its covenants not to be satisfied, and the breach by its nature cannot be cured or Del Monte has not, within 30 days after receipt of written
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

             notice of the breach from Heinz, cured the breach or made any good faith effort to cure the breach;

      and


      (c)(1) within 15 months after the date of termination, Del Monte and the person that made the acquisition proposal described in clause (a) above enter into an agreement relating to, or consummate:



            - a merger, consolidation, share exchange or other similar transaction or series of related transactions involving Del Monte or its subsidiaries;


            - the sale, lease, exchange, transfer or other disposition
              (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of 15% or more of the consolidated assets of Del Monte or assets accounting for 15% or more of the consolidated revenues of Del Monte;

            - a tender offer, exchange offer or similar transaction or series of related transactions involving 15% or more of Del Monte's common stock or the common stock of any Del Monte subsidiary;

            - an acquisition by any person (other than Heinz or any of its affiliates) of beneficial ownership or the formation of any group of persons to acquire beneficial ownership of more than 15% of Del Monte's common stock or the common stock of any Del Monte subsidiary; or

            - any other substantially similar transaction or series of related transactions that would reasonably be expected to result in the acquisition of a controlling interest in Del Monte, or that would be inconsistent in any material respect with, or hinder or delay in any material respect the consummation of, the transactions contemplated by the Merger Agreement or the other transaction agreements;

         or


         (2) within 9 months after the date of termination, Del Monte enters into an agreement with a person other than the person that made the acquisition proposal described in clause (c)(1) above relating to, or consummates, any acquisition proposal, as described in clause
             (c)(1) above.


AMENDMENTS TO THE MERGER AGREEMENT


     Subject to applicable law, any provision of the Merger Agreement may be amended with the approval of Del Monte, Heinz, SKF Foods and Del Monte Corporation. If the Del Monte stockholders have already approved the share issuance proposal and the amendment and restatement of Del Monte Foods Company's certificate of incorporation, no amendment will be made that by law requires further approval by Del Monte stockholders without first obtaining such further approval.



FEES AND EXPENSES



     Generally, Del Monte will pay the fees that Del Monte incurs in the merger, in connection with the financing transactions contemplated by the Merger Agreement and such fees as agreed to by Del Monte and Heinz incurred by Heinz in connection with the financing transactions and the preparation of this proxy statement/prospectus contemplated by the Merger Agreement.


     If the fees Del Monte incurs to its professional advisors, including any transaction advisory fee paid to Texas Pacific Group and fees payable to Morgan Stanley & Co. Incorporated, Gibson, Dunn & Crutcher LLP, KPMG LLP and any other professional service firm hired by Del Monte to provide similar services, but excluding any fees incurred in connection with the financing transactions contemplated by the Merger

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


Agreement, exceed $26,500,000 in the aggregate, Del Monte must pay Heinz an amount equal to three times the excess of the Del Monte fees over $26,500,000. Heinz may elect to have this amount paid:



     - immediately after the effective time of the merger, by having Del Monte pay directly or reimburse Heinz for all or a portion of Heinz's reasonably documented professional fees in a dollar amount equal to three times the amount by which Del Monte's fees incurred in connection with the merger exceed $26,500,000 in the aggregate;


     - immediately before the Distribution, by increasing the amount of debt to be incurred by SKF Foods by a dollar amount equal to three times the amount by which Del Monte's fees incurred in connection with the merger exceed $26,500,000 in the aggregate, the proceeds of which shall be subsequently distributed to Heinz under the terms of the Separation Agreement; or

     - by a combination of the alternatives set forth above.


     Other than as described above, neither Del Monte nor new Del Monte Corporation will be responsible for Heinz's professional fees.


     If the merger is not consummated, all fees and expenses incurred by Heinz, SKF Foods, Del Monte or their respective subsidiaries in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, except that all fees incurred by Heinz and Del Monte in connection with the financing transactions contemplated by the Merger Agreement shall be shared equally by Heinz and Del Monte.

RESTRICTIONS ON RESALES BY AFFILIATES


     The issuance of Del Monte common stock to Heinz shareholders in the merger has been registered under the Securities Act. Accordingly, the shares of Del Monte common stock issued in the merger may be traded freely and without restriction by stockholders who are not deemed to be affiliates of SKF Foods. Any subsequent transfer of these shares by any affiliate of SKF Foods at the time that Heinz, as sole stockholder of SKF Foods, adopted the Merger Agreement and approved the merger, must:


     - be registered under the Securities Act;

     - comply with Rule 145 promulgated under the Securities Act (permitting limited sales under specified circumstances); or

     - otherwise be exempt from registration under the Securities Act.


     An "affiliate" of SKF Foods is a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, SKF Foods after the merger. These restrictions are expected to apply to the directors and executive officers of Heinz and SKF Foods and any holder of 10% or more of Heinz common stock (and to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by Del Monte to its transfer agent with respect to the shares of Del Monte common stock to be received by persons subject to these restrictions, and any certificates for their shares will be appropriately legended.


     Heinz has agreed to use its commercially reasonable best efforts to cause each person who is an affiliate of SKF Foods (for purposes of Rule 145 under the Securities Act) to execute a written agreement intended to ensure compliance with the Securities Act at least 15 days prior to the effective time of the merger.

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                            THE SEPARATION AGREEMENT

     The following is a summary of the material terms and provisions of the Separation Agreement. This description is not a complete description of the Separation Agreement and is qualified by reference to the full text of the Separation Agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement/prospectus. We encourage you to read the Separation Agreement carefully.

GENERAL

     The Separation Agreement between Heinz and SKF Foods provides for, among other things, the principal corporate transactions required to effect the separation of the Heinz Businesses from Heinz, the proposed distribution of SKF Foods common stock to Heinz shareholders and other specified terms governing the relationship between Heinz and SKF Foods with respect to or as a consequence of the spin-off.

THE CONTRIBUTION

  ASSIGNMENT

     Under the terms of the Separation Agreement, on or before the closing date of the merger, but before the spin-off and before the filing of the certificate of merger, Heinz will convey, assign, transfer and deliver to SKF Foods all of Heinz's right, title and interest in the assets relating primarily to or used primarily in the Heinz Businesses, which are defined in the Merger Agreement as
Heinz's:


     - dry and canned pet food and pet snacks businesses in the U.S. and Canada;



     - specialty pet food businesses conducted under the "Nature's Recipe", "IVD", "TechniCal" and "MediCal" trademarks worldwide;



     - ambient tuna business in the U.S.;



     - other ambient seafood products currently marketed by the StarKist Seafood business unit in the U.S.;



     - retail private label soup and retail private label gravy businesses in the U.S.;



     - broth business conducted in the U.S. under the trademark "College Inn";
       and



     - infant feeding business in the U.S., including pureed foods currently produced in Heinz's Pittsburgh plant.


     For the purpose of the definition of the Heinz Businesses set forth above, "in the U.S." or "in Canada" means all channels of distribution, except in the case of clause (5), where it includes only retail sales, in such country and its territories and "retail" refers to products sold as packaged goods for consumption in the home, as opposed to prepared foods sold for away-from-home consumption or consumption without further preparation beyond reheating.


     The Heinz Businesses assets that Heinz will convey, assign, transfer and deliver to SKF Foods, subject to certain exceptions, consist of any and all assets relating primarily to or used primarily in the Heinz Businesses as of the distribution date. These Heinz Businesses assets include, subject to certain exceptions:


     - all real property owned in fee and used or held for use primarily in the Heinz Businesses, including all plants, facilities, buildings, structures and other improvements situated on the owned property, subject to specified exceptions;

     - all leasehold interests in real property used or held for use primarily in the Heinz Businesses;

     - all machinery, equipment, fixtures, motor vehicles, furniture, dies, molds, tools and other items of tangible personal property used or held for use primarily in the Heinz Businesses;
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

     - all inventories of raw materials, packaging supplies and materials, work-in-process, spare parts, maintenance supplies and finished products (including unlabeled finished products) to the extent used or held for use in or produced by the Heinz Businesses for use in or sale by the Heinz Businesses, except for certain materials described in the contract packaging agreements;


     - all intellectual property relating primarily to or used primarily in the Heinz Businesses and certain intellectual property that relates to or is used by both the Heinz Businesses and the retained businesses of Heinz, subject to any grant of rights to any third party granted before the distribution date and excluding some elements of the data communications infrastructure described below;


     - the data communications infrastructure established in contemplation of the separation and pursuant to the detailed terms set forth in the Separation Agreement;

     - all books, records and other documents used or held for use primarily in the Heinz Businesses but excluding any portion of such items which incorporate or reflect information relating to the retained business of Heinz;

     - all contracts to the extent relating primarily to or used primarily in the Heinz Businesses and to the extent transferable;

     - all licenses, permits, consents, orders, authorizations, certificates, exemptions or approvals to the extent relating primarily to or used primarily in the Heinz Businesses and to the extent transferable;

     - all prepaid expenses, credits or similar advance payments, including slotting payments and lease deposits, to the extent related to the Heinz Businesses;

     - the benefit plan assets (including cash) to be transferred to SKF Foods in accordance with the Employee Benefits Agreement;

     - all trade accounts receivables relating to the Heinz Businesses to the extent transferable pursuant to the Merger Agreement, or to the extent the trade accounts receivable are not transferable in accordance with the Merger Agreement, the payment, if any, to be made under the Merger Agreement in lieu of the transfer;


     - all claims (including pending claims but excluding claims under insurance policies), causes of action, choses in action, rights under express or implied warranties, guarantees and indemnities, rights of recovery and rights of setoff of any kind to the extent related to the Heinz Businesses and to the extent transferable;


     - the shares of capital stock and interests of specified subsidiaries related to the Heinz Businesses;

     - all other assets, properties, goodwill and rights included in the estimated statement of assets and liabilities of the Heinz Businesses as of May 1, 2002 prepared by Heinz, to the extent these assets, properties, goodwill and rights are still owned or leased by Heinz on the distribution date;

     - all bank accounts solely related to the Heinz Businesses;

     - all letters of credit, performance and surety bonds and related deposits to the extent related to the Heinz Businesses;

     - all rights to universal product codes that are exclusive (including the manufacturer code) to specified entities and to the extent transferred under the Right of Use Agreement, the rights to universal product codes used on all other products of the Heinz Businesses;


     - to the extent a claim relates to the Heinz Businesses, rights under insurance policies, including the rights to make claims under these policies, as described under "Separation Agreement -- Covenants" on page 80; and


     - the reserve, existing as of the distribution date, relating to the restructuring reserve for the exit from the Heinz Businesses property and facility located at Terminal Island, California.

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


     The Separation Agreement also specifically identifies assets that will not be transferred to SKF Foods as part of the spin-off. These excluded assets include:


     - except for the bank accounts described above, cash and cash equivalents, including bank deposits, investments in "money market" funds, commercial paper funds, certificates of deposit, Treasury bills and accrued interest on any of the foregoing;

     - all information systems and technology of any Heinz entity, except the data communications infrastructure described above;


     - all rights of Heinz and its subsidiaries after the Distribution under the transaction agreements;


     - any assets that are transferred or otherwise disposed of by Heinz before the closing date not in violation of the Merger Agreement;

     - all trademarks containing, including or used in connection with, the name or brands of Heinz or any subsidiary of Heinz that is not a subsidiary of SKF Foods and certain intellectual property that is used by both the Heinz Businesses and the Heinz business;

     - trade accounts receivable relating to the Heinz Businesses to the extent not transferable in accordance with the Merger Agreement;


     - specified subsidiaries of StarKist Foods;


     - specified real property and facilities;

     - any personal computers, if any, and printers, if any, of Heinz employees; and

     - except as otherwise specified, all intercompany contracts among Heinz entities.

  ASSUMPTION

     At the same time as the assignment, SKF Foods will assume all liabilities arising out of or related to the Heinz Businesses, including those incurred or occurring before the merger. The liabilities that SKF Foods will assume include:

     - all liabilities in connection with actions arising out of or related to the Heinz Businesses or the Heinz Businesses assets, including any claim for personal injury, property damage or economic loss;

     - all environmental claims arising out of or relating to the Heinz Businesses;

     - all liabilities arising out of or relating to the Heinz Businesses employees, except as described below, and the SKF Foods benefit plans, as provided under the terms of the Employee Benefits Agreement;

     - all liabilities under contracts and licenses to the extent relating primarily to or used primarily in the Heinz Businesses;

     - the trade accounts payable, to the extent transferable under the Merger Agreement;

     - all liabilities for customer deductions and returns arising out of or relating to products of the Heinz Businesses, whether arising out of or relating to products sold before, on or after the distribution date;

     - the obligation to pay expenses as set forth in the Separation Agreement or as provided under other transaction agreements; and

     - all liabilities for administration and redemption of coupons arising out of or relating to the Heinz Businesses.

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     The Separation Agreement also identifies specific liabilities that will not be assumed by SKF Foods as part of the spin-off. These excluded liabilities include:

     - all liabilities relating to Heinz's employment relationships with former employees whose employment responsibilities at any time related to the Heinz Businesses and who had retired as of the closing date;

     - the trade accounts payable to the extent not transferable under the Merger Agreement;

     - all liabilities to the extent arising out of or relating to the assets that will not be transferred to SKF Foods as part of the spin-off; and

     - all liabilities arising out of or relating to actions taken by Heinz in restructuring the Heinz entities in connection with the Contribution and Distribution on or before the distribution date, including transfers of assets and liabilities.

     In addition, Heinz will not be obligated to transfer any assets, and SKF Foods will not be obligated to assume any liabilities, that at the time of the Contribution are not capable of being transferred or assumed because a consent or government approval has not been obtained or some other legal impediment to the transfer or assumption has not been removed. Heinz will hold any asset or liability the transfer or assumption of which is delayed for these reasons for the use and benefit of SKF Foods. The transfer of each of these assets or assumption of each of these liabilities will occur promptly after the respective consent or government approval causing the delay is obtained or the legal impediment is removed.

THE DISTRIBUTION


     After the Contribution, Heinz will spin off the Heinz Businesses by distributing on the record date one share of SKF Foods common stock for each share of Heinz common stock held. The record date for the Heinz Businesses spin-off will be established by the Heinz board of directors.


     Heinz shareholders will not be sent stock certificates representing the shares of the SKF Foods common stock distributed to them in the Heinz Businesses spin-off because the merger will occur shortly after the Heinz Businesses spin-off. Instead, Heinz will cause the exchange agent for SKF Foods common stock issued in the spin-off to hold the SKF Foods common stock in trust for Heinz shareholders as of the record date pending conversion of the SKF Foods common stock into shares of Del Monte common stock in the merger.

TIMING OF THE CONTRIBUTION AND THE DISTRIBUTION


     The Contribution and the Distribution are scheduled to occur on or before the closing date for the merger. See "The Merger Agreement -- Effective Time" on page 56. The Contribution will occur before the Distribution, which will occur before the merger.


FINANCING


     In accordance with the Merger Agreement, before the Distribution, SKF Foods will obtain approximately $800 million in bank debt. This amount may be adjusted based on, among other things, fees paid in connection with the merger and amounts in specified SKF Foods bank accounts at the time of the Contribution. Prior to the Distribution, SKF Foods will issue to Heinz the $300 million in Distributed Notes, and will transfer to Heinz the $800 million Distribution Amount, which amount may be adjusted as described above. Heinz will then transfer the Distributed Notes and the Distribution Amount to one of its affiliates. If the merger is completed on or before January 15, 2003, Heinz will reduce the amount of the Heinz Businesses' debt as of the closing of the merger by up to $30 million. See "Financing of the Spin-Off and the Merger" on page 91.


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COVENANTS


     Each of Heinz and SKF Foods (and after the merger, new Del Monte Corporation) have agreed to take specified actions after the signing of the Separation Agreement. Some of the most significant of these include the following:



     - Heinz and SKF Foods will use their reasonable best efforts to amend all material contracts relating to the Heinz Businesses and the retained businesses of Heinz so that the contractual rights and duties are equitably apportioned between the Heinz Businesses and the remaining businesses of Heinz. If an amendment cannot be obtained, or if an amendment would be ineffective or would adversely affect in a material respect the rights of either SKF Foods or Heinz under the affected contract, SKF Foods and Heinz will cooperate in negotiating a mutually agreeable arrangement to transfer the economic benefit of the contract to the intended party to the extent possible;



     - for a period of four years from the effective time of the merger, SKF Foods and its subsidiaries will not (1) alter or impede the visibility of the Heinz signs at the new Del Monte Corporation factory in Pittsburgh or
       (2) erect or maintain any other signs or advertising at such factory, other than ordinary business identification signs;



     - before the spin-off, all intercompany agreements and loans between Heinz and its subsidiaries that will not be subsidiaries of SKF Foods after the spin-off, on the one hand, and SKF Foods and its subsidiaries, on the other hand, will be terminated, except for those specifically provided for in the Separation Agreement;


     - Heinz and SKF Foods will use their reasonable best efforts to make available witnesses and books and records relating to Heinz or the Heinz Businesses on or prior to the spin-off;

     - for a period of at least eight years after the closing of the merger, Heinz and SKF Foods each will use their reasonable best efforts to retain records relating directly and primarily to the Heinz Businesses at the time of the merger;

     - except as specifically set forth in the Trademark License Agreement, no later than six months after the closing of the merger, the Heinz Businesses will cease to use, directly or indirectly, any trademark that includes the Heinz name or any Heinz brand. The Heinz Businesses will also cease use of consumer information telephone numbers, website addresses or other contact information, and packaging, advertising, sales and promotional materials bearing any of Heinz's corporate names or other references no later than six months after the closing date of the merger. This restriction on the ability to use the Heinz name will not apply to finished goods inventory or labels or packaging materials that are in existence at the time of the Distribution;


     - SKF Foods will assume responsibility for all returns of products of the Heinz Businesses shipped before, but returned after, the closing of the merger, as well as all products of the Heinz Businesses shipped after the effective time of the merger. Heinz will retain responsibility for all returns of products of the retained businesses of Heinz billed to SKF Foods; and


     - SKF Foods will be responsible for obtaining and maintaining its own insurance coverage and will no longer be an insured party under Heinz's insurance policies after the spin-off. However, except as restricted by law or the applicable insurance policy, SKF Foods will have the continued right to assert claims and to resolve existing and pending claims for insured incidents, to the extent relating to the Heinz Businesses, occurring on or before the date of the spin-off under Heinz's insurance policies with third party insurers.


CONDITIONS TO COMPLETION OF THE SEPARATION



     The obligations of Heinz to complete the separation and the Heinz Businesses spin-off are subject to fulfillment (or waiver by Heinz) of the condition that each of the parties to the Merger Agreement shall have irrevocably confirmed that each of the conditions to closing the merger, as described under "The


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Merger Agreement -- Conditions to the Completion of the Merger" on page 70, have been fulfilled or will be fulfilled at the effective time of the merger or are or have been waived.


MUTUAL RELEASE; INDEMNIFICATION

     Mutual Release of Pre-Closing Claims. Heinz and SKF Foods have each agreed to release the other from any and all claims that it may have against the other party:

     - arising under any contract or agreement;


     - by operation of law or otherwise;


     - existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur; or

     - arising from any conditions existing or alleged to have existed on or before the Distribution Date.

     The mutual release includes claims relating to the transactions and all other activities to implement the Contribution and the Distribution. The mutual release is subject to specified exceptions set forth in the Separation Agreement.

     The specified exceptions include:

     - any liability provided in or resulting from any contract between SKF Foods or its subsidiaries, on the one hand, and Heinz or its subsidiaries, on the other hand, that does not terminate as of the Distribution Date;

     - any liability assumed, transferred, assigned or allocated to SKF Foods and/or its subsidiaries or to Heinz and/or its subsidiaries in accordance with, or any other liability of either of them under, the Separation Agreement or any other Transaction Agreement;

     - any liability relating to the sale, lease, construction, provision or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by SKF Foods and/or its subsidiaries from or to Heinz and/or its subsidiaries prior to the Distribution Date or any related refund claims; and

     - any liability the release of which would result in the release of any person other than SKF Foods, Heinz or their respective subsidiaries.

     Indemnification by Heinz. Under the terms of the Separation Agreement, Heinz will indemnify SKF Foods from any and against all losses relating to any of the following:

     - the liabilities retained by Heinz after the Contribution; and


     - the liabilities (including third party claims) imposed on, sustained, incurred or suffered by SKF Foods that relate to, arise out of or result from the retained businesses of Heinz, the assets retained by Heinz after the Contribution or the failure of Heinz to pay, perform or otherwise promptly discharge any Heinz liabilities.


     Indemnification by SKF Foods. Under the terms of the Separation Agreement, SKF Foods will indemnify Heinz from and against all losses relating to any of the following:

     - the liabilities assumed by SKF Foods in connection with the Contribution; and

     - the liabilities (including third party claims) imposed on, sustained, incurred or suffered by Heinz that relate to, arise out of or result from the Heinz Businesses, the assets transferred to SKF Foods in connection with the Contribution or the failure of SKF Foods to pay, perform or otherwise promptly discharge any liabilities of the Heinz Businesses.

     The indemnification provisions set forth in the Separation Agreement will not apply to indemnification claims relating to taxes. Instead, these indemnification obligations are covered in the Tax Separation

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Agreement and are as described in "Additional Agreements Relating to the
Spin-Off -- Tax Separation Agreement" on page 87.


     Other Indemnification. Heinz will also indemnify SKF Foods from and against any liabilities arising from the environmental remediation of any release of hazardous materials on, at or emanating from the Heinz Businesses property and facility located on Terminal Island, California, to the extent the remediation relates to a condition in existence on or before the closing date and is required by applicable law or any applicable lease, license or other authorization. SKF Foods will only be able to recover under this indemnification obligation, however, if and when the liabilities not covered by an insurance policy or for which a third party is not responsible exceed $7.5 million, and then only for 50% of the amount by which the liabilities exceed $7.5 million.

TERMINATION


     The Separation Agreement may be terminated by Heinz and the Contribution and Distribution may be abandoned if the Merger Agreement is terminated, as described under "The Merger Agreement -- Termination of the Merger Agreement" on page 72. The Separation Agreement may not be terminated for any other reason without Del Monte's prior written consent.


AMENDMENTS

     Any provision of the Separation Agreement may be amended or waived before the completion of the separation if the amendment or waiver is in writing and is signed by Heinz, SKF Foods and Del Monte. Del Monte will not unreasonably withhold or delay its agreement to a waiver or an amendment if the waiver or amendment individually, or together with all other amendments or modifications, does not result in a material cost or detriment to Del Monte.

FEES AND EXPENSES


     In general, the costs and expenses incurred in connection with the Contribution and Distribution will be paid according to the Merger Agreement, as described under "The Merger Agreement -- Fees and Expenses" on page 74.


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                              THE VOTING AGREEMENT

     The following is a summary of the material terms of the Voting Agreement among Heinz, SKF Foods and Texas Pacific Group and is qualified by reference to the complete text of the agreement, which is incorporated by reference into this document.

AGREEMENT TO VOTE AND PROXY

     In connection with the merger, Heinz, SKF Foods and Texas Pacific Group entered into a Voting Agreement. Texas Pacific Group beneficially owns in the aggregate 24,341,385 shares of Del Monte common stock. These shares represented approximately 46.5% of the voting power of Del Monte common stock outstanding on June 12, 2002.

     Under the terms of the Voting Agreement, Texas Pacific Group agreed that it would vote, and granted Heinz a proxy to vote, all shares of Del Monte common stock over which it has beneficial or record ownership, or that it has the right to vote:


     - in favor of the share issuance proposal, the proposal to amend and restate Del Monte Foods Company's certificate of incorporation and any other actions necessary or desirable in furtherance of the merger and the Merger Agreement and the transactions contemplated by the Merger Agreement; and


     - against approval of any action or agreement:

       - that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Del Monte or Del Monte Corporation under the Merger Agreement; or

       - except with the prior written consent of Heinz, that would adversely affect or delay the merger in any respect including, but not limited to:

          - any proposal for a competing transaction with respect to Del Monte;


          - any amendment of Del Monte Foods Company's certificate of incorporation or by-laws other than as contemplated by the Merger Agreement or any other proposal, action or transaction involving Del Monte or any of its subsidiaries that would in any manner impede, frustrate, prevent or nullify the merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Del Monte's capital stock;


          - any change in the persons who constitute Del Monte's board of directors that is not approved in advance by at least a majority of the persons who were directors of Del Monte as of June 12, 2002 or their successors who were so approved;

          - any material change in the capitalization or dividend policy of Del Monte or Del Monte Corporation; or

          - any other material change in Del Monte's corporate structure or business that would adversely affect or delay the merger in any respect.

RESTRICTIONS ON TRANSFER

     Texas Pacific Group agreed that from the date of the Voting Agreement until the termination of the agreement, it will not:

     - sell, transfer, pledge (except to the extent that shares of Del Monte common stock are pledged as of the date of the Voting Agreement), encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any shares of Del Monte

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       common stock over which it has record or beneficial ownership, except in each case for Transfers to controlled affiliates that agree to be bound by the Voting Agreement;

     - deposit any shares of Del Monte common stock over which it has record or beneficial ownership into a voting trust, enter into any voting arrangement or understanding, or otherwise Transfer, whether by proxy, Voting Agreement or otherwise the right to vote the shares of Del Monte common stock over which it has beneficial or record ownership, or that it has the right to vote; or

     - take any other action that would make any of its representations or warranties contained in the Voting Agreement untrue or incorrect or have the effect of preventing, disabling or impeding it from performing its obligations under the Voting Agreement.

STANDSTILL


     Texas Pacific Group agreed that it would not:



     - directly or indirectly, solicit, initiate, or encourage any inquiry or proposal regarding a competing transaction with respect to Del Monte;


     - provide any non-public information or data to any person relating to any competing transaction with respect to Del Monte;

     - waive, amend or modify any standstill or confidentiality agreement to which it or Del Monte or any of Del Monte's subsidiaries is a party;

     - engage in any discussions or negotiations concerning a competing transaction with respect to Del Monte;

     - otherwise knowingly facilitate any effort or attempt to make or implement a competing transaction with respect to Del Monte, or agree to, recommend or accept a competing transaction with respect to Del Monte; or

     - solicit or encourage any person to vote against the proposals for which it agreed to vote or for the proposals it agreed to vote against.


For a detailed description of what constitutes a competing transaction with respect to Del Monte, see "The Merger Agreement -- Covenants -- No Solicitation" on page 61.


WAIVER OF PAYMENTS

     The Voting Agreement also provides that Texas Pacific Group will not, directly or indirectly, accept any payment:

     - from Del Monte or any of its subsidiaries including in connection with the execution of the Voting Agreement;

     - under any agreement (whether written or oral) between Del Monte or any of its subsidiaries, on the one hand, and Texas Pacific Group or any of its affiliates (other than Del Monte and its subsidiaries), on the other hand; or

     - in connection with the consummation of the transactions set forth in the Merger Agreement, except in each case for:

      - the transaction advisory fee, which shall not exceed $9 million, owed to TPG Partners, L.P. under the terms of the Transaction Advisory Agreement, dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P.; and

      - the management advisory fee to be paid quarterly to TPG Partners, L.P. under the terms of the Management Advisory Agreement dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P. This fee for management advisory services is equal to the greater of $500,000 and 0.05% of the budgeted consolidated annual net sales of Del Monte.
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TERMINATION

     The Voting Agreement will terminate and have no further effect upon the earlier to occur of:

     - the effective time of the merger; and

     - the termination of the Merger Agreement in accordance with its terms.

TERMINATION FEES AND EXPENSES

     If the Merger Agreement is terminated due to Heinz's failure to receive the private letter ruling from the IRS under Sections 355 and 368 of the Code (other than as a result of any action or inaction by Del Monte or Texas Pacific Group), then Heinz will pay the reasonable documented fees and expenses of legal counsel for Texas Pacific Group in connection with the transactions contemplated by the Merger Agreement in an aggregate amount not to exceed $250,000.

                        THE STOCKHOLDER RIGHTS AGREEMENT

     The following is a summary of the material terms of the Stockholder Rights Agreement between Del Monte and Texas Pacific Group and is qualified by reference to the complete text of the agreement, which is incorporated by reference into this document and filed as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

EFFECTIVENESS

     In connection with the merger, Del Monte and Texas Pacific Group entered into a Stockholder Rights Agreement. The agreement provides that it will become effective as of the effective time of the merger.

REGISTRATION RIGHTS


     Under the terms of the Stockholder Rights Agreement, Texas Pacific Group will have the right, subject to certain restrictions, to demand that Del Monte file up to two registration statements to register the resale of Texas Pacific Group's Del Monte common stock. Del Monte will use its commercially reasonable efforts to effect the registration of the shares. In addition, subject to customary limitations, Texas Pacific Group will have the right to cause Del Monte to include Texas Pacific Group's Del Monte common stock in other registration statements filed by Del Monte.


RESTRICTIONS ON TRANSFER


     Texas Pacific Group will be restricted from (1) selling any of its Del Monte common stock for a period of 60 days after the effective date of the merger and (2) selling more than 50% of its Del Monte common stock during the period between the 60th day after the effective date of the merger and the 120th day after the effective date of the merger.


TERMINATION OF OTHER AGREEMENTS

     When the Stockholder Rights Agreement becomes effective, it will terminate all other agreements then in effect between Del Monte or any of its subsidiaries and Texas Pacific Group or any of its affiliates, including the Transaction Advisory Agreement and the Management Advisory Agreement referred to above.

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                 ADDITIONAL AGREEMENTS RELATING TO THE SPIN-OFF


     Del Monte, Heinz and SKF Foods have entered into or, before the Distribution, will enter into, agreements governing the spin-off and various interim and on-going relationships between Heinz and Del Monte. The material terms of these agreements are summarized below. The descriptions of the Employee Benefits Agreement and Tax Separation Agreement are qualified by reference to the complete text of these agreements, which are incorporated by reference into this document and filed as exhibits to the Registration Statement of which this proxy statement/prospectus is a part.


EMPLOYEE BENEFITS AGREEMENT

     Heinz and SKF Foods have entered into an Employee Benefits Agreement allocating between SKF Foods and Heinz assets, liabilities and responsibilities relating to compensation and benefits of current and former employees of the Heinz Businesses and governing certain aspects of the participation by those individuals in stock and other benefit plans of SKF Foods and Heinz after the Distribution.

  TRANSFER OF EMPLOYEES

     Heinz and SKF Foods have determined which Heinz employees shall become employees of the Heinz Businesses. The list of these employees may be modified by Heinz as reasonably required before the Distribution with all material changes to be approved by SKF Foods with Del Monte's consent. Before the Distribution, these employees will become employees of SKF Foods or its subsidiaries. Effective as of the effective time of the merger, SKF Foods will enter into employment agreements with several key employees of the Heinz Businesses.

  TRANSFER OF LIABILITIES; CREATION OF BENEFIT PLANS

     The Employee Benefits Agreement generally provides that all employment and benefit related liabilities associated with employees of the Heinz Businesses, except as otherwise noted in the agreement, will be transferred to or retained by SKF Foods.

     The agreement also provides that SKF Foods will create and maintain separate, mirror image versions of the majority of the Heinz employee benefit plans that the employees of the Heinz Businesses participated in while employed by Heinz. Heinz will administer these plans as part of the services provided under the Transition Services Agreement for up to two years after the effective time of the merger.

     The agreement also provides for the transfer to SKF Foods of assets and liabilities related to or in respect of the employees of the Heinz Businesses under certain Heinz employee compensation, welfare benefit and pension plans.

  OPTIONS

     Each option to purchase Heinz common stock outstanding at the time of the Distribution that is held by an employee of the Heinz Businesses will be adjusted so that immediately after the Distribution, each option holder will hold both an option to purchase Heinz common stock (referred to as a "new Heinz option") and an option to purchase SKF Foods common stock, referred to as an "SKF option." The number of shares of Heinz common stock subject to the new Heinz option will not change and the number of shares of SKF Foods common stock subject to the SKF option will be equal to the number of shares subject to the new Heinz option. The exercise prices of the new Heinz option and the SKF option will be determined in accordance with a formula set forth in the Employee Benefits Agreement that will ensure that the value of the old Heinz options held by an employee of the Heinz Businesses immediately before the Distribution is preserved after the Distribution (the value is generally equal to (x) the difference between the exercise price of the old Heinz option and the closing price of Heinz common stock before the Distribution, multiplied by (y) the number of shares of Heinz common stock subject to the old Heinz option). The new Heinz options and SKF options will otherwise have substantially the same terms and conditions as the old Heinz options had before the Distribution.

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     The number of shares subject to, and exercise price of, Heinz options held by any current or former Heinz employee, other than an employee of the Heinz Businesses, before the Distribution will also be adjusted in accordance with formulas set forth in the Employee Benefits Agreement to take into account the effect of the Distribution. That adjustment, however, will not result in any current or former Heinz employee, other than an employee of the Heinz Businesses, receiving SKF options.

TAX SEPARATION AGREEMENT

     To allocate the responsibilities for pre-closing tax liabilities of the Heinz Businesses and to address other tax matters, Del Monte, Heinz and SKF Foods will enter into a Tax Separation Agreement at or before the Distribution. Under the terms of the agreement, Heinz will agree to indemnify SKF Foods from any liability for income taxes of SKF Foods or the Heinz Businesses for any taxable period ending on or before the date of the Distribution (the "Distribution Date"). SKF Foods will indemnify Heinz from all liability for all other taxes, except for transfer taxes relating to the Contribution and the Distribution, of SKF Foods or the Heinz Businesses for any taxable period ending on or before the Distribution Date that were not paid before the Distribution Date, and for all other taxes for any taxable period ending after the Distribution Date.


     The Tax Separation Agreement will also address other tax-related matters, including refunds, the allocation of tax benefits, the exchange of information relating to the preparation and filing of tax returns, and tax contests. Heinz will prepare and file all income tax returns of the Heinz Businesses for all periods ending on or before the Distribution Date. Del Monte will prepare all tax returns relating to other taxes of the Heinz Businesses that have not been filed before the Distribution Date and all tax returns for periods commencing after the Distribution Date.



     The Tax Separation Agreement will prohibit Del Monte, for a two year period after the Distribution, from taking certain corporate actions that might cause the Distribution to be treated as part of a plan pursuant to which fifty percent or more of Del Monte's stock is acquired, resulting in disqualification of the Distribution as tax-free. Corporate actions subject to the restrictions include:



     - liquidation, merger or consolidation of Del Monte with or into any other corporation;


     - sale, exchange, distribution or disposition of (other than in the ordinary course of business) all or a substantial part of the Heinz Businesses;


     - redemption, purchase or acquisition by Del Monte of its capital stock;



     - issuance by Del Monte of capital stock;


     - discontinuance of the operations of the Heinz Businesses; or

     - any negotiations, agreements or arrangements with respect to any of the foregoing.


     Del Monte would be permitted to take restricted actions with Heinz's consent or, subject to conditions, upon receipt of an opinion of tax counsel or a supplemental ruling from the Internal Revenue Service meeting certain requirements. Del Monte will be obligated to indemnify Heinz for any taxes resulting from violation of the restrictions on corporate actions that results in disqualifying the Distribution or the Contribution as tax-free, the stock of SKF Foods distributed in the Distribution failing to be treated as qualified property under the Code, the Distributed Notes failing to constitute securities under the Code or the merger failing to qualify as a tax-free reorganization under the Code.


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TRADEMARK LICENSE AGREEMENT

     Heinz and SKF Foods will enter into a Trademark License Agreement under which Heinz will license to SKF Foods:

     - specified domain names;

     - all trade names that contain the name "Heinz" and are used in connection with baby food, pet food or broth; and

     - the "Heinz" name and any trademark or brand including such name.

     Heinz will grant to SKF Foods a non-exclusive, non-transferable, paid up, royalty-free license to use the foregoing rights in connection with activities related to the baby food products, broth products and pet food products that were manufactured, distributed and/or sold by the Heinz Businesses as of the Distribution Date. SKF Foods may only use the foregoing rights within the defined territory for each product. SKF Foods may use the domain names only in connection with internet websites that will be accessed solely through a hyperlink from a Heinz website controlled exclusively by Heinz. The license for the Heinz trademarks and brands will remain in effect for eighteen months from the Distribution Date, unless earlier terminated in accordance with the agreement. The license for the Heinz tradenames and domain names will remain in effect until the earlier of twelve (12) months from the Distribution Date or the exhaustion of the Heinz Businesses' inventory of products bearing a Heinz tradename or domain name, unless earlier terminated in accordance with the agreement.

     All ownership of the foregoing domain names, trade names and trademarks will at all times belong to Heinz and SKF Foods may not sublicense any of the domain names, trade names or trademarks to third parties. SKF Foods may use the foregoing rights only in accordance with the standards set forth by Heinz regarding proper trademark usage.

     The Trademark License Agreement will require SKF Foods to submit a plan to Heinz providing for the transition from the use by the Heinz Businesses of the Heinz trademarks and brands to new trademarks and brands (that are not the same or similar to the Heinz trademarks or brands) selected by SKF Foods that will eventually replace the Heinz trademarks and brands. SKF Foods may use these new trademarks and brands concurrently with the Heinz trademarks and brands during the term of this Trademark License Agreement.

     The Trademark License Agreement will become effective on the Distribution Date. The Trademark License Agreement may be terminated by either party on the ground of any material failure of the other party to comply with the agreement that is not cured within 30 days after written notice. Heinz may also terminate the agreement on the ground of SKF Foods' material misuse of the rights or SKF Foods' discontinuance of marketing or distribution of Heinz products for more than 120 days.

     SKF Foods will indemnify Heinz from and against any and all claims, suits or actions resulting from and arising out of the operations of the Heinz Businesses. Heinz will indemnify SKF Foods from and against any losses resulting from any claim that the "Heinz" mark infringes the rights of any third party.

TRANSITION SERVICES AGREEMENT

     Prior to the Distribution, Heinz and SKF Foods will enter into a Transition Services Agreement under which Heinz will provide, or will cause a third party to provide, services to the Heinz Businesses after the spin-off, including the following:


     - services relating to Heinz Businesses products sold to the U.S. military;



     - data retrieval services;


     - IT systems services (until Heinz provides SKF Foods with a stand-alone IT system) and training;


     - general employee benefit transition services (including administration of payroll and compensation arrangements and employee benefit plans, programs and policies);

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     - administration of health and welfare benefit plans (including medical, dental, prescription drug, vision and other health benefits, flexible spending accounts, short term disability, life insurance and fringe benefits and executive perquisites plans and programs for hourly and salaried employees of the Heinz Businesses, but excluding long-term disability plans for both hourly and salaried employees of the Heinz Businesses);



     - compliance services with respect to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the Health Insurance Portability and Accountability Act of 1996;



     - administration of defined benefit pension plans and defined contribution plans;



     - administration of payroll functions and other compensation arrangements; and



     - administration of trade accounts payable and trade accounts receivable until Heinz provides SKF Foods with a stand-alone IT system.


     SKF Foods will pay Heinz on a monthly basis for the actual costs of the services provided plus 2% of the actual costs. These services generally will be provided until the earlier of the date on which all services to be provided have been completed or the termination date for each particular service set forth in an exhibit to the Transition Services Agreement. SKF Foods has the right to terminate any of the services at any time upon 20 days written notice to Heinz.

CONTRACT PACKAGING AGREEMENTS


     Prior to the Distribution, Del Monte and Heinz will enter into contract packaging agreements for four product manufacturing facilities in Pittsburgh, PA, Muscatine, IA, Leamington, Ontario, Canada and Holland, MI. After the merger, Heinz will manufacture, process and pack products for Del Monte at three Heinz operated manufacturing facilities and Del Monte will manufacture, process and pack products for Heinz at one manufacturing facility that will be transferred to SKF Foods in the Contribution. The initial term of these agreements will expire on April 30, 2003, and will renew automatically for one-year terms. Either party may terminate any of the agreements upon 6 months written notice or under other specified circumstances. The production line, if any, owned by the buyer of the packed products and located at the supplier's facility is not to be used for the production of goods which compete with buyer of the packed products.


JOINT PROCUREMENT MEMORANDUM OF UNDERSTANDING


     Prior to the Distribution, Heinz and SKF Foods will enter into a memorandum of understanding to establish a procurement alliance in compliance with antitrust laws after the merger for the purpose of procuring raw materials and services used by both companies in order to realize efficiencies in the procurement of these items. Joint procurement would cover raw materials and services identified by a four member joint procurement committee (two members from each of Heinz and SKF Foods) subject to the advice of antitrust counsel. Any procurement strategy must be approved by unanimous vote of the committee. Any savings from the joint procurement will be shared on an equitable basis, giving consideration to the volumes of raw materials or services utilized and effort expended by each party. Either party may discontinue the alliance upon 30 days written notice to the other party.


NORTHSIDE LEASE AND FACILITY SHARING AGREEMENT


     Prior to the Distribution, Heinz and SKF Foods will enter into a Lease and Facility Sharing Agreement under which SKF Foods will lease certain research and development facilities, including the Pilot Shop, in Pittsburgh, PA to Heinz after the merger and Heinz will allow Del Monte to use the Pilot Shop after the merger in exchange for a fee. The initial term of the lease will be for one year, with the option by Heinz to renew for 6 one-year periods upon 180 days written notice. Either party may terminate the lease after the tenth month of the initial term upon 240 days notice or at any time during a renewal period.


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INTELLECTUAL PROPERTY LICENSES

     Prior to the Distribution, SKF Foods and Heinz will each license to the other intellectual property owned by the licensor and necessary to the licensee's business in order for the licensee to continue to operate its businesses after the Distribution Date in the same manner as it did prior to the Distribution Date. Under the Heinz intellectual property license, SKF Foods will have the right to use specified Heinz intellectual property used in the Heinz Businesses and relating to both the Heinz Businesses and the business retained by Heinz, excluding (1) trademarks, which will be subject to the Trademark License Agreement, (2) data communications infrastructure and (3) any other intellectual property that is subject to contractual arrangements, which will be equitably apportioned between the Heinz Businesses and the business retained by Heinz. Heinz will grant to SKF Foods a perpetual, irrevocable, paid-up, worldwide non-exclusive license to use this intellectual property in connection with the Heinz Businesses. The license may be terminated by Heinz only upon the bankruptcy or insolvency of SKF Foods.

     Under the SKF Foods intellectual property license, Heinz will have the right to use specified intellectual property of the Heinz Businesses that Heinz needs to continue to operate the business retained by Heinz. SKF Foods will grant to Heinz a perpetual, irrevocable, paid-up, worldwide non-exclusive license to use this intellectual property in connection with the retained business of Heinz. The license may be terminated by SKF Foods only upon the bankruptcy or insolvency of Heinz.

TRACY WAREHOUSE AND TRANSPORTATION AGREEMENT


     Prior to the Distribution, Del Monte Corporation and Heinz will enter into a Warehouse and Transportation Agreement under which Heinz will provide transitional storage, handling and shipping of Del Monte Corporation's goods stored at the Tracy, CA warehouse. The initial term of the agreement will be for 90 days, and may be extended upon mutual agreement of the parties. Upon the termination of the Warehouse and Transportation Agreement, Del Monte Corporation must remove its goods from the facilities at its own expense. Del Monte Corporation will be billed for the actual cost to Heinz of all storage, handling, shipping, administrative and other fees.


TRADEMARK AND COOPERATION AGREEMENT

     Prior to the Distribution, Heinz and SKF Foods will enter into a Trademark and Cooperation Agreement with respect to trademarks, service marks, registrations and applications to be owned by both Heinz and SKF Foods in different countries. In order to maintain and enhance the commercial value of the shared trademarks and service marks, Heinz and SKF Foods will agree on matters relating to the proper use, registration and protection of these trademark assets. The Trademark and Cooperation Agreement will be perpetual unless the parties mutually agree to terminate the agreement.

OTHER AGREEMENTS

     Heinz and SKF Foods have also agreed to negotiate in good faith the terms of additional agreements governing, among other things, the provision by Heinz of services to the Heinz Businesses relating to the pet food business in Canada and the ambient tuna, infant feeding (including certain pureed foods) and "College Inn" broth businesses in the United States.

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

                    FINANCING OF THE SPIN-OFF AND THE MERGER


     Prior to the merger of Del Monte Corporation with and into SKF Foods, Heinz will contribute the Heinz Businesses to SKF Foods in exchange for all of the issued and outstanding shares of SKF Foods common stock, the Distribution Amount, the Distributed Notes and the assumption by SKF Foods of all of the liabilities relating to the Heinz Businesses, subject to certain exceptions. Heinz will subsequently distribute to the shareholders of Heinz one share of SKF Foods common stock for each share of Heinz common stock.


NEW BANK FACILITY AND NOTES


     On June 12, 2002, Del Monte Corporation and Heinz and several financial institutions entered into commitment letters (including related engagement and fee letters (the "Financing Letters")) with respect to the financing for the spin-off and the merger. On November 14, 2002, Del Monte, Heinz and the financial institutions entered into amendments to certain of the Financing Letters (as so amended, the "Amended Financing Letters"). It is currently anticipated that the financing will be in the aggregate amount of $1.7 billion and consist of the following:



     -- the New Bank Facility, consisting of a Term Loan A in the principal amount of $250 million, Term Loan B in the principal amount of $500 million and a Revolving Credit Facility with a maximum commitment of $350 million;



     -- the Senior Secured Notes, with an aggregate principal amount of $300 million, to be sold to institutional investors in a private placement; and



     -- depending on market conditions, either the Capital Market Notes or the Term Loan A1, in either case, with an aggregate principal amount of $300 million.



The Senior Secured Notes and the Capital Market Notes are collectively defined in this proxy statement/prospectus as the "Notes." If the Capital Market Notes are issued prior to completion of the merger, $300 million in principal amount of the Capital Market Notes will be the Distributed Notes distributed to Heinz. If the Capital Market Notes are not issued prior to completion of the merger, $300 million in principal amount of the Senior Secured Notes will be the Distributed Notes distributed to Heinz. In either case, the Distributed Notes will then be transferred by Heinz to one of its affiliates in satisfaction of an equivalent amount of Heinz debt. The Distributed Notes, subject to market and other conditions, will then be resold in an SEC-registered offering or an offering exempt from the registration requirements of the Securities Act. If greater than $300 million in Capital Market Notes are issued, the New Bank Facility will be correspondingly reduced (as described below) so that the total amount of the financing would remain $1.7 billion. We anticipate that Del Monte Corporation's existing $300 million in 9 1/4% Senior Subordinated Notes due 2011 (the "Existing Notes") will remain outstanding after the spin-off and the merger.



     The New Bank Facility will be entered into by SKF Foods and the Notes will be issued by SKF Foods prior to the spin-off and merger. Del Monte will not have any obligation under the New Bank Facility or the Notes until the completion of the merger, except for commitment fees to the extent payable by Del Monte Corporation pursuant to the terms of the Amended Financing Letters. Upon completion of the merger, the New Bank Facility and the Notes will be guaranteed by Del Monte and each of its material U.S. subsidiaries.



     Assuming the merger is completed on December 31, 2002, we anticipate that the initial borrowings under the New Bank Facility will be $250 million under Term Loan A, $500 million under Term Loan B and approximately $217.8 million under the Revolving Credit Facility. The actual amount initially drawn under the Revolving Credit Facility will depend on the timing of the completion of the merger and may be significantly lower or higher than the estimated amount. We expect that the initial borrowings under the New Bank Facility will be used to:


     - pay the Distribution Amount to Heinz;



     - refinance Del Monte Corporation's existing bank facility (the "Existing Bank Facility") in its entirety, under which we expect there will be $398.8 million outstanding as of December 31, 2002; and



     - pay the fees and expenses associated with the spin-off and the merger, currently estimated to be approximately $64.9 million.



     If the merger is completed on or before January 15, 2003, Heinz will reduce the amount of the Heinz Businesses' debt as of the closing of the merger by up to $30 million.



     Subsequent additional borrowings under the Revolving Credit Facility will be used for working capital and other general corporate purposes after the completion of the spin-off and the merger.



     As part of the consideration for the Contribution, prior to the spin-off and merger, SKF Foods will issue the $300 million of Distributed Notes to Heinz. The Distributed Notes will consist of either the Capital Market Notes or the Senior Secured Notes. We have been advised that Heinz will transfer the Distributed Notes to one of its affiliates. The Distributed Notes will then be resold by the affiliate of Heinz as described above.


     The following table represents the anticipated sources and uses of the proposed financing assuming the merger is completed on or about December 31, 2002:

                               PROPOSED FINANCING
--------------------------------------------------------------------------------
                                 (IN MILLIONS)


SOURCES:
New Bank Facility
  Term Loans
     Term Loan A...................  $  250.0
     Term Loan B...................     500.0
  Revolving Credit Facility........     213.7
Senior Secured Notes...............     300.0
Capital Market Notes...............     300.0
                                     --------
          Total....................  $1,563.7
                                     ========
USES:
Existing Bank Facility
  Term Loan........................  $  288.8
  Revolving Credit Facility........     110.0
Distributed Notes..................     300.0
Distribution Amount................     800.0
Fees and Expenses..................      64.9
                                     --------
          Total....................  $1,563.7
                                     ========


PROPOSED TERMS OF THE NEW BANK FACILITY


     The New Bank Facility will refinance the Existing Bank Facility. We anticipate that the New Bank Facility will consist of Term Loan A in the principal amount of $250 million, Term Loan B (together with the Term Loan A and the Term Loan A1 (if applicable), the "Term Loans") in the principal amount of $500 million and the Revolving Credit Facility with a maximum commitment amount of $350 million. The Revolving Credit Facility will provide for a letter of credit sublimit in an amount to be agreed and a swingline loan sublimit of $25 million (representing funds that may be borrowed with only limited advance notice). We anticipate that Term Loan A, Term Loan B and, if the Capital Market Notes are not issued prior to completion of the merger, Term Loan A1 will be fully funded upon completion of the merger. The following description of proposed terms of the New Bank Facility assumes that the merger has been consummated and that new Del Monte Corporation has become the borrower thereunder.



     We anticipate that the initial interest rates per annum applicable to amounts outstanding under Term Loan A, Term Loan A1, if applicable, and the Revolving Credit Facility will be, at new Del Monte Corporation's option, either
(a) the alternate base rate as defined in the New Bank Facility (the "Base

Rate"), plus 2.50% per annum, or (b) the reserve adjusted LIBOR rate as defined in the New Bank Facility (the "LIBOR Rate"), plus 3.50% per annum. We anticipate that the interest rates on amounts outstanding under Term Loan B will be, at new Del Monte Corporation's option, either (a) the Base Rate, plus 3.0% per annum, or (b) the LIBOR Rate, plus 4.0% per annum. After a period to be specified in the New Bank Facility, the margins over the Base Rate and the LIBOR Rate applicable to the Term Loan A, the Term Loan A1, if applicable, and loans pursuant to the Revolving Credit Facility will be adjusted periodically based on the leverage ratio of new Del Monte Corporation. The actual interest rates applicable to amounts outstanding under the New Bank Facility may be higher than those set forth above due to a number of factors, including general market conditions and the performance of Del Monte and the Heinz Businesses.



     New Del Monte Corporation will be required to pay the lenders under the Revolving Credit Facility a commitment fee initially equal to 0.50% per annum, payable quarterly in arrears, on the unused portion of such facility. New Del Monte Corporation will also be required to pay the lenders under the Revolving Credit Facility initial letter of credit fees equal to 3.50% per annum of the aggregate outstanding letters of credit, as well as any additional fees payable to the bank issuing such letters of credit. After a period to be specified in the New Bank Facility, the commitment fee and the letter of credit fees will be adjusted periodically based on the leverage ratio of new Del Monte Corporation. Additional fees may be payable to the initial lenders under the New Bank Facility on the date of execution of the New Bank Facility (the "Bank Facility Closing Date") and will be payable at the date of the initial borrowings under the New Bank Facility.


     The Term Loans amortize as set forth below:


                                    AMORTIZATION SCHEDULE OF THE TERM LOANS (PERCENTAGE OF PRINCIPAL AMOUNT)
                                  -----------------------------------------------------------------------------
                                  YEAR 1    YEAR 2    YEAR 3    YEAR 4    YEAR 5    YEAR 6    YEAR 7    YEAR 8
                                  -------   -------   -------   -------   -------   -------   -------   -------
$250 million Term Loan A........     --        10%       15%       20%       25%       30%       --        --
$500 million Term Loan B........      1%        1%        1%        1%        1%        1%        1%       93%
$300 million Term Loan A1.......     --        --        --        --        --       100%       --        --



     The Revolving Credit Facility will mature, and the commitments under the facility will be terminated, six years after the Bank Facility Closing Date. Under specific circumstances, new Del Monte Corporation will be required to prepay the outstanding amounts under the Term Loans and (after the Term Loans have been prepaid in full) the Revolving Credit Facility from excess cash flow (commencing in 2004), asset sales and issuances of debt. If the Capital Market Notes are issued after the merger, any proceeds thereof will be applied as a mandatory prepayment first, to reduce the outstanding amount of the Term Loan A1, and second, after the Term Loan A1 has been paid in full, to reduce on pro rata basis each of the Term Loan A and the Term Loan B. Amounts under the New Bank Facility may be prepaid at the option of new Del Monte Corporation without premium or penalty, except that there will be prepayment premiums of 200 basis points and 100 basis points, respectively, applicable to voluntary prepayments of the Term Loan B for the first and second years after the Closing Date.



     Del Monte and each of its material U.S. subsidiaries will guarantee the obligations of new Del Monte Corporation under the New Bank Facility. New Del Monte Corporation's obligations under the New Bank Facility will be secured by a lien on substantially all of its assets. The obligations of each subsidiary guarantor will be secured by a lien on substantially all of each such subsidiary guarantor's assets.



     Under the terms of the New Bank Facility, new Del Monte Corporation will be required to meet financial tests, including a maximum ratio of total average indebtedness to EBITDA, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. In addition, new Del Monte Corporation will agree to covenant that, among other things, it will limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in loan agreements. The New Bank Facility will require new Del Monte Corporation to maintain customary interest rate protection agreements.

     The New Bank Facility will contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-accelerations, certain events of bankruptcy and insolvency, certain ERISA-related events, material unsatisfied judgments, failure of any guaranty or security agreement supporting the obligations of new Del Monte Corporation under the New Bank Facility to be in full force and effect and a change of control of new Del Monte Corporation.



     We expect that the Bank Facility Closing Date will be in December 2002, with the fundings to occur immediately prior to or contemporaneously with the completion of the spin-off and the merger. However, entering into the New Bank Facility and any fundings under the facility remain subject to a number of conditions. These conditions include the absence of specified material adverse events (both as to Del Monte Corporation and the Heinz Businesses and the capital markets generally), the satisfaction or waiver of all conditions to the completion of the spin-off and the merger on terms approved by the initial lenders under the New Bank Facility and the satisfaction by new Del Monte Corporation of ratings and financial tests. The terms of the New Bank Facility may be subject to changes adverse to new Del Monte Corporation based on market reception of the New Bank Facility.


PROPOSED TERMS OF THE CAPITAL MARKET NOTES


     We expect that the aggregate principal amount of the Capital Market Notes will be $300 million (including the Distributed Notes). The Capital Market Notes would be payable in full ten years after issuance. We anticipate that the Capital Markets Notes will be senior subordinated obligations of SKF Foods (and after the merger, new Del Monte Corporation) and, upon completion of the merger, will rank pari passu with the Existing Notes. Upon completion of the merger, Del Monte and each of its material U.S. subsidiaries will guarantee the obligations of new Del Monte Corporation under the Notes. The Capital Market Notes will otherwise contain terms and conditions (other than interest rate) similar to the Existing Notes with respect to optional prepayment, prepayment premiums, mandatory redemption upon a change of control, negative and affirmative covenants and other terms. See "-- Del Monte Corporation Existing Notes" on page
95. We anticipate that customary underwriting or placement fees would be payable by Del Monte in connection with the initial issuance of the Capital Market Notes. We currently anticipate that the interest rate on the Capital Market Notes will be approximately 9.25%; however, the actual interest rate on the Capital Market Notes will depend on the performance of Del Monte and the Heinz Businesses as well as market conditions at the time of issuance.


PROPOSED TERMS OF SENIOR SECURED NOTES


     We anticipate that the Senior Secured Notes will be issued in an aggregate principal amount equal to $300 million. The following description of the proposed terms of the Senior Secured Notes assumes that the merger has been consummated and that new Del Monte Corporation has become the issuer thereunder.



     The Senior Secured Notes would have no scheduled amortization until the "Maturity Date", at which time the aggregate principal amount would be payable in full. The Maturity Date is defined in the related commitment letter as the date that is eight years and six months after the date of execution of the note purchase agreement with respect to the Senior Secured Notes (the "Senior Secured Notes Closing Date"); provided that if the Existing Notes are still outstanding on the date that is eight years after the Senior Secured Notes Closing Date, then the Maturity Date shall be such date. The Senior Secured Notes would be redeemable at the option of new Del Monte Corporation, in whole or in part, at any time after the date that is five years after the Senior Secured Notes Closing Date at par, plus accrued interest, plus a premium to be determined.



     We anticipate that the interest rate on the Senior Secured Notes would be LIBOR plus 4.25% per annum. New Del Monte Corporation also would be required to pay to the initial purchasers of Senior Secured Notes additional fees on the date of the issuance of the Senior Secured Notes (with a portion of such fees payable, at the option of such purchasers, on the Senior Secured Notes Closing
Date). The actual interest rate applicable to the Senior Secured Notes may be higher than that set forth above due to a number of factors, including general market conditions and the performance of Del Monte and the Heinz Businesses.



     Del Monte and each of its material U.S. subsidiaries will guarantee the obligations of new Del Monte Corporation under the Senior Secured Notes. The obligations of new Del Monte Corporation under the Senior Secured Notes will be secured by a lien on substantially all of its assets. The obligations of each guarantor would be secured by a lien on substantially all of each such guarantor's assets. The liens granted to the purchasers of the Senior Secured Notes by new Del Monte Corporation and each of the guarantors would be pari passu with the liens granted to the lenders under the New Bank Facility. We anticipate that the lenders under the New Bank Facility and the purchasers of the Senior Secured Notes would enter into an intercreditor agreement reflecting the relative priorities of their claims and liens with respect to new Del Monte Corporation and its subsidiaries, and other matters.



     Under the terms of the Senior Secured Notes, new Del Monte Corporation would be required to meet financial tests, including a maximum ratio of total average indebtedness to EBITDA, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. In addition, new Del Monte Corporation would agree to, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in similar notes. The Senior Secured Notes will require new Del Monte Corporation to maintain customary interest rate protection agreements.



     The Senior Secured Notes would contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-accelerations, events of bankruptcy and insolvency, ERISA-related events, material unsatisfied judgments, failure of any guaranty or security agreement supporting the obligations of new Del Monte Corporation under the Senior Secured Notes to be in full force and effect and a change of control of new Del Monte Corporation.



     We anticipate that the Senior Secured Notes Closing Date would occur immediately prior to the Contribution. The issuance of the Senior Secured Notes remain subject to a number of contingencies, including the absence of certain specified material adverse events (both as to the Heinz Businesses and Del Monte Corporation and the capital markets generally), the satisfaction or waiver of all conditions to the completion of the spin-off and the merger on terms approved by the initial purchasers of the Senior Secured Notes and the satisfaction by new Del Monte Corporation of ratings and financial tests. The terms of the Senior Secured Notes may be subject to changes adverse to new Del Monte Corporation based on market reception of the Senior Secured Notes.


DEL MONTE CORPORATION EXISTING NOTES

     On May 15, 2001, Del Monte Corporation sold $300 million aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2011, which we refer to in this proxy statement/prospectus as the "Existing Notes". Interest on the Existing Notes is due on May 15 and November 15 of each year, and the maturity date of the Existing Notes is May 15, 2011.


     Upon completion of the merger, we anticipate that the Existing Notes will be assumed by new Del Monte Corporation pursuant to a supplemental indenture executed in compliance with the terms of the Existing Notes. The conditions to such assumption include, without limitation, compliance by new Del Monte Corporation on a pro forma basis with a fixed charge coverage ratio specified in the Existing Notes.


     The Existing Notes are general unsecured obligations of Del Monte Corporation and are subordinated in right of payment to all of Del Monte Corporation's existing and future senior debt. The Existing Notes rank pari passu with all of Del Monte Corporation's present and future senior subordinated indebtedness and rank senior to all other subordinated indebtedness of Del Monte Corporation. The obligations of Del Monte Corporation under the Existing Notes are guaranteed by Del Monte.

     The Existing Notes are redeemable, in whole or in part, at Del Monte Corporation's option on or after May 15, 2006. The Existing Notes also are redeemable, subject to specified conditions and limitations, at Del Monte Corporation's option in connection with certain equity offerings and in connection with specific changes of control. The redemption price for the optional redemptions described above generally includes principal, accrued interest and a specified prepayment premium. In addition, upon certain asset sales and changes of control, Del Monte Corporation is required to make an offer to repurchase the Existing Notes at principal, accrued interest and (in the case of changes of control) a specified prepayment premium.

     The indenture governing the Existing Notes contains covenants that limit Del Monte's and Del Monte Corporation's ability and the ability of Del Monte Corporation's material subsidiaries to, among other things:

     - incur liens or additional indebtedness, including indebtedness that is subordinate in right of payment to any senior debt and senior in right of payment to the Existing Notes;

     - pay dividends or make other specified restricted payments;

     - consummate asset sales or enter into specified transactions with affiliates; and

     - merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets.


     The Existing Notes contain customary events of default, including payment defaults, covenant defaults, cross-defaults and cross-accelerations, events of bankruptcy and insolvency, and material unsatisfied judgments.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES
                         OF THE SPIN-OFF AND THE MERGER

IN GENERAL

     Summarized below are the material U.S. federal income tax consequences relating to the spin-off and the merger. The summary is based on the Code, the Treasury regulations promulgated under the Code and interpretations of the Code and Treasury regulations by the courts and the IRS, all as they exist as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences to Del Monte, Heinz, SKF Foods, Del Monte stockholders and Heinz shareholders.

     This summary does not discuss all tax considerations that may be relevant to Del Monte stockholders and Heinz shareholders in light of their particular circumstances, nor does it address the consequences to holders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, persons who acquire Del Monte common stock or Heinz common stock pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, and dealers in securities. In addition, this summary does not address the U.S. federal income tax consequences to holders who do not hold Del Monte common stock or Heinz common stock as a capital asset. This summary does not address any state, local or foreign tax consequences.


     ALL DEL MONTE STOCKHOLDERS AND HEINZ SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF

     Heinz has requested a private letter ruling from the IRS that confirms, among other things, that the spin-off will qualify as tax-free to Heinz, SKF Foods and Heinz shareholders under Sections 355 and 368 of the Code, and receipt of the ruling by Heinz is a condition to the closing of the merger. If the private letter ruling is obtained, the federal income tax consequences of the spin-off will be those set forth in the ruling. Although a ruling relating to the qualification of a spin-off as a tax-free transaction is generally binding on the IRS, the continuing validity of a ruling is subject to the accuracy of factual representations and assumptions.


     Assuming the receipt and continued validity of the private letter ruling from the Internal Revenue Service, for U.S. federal income tax purposes the tax consequences of the spin-off will be as follows:


     - no gain or loss will be recognized by, and no amount will be included in the income of, Heinz upon the Contribution and the Distribution;

     - no gain or loss will be recognized by, and no amount will be included in the income of, Heinz shareholders upon their receipt of shares of SKF Foods common stock in the Distribution;

     - a holder of Heinz common stock on which SKF Foods common stock is distributed will apportion its tax basis in that Heinz common stock between:

       - the Heinz common stock in the holder's hands, and

       - the SKF Foods common stock received in the Distribution (including any fractional shares of Heinz common stock deemed received), in proportion to the relative fair market values of that Heinz common stock and the SKF Foods common stock on the date of the Distribution, taking into account separately each block of Heinz common stock held by the holder; and

     - the holding period of the shares of SKF Foods common stock received by a Heinz shareholder in the Distribution will include the period during which that holder held the Heinz common stock on which the SKF Foods common stock is distributed, taking into account separately each block of Heinz common stock held by the holder.

 EFFECT OF CERTAIN ACQUISITIONS OF HEINZ OR SKF FOODS


     The Distribution may become taxable to Heinz pursuant to Section 355(e) of the Code if 50% or more of the shares of either Heinz common stock or SKF Foods common stock are acquired, directly or indirectly, as part of a plan or series of related transactions that include the spin-off. Because the Heinz shareholders will own more than 50% of Del Monte common stock following the merger, the merger, standing alone, will not make the spin-off taxable to Heinz. Under the Tax Separation Agreement to be entered into among Heinz, SKF Foods and Del Monte, Del Monte would be required to indemnify Heinz against that taxable gain if it were triggered by actions by or in respect of Del Monte (including its subsidiaries) or its stockholders. See "Additional Agreements Relating to the Spin-Off -- Tax Separation Agreement" on page 87. Even if Section 355(e) were to apply to cause the spin-off to be taxable to Heinz, it would remain tax-free to Heinz shareholders.


 REPORTING REQUIREMENTS

     Current Treasury regulations require each Heinz shareholder who receives SKF Foods common stock pursuant to the spin-off to attach to his or her federal income tax return for the year in which the spin-off occurs, a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the spin-off. Heinz will provide the appropriate information to each shareholder of record.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     Based on representations contained in representation letters provided by Heinz, SKF Foods, Del Monte and Del Monte Corporation and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Simpson Thacher & Bartlett, counsel to Heinz and SKF Foods, and Gibson, Dunn & Crutcher LLP, counsel to Del Monte, that the material United States federal income tax consequences of the merger are as follows:


     - the merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Code;


     - Heinz shareholders will not recognize gain or loss when such shareholders exchange their SKF Foods common stock solely for Del Monte common stock, except to the extent of any cash received in lieu of a fractional share of Del Monte common stock;



     - Heinz shareholders' tax basis in Del Monte common stock that such shareholders receive in the merger (including any fractional share interest they are deemed to receive and exchange for cash) will equal their tax basis in the SKF Foods common stock they surrender in the exchange;



     - Heinz shareholders' holding period for Del Monte common stock that such shareholders receive in the merger will include their holding period for the shares of SKF Foods common stock that they surrender in the exchange;


     - neither Del Monte, Del Monte Corporation nor SKF Foods will recognize any gain or loss in the merger; and

     - no gain or loss will be recognized by a Del Monte stockholder in the merger because no Del Monte stockholder is exchanging any property in the merger.

     Heinz shareholders will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Del Monte common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share. Such gain or loss will constitute long-term capital gain or loss if the holding period in SKF Foods common stock surrendered in the merger is greater than 12 months as of the date of the merger.



     It is a condition to the closing of the merger that Heinz and Del Monte each receive an opinion from Simpson Thacher & Bartlett and Gibson, Dunn & Crutcher LLP, respectively, that the merger will constitute a reorganization under Section 368(a) of the Code. These opinions will be based on updated representation letters provided by Heinz, SKF Foods, Del Monte and Del Monte Corporation to be delivered at the time of closing, and on customary factual assumptions and will assume that the merger will be completed according to the terms of the Merger Agreement. Heinz has also requested a private letter ruling from the IRS that confirms, among other things, that the merger will qualify as tax-free to Del Monte, Del Monte Corporation, SKF Foods and the Heinz shareholders, but the receipt of this ruling that the merger will qualify as tax-free is not a condition to the closing of the merger.


 BACKUP WITHHOLDING


     Non-corporate holders of Heinz common stock may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in Del Monte common stock. Any such holder will not be subject to backup withholding, however, if such holder:


     - furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to the holder following the completion of the merger; or

     - is otherwise exempt from backup withholding.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder's United States federal income tax liability, provided such holder furnishes the required information to the Internal Revenue Service.

  REPORTING REQUIREMENTS


     Holders who receive Del Monte common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.


     THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, IT DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE SPIN-OFF AND MERGER WILL DEPEND UPON THE FACTS OF EACH HOLDER'S PARTICULAR SITUATION. ACCORDINGLY, EACH DEL MONTE STOCKHOLDER AND HEINZ SHAREHOLDER SHOULD CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH HOLDER OF THE SPIN-OFF AND THE MERGER.

              PRICE RANGE OF DEL MONTE COMMON STOCK AND DIVIDENDS



     Del Monte common stock is currently traded and will continue to be traded after the merger on the New York Stock Exchange under the symbol "DLM". The following table sets forth the high and low sales prices of Del Monte common stock as reported by the New York Stock Exchange Composite Tape for the periods referenced below.



                                                                PRICE RANGE
                                                              ---------------
                                                               HIGH      LOW
                                                              -------   -----
FISCAL 2001
Quarter ended September 29, 2000............................  $  7.75   $5.63
Quarter ended December 29, 2000.............................     8.50    5.63
Quarter ended March 30, 2001................................    11.50    7.38
Quarter ended June 29, 2001.................................     9.24    7.62

FISCAL 2002
Quarter ended September 28, 2001............................  $  9.30   $7.45
Quarter ended December 28, 2001.............................     8.81    7.75
Quarter ended March 29, 2002................................    10.14    8.17
Quarter ended June 28, 2002.................................    12.20    9.75

FISCAL 2003
Quarter ended September 27, 2002............................  $ 11.94   $7.08
September 28, 2002 through November 18, 2002................     8.45    6.95



     On June 12, 2002, the last trading day before the announcement of the signing of the Merger Agreement, the last reported sales prices of Del Monte common stock as reported by the New York Stock Exchange Composite Tape was $10.75. On November 18, 2002, the last reported sales prices of Del Monte common stock as reported by the New York Stock Exchange Composite Tape was $7.65. SKF Foods is currently a wholly-owned subsidiary of Heinz, and SKF Foods common stock is not traded on any stock exchange or the Nasdaq Stock Market.


     Del Monte has not paid cash dividends on its common stock since its recapitalization in 1997 and does not currently anticipate paying cash dividends in the future.


     Market price data of SKF Foods has not been presented, as the shares of SKF Foods do not trade separately from Heinz common shares.

      SELECTED HISTORICAL COMBINED FINANCIAL DATA OF THE HEINZ BUSINESSES



     The following table sets forth selected historical combined financial data of the Heinz Businesses as of and for the periods indicated and represents the results of operations of the Heinz Businesses on a combined basis while under the management of Heinz. The selected historical combined financial data for each of the three fiscal years in the period ended May 1, 2002 was derived from the audited combined balance sheets of the Heinz Businesses as of May 1, 2002 and May 2, 2001 and the audited combined statements of operations of the Heinz Businesses for each of the three fiscal years in the period ended May 1, 2002 included elsewhere in this document. The balance sheet data for fiscal year 2000 was derived from the audited combined balance sheet of the Heinz Businesses as of May 3, 2000 not included in this document. The selected historical combined financial data as of and for the three-month periods ended July 31, 2002 and August 1, 2001 was derived from the unaudited condensed combined balance sheet of the Heinz Businesses as of July 31, 2002 and the unaudited combined statements of income of the Heinz Businesses for the three-month periods ended July 31, 2002 and August 1, 2001 included elsewhere in this document. The unaudited condensed combined financial statements as of and for the three-month periods ended July 31, 2002 and August 1, 2001 include, in the opinion of the management of the Heinz Businesses, all adjustments, consisting only of normal, recurring adjustments, that the management of the Heinz Businesses considers necessary for a fair statement of the results of operations of these periods. The results of operations for the three-month periods ended July 31, 2002 and August 1, 2001 should not be considered indicative of results expected for a full fiscal year. The historical results are not necessarily indicative of results to be expected in any future period. You should read the table below in conjunction with the Heinz Businesses' historical combined financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Heinz Businesses" beginning on page
103. You should also read this information in conjunction with the unaudited condensed combined pro forma financial statements of post-merger Del Monte beginning on page 140. The amounts in the chart below are in millions.



                                                                             THREE-MONTH PERIODS
                                                                                    ENDED
                                                FISCAL YEAR                 ----------------------
                                     ----------------------------------     JULY 30,     AUGUST 1,
                                       2002         2001         2000         2002         2001
                                     --------     --------     --------     --------     ---------
                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales........................  $1,817.0     $1,833.2     $2,046.6     $  364.3      $401.8
  Cost of products sold............   1,235.7      1,476.4      1,428.6        250.1       272.7
  Selling, general and
     administrative expenses.......     320.5        381.5        395.1         66.7        67.1
  Operating income (loss)(a).......     260.7        (24.7)       223.0         47.5        61.9
  Net income (loss)(a).............     180.0        (36.2)       136.5         33.2        40.8
BALANCE SHEET DATA (AT PERIOD END):
  Working capital..................  $  471.8     $  418.3     $  555.2     $  451.3
  Total assets.....................   1,835.4      1,904.4      2,324.6      1,782.2
CASH FLOW DATA:
  Cash flows provided by operating
     activities....................  $  198.4     $  280.8     $  236.1     $   66.9
  Cash flows (used in) provided by
     investing activities..........     (20.2)       107.7        (28.0)         2.3
  Cash flows used in financing
     activities....................    (180.8)      (388.2)      (209.0)       (68.6)
OTHER DATA(b):
  Operating income excluding
     special items (a).............  $  266.3     $  314.7     $  351.7     $   47.5
  EBIT (c).........................     261.9        (29.4)       216.4         49.2
  Depreciation and amortization....      58.8         79.6         91.7          9.0
  EBITDA (d).......................     320.7         50.2        308.1         58.2
  Capital expenditures.............      19.5         52.4         57.5          5.0

(a) The fiscal 2002 results include special charges for net restructuring and implementation costs of $5.5 million ($0 after tax) for the Streamline initiative.



    The fiscal 2001 results include special charges for restructuring and implementation costs of $197.4 million ($161.3 million after tax) for the Streamline initiative and net restructuring and implementation costs of $141.9 million ($91.6 million after tax) for Operation Excel.



    The fiscal 2000 results include special charges for net restructuring and implementation costs of $108.7 million ($76.7 million after tax) for Operation Excel and for costs related to the Heinz Businesses in Ecuador amounting to $20.0 million ($20.0 million after tax).



    The results for the three months ended August 1, 2001 include special charges for restructuring and implementation costs of $7.8 million ($6.8 million after tax) for the Streamline initiative.



    See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Heinz Businesses" for a discussion of the Streamline and Operation Excel initiatives.



(b) Other data includes non-GAAP measures that may not be comparable to similarly titled measures reported by other companies.



(c) EBIT represents income (loss) before income taxes.



(d) EBITDA (income (loss) before income taxes plus depreciation and amortization expense) is a measure of liquidity used by the Heinz Businesses and members of the financial community to assess the cash flow generating capabilities of the Heinz Businesses' on-going operations and the Heinz Businesses' ability to service debt. EBITDA should not be considered in isolation from, and is not presented as an alternative measure of, operating income (loss), income (loss) before income taxes or cash flow from operations (as determined in accordance with GAAP).

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS OF THE HEINZ BUSINESSES


     You should read the following discussion in conjunction with the audited combined financial statements and the unaudited condensed combined interim financial statements of the Heinz Businesses and the notes thereto included elsewhere in this proxy statement/prospectus. Unless otherwise noted, references to the 2002, 2001 and 2000 fiscal years are to the Heinz Businesses' fiscal years ended May 1, 2002, May 2, 2001 and May 3, 2000, respectively, and references to the first quarter of fiscal 2003 and the first quarter of fiscal 2002 refer to the three-month periods ended July 31, 2002 and August 1, 2001, respectively. This Management's Discussion and Analysis of Financial Condition and Results of Operations of the Heinz Businesses contains forward-looking statements. Please see "Risk Factors" on page 22 and "Special Note Regarding Forward-Looking Statements" on page 33 for a discussion of the uncertainties, risks and assumptions associated with these statements.


OVERVIEW

     The Heinz Businesses manufacture, market and distribute branded and private-label shelf-stable grocery products. The Heinz Businesses' product portfolio includes leading brands in the tuna, pet food, infant feeding and broth categories. The Heinz Businesses also produce private label soup. In the United States, the Heinz Businesses include the largest producer of tuna and private label soup, the second largest producer of pet snacks and infant feeding products and a leading producer of pet food.


     The Heinz Businesses have not historically been managed as a single stand-alone unit but as part of the operations of Heinz in North America. The preparation of the combined financial statements and this Management's Discussion and Analysis of Financial Condition and Results of Operations of the Heinz Businesses include the use of "carve out" and "push down" accounting procedures in which certain assets, liabilities and expenses historically recorded or incurred at the Heinz parent company level or by an affiliate of Heinz, which related to or were incurred on behalf of the Heinz Businesses, have been identified and allocated or pushed down, as appropriate, to the financial results of the Heinz Businesses for the periods presented. Allocations were made primarily on a percentage of revenue basis, which management of the Heinz Businesses believes represents a reasonable allocation.



     No debt or interest expense has been allocated to the Heinz Businesses from Heinz. These combined financial statements are not indicative of the results of operations that would have existed or will exist in the future assuming the Heinz Businesses were operated as an independent company or as a subsidiary of Del Monte.


The Heinz Businesses include the following three segments for financial reporting purposes:

     - Tuna -- This segment manufactures, markets and sells tuna.

     - Pet Products -- This segment manufactures, markets and sells dry and canned pet food and pet snacks.

     - Soup and Infant Feeding -- This segment manufactures, markets and sells soups, broth and infant feeding products.


     The percentage of sales by segment have been relatively stable over the last three years. Pet products sales have been approximately 53% of sales, tuna has been approximately 31% of sales and soup and infant feeding have been approximately 16% of sales. Sales declined 10.4% in fiscal 2001 primarily as a result of decreases in the pet products and tuna segments, but stabilized in fiscal 2002 as decreases in the pet products segment were partially offset by gains in the tuna segment.



     For the first quarter of fiscal 2003, pet products sales were approximately 51% of sales, tuna was approximately 34% of sales and soup and infant feeding were approximately 15% of sales. Percentage shifts between tuna and soup and infant feeding are seasonal in nature and total year percentages are expected to be consistent with those in the prior years. Sales declined 9.3% in the first quarter of fiscal 2003 compared to the first quarter of fiscal 2002 primarily due to volume declines in the pet products segment and lower pricing, partially offset by volume increases, in the tuna segment.



     Historically, canned tuna pricing has been driven by the cost of raw tuna, with retail pricing tending to move in advance of cost changes flowing through the supply chain. During fiscal 2001, raw tuna prices declined significantly and adversely affected tuna sales. Volume was also negatively impacted as market share decreased as a result of lower competitor pricing. As tuna costs increased in fiscal 2002 over fiscal 2001 levels, higher tuna pricing increased sales. Sales were also positively impacted in fiscal 2002 by volume gains driven by competitively pricing products and the introduction of the StarKist Flavor Fresh Pouch. Volumes continued to increase in the first quarter of fiscal 2003 compared with the first quarter of fiscal 2002. The net sales impact of this increase was offset by higher promotional expenses due to revisions in the estimated cost of trade allowances.



     Tuna gross margins declined in fiscal 2001 due to the negative impact of declining prices, but slightly increased in fiscal 2002 due to increases in tuna prices and increased sales of higher margin pouch products and can sizes. Tuna gross margins declined in the first quarter of fiscal 2003 primarily due to higher cost of raw tuna and higher promotional expenses, as discussed above. Tuna margins in the first quarter of fiscal 2002 benefited from lower raw product tuna costs due to the sale of low cost inventory produced in fiscal 2001, which resulted in the tuna segment realizing a disproportionate share of its full year profit in fiscal 2002 in the first quarter.



     The pet products segment consists of pet food and pet snacks. Sales decreased due to lower volume and pricing in fiscal 2001, driven primarily by reductions in regional brand volumes in the canned dog food business as well as volume softness in other dog food brands, and reductions in canned cat food volumes reflecting in part product reformulations that were not favorably received by the market. In the cat and dog food categories consumers shifted from cans to dry products and within canned cat food to smaller can sizes away from larger multi-pack products. In dry dog food, consumers shifted from taste-focused products to functional, high performance products and, within taste-focused products, to larger, less profitable sizes. These trends were less pronounced in fiscal 2002, as products were reformulated to improve product palatability, new products were launched and volume in the higher-margin and faster growing pet snacks category increased. Sales declined in the first quarter of fiscal 2003 primarily due to volume declines. These declines were due to significant promotional activity across all lines at the end of fiscal 2002 and accelerated purchases by customers, in advance of an announced 9-Lives canned cat food price increase at the end of fiscal 2002.



     Gross margins for pet products improved in fiscal 2001, as mix improvements and cost savings offset price declines. In fiscal 2002, gross margins declined due to costs associated with new product launches, increased costs of improving palatability and product mix. Margins improved in the first quarter of fiscal 2003 due to a more favorable product mix even as volume declines reduced gross profit.



     Overall sales in soup and infant feeding have remained relatively stable over the last three years, as sales increases in soup have offset moderate decreases in market share in infant feeding. Gross margin declines in this segment have been driven by unfavorable customer mix within the soup business. Sales for the segment declined slightly in the first quarter of fiscal 2003 primarily due to increased retail purchases in fiscal 2002 in advance of a price increase at the end of fiscal 2002, which resulted in an overall decline in sales for the segment. Gross margins improved slightly in the first quarter of fiscal 2003 due to sales mix as strong performance in soup partially offset the effect of volume declines in infant feeding.


     In the last three years the Heinz Businesses have undergone significant restructuring programs. Streamline (defined below), initiated in fiscal 2001, and Operation Excel (defined below), initiated in fiscal 1999, focused on rationalizing manufacturing centers, streamlining the supply chain and realigning the Heinz Businesses' management teams (see discussion under Special Items). Over the past three years, the Puerto Rico tuna facility was downsized and subsequently closed and the tuna fishing fleet was sold. These initiatives reduced fixed costs and resulted in tuna input costs becoming more variable and aligned with competition. A pet snacks plant and a canned pet food plant were also closed, and production shifted to more efficient factories and co-packers. Additionally, Heinz consolidated most of the sales, distribution and backroom functions for U.S.-based affiliates which included the Heinz Businesses.

SPECIAL ITEMS

  STREAMLINE

     In the fourth quarter of fiscal 2001, Heinz announced a company-wide restructuring initiative named "Streamline", which included the closure of the tuna operations in Puerto Rico, the consolidation of the North American canned pet food production to Bloomsburg, Pennsylvania (which resulted in ceasing canned pet food production at the Heinz Businesses' Terminal Island, California facility) and the divestiture of its fleet of fishing boats and related equipment.

     During fiscal 2002, restructuring charges and implementation costs totaling $5.5 million were recognized. Pretax charges of $4.9 million were classified as cost of products sold and $0.6 million as selling, general and administrative expenses (SG&A). The fiscal 2002 restructuring charge includes a net reversal of $2.4 million pretax to reflect revisions in original cost estimates, primarily related to the Terminal Island, California facility.

     During fiscal 2001, restructuring charges and implementation costs totaling $197.4 million pretax were recognized. Pretax charges of $192.5 million were classified as cost of products sold and $4.9 million as SG&A. Implementation costs were recognized as incurred in fiscal 2002 ($7.9 million pretax) and fiscal 2001 ($20.8 million pretax) and consist of incremental costs directly related to the implementation of the Streamline initiative. These costs include idle facility costs, consulting fees, cost premiums related to production transfers and relocation costs.

     In fiscal 2001, the Heinz Businesses completed the closure of the tuna operations in Puerto Rico, ceased production of canned pet food in the Terminal Island, California facility and sold its fleet of fishing boats and related equipment. In fiscal 2002, the Heinz Businesses continued and substantially completed its overhead reduction plan. These actions resulted in a net reduction of the workforce of approximately 1,600 employees. This initiative is substantially complete.

  OPERATION EXCEL

     In fiscal 1999, Heinz announced a company-wide growth and restructuring initiative, named "Operation Excel". This initiative was a multi-year, multi-faceted program that established manufacturing centers of excellence, focused the product portfolio, realigned the Heinz Businesses' management teams and invested in growth initiatives.

     As part of Operation Excel, the Heinz Businesses established manufacturing centers of excellence that resulted in significant changes to its manufacturing footprint. The following initiatives were completed: the Puerto Rico tuna processing facility was downsized and focused on lower volume/higher margin products; the Pittsburgh, Pennsylvania factory was focused on soup and baby food production and other production was shifted to other existing Heinz facilities; and the El Paso, Texas pet snacks facility was closed and production was transferred to the Topeka, Kansas factory and to co-packers.

     The realignment of management teams provided processing and product expertise across the regions. Specifically, Operation Excel established a single North American Grocery & Foodservice headquarters in Pittsburgh, Pennsylvania, resulting in the relocation of the tuna and pet products headquarters from Newport, Kentucky.

     During fiscal 2002, the Heinz Businesses substantially completed Operation Excel and utilized approximately $2.6 million of severance and exit accruals. The utilization of the accruals related principally to lease obligations and employee terminations.

     During fiscal 2001, the Heinz Businesses recognized restructuring charges of $43.6 million pretax. These charges were associated with exiting its can making operations, which were sold during fiscal 2001, exiting a tuna processing facility in Ecuador and higher than originally expected severance costs associated with creating the single North American Grocery & Foodservice headquarters in Pittsburgh, Pennsylvania. This charge was recorded in cost of products sold ($35.1 million) and SG&A ($8.5 million). This charge was offset by reversals of unutilized Operation Excel accruals and asset write-downs of $10.4 million pretax. These reversals were recorded in cost of products sold ($10.3 million) and SG&A ($0.1 million) and were primarily the result of revisions in estimates of fair values of assets that were disposed of as part of Operation Excel and the Heinz Businesses' decision not to exit certain warehouses due to higher than expected volume. Implementation costs of $108.7 million pretax were also recognized in fiscal 2001. These costs were classified as costs of products sold ($46.2 million) and SG&A ($62.5 million).

     During fiscal 2000, the Heinz Businesses recognized restructuring charges of $52.8 million pretax. Pretax charges of $25.2 million were classified as cost of products sold and $27.6 million as SG&A. Implementation costs of $55.9 million pretax were classified as cost of products sold ($21.1 million) and SG&A ($34.8 million).

     Implementation costs were recognized as incurred and consisted of incremental costs directly related to the implementation of Operation Excel, including consulting fees, employee training and relocation costs, unaccruable severance costs associated with terminated employees, equipment relocation costs and commissioning costs.

     The Heinz Businesses have closed or exited all three factories that were scheduled for closure. In addition, can making operations and a tuna processing facility in Ecuador were exited. Operation Excel has impacted approximately 4,900 employees, with net reductions in the workforce of approximately 4,300 after expansion of certain facilities. The exit of the U.S. can making operations and the tuna processing facility in Ecuador resulted in a reduction of the workforce of approximately 2,500 employees. During fiscal 2001 and fiscal 2000, the workforce had net reductions of approximately 2,700 employees and 1,600 employees, respectively. This initiative has been substantially completed.

CRITICAL ACCOUNTING POLICIES

     In the ordinary course of business, the management of the Heinz Businesses make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of the financial statements of the Heinz Businesses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. The management of the Heinz Businesses believes the following discussion addresses the critical accounting policies, which are those that are most important to the portrayal of the financial condition and results and require difficult, subjective and complex judgments by the management of the Heinz Businesses, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.


  Marketing and Promotional Spending



     In order to support its products, the Heinz Businesses offer various marketing programs to customers and/or consumers, which reimburse them for all or a portion of their promotional activities. Management of the Heinz Businesses regularly reviews and revises, when deemed necessary, estimates of costs for these marketing programs based on estimates of what has been earned by customers and/or consumers. Final determination of the ultimate costs of these marketing programs may take extended periods of time and the amount of these costs is dependent on the relative success of the promotional events and the actions and level of deductions taken by the Heinz Businesses' customers for amounts they consider due to them.


  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined principally under the average cost method. The Heinz Businesses record adjustments to the carrying value of inventory based upon forecasted plans to sell inventories. The physical condition (e.g., age and quality) of the inventories is also considered in establishing valuation. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

  Property, Plant and Equipment


     Land, buildings and equipment are recorded at cost and are depreciated on a straight-line method over the estimated useful lives of such assets. Changes in circumstances such as technological advances, changes to the business model or changes in the capital strategy could result in the actual useful lives differing from estimates. In those cases where management of the Heinz Businesses determines that the useful life of buildings and equipment should be shortened, the net book value in excess of the salvage value would be depreciated over its revised remaining useful life, thereby increasing depreciation expense. Factors such as changes in the planned use of fixtures or software or closing of facilities could result in shortened useful lives.


  Long-Lived Assets

     Long-lived assets, including fixed assets and intangibles, are evaluated periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the sum of the undiscounted cash flows is less than the carrying value, the Heinz Businesses recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of cash flow is based upon, among other things, certain assumptions about expected future operating performance. Estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions and changes to the Heinz Businesses' business model or its operating performance.

RESULTS OF OPERATIONS


     During the fourth quarter of fiscal 2002, the Heinz Businesses adopted Emerging Issues Task Force (EITF) 00-14 and 00-25 (codified by EITF 01-9), relating to the classification of certain costs related to coupon redemption and performance allowances previously recorded as selling, general and administrative expense. The adoption of these EITF consensuses had no impact on operating income or net earnings; however, revenues and gross profit were reduced by approximately $140.3 million in fiscal 2002, $144.6 million in fiscal 2001, $99.9 million in fiscal 2000 and $22.8 million in the first quarter of fiscal 2002.

     The following table sets forth certain segment detail for the Heinz
Businesses:


                                                                                 THREE MONTHS ENDED
                                                        FISCAL YEAR             --------------------
                                               ------------------------------   JULY 31,   AUGUST 1,
                                                 2002       2001       2000       2002       2001
                                               --------   --------   --------   --------   ---------
                                                                   (IN MILLIONS)
SALES:
  Tuna.......................................  $  569.9   $  557.4   $  670.5    $123.9     $126.8
  Pet products...............................     935.3      965.6    1,069.4     186.9      219.7
  Soup and infant feeding....................     311.8      310.2      306.7      53.5       55.2
                                               --------   --------   --------    ------     ------
     Total...................................  $1,817.0   $1,833.2   $2,046.6    $364.3     $401.8
                                               ========   ========   ========    ======     ======
OPERATING INCOME:
  Tuna.......................................  $   45.0   $ (100.7)  $   44.2    $  4.6     $ 19.7
  Pet products...............................     155.8      128.6      177.6      33.9       35.2
  Soup and infant feeding....................      71.9       75.2       72.0      11.2        9.6
  Other*.....................................     (11.9)    (127.7)     (70.8)     (2.2)      (2.5)
                                               --------   --------   --------    ------     ------
     Total...................................  $  260.7   $  (24.7)  $  223.0    $ 47.5     $ 61.9
                                               ========   ========   ========    ======     ======
OPERATING INCOME EXCLUDING SPECIAL ITEMS:
  Tuna.......................................  $   54.3   $   39.6   $   81.3    $  4.6     $ 26.4
  Pet products...............................     151.9      200.4      205.1      33.9       36.3
  Soup and infant feeding....................      71.9       86.9       79.9      11.2        9.6
  Other*.....................................     (11.8)     (12.3)     (14.6)     (2.2)      (2.5)
                                               --------   --------   --------    ------     ------
     Total...................................  $  266.3   $  314.7   $  351.7    $ 47.5     $ 69.7
                                               ========   ========   ========    ======     ======


---------------

* "Other" represents restructuring items that could not be separately included in a specific segment and general and administrative expenses not directly attributable to operating segments.

  (Note: Totals may not add due to rounding.)


  THREE MONTHS ENDED JULY 31, 2002 VERSUS THREE MONTHS ENDED AUGUST 1, 2001



  Sales



     Sales for the three months ended July 31, 2002 decreased $37.5 million, or 9.3%, to $364.3 million from $401.8 million in the comparable prior year period. Sales for the first quarter of fiscal 2003 were negatively impacted by volume declines of $30.1 million, or 7.5%, primarily in the pet products segment and lower pricing of $7.1 million, or 1.7%, primarily in the tuna segment.



  Special Items



     The Heinz Businesses recorded no special items in the first quarter of fiscal 2003 and $7.8 million pretax of special items in the first quarter of fiscal 2002. The following table provides a comparison of the Heinz Businesses' reported results and the results excluding special items for the first quarter of fiscal 2002.



                                                            NET     GROSS    OPERATING    NET
                                                           SALES    PROFIT    INCOME     INCOME
                                                           ------   ------   ---------   ------
                                                                      (IN MILLIONS)
Reported Results.........................................  $401.8   $129.0     $61.9     $ 40.8
  Streamline implementation costs........................      --      7.3       7.8        6.8
                                                           ------   ------     -----     ------
Results excluding special items..........................  $401.8   $136.4     $69.7     $ 47.6
                                                           ======   ======     =====     ======


---------------


(Note: Totals may not add due to rounding.)

  Gross Profit



     Gross profit for the first quarter of fiscal 2003 decreased $14.8 million, or 11.5%, to $114.2 million from $129.0 million in the prior year period and the gross profit margin decreased to 31.4% from 32.1% in the prior year period. Excluding the special items identified above, gross profit decreased $22.2 million, or 16.2%, to $114.2 million for the three months ended July 31, 2002 from $136.4 million for the three months ended August 1, 2001 and the gross profit margin decreased to 31.4% from 33.9%. The gross profit decline was driven by the pet food volume decline as well as lower tuna pricing and higher tuna costs compared to the prior year.



  SG&A



     SG&A decreased $0.4 million, or 0.6%, for the three months ended July 31, 2002 to $66.7 million from $67.1 million in the prior year period and increased as a percentage of sales to 18.3% from 16.7%. Excluding the special items identified above, SG&A was generally flat with the corresponding prior year period. Total marketing support included in SG&A (including consumer promotions and media) increased $4.0 million, or 45.5%, to $12.9 million from $8.9 million in the prior year period in support of the StarKist Flavor Fresh Pouch and Kibbles 'n Bits. The increased marketing expense was offset by reductions in general and administrative expenses and selling and distribution expenses.



  Operating income



     Operating income decreased $14.4 million, or 23.2%, for the first quarter of fiscal 2003, to $47.5 million from $61.9 million for the comparable prior year period. Excluding the special items identified above, operating income decreased $22.2 million, or 31.8%, to $47.5 million from $69.7 million and decreased as a percentage of sales to 13.0% from 17.4%. Decreases in operating income of the tuna and pet products segments were driven by reductions in gross profit, partially offset by an increase in operating income of the soup and infant feeding segment, and lower general and administrative costs.



  Other items



     Other expense, net decreased $0.6 million to $1.5 million for the first quarter of fiscal 2003 from $0.9 million for the comparable prior year period. The effective tax rate was 32.5% on profits of $49.2 million compared to 35.2% on profits of $63.0 million.



  Net income



     Net income decreased $7.6 million to $33.2 million from $40.8 million in the comparable year period. Excluding the special items noted above, net income decreased $14.4 million, or 30.3%, to $33.2 million from $47.6 million.



     The following segment discussion excludes special items.



  TUNA



     Sales of the tuna segment decreased $2.9 million, or 2.3%, for the three months ended July 31, 2002, from $126.8 million to $123.9 million. While volume increases drove a sales increase of 8.4%, this was partially offset by increases in promotional expenses in support of the volume growth. In addition, net sales declined due to increased trade promotion allowances of approximately $7.0 million reflecting higher costs than previously estimated.



     The tuna segment's gross profit decreased $20.1 million, primarily due to higher trade promotional expenses and higher costs compared to the prior year period. Gross profit during the first quarter of fiscal 2002 benefited from tuna and manufacturing costs which were below historical averages at a time of rising retail prices. Operating income decreased $21.8 million, or 82.7%, during the first quarter of fiscal 2003, to $4.6 million from $26.4 million in the comparable prior year period, due primarily to the decrease in gross profit.

  PET PRODUCTS



     Sales of the pet products segment decreased $32.8 million, or 14.9%, for the three months ended July 31, 2002, from $219.7 million to $186.9 million. Reduced volumes decreased sales 16.7%, primarily in pet snacks, canned cat food and dry dog food. Volume declines in the first quarter of fiscal 2003 are primarily due to significant promotional activity across all lines at the end of fiscal 2002 and accelerated purchases by customers in advance of an announced 9-Lives canned cat food price increase at the end of fiscal 2002.



     The pet products segment's gross profit margin increased 3.5% to 39.7% from 36.2% in the comparable prior year period, primarily due to the benefit of reduced amortization expense of goodwill and other intangible assets and favorable product mix. During this period, the pet products segment began initiatives to eliminate lower margin pet food products, which improved product mix, and to increase cat food prices. Overall, gross profit decreased $5.4 million, or 6.8%, from $79.6 million to $74.2 million driven by volume declines, as discussed above. Operating income decreased $2.4 million, or 6.6%, from $36.3 million to $33.9 million, due primarily to the decrease in gross profit.



  SOUP AND INFANT FEEDING



     Sales of the soup and infant feeding segment decreased $1.7 million, or 3.1%, for the three months ended July 31, 2002, from $55.2 million to $53.5 million. Lower volumes decreased sales 7.3% due to decreases in infant feeding and College Inn broth, partially offset by volume increases in private label soup. Higher pricing, primarily in private label soup, increased sales 4.2%.



     The soup and infant feeding segment's gross profit increased $3.4 million, or 19.1%, primarily due to higher pricing and reduced amortization expense of intangible assets. Operating income increased $1.6 million, or 16.6%, due primarily to the increase in gross profit.


  FISCAL 2002 VERSUS FISCAL 2001

  Sales


     Sales for fiscal 2002 decreased $16.2 million, or 0.9%, to $1.82 billion in fiscal 2002 from $1.83 billion in fiscal 2001. Improved volume increased sales by $5.5 million, or 0.3%. Sales in fiscal 2002 were negatively impacted by divestitures of $15.4 million, or 0.9%, foreign currency exchange of $2.5 million, or 0.1%, and pricing of $3.8 million, or 0.2%.


  Special Items

     Fiscal 2002's results were impacted by a net Streamline restructuring and implementation charge totaling $5.5 million pretax. Pretax charges of $4.9 million were recorded as cost of products sold and a pretax charge of $0.6 million was recorded as SG&A. The Heinz Businesses recorded $339.3 million pretax of special items in fiscal 2001.

     The following tables provide a comparison of the Heinz Businesses' reported results and the results excluding special items for fiscal 2002 and fiscal 2001.


                                                                     FISCAL YEAR 2002
                                                          ---------------------------------------
                                                                      GROSS    OPERATING    NET
                                                          NET SALES   PROFIT    INCOME     INCOME
                                                          ---------   ------   ---------   ------
                                                                       (IN MILLIONS)
Reported results........................................  $1,817.0    $581.2    $260.7     $180.0
  Revisions to accruals and assets write-downs -- Fourth
     Quarter 2002.......................................        --      (2.4)     (2.4)      (6.9)
  Streamline implementation costs.......................        --       7.3       7.9        6.9
                                                          --------    ------    ------     ------
Results excluding special items.........................  $1,817.0    $586.1    $266.3     $180.0
                                                          ========    ======    ======     ======

                                                                     FISCAL YEAR 2001
                                                          ---------------------------------------
                                                                      GROSS    OPERATING    NET
                                                          NET SALES   PROFIT    INCOME     INCOME
                                                          ---------   ------   ---------   ------
                                                                       (IN MILLIONS)
Reported Results........................................  $1,833.2    $356.8    $(24.7)    $(36.2)
  Operation Excel restructuring.........................        --      35.1      43.6       27.3
  Operation Excel implementation costs..................        --      46.2     108.7       72.9
  Operation Excel reversal..............................        --     (10.3)    (10.4)      (8.6)
  Streamline restructuring..............................        --     176.6     176.6      143.7
  Streamline implementation costs.......................        --      16.0      20.8       17.6
                                                          --------    ------    ------     ------
Results excluding special items.........................  $1,833.2    $620.4    $314.7     $216.7
                                                          ========    ======    ======     ======


     (Note: Totals may not add due to rounding.)

  Gross Profit

     Gross profit in fiscal 2002 increased $224.4 million, or 62.9%, to $581.2 million from $356.8 million in fiscal 2001, and the gross profit margin increased to 32.0% from 19.5%. Excluding the special items identified above, gross profit decreased $34.3 million, or 5.5%, to $586.1 million in fiscal 2002 from $620.4 million in fiscal 2001, and the gross profit margin decreased to 32.3% from 33.8%. Increases in the tuna and soup and infant feeding segments were more than offset by declines in the pet products segment.

  SG&A

     SG&A decreased $61.0 million, or 16.0%, to $320.5 million in fiscal 2002 from $381.5 million in fiscal 2001 and decreased as a percentage of sales to 17.6% from 20.8%. Excluding the special items identified above, SG&A increased $14.1 million, or 4.6%, to $319.9 million in fiscal 2002 from $305.7 million in fiscal 2001 and increased as a percentage of sales to 17.6% from 16.7%.


     These increases are primarily the result of increases in costs charged to the Heinz Businesses by Heinz for shared-services functions, including warehousing costs, variable and fixed selling expenses, and general and administrative costs such as information systems support, human resources, finance and accounting. These costs increased primarily as a result of an increased allocation of shared-service costs from Heinz, which were allocated based on revenue across several Heinz businesses. The operations of the pet products and tuna segments were transitioned into the shared-services functions over fiscal 2001 and, therefore, were not charged a full portion of shared-service costs prior to fiscal 2002. Prior to fiscal 2001, pet products and tuna segments accounted for costs for these services on a stand-alone basis. The nature and amount of these costs will change after the merger as these businesses are incorporated into Del Monte.


     Total marketing support included in selling, general and administrative expense (including consumer promotions and media) decreased $2.1 million, or 3.4%, to $58.9 million in fiscal 2002 from $61.0 million in fiscal 2001 on a sales decrease of 0.9%.

  Operating Income

     Operating income increased $285.4 million to $260.7 million in fiscal 2002 from a loss of $24.7 million in fiscal 2001. Excluding the special items identified above, operating income decreased $48.4 million, or 15.4%, to $266.3 million in fiscal 2002 from $314.7 million in fiscal 2001 and decreased as a percentage of sales to 14.7% from 17.2%. Decreases in the pet products, tuna and soup and infant feeding segments were driven by reductions in gross profit and higher general and administrative costs.

  Other Items

     Other expense, net decreased $5.8 million to income of $1.1 million in fiscal 2002 from expense of $4.7 million in fiscal 2001. The effective tax rate for fiscal 2002 was 31.3% on profits of $261.9 million compared to 23.5% for fiscal 2001 on losses of $29.4 million. The fiscal 2001 effective tax rate was negatively impacted by nondeductible foreign losses as compared to fiscal 2002 which was positively impacted by a favorable audit settlement.

  Net Income

     Net income increased $216.2 million to $180.0 million in fiscal 2002 from a loss of $36.2 million in fiscal 2001. Excluding the special items noted above, net income decreased 17.0% to $180.0 million in fiscal 2002 from $216.7 million in fiscal 2001.

     The following segment discussion excludes special items.

     TUNA

     Sales of the tuna segment increased $12.5 million, or 2.2%, in fiscal 2002, driven by the introduction of tuna in a pouch and favorable pricing trends, offset in part by declines in the canned business. Favorable pricing increased sales 2.8% and sales volume increased sales 1.2%, while divestitures decreased sales 1.8%.


     The tuna segment's gross profit increased $28.3 million in fiscal 2002, primarily due to favorable pricing. Operating income increased $14.7 million in fiscal 2002, or 37.0%, to $54.3 million from $39.6 million in fiscal 2001, due primarily to the increase in gross profit.


     PET PRODUCTS

     Sales of the pet products segment decreased $30.3 million, or 3.1%, in fiscal 2002. Pricing decreased sales 1.9%, in both pet food and pet snacks driven by new product introduction costs. Sales volume decreased sales 0.4% in fiscal 2002, primarily in pet food which was partially offset by volume increases in pet snacks due to the successful launch of new products. Divestitures decreased sales 0.5% and foreign exchange decreased sales 0.3%.


     The pet products segment's gross profit decreased $54.6 million, primarily due to price decreases in pet food and pet snacks primarily due to changes in product mix, increased ingredient and manufacturing costs and a consumer shift to less profitable, larger-size products. Pet food ingredient costs also increased as a result of reformulating recipes to improve palatability. Operating income decreased $48.5 million to $151.9 million in fiscal 2002 from $200.4 million in fiscal 2001, due primarily to the decrease in gross profit.


     SOUP AND INFANT FEEDING

     Sales of the soup and infant feeding segment increased $1.6 million, or 0.5%, in fiscal 2002. Sales volume increased sales 0.7%, primarily related to increases in soup partially offset by decreases in infant feeding and College Inn broth. Pricing decreased sales 0.2%.

     The soup and infant feeding segment's gross profit decreased $7.9 million in fiscal 2002, primarily due to unfavorable product mix in soup. Operating income decreased $15.0 million, or 17.3%, to $71.9 million in fiscal 2002 from $86.9 million in fiscal 2001, due primarily to the decrease in gross profit and higher general and administrative costs.

  FISCAL 2001 VERSUS FISCAL 2000

  Sales

     Sales for fiscal 2001 decreased $213.4 million, or 10.4%, to $1.83 billion from $2.05 billion in fiscal 2000. Lower pricing reduced sales by $126.7 million, or 6.2%, volume decreased sales $66.5 million, or 3.2%, divestitures reduced sales by $18.1 million or 0.9% and foreign currency exchange decreased sales $2.1 million, or 0.1%, in fiscal 2001.

  Special Items

     In fiscal 2001, the Heinz Businesses recorded a number of special items, which are summarized in the tables below. These items include Operation Excel implementation costs of $108.7 million pretax, additional Operation Excel restructuring charges of $43.6 million pretax and reversals of $10.4 million pretax of restructuring accruals and asset write-downs. Fiscal 2001 results also include Streamline restructuring charges of $176.6 million pretax and related implementation costs of $20.8 million pretax. Fiscal 2000 results include Operation Excel restructuring charges of $52.8 million pretax, Operation Excel implementation costs of $55.9 million pretax, and $20.0 million of costs related to the Ecuador tuna processing facility related to operational and accounting irregularities.

     The following tables provide a comparison of the Heinz Businesses reported results and the results excluding special items for fiscal 2001 and fiscal 2000.


                                                                     FISCAL YEAR 2001
                                                          ---------------------------------------
                                                                      GROSS    OPERATING    NET
                                                          NET SALES   PROFIT    INCOME     INCOME
                                                          ---------   ------   ---------   ------
                                                                       (IN MILLIONS)
Reported Results........................................  $1,833.2    $356.8    $(24.7)    $(36.2)
  Operation Excel restructuring.........................        --      35.1      43.6       27.3
  Operation Excel implementation costs..................        --      46.2     108.7       72.9
  Operation Excel reversal..............................        --     (10.3)    (10.4)      (8.6)
  Streamline restructuring..............................        --     176.6     176.6      143.7
  Streamline implementation costs.......................        --      16.0      20.8       17.6
                                                          --------    ------    ------     ------
Results excluding special items.........................  $1,833.2    $620.4    $314.7     $216.7
                                                          ========    ======    ======     ======



                                                                     FISCAL YEAR 2000
                                                          ---------------------------------------
                                                                      GROSS    OPERATING    NET
                                                          NET SALES   PROFIT    INCOME     INCOME
                                                          ---------   ------   ---------   ------
                                                                       (IN MILLIONS)
Reported Results........................................  $2,046.6    $618.0    $223.0     $136.5
  Operation Excel restructuring.........................        --      25.2      52.8       39.0
  Operation Excel implementation costs..................        --      21.1      55.9       37.7
  Ecuador expenses......................................        --      20.0      20.0       20.0
                                                          --------    ------    ------     ------
Results excluding special items.........................  $2,046.6    $684.3    $351.7     $233.2
                                                          ========    ======    ======     ======


---------------

(Note: Totals may not add due to rounding.)

  Gross Profit

     Gross profit decreased $261.2 million to $356.8 million in fiscal 2001 from $618.0 million in fiscal 2000. Excluding the special items identified above, gross profit decreased $63.9 million, or 9.4%, to $620.4 million in fiscal 2001 from $684.3 million in fiscal 2000 and the gross profit margin increased to 33.8% from 33.4%.

  SG&A

     SG&A decreased $13.5 million to $381.5 million in fiscal 2001 from $395.0 million in fiscal 2000 and increased as a percentage of sales to 20.8% from 19.3%. Excluding the special items identified above, SG&A decreased $26.8 million to $305.8 million in fiscal 2001 from $332.6 million in fiscal 2000 and increased as a percentage of sales to 16.7% from 16.3%. Selling and distribution expenses decreased $1.8 million to $165.6 million in fiscal 2001 from $167.4 million, or 1.1% in fiscal 2000.

     Total marketing support included in selling, general and administrative expense (including consumer promotions and media) decreased 13.7% to $61.0 million in fiscal 2001 from $70.7 million in fiscal 2000 on a sales decrease of 10.4%.

  Operating Income

     Operating income decreased $247.7 million to a loss of $24.7 million in fiscal 2001 from income of $223.0 million in fiscal 2000. Excluding the special items identified above, operating income decreased $37.0 million, or 10.5%, to $314.7 million in fiscal 2001 from $351.7 million in fiscal 2000. Savings from Operation Excel favorably impacted operating income across all segments.

  Other Items

     Other income, net decreased $1.8 million to $4.7 million in fiscal 2001 from $6.5 million in fiscal 2000. The effective tax rate for fiscal 2001 was negative 23.5% on losses of $29.4 million compared to 36.9% in fiscal 2000. The effective tax rate for fiscal 2001 was negatively impacted by nondeductible losses as compared with the fiscal 2000 on profits of $216.4 million. As compared to the fiscal 2000 tax rate, the fiscal 2001 rate was negatively impacted by high nondeductible foreign losses.

  Net Income

     Net income decreased $172.7 million to a loss of $36.2 million in fiscal 2001 from income of $136.5 million in fiscal 2000. In fiscal 2001, the Heinz Businesses changed its method of accounting for revenue recognition in accordance with Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." See Note 2 to the Notes to the Combined Financial Statements of the Heinz Businesses. The cumulative effect of the change on prior years was not material. Excluding the special items noted above, net income decreased 7.1% to $216.7 million in fiscal 2001 from $233.2 million in fiscal 2000.

The following segment discussion excludes special items.

     TUNA

     Sales of the tuna segment decreased $113.1 million, or 16.8%, in fiscal 2001. Pricing decreased sales 12.2% as a result of drastically lower tuna costs, which drove competitive pricing down. Sales volume decreased 4.0% due to the decision to delay lowering pricing to match the competition. Divestitures decreased sales 0.6% in fiscal 2001.

     The tuna segment's gross profit decreased $52.4 million in fiscal 2001, primarily due to pricing partially offset by lower costs. Operating income decreased $41.7 million, or 51.3%, to $39.6 million in fiscal 2001 from $81.3 million in fiscal 2000, due primarily to the decrease in gross profit offset by lower general and administrative costs.

     PET PRODUCTS


     Sales of the pet products segment decreased $103.8 million, or 9.7%, in fiscal 2001. Pricing decreased sales 4.1%, primarily due to reduced volumes primarily in canned pet food and wet canned cat food, as well as increased competition entered the grocery channel. Sales volume decreased 4.7%, primarily in pet food, resulting from lost market share to competitors. These decreases were partially offset by volume increases in pet snacks as a result of new product introductions. Divestitures decreased sales 0.7% and foreign currency exchange decreased sales 0.2% in fiscal 2001.


     The pet products segment's gross profit decreased $8.8 million in fiscal 2001, primarily due to price decreases in pet food and pet snacks offset by savings from product reformulations and restructuring benefits. Operating income decreased $4.7 million to $200.4 million in fiscal 2001 from $205.1 million in fiscal 2000, due primarily to the decrease in gross profit.

     SOUP AND INFANT FEEDING

     Sales of the soup and infant feeding segment increased $3.5 million, or 1.1%, in fiscal 2001. Sales volume increased sales 3.5% primarily related to volume increases in soup partially offset by decreases in infant feeding and College Inn broth. Pricing declines decreased sales 0.5% and divestitures decreased sales by 1.9% in fiscal 2001.

     The soup and infant feeding segment's gross profit decreased $2.8 million in fiscal 2001. Operating income increased $7.0 million, or 9.0%, to $86.9 million in fiscal 2001 from $79.9 million in fiscal 2000, due primarily to lower general and administrative costs.

LIQUIDITY AND FINANCIAL POSITION


     The financial statements of the Heinz Businesses have no debt or interest expense allocated to the Heinz Businesses from Heinz and, therefore, are not indicative of the results of operations that would have existed if the Heinz Businesses had been operated as an independent company or that will exist in the future if the Heinz Businesses are operated as a subsidiary of Del Monte. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Del Monte -- Financial Condition -- Liquidity and Capital Resources" on page 132 for further discussion.


  Cash Flows from Operating Activities


     Cash provided for the three months ended July 31, 2002 was $66.9 million. Cash provided by operating activities decreased to $198.4 million in fiscal 2002 from $280.8 million in fiscal 2001. The decrease in fiscal 2002 versus fiscal 2001 is primarily due to a reduction of accrued expenses primarily related to payments for restructuring accruals and in accounts receivable due to the termination of an accounts receivable factoring contract with a Heinz affiliate in fiscal 2002, offset by decreased inventory levels. Cash provided by operating activities increased to $280.8 million in fiscal 2001 from $236.1 million in fiscal 2000. The increase is primarily due to a reduction of inventory levels at certain locations that had risen during fiscal 2000 in order to facilitate the plant shutdowns and reconfigurations related to Operation Excel.


  Cash Flows from Investing Activities


     Cash provided by investing activities for the three months ended July 31, 2002 was $2.3 million. Cash used for investing activities was $20.2 million in fiscal 2002 compared to cash provided of $107.7 million in fiscal 2001. Capital expenditures totaled $5.0 million for the three months ended July 31, 2002. Capital expenditures totaled $19.5 million in fiscal 2002 compared to $52.4 million in fiscal 2001. The decrease is attributable to a reduction in Operation Excel related capital expenditures. In fiscal 2003, prior to the completion of the spin-off, management of the Heinz Businesses expects capital expenditures to increase in comparison to fiscal 2002 due to the exercise of a synthetic lease purchase option. Proceeds from disposals of property, plant and equipment were $0.1 million for the three months ended July 31, 2002 and $1.4 million in fiscal 2002 compared to $78.9 million in fiscal 2001. Disposals in fiscal 2001 were primarily due to the sale of equipment that was then utilized under synthetic lease arrangements. Proceeds from divestitures were $86.5 million in fiscal 2001 primarily related to the sale of the can making business.


     Cash provided by investing activities was $107.7 million in fiscal 2001 compared to cash used of $28.0 million in fiscal 2000. Capital expenditures totaled $52.4 million in fiscal 2001 compared to $57.5 million in fiscal 2000. Proceeds from disposals of property, plant and equipment were $78.9 million in fiscal 2001, compared to $0.4 million in fiscal 2000. This increase in fiscal 2001 was primarily due to the sale of equipment that was then utilized under synthetic lease arrangements. Proceeds from divestitures were $86.5 million in fiscal 2001 and $22.0 million in fiscal 2000.

  Cash Flows Used for Financing Activities


     Net parent settlements totaled $68.6 million for the three months ended July 31, 2002, $180.8 million in fiscal 2002, $388.2 million in fiscal 2001 and $209.0 million in fiscal 2000.


  Cash Requirements of Streamline and Operation Excel

     In fiscal 2002, the cash requirements of Streamline were $58.7 million, consisting of spending for severance and exit costs ($46.8 million), capital expenditures ($4.0 million) and implementation costs ($7.9 million). In fiscal 2001, the cash requirements of Streamline were $23.5 million, consisting of spending for severance and exit costs ($2.4 million), capital expenditures ($0.3 million) and implementation costs ($20.8 million). In fiscal 2001, the cash requirements of Operation Excel were $168.2 million, consisting of spending for severance and exit costs ($22.7 million), capital expenditures ($36.8 million) and implementation costs ($108.7 million). In fiscal 2000, the cash requirements of Operation Excel were $98.6 million, consisting of spending for severance and exit costs ($15.7 million), capital expenditures ($27.0 million) and implementation costs ($55.9 million).


     In fiscal 2003, management of the Heinz Businesses expects the cash requirements of Streamline to be approximately $9.5 million, consisting primarily of severance and exit costs. The Heinz Businesses financed the cash requirements of these programs through operations and cash provided by Heinz. The cash requirements of these programs have not had and are not expected, by the management of the Heinz Businesses, to have a material adverse impact on the liquidity or financial position of the Heinz Businesses.


COMMITMENTS AND CONTINGENCIES

     The Heinz Businesses are obligated to make future payments under lease agreements. The following table represents the significant lease agreement obligations of the Heinz Businesses as of May 1, 2002.

                                               DUE IN   DUE IN   DUE IN   DUE IN   DUE IN      DUE
CONTRACTUAL CASH OBLIGATIONS          TOTAL     2003     2004     2005     2006     2007    THEREAFTER
----------------------------          ------   ------   ------   ------   ------   ------   ----------
                                                               (IN MILLIONS)
Operating leases....................  $117.9   $10.4     $9.3     $8.8     $8.1    $81.3*      $0.0

---------------

* Includes the $80.0 million required to exercise the purchase option related to certain warehouses and equipment currently utilized under existing synthetic leases, which are expected to be terminated prior to the spin-off.

     The Heinz Businesses have purchase commitments for materials, supplies, services and property, plant and equipment as part of the ordinary conduct of business. Some of these commitments are long-term and are based on minimum purchase requirements. In the aggregate, such commitments are not at prices in excess of current markets. Due to the proprietary nature of some of the Heinz Businesses' materials and processes, certain supply contracts contain penalty provisions for early terminations. The Heinz Businesses' management do not believe a material amount of penalties are reasonably likely to be incurred under these contracts based upon historical experience and current expectations.

     The Heinz Businesses do not have material financial guarantees or other contractual commitments that are reasonably likely to adversely affect liquidity. See Note 4 of Notes to the Combined Financial Statements of the Heinz Businesses for disclosure of all significant related party items.


     The Heinz Businesses sold $0.9 million, $18.5 million, $16.0 million and $7.3 million of goods/products to Heinz in the three months ended July 31, 2002, fiscal 2000, 2001 and 2002, respectively. The Heinz Businesses purchased $0.6 million, $1.5 million, $2.0 million and $2.4 million of goods/products from Heinz in the three months ended July 31, 2002, fiscal 2000, 2001 and 2002, respectively. For a discussion of other transactions between the Heinz Businesses and the rest of Heinz see Note 4 of Notes to the Combined Financial Statements of the Heinz Businesses and Note 6 of the unaudited condensed combined interim financial statements.

MARKET RISK FACTORS


     The Heinz Businesses are currently exposed to market risks from adverse changes in commodity prices and production costs (including energy). As a policy, the Heinz Businesses do not engage in speculative or leveraged transactions, nor do the Heinz Businesses hold or issue financial instruments for trading purposes.


  COMMODITY PRICE HEDGING


     The Heinz Businesses purchase certain commodities such as corn, wheat, soybean meal and oil. Generally these commodities are purchased based upon market prices that are established with the vendor as part of the purchase process. The Heinz Businesses enter into commodity future or option contracts, as deemed appropriate, to reduce the effect of price fluctuations on anticipated purchases. Such contracts are accounted for as hedges, if they meet certain qualifying criteria, with the effective portion of gains and losses recognized as part of cost of products sold, and generally have a term of less than one year. As of May 1, 2002, unrealized gains and losses related to commodity contracts were not material nor would they be given a hypothetical 10% fluctuation in market prices. It should be noted that any change in the value of the contracts, real or hypothetical, would be significantly offset by an inverse change in the value of the underlying hedged items. See Note 9 of Notes to the Combined Financial Statements of the Heinz Businesses.


  INFLATION

     In general, costs are affected by inflation and the effects of inflation may be experienced in future periods. Management of the Heinz Businesses believes, however, that such effects have not been material to the Heinz Businesses during the past three years.


RECENTLY ADOPTED ACCOUNTING STANDARDS



     The Heinz Businesses adopted Statement of Financial Accounting Standards
(SFAS) No. 141, "Business Combinations", which requires that the purchase method of accounting be applied to all business combinations after June 30, 2001. SFAS No. 141 also established criteria for recognition of intangible assets and goodwill. Effective May 2, 2002, the Heinz Businesses adopted SFAS No. 142, "Goodwill and Other Intangible Assets". Under this standard, goodwill and intangible assets with indefinite useful lives are no longer amortized. This standard also requires, at a minimum, an annual assessment of the carrying value of goodwill and intangible assets with indefinite useful lives.



     The management of the Heinz Businesses is currently completing its evaluation of the impact of its adoption of SFAS No. 142 on the consolidated financial statements. The reassessment of intangible assets, including the ongoing impact of amortization, was completed during the first quarter of fiscal 2003. The assignment of goodwill to reporting units, along with transitional goodwill impairment tests, must be completed during the second quarter fiscal 2003. Net income for the quarter ended August 1, 2001 would have been $1.9 million higher had the provisions of the new standards been applied as of May 3, 2001. Total amortization of goodwill and other intangible assets was $19.4 million and $9.7 million for fiscal 2002, $21.1 million and $7.8 million for fiscal 2001 and $19.7 million and $8.6 million for fiscal 2000, respectively.



     Effective May 2, 2002, the Heinz Businesses adopted SFAS No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets." This statement provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. The adoption of this new standard has not had a material impact on the Heinz Businesses financial position, results of operations or cash flows for the three months ended July 31, 2002.

     During the fourth quarter of fiscal 2002, the Heinz Businesses adopted certain consensuses of the Emerging Issues Task Force (EITF) relating to the classification of vendor consideration and certain sales incentives. The adoption of these EITF consensuses had no impact on operating income or net earnings; however, revenues and gross profit were reduced by approximately $140.3 million in fiscal 2002, $144.6 million in fiscal 2001, $99.9 million in fiscal 2000 and $22.8 million in the first quarter of fiscal 2002.



RECENTLY ISSUED ACCOUNTING STANDARDS



     In June 2001, the FASB approved SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal operation of a long-lived asset, except for certain obligations of lessees. This standard will be effective for the Heinz Businesses beginning in fiscal 2004. The management of the Heinz Businesses does not expect that the adoption of this standard will have a significant impact on the consolidated financial statements of the Heinz Businesses.



     In June 2002, the FASB approved SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. This standard requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. This standard also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Management of the Heinz Businesses is currently assessing the details of this standard and is preparing a plan for implementation.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DEL MONTE


     The following table sets forth selected historical consolidated financial data of Del Monte. The statement of income data, other data and cash flow data for the fiscal years ended June 30, 2002, 2001 and 2000, and the balance sheet data as of June 30, 2002 and 2001, are derived from the audited consolidated financial statements of Del Monte incorporated by reference in this document. The statement of income data, other data and cash flow data for the three-month periods ended September 30, 2002 and 2001, and the balance sheet data as of September 30, 2002 are derived from the unaudited condensed consolidated financial statements of Del Monte incorporated by reference in this document. The statement of income data, other data and cash flow data for the fiscal years ended June 30, 1999 and 1998 and the balance sheet data as of June 30, 2000, 1999 and 1998, are derived from the audited consolidated financial statements contained in Del Monte Annual Reports on Form 10-K filed with the Securities and Exchange Commission, which have not been incorporated by reference in this document. See "Where You Can Find More Information" on page 214. You should read the following data in conjunction with these consolidated financial statements and related notes, and in conjunction with "Management's Discussion and Analysis of the Financial Condition and Results of Operations of Del Monte" on page 122 and the unaudited condensed combined pro forma financial statements of post-merger Del Monte beginning on page 140. The unaudited condensed consolidated financial statements as of and for the three-month periods ended September 30, 2002 and 2001 include, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, that management considers necessary for a fair statement of results for these periods. The historical results are not necessarily indicative of results to be expected in any future period and the results for the three-month period ended September 30, 2002 should not be considered indicative of results expected for the full fiscal year. The amounts in the chart below are in millions, except share and per share data.



                                                                                                         THREE-MONTH PERIODS
                                                    FISCAL YEAR ENDED JUNE 30,                           ENDED SEPTEMBER 30,
                                -------------------------------------------------------------------   -------------------------
                                   2002          2001          2000          1999          1998          2002          2001
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
STATEMENT OF INCOME DATA:
Net sales(a)(b)...............  $   1,322.4   $   1,291.4   $   1,214.8   $   1,267.8   $   1,115.4   $     284.7   $     272.3
Cost of products sold(b)(c)...      1,033.2       1,009.9         920.5         998.3         898.2         229.7         220.0
Special charges related to
  plant consolidation(g)......          1.3          14.6          10.9          17.2           9.6            --           0.7
Selling, administrative and
  general
  expense(a)(d)(e)(f).........        161.9         140.4         136.9         139.5         125.4          37.4          36.7
Merger-related expenses(h)....          7.3            --            --            --            --           5.1            --
Operating income..............        118.7         126.5         146.5         112.8          82.2          12.5          14.9
Income (loss) before
  extraordinary item..........         39.8          40.0         133.0          32.7           5.5           0.4          (5.3)
Extraordinary loss, net of tax
  benefit(i)..................          1.3          26.2           4.3          19.2            --            --            --
Net income (loss) attributable
  to common shares(j).........  $      38.5   $      13.8   $     128.7   $       9.9   $       0.2   $       0.4   $      (5.3)
Diluted net income (loss) per
  common share(j).............  $      0.73   $      0.26   $      2.42   $      0.23   $      0.01   $      0.01   $     (0.10)
Weighted average number of
  diluted shares
  outstanding.................   53,048,968    52,767,734    53,097,898    42,968,652    32,355,131    53,319,158    52,266,716

                                                                                        THREE-MONTH PERIODS
                                               FISCAL YEAR ENDED JUNE 30,               ENDED SEPTEMBER 30,
                                   --------------------------------------------------   -------------------
                                     2002       2001       2000      1999      1998      2002        2001
                                   --------   --------   --------   -------   -------   -------     -------
OTHER DATA:(k)
EBIT(l)..........................  $  113.4   $  131.3   $  146.5   $ 110.8   $  83.5   $  12.7     $   8.7
Depreciation and
  amortization(m)................      30.4       32.5       32.3      33.5      28.3       8.3         7.5
                                   --------   --------   --------   -------   -------   -------     -------
EBITDA(n)........................  $  143.8   $  163.8   $  178.8   $ 144.3   $ 111.8   $  21.0     $  16.2
                                   ========   ========   ========   =======   =======   =======     =======
CASH FLOW DATA:
Cash flows provided by (used in)
  operating activities...........  $  169.4   $   89.6   $   (7.1)  $  96.1   $  97.0   $(131.5)    $(125.4)
Cash flows used in investing
  activities.....................     (41.3)     (94.2)     (65.9)    (86.2)   (222.0)     (5.8)       (5.4)
Cash flows (used in) provided by
  financing activities...........    (123.6)      11.9       71.2      (9.9)    127.0     124.5       123.5
Capital expenditures.............      43.6       45.4       67.8      55.0      32.1       5.9         7.3
BALANCE SHEET DATA (PERIOD END):
Working capital..................  $  327.4   $  391.0   $  149.8   $ 187.3   $ 210.2   $ 339.5
Total assets.....................   1,070.0    1,124.1    1,040.7     872.0     845.1   1,405.1
Total debt.......................     590.5      714.3      632.1     543.4     709.7     714.9
Redeemable preferred stock.......        --         --         --        --      32.5        --
Stockholders' equity (deficit)...      31.7       24.9       10.6    (118.4)   (349.8)     29.6


---------------


(a) As a result of the adoption of EITF 00-14 and EITF 00-25 on July 1, 2001 (codified by EITF 01-9), prior year balances have been reclassified to conform to current year presentation. EITF 00-14 and EITF 00-25 required certain costs related to coupon redemption and performance allowances previously recorded as selling, administrative and general expenses to be reclassified and presented as a reduction to sales. The combined effect of EITF 00-14 and EITF 00-25 was a reduction of $220.6 million, $247.3 million, $236.7 million and $197.9 million, in both net sales and selling, administrative and general expenses, for the previously reported years ended June 30, 2001, 2000, 1999 and 1998, respectively.



(b) Contadina universal product codes (UPC) conversion. Fiscal 2002 net sales includes the effects of $1.3 million of trade promotion expenses to convert the universal product codes on Contadina products resulting from the acquisition of the business in December 1997. Fiscal 2001 cost of products sold includes $0.6 million of packaging obsolescence resulting from the conversion of universal product codes for Contadina products related to the acquisition.



(c) Inventory write-up. In fiscal 2002, inventory step-up charges of $1.0 million were included in cost of products sold resulting from the purchase price allocation related to the S&W acquisition. In fiscal 2001, inventory step-up charges of $2.6 million were included in cost of products sold resulting from the purchase price allocations related to the S&W and SunFresh acquisitions. In fiscal 1999, inventory step-up charges of $2.8 million were included in cost of products sold due to the purchase price allocation related to the Contadina and South America acquisitions. In fiscal 1998, inventory step-up charges of $3.4 million were included in cost of products sold resulting from the purchase price allocation related to the Contadina acquisition.



(d) Asset value (recapture). Fiscal 2000 selling, administrative and general expense includes the recapture of $2.3 million of a previously recorded impairment in value of a closed production facility. In the fourth quarter of fiscal 2000, Del Monte entered into a joint venture to develop the site of a former dried fruit plant location in San Jose, California. This property had previously been written-down in fiscal 1996 upon Del Monte's adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The value assigned to this property, which was contributed in the joint venture, was higher than the carrying cost resulting in a recapture of the previous write-down.



(e) Acquisition-related expenses. In fiscal 2001, acquisition-related expenses of $0.1 million were included in selling, administrative and general expense in relation to the SunFresh acquisition. In fiscal 1999, indirect acquisition-related expenses of $0.9 million and $0.5 million of start-up costs were included in selling, administrative and general expense in relation to the Contadina and South America acquisitions. In fiscal 1998, $6.9 million of indirect acquisition-related expenses were included in selling, administrative and general expense in connection with the Contadina acquisition.



(f) Benefit costs. In fiscal 1998, non-cash charges of $2.9 million were included in selling, administrative and general expense relating to stock compensation and related benefit expense.

(g) Special charges related to plant consolidation. Special charges related to plant consolidation includes ongoing fixed costs and other restructuring costs resulting from the consolidation of certain Del Monte facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Del Monte" section for further information.



(h) Merger-related expenses. In fiscal 2002, $7.3 million of merger-related expenses were recorded primarily in relation to the proposed merger with the Heinz Businesses. Part of the $7.3 million merger-related expenses related to a proposed alternative transaction with a third party. For the three-month period ended September 30, 2002, $5.1 million of merger-related expenses were recorded in relation to the proposed merger with the Heinz Businesses.



(i) Extraordinary loss, net of tax benefit. Del Monte made prepayments on its term loan that totaled $120.0 million during fiscal 2002. As a result, Del Monte incurred an extraordinary loss of $2.1 million ($1.3 million net of tax) related to the write-off of previously capitalized debt issuance costs. On May 15, 2001, Del Monte refinanced its debt outstanding, as described more fully in Note 6 of the consolidated financial statements as of and for the year ended June 30, 2002. In connection with this refinancing, an extraordinary loss of $42.3 million ($26.2 million net of tax) was recorded. This extraordinary loss consisted of $32.0 million of prepayment premiums and a $10.3 million write-off of previously capitalized deferred issuance costs and original issue discount. During February 2000, Del Monte repurchased $31.0 million of senior subordinated notes. In conjunction with this repurchase, an extraordinary loss of $5.2 million ($4.3 million net of tax) was recorded. This extraordinary loss consisted of $3.7 million ($3.1 million net of tax) of prepayment premiums and a $1.5 million ($1.2 million net of tax) write-off of previously capitalized deferred debt issuance costs and original issue discount. In fiscal 1999, Del Monte recorded a $19.2 million extraordinary loss. In conjunction with the February 1999 public equity offering, Del Monte redeemed all outstanding preferred stock, a portion of senior subordinated notes and a portion of senior discount notes, as well as an early retirement of senior debt. In connection with these payments, $5.5 million of previously capitalized debt issuance costs were written off and $13.7 million of redemption premiums were paid, both of which Del Monte recorded as extraordinary items. As a result of the adoption of SFAS 145 on July 1, 2002, certain prior year balances will be reclassified in prospective public filings. Under SFAS 145, gains or losses from extinguishment of debt must meet the criteria in APB Opinion No. 30 in order to be classified as extraordinary items. The effect of SFAS 145 will be a reclassification of Del Monte's previously recorded extraordinary losses of $2.1 million, $42.3 million, $5.2 million and $19.2 million to other expenses for fiscal years 2002, 2001, 2000 and 1999, respectively.



(j) Net income (loss) per common share is computed as net income reduced by the cash and in-kind dividends for the period on redeemable preferred stock, divided by the weighted average number of diluted shares outstanding.



(k) Other data includes non-GAAP measures that may not be comparable to similarly titled measures reported by other companies.



(l) EBIT represents income before interest expense, income taxes and extraordinary item.



(m) Depreciation and amortization excludes amortization of $3.1 million, $3.3 million, $3.0 million, $3.4 million and $3.3 million for fiscal 2002, 2001, 2000, 1999 and 1998, respectively, and $0.7 million and $0.8 million for the three-month periods ended September 30, 2002 and 2001, respectively, of deferred debt issuance costs which are included in the caption "Interest expense." In addition, in fiscal 2001, 2000, 1999 and 1998, depreciation and amortization excludes accelerated depreciation of $0.9 million, $4.3 million, $9.4 million and $3.0 million, respectively. Accelerated depreciation is included in the caption "Special charges related to plant consolidation".



(n) EBITDA (income before interest expense, income taxes and extraordinary item plus depreciation and amortization expense) is a measure of liquidity used by Del Monte and members of the financial community to assess the cash flow generating capabilities of on-going operations and ability to service debt. EBITDA should not be considered in isolation from and is not presented as an alternative measure of operating income or cash flow from operations (as determined in accordance with GAAP).

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS OF DEL MONTE


     This discussion summarizes the significant factors affecting the consolidated operating results, financial condition and liquidity of Del Monte during the three-month period ended September 30, 2002 and the fiscal year ended June 30, 2002. This discussion should be read in conjunction with the unaudited condensed consolidated financial statements of Del Monte for the three-month periods ended September 30, 2002 and September 30, 2001 and related notes, and the audited consolidated financial statements of Del Monte for the fiscal year ended June 30, 2002 and related notes, incorporated into this prospectus/proxy statement by reference to Del Monte's Quarterly Report on Form 10-Q for the three-month period ended September 30, 2002 and Del Monte's Annual Report on Form 10-K for the fiscal year ended June 30, 2002.



     As used in this section:



     - "fiscal 2002" means Del Monte's fiscal year ended June 30, 2002;


     - "fiscal 2001" means Del Monte's fiscal year ended June 30, 2001;

     - "fiscal 2000" means Del Monte's fiscal year ended June 30, 2000;


     - the "S&W Acquisition" means Del Monte's acquisition of the S&W branded food business from Tri Valley Growers ("Tri Valley").



     - the "SunFresh Acquisition" means Del Monte's acquisition of UniMark Group, Inc.'s ("UniMark") worldwide rights to the SunFresh brand citrus and tropical fruits line, as well as certain UniMark assets; and



     - the "Contadina Acquisition" means Del Monte's acquisition of assets comprising Nestle USA, Inc.'s ("Nestle") U.S. business of manufacturing and marketing certain processed tomato products ("Contadina").



GENERAL



     Del Monte reports its financial results on a July 1 to June 30 fiscal year basis to coincide with its inventory production cycle, which is highly seasonal. Raw product is harvested and processed primarily in the months of June through October, during which time inventories rise to their highest levels. At the same time, consumption of processed products declines, reflecting, in part, lower levels of promotional activity, the availability of fresh alternatives and other factors. This situation impacts operating results as sales volumes, revenues and profitability decline during this period. Results over the remainder of the fiscal year are affected by many factors including industry supply and Del Monte's share of that supply. See "-- Seasonality".



     Del Monte's processed vegetables, fruits and tomato products are generally considered staple foods. Del Monte believes consumers purchase Del Monte's products, like other basic food items, reasonably independent of economic cycles. However, retail consolidation and competitive pressures are causing many food retailers to concentrate on increasing operating efficiencies, generating cash flow and decreasing working capital requirements. Retailers are focused on decreasing their own inventory requirements by reducing the inventory carried, implementing more sophisticated shelf-management programs and consolidating their distribution centers and other infrastructures. Although consumer consumption of Del Monte's products generally has remained stable, retailers have been selling more of Del Monte's products from their inventory rather than purchasing from Del Monte. As a result, the volume of Del Monte's products shipped to retailers has been less than the volume of Del Monte's products purchased by consumers at retailers.



     During the fourth quarter of fiscal 2000, trade customers reduced the inventory levels they had built earlier in preparation of possible "Year 2000" shortages. This inventory reduction continued at a modest rate into fiscal 2001 and continued to a lesser extent throughout this year. This reduction of retail inventory decreased Del Monte's shipments in the short-term and adversely affected its sales growth, operating margins, cash flows and working capital. In addition, it caused Del Monte to have excess inventory. The resulting lower sales volume also affected Del Monte's ability to offset the increase in production costs experienced in fiscal 2001. Because Del Monte produces the majority of its products in the summer months, it decreased its summer 2001 production of vegetables to reduce its inventory levels, which lowered its working capital requirements. Del Monte reduced its summer 2001 production below its anticipated level of sales for fiscal 2002, generating significant cash flows that contributed to its $120.0 million prepayment of its term loan.



     Consistent with Del Monte's strategy to generate growth through acquisitions, Del Monte consummated the acquisitions of Contadina in December 1997, SunFresh in September 2000 and S&W in March 2001. The Contadina acquisition solidified Del Monte as the branded market leader in the high margin processed solid tomato category and established a strong presence for Del Monte in the branded paste-based tomato products category, which includes tomato paste, tomato sauce and pizza sauce. In addition to further diversifying Del Monte's revenue base, the Contadina acquisition expanded its processing scale, which has resulted in production cost efficiencies. Del Monte believes the SunFresh and S&W acquisitions will also provide further cost savings through manufacturing efficiencies and growth opportunities in new markets. Del Monte also reacquired the rights to the Del Monte brand in South America in August 1998, which opened a new geographic market for Del Monte.



     In the third quarter of fiscal 1998, Del Monte developed a plan to consolidate processing operations over a three-year period. Among the facilities Del Monte acquired in connection with the Contadina acquisition was a state-of-the-art tomato processing facility at Hanford, California. Del Monte closed its Arlington vegetable processing facility in August 1998, its San Jose fruit processing facility in December 1999, its Stockton fruit processing facility in September 2000 and its Woodland bulk tomato-paste processing facility in January 2001. Del Monte recorded special charges related to plant consolidations of $1.3 million, $14.6 million and $10.9 million for the years ended June 30, 2002, 2001 and 2000, respectively, and zero for the three-month period ended September 30, 2002. Del Monte expects to incur ongoing costs for security, insurance, taxes and other miscellaneous caretaker expenses until these properties are sold.



     This plant consolidation plan is a major component of a capital investment program identified over five years ago. As of June 30, 2002, approximately $98.9 million has been capitalized for this program over the preceding five years. Del Monte achieved cumulative cost savings of approximately $165.0 million from this capital investment program. Cost savings were achieved through reduced headcount from closing the facilities; reduced raw product costs and freight savings, improved raw product recovery as a result of sourcing produce closer to where it is processed and reduced facility fixed costs for depreciation, maintenance, taxes and insurance due to the closure of processing facilities.



RESULTS OF OPERATIONS



     The following table sets forth certain items from Del Monte's consolidated statements of income, expressed as percentages of Del Monte's total net sales, for the periods indicated:



                                                                          THREE-MONTH
                                                                         PERIODS ENDED
                                                  YEAR ENDED JUNE 30,    SEPTEMBER 30,
                                                 ---------------------   -------------
                                                 2002    2001    2000    2002    2001
                                                 -----   -----   -----   -----   -----
Net sales......................................  100.0%  100.0%  100.0%  100.0%  100.0%
Cost of products sold..........................   78.1    78.2    75.8    80.7    80.8
Selling, administrative and general expense....   12.2    10.9    11.2    13.1    13.5
Special charges related to plant
  consolidation................................    0.1     1.1     0.9      --     0.2
Merger-related expenses........................    0.6      --      --     1.8      --
                                                 -----   -----   -----   -----   -----
Operating income...............................    9.0%    9.8%   12.1%    4.4%    5.5%
                                                 =====   =====   =====   =====   =====
Interest expense...............................    4.3%    5.8%    5.5%    4.3%    5.9%
                                                 =====   =====   =====   =====   =====

     The following table sets forth Del Monte's total net sales, expressed in dollar amounts and as percentages of Del Monte's total net sales, for the periods indicated:



                                                              YEAR ENDED JUNE 30,
                                                         ------------------------------
                                                           2002       2001       2000
                                                         --------   --------   --------
                                                                 (IN MILLIONS)
NET SALES:(A)
Processed vegetables(b)................................  $  434.0   $  418.6   $  402.8
Processed fruit(b).....................................     546.6      548.8      498.1
Tomato and specialty products(b).......................     326.0      309.2      302.4
                                                         --------   --------   --------
     Subtotal domestic.................................   1,306.6    1,276.6    1,203.3
South America..........................................      16.1       15.2       12.0
Intercompany sales.....................................      (0.3)      (0.4)      (0.5)
                                                         --------   --------   --------
  Total net sales......................................  $1,322.4   $1,291.4   $1,214.8
                                                         ========   ========   ========
AS A PERCENTAGE OF NET SALES:
Processed vegetables(b)................................      32.8%      32.4%      33.1%
Processed fruit(b).....................................      41.3       42.5       41.0
Tomato and specialty products(b).......................      24.7       23.9       24.9
                                                         --------   --------   --------
     Subtotal domestic.................................      98.8       98.8       99.0
South America..........................................       1.2        1.2        1.0
Intercompany sales.....................................        --         --         --
                                                         --------   --------   --------
  Total................................................     100.0%     100.0%     100.0%
                                                         ========   ========   ========


---------------


(a) On July 1, 2001, Del Monte adopted EITF 00-14 and EITF 00-25 (codified by EITF 01-9), which required certain costs related to coupon redemption and performance allowances previously recorded as selling, administrative and general expense in Del Monte's historical consolidated financial statements to be reclassified and presented as a reduction to sales. Financial statements for prior periods presented for comparative purposes are also required to be reclassified to comply with the statement of income display of EITF 01-9. As a result, total costs of $220.6 million and $247.3 million, for the years ended June 30, 2001 and 2000, respectively, recorded as selling, administrative and general expense in Del Monte's consolidated statements of income were reclassified and presented as a reduction to sales included in this table.



(b) Includes sales of the entire product line across each channel of distribution, including sales to grocery chains, club stores, supercenters, mass merchandisers, and other grocery retailers, as well as Del Monte's foodservice, food ingredients, export and private label businesses and military and government sales.



SEASONALITY



     Del Monte's quarterly operating results have varied in the past and are likely to vary in the future based upon a number of factors. Del Monte's historical net sales have exhibited seasonality, with the second and third fiscal quarters generally having the highest net sales. These two quarters reflect increased sales of Del Monte's products during the holiday period in the United States extending from late November through December, as well as sales associated with the Easter holiday. Lower levels of promotional activity, the availability of fresh produce and other factors have historically affected net sales in the first fiscal quarter. Quarterly gross profit primarily reflects fluctuations in sales volumes and is also affected by the overall product mix. Del Monte's fruit operations have a greater percentage of annual sales and cost of products sold in the first fiscal quarter, as compared to Del Monte's vegetable and tomato operations, due principally to increased sales of single-serve fruit products during the "back to school" period. Generally, Del Monte has a greater percentage of annual sales and cost of products sold in the second and third fiscal quarters, principally due to the year-end holiday season. Promotional expenses, which are presented as a reduction to net sales, tend to be greater in the first half of the fiscal year, primarily due to the "back to school" period and the year-end holiday season, while Easter is the only major holiday in the second half of the fiscal year.



     The annual production volume of vegetables, fruit and tomatoes is planned based on anticipated demand for the following year. Annual production is also influenced by raw product availability related to general seasonal fluctuations primarily due to weather and overall growing conditions.



THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2002 VS. THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2001



     Net sales. Net sales for the three months ended September 30, 2002 increased by $12.4 million, or 4.6%, compared to the same period of prior year. The increase was due primarily to an increase in sales volume.



     The increase in sales is primarily driven by strength in the vegetable business and increases in the retail fruit business. The increase in net sales is driven by stronger merchandising in vegetables as well as continued growth in retail single serve fruit, produce fruit and solid tomatoes.



     The net sales increase also reflects the impact of the July 1, 2001 retail price increase, which lowered year ago sales as customers accelerated purchases of product into the fourth quarter of fiscal 2001 in advance of the price increase.



     Net sales for the three months ended September 30, 2001 includes the effect of $1.3 million of trade promotion expenses to convert the universal product codes on Contadina products resulting from the acquisition of the business in December 1997. Del Monte was required to pay retailers reshelving costs resulting from the change to Del Monte universal product codes.



     For the 13-week period ended September 30, 2002, Del Monte's market share for vegetables, fruit and tomato solids, was 22.2%, 40.8% and 18.5%, respectively, versus 21.3%, 42.0% and 20.1%, respectively, in the previous year period. Market shares are based on equivalent case volume sold through retail grocery stores (excluding Wal-Mart Supercenters, other supercenters and club stores) with at least $2.0 million in sales.



     Cost of products sold. Cost of products sold for the three months ended September 30, 2002 increased by $9.7 million, or 4.4%, compared to the same period of the prior year. The increase in cost of products sold was due to higher sales volume. Del Monte experienced lower unit costs as it continues to benefit from cost savings from capital spending initiatives as well as improved absorption of fixed costs due to higher production volume. Cost of products sold for the three months ended September 30, 2001 includes $1.0 million of inventory step-up charges resulting from the sale of inventory bought as part of the S&W acquisition.



     Selling, administrative and general expenses. Selling, administrative and general expenses for the three months ended September 30, 2002 increased by $0.7 million, or 1.9%, compared to the same period of the prior year. Del Monte's pension expense has increased primarily due to lower investment returns from its pension assets. Del Monte has also incurred higher depreciation expense relating to the capability improvement program and other information technology expenses. These increases are offset by lower sales and marketing expenses for new products.



     Special charges related to plant consolidation. Special charges related to plant consolidation were $0.7 million for the three months ended September 30, 2001. These charges include ongoing fixed costs and other period costs incurred in connection with plant closures. The plant consolidation plan is substantially completed subject to the sale of the San Jose and Stockton facilities. Del Monte expects to incur minimal ongoing costs for security, insurance, taxes and other miscellaneous caretaker expenses until these facilities are sold. These ongoing costs will be included in selling, administration and general expenses.



     Merger-related expenses. Merger-related expenses include business integration consulting, legal services, filing fees, financial printing and other expenses related to the proposed merger with the Heinz

Businesses. For the three-month period ended September 30, 2002, Del Monte incurred $5.1 million of merger-related expenses.



     Interest expense. Interest expense decreased for the three months ended September 30, 2002 by $3.9 million as compared to the same period of prior year, due to lower average debt balances. Interest expense for the three months ended September 30, 2002 includes a credit to interest expense of $1.3 million, which reflects a release to earnings from the $5.8 million liability, and $1.5 million of interest expense in excess of market rates due to the impact of the interest rate swap agreements. Interest expense for the three months ended September 30, 2001 was not materially impacted by the interest rate swaps for the one business day they were effective in the quarter.



     On January 23, 2002, Del Monte designated its interest rate swaps as cash flow hedging instruments in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Instruments" ("SFAS 133"), as amended by SFAS 137 and 138. Del Monte recorded a liability of $5.8 million representing the fair value of the swaps on January 23, 2002. Interest expense for the three months ended September 30, 2002 includes a credit of $1.3 million, reflecting a release to earnings from the $5.8 million swap liability attributed to the July 1, 2002 to September 30, 2002 period. See Note 5 to the Del Monte unaudited condensed consolidated financial statements for further information about the interest rate swaps.



     Interest expense includes amortization of deferred debt issuance costs of $0.7 million and $0.8 million for the three months ended September 30, 2002 and 2001, respectively.



     Loss on financial instruments. Loss on financial instruments for the three months ended September 30, 2001 was $6.3 million due to the change in fair value of the interest rate swaps before they were designated as hedging instruments on January 23, 2002, as described in Note 5 of the Del Monte unaudited condensed consolidated financial statements.



     Other income. Other income of $0.2 million and $0.1 million for the three months ended September 30, 2002 and 2001, respectively, consists primarily of dividend income.



     Provision for (benefit of) income taxes. The increase in income tax was due to income before income taxes of $0.6 million compared to a loss before income taxes of $7.3 million for the three months ended September 30, 2002 and 2001, respectively. In addition, the effective tax rate increased for the three months ended September 30, 2002 compared to the same period of the prior year primarily due to the reversal of a valuation allowance in the prior year.



     The following table summarizes certain items included in the "Three-Month Period Ended September 30, 2002 vs. Three-Month Period Ended September 30, 2001" discussions above.



                                                              THREE-MONTH PERIOD
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               2002        2001
                                                              ------       -----
                                                                (IN MILLIONS)
Contadina universal product codes (UPC) conversion..........  $  --        $1.3
Inventory write-up..........................................     --         1.0
Special charges related to plant consolidation..............     --         0.7
Merger-related expenses.....................................    5.1          --
Interest expense............................................   (1.3)         --
Loss on financial instruments...............................     --         6.3



FISCAL 2002 VS. FISCAL 2001



     Net sales. Consolidated net sales for fiscal 2002 increased $31.0 million, or 2.4%, from fiscal 2001. The increase in net sales in fiscal 2002 is due primarily to the acquisition of the S&W business ($71.8 million) and the impact of a July 1 retail price increase, net of the impact of higher trade promotion expenses related to the price increase. Net sales also continue to reflect the shift in sales volume from the slower-growth grocery channel to the higher-growth club, supercenter and mass merchandiser channel. Fiscal 2002 net sales includes the effect of $1.3 million of trade promotion expenses to convert the universal product codes on Contadina products resulting from the acquisition of the business in December 1997. Del Monte was required to pay retailers reshelving costs resulting from the change to Del Monte's universal product codes. Approximately 1.2% of consolidated net sales was generated by Del Monte's South American businesses in both fiscal 2002 and 2001.



     The increase in retail sales prices contributed to a decline in the major vegetable and fruit categories in fiscal 2002 compared to fiscal 2001. Del Monte led the industry in raising its vegetable prices and was quickly followed by branded competitors and then private label. In fruit, Del Monte's price spread versus private label widened during fiscal 2002 due to the price increase and although private label prices increased, they did not fully match Del Monte's price increase. Consumption of processed fruit in the grocery channel declined in fiscal 2002 versus fiscal 2001, and the price spread versus private label contributed to the consumption of Del Monte's fruit products declining at a rate greater than the category. For tomato products, Del Monte's price increase followed an increase initiated by another branded competitor and followed broadly across the category.



     Del Monte continued to respond to consumer trends in the single-serve fruit snacking business by introducing two new Fruit & Gel To-Go items in the first quarter of fiscal 2002. Del Monte also incurred trade promotion expenses to expand its distribution of its SunFresh processed citrus products acquired in fiscal 2001. The new product introductions and distribution expansion resulted in increases in trade promotion expenses of $3.5 million in fiscal 2002 compared to fiscal 2001.



     Del Monte continues to be impacted by competitive pressure in the single-serve fruit business, which has resulted, and may continue to result, in higher trade and consumer promotion expenses. Del Monte believes the single-serve fruit business is an important high-growth category and Del Monte expects to continue to invest in this category.



     In fiscal 2002, Del Monte's market share for vegetable products, based on case volume, was 22.8% versus 22.1% in the previous year. Del Monte's market share for fruit products was 43.2% compared to 43.9% in the previous year, and Del Monte's market share for solid tomato products was 21.3% in fiscal 2002 compared to 20.1% in fiscal 2001.



     Cost of products sold. Cost of products sold increased $23.3 million, or 2.3%, compared to fiscal 2001. The increase in cost of products sold was primarily due to higher manufacturing costs due to lower production volumes as a result of Del Monte's initiative to reduce inventory levels, and an unfavorable sales mix. The increase in manufacturing costs was somewhat offset by continued cost savings from capital spending initiatives. Cost of products sold includes inventory step-up charges resulting from the sale of inventory on-hand at acquisition for the S&W and SunFresh businesses. Fiscal 2002 includes $1.0 million of inventory step-up charges related to the S&W acquisition, and fiscal 2001 includes $2.6 million of inventory step-up charges related to the acquisition of both the S&W and SunFresh businesses. Fiscal 2001 includes $0.6 million of packaging obsolescence resulting from the conversion of universal product codes for Contadina products related to the acquisition of the business.



     Selling, administrative and general expenses. Selling, administrative and general expenses increased by $21.5 million, or 15.3%, compared to fiscal 2001. This increase was due primarily to lower returns on pension assets, higher information technology expense, and higher rental expense due to the relocation of Del Monte's corporate headquarters in December 2000. In addition, sales and marketing expenses to support the S&W business and new products contributed to the increases over fiscal 2001.



     Research and development costs of $7.5 million and $7.0 million in fiscal 2002 and 2001, respectively, were included in general and administrative expenses.

     Special charges related to plant consolidation. As discussed in Note 14 to Del Monte's consolidated financial statements for fiscal 2002, Del Monte incurred special charges of $1.3 million in fiscal 2002 compared to special charges of $14.6 million in fiscal 2001. Details of the special charges are as follows:



                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                               2002         2001
                                                              -------      -------
                                                                 (IN MILLIONS)
Severance accrual...........................................   $ 0.2        $ 0.6
Severance accrual reversal..................................      --         (1.1)
Asset write-off.............................................      --         10.4
Asset write-down reversal...................................    (0.2)          --
Ongoing fixed costs and asset removal/ disposal costs of
  dormant facilities........................................     1.3          3.8
Accelerated depreciation....................................      --          0.9
                                                               -----        -----
Special charges related to plant consolidation..............   $ 1.3        $14.6
                                                               =====        =====



     Both the severance accrual and severance accrual reversal were related to the closure of Del Monte's Woodland facility. Asset write-off was related to assets no longer used in operations at Del Monte's Woodland and Stockton facilities. Asset write-down reversal was related to a reduction of an accrual for the closure of Del Monte's Woodland facility, as the proceeds from the sale of the facility exceeded the original projections. On-going fixed costs and asset removal/disposal costs of dormant facilities included period costs primarily incurred at Del Monte's San Jose, Stockton and Woodland facilities, as well as costs incurred for removal of fruit processing equipment to be disposed at Del Monte's Stockton facility. Del Monte expects to incur ongoing costs for security, insurance, taxes and other miscellaneous caretaker expenses until these properties are sold. Special charges also included accelerated depreciation expense resulting from the effects of adjusting the assets' remaining useful lives to accelerate the depreciation thereof.



     Merger-related expenses. In fiscal 2002, merger-related expenses included $7.3 million primarily related to the proposed merger. In addition, part of the $7.3 million merger-related expenses related to a proposed alternative transaction with a third party.



     Interest expense. Interest expense decreased 22.9% in fiscal 2002 compared to fiscal 2001. This decrease was due primarily to lower interest rates and lower average debt balances. Interest expense includes $4.2 million of expense in excess of market rates due to the impact of interest rate swap agreements. On January 23, 2002, Del Monte designated its interest rate swaps as cash flow hedging instruments in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Instruments" ("SFAS 133"), as amended by SFAS 137 and
138. Del Monte recorded a liability of $5.8 million representing the fair value of the swaps on January 23, 2002. Interest expense includes a credit of $2.9 million, reflecting a release to earnings from the $5.8 million liability attributed to the January 23, 2002 to June 30, 2002 period. See Note 7 to Del Monte's consolidated financial statements for further information about the interest rate swaps.



     Interest expense includes amortization of deferred debt issuance costs of $3.1 million and $3.3 million in fiscal 2002 and 2001, respectively.



     Loss on financial instruments. Loss on financial instruments for fiscal 2002 was $5.8 million due to the change in the fair value of the interest rate swaps before they were designated as hedging instruments on January 23, 2002, as described in Note 7 of Del Monte's consolidated financial statements.



     Other income. The $0.5 million other income for fiscal 2002 consists primarily of dividend income and the reversal of an accrual of $0.7 million for a contingent liability that is no longer required, offset by an accrual of $0.7 million for litigation expense related to Del Monte's recapitalization transaction in 1997. The $4.8 million other income for fiscal 2001 was due to the reversal of an accrual for a contingent liability that is no longer required.

     Provision for income taxes. The provision for income taxes decreased $0.6 million to $16.1 million for fiscal 2002 from $16.7 million for fiscal 2001. The decrease in the fiscal 2002 provision was due primarily to the reversal of a larger amount of valuation allowances in fiscal 2002 compared to fiscal 2001. The effective tax rate for fiscal 2002 was lower than the statutory U.S. federal income tax rate due to the utilization of state tax credits and net operating loss carryforwards. The amount of state tax credits utilized in fiscal 2002 was smaller than the amount utilized in fiscal 2001.



     Extraordinary item. The extraordinary item resulted from the write-off of $2.1 million ($1.3 million net of tax) of previously capitalized debt issuance costs related to the prepayment of $120.0 million of Del Monte's term loan in fiscal 2002. In connection with the May 15, 2001 refinancing, an extraordinary loss of $42.3 million ($26.2 million net of tax) was recorded in fiscal 2001. This extraordinary loss consisted of $32.0 million of prepayment premiums and a $10.3 million write-off of previously capitalized deferred issuance costs and original issue discount. As a result of the adoption of SFAS 145 on July 1, 2002, certain prior year balances will be reclassified in prospective public filings. Under SFAS 145, gains or losses from extinguishment of debt must meet the criteria in APB Opinion No. 30 in order to be classified as extraordinary items. The effect of SFAS 145 will be a reclassification of Del Monte's previously recorded extraordinary losses of $2.1 million and $42.3 million to other expenses for fiscal years 2002 and 2001, respectively.



FISCAL 2001 VS. FISCAL 2000



     Net sales. Consolidated net sales for fiscal 2001 increased $76.6 million, or 6.3%, from fiscal 2000. The increase in sales in fiscal 2001 primarily reflects the acquisition of the S&W and SunFresh businesses ($42.0 million), an increase in non-retail channel sales and lower promotional expense for new products. Sales for fiscal 2001 were impacted by a reduction in inventory levels by Del Monte's customers, which resulted in a reduction of shipments of products. Although consumer consumption remained relatively stable, Del Monte believes retailers have sold more out of inventory on hand rather than purchasing product. As a result of this trend, Del Monte's shipments decreased in the short-term affecting sales growth, operating margins, cash flow and working capital. The resulting lower sales volume also affected Del Monte's ability to offset the increase in production costs for fiscal 2001. Approximately 1.2% and 1.0% of consolidated net sales were generated by Del Monte's South American businesses in fiscal 2001 and 2000, respectively.



     Promotional expense was lower in fiscal 2001 due to fewer new product introductions than fiscal 2000. In fiscal 2001, new product introductions were limited to Fruit To-Go line extensions. In fiscal 2000, Del Monte introduced nationally the new Fruit To-Go line of fruit in single-serve plastic cups along with new flavors of diced tomatoes and new sizes of ketchup. In addition, lower spending in fiscal 2001 for tomato products resulted from a change in trade promotion strategy on selected tomato products to focus trade promotion spending on more efficient and less costly promotion types.



     In fiscal 2001, Del Monte's market share for vegetables products, based on case volume, was 22.1% versus 23.1% in the previous year. Del Monte's market share for fruit products was 43.9% compared to 44.0% for the previous year, and Del Monte's market share for solid tomato products was 20.1% in fiscal 2001 compared to 17.7% in fiscal 2000.



     Cost of products sold. Cost of products sold increased by $89.4 million, or 9.7%, compared to fiscal 2000. The increase in cost of products sold in fiscal 2001 was primarily due to the acquisition of the S&W and SunFresh businesses. In addition, an unfavorable sales mix, together with increased manufacturing costs in 2001 due to lower production volumes and higher fruit production costs contributed to the increase in cost of products sold. These increases in manufacturing costs were somewhat offset by continued cost savings from capital spending initiatives. Cost of products sold includes $0.6 million of packaging obsolescence in fiscal 2001 resulting from the conversion of universal product codes for Contadina products related to the acquisition of the business in December 1997. In addition, fiscal 2001 includes $2.6 million of inventory step-up charges resulting from the sale of inventory acquired in the S&W and SunFresh acquisitions.

     Selling, administrative and general expense. Selling, administrative and general expense increased by $3.5 million, or 2.6%, compared to fiscal 2000, due primarily to additional sales and marketing expenses to support the S&W and SunFresh businesses. In addition, fiscal 2000 includes the recapture of $2.3 million of a previously recorded impairment in value of a closed production facility, resulting from contributing this facility to a joint venture real estate development.



     Research and development costs of $7.0 million and $6.6 million in fiscal 2001 and 2000, respectively, were included in general and administrative expenses.



     Special charges related to plant consolidation. Del Monte incurred special charges of $14.6 million in fiscal 2001 compared to special charges of $10.9 million in fiscal 2000. Details of the special charges are as follows:



                                                               YEAR ENDED
                                                                JUNE 30,
                                                              -------------
                                                              2001    2000
                                                              -----   -----
                                                              (IN MILLIONS)
Severance accrual...........................................  $ 0.6   $  --
Severance accrual reversal..................................   (1.1)   (1.3)
Asset write-off.............................................   10.4      --
Asset write-down reversal...................................     --    (0.7)
Ongoing fixed costs and asset removal/disposal costs of
  dormant facilities........................................    3.8     8.6
Accelerated depreciation....................................    0.9     4.3
                                                              -----   -----
Special charges related to plant consolidation..............  $14.6   $10.9
                                                              =====   =====



     Both the severance accrual and severance accrual reversal were related to the closure of Del Monte's Woodland and Arlington facilities. Asset write-off was related to assets no longer used in operations at Del Monte's Woodland and Stockton facilities. Asset write-down reversal was related to a reduction of an accrual for the closure of Del Monte's Arlington facility, as the proceeds from the sale of the facility exceeded the original projections. On-going fixed costs and asset removal/disposal costs of dormant facilities included period costs primarily incurred at Del Monte's Modesto and Woodland facilities, as well as costs incurred for removal of fruit processing equipment to be disposed at Del Monte's Stockton and San Jose facilities. Special charges also included accelerated depreciation expense resulting from the effects of adjusting the assets' remaining useful lives to accelerate the depreciation thereof.



     Interest expense. Interest expense increased 11.2% in fiscal 2001 compared to fiscal 2000. This increase was due to the higher average outstanding debt balances.



     Interest expense includes amortization of deferred debt issuance costs of $3.3 million and $3.0 million in fiscal 2001 and 2000, respectively.



     Other income. The $4.8 million other income for fiscal 2001 was due to the reversal of an accrual for a contingent liability that was no longer required. There was no other (income) expense for fiscal 2000.



     Provision for (benefit of) income taxes. Provision for (benefit of) income taxes changed from a benefit of $53.6 million in fiscal 2000 to a provision of $16.7 million in fiscal 2001. The change was mainly due to the $67.7 million release of the valuation allowance in fiscal 2000. The effective tax rate for fiscal 2001 was lower than the statutory U.S. federal income tax rate due to the utilization of state tax credits and net operating loss carryforwards.



     Extraordinary item. In connection with the May 15, 2001 refinancing, an extraordinary loss of $42.3 million ($26.2 million net of tax) was recorded in fiscal 2001. This extraordinary loss consisted of $32.0 million of prepayment premiums and a $10.3 million write-off of previously capitalized deferred issuance costs and original issue discount. In conjunction with the repayment of $31.0 million of senior subordinated notes, Del Monte recorded an extraordinary loss of $5.2 million ($4.3 million net of tax) in fiscal 2000. The extraordinary loss consisted of the write-off of $1.5 million ($1.2 million net of tax) of previously capitalized debt issuance costs related to the redeemed notes and original issuance discount and $3.7 million ($3.1 million net of tax) of redemption premiums. As a result of the adoption of SFAS 145 on July 1, 2002, certain prior year balances will be reclassified in prospective public filings. Under SFAS 145, gains or losses from extinguishment of debt must meet the criteria in APB Opinion No. 30 in order to be classified as extraordinary items. The effect of SFAS 145 will be a reclassification of Del Monte's previously recorded extraordinary losses of $42.3 million and $5.2 million to other expenses for fiscal years 2001 and 2000, respectively.



     The following table summarizes certain items included in the "Fiscal 2002 vs. Fiscal 2001" and "Fiscal 2001 vs. Fiscal 2000" discussions above.



                                                               YEAR ENDED JUNE 30,
                                                              ---------------------
                                                              2002    2001    2000
                                                              -----   -----   -----
                                                                  (IN MILLIONS)
Contadina universal product codes (UPC) conversion..........  $ 1.3   $ 0.6   $  --
Inventory write-up..........................................    1.0     2.6      --
Asset value (recapture).....................................     --      --    (2.3)
Acquisition-related expenses................................     --     0.1      --
Special charges related to plant consolidation..............    1.3    14.6    10.9
Merger-related expenses.....................................    7.3      --      --
Interest expense............................................   (2.9)     --      --
Loss on financial instruments...............................    5.8      --      --
Release of a contingent liability...........................   (0.7)   (4.8)     --
Legal expenses..............................................    0.7      --      --
Extraordinary loss, net of tax benefit......................    1.3    26.2     4.3



CRITICAL ACCOUNTING POLICIES AND ESTIMATES



     Del Monte's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Del Monte to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, Del Monte re-evaluates all of its estimates, including those related to trade promotions, coupon redemption, retirement benefits, retained-insurance liabilities and intangibles and long-lived assets. Del Monte bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions and as additional information becomes available in future periods. Del Monte's management has discussed the development and selection of critical accounting policies and estimates with the Audit Committee of Del Monte's Board of Directors and the Audit Committee has reviewed Del Monte's disclosure relating to critical accounting policies and estimates in this proxy statement/prospectus.



     Del Monte believes the following are the more significant judgments and estimates used in the preparation of Del Monte's consolidated financial statements.



     Trade Promotions. Trade promotions are an important component of the sales and marketing of Del Monte's products, and are critical to the support of its business. Trade promotion costs include amounts paid to encourage retailers to offer temporary price reductions for the sale of Del Monte's products to consumers, amounts paid to obtain favorable display positions in retailers' stores, and amounts paid to customers for shelf space in retail stores. Accruals for trade promotions are recorded primarily at the time of sale of product to the customer based on expected levels of performance. Settlement of these liabilities typically occurs in subsequent periods primarily through an authorized process for deductions taken by a customer from amounts otherwise due to Del Monte. As a result, the ultimate cost of a trade promotion program is dependent on the relative success of the events and the actions and level of deductions taken by Del Monte's customers for amounts they consider due to them. Final determination of the permissible deductions may take extended periods of time.



     Coupon Redemption. Del Monte offers coupons to consumers in the normal course of business. Coupon redemption costs are accrued in the period in which the coupons are offered, based on estimates of redemption rates that are developed by independent coupon redemption clearing-houses based on historical information. Should actual redemption rates vary from amounts estimated, adjustments to accruals may be required.



     Retirement Benefits. Del Monte sponsors non-contributory defined benefit pension plans and unfunded defined benefit postretirement plans providing certain medical, dental and life insurance benefits to eligible retired, salaried, non-union hourly and union employees. Several statistical and other factors which attempt to anticipate future events are used in calculating the expense and liabilities related to these plans. These factors include assumptions about the discount rate, expected return on plan assets, the health care cost trend rate, withdrawal and mortality rates and the rate of increase in compensation levels. The actuarial assumptions used by Del Monte may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter mortality of participants. These differences may impact the amount of retirement benefit expense recorded by Del Monte in future periods.



     Retained-insurance Liabilities. Del Monte retains liabilities up to $0.5 million per claim under its loss sensitive worker's compensation insurance policy. For its general and automobile insurance policy, Del Monte retains liabilities up to $0.25 million per claim. An independent, third-party actuary estimates the outstanding retained-insurance liabilities by projecting incurred losses to their ultimate liability and subtracting amounts paid to-date to obtain the remaining liabilities. Actuarial estimates of ultimate liability are based on actual incurred losses, estimates of incurred but not yet reported losses based on historical information from both Del Monte and the industry, and the projected costs to resolve these losses. Retained-insurance liabilities may differ based on new events or circumstances that might materially impact the ultimate cost to settle these losses.



     Intangible and Long-lived Assets. Intangible assets consist of trademarks and distribution rights. As a result of the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" on July 1, 2001, intangible assets with indefinite useful lives are no longer amortized, but are instead tested for impairment at least annually, by comparing the carrying value with the estimated fair value of the intangible assets. Estimated fair value is determined using various valuation methods, including the relief from royalty method and the residual income method. In estimating discounted future cash flows, management uses historical financial information in addition to assumptions of sales trends and profitability, consistent with Del Monte's performance and industry trends. Estimates of fair value may differ if projected cash flows, market interest rates and discount factors change as a result of new events or circumstances.



     Del Monte reviews long-lived assets held and used, intangible assets with finite useful lives and assets held for sale for impairment annually or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation of recoverability is required, the estimated undiscounted future cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment charge is required. All long-lived assets for which management has committed to a plan of disposal are reported at the lower of carrying amount or fair value. Changes in projected cash flows generated by an asset based on new events or circumstances may indicate a change in fair value and require a new evaluation of recoverability of the asset.



LIQUIDITY AND CAPITAL RESOURCES



     Del Monte's primary cash requirements are to fund debt service, finance seasonal working capital needs and make capital expenditures. Internally generated funds and amounts available under its revolving credit facility which provides for a $325.0 million line of credit are Del Monte's primary sources of liquidity.

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


     Del Monte's ability to fund its cash requirements and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow. These are in turn subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control.



     Del Monte believes that cash flows from operations and availability under its revolving credit facility will provide adequate funds for its working capital needs, planned capital expenditures and debt service obligations for at least the next 12 months. In addition, following the closing of the proposed merger and the financing described below in the section "Financing of the Spin-off and the Merger", Del Monte believes that cash flows from operations and availability under the New Bank Facility will provide adequate funds for its working capital needs, planned capital expenditures and debt service obligations for at least 12 months following the merger.



     Pursuant to the Merger Agreement, Del Monte believes merger-related costs will require a significant use of cash. For the three-month period ended September 30, 2002, Del Monte incurred $5.1 million of merger-related expenses. A total of $12.4 million of merger-related expenses has been incurred as of September 30, 2002, including expenses related to a proposed alternative transaction with a third party. If the amount of certain merger-related expenses Del Monte incurs exceeds $26.5 million in aggregate, Heinz is entitled to receive an amount equal to three times the excess of Del Monte's merger-related expenses over $26.5 million. Heinz may elect to have this amount paid by (1) having Del Monte pay directly or reimburse Heinz for certain of Heinz's merger-related expenses, (2) increasing the amount of debt to be incurred by SKF Foods prior to the spin-off of SKF Foods to the Heinz shareholders, the proceeds of which shall be subsequently distributed to Heinz or (3) by a combination of
(1) and (2) above.



     Contractual and Other Cash Obligations. The following table summarizes Del Monte's contractual and other cash obligations at June 30, 2002:



                                                               PAYMENTS DUE BY PERIOD
                                               ------------------------------------------------------
                                                          LESS THAN                            AFTER
                                                TOTAL      1 YEAR     2-3 YEARS   4-5 YEARS   5 YEARS
                                               --------   ---------   ---------   ---------   -------
                                                                   (IN MILLIONS)
Contractual and other cash obligations
  reflected on the balance sheet:
     Accounts payable and accrued
       expenses(1)...........................  $  258.5    $258.5      $   --      $   --     $   --
     Short-term borrowings(2)................       0.2       0.2          --          --         --
     Long-term debt(2).......................     590.3       2.9         5.9        74.3      507.2
     Other non-current liabilities(1)........     154.9        --        39.0        36.9       79.0
                                               --------    ------      ------      ------     ------
                                                1,003.9     261.6        44.9       111.2      586.2
Contractual and other cash obligations not
  reflected on the balance sheet:(3)
     Operating leases........................     190.6      27.9        77.1        28.5       57.1
     Grower commitments(4)...................     573.9     137.3       125.5       102.4      208.7
     Other(5)................................      17.6      11.6         6.0          --         --
                                               --------    ------      ------      ------     ------
                                                  782.1     176.8       208.6       130.9      265.8
                                               --------    ------      ------      ------     ------
Total contractual and other cash
  obligations................................  $1,786.0    $438.4      $253.5      $242.1     $852.0
                                               ========    ======      ======      ======     ======


---------------


(1) See Notes 4 and 10 to Del Monte's consolidated financial statements for the year ended June 30, 2002; other non-current liabilities on the consolidated balance sheet also include $34.4 million of deferred actuarial gains related to Del Monte's post-employment health and welfare plans that are non-cash amounts.



(2) See Note 6 to Del Monte's consolidated financial statements for the year ended June 30, 2002.



(3) See Note 12 to Del Monte's consolidated financial statements for the year ended June 30, 2002.

(4) Priced at June 30, 2002 estimated costs.



(5) Noncancelable future minimum payments under the agreement with Electronic Data Systems Corporation to provide information services functions and support.



     On December 19, 2000, Del Monte entered into a ten-year operating lease to rent its principal administrative headquarters in San Francisco, California. Payments under the terms of the lease are based on scheduled monthly base rents and an escalation of rent based on an annual estimate of the increase of Del Monte's share of property taxes and building operating expenses. The lease provides two consecutive five-year renewal options at the end of the lease term. A standby letter of credit of $6.8 million is in place as security deposit for the lease. Future minimum lease payments under this lease are included in the table above.



     In November 1998, Del Monte entered into a build-to-suit lease arrangement to finance the construction of four warehouse facilities adjacent to its Hanford, Kingsburg and Modesto, California, and Plymouth, Indiana production plants. The construction of these facilities was financed by a special purpose entity sponsored by certain lending institutions. The special purpose entity is not affiliated with Del Monte and is not consolidated in Del Monte's consolidated financial statements. Del Monte has accounted for this arrangement as an operating lease in accordance with SFAS 13, "Accounting for Leases", as amended.



     The initial lease term runs until November 2003. Monthly lease payments are based on LIBOR, plus a credit spread, applied to a $37.8 million lease balance. Future minimum lease payments, assuming exercise of the purchase option available to Del Monte under the lease, are included in the table above. The lease contains various affirmative and negative covenants, including covenants based upon Del Monte's financial performance. A default under the lease, including violation of these covenants, could require an acceleration of Del Monte's payment obligations. As of September 30, 2002 and June 30, 2002, Del Monte believes it is in compliance with these covenants.



     Following the initial lease term, and with required prior notice, Del Monte must exercise one of the following end of term options, each with respect to all, but not less than all, of the warehouse facilities: (1) renew the lease for up to five additional one-year terms, subject to the consent of the various lending institutions, (2) purchase the facilities for the purchase amount (i.e. the lease balance plus accrued and unpaid rent plus any other amounts due and payable) or (3) sell the facilities, on behalf of the special purpose entity, to an unrelated third party. In the event option (3) is elected, Del Monte has provided a residual value guarantee of up to approximately $30.3 million for any deficiency if the proceeds from the sale of the facilities are less than the lease balance. However, Del Monte is entitled to any sale proceeds from a sale of the facilities in excess of the lease balance.



     On June 27, 1996, Del Monte entered into a twenty-year operating lease to rent warehouse space adjacent to production facilities located in Toppenish, Washington; Mendota, Illinois; Plover, Wisconsin and Yakima, Washington. Payments under the terms of the lease are based on scheduled monthly base rents adjusted for inflation every six years. The lease provides three or four consecutive ten-year renewal options for different warehouses at the end of the lease term. After the tenth anniversary of the lease, Del Monte has the option to purchase the warehouses at the greater of their market value or the sum of the landlord's share of construction costs and any prepayment premium. A standby letter of credit of $2.1 million is in place as security deposit for the lease. Future minimum lease payments under this lease are included in the table above.



     In July 2002, Del Monte entered into a reciprocal production agreement with another food processor whereby approximately equivalent volumes of certain products will be exchanged. The intent of the agreement is to improve asset utilization of both parties. The agreement commenced on July 1, 2002 and the products will be exchanged at cost over the next three years. The agreement contains a renewal option for an additional three-year term.



     Lines of Credit. The working capital position of Del Monte is seasonally affected by the growing cycle of the vegetables, fruit and tomatoes it processes. Substantially all inventories are produced during the harvesting and packing months of June through October and depleted through the remaining seven months. Accordingly, working capital requirements fluctuate significantly. Del Monte uses funds from the revolving credit facility, which provides for a $325.0 million line of credit, to finance the seasonal working capital needs of its operations.



     The maximum availability of the revolving credit facility is subject to an asset-based borrowing base. The outstanding balances on the revolving credit facility were $124.3 million and zero at September 30, 2002 and June 30, 2002, respectively. Net availability under the revolving credit facility, adjusted for borrowing base limitations and outstanding letters of credit, at September 30, 2002 and June 30, 2002 totaled $168.2 million and $219.4 million, respectively. The revolving credit facility expires on May 15, 2007.



     Standby Letters of Credit. Del Monte has standby letters of credit for certain operating leases, insurance-related requirements and its South America operations. The majority of the standby letters of credit are renewed automatically each year unless cancellation notice is given in advance by the issuer. At September 30, 2002 and June 30, 2002, the outstanding balances on these letters of credit were $32.5 million and $33.0 million, respectively.



     Operating Activities. Cash used in operating activities increased $6.1 million to $131.5 million from $125.4 million for the three-month periods ended September 30, 2002 and 2001, respectively. The increase was primarily due to higher production of inventories compared to prior year. Del Monte reduced its summer 2001 production below the anticipated level of sales for fiscal 2002 in order to reduce surplus inventories and lower debt.



     Cash provided by operating activities increased $79.8 million to $169.4 million from $89.6 million for the years ended June 30, 2002 and 2001, respectively. The increase in operating cash flows was due primarily to favorable working capital changes. One of Del Monte's continuing objectives in fiscal 2002 was to reduce debt levels. Del Monte reduced its summer 2001 production below its anticipated level of sales for fiscal 2002, generating significant cash flows that contributed to its $120.0 million prepayment of its term loan. Del Monte's inventories, as of June 30, 2002, were $32.1 million lower than they were at the same time last year.



     Cash provided by operating activities for the year ended June 30, 2001 was $89.6 million. Cash used in operating activities for the year ended June 30, 2000 was $7.1 million. The change was primarily due to lower production of inventories during fiscal 2001, as well as the depletion of inventories that were built up in preparation for possible "Year 2000" shortages.



     Investing Activities. Cash used in investing activities increased $0.4 million to $5.8 million from $5.4 million for the three-month periods ended September 30, 2002 and 2001, respectively. The increase was a result of lower capital expenditures of $1.4 million, offset by lower net proceeds from sales of assets of $1.8 million.



     Cash used in investing activities decreased $52.9 million to $41.3 million from $94.2 million for the years ended June 30, 2002 and 2001, respectively. The decrease was due primarily to the impact of the SunFresh and S&W acquisitions in fiscal 2001 and lower capital expenditures of $1.8 million. See Note 3 to Del Monte's consolidated financial statements for further information about these acquisitions.



     Cash used in investing activities increased $28.3 million to $94.2 million from $65.9 million for the years ended June 30, 2001 and 2000, respectively. The increase was due primarily to the acquisitions of the S&W and SunFresh businesses in fiscal 2001. The increase was offset by $11.0 million spent on the acquisition of the Cambria, Wisconsin plant and higher capital expenditures of $11.4 million in fiscal 2000.



     Total capital expenditures incurred for the three-month periods ended September 30, 2002 and 2001 were $5.9 million and $7.3 million, respectively, and $43.6 million, $45.4 million and $56.8 million for the years ended June 30, 2002, 2001 and 2000, respectively. Del Monte plans an aggregate of approximately $50.0 million in capital expenditures for fiscal 2003. Details of the types of capital expenditures, which include purchases of land, new and used equipment/fixtures, information technology equipment, installation labor, and capitalized software development costs, are as follows:



                                                                      THREE MONTHS ENDED
                                           YEAR ENDED JUNE 30,          SEPTEMBER 30,
                                         -----------------------      ------------------
                                         2002     2001     2000       2002         2001
                                         -----    -----    -----      -----        -----
                                                          (IN MILLIONS)
Capability improvement program and
  information systems................    $17.9    $10.7    $ 6.5      $3.6         $4.0
Equipment replacement and other
  improvements.......................     12.4     19.8     10.8       1.3          2.0
Economic return and cost savings.....     11.3      9.4     17.4       0.8          0.5
Environmental compliance.............      1.7      1.1      0.6       0.2          0.5
Plant consolidation..................      0.3      4.4     21.5        --          0.3
                                         -----    -----    -----      ----         ----
Total capital expenditures...........    $43.6    $45.4    $56.8      $5.9         $7.3
                                         =====    =====    =====      ====         ====



     Capability improvement program and information systems. In June 2000, Del Monte began implementing a capability improvement program to upgrade information systems and business processes. The Enterprise Resource Planning system and Advanced Planning system are components of this seven-phase program which is expected to be substantially completed by the end of fiscal year 2004. In addition, purchases of information technology equipment, both related and unrelated to the capability improvement program, and other capitalized software are included under this type of capital expenditure.



     At September 30, 2002, June 30, 2002 and June 30, 2001, Del Monte had $9.7 million, $15.4 million and $10.4 million of construction-in-progress related to the capability improvement program and other information system projects. Del Monte estimates it will incur approximately $12.8 million of capital expenditures of this type in fiscal 2003.



     Equipment replacement and other improvements. This type of capital expenditure includes normal replacement of equipment at the end of its economic life, and other improvements including purchases of land, furniture and fixtures.



     Economic return and cost savings. This type of capital expenditure includes projects that realize economic benefit or cost savings by installing equipment that allows facilities to operate more efficiently. Projects that require purchases of equipment to expand capacity for new products or product line extensions are also included in this category of expenditure.



     Environmental compliance. This type of capital expenditure includes projects that enable Del Monte to improve the impact of its operations on the environment, consistent with its standards and regulatory compliance.



     Plant consolidation. This type of expenditure is part of Del Monte's California cannery consolidation, under which Del Monte expanded its operations in Hanford and Modesto to provide additional processing capacity to effect the closure of facilities located in San Jose, Stockton and Woodland.



     Del Monte had no significant construction-in-progress related to its plant consolidation program at September 30, 2002 and June 30, 2002. At June 30, 2001, Del Monte had approximately $6.0 million of construction-in-progress related to its plant consolidation program.



     In addition to capital expenditures, Del Monte enters into operating leases to support its ongoing operations. The decision to lease, rather than purchase, an asset is the result of a number of considerations including the cost of funds, the useful life of the asset, its residual value and technological obsolescence. Additionally, some equipment is proprietary to the lessor and cannot be purchased. All material asset-financing decisions include an evaluation of the potential impact of the financing on its debt agreements, including applicable financial covenants. Rent expense, including contingent rent expense (calculated based on usage of equipment), was $36.8 million, $34.7 million and $30.1 million for the fiscal years ended June 30, 2002, 2001 and 2000, respectively.

     Financing Activities. Cash provided by financing activities increased $1.0 million to $124.5 million from $123.5 million for the three-month periods ended September 30, 2002 and 2001, respectively. The increase was due to the working capital requirements discussed above.



     Cash used in financing activities for the year ended June 30, 2002 was $123.6 million. Cash provided by financing activities for the year ended June 30, 2001 was $11.9 million. The change was due primarily to the $120.0 million prepayment of the term loan as well as the absence of long-term borrowings in fiscal 2002. In addition, Del Monte had lower working capital financing requirements in fiscal 2002 than the prior year, as explained above. Net availability under the revolving credit facility, adjusted for borrowing base limitations and outstanding letters of credit, at September 30, 2002 and June 30, 2002 totaled $168.2 million and $219.4 million, respectively. Unused lines of credit outside the United States at June 30, 2002 totaled $0.7 million.



     Subject to various terms and conditions, Del Monte currently anticipates that financing in an aggregate amount of up to $1.7 billion for the spin-off and the merger will be in the form of the New Bank Facility and the Notes. See "Financing of the Spin-Off and the Merger".



     On September 19, 2001, Del Monte launched an exchange offer under which its outstanding 9 1/4% Senior Subordinated Notes could be exchanged for Series B
9 1/4% Senior Subordinated Notes registered under the Securities Act of 1933. The exchange offer was completed and expired on October 18, 2001. All holders of the notes participated in the exchange and all of the 9 1/4% Senior Subordinated Notes were exchanged for Series B 9 1/4% Senior Subordinated Notes.



     On May 15, 2001, Del Monte refinanced its outstanding debt. In connection with this refinancing, Del Monte repaid amounts outstanding under its existing revolving credit facility and term loans governed by the then existing Second Amended and Restated Credit Agreement (the "Agreement") dated January 14, 2000. Concurrently, Del Monte amended and restated the terms and conditions of the Agreement to create a Third Amended and Restated Credit Agreement dated as of May 15, 2001 which established the Revolver (with a $325.0 million aggregate commitment amount) and a term loan (the "Term Loan") in an initial funded amount of $415.0 million. The new credit agreement provides for additional borrowing capacity (up to $100.0 million) under either the Revolver or Term Loan. The refinancing also included the issuance of new 9 1/4% Senior Subordinated Notes due 2011 in an amount of $300.0 million, which provided proceeds used by Del Monte to (a) redeem its then outstanding 12 1/4% Senior Subordinated Notes due 2007 and DMFC's outstanding 12 1/2% Senior Discount Notes due 2007, (b) repay the Revolver and Term Loan balances then outstanding under the Agreement, and
(c) pay fees and expenses of the May 15, 2001 refinancing. The refinancing also established new financial covenants reflecting changes in Del Monte debt structure and financial performance. The Revolver expires on May 15, 2007, and the Term Loan matures on March 31, 2008.



     In connection with the repayment of debt at May 15, 2001, an extraordinary loss of $42.3 million ($26.2 million net of tax) was recorded. This extraordinary loss consisted of $32.0 million of prepayment premiums and a $10.3 million write-off of previously capitalized deferred debt issuance costs and original issue discount.



     In fiscal 2001, cash provided by financing activities decreased $59.3 million to $11.9 million from $71.2 million for the years ended June 30, 2001 and 2000, respectively. The decrease was primarily due to the incidental costs relating to the May 2001 refinancing. Net availability under the revolving credit agreement, adjusted for borrowing base limitations and outstanding letters of credit, at June 30, 2001 totaled $260.1 million. Unused lines of credit outside the United States at June 30, 2001 totaled $0.9 million.



     On January 14, 2000, Del Monte amended its senior credit agreement with respect to its then effective revolver and term loan facility. The amendment provided for additional borrowing capacity (up to $100.0 million) under either the revolver or term loan facility. Under this provision, Del Monte increased its term loan borrowings by $100.0 million in August 2000. The proceeds of this borrowing were used to reduce the revolver balance. The amendment also adjusted certain financial covenants to reflect changes in its recent positive financial performance. The amendment did not change the revolver's expiration date, the term loan maturity dates or the terms of the pricing schedule.

     The amendment allowed the prepayment of up to $35.0 million of senior subordinated notes. During February 2000, Del Monte repurchased $31.0 million of 12 1/4% Senior Subordinated notes through the use of funds that carry a lower interest rate. In conjunction with this early debt prepayment, an extraordinary loss of $5.2 million ($4.3 million net of tax) was recorded, consisting of prepayment premiums and a write-off of previously capitalized deferred debt issuance costs and original issue discount.



     Restrictive Covenants. As of September 30, 2002 and June 30, 2002, Del Monte's short-term borrowings and long-term debt primarily consisted of a revolving credit facility, a term loan and senior subordinated notes (collectively, the "Debt"). The Debt agreements contain various restrictive covenants, which require Del Monte to meet certain financial tests, including minimum fixed charge coverage, minimum interest coverage and maximum leverage ratios. These requirements and ratios generally become more restrictive over time, subject to allowances for seasonal fluctuations. The credit agreements applicable to Del Monte Corporation generally limit through restricted payment covenants the ability of Del Monte Corporation to make cash payments to its parent company, limiting its ability to pay monetary dividends. In addition, the build-to-suit lease arrangement for warehouse facilities adjacent to four of its production plants contains restrictive covenants. The restrictive covenants include financial tests such as fixed charge ratio, senior debt ratio and total debt ratio. Del Monte believes that it was in compliance with all such financial covenants at all testing intervals, and as of September 30, 2002 and June 30, 2002. The most restrictive of these covenants currently is the senior debt ratio related to the build-to-suit lease arrangement.



     Pension Funding. As described more fully in Note 10 to Del Monte's consolidated financial statements for the year ended June 30, 2002, Del Monte's defined benefit retirement plans were previously determined to be underfunded under ERISA guidelines. It has been Del Monte's policy to fund its retirement plans in an amount consistent with the funding requirements of federal law and regulations and not to exceed an amount that would be deductible for federal income tax purposes. In connection with the recapitalization in April 1997, Del Monte entered into an agreement with the Pension Benefit Guaranty Corporation, dated April 7, 1997, under which Del Monte agreed to contribute a total of $55.0 million to its defined benefit pension plans through calendar 2001.



     As a result of the downturn of the financial markets, the investment returns from Del Monte's pension plan assets declined $16.1 million and $11.4 million for the years ended of June 30, 2002 and 2001, respectively. This has caused Del Monte's pension plans to become underfunded by $29.1 million as of June 30, 2002 from an overfunded status of $13.7 million as of June 30, 2001. Del Monte has recorded a minimum pension liability adjustment of $48.8 million ($29.8 million net of tax) as part of other comprehensive loss in Del Monte's consolidated statements of stockholders' equity as of June 30, 2002. See Note 10 to Del Monte's consolidated financial statements for the year ended June 30, 2002.



     Insurance. Del Monte maintains insurance coverage to manage its risks related to workers compensation, property, automobile liability, general liability, directors and officers and other potential exposures. Insurance expense in fiscal 2002, 2001 and 2000 was $12.8 million, $15.0 million and $7.2 million, respectively. In fiscal 2000, Del Monte was insured under a premium based policy for workers compensation. This policy expired at the end of fiscal 2000. Beginning in fiscal 2001, Del Monte retains all liabilities up to $0.25 million (increased to $0.5 million effective July 1, 2002) per claim for workers compensation.



     The insurance industry has become more selective in offering certain types of insurance coverage, such as property, product liability, product recall and directors and officers liability. Del Monte was able to obtain these insurance coverages for fiscal 2003. Del Monte's fiscal 2003 insurance program is consistent with both its past level of coverage and its risk management policies. Fiscal 2003 insurance expense is estimated at $17.2 million, which includes estimated accruals of amounts for its loss sensitive insurance policies.



     Environmental Matters. Del Monte spent approximately $6.9 million on domestic environmental expenditures from fiscal 2000 through fiscal 2002, primarily related to wastewater treatment systems, settlement of environmental litigation and underground storage tank remediation activities. Del Monte projects that it will spend an aggregate of approximately $2.5 million in fiscal 2003 and 2004 on capital projects and other expenditures in connection with environmental compliance. Del Monte believes that compliance with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other environmental laws will not have a material adverse effect on its financial position or results of operations. See "The Del Monte
Business -- Governmental Regulation; Environmental Compliance".



     Inflation. Del Monte's costs are affected by inflation and it may experience the effects of inflation in future periods. While Del Monte has historically mitigated the inflationary impact of increases in its costs by controlling its overall cost structure, it may not be able to mitigate inflationary impacts in the future.



RECENTLY ISSUED ACCOUNTING STANDARDS



     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal use of the asset. SFAS 143 applies to all entities and amends FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies". SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS 143 is effective for fiscal years beginning after June 15, 2002. Del Monte believes that SFAS 143 will not have a material effect on Del Monte's consolidated financial statements.



     In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). While SFAS 144 supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", it retains many of the fundamental provisions of that Statement. SFAS 144 is effective for fiscal years beginning after December 15, 2001. As a result of the adoption on July 1, 2002, Del Monte reclassified $6.6 million of its $11.0 million assets held for sale from other assets to property, plant and equipment, as they do not meet all the criteria specified in SFAS 144. The remaining assets held for sale balance of $4.4 million was reclassified from other assets and is presented as part of other current assets on the balance sheet as of September 30, 2002.



     In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt" ("SFAS 4") and amends other existing authoritative pronouncements. As a result of SFAS 145, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30"). Applying the provisions of APB 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. SFAS 145 is effective for fiscal years beginning after May 15, 2002. As a result of the adoption of SFAS 145 on July 1, 2002, certain prior year balances will be reclassified in prospective public filings. Under SFAS 145, gains or losses from extinguishment of debt must meet the criteria in APB 30 in order to be classified as extraordinary items. The effect of SFAS 145 will be a reclassification of Del Monte's previously recorded extraordinary losses of $2.1 million and $42.3 million to other expenses for fiscal years 2002 and 2001, respectively.



     In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 replaces EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Del Monte believes that adoption of SFAS 146 will not have a material effect on Del Monte's consolidated financial statements.

                     UNAUDITED CONDENSED COMBINED PRO FORMA


                 FINANCIAL STATEMENTS OF POST-MERGER DEL MONTE



     The unaudited condensed combined pro forma financial statements of post-merger Del Monte are presented to show how post-merger Del Monte might have looked if Del Monte and the Heinz Businesses had been combined for the year ended May 1, 2002 and for the three-month period ended July 31, 2002. This pro forma information is based on, and should be read in conjunction with, the historical financial statements of the Heinz Businesses and Del Monte that are included or incorporated by reference elsewhere in this filing. The unaudited condensed combined pro forma financial statements were prepared using the assumptions described below and in the related notes.



     The unaudited condensed combined pro forma statements of income for the year ended May 1, 2002 and for the three-month period ended July 31, 2002 were prepared as if the transactions referred to above had taken place on May 3, 2001, the first day of the fiscal year ended May 1, 2002. The unaudited condensed combined pro forma balance sheet as of July 31, 2002 was prepared as if the transactions had taken place on July 31, 2002. The unaudited condensed combined pro forma statement of income for the year ended May 1, 2002 combines information from the audited historical combined statement of operations of the Heinz Businesses for the fiscal year ended May 1, 2002 with the unaudited consolidated income statement of Del Monte for the twelve-month period ended March 31, 2002. The unaudited consolidated income statement of Del Monte for the twelve-month period ended March 31, 2002 has been prepared by adding the unaudited consolidated income statement for the nine-month period then ended to the unaudited consolidated income statement for the three-month period ended June 30, 2001. The unaudited condensed combined pro forma statement of income for the three-month period ended July 31, 2002 combines information from the unaudited combined statement of income of the Heinz Businesses for the three-month period ended July 31, 2002 with the unaudited condensed consolidated statement of income of Del Monte for the three-month period ended June 30, 2002. The unaudited condensed combined pro forma balance sheet as of July 31, 2002 combines information from the unaudited condensed combined balance sheet of the Heinz Businesses as of July 31, 2002 with the audited consolidated balance sheet of Del Monte as of June 30, 2002.



     The unaudited condensed combined pro forma financial statements give effect to:



     - the spin-off;



     - the merger, including the issuance of approximately 156 million shares of Del Monte common stock in the merger in exchange for all of the outstanding shares of SKF Foods;



     - the incurrence of $1.45 billion of indebtedness, consisting of:



      - borrowings under the new term loan facilities in the amount of $750 million;



      - borrowings under the new revolving credit facility of $102.3 million;



      - the issuance of $300.0 million in aggregate principal amount of the Senior Secured Notes; and



      - the issuance to Heinz of $300.0 million in the aggregate principal amount of the Capital Market Notes.



     - repayment of indebtedness under Del Monte's existing bank facility;



     - certain quantifiable adjustments to reflect post-merger Del Monte's results of operations on a stand-alone basis;



     - certain adjustments made to record the assets and liabilities of Del Monte at their estimated fair values; and



     - adjustments for certain of the assets and liabilities of the Heinz Businesses that will be retained by Heinz or assumed by the Heinz Businesses at the date of the spin-off, as stipulated in the Merger Agreement and the Separation Agreement.



     The unaudited condensed combined pro forma financial statements have not been adjusted to reflect any operating efficiencies that may be realized by post-merger Del Monte as a result of the merger.

     The merger will be treated as a purchase of Del Monte by the Heinz Businesses as the accounting acquiror in accordance with SFAS 141, "Business Combinations". Accordingly, goodwill arising from the merger will be determined by adjusting the assets and liabilities of Del Monte to their fair values, and the excess of the purchase price for Del Monte over the fair value of its net assets will be recorded as goodwill. The preliminary adjustments to net assets and goodwill which are shown in these unaudited condensed combined pro forma financial statements are based upon various estimates and may be further adjusted based on certain valuation studies to be conducted.



     Because the Heinz Businesses are a part of Heinz rather than a stand-alone company, certain general and administrative costs were allocated to the Heinz Businesses in the years covered by the historical financial statements of the Heinz Businesses. However, these expenses may not be indicative of, and it is not feasible to estimate, the nature and level of expenses which might have been incurred had the Heinz Businesses operated as an independent company for the periods presented. The historical combined financial statements of the Heinz Businesses also do not include any of Heinz's debt and related interest expense for any of the years presented.



     Del Monte expects to incur certain charges and expenses related to integrating the operations of the Heinz Businesses and Del Monte. Del Monte is assessing the combined operating structure, business processes and circumstances that bear upon the operations, facilities and other assets of these businesses and is developing a combined strategic and operating plan. The objective of this plan will be to enhance productivity and efficiency of combined operations. The nature of any integration-related charges and expenses may include provisions for severance and related costs, facilities closures or other charges identified in connection with the development and implementation of the plan. The unaudited condensed combined pro forma financial statements do not reflect such charges and expenses.



     THE UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS ARE PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY. THEY DO NOT PURPORT TO REPRESENT WHAT POST-MERGER DEL MONTE'S RESULTS OF OPERATIONS AND FINANCIAL POSITION WOULD HAVE BEEN HAD THE TRANSACTIONS ACTUALLY OCCURRED AS OF THE DATES INDICATED, AND THEY DO NOT PURPORT TO PROJECT OR PREDICT POST-MERGER DEL MONTE'S FUTURE RESULTS OF OPERATIONS OR FINANCIAL POSITION.

                     UNAUDITED CONDENSED COMBINED PRO FORMA



                              STATEMENT OF INCOME



                                             HISTORICAL
                              -----------------------------------------
                               HEINZ BUSINESSES          DEL MONTE                           PRO FORMA
                              FOR THE THREE-MONTH   FOR THE THREE-MONTH                 FOR THE THREE-MONTH
                                 PERIOD ENDED          PERIOD ENDED                        PERIOD ENDED
                                   JULY 31,              JUNE 30,                            JULY 31,
                                     2002                  2002           ADJUSTMENTS          2002
                              -------------------   -------------------   -----------   -------------------
                                          (IN MILLIONS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
Sales.......................        $364.3                $314.9            $   --         $       679.2
Cost of products sold.......         250.1                 238.9               0.1(a)              489.6
                                                                               0.5(b)
                                                                                --(c)
Special charges related to
  plant consolidation.......            --                   0.1              (0.1)(a)                --
Selling administrative and
  general expenses..........          66.7                  36.3               1.6(d)              105.4
                                                                               0.8(e)
Merger-related expenses.....            --                   7.3              (7.3)(f)                --
                                    ------                ------            ------         -------------
Operating income............          47.5                  32.3               4.4                  84.2
Interest expense............            --                  11.8              20.2(g)               32.4
                                                                               0.4(h)
Other (income) expense......          (1.7)                  0.2                --                  (1.5)
                                    ------                ------            ------         -------------
Income before income taxes
  and extraordinary items...          49.2                  20.3             (16.2)                 53.3
Provision for income
  taxes.....................          16.0                   5.5              (6.3)(i)              15.2
                                    ------                ------            ------         -------------
Income before extraordinary
  items.....................        $ 33.2                $ 14.8(j)         $ (9.9)        $        38.1
                                    ------                ------            ------         -------------
Earnings per share before
  extraordinary item:
  Basic.....................                                                               $        0.18
                                                                                           =============
  Diluted...................                                                               $        0.18
                                                                                           =============
Average common shares
  outstanding -- basic......                                                                 207,970,660
Average common shares
  outstanding -- diluted....                                                                 209,073,925



   See notes to unaudited condensed combined pro forma financial statements.

                     NOTES TO UNAUDITED CONDENSED COMBINED


                         PRO FORMA FINANCIAL STATEMENTS



PURCHASE PRICE



     These unaudited condensed combined pro forma financial statements reflect a preliminary allocation of purchase price on July 31, 2002. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. The preliminary estimated fair value of Del Monte assets and liabilities assumed in the merger are as follows:



                                                                   AS OF
                                                               JULY 31, 2002
                                                               -------------
                                                               (IN MILLIONS)
Tangible assets at fair value...............................     $ 1,049.9
Identifiable intangible assets..............................         406.5
Excess of purchase price over the fair value of net assets
  acquired (goodwill).......................................         183.5
Unearned compensation.......................................           0.7
Liabilities assumed.........................................      (1,189.3)
                                                                 ---------
     Total purchase price...................................     $   451.3
                                                                 =========



     The excess of the purchase price over the fair value of net assets acquired has been classified as goodwill.



PRO FORMA INCOME STATEMENT ADJUSTMENTS


FOR THE THREE-MONTH PERIOD ENDED JULY 31, 2002



(a) Represents a reclassification of Del Monte's special charges related to plant consolidation to cost of products sold in order to conform the presentation to that of the Heinz Businesses.



(b) Represents a net increase to expense of $0.5 million related to certain assets of the Heinz Businesses currently under synthetic lease arrangements for which the purchase option will be exercised prior to the effective date of the merger.



(c) The adjustment to Del Monte's inventory fair value will be treated as an additional layer under the LIFO method of costing inventory. Any liquidation of such fair value adjustment will be charged to cost of products sold. Management of Del Monte is unable to determine at this time the impact of this adjustment or when it will occur, if at all.



(d) Represents an adjustment to record the incremental periodic pension and post-retirement expense as a result of increased amortization expense due to the elimination of net unrecognized actuarial gains on Del Monte's historical consolidated financial statements ($1.5 million) and an adjustment to recognize amortization of unearned compensation on unvested options held by Del Monte employees ($0.1 million).



(e) Represents incremental costs related to employee stay-bonuses earned by employees of the Heinz Businesses who remain employed by Del Monte until June 2004.



(f) Represents the elimination of direct acquisition-related expenses incurred by Del Monte in connection the transactions. In addition, management estimates that approximately an additional $26.1 million will be incurred by Del Monte with respect to the transactions during the remainder of the fiscal year.

                     NOTES TO UNAUDITED CONDENSED COMBINED

(g) Increased interest expense is based upon the following pro forma amounts of debt giving effect to the financing transactions contemplated in connection with the spin-off and the merger:



                           (IN MILLIONS)
                           -------------
Term Loan A ($250 at 5.42%)(1)(4)(5)........................  $ 3.4
Term Loan B ($500 at 5.92%)(1)(4)(5)........................    7.4
Senior Secured Notes ($300 at 6.17%) (1)(4)(5)..............    4.6
Revolving Credit Facility (no outstanding borrowings)(1)....     --
Amortization of financing fees(2)...........................    1.1
Capital Market Notes ($300 at 9.25%)(3)(4)(5)...............    6.9
Adjustment to interest expense from assumed payment in full
  of amounts outstanding under existing credit facility
  ($346)....................................................   (3.2)
                                                              -----
          Total(6)..........................................  $20.2
                                                              =====


---------------


     (1) Pursuant to the proposed terms of the New Bank Facility and the Senior Secured Notes, the anticipated interest rates are as follows:



        - Term Loan A: LIBOR + 3.50%



        - Term Loan B: LIBOR + 4.00%



        - Senior Secured Notes: LIBOR + 4.25%



        - Revolving Credit Facility: LIBOR + 3.50%



        The assumed interest rates for the Term Loans reflect LIBOR of 1.92%, the approximate average of LIBOR in the three months ended June 30, 2002.



     (2) Deferred debt issuance costs are amortized on a straight line basis over the life of the related debt. Fees, amortization expense and amortization period are as follows (dollars are in millions):



                                                               AMORTIZATION
                                               TOTAL   ----------------------------
DEFERRED DEBT ISSUANCE EXPENSE                  FEE    PERIOD (YEARS)   PER QUARTER
------------------------------                 -----   --------------   -----------
Revolving Credit Facility....................  $ 6.0          6            $0.2
Term Loan A..................................    4.3          6             0.2
Term Loan B..................................    8.6          8             0.3
Senior Secured Notes.........................    5.1        8.5             0.2
Capital Market Notes.........................    7.9         10             0.2
                                               -----                       ----
     Total...................................  $31.9                       $1.1
                                               =====                       ====



     (3) The interest rate shown above has been assumed by Del Monte based on recent trading activity of its outstanding 9 1/4% Senior Subordinated Notes due 2011.

                     NOTES TO UNAUDITED CONDENSED COMBINED

     (4) A change in the interest rate of one-fourth of one percent would change interest expense as follows:



                                                                 THREE-
                                                                  MONTH
                                                                 PERIOD
                                                                  ENDED
                                                              JULY 31, 2002
                                                              -------------
                                                              (IN MILLIONS)
Term Loan A.................................................      $0.1
Term Loan B.................................................       0.3
Senior Secured Notes........................................       0.2
Capital Market Notes........................................       0.2
                                                                  ----
          Total.............................................      $0.8
                                                                  ====



     (5) It is currently anticipated that if more than $300 million in Capital Market Notes are issued, the principal amounts of the Term Loans will be reduced by corresponding amounts. Each additional $50 million increase of Capital Market Notes and a corresponding $50 million decrease in the Term Loans would increase interest expense by $0.4 million.



     (6) If the merger is completed on or before January 15, 2003, Heinz will reduce the amount of the Heinz Businesses' debt as of the closing of the merger by up to $30 million.



(h) Represents additional interest expense resulting from preliminary fair value adjustments to discount certain of Del Monte's historical long-term liabilities ($0.4 million).



(i) Represents the income tax effect at 39% of adjustments (a) through (i).



(j) As a result of the adoption of SFAS 145 on July 1, 2002, certain prior year balances will be reclassified in prospective public filings. Under SFAS 145, gains or losses from extinguishment of debt must meet the criteria in APB Opinion No. 30 in order to be classified as extraordinary items. The effect of SFAS 145 will be a reclassification of Del Monte's previously recorded extraordinary loss of $1 million ($0.6 million net of tax) for the three-month period ended July 31, 2002. This amount has not been reflected in the unaudited condensed combined pro forma financial statements for the three-month period ended July 31, 2002.

                     UNAUDITED CONDENSED COMBINED PRO FORMA

                              STATEMENT OF INCOME


                                                   HISTORICAL
                                   ------------------------------------------
                                       HEINZ BUSINESSES          DEL MONTE
                                        FOR THE FISCAL         FOR THE TWELVE
                                          YEAR ENDED            MONTHS ENDED                      PRO FORMA
                                            MAY 1,               MARCH 31,                           FOR
                                             2002                   2002        ADJUSTMENTS    FISCAL YEAR 2002
                                       ----------------        --------------   -----------    ----------------
                                              (IN MILLIONS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
Sales............................          $1,817.0               $1,349.0        $   --         $   3,166.0
Cost of products sold............           1,235.7                1,064.9           1.8(a)          2,304.3
                                                                                     1.9(b)
                                                                                      --(c)
                                                                                      --(d)

Special charges related to plant
  consolidation..................                --                    1.8          (1.8)(a)              --
Selling, administrative and
  general expenses...............             320.5                  159.8           6.7(e)            490.0
                                                                                     3.0(f)
                                           --------               --------        ------         -----------
  Operating (income) expense.....             260.8                  122.5         (11.6)              371.7
Interest expense.................                --                   62.0          83.9(g)            147.3
                                                                                     1.4(h)

Loss on financial instruments....                --                    5.8            --                 5.8
Other income, net................              (1.1)                  (0.8)           --                (1.9)
                                           --------               --------        ------         -----------
  Income before income taxes and
     extraordinary items.........             261.9                   55.5         (96.9)              220.5
Provision for income taxes.......              81.9                   16.1         (37.8)(i)            60.2
                                           --------               --------        ------         -----------
Income before extraordinary
  items..........................          $  180.0               $   39.4(j)     $(59.1)        $     160.3
                                           ========               ========        ======         ===========
Earnings per share before
  extraordinary items:...........
  Basic..........................                                                                $      0.77
                                                                                                 ===========
  Diluted........................                                                                $      0.77
                                                                                                 ===========
Average common shares
  outstanding -- basic...........                                                                207,942,561
Average common shares
  outstanding -- diluted.........                                                                208,601,081


   See notes to unaudited condensed combined pro forma financial statements.

                     NOTES TO UNAUDITED CONDENSED COMBINED
                         PRO FORMA FINANCIAL STATEMENTS


PRO FORMA INCOME STATEMENT ADJUSTMENTS


FOR THE YEAR ENDED MAY 1, 2002


(a) Represents a reclassification of Del Monte's special charges related to plant consolidation to cost of products sold in order to conform the presentation to that of the Heinz Businesses.

(b) Represents a net increase to expense of $1.9 million related to certain assets of the Heinz Businesses currently under synthetic lease arrangements for which the purchase option will be exercised prior to the effective time of the merger.

(c) The historical combined financial statements of the Heinz Businesses include the amortization of goodwill and other intangible assets as the Heinz Businesses have not yet adopted SFAS 142. Total amortization of goodwill and other intangible assets was $29.1 million for the fiscal year ended May 1, 2002. Goodwill and other intangible assets with indefinite lives will no longer be amortized upon the adoption of SFAS 142 by the Heinz Businesses on May 2, 2002.

(d) The adjustment to Del Monte's inventory fair value will be treated as an additional layer under the LIFO method of costing inventory. Any liquidation of such fair value adjustment will be charged to cost of products sold. Management of Del Monte is unable to determine the impact of this adjustment or when it will occur, if at all.


(e) Represents an adjustment to record the incremental periodic pension and post-retirement expense as a result of the elimination of net unrecognized actuarial gains on Del Monte's historical consolidated financial statements ($6.5 million) and an adjustment to recognize amortization of unearned compensation on unvested options held by Del Monte employees ($0.2 million).



(f) Represents annual incremental costs related to employee stay-bonuses which are earned by employees of the Heinz Businesses who remain employed by Del Monte until June 2004.



(g) Increased interest expense is based upon the following pro forma amounts of debt giving effect to the financing transactions contemplated in connection with the spin-off and the merger:



                                (IN MILLIONS)
                                -------------
Term Loan A ($250 at 6.40%)(1)(4)(5)........................       $ 16.0
Term Loan B ($500 at 6.90%)(1)(4)(5)........................         34.5
Senior Secured Notes ($300 at 7.15%)(1)(4)(5)...............         21.5
Revolving Credit Facility ($160.7 average borrowings at
  6.50%)(1)(4)(6)...........................................         10.4
Amortization of financing fees(2)...........................          4.2
Capital Market Notes ($300 at 9.25%)(3)(4)(5)...............         27.8
Adjustment to interest expense from assumed payment in full
  of amounts outstanding under existing credit facility
  ($414)....................................................        (30.5)
                                                                   ------
          Total(7)..........................................       $ 83.9
                                                                   ======


---------------


     (1) Pursuant to the proposed terms of the New Bank Facility and the Senior Secured Notes, the anticipated interest rates are as follows:



        - Term Loan A: LIBOR + 3.5%



        - Term Loan B: LIBOR + 4.0%



        - Senior Secured Notes: LIBOR + 4.25%



        - Revolving Credit Facility: LIBOR + 3.5%

                     NOTES TO UNAUDITED CONDENSED COMBINED
                 PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)

        The assumed interest rate reflects LIBOR of 2.90%, the approximate average of LIBOR in the twelve months ended March 31, 2002 for the term loans. For the Revolving Credit Facility, LIBOR of 3.35% is calculated using a weighted average of the outstanding monthly borrowings and LIBOR at each month-end, for the twelve months ended March 31, 2002.

     (2) Deferred debt issuance costs are amortized straight line over the life of the related debt. Fees, amortization expense and amortization period are as follows (dollars are in millions):


                                                               AMORTIZATION
                                                 TOTAL   -------------------------
DEFERRED DEBT ISSUANCE EXPENSE                    FEE    PERIOD (YEARS)   PER YEAR
------------------------------                   -----   --------------   --------
Revolving Credit Facility......................  $ 6.0         6            $1.0
Term Loan A....................................    4.3         6             0.7
Term Loan B....................................    8.6         8             1.1
Senior Secured Notes...........................    5.1         8.5           0.6
Capital Market Notes...........................    7.9        10             0.8
                                                 -----                      ----
     Total.....................................  $31.9                      $4.2
                                                 =====                      ====



     (3) The interest rate shown above has been assumed by Del Monte based on recent trading activity of its outstanding 9 1/4% Senior Subordinated Notes due 2011.


     (4) A change in the interest rate of one-fourth of one percent would change interest expense as follows:


                                                              FISCAL YEAR 2002
                                                              ----------------
                                                               (IN MILLIONS)
Term Loan A.................................................        $0.6
Term Loan B.................................................         1.2
Senior Secured Notes........................................         0.8
Revolving Credit Facility...................................         0.4
Capital Market Notes........................................         0.8
                                                                    ----
          Total.............................................        $3.8
                                                                    ====



     (5) It is currently anticipated that if more than $300 million in Capital Market Notes are issued, corresponding amounts of the Term Loans will be reduced. Each additional $50 million increase of Capital Market Notes and a corresponding $50 million decrease in the Term Loans would increase interest expense by $1.2 million.


     (6) Amount of borrowings is based upon the weighted average borrowings during the twelve-month period ended March 31, 2002.


     (7) If the merger is completed on or before January 15, 2003, Heinz will reduce the amount of the Heinz Businesses' debt as of the closing of the merger by up to $30 million.



(h) Represents additional interest expense resulting from preliminary fair value adjustments to discount certain of Del Monte's historical long-term liabilities ($1.4 million).



(i) Represents the income tax effect at 39% of adjustments (a) through (i).



(j) As a result of the adoption of SFAS 145 on July 1, 2002, certain prior year balances will be reclassified in prospective public filings. Under SFAS 145, gains or losses from extinguishment of debt must meet the criteria in APB Opinion No. 30 in order to be classified as extraordinary items. The

                     NOTES TO UNAUDITED CONDENSED COMBINED
                 PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)


    effect of SFAS 145 will be a reclassification of Del Monte's previously recorded extraordinary loss of $43.4 million ($26.9 million net of tax) for fiscal year 2002. This amount has not been reflected in the unaudited condensed combined pro forma financial statements for fiscal year 2002.

              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET


                                                      HISTORICAL
                                               -------------------------
                                                   HEINZ                                      PRO FORMA
                                                BUSINESSES     DEL MONTE                      DEL MONTE
                                                 JULY 31,      JUNE 30,                       JULY 31,
                                                   2002          2002        ADJUSTMENTS        2002
                                               -------------   ---------     -----------    -------------
                                                                     (IN MILLIONS)
Cash and cash equivalents....................         2.0      $   16.9       $     4.0(a)    $   22.9
Trade accounts receivable, net of
  allowances.................................       153.3         116.9           (19.2)(b)      251.0
Inventories..................................       323.7         405.4            34.5(c)       763.6
Prepaid and other current assets.............        50.2          30.6             7.1(d)        90.9
                                                                                    3.0(a)
Deferred income taxes........................         8.1          19.2            (1.3)(d)       26.0
                                                 --------      --------       ---------       --------
  Total current assets.......................       537.3         589.0            28.1        1,154.4
                                                 --------      --------       ---------       --------
Property, plant and equipment, net...........       334.4         336.6            96.3(a)       767.3
                                                                                     --(f)
Trademarks and other intangible assets,
  net........................................       263.7          56.5           350.0(c)       670.2
Goodwill.....................................       621.2            --           183.5(g)       804.7
Other noncurrent assets......................        25.6          44.4            20.9(c)       119.4
                                                                                   12.9(i)
                                                                                   15.6(a)
Deferred taxes...............................          --          43.5           (43.5)(j)         --
                                                 --------      --------       ---------       --------
  Total other assets.........................       910.5         144.4           539.4        1,594.3
                                                 --------      --------       ---------       --------
  Total assets...............................     1,782.2      $1,070.0       $   663.8        3,516.0
                                                 ========      ========       =========       ========
Short-term borrowings........................    $     --      $    0.2       $   102.3(i)    $  102.5
Current portion of long-term debt............          --           2.9             2.1(i)         5.0
Accounts payable.............................        33.2         125.4             5.0(a)       163.6
Accrued expenses.............................        52.8         116.0            (9.3)(e)      139.4
                                                                                    6.0(a)
                                                                                  (19.2)(b)
                                                                                   (6.9)(c)

Income taxes payable.........................          --          17.1              --           17.1
                                                 --------      --------       ---------       --------
  Total current liabilities..................        86.0         261.6            80.0          427.6
Long-term debt...............................          --         587.4            10.5(c)     1,658.4
                                                                                1,060.5(i)

Other noncurrent liabilities.................        20.6         189.3           (14.8)(e)      184.4
                                                                                   25.4(a)
                                                                                   (3.9)(c)
                                                                                    2.2(h)
                                                                                  (34.4)(k)
Deferred income taxes........................       116.9            --            89.0(j)       205.9
                                                 --------      --------       ---------       --------
  Total liabilities..........................       223.5       1,038.3         1,214.5        2,476.3
Common stock ($0.01 par value per share).....          --           0.5             1.6(l)         2.1
Additional paid in capital and deferred
  compensation...............................          --         401.1           636.9(m)     1,038.0
Accumulated other comprehensive income.......          --         (32.2)           32.2(m)          --
Notes from shareholders......................          --          (0.4)             --           (0.4)
H.J. Heinz Company investment................     1,558.7            --        (1,558.7)(m)         --
Accumulated deficit..........................          --        (337.3)          337.3(m)          --
                                                 --------      --------       ---------       --------
  Total stockholders' equity.................     1,558.7          31.7          (550.7)       1,039.7
                                                 --------      --------       ---------       --------
    Total liabilities and stockholders'
       equity................................     1,782.2      $1,070.0       $   663.8        3,516.0
                                                 ========      ========       =========       ========


    See notes to unaudited condensed combined proforma financial statements.

                     NOTES TO UNAUDITED CONDENSED COMBINED


                         PRO FORMA FINANCIAL STATEMENTS



PRO FORMA BALANCE SHEET ADJUSTMENTS -- AS OF JULY 31, 2002



     (a) Represents an adjustment to record certain assets that will be contributed by Heinz to the Heinz Businesses prior to the spin-off, or certain liabilities that will be assumed by Del Monte as stipulated by the Merger Agreement, but not reflected in the historical amounts, as follows:



        - Cash payments with respect to certain employee benefits, as stipulated in the Employee Benefits Agreement ($4.0 million).



        - Other amounts due from Heinz as stipulated in the Merger Agreement ($6.0 million, allocated between current portion ($3.0 million) and non-current portion ($3.0 million)).



        - The purchase of plant and equipment by the Heinz Businesses pursuant to purchase options under synthetic leases which will be exercised ($90.3 million).



        - Certain information technology assets that will be purchased by the Heinz Businesses ($6.0 million).



        - The estimated actuarially determined funded status of certain pension, other post-employment benefit and other employee benefit plans of the Heinz Businesses which are being contributed or assumed in the spin-off ($12.6 million of net noncurrent assets and $25.4 million of net noncurrent liabilities).



        - Certain estimated payables ($5.0 million) and accrued liabilities ($6.0 million), such as vacation and workers compensation, which will be assumed by Del Monte.



     (b) Represents a reclassification of certain Del Monte trade promotion allowances as an offset to the related accounts receivable in order to conform the presentation to that of the Heinz Businesses.



     (c) Represents the preliminary adjustments to record certain of Del Monte's historical net assets at their fair values. These adjustments include:



        - Adjusting inventories to their estimated fair values ($34.5 million).



        - Recording the estimated fair value of intangible assets, primarily the Del Monte trademark ($350.0 million).



        - Adjusting investments and joint ventures to their estimated fair values ($6.0 million).



        - Adjusting assets held for sale to their estimated fair values ($14.9 million).



        - Adjusting the outstanding Del Monte existing 9 1/4% Senior Subordinated Notes to their fair value at June 30, 2002 ($10.5 million).



        - Adjusting Del Monte's accruals for merger-related expenses ($26.1 million) to the amount payable at closing ($33.0 million).



        - Adjusting certain long-term liabilities of Del Monte to their fair value ($3.9 million).



     (d) Represents the tax effect of the change in the tax basis of certain assets prior to the spin-off ($5.8 million).



     (e) Represents the removal of certain liabilities incurred by the Heinz Businesses that will not be assumed by Del Monte as part of the merger, but were reflected in the historical amounts. These include:



        - Removing certain accruals related to restructuring projects which are not being assumed ($9.3 million).

                     NOTES TO UNAUDITED CONDENSED COMBINED

        - Removal of the deferred gain pursuant to leases for which the purchase options will be exercised prior to the effective time of the merger ($14.8 million).



     (f) Del Monte's property, plant and equipment is presented in the unaudited condensed combined pro forma balance sheet at its carrying value, which is estimated to approximate fair value. Formal appraisals will be performed which may result in changes to the preliminary allocation of the purchase price. Del Monte will also have formal appraisals performed to determine the fair value of its operating leases.



     (g) Represents the preliminary adjustment to record the excess of purchase price over the fair value of the net assets acquired which has been recorded as goodwill.



       For purposes of the pro forma financial statements, the purchase price of $451.3 million has been calculated as follows:



                                                              (IN MILLIONS)
52.3 million shares of Del Monte common stock outstanding at
  June 30, 2002, at an estimated price of $7.75 per share...     $ 405.3
Fair market value of options held by Del Monte employees....        21.0
Estimated Heinz Business Acquisition fees...................        25.0
                                                                 -------
Purchase Price..............................................     $ 451.3
Less:
Net assets assumed..........................................      (267.1)
Unearned compensation.......................................        (0.7)
                                                                 -------
Goodwill....................................................     $ 183.5



       The measurement date for purposes of determining the price for Del Monte common stock that will be used in the final calculation of purchase price will be the closing date of the merger. As such, it is possible that the final calculation will use a price that is different from the $7.75 per share used in the unaudited condensed combined pro forma financial statements. This would result in a difference in the amount reported on the balance sheet as goodwill. A one-dollar increase or decrease in the price of Del Monte common stock from the $7.75 per share used in the calculation of the unaudited condensed combined pro forma financial statements would result in a change in goodwill of approximately $52 million.



     (h) Represents an adjustment to record the estimated actuarially determined funded status of the Del Monte pension plans (a $2.2 million increase to other non-current liabilities).



     (i) Represents adjustments related to the issuance of the Notes and the refinancing of debt, including:



        - Recording net new debt of $1,164.9 million on the balance sheet ($102.3 million to short-term borrowings and $1,060.5 million to long-term debt, with an increase of $2.1 million to the amount recorded as current portion of long-term debt) consisting of new borrowings from Term Loans in the amount of $750.0 million, issuance of the Senior Secured Notes in the amount of $300.0 million, issuance of the Capital Market Notes in the amount of $300.0 million and borrowings under the Revolving Credit Facility of $102.3 million, offset by repayments of $290.3 million of indebtedness under Del Monte Corporation's existing bank facility.



          If the merger is completed on or before January 15, 2003, Heinz will reduce the amount of the Heinz Businesses' debt as of the closing of the merger by up to $30 million, which would result in a decrease to pro forma debt of $30 million.

                     NOTES TO UNAUDITED CONDENSED COMBINED

        - Removing Del Monte's existing debt issuance costs ($19.0 million).



        - Deferring new senior bank and note offering debt issuance costs ($31.9 million).



     (j) Represents deferred income taxes resulting from the pro forma adjustments made to the unaudited condensed combined pro forma balance sheet, including fair value adjustments made to historical Del Monte balance sheet amounts.



     (k) Represents an estimate of the adjustment to funded status as a result of the elimination of the unrecognized prior service costs and unrecognized actuarial gains for the Del Monte post-employment health and welfare plans ($34.4 million).



     (l) Reflects an adjustment to record the issuance of approximately 156 million shares of Del Monte common stock in conjunction with the merger and based upon the exchange ratio on July 31, 2002 calculated using an estimated price for Del Monte common stock of $9.27 per share.



     (m) Reflects the elimination of the historical Del Monte stockholders' equity, the recording of unearned compensation related to unvested Del Monte employee stock options and a reclassification of the Heinz investment to additional-paid-in-capital to effect the issuance of the Del Monte common stock in conjunction with the merger.

                     POST-MERGER DEL MONTE STRENGTHS AND STRATEGIES



     Upon completion of the merger, based on current market data, Del Monte will be one of the largest producers and distributors of processed fruit, vegetables, solid tomato products, tuna and private label soup in the United States. In addition, based on current market data, Del Monte will be the second largest U.S. producer of pet snacks and infant feeding products and a leading U.S. producer of pet food. Del Monte will manufacture and distribute its products under leading brand names, including Del Monte, StarKist, Kibbles 'n Bits, 9-Lives, Contadina, Pup-Peroni, Pounce, S&W, SunFresh, Nature's Goodness and College Inn. Del Monte's products will be sold by most retail grocers, supercenters, club stores and mass merchandisers throughout the United States. The merger will significantly diversify our product base and will strengthen our center store presence.



     We believe the combination of Del Monte and the Heinz Businesses represents a strategic fit due to their common center store focus, similar dynamics driving consumer and trade behavior and their ability to leverage Del Monte's sales, marketing and distribution infrastructures. Because of this strategic fit, we expect our business after the merger will continue to respond well to the initiatives developed to drive our business before the merger, including increasing operational efficiency and focused investment in new product development and trade promotion.


STRENGTHS


     We believe that after the merger, Del Monte's enhanced competitive strengths will provide it with a solid foundation for our business strategy:



     Strong Brands with High Consumer Recognition and Leading Market Shares.
Del Monte's product portfolio post-merger will complement the billion-dollar Del Monte brand with some of the best known brands and marketing icons in the U.S. food industry, including StarKist and its Charlie the Tuna and 9-Lives' and its Morris the Cat. Approximately two-thirds of Del Monte's branded sales will come from brands with #1 market shares. Del Monte products hold the #1 market share in the canned fruit, vegetable and solid tomato categories and we estimate they are currently purchased by approximately 80% of U.S. households. The Heinz Businesses will add leading brands in the tuna, pet products and infant feeding categories. StarKist is the #1 brand of tuna in the United States. Kibbles 'n Bits and 9-Lives have strong consumer brand awareness and are leading brands in their respective pet food segments while Pup-Peroni and Pounce hold the #2 and #1 market shares in the soft and chewy dog snacks and cat snacks market segments, respectively. We believe consumers equate strong brand names with superior quality and taste. As a result, leading brands are able to command a price premium over less established branded and private label competitors. In addition, we believe Del Monte's post-merger brand portfolio will provide a strong platform for new product introductions.



     Stable, Diversified Product Base. Del Monte's and the Heinz Businesses' food products are generally considered staple foods that we believe consumers purchase reasonably independent of economic cycles. Similarly, pet food products are characterized by relatively stable growth based on modest price and pet population increases. Over the past five years, sales of most of the categories in which Del Monte will participate after the merger have been relatively stable. Although tuna has experienced a slight decline in sales over the past five years, in the past year, sales on a dollar sales basis in the tuna category have grown approximately 3.8% due in part to Starkist Seafood's introduction of tuna in a pouch. The merger will further diversify our product portfolio, which should decrease our dependence on any single category as we pursue growth initiatives.

     The following charts set forth product sales by category of Del Monte for the twelve months ended March 31, 2002, and pro forma for Del Monte for the fiscal year ended May 1, 2002 (combining Del Monte sales data for the twelve months ended March 31, 2002 and the Heinz Businesses' sales data for the fiscal year ended May 1, 2002).


                      [DEL MONTE/NEW DEL MONTE PIE CHART]


     Expanded Center Store Scale and Stronger Retailer Relationships. The merger will significantly expand our center store presence. We believe the center store is vital to retailers because it consists of core, staple food items that drive traffic throughout the store. We believe our expanded presence in the center store will further strengthen our relationships with retailers, including the faster growing club stores and mass merchandisers, as competitive pressures cause them to prefer large suppliers that are able to provide consumer-favored brands, a full-line of products, comprehensive merchandising programs and national distribution networks that ensure efficient supply chain economies and continuity of supply. In general, retailers also prefer suppliers that can offer sophisticated category and inventory management programs that enable them to more effectively manage their businesses. Del Monte and the Heinz Businesses each currently manage the inventory of their respective products for customers who account for approximately 40% of their retail sales. By offering these value-added services along with an extensive sales and distribution network, we believe we will continue to differentiate ourselves from our competitors, increase shelf space devoted to our products, enhance distribution efficiencies and maintain our leading market positions.



     Innovative New Products and Packaging. We believe Del Monte will continue to be a leading product and packaging innovator after the merger, which should enable us to leverage and grow our brands. Del Monte has steadily introduced new products, including flavored diced tomatoes and tropical fruit mix. We have also increased sales through innovative packaging, including Fruit To-Go, individual fruit cups packaged in plastic for convenient on-the-go snacking, easy-to-open pull-top lids on canned products and premium fruit packed in glass. In addition, we have developed new packaging designed to appeal to club stores and mass merchandisers. The Heinz Businesses have also introduced new products and creative packaging. Innovations have driven sales growth in both the tuna and pet snacks categories. Innovative products like Nawsomes and Scooby Snacks have enabled the pet snacks division to maintain its strong market position because consumers consistently seek variety in snacks for their pets. StarKist Seafood has developed and introduced tuna in a pouch, which it is using as a platform for further product developments such as flavored tuna pouches, on-the-go meals and other convenience-oriented tuna products designed to enhance tuna's appeal. We believe these innovations have the potential to transform the commodity-based tuna category to a value-added category. Since its introduction in October 2000, the pouch has captured over a 6% market share by dollar value resulting in growth of the entire category. We expect these strong brands, supported by new products, will benefit from our planned increased media spending and promotion.


     Branded Expertise in Private Label Soup. Unlike many private label manufacturers who seek to replicate branded products at reduced costs, the soup division brings a branded management strategy to the development and promotion of private label products. The soup division provides category management services and knowledge of consumer preferences, as well as the technological resources to develop quality products that compete with branded offerings. The sophistication of the private label product offerings has positioned the division as the premier U.S. private label soup manufacturer with 76% of sales by dollar value in the U.S. private label soup category.

     Low Cost Producer. We believe Del Monte is one of the lowest cost producers of fruit, vegetable and tomato products in the United States. Beginning in fiscal 1997, Del Monte executed a five-year capital expenditure program, which significantly reduced costs through increased operational efficiency. In the past two years, the Heinz Businesses have reduced their fixed costs by selling their fishing fleet, realigning the tuna production operations by closing higher cost facilities and rationalizing the pet food production operations by consolidating production at the lowest cost locations. We intend to remain committed to maximizing supply chain efficiency.


     Experienced Management Team. Our management team has demonstrated a history of strong operating performance through disciplined execution with a continuing focus on growth. Del Monte's management also has substantial experience in integrating new businesses to achieve operational efficiencies. In addition, we expect the management and marketing skills of Del Monte will be enhanced by the addition of a strong and experienced team of managing directors from the Heinz Businesses. Del Monte's senior management team after the merger will include Richard G. Wolford, Chairman, President and Chief Executive Officer, Wesley J. Smith, Chief Operating Officer, and David L. Meyers, Executive Vice President, Administration and Chief Financial Officer, each of whom is currently serving in such position at Del Monte. Messrs. Wolford, Smith and Meyers are veteran senior managers, each with approximately 30 years of experience in the food industry. Since Del Monte's recapitalization in 1997, the Del Monte management team has executed its strategy and improved financial performance.


BUSINESS STRATEGY


     After the merger, Del Monte's business strategy will be to build on our key strengths.



     Maintain Category and Product Leadership. Del Monte's portfolio after the merger will contain category-leading businesses in processed fruit, vegetables, solid tomatoes and tuna, as well as leading brands in selected subcategories within pet food and pet snacks. We intend to build on the strengths of our well-recognized brands by continuing to adapt our core products to changing consumer preferences for convenience, taste, quality and value. We intend to extend our value-added services such as category management to include the Heinz Businesses in order to help retailers better manage their center store categories that include our products.


     Reinvest in Under-supported Brands. We believe significant opportunities exist within the pet food and tuna businesses to enhance growth, improve profitability and generate increased cash flow. Certain pet food brands and the innovative new tuna products have proven responsive to incremental investment in marketing and innovation. We intend to reinvest in these brands, which in recent years have not benefited from focused investment because they were non-strategic to Heinz. Product reformulations that negatively impacted sales also recently constrained the Heinz Businesses. We believe that additional investment in product quality and marketing behind the StarKist, Kibbles 'n Bits and 9-Lives brands will reinvigorate these brands.


     Drive Growth through Product Innovation. We intend to continue to develop new product and packaging innovations that provide consumers with additional product choices, quality and convenience. For example, we believe that the Flavor Fresh Pouch is changing the way consumers perceive tuna and that the introduction of the Tuna Creations and Lunch-To-Go products has increased usage occasions for tuna. By broadening our line of ready-to-serve soups for the private label business, we believe we can further penetrate the soup category. Our Orchard Select fruit-in-glass products have expanded our presence beyond the canned fruit aisle into the produce section of the supermarket, while our single-serve fruit in plastic packaging brings added convenience to this category. We intend to continue to apply Del Monte's research and development skills after the merger to introduce new product and packaging innovations to drive growth and gain market share.

     Successfully Integrate the Combined Businesses. We believe the combination of Del Monte and the Heinz Businesses represents a strategic fit due to their common center store focus, similar dynamics driving consumer and trade behavior and their ability to leverage Del Monte's sales, marketing and distribution infrastructures. In addition, the Heinz Businesses are discrete businesses that we believe can be effectively separated from Heinz. For the most part, their manufacturing operations have historically been, and when combined with Del Monte can remain, standalone. Our integration efforts will initially focus on Del Monte's and the Heinz Businesses' existing sales forces, broker networks and distribution networks. We will also utilize Del Monte's corporate infrastructure to support the Heinz Businesses.


     Reduce Costs and Increase Cash Flow. We intend to continue to focus on supply chain efficiency with the goal of being a low-cost, efficient producer and on increasing cash flow. We expect to be able to reduce costs by taking advantage of our increased scale and by sharing best practices across our businesses. All of Del Monte's businesses after the merger will rely on a shared services platform, which will provide finance, sales, operation, marketing and human resources support. In addition, we intend to take advantage of cost saving opportunities that may arise as a result of the integration. These opportunities may include relocating third party production to Del Monte's existing facilities to better utilize existing facilities and reduce transportation and distribution costs. We anticipate that our cost reduction initiatives and our focus on improving working capital and capital expenditure management will reduce costs and increase our cash flow generation.



     Pursue Opportunistic Acquisitions. Although our near-term focus will be on our integration with the Heinz Businesses, longer-term we will continue to pursue opportunistic acquisitions. Targeted acquisitions would build upon Del Monte's existing platform, supplement our organic growth and further enhance our leadership position in center store categories. Our focus will be on selective acquisitions in our core categories or of other branded food businesses that can leverage our distribution network in order to achieve channel expansion, category expansion and product innovation.

                              THE HEINZ BUSINESSES

OVERVIEW

     The Heinz Businesses manufacture, market and distribute branded and private-label, shelf-stable grocery products. The product portfolio includes leading brands in the tuna, pet food, infant feeding and broth market categories. The Heinz Businesses also produce private label soup. In the United States, the Heinz Businesses include the largest producer of tuna and private label soup, the second largest producer of pet snacks and infant feeding products and a leading producer of pet food. In fiscal 2002, the Heinz Businesses generated approximately $1.8 billion and $260.7 million in net sales and operating income, respectively.

     The Heinz Businesses manufacture food products with high consumer brand recognition including such leading brands as:

     - StarKist, the #1 brand of tuna;

     - Kibbles 'n Bits, the #1 brand of dry dog food in the taste-focused category and the #5 brand in the highly fragmented dry dog food category;

     - 9-Lives, the #2 canned cat food brand;

     - Pup-Peroni, the #2 soft and chewy dog snack brand;

     - Pounce, the #1 cat snack brand;

     - College Inn, the #1 brand of broth in the Northeast region and the #2 brand of broth in the United States; and

     - Nature's Goodness, the #2 infant feeding brand.


     The Heinz Businesses have not historically been operated as a single entity by Heinz and its subsidiaries. SKF Foods, which upon completion of the Contribution as described under "The Separation Agreement" on page 76 will be the parent entity of the Heinz Businesses, was incorporated in Delaware in June 2002 and has been a wholly-owned subsidiary of Heinz since that date.


PRODUCTS

     The branded and private label portfolio of the Heinz Businesses are grouped into three core food product categories:

     - Tuna, which includes ambient tuna and other ambient seafood products;

     - Pet products, which includes Heinz's pet food and pet snacks businesses in the United States and Canada and certain of Heinz's worldwide specialty pet food businesses; and

     - Soup and infant feeding, which includes Heinz's U.S. retail private label soup and retail private label gravy businesses, the U.S. "College Inn" broth business, and U.S. infant feeding business, including certain pureed foods.

     The following table sets forth, by product category, the net sales and percentage of total sales of the Heinz Businesses for fiscal 2002:

                                                                            PERCENT OF
                                                              FISCAL 2002   FISCAL 2002
                                                               NET SALES    TOTAL SALES
                                                              -----------   -----------
                                                                (DOLLARS IN MILLIONS)
Tuna........................................................   $  569.9        31.3%
Pet products................................................      935.3        51.5%
Soup and infant feeding.....................................      311.8        17.2%
                                                               --------
                                                               $1,817.0
                                                               ========

  TUNA

     The Heinz Businesses include StarKist Seafood, the largest processor and marketer of tuna in the United States with approximately 41% of the $1.1 billion U.S. retail tuna market, which is nearly double the market share of its nearest competitor. The StarKist brand is widely recognized with a 97% brand awareness level and its traditional character, Charlie the Tuna, has an 87% brand awareness level.

     StarKist Seafood produces both canned and pouch tuna products, including solid white albacore tuna, chunk white albacore tuna, chunk light tuna, tuna fillets and low-sodium and low-fat tuna. While approximately half of StarKist Seafood's tuna sales are of chunk light cans, StarKist Seafood is focusing on new product development and innovation to shift its product mix away from this commodity-like product. StarKist Seafood's product development focuses on the two key customer demands -- taste and convenience. The StarKist Flavor Fresh Pouch, introduced in October 2000 as the first pouch tuna product in the United States, satisfies both of these demands by providing fresher, firmer and better-tasting tuna in a portable and easy to open container. Consumers have responded favorably to the pouch product, with 77% likely to be repeat buyers. The pouch product commands higher retail prices, generates higher profit margins and accounts for over 6% of the total tuna category by dollar value. After a decline in sales in fiscal 2001, total tuna sales increased in fiscal 2002 in part as a result of the introduction of the pouch product. With the pouch product, StarKist Seafood is driving its growth with premium and differentiated products by expanding the tuna category beyond the commoditized canned product.

     In addition, in fiscal 2002, StarKist Seafood launched the Lunch-To-Go and Tuna Creations product lines. Lunch-To-Go incorporates tuna and crackers in a portable package, expanding the market by creating a portable single-serve meal. Tuna Creations capitalizes on the convenience of the pouch while adding flavor and variety to the traditional chunk light tuna product. Tuna Creations broadens the appeal of tuna by offering marinated tuna in a pouch in four different flavors -- Zesty Lemon Pepper, Herb and Garlic, Hickory Smoked and Sweet and Spicy.

     Tuna products compete based on their price, brand recognition, taste and convenience. Competitors include a small number of branded and private label producers. The StarKist brand primarily competes with Bumble Bee and Chicken of the Sea in the branded tuna market. The top three brands, StarKist, Bumble Bee and Chicken of the Sea, combined account for over 80% of the tuna market.

  PET PRODUCTS

     The pet products business is a leading pet food and pet snacks business in the United States with a strong presence in all major product categories. The pet products portfolio includes well-recognized national brands, as well as strong regional brands. In recent years, these brands have experienced declining sales, which the Heinz Businesses are addressing by increasing product palatability and developing taste-focused new products in innovative packaging.

     The dog food market is highly fragmented with numerous brands of dry and canned products. The management of the Heinz Businesses believes the dog food market is comprised of three sub-categories:


     - the functional, high performance category (approximately 24% of dollar value), which includes such brands as Iams and ONE;



     - the taste-focused category (approximately 18% of dollar value), which includes such brands as Kibbles 'n Bits, Gravy Train, Kibbles and Chunks, Come 'n Get It and Beneful; and



     - the general category (approximately 58% of dollar value), which includes private label and such brands as Dog Chow, Pedigree and Alpo.



Consumers frequently switch back and forth between the taste-focused and general categories. The dog food products of the Heinz Businesses led by the Kibbles 'n Bits brand, compete principally in the taste-focused category, which is comprised of dry dog food made and marketed with a focus on its appealing taste to dogs.

     The pet foods of the Heinz Businesses are primarily marketed under nationally recognized, industry leading brands. The two largest brands, 9-Lives, the #2 canned cat food brand, and Kibbles 'n Bits, the #1 dry dog food brand in the taste-focused category, are two of the best known pet foods in the United States, each with over 90% consumer awareness. 9-Lives canned cat food is associated by consumers with the widely recognizable icon Morris the Cat. Kibbles 'n Bits dog food is comprised of crunchy, moist and meaty pieces and has historically been supported by ad campaigns featuring the familiar "Kibbles 'n Bits" jingle. The Heinz Businesses also include niche dog food brands such as Gravy Train, Skippy and Reward.

     The pet snacks business enjoys strong brand equity in the fastest growing and highest margin category of the pet food industry. The Heinz Businesses have a comprehensive pet snack product portfolio, including leading brands in the soft and chewy, biscuit and cat treat categories, and have leading market shares in soft and chewy dog snacks and cat snacks, each with approximately 40% by dollar value. The portfolio of pet snack brands includes:

     - Pounce, the #1 brand of cat snack; and

     - Pup-Peroni, the #2 brand of soft and chewy dog snack.

Pounce cat snacks are comprised of both crunchy and chewy treats. Pup-Peroni dog snacks include the traditional soft and chewy treat and the new Nawsomes product, which is packaged in a plastic tennis ball container. The pet snacks businesses also include the well-established brands Snausages, Jerky Treats and Meaty Bone.

     The Heinz Businesses are focused on expanding the pet snacks category through continued product and packaging innovation and the penetration of new distribution channels, as illustrated by the recent introduction of Scooby Snacks crunchy dog treats, the innovative braided Nawsomes dog treat packaged in a tennis ball can and product placement in non-traditional locations such as check-out aisles of retailers.

     The specialty pet products category consists of pet food and pet snacks that are formulated to address specific pet health issues and dietary needs. The Heinz Businesses offer specialty pet food and pet snack products in the United States and Canada under the brands Nature's Recipe, IVD, TechniCal and MediCal. The specialty pet products business has a different customer, research and development process and distributor base than the general pet products business and is priced at a premium compared to the general pet products business.

     The mass market pet food and pet snacks products of the Heinz Businesses are distributed in substantially all grocery and pet store outlets, and the specialty pet food and pet snacks products are distributed primarily through veterinarians and specialty pet stores. The Heinz Businesses also manufacture private label pet food for a select number of retailers.

     Competition in the pet food and pet snacks categories is primarily based on taste, brand recognition, nutrition, variety and price. The Heinz Businesses face competition from branded and private-label pet food and pet snack products from companies such as Nestle, Purina Pet Care, Mars, Colgate, Doane Pet Care, Iams, a division of Procter & Gamble, and Menu.

  SOUP AND INFANT FEEDING

  Soup

     The soup business is comprised of:

     - the retail private label soup and retail private label gravy businesses; and

     - the broth business conducted under the College Inn brand.

     The Heinz Businesses include the largest producer and marketer of private label soup in the United States and the second largest overall participant in the U.S. soup category. The domestic canned soup category generated industry-wide retail sales of $3.1 billion for the 52 weeks ending July 14, 2002, according to IRI. The private label soup and College Inn broth products of the Heinz Businesses accounted for 9.3% and 2.5%, respectively, of the total soup market.


     The Heinz Businesses market and produce a broad array of private label soup products, including ready-to-serve, homestyle, chunky, condensed and broth. Since fiscal 2000, the private label soup business has exhibited strong sales growth partially through private label soup gaining share within the soup category, but principally as a result of an increase in the number of retailers using the Heinz Businesses' private label soups. The Heinz Businesses produce approximately 76% by dollar value of the U.S. private label soup market. The Heinz Businesses established this industry-leading position by creating strong relationships with retailers by providing branded expertise to grow the business through product formulation and merchandising support.


     The Heinz Businesses market broth products under the largest broth brand in the northeastern United States, College Inn. College Inn is a regional brand focused primarily in the northeastern United States and has approximately 16% of the overall U.S. broth market by dollar value. Broth products are largely used in recipes and a significant portion of sales are concentrated around major holidays such as Thanksgiving, Christmas and Easter. The Heinz Businesses market College Inn chicken, beef and vegetable broths and specialty broths, such as fat-free, low-sodium and flavored chicken and beef broths. The specialty broth products are priced at a premium compared to its other broth products and carry higher margins. The Heinz Businesses recently began selling broth products in resealable cartons, reflecting their continued commitment to innovation and convenience for the consumer.

     Soup and broth products compete on the basis of taste, variety and price. Competitors in soup include a small number of branded and private label manufacturers. The soup products compete primarily with the Campbell's and Progresso brands, which control a substantial proportion of the soup market, and College Inn broth competes primarily with Swanson.

  Infant Feeding


     The Heinz Businesses include the second largest producer and marketer of non-formula, infant feeding products in the United States, with 16.4% of the approximately $900 million retail market. The Heinz Businesses market prepared and dried foods under the Heinz Nature's Goodness brand.


     The U.S. infant feeding market is led by Gerber, which has approximately a 72% share of the non-formula, infant feeding products market. Most retailers choose to stock two brands of infant feeding products, typically Gerber and one of the two other large national brands, Nature's Goodness or Beech-Nut.

     Nature's Goodness baby food is aimed at three different stages of infant development: beginner foods, combination-ingredient foods and toddler meals. The entries of the Heinz Businesses in the beginner category include a wide variety of single-ingredient processed baby cereals, fruits, vegetables and juices marketed under the Nature's Goodness Step One brand. These Step One products are easy to swallow and digest and, accordingly, are recommended to be a baby's first non-milk or non-formula foods. The combination-ingredient category includes meats, dinners and desserts, in addition to those foods offered in the Step One line. These products are marketed under the Nature's Goodness Step Two and Step Three brands, which are formulated for infants between the ages of six to 12 months. Step Two and Step Three products contain more texture, are packed in larger jars and are offered in more varieties than the Step One line. The toddler meals category offers infant feeding products that resemble adult-style meals. These products are marketed under the Nature's Goodness Step Four brand and are targeted for toddlers from the age of one year.


     Infant feeding products compete on the basis of brand recognition, price, taste and variety. The Nature's Goodness brand competes primarily with branded products in the processed infant feeding categories, principally with the Gerber and Beech-Nut brands.

SALES AND MARKETING

     The management of the Heinz Businesses believes that a focused and consistent marketing strategy is critical to the successful merchandising and growth of its brands. Advertising is a key component of this marketing strategy. The Heinz Businesses have built brand equity with ad campaigns featuring catchy jingles and slogans and by associating their products with such household names as Charlie the Tuna and Morris the Cat. The Heinz Businesses also invest in consumer promotions to stimulate demand for their products, including targeted couponing to generate trial usage and increase purchase frequency. The trade promotions focus on obtaining retail display support, achieving key price points and securing retail shelf space.

     The products of the Heinz Businesses are sold through Heinz's sales force and through independent brokers, agents and distributors to supermarket chains, club stores, wholesalers, cooperative and independent grocery accounts, pharmacies, mass merchandisers, veterinarians and pet stores. The Heinz Businesses have utilized specific teams for their seven top customers with business specific members on each team, plus regional organizations for each line of business. Brokers have been utilized to supplement customer management for the teams, and handle the bulk of account calls, with direct sales supervision, for the smaller regional customers. Brokers have historically handled all retail services.

     The following were the top ten U.S. customers of the Heinz Businesses, in alphabetical order, based on net sales in fiscal 2002:

- Ahold, USA                           - PETsMART, Inc.
- Albertson's, Inc.                    - Safeway Inc.
- Fleming Companies, Inc.              - SuperValu, Inc.
- Food Lion                            - Wal-Mart Stores, Inc.
- Kroger Co.                           - Winn Dixie Stores, Inc.

     For fiscal 2002, one customer, Wal-Mart Stores, Inc., represented more than 10% of net sales, and the top ten customers represented over 50% of the net sales of the Heinz Businesses.

RESEARCH AND DEVELOPMENT

     The Heinz Businesses operate two research and development facilities to develop products and conduct research in a number of areas related to the business. These technology facilities employ scientists, engineers and researchers and are equipped with pilot shops and test kitchens. The management of the Heinz Businesses believes that the research and development capabilities of the Heinz Businesses are a core part of their business strategy to drive product and packaging innovation, improve product quality and further differentiate their brands from competing products. The Heinz Businesses regularly test their products with consumers to ensure that they are providing tasty and satisfying, high quality products.

SUPPLY

     The Heinz Businesses manufacture their products from a wide variety of raw materials. Pre-season contracts are made with farmers for a portion of the fruit and vegetable requirements. Dairy products, meat, meat by-products, other proteins, sugar, spices, grains, flour and certain other fruits and vegetables are generally purchased on the open market. The cost of raw materials used by the Heinz Businesses may fluctuate due to weather conditions, government regulations, economic climate or other unforeseen circumstances. The Heinz Businesses manage exposure to changes in the commodities markets as considered necessary by hedging certain ingredient requirements such as soybean meal, corn or wheat. Because requirements for the manufacture of infant foods, soup and broth include fresh fruits and vegetables, seasonal factors and crop conditions can affect the business. However, the management of the Heinz Businesses believes that the geographic diversity of the plant locations of the Heinz Businesses and the improved methods for the transportation of fresh produce mitigates the risk that adverse crop conditions in any one area will adversely affect their ability to obtain their overall raw material requirements.

     StarKist Seafood's tuna supply is obtained through spot and term contracts directly with tuna vessel owners and cooperatives in both the Western Tropical Pacific and the Eastern Tropical Pacific and by brokered transactions. Tuna inventory is managed to reduce the impact of tuna prices on results of operations. Historically, lower tuna prices have decreased StarKist Seafood's profitability while higher prices have increased profitability.

     A majority of the metal food can requirements at the production facilities of the Heinz Businesses are supplied by Impress Metal Packaging Holdings, B.V. under a 10-year supply agreement that expires in 2010.

PRODUCTION AND DISTRIBUTION

     The products of the Heinz Businesses are manufactured and packaged to provide wholesome foods for the consumer. Ingredients are carefully selected, washed, trimmed, inspected and passed on to modern factory kitchens where they are processed, after which the finished product is filled automatically into containers of glass, metal, plastic, paper or fiberboard. The containers are then closed, processed, labeled and cased for market. Finished products are processed by sterilization, homogenization, drying, baking or extruding. Certain finished products and seasonal raw materials are aseptically packed into sterile containers after in-line sterilization. Although crops constituting some of the raw food ingredients are harvested on a seasonal basis, most of the products of the Heinz Businesses are produced throughout the year.

     The following table lists the production and distribution facilities of the Heinz Businesses:


LOCATION                               OWNED/LEASED                   PRIMARY PRODUCT LINE
--------                               ------------                   --------------------
Production Facilities

Pittsburgh, PA                            Owned                Private label soup; infant feeding
Bloomsburg, PA                            Owned                Canned pet food
Lawrence, KS                              Owned                Dry pet food
Topeka, KS                                Owned                Dry pet food and pet snacks
Elmira, Ontario, Canada                   Owned                Dry pet food
Pago Pago, American Samoa              Owned/Leased            Tuna

Distribution Facilities

Mechanicsburg, PA                         Leased               Tuna
Pittsburgh, PA                         Owned/Leased            Private label soup; infant feeding
Jacksonville, FL                          Leased               Tuna and pet food
Carrollton, TX                            Leased               Tuna and pet food
Kankakee, IL                              Leased               Tuna and pet food
Independence, MO                          Leased               Tuna and pet food
Fontana, CA                               Leased               Tuna and pet food
Terminal Island, CA                       Leased               Tuna and pet food
Cambridge, Ontario, Canada                Leased               Pet food
Elmira, Ontario, Canada                   Leased               Pet food
Guelph, Ontario, Canada                   Leased               Pet food
Inmaconsa, Ecuador                        Leased               Tuna
Guayaquil, Ecuador                        Leased               Tuna
Manta, Ecuador                            Owned                Tuna



The number of production and distribution facilities was reduced in connection with Operations Excel and Streamline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Heinz
Businesses -- Special Items" on page 105 for more information.

     The management of the Heinz Businesses believes that the food processing plants and principal properties are generally satisfactory for the purposes for which they are being utilized. Co-packers are used to produce select products.

     Historically, the infant feeding and soup and broth products have been distributed via Heinz's distribution network. The tuna and pet products businesses currently operate their own distribution systems.

COMPETITION


     The Heinz Businesses' products are sold under highly competitive conditions, with many large and small competitors. The management of the Heinz Businesses regards their principal competition to be other manufacturers of processed foods, including branded and private label products, that compete for consumer preference, distribution, shelf space and merchandising support. The Heinz Businesses compete primarily on the basis of brand recognition, price, product quality, taste, nutrition, variety and convenience. A number of the competitors have broader product lines, substantially greater financial and other resources available to them, lower fixed costs and/or longer operating histories. See "Risk Factors -- Risks Relating to Del Monte's Business After the Merger -- If Del Monte does not compete successfully in the competitive food and pet food industries, its business and revenues may be adversely affected" and "The Heinz Businesses -- Products".


INTELLECTUAL PROPERTY


     Most of the brand name food products of the Heinz Businesses are protected by registered trademarks, including the marks StarKist, Kibbles 'n Bits, 9-Lives, Pup-Peroni, Pounce, College Inn and Nature's Goodness. These brand names and trademarks are important to the businesses, and the Heinz Businesses vigorously pursue apparent infringements. These brand names and trademarks are owned by SKF Foods for use by the Heinz Businesses in the countries where the Heinz Businesses sell such branded products. The brand names and trademarks with respect to these products are owned by Heinz in the countries, if any, where Heinz, and not the Heinz Businesses, sell these products. The numerous trademarks of the Heinz Businesses have been registered in the United States and throughout the world where the products of the Heinz Businesses are sold. The current registrations of these trademarks are effective for varying periods of time. These trademarks may be renewed periodically, provided that the Heinz Businesses, as the registered owner, or their licensees comply with all applicable renewal requirements including the continued use of the trademarks in connection with similar goods.


     The Heinz Businesses have participated in the development of certain food processing equipment, some of which is patented. The management of the Heinz Businesses regards these patents as important but does not consider any one or group of them to be materially important to the business as a whole.


     Under the terms of the Separation Agreement and the Trademark License Agreement, SKF Foods will receive, after the effective time of the merger, an eighteen-month license to use the Heinz trademark on Nature's Goodness infant feeding products and except as specifically set forth in the Trademark License Agreement, a 180-day license to use any other trademark that includes the name "Heinz" or any brand of the Heinz group on, without limitation, exterior signs, letterhead, labels or packaging.


     The Heinz Businesses license, for use on pet snacks, the Scooby trademark from Warner Bros. Consumer Products, a division of Time Warner Entertainment Company, L.P.

EMPLOYEES

     Approximately 5,650 Heinz employees are currently expected to join the Heinz Businesses as part of the spin-off. Of those employees, approximately 1,330 are represented by labor unions. Approximately 880 are salaried employees and approximately 4,720 are hourly employees. Almost all of the employees are full-time workers. The management of the Heinz Businesses believes that they generally have good relations with their employees.

     The Heinz Businesses have nine collective bargaining agreements with seven union locals covering approximately 1,330 hourly employees. Of these employees, none are under agreements that will expire during the remainder of calendar 2002. Four collective bargaining agreements expire in calendar 2003 and three expire in calendar 2004.


GOVERNMENT REGULATION

     The factories of the Heinz Businesses are subject to inspections by various governmental agencies, including the United States Department of Agriculture and the Occupational Safety and Health Administration. The products must comply with all applicable laws and regulations, including food and drug laws, of the jurisdictions in which they are manufactured and marketed, such as the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the Federal Fair Packaging and Labeling Act of 1966, as amended. The Heinz Businesses seek to comply at all times with all of these laws and regulations.

     The Marine Mammal Protection Act of 1972 and the regulations thereunder regulate the incidental taking of dolphin in the course of fishing for yellowfin tuna in the eastern tropical Pacific Ocean, where a portion of StarKist Seafood's light-meat tuna is caught. In 1990, StarKist Seafood voluntarily adopted a worldwide policy of refusal to purchase tuna caught in the eastern tropical Pacific Ocean through the intentional encirclement of dolphin by purse seine nets and reaffirmed its policy of not purchasing tuna caught anywhere using gill nets or drift nets. Also in 1990, the Dolphin Protection Consumer Information Act was enacted which regulates the labeling of tuna products as "dolphin safe" and bans the importation of tuna caught using high seas drift nets. The Marine Mammal Protection Act was amended in 1992 to further regulate tuna fishing methods which involve marine mammals. Compliance with these laws and regulations and StarKist Seafood's voluntary policy has not had, and is not expected to have, a material adverse effect on the Heinz Businesses' operations or financial condition. Congress passed the International Dolphin Conservation Program Act in 1997. It modified the regulation of the incidental taking of dolphins in the course of fishing for yellowfin tuna in the eastern tropical Pacific Ocean and revised the definition of "dolphin safe". Despite the passage of the International Dolphin Conservation Program Act, StarKist Seafood remains committed to the more dolphin-friendly standards of the Marine Mammal Protection Act. Revision of the definition of "dolphin safe" and modification of the regulation of the incidental taking of dolphins in the course of fishing for yellowfin tuna in the eastern tropical Pacific Ocean have not had, and management of the Heinz Businesses does not expect them to have, a material adverse effect on the Heinz Businesses' operations or financial condition.

ENVIRONMENTAL

     The Heinz Businesses are subject to various federal, state, local and foreign laws and regulations. The Heinz Businesses seek to comply at all times with all of these laws and regulations.

     Outside the United States, the Heinz Businesses are subject to applicable multi-national, national and local environmental laws and regulations in the host countries in which they do business. The Heinz Businesses have specific programs across their international business units designed to meet compliance requirements in the environmental area.

     Compliance with the provisions of national, state and local environmental laws and regulations has not had a material effect upon the Heinz Businesses' capital expenditures, earnings or competitive position. Management of the Heinz Businesses does not expect the estimated capital expenditures of the Heinz Businesses for environmental control facilities for the remainder of fiscal 2003 and the succeeding fiscal year to materially affect either the Heinz Businesses' earnings or competitive position.

LEGAL PROCEEDINGS

     The Heinz Businesses are parties to a variety of legal proceedings arising out of the normal course of business, including claims with respect to product liability, trademark and patent infringement, worker's compensation and other general liability. The management of the Heinz Businesses believes that they have valid defenses, and they are vigorously defending all of the litigation pending against them. While the results of litigation cannot be predicted with certainty, the Heinz Businesses' management believes that the final outcome of these proceedings will not have a material adverse effect on its results of operations or financial position.

                             THE DEL MONTE BUSINESS



OVERVIEW



     Del Monte manufactures and distributes premium quality, nutritious food products and is one of the largest producers and distributors of processed vegetables, fruit and tomato products in the United States. Del Monte's products are sold under the Del Monte, Contadina, S&W and other brand names. The Del Monte brand was introduced in 1892, and Del Monte believes it is one of the best known brands for processed food products in the United States. Del Monte estimates that its branded products are purchased by approximately 80% of U.S. households. Through strategic acquisitions, Del Monte has expanded its product offerings, strengthened its penetration of grocery chains, club stores, supercenters and mass merchandisers, improved market share, increased international sales opportunities and leveraged its low-cost manufacturing capabilities.



     During fiscal 2002, Del Monte generated approximately $1.3 billion in net sales and Del Monte was the brand leader in its three core categories:



     - Processed vegetables -- 22.8% U.S. market share, larger than the market shares of its four largest branded competitors combined;



     - Processed fruit -- 43.2% U.S. market share, larger than the market shares of all other branded competitors combined; and



     - Solid tomato products -- 21.3% U.S. market share, the largest branded marketer in the solid tomato category.



     As the brand leader in its core categories, Del Monte has a full-line, multi-category presence that Del Monte believes provides it with a substantial competitive advantage in selling to the retail grocery industry. Del Monte sells its products primarily through grocery chains, club stores, supercenters and mass merchandisers. Sales through these channels accounted for approximately 78.6% of Del Monte's fiscal 2002 sales. Del Monte believes that club stores, supercenters and mass merchandisers, such as Wal-Mart, Sam's and Costco, are the fastest growing channels of retail distribution. Del Monte's long-term relationships with its customers allow them to rely on Del Monte's continuity of supply and value-added services, such as its category and inventory management programs, which in turn enable these customers to more effectively manage their inventory and business.



     Del Monte Corporation was incorporated under the laws of the State of New York in 1978. Del Monte, then known as DMPF Holdings Corp., was incorporated under the laws of the State of Maryland in 1989, renamed Del Monte in December 1991, and was reincorporated under the laws of the State of Delaware in 1998. Each of Del Monte Corporation and Del Monte maintains its principal executive office at One Market @ The Landmark, San Francisco, California 94105. Del Monte's telephone number is (415) 247-3000 and its website is www.delmonte.com.



THE INDUSTRY



     The United States processed food industry is generally characterized by relatively stable growth based on modest price and population increases. Del Monte believes that fundamentals for the overall packaged food industry are favorable since these products are generally considered to be staple items purchased by consumers. While consumption growth is predicted to be modest in the United States, Del Monte believes that certain product segments that address changing consumer needs, such as the healthy snacking and packaged produce market segments, offer opportunities for faster growth.



     Food producers have been impacted by two key trends affecting their retail customers: consolidation and increased competitive pressures. Retailers are rationalizing costs in an effort to improve profitability. In addition, more traditional grocers have experienced increasing competition from rapidly growing club stores, supercenters and mass merchandisers, which offer every-day low prices. This competitive pressure has further focused retailers on increasing supply-chain efficiencies and decreasing working capital requirements. In addition, club stores, supercenters and mass merchandisers generally offer a private label store brand in addition to offering the number one and number two national or regional brands in different product categories. Sustaining strong relationships with retailers has become a critical success factor for food companies and is driving initiatives such as category and inventory management. Food companies that offer such value-added services have been able to increase shelf space, maximize distribution efficiencies, further strengthen their relationships with retailers and maintain their leadership positions.



     Although consumer consumption for certain processed food categories has historically been relatively stable, over the last few years retailers generally sold more products from their inventory and decreased purchases from food producers in an effort to reduce their inventory levels. As a result, many food producers experienced reduced shipment volumes as trade customers reduced their inventory levels, which adversely affected sales, operating margins, cash flow and working capital requirements of the food producers.



     Branded food manufacturers typically establish pricing and lead innovation in the processed food categories in which Del Monte competes. However, based on statistical information compiled by ACNielsen, private label products collectively have the largest market shares in the vegetable and solid tomato categories. The aggregate market share of the private label segment has remained relatively stable over the past several years in each of its principal product categories. Del Monte believes that the private label segment has historically been fragmented among regional vegetable and tomato producers seeking to compete principally based on price. Private label products as a group represented 45.1%, 40.2% and 31.5% of processed vegetable; major fruit, which includes cling peaches, pears and fruit cocktail/mixed fruit; and solid tomato product sales, respectively, in fiscal 2002.



COMPANY PRODUCTS



     Del Monte has a full-line, multi-category presence with products in four processed food categories:



     - Vegetables -- core and specialty vegetables;



     - Fruit -- major, specialty, single-serve, fruit-in-glass and pineapple;



     - Tomato products -- solid tomato products and paste-based products; and



     - Specialty products -- beans and pickles.

     The following table sets forth Del Monte's total net sales, expressed in dollar amounts and as percentages of Del Monte's total net sales, for the periods indicated:



                                                                   YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                  (DOLLARS IN MILLIONS)
NET SALES:(A)
Processed vegetables(b).....................................  $  434.0   $  418.6   $  402.8
Processed fruit(b)..........................................     546.6      548.8      498.1
Tomato and Specialty products(b)............................     326.0      309.2      302.4
  Subtotal domestic.........................................   1,306.6    1,276.6    1,203.3
South America...............................................      16.1       15.2       12.0
Intercompany sales..........................................      (0.3)      (0.4)      (0.5)
  Total net sales...........................................  $1,322.4   $1,291.4   $1,214.8
AS A PERCENTAGE OF NET SALES:
Processed vegetables(b).....................................      32.8%      32.4%      33.1%
Processed fruit(b)..........................................      41.3       42.5       41.0
Tomato and Specialty products(b)............................      24.7       23.9       24.9
  Subtotal domestic.........................................      98.8       98.8       99.0
South America...............................................       1.2        1.2        1.0
Intercompany sales..........................................        --         --         --
  Total.....................................................     100.0%     100.0%     100.0%


---------------


(a) On July 1, 2001, Del Monte adopted EITF 00-14 and EITF 00-25 (codified by EITF 01-9), which required certain costs related to coupon redemption and performance allowances previously recorded as selling, administrative and general expense in Del Monte's historical consolidated financial statements to be reclassified and presented as a reduction to sales. Financial statements for prior periods presented for comparative purposes are also required to be reclassified to comply with the statement of income display of EITF 01-9. As a result, total costs of $220.6 million and $247.3 million, for the years ended June 30, 2001 and 2000, respectively, recorded as selling, general and administrative in Del Monte's consolidated statements of income were reclassified and presented as a reduction to sales included in this table.



(b) Includes sales of the entire product line across each channel of distribution, including sales to grocery chains, club stores, supercenters, mass merchandisers and other grocery retailers, as well as Del Monte's food service, food ingredients, export and private label businesses and military and government sales.



     Del Monte competes on the basis of providing quality products to consumers as well as value-added services, such as category and inventory management services, to grocery retailers.



  VEGETABLES



     Del Monte is the number one branded producer of processed vegetables in the United States. Del Monte's 22.8% U.S. market share in fiscal 2002 was larger than the market shares of its four largest branded competitors combined.



     Del Monte views the processed retail vegetable market as consisting of two distinct categories:



     - Core vegetables; and



     - Specialty.



     Del Monte believes that the domestic processed vegetable industry is a mature category characterized by high household penetration. Del Monte sells its core and specialty vegetable products under the Del Monte and S&W brands, as well as private label to key customers.

     The core vegetable category includes cut green beans, French-style green beans, whole kernel and cream-style corn, peas, mixed vegetables, spinach, carrots and potatoes. Del Monte offers a no-salt product line across most of its core varieties. Del Monte's core vegetable products are distributed in substantially all retail grocery outlets, while S&W products are sold primarily in the western United States. In fiscal 2002, Del Monte held U.S. market shares of 25.2% in green beans, 22.6% in corn and 19.7% in peas.



     The specialty category includes asparagus, lima beans, wax beans, zucchini and seasoned corn products. Del Monte is one of the branded market share leaders in the specialty category. Many of Del Monte's specialty vegetable products are enhanced with flavors and seasonings, such as its zucchini in tomato sauce and Fiesta corn, which is made with red and green peppers. By creating value-added products, Del Monte is able to price its specialty vegetables at a premium compared to its other vegetable products, which enables it to realize higher margins.



     Del Monte's vegetable products are sold in 14 to 15 ounce sizes, as well as in smaller can sizes known as buffet products, and larger sizes, known as family size. The buffet sizes have pull-top lids that can be opened without a can opener. Del Monte also produces six, eight and twelve can multi-packs, primarily sold to its club store, supercenters and mass merchandiser customers.



     Competitors in processed vegetables include branded and private label vegetable processors. Private label products taken as a whole command the largest share of the processed vegetable market, but their market share has remained relatively stable over the past decade. Del Monte's primary branded competitors in the market include Green Giant nationally, and regional brands such as Freshlike, Stokely and Libby's. Del Monte believes that one of its competitive advantages in the processed vegetable category derives from its proprietary seed varieties. For example, Del Monte believes that its "Del Monte Blue Lake Green Bean" variety delivers higher yields and recovery than green bean varieties used by its competitors. In fiscal 2002, Del Monte's vegetable products enjoyed an average premium of $0.22 (44.0%) per item over private label products.



     Del Monte purchases raw product from approximately 700 vegetable growers located primarily in Wisconsin, Illinois, Minnesota, Washington and Texas.



  FRUIT



     Del Monte is the largest branded marketer of fruit processed in the United States. Del Monte currently competes in five distinct industry categories:



     - Major fruit;



     - Single-serve fruit products;



     - Specialty fruit;



     - Fruit-in-glass; and



     - Pineapple.



     Del Monte is the branded market share leader in the processed fruit category with 43.2% market share in fiscal 2002. With single-serve plastic cups and multi-serve glass packaging, Del Monte has expanded its fruit products beyond its traditional canned product lines. Del Monte believes the domestic processed fruit industry is a mature category characterized by high household penetration. Del Monte sells its fruit products under the Del Monte, S&W and SunFresh brands.



     Major fruit includes cling peaches, pears and fruit cocktail/mixed fruit. Del Monte is the branded market share leader in the major fruit category with 41.3% market share in fiscal 2002. Del Monte's major fruit products are offered in can sizes ranging from 15 to 30 ounces.



     Single-serve fruit has been a substantial sales growth area for Del Monte. In single-serve diced fruit products, such as peaches, pears and mixed fruit, Del Monte has a 51.3% U.S. market share. Del Monte sells its single-serve products under the Fruit Cup, Fruit To-Go and Fruit Naturals brands.


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


     Del Monte is the leading brand in specialty fruit products, which include apricots, freestone and spiced peaches, mandarin oranges, cherries, grapefruit and other citrus fruit, and tropical mixed fruit. Specialty fruits are higher margin, lower volume "niche" items, which benefit from Del Monte and S&W brand recognition. Through its SunFresh brand, Del Monte has extended its specialty fruit product line into processed grapefruit and other citrus and tropical fruits.



     Del Monte is the leading marketer of fruit-in-glass products under its Orchard Select and SunFresh brands. Orchard Select is a premium fruit product packaged in glass primarily sold in the produce section of the grocery store. Orchard Select products include peaches, pears, mixed fruit and apricots. The SunFresh brand is targeted towards the breakfast food market. SunFresh products include grapefruit and other citrus, mango, papaya and mixed tropical fruit.



     Del Monte is the second leading brand of processed pineapple in the United States with a 11.9% market share in fiscal 2002. Del Monte's retail pineapple line consists of sliced, chunk, tidbits, crushed and juice products in a variety of container sizes. Del Monte also sells a significant amount of its pineapple products through the foodservice and food ingredients channels.



     The fruit industry's highest sales volume is in the 15 to 16 ounce can size, in which Del Monte commanded an average $0.19 (19.8%) per item premium over private label products in fiscal 2002. Del Monte faces competition from private label and branded competitors including Signature Fruit Company, Pacific Coast Producers (a grower cooperative), and Dole.



     Del Monte purchases raw product from approximately 500 fruit growers located in California, Oregon and Washington. Del Monte sources the majority of its pineapple requirements from its former subsidiary, Del Monte Philippines, under a long-term supply agreement. The agreement provides pricing based on fixed margins.



  TOMATO PRODUCTS



     Del Monte is the largest branded marketer in the solid tomato category with a U.S. market share of 21.3% in fiscal 2002. Del Monte sells its tomato products under the Del Monte, Contadina and S&W brand names.



     The processed tomato category can be separated into two distinct product categories, which differ widely in terms of profitability, price sensitivity and growth potential:



     - Solid tomatoes; and



     - Paste-based tomato products.



     Processed solid tomato products include stewed, crushed, diced, chunky, wedges and puree products. It is the fastest growing category of its tomato business and generally has higher margins than paste-based tomato products. During fiscal 2002, Del Monte's solid tomato products enjoyed an average premium of $0.34 (52.2%) per item over private label products.



     Del Monte believes that the diced tomato subcategory (which also includes chunky tomatoes and tomato wedges) has been growing at a substantially greater rate than the solid tomato category as a whole, as consumer preferences have trended toward more convenient cut and seasoned tomato products for meal preparation. The solid tomato category now includes value-added items, such as flavored and petite diced tomato products. Del Monte believes that there is opportunity to increase sales of solid tomato products through line extensions that capitalize on its manufacturing and marketing expertise.



     The paste-based tomato category includes ketchup, tomato sauce, tomato paste and spaghetti and pizza sauces. Del Monte markets certain products under the Del Monte brand name using a "niche" marketing strategy targeted toward value-conscious consumers seeking a branded, high quality product. Del Monte also markets certain products under the Contadina brand name, which is an established national brand for Italian-style tomato products. The Contadina brand also targets the food service tomato market, including small restaurants that use Contadina brand products such as finished spaghetti and pasta sauces.



     Del Monte faces competition in the tomato product category from brand name competitors including ConAgra's Hunt's and Rotel in the solid tomato and paste categories; Heinz and ConAgra's Hunt's in the ketchup subcategory; Campbell Soup's Prego, Unilever's Ragu, and Hunt's in the spaghetti sauce subcategory. In addition, Del Monte faces competition from private label products in all major categories.



     Del Monte purchases raw product from approximately 20 tomato growers located in California, where approximately 90% of domestic tomatoes for processing are grown.



  SPECIALTY PRODUCTS



     Through the S&W brand, Del Monte markets a line of specialty products including flavored and unflavored variety beans (which include kidney, black, garbanzo and chili beans) and baked beans (a significant part of the larger beans with meat category). The S&W bean business is primarily a western U.S. business, with estimated shares in these markets of 23.0% in variety beans and 1.6% in beans with meat in fiscal 2002. In addition, Del Monte sells Del Monte branded pickles in the western United States.



SALES, MARKETING AND VALUE-ADDED SERVICES



  SALES AND MARKETING



     Del Monte sells its retail grocery products at the market level through independent retail brokers managed by its sales managers, and through an in-house, or direct, sales force for most club stores, supercenters and mass merchandisers. Retail brokers are independent, commissioned sales organizations which represent multiple manufacturers. During fiscal 2002, sales to these grocery customers accounted for 55.3% of its total net sales. In June 2001, Del Monte appointed Advantage Sales and Marketing ("Advantage") to act as a single national retail grocery broker representing its products. Del Monte pays commissions to Advantage based on a percentage of sales. Advantage represents Del Monte to a broad range of grocery retailers and selected club stores. Advantage represented Del Monte on approximately 56.0% of its total net sales in fiscal 2002.



     Del Monte's club store, supercenter and mass merchandiser sales force calls on these customers, which include Wal-Mart, Sam's, BJ's and Target, directly (non-brokered) and is responsible for the development and implementation of sales programs for non-grocery channels of distribution. During fiscal 2002, this channel accounted for 23.3% of its total net sales. Del Monte sells to other channels, which include foodservice, food ingredients, private label and military through both its direct sales force and brokers. During fiscal 2002, these sales accounted for 21.4% of its total net sales.



     Del Monte believes that a focused and consistent marketing strategy is critical to the growth of its business. Del Monte's marketing function includes new product development, pricing strategy, consumer promotion, advertising, publicity and package design. Del Monte uses consumer advertising, together with trade spending, to support awareness of new items and initial trial by consumers and to build recognition of the Del Monte, Contadina, S&W and SunFresh brand names.



  VALUE-ADDED SERVICES



     Del Monte's category management software is designed to assist customers in managing an entire product category, including other branded and private label products in the same category. Customers using Del Monte's category management services are able to more rapidly identify sales levels for various product categories so as to achieve an optimal product mix. Del Monte believes that utilization of these category management tools has contributed to increased shelf presence for Del Monte's products, relative to those of its competitors.



     Del Monte also offers vendor managed inventory services which enable its customers to optimize their inventory requirements while maintaining their ability to service consumers. Del Monte manages the


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


inventory of its products for customers who account for approximately 40% of its retail sales, or approximately 34% of its total sales. The services Del Monte provides include proprietary inventory management software that analyzes market trends to determine optimal inventory levels, and the human resources necessary to implement the software to maintain optimal inventory and service levels. Del Monte believes providing these value-added services will continue to enhance its relationships with its retail customers and will continue to help drive its long-term sales growth and competitiveness.



FOREIGN SALES AND OPERATIONS



  EXPORT MARKETS



     The following table sets forth U.S. net sales to export markets by geographic region:



                                                               YEAR ENDED JUNE 30,
                                                              ---------------------
                                                              2002    2001    2000
                                                              -----   -----   -----
                                                                  (IN MILLIONS)
Asia........................................................  $26.0   $19.6   $17.6
South America...............................................   23.6    27.6    23.0
Mexico, Central America, the Caribbean and other
  countries.................................................    9.6     8.7    10.2
Total net sales to export markets...........................  $59.2   $55.9   $50.8



     Del Monte sells its products in Asia to U.S. exporters for distribution in Asia, to Asian based distributors, licensees and Del Monte Philippines. Net sales to South America relate to sales to U.S. exporters for distribution in South America. Net sales to Mexico, Central America, the Caribbean and other countries are made to licensees and U.S. exporters.



  FOREIGN OPERATIONS



     In South America, Del Monte operates a food processing plant and has subsidiaries in Venezuela, Columbia, Ecuador and Peru. Del Monte purchases raw product, primarily vegetables, from approximately 12 growers in Venezuela. Any remaining raw product requirements are obtained through the open market. Del Monte's products in Venezuela are sold through seven local distributors. In Columbia, Ecuador and Peru, its products are sold through one national distributor in each country.



CUSTOMERS



     Del Monte's products are carried by most food retailers in the U.S., and Del Monte has developed strong, long-term relationships with all major participants in the retail grocery trade. Del Monte's 15 largest customers during fiscal 2002 represented approximately 61% of its sales, with sales to one customer, Wal-Mart Stores, Inc., representing approximately 18% of sales.These top 15 customers have all been customers for at least ten years and, in some cases, for 20 years or more. In recent years, there has been significant consolidation in the grocery industry through acquisitions. Del Monte has sought to establish and strengthen its alliances with key customers by offering them sophisticated proprietary software applications to assist in managing their inventories. These customers increasingly rely on sophisticated manufacturers, such as Del Monte, as they become more diverse through consolidations.



SUPPLY



     Del Monte owns virtually no agricultural land. Each year, Del Monte buys over one million tons of fresh vegetables, fruit and tomatoes under approximately 2,500 contracts with individual growers and cooperatives located primarily in the United States. No supplier accounts for more than 5% of Del Monte's total raw product requirements, and Del Monte does not consider its relationship with any particular raw product supplier to be material to its operations. Like other vegetable, fruit and tomato product processors, Del Monte is subject to market-wide raw product price fluctuations resulting from seasonal or other factors, however, historically these fluctuations have been negligible. Del Monte has maintained long-term relationships with growers to help ensure a consistent supply of raw product.

     Del Monte purchases raw product from approximately 700 vegetable growers located primarily in Wisconsin, Illinois, Minnesota, Washington and Texas. Del Monte provides the growers with planting schedules, seed, insecticide management, harvesting and hauling capabilities and actively participate in agricultural management and quality control with respect to all sources of supply. Del Monte's vegetable supply contracts are generally for a one-year term and require delivery from contracted acreage with specified quality. Prices are negotiated annually. In addition, its green beans are grown primarily on irrigated fields, which facilitates production of high quality, uniformly-sized beans.



     Del Monte's fruit and tomato growers are located primarily in California. Pear and cherry growers are also located in Oregon and Washington. Del Monte's fruit supply contracts range from one to ten years. Prices are generally negotiated with grower associations and are reset each year. Contracts to purchase yellow cling peaches generally require Del Monte to purchase all of the fruit produced by a particular orchard or block of trees. Contracts for other fruits require delivery of specified quantities each year. Del Monte actively participates in agricultural management, agricultural practices, quality control and ensure compliance with all pesticide/herbicide regulations.



     In conjunction with the acquisition of the rights to the SunFresh brand citrus and tropical fruits line of the UniMark Group, Inc. ("UniMark") in fiscal 2001, Del Monte executed a five-year supply agreement under which a UniMark affiliate produces certain chilled, jarred and canned fruit products at its facility in Mexico. Del Monte purchases products under this supply agreement at market prices.



     In connection with the March 29, 1996 sale of Del Monte Corporation's 50.1% interest in Del Monte Philippines, a joint venture operating primarily in the Philippines, Del Monte signed an eight-year supply agreement under which Del Monte sources the majority of its pineapple requirements from Del Monte Philippines.



PRODUCTION AND DISTRIBUTION



  PRODUCTION



     Del Monte has a seasonal production cycle and produces the majority of Del Monte's products between the months of June and October. Most of Del Monte's seasonal plants operate at close to full capacity during the packing season. As of June 30, 2002, Del Monte operated twelve production facilities in the United States.



     Three of Del Monte's production facilities and one distribution facility are located in California. As a result of California's energy shortages, Del Monte proactively focused on securing sufficient electric and natural gas supplies for its production needs and implemented energy reduction projects to reduce its energy usage and costs. Although California's power supplies remain unpredictable, all of its California production facilities have had the necessary energy to operate during the 2002 pack season. Del Monte also developed operating procedures to mitigate the risk of unexpected service interruptions during some of its pack operations. The Hanford plant is connected to a high-voltage transmission line that is an integral component of the service grid. Del Monte adopted a plan to voluntarily reduce power usage at Hanford by 5% to 20% to lessen the possibility of a total service interruption during peak operating periods. The Modesto plant is serviced by the Modesto Irrigation District ("MID"), which generates electricity locally and has long-term supply contracts for its remaining requirements. Del Monte has an electric supply contract effective through December 31, 2002. Upon the expiration of the contract, Del Monte expects to either enter into a new contract with the MID, or to default to the MID tariff rates.



     In the third quarter of fiscal 1998, Del Monte committed to a plan to consolidate processing operations in order to enhance the efficiency of its processing operations and to better meet competitive challenges. Implementation of the plan occurred in a specific sequence over a three-year period. In fiscal 1999, Del Monte's tomato processing formerly performed at its Modesto facility was moved to its Hanford facility. During fiscal 1999, Del Monte's Modesto tomato facility underwent reconfiguration to accommodate fruit processing which previously took place at Del Monte's San Jose and Stockton facilities. Del Monte closed its Arlington vegetable processing facility in August 1998, its San Jose facility in

December 1999 and its Stockton facility in September 2000. In January 2001, Del Monte's Woodland bulk tomato paste processing plant was closed and its Hanford facility became the sole internal source of bulk tomato paste, a component of several of its tomato products.



     Co-packers are used for pineapple, tropical fruit salad, citrus fruits, mandarin oranges, pickles and certain other products, including several products sold under the S&W brand. From time to time, Del Monte also uses co-packers to supplement supplies of certain processed vegetables, fruit, tomato and specialty products.



     Prior to December 1993, Del Monte produced almost all of the cans Del Monte used to package its products in the United States at its nine can manufacturing facilities located throughout the United States. In December 1993, Del Monte sold substantially all the assets (and certain related liabilities) of its can manufacturing business to the Silgan Container Corporation ("Silgan"). The transaction included the sale or lease of its nine can manufacturing facilities. In connection with this agreement, Silgan and Del Monte entered into a ten-year supply agreement, with optional successive five-year extensions by either party. The base term of the supply agreement has since been extended to December 21, 2006. Under the agreement and subject to certain exceptions, Del Monte must purchase all of its requirements for metal food and beverage containers in the United States from Silgan. However, Del Monte is entitled to consider competitive bids for up to 50% of its requirements. Silgan has the right to match any competitive offer. In addition, if Silgan is unable to supply all of such requirements for any reason, Del Monte is entitled to purchase the excess from another supplier. Price levels were originally set based on its costs of self-manufactured containers. Price changes under the contract reflect changes in Silgan's costs or as otherwise negotiated. The agreement may be terminated by either party, without penalty, on notice given 12 months prior to the end of the term of the agreement. Del Monte's current total annual can usage is approximately two billion cans.



  DISTRIBUTION



     Del Monte distributes finished goods to approximately 1,900 customer destinations. Customers can order products to be delivered via third party trucking, rail or on a customer pickup basis. Del Monte's distribution centers provide, among other services, casing, labeling, special packaging and cold storage. Other services Del Monte provides to customers include One Purchase Order/One Shipment, in which Del Monte's most popular products are listed on a consolidated invoicing service and the UCS Electronic Data Interchange, a paperless system of purchase orders and invoices.

     The following table lists Del Monte's production facilities and distribution centers located in the United States:



                             SQUARE FOOTAGE
                           -------------------
LOCATION                    OWNED     LEASED                   PRIMARY PRODUCT LINES
--------                   -------   ---------                 ---------------------
PRODUCTION FACILITIES:(*)
Hanford, CA..............  651,000     675,000   Tomato Products
Kingsburg, CA............  229,000     270,000   Peaches and Zucchini
Modesto, CA..............  440,000   1,046,000   Apricots, Peaches, Fruit Cocktail, Fruit Cup,
                                                 Chunky Fruit, Diced Pears, Plastic Cup and
                                                 Orchard Select
Mendota, IL..............  246,000     304,000   Peas, Carrots, Corn, Lima Beans, Mixed Vegetables
                                                 and Peas and Carrots
Plymouth, IN.............  156,000     140,000   Paste-Based Tomato Products and Pineapple Juice
Sleepy Eye, MN...........  230,000     128,000   Peas and Corn
Crystal City, TX.........  362,000          --   Green Beans, Spinach, Carrots, Beets, Potatoes
                                                 and Tomato Sauce
Toppenish, WA............  229,000     273,000   Asparagus, Corn, Lima Beans and Peas
Yakima, WA...............  211,000     123,000   Pears and Cherries
Cambria, WI..............  136,000     277,000   Green Beans, Italian Beans, Corn and Peas
Markesan, WI.............  299,000     129,000   Green Beans, Wax Beans and Italian Beans
Plover, WI...............  298,000     225,000   Green Beans, Carrots, Beets and Potatoes
DISTRIBUTION CENTERS:
Birmingham, AL...........       --     293,000
Clearfield, UT...........       --      80,000
Dallas, TX...............       --     175,000
McAllen, TX..............  138,000          --
Rochelle, IL.............  559,000     144,000
Stockton, CA.............       --     512,000
Swedesboro, NJ...........  267,000      60,000


---------------


* Includes owned manufacturing and owned or leased warehouse and storage capacity.



     Del Monte has one food processing plant in Venezuela, which was purchased from Nabisco, Inc. as part of the reacquisition of the rights to the Del Monte brand in South America in August 1998. The plant in Venezuela is located in Turmero, approximately 70 miles from Caracas.



     Del Monte's principal administrative headquarters are located in leased office space in San Francisco, California. Del Monte owns its primary research and development facility in Walnut Creek, California.



     Del Monte holds certain properties for sale and dispose of land and facilities no longer required for its operations. See Note 14 to Del Monte's consolidated financial statements for the year ended June 30, 2002.



COMPETITION



     Del Monte faces substantial competition throughout its product lines from numerous well-established businesses operating nationally or regionally with single or multiple branded product lines, as well as with private label manufacturers. In general, Del Monte competes on the basis of quality, breadth of product line, brand awareness and price. See "-- The Industry" and "-- Company Products."

INFORMATION SERVICES



     On November 1, 1992, Del Monte entered into a ten-year agreement with Electronic Data Systems Corporation ("EDS") to provide services and administration in support of its information services functions for all domestic operations. The agreement expires at the end of October 2002.



     On June 30, 2002, Del Monte entered into a ten-year agreement with EDS to provide similar services beginning November 2002. Monthly payments will be based on scheduled costs for services, a portion of which will be subject to an inflation adjustment. See Note 12 to Del Monte's consolidated financial statements. Total payments to EDS were $19.6 million, $17.8 million, and $17.0 million for fiscal years 2002, 2001 and 2000, respectively.



     In June 2000, Del Monte began implementing a capability improvement program to upgrade business processes and information systems. The program is being implemented in phases and is scheduled to be substantially completed by the end of fiscal year 2004. Del Monte has contracted with Accenture to manage the implementation of this program.



RESEARCH AND DEVELOPMENT



     Del Monte's research and development organization provides product, packaging and process development, and analytical and microbiological services, as well as agricultural research and seed production. In fiscal 2002, 2001 and 2000, research and development expenditures were $7.5 million, $7.0 million and $6.6 million, respectively. These expenditures were net of revenue for services to third parties in fiscal 2002, 2001 and 2000 of $0.5 million, $0.5 million and $0.6 million, respectively. Del Monte maintains a research and development facility in Walnut Creek, California, where Del Monte develops product line extensions and conduct research in a number of areas related to its business including seed production, packaging, pest management, food science and plant breeding.



EMPLOYEES



     As of September 30, 2002, Del Monte had approximately 2,800 full-time employees. In addition, approximately 9,800 individuals are hired on a temporary basis during the pack season. Del Monte considers its relations with its employees to be good.



     Del Monte has eight collective bargaining agreements with nine union locals covering approximately 7,800 of its hourly full time and seasonal employees. Two collective bargaining agreements expire in calendar 2003, and two expire in calendar 2004. For more than 20 years, Del Monte has not experienced any work stoppages or strikes.



INTELLECTUAL PROPERTY



     Del Monte owns a number of registered and unregistered trademarks for use in connection with various food products, including the following:



- Del Monte                             - Fruit Cup
- Contadina                             - Orchard Select
- S&W                                   - Tropical Select
- SunFresh                              - Fruit Naturals



     These trademarks are important to Del Monte because brand name recognition and the product quality associated with its brands are key factors in the success of its products. The current registrations of these trademarks in the United States and foreign countries are effective for varying periods of time, and may be renewed periodically, provided that Del Monte, as the registered owner, or its licensees, where applicable, complies with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with similar goods. Del Monte is not aware of any material challenge to its ownership of its major trademarks.

     Del Monte owns seven issued U.S. patents covering food preservation methods, extracts and colors, and a method for sealing cans. The patents expire between 2006 and 2014 and cannot be renewed. Patents are generally not material to its business.



     Del Monte has developed a number of proprietary vegetable seed varieties, which Del Monte protects by restricting access and/or by the use of non-disclosure agreements. There is no guarantee that these means will be sufficient to protect the secrecy of its seed varieties. In addition, other companies may independently develop similar seed varieties. Del Monte has obtained U.S. plant variety protection certificates under the Plant Variety Protection Act on some of its proprietary seed varieties. Under a protection certificate, the breeder has the right, among other rights, to exclude others from offering or selling the variety or reproducing it in the United States. The protection afforded by a protection certificate generally runs for 20 years from the date of its filing and is not renewable.



     In March 2001, Del Monte acquired the worldwide rights to the S&W brand name from Tri-Valley Growers, an agricultural cooperative.



     In September 2000, Del Monte acquired the rights to the SunFresh brand of citrus and tropical fruit from UniMark.



     In December 1997, Del Monte acquired the rights to the Contadina brand from Nestle USA, Inc. for processed tomato products. Nestle retained the rights to use the Contadina brand name on refrigerated pastas and sauces through December 2002, at which time those rights will revert to Del Monte.



     Del Monte has granted various perpetual, exclusive, royalty-free licenses for use of the Del Monte name and trademark, along with certain other trademarks, patents, copyrights and trade secrets, generally outside of the United States to acquiring companies or their affiliates. In particular, Kraft Foods Inc. holds the rights to use the Del Monte trademark in Canada; Kikkoman Corporation holds the rights to use Del Monte trademarks in Asia and the South Pacific (excluding the Philippines); Cirio Del Monte Foods International and its affiliates hold the rights in Europe, Africa, the Middle East and the Indian Subcontinent. ConAgra Foods Inc., through the acquisition of International Home Foods, holds the right to use the Del Monte trademarks with respect to processed food and beverage products in Mexico. Del Monte Pan American of Panama holds similar rights in Central America and the Caribbean. Del Monte Pacific Resources Limited controls the rights in the Philippines to the Del Monte brand name. With the South America acquisition, Del Monte reacquired the rights to the Del Monte brand in South America. Fresh Del Monte Produce Inc. holds the rights to use the Del Monte name and trademark with respect to fresh fruit, vegetables and produce throughout the world. With respect to dried fruit, nuts and dried fruit and nut mixes, Premier Valley Foods holds the rights to use Del Monte trademarks in the United States, Mexico, Central America and the Caribbean.



     Del Monte retains the right to review the quality of the licensee's products under each of its license agreements. Del Monte generally may inspect the licensees' facilities for quality and the licensees must periodically submit samples to Del Monte for inspection. Licensees may grant sublicenses but all sublicensees are bound by these quality control standards and other terms of the license.



     Del Monte has also granted various security and tangible interests in its trademarks and related trade names, copyrights, patents, trade secrets and other intellectual property to its creditors, in connection with certain bank financing, and to its licensees, to secure certain obligations of Del Monte under the license agreements.



GOVERNMENTAL REGULATION; ENVIRONMENTAL COMPLIANCE



     As a manufacturer and marketer of food products, Del Monte's operations are subject to extensive regulation by various federal government agencies, including the Food and Drug Administration, the United States Department of Agriculture and the Federal Trade Commission, as well as state and local agencies, with respect to production processes, product attributes, packaging, labeling, storage and distribution. Under various statutes and regulations, these agencies prescribe requirements and establish standards for safety, purity and labeling. In addition, advertising of Del Monte's products is subject to

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regulation by the Federal Trade Commission, and Del Monte's operations are subject to certain health and safety regulations, including those issued under the Occupational Safety and Health Act. Del Monte's manufacturing facilities and products are subject to periodic inspection by federal, state and local authorities. Del Monte seeks to comply at all times with all such laws and regulations and to obtain any necessary permits and licenses, and Del Monte is not aware of any instances of material non-compliance. Del Monte believes its facilities and practices are sufficient to maintain compliance with applicable governmental laws, regulations, permits and licenses. Nevertheless, there is no guarantee that Del Monte will be able to comply with any future laws and regulations or requirements for necessary permits and licenses. Del Monte's failure to comply with applicable laws and regulations or obtain any necessary permits and licenses could subject Del Monte to civil remedies including fines, injunctions, recalls or seizures as well as potential criminal sanctions.



     As a result of its agricultural, food processing and canning activities, Del Monte is subject to numerous environmental laws and regulations. These laws and regulations govern the treatment, handling, storage and disposal of materials and waste and the remediation of contaminated properties. Violations or non-compliance with these laws and regulations could result in the imposition of fines or civil liability against Del Monte by governmental entities or private parties. Del Monte seeks to comply at all times with all of these laws and regulations and are not aware of any instances of material non-compliance. However, Del Monte cannot predict the extent to which the enforcement of any existing or future environmental law or regulation may affect its operations. Among the environmental matters currently affecting Del Monte are the following:



     - Del Monte is conducting groundwater remediation at its Stockton, California property associated with petroleum hydrocarbon contamination that resulted from the operations of a prior owner of the property. Del Monte is in discussions with governmental authorities regarding remedial alternatives. At the present time, Del Monte is unable to predict the total cost for the remediation. Further, investigation and remediation of environmental conditions may be required in the future at other properties currently or formerly owned or operated by Del Monte. Nonetheless, based on current information, Del Monte does not expect that the costs associated with the Stockton, California remediation or any other potential future remediation will have a material adverse effect on its financial condition.



     - Governmental authorities and private claimants have notified Del Monte that Del Monte may be liable for environmental investigation and remediation costs at certain contaminated sites, including certain third-party sites at which Del Monte disposed of wastes. Del Monte may be liable because of alleged leaks, spills, releases or disposal of certain wastes or other substances at these sites. With respect to a majority of these sites, Del Monte has settled its liability. Based upon the information currently available, Del Monte does not expect that its liability for the remaining sites will be material. Del Monte may receive additional claims that Del Monte is potentially liable for environmental investigation and remediation costs at other sites in the future.



     Del Monte spent approximately $6.9 million on environmental expenditures from fiscal 2000 through fiscal 2002, primarily related to wastewater treatment systems, settlement of environmental litigation and underground storage tank ("UST") remediation activities. Del Monte projects that Del Monte will spend an aggregate of approximately $2.5 million in fiscal 2003 and 2004 on capital projects and other expenditures in connection with environmental compliance, primarily for boiler upgrades, compliance costs related to the consolidation of its fruit and tomato processing operations and continued UST remediation activities. Del Monte believes that its environmental liabilities will not have a material adverse effect on its financial position or results of operations.



LEGAL PROCEEDINGS



     Del Monte is a defendant in an action brought by PPI Enterprises (U.S.), Inc. in the U.S. District Court for the Southern District of New York on May 25, 1999. The plaintiff has alleged that Del Monte breached certain purported contractual and fiduciary duties and made misrepresentations and failed to


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disclose material information to the plaintiff about the value of Del Monte and its prospects for sale. The plaintiff also alleges that it relied on Del Monte's alleged statements in selling its preferred and common stock interest in Del Monte to a third party at a price lower than that which the plaintiff asserts it could have received absent Del Monte's alleged conduct. The complaint seeks compensatory damages of at least $22.0 million, plus punitive damages. The discovery phase of the case has been completed and Del Monte has filed a motion for summary judgment of the plaintiff's claims. Del Monte cannot at this time reasonably estimate a range of exposure, if any, of its potential liability. Nevertheless, Del Monte believes that its insurance coverage will be adequate to cover any material liability, fees and costs that it may incur with respect to this litigation. Del Monte is defending this proceeding vigorously.



     Del Monte is also involved from time to time in various legal proceedings incidental to its business, including claims with respect to product liability, worker's compensation and other employee claims, tort and other general liability, for which it carries insurance, as well as trademark, copyright and related litigation. While it is not feasible to predict or determine the ultimate outcome of these matters, Del Monte believes that none of these legal proceedings will have a material adverse effect on its financial position. See "-- Governmental Regulation; Environmental Compliance" for a description of certain environmental matters in which Del Monte is involved.



WORKING CAPITAL



     Del Monte maintains a revolving line of credit to fund its seasonal working capital needs. Del Monte's quarterly operating results have varied in the past and are likely to vary in the future based upon a number of factors. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Del Monte -- Seasonality") Del Monte's working capital requirements are seasonally affected by the growing cycle of the vegetables, fruits and tomatoes it processes. Del Monte's inventory position is seasonally affected by this growing cycle. Substantially all inventories are produced during the harvesting and packing months of June through October and depleted through the remaining seven months. Accordingly, working capital requirements fluctuate significantly throughout the year.



BACKLOG



     Del Monte does not experience significant backlog.



HISTORY



     The predecessor of Del Monte was originally incorporated in 1916 and remained a publicly traded company until its acquisition in 1979 by the predecessor of RJR Nabisco, Inc. ("RJR Nabisco"). In December 1989, RJR Nabisco sold Del Monte's fresh produce operations to Polly Peck International PLC. In January 1990, an investor group led by Merrill Lynch & Co. purchased Del Monte and certain of its subsidiaries from RJR Nabisco for $1.5 billion ("RJR Nabisco Sale"). Following this sale, Del Monte divested several of its non-core businesses and all of its foreign operations. In April 1997, Del Monte was recapitalized with an equity infusion from Texas Pacific Group, its affiliates and other investors. In February 1999, Del Monte again became a publicly traded company and is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "DLM".



     On December 19, 1997, Del Monte acquired assets comprising Nestle USA, Inc.'s U.S. business of manufacturing and marketing certain processed tomato products ("Contadina") and the rights to Contadina processed tomato products.



     On August 28, 1998, Del Monte reacquired the rights to the Del Monte brand in South America from Nabisco, Inc. and purchased Nabisco's processed vegetable and tomato business in Venezuela.



     On September 1, 2000, Del Monte acquired the rights to the SunFresh brand citrus and tropical fruits line of UniMark and entered into a five-year supply agreement under which a UniMark affiliate would produce certain chilled and processed fruit products at its facility in Mexico. Del Monte purchases products under this supply agreement at market prices.


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     On March 13, 2001, Del Monte acquired the inventory and rights to the brand name of the S&W business from Tri Valley Growers, an agricultural cooperative association. S&W products are distributed nationally with a strong concentration in the western United States. These products include processed fruits, tomatoes, vegetables, beans and specialty sauces.



     On June 12, 2002, Del Monte and Heinz entered into the Merger Agreement under which Del Monte expects to merge with the Heinz Businesses. See "The Merger Agreement" beginning on page 55 for a description of the terms of the merger.


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                    MANAGEMENT OF DEL MONTE AFTER THE MERGER


BOARD OF DIRECTORS


     The board of directors of Del Monte will change as a result of the merger. Before the effective time of the merger, the board of directors of Del Monte will adopt a resolution decreasing the number of directors on the board of Del Monte from ten to nine effective as of the effective time of the merger. Also before the effective time of the merger, six directors of post-merger Del Monte will be designated by Heinz and three directors of post-merger Del Monte will be designated by Del Monte (one of which will be the current CEO of Del Monte), each subject to the other's approval, which approval shall not be unreasonably withheld or delayed, to constitute the board of directors of Del Monte as of the effective time of the merger. Heinz will not have the right to designate any directors of Del Monte after the effective time of the merger. Any members of the Del Monte board of directors prior to the merger who will not be members of Del Monte's board of directors following the merger will resign effective as of the effective time of the merger, and the Del Monte board of directors will appoint the other Heinz and Del Monte designees as members of the Del Monte board of directors to fill the vacancies on the board created by the director resignations. The members of Del Monte's board after the merger will be classified into three classes with, to the extent possible, each initially composed of two directors designated by Heinz and one director designated by Del Monte. The Merger Agreement provides that a majority of Heinz's director designees will not be former directors or executive officers of Heinz and that none of Heinz's director designees will be directors or executive officers of Heinz at the time they become directors of Del Monte.



     We have listed below biographical information for each person who is currently expected to be a member of the board of directors of Del Monte after the merger. Heinz will name two additional designees to the post-merger board of directors of Del Monte.


  DEL MONTE DESIGNEES TO THE BOARD OF DIRECTORS

RICHARD G. WOLFORD                                     Director Since April 1997

Age 58


     Mr. Wolford joined Del Monte as Chief Executive Officer and a director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors.

WILLIAM S. PRICE III                                  Director Since August 1997
Age 46

     Mr. Price became a director of Del Monte in August 1997. Mr. Price is a partner of Texas Pacific Group and helped found that company in 1992. Prior to forming Texas Pacific Group, he was Vice President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 he was employed by Bain & Company, where he was a partner and co-head of the Financial Services Practice. Mr. Price serves on the Boards of Directors of Continental Airlines, Inc., Denbury Resources, Inc., Gemplus International and a number of private companies.


TIMOTHY G. BRUER                                      Director Since August 1997


Age 45



     Mr. Bruer became a director of Del Monte in August 1997. Since December 1998, Mr. Bruer has served as Chief Executive Officer of Nonni's Food Co., Inc. Mr. Bruer was President and Chief Executive Officer and a director of Silverado Foods, Inc. from April 1997 to December 1998. From 1992 until 1997, he was Vice President and General Manager of the Culinary Division of Nestle. He was a director of Authentic Specialty Foods Inc. from May 1997 to September 1998.

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  HEINZ DESIGNEES TO THE BOARD OF DIRECTORS


SAMUEL H. ARMACOST


Age 62



     Mr. Armacost has served as Chairman of the Board of Directors of SRI International, formerly Stanford Research Institute, an independent technology development and consulting organization, since 1998. Mr. Armacost was a Managing Director of Weiss, Peck & Greer L.L.C. from 1990 until 1998 and Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986. Mr. Armacost also serves as a director of ChevronTexaco Corp., Exponent, Inc., Scios, Inc., The James Irvine Foundation and Toshiba International Advisory Group.



MARY (NINA) R. HENDERSON


Age 52



     During 2001, Ms. Henderson served as a consultant to J.P. Morgan Partners, LLC. Ms. Henderson was Corporate Vice President, Global Core Business Development for Bestfoods, Inc. from 1999 until December 2000. She previously served as President of Bestfoods Grocery from 1997 to 1999, and President of Bestfoods Specialty Markets from 1993 to 1997. She also serves as a director of The Shell Transport and Trading Co, p.l.c., AXA Financials, Inc., Hunt Corporation, and Pactiv Corporation.



GERALD E. JOHNSTON


Age 55



     Mr. Johnston has served as President and Chief Operating Officer of The Clorox Company since January 1999. He has been employed by The Clorox Company since 1981, previously serving as group vice president from 1996 to 1999, vice president -- Kingsford Products from 1993 to 1996 and vice president -- corporate development from 1992 until 1993.



DAVID R. WILLIAMS


Age 59



     Mr. Williams was Executive Vice President of Heinz from July 2002 to September 2002. Prior to such time, he was Heinz's Executive Vice President and President and Chief Executive Officer-Heinz Europe, Middle East, Africa and India, from August 2000 to July 2002 and Executive Vice President-Asia from June 1996 to August 2000. Mr. Williams, a former director of Heinz, retired from the Heinz board of directors in September 2002.



MANAGEMENT



     The Merger Agreement provides that the Chairman and Chief Executive Officer of Del Monte after the merger will be Richard G. Wolford, who is currently the Chairman, President and Chief Executive Officer of Del Monte; the Chief Operating Officer of Del Monte after the merger will be Wesley J. Smith, who is currently the Chief Operating Officer of Del Monte; and the Chief Financial Officer of Del Monte after the merger will be David L. Meyers, who is currently the Chief Financial Officer of Del Monte. In addition, we expect that substantially all of the other current executive officers of Del Monte will continue to serve as executive officers of Del Monte after the merger.


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           2.  AMENDMENT AND RESTATEMENT OF DEL MONTE FOODS COMPANY'S

                          CERTIFICATE OF INCORPORATION


AMENDMENT OF DEL MONTE FOODS COMPANY'S CERTIFICATE OF INCORPORATION



     The Merger Agreement requires Del Monte, immediately prior to the effective time of the merger, to file with the Secretary of State of the State of Delaware an amendment and restatement to Del Monte Foods Company's certificate of incorporation in the form attached to this proxy statement/prospectus as Annex D, which is incorporated by reference into this proxy statement/prospectus. Accordingly, after completion of the merger and assuming approval of the amendment and restatement of Del Monte Foods Company's certificate of incorporation by Del Monte stockholders, the rights of Del Monte stockholders will be governed by this amended and restated certificate of incorporation. We encourage you to read the amended and restated Del Monte Foods Company's certificate of incorporation carefully.



     The amendment and restatement of Del Monte Foods Company's certificate of incorporation is subject to completion of the merger; Del Monte does not intend to amend and restate the certificate of incorporation unless the merger is completed. Approval of the proposal to amend and restate Del Monte Foods Company's certificate of incorporation, however, is not a condition to the closing of the merger.



     Section 203. Del Monte is currently not subject to Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"). Since the amended and restated certificate of incorporation contains an election to be subject to
Section 203 of the DGCL, Del Monte will be subject to Section 203 of the DGCL after consummation of the merger. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the person became an interested stockholder, unless:


     - upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer);

     - the business combination or the transaction in which such person became an interested stockholder was approved by the board of directors of the corporation before the stockholder became an interested stockholder; or

     - the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the corporation's stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder; an "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock. An interested stockholder who became an interested stockholder at a time when the restrictions of Section 203 did not apply to the corporation shall not be subject to such restrictions.


     Other Changes. The amendment and restatement of Del Monte Foods Company's certificate of incorporation also includes technical or procedural changes. These amendments include (but are not limited to) the following:


     - a provision which provides that, subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares of the applicable class then outstanding) by the affirmative vote of

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       the holders of a majority of the stock of Del Monte entitled to vote generally in the election of directors, without the need for any separate class vote of any class of stock;



     - a provision which provides that there will be no limitation on the qualification of any person to be elected as or to be a director of Del Monte or on the ability of any director to vote on any matter brought before the board or any committee of the board, except (1) as required by applicable law, (2) as set forth in the amended and restated certificate of incorporation of Del Monte Foods Company or (3) as set forth in a by-law adopted by the board of directors with respect to eligibility for election as a director upon reaching a specified age or, in the case of employee directors, with respect to the qualification for continuing service of directors upon ceasing employment with Del Monte;



     - modifying an existing provision to clarify that the liability of Del Monte's directors to Del Monte or its stockholders for monetary damages for breach of fiduciary duty will be eliminated or limited to the maximum extent permitted under the DGCL as currently in effect or as the DGCL may be amended in the future;



     - modifying existing indemnification provisions covering Del Monte's directors and officers to clarify that these individuals are entitled to receive advance payments of expenses subject to indemnification coverage and to clarify that indemnification coverage for individuals serving at the request of Del Monte as directors, officers, employees or agents of other entities applies only if the individuals are also serving as directors or officers of Del Monte at the same time; and


     - a provision stating that special meetings of stockholders may be called only by the Chairman of the board or the board of directors.


THE DEL MONTE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENT AND RESTATEMENT OF DEL MONTE FOODS COMPANY'S CERTIFICATE OF INCORPORATION IN THE FORM ATTACHED AS ANNEX D TO THIS PROXY
STATEMENT/PROSPECTUS.



AMENDMENT OF DEL MONTE FOODS COMPANY'S BY-LAWS



     The Merger Agreement requires Del Monte's board of directors to adopt an amendment to Del Monte Foods Company's amended and restated by-laws at or prior to the effective time of the merger in the form of the amendment attached to this proxy statement/prospectus as Annex E, which is incorporated by reference into this proxy statement/prospectus. Accordingly, after completion of the merger, the rights of Del Monte stockholders will be governed by the amended and restated by-laws. Del Monte does not intend to amend its by-laws unless the merger is completed. Approval of the Del Monte stockholders is not required to effect the amendment to the Del Monte Foods Company's by-laws. We encourage you to read the amended by-laws carefully.



     After the merger, Del Monte Foods Company's by-laws will provide that a proposal or nomination for the annual meeting of stockholders must be submitted in writing and received by Del Monte's Corporate Secretary not less than 90 days nor more than 120 days before the date designated for the annual meeting. Del Monte Foods Company's current by-laws provide that a proposal or nomination for the annual meeting of stockholders must be received by Del Monte's Corporate Secretary not less than 60 days nor more than 90 days before the date designated for the annual meeting.



     The amended and restated by-laws of Del Monte Foods Company also include certain technical or procedural changes. These amendments include (but are not limited to) the following:


     - various amendments which incorporate amendments of the DGCL permitting actions to be taken by means of electronic transmission;

     - a provision addressing procedural issues with respect to meetings of stockholders;

     - a provision providing for the appointment of inspectors of election at meetings of stockholders; and

     - modifying existing provisions to clarify the procedures by which notice to stockholders and directors may be given or waived.
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            3.  ADOPTION OF THE DEL MONTE 2002 STOCK INCENTIVE PLAN


     Del Monte's stockholders are being asked to approve the adoption of the Del Monte Foods Company 2002 Stock Incentive Plan (the "2002 Plan"). The 2002 Plan was adopted by the Del Monte board of directors on October 15, 2002, subject to consummation of the merger and stockholder approval of the 2002 Plan. The Del Monte board of directors specified that, in the event the merger is not consummated, then the 2002 Plan will not be adopted. If adopted by the Del Monte stockholders, the 2002 Plan will be effective at the effective time of the merger.


ADOPTION OF THE 2002 PLAN


     Under the 2002 Plan, the Nominating and Compensation Committee of the Del Monte board of directors after the merger will be authorized to grant incentive and non-qualified stock options ("Options"), stock appreciation rights ("SARs"), and stock bonuses and other stock-based compensation, including performance units or shares (together with Options, SARs and stock bonuses, "Incentive Awards"). Subject to certain adjustments by the Nominating and Compensation Committee, the 2002 Plan will authorize the issuance, in connection with Incentive Awards to be granted under the 2002 Plan, of 15.4 million shares of Del Monte common stock plus any shares of Del Monte common stock available for grant under any prior plans of Del Monte and any shares of Del Monte common stock represented by awards granted under any prior plans of Del Monte which are forfeited, expire or are cancelled without the delivery of shares of Del Monte common stock or which result in the forfeiture of shares of Del Monte common stock back to Del Monte. The maximum number of shares of Del Monte common stock subject to Options that may be granted as incentive stock options is 10 million and the maximum number of shares of Del Monte common stock subject to Options that may be granted to one person per fiscal year is 1 million.



     The purpose of the 2002 Plan is to promote the interests of Del Monte by encouraging Del Monte's employees (including the SKF Foods employees), non-employee directors and consultants to continue in the service of Del Monte and to provide these persons with incentives and rewards for superior management, growth and protection of the business of Del Monte. The 2002 Plan will allow Del Monte to continue to utilize equity incentives to attract and retain the services of key individuals essential to Del Monte's long-term growth and financial success. Equity incentives play a significant role in Del Monte's efforts to remain competitive in the market for talented individuals, and Del Monte relies on such incentives as means to attract and retain highly qualified individuals in the positions vital to Del Monte's success. The SKF Foods options assumed by Del Monte under the Merger Agreement and any options to be granted following completion of the merger will be granted under the 2002 Plan. The adoption of the 2002 Plan will not affect options or other awards granted under prior plans of Del Monte.


     The following is a summary of the principal features of the 2002 Plan and the tax consequences of participation in the 2002 Plan. The summary is not a complete description of the 2002 Plan and is qualified in its entirety by reference to the 2002 Plan and the terms and conditions of the 2002 Plan, a copy of which is included as Annex F to this proxy statement/prospectus.

GENERAL INFORMATION ABOUT THE 2002 PLAN


     Employees, non-employee directors and consultants selected by the Nominating and Compensation Committee ("Participants") are eligible for participation in the 2002 Plan. As of October 1, 2002, at least 12 executive officers and approximately 300 other employees of Del Monte post-merger are expected to be eligible to participate in the 2002 Plan.



     The Nominating and Compensation Committee will have full authority to administer the 2002 Plan, including authority to interpret and construe any provision of the 2002 Plan and to adopt rules and regulations for administering the 2002 Plan as it may deem necessary. The Nominating and Compensation Committee will have discretion to determine the restrictions on transferability of Incentive Awards. The Del Monte board of directors may amend or terminate the 2002 Plan at any time or in any manner, subject to stockholder approval in certain cases. Vesting is determined by the Nominating and

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Compensation Committee. All outstanding Incentive Awards will vest automatically upon the occurrence of a "change in control", as defined in the 2002 Plan.


     Options. The exercise price of Options will be determined by the Nominating and Compensation Committee on the date of grant and, with respect to non-qualified options, may not be less than 85% of the fair market value of a share of Del Monte common stock on the date of grant and, with respect to incentive options, may not be less than the fair market value of a share of Del Monte common stock on the date of grant. An Option will expire ten years from the date of grant unless, except as provided by the Nominating and Compensation Committee in an individual Option Agreement, terminated earlier as follows: (1) upon termination for "cause" (as defined in the 2002 Plan), all Options granted to a Participant will be canceled; (2) upon termination by Del Monte without cause or resignation by the Participant for a reason other than retirement or disability, an Option granted to a Participant may, to the extent such Option was otherwise exercisable on the date of termination, be exercised for a period of 90 days after termination or through the remainder of the term of the original Option, whichever is sooner; (3) upon retirement under any Del Monte sponsored retirement plan, an Option granted to a Participant may be exercised through its original term, to the extent such Option was otherwise exercisable at employment termination; (4) upon termination due to death or disability while employed, an Option, whether or not exercisable at the time of death or disability, granted to a Participant may be exercised for the remainder of the term of the original Option and (5) upon death of a Participant within 3 months following an involuntary termination without cause, an Option granted to such Participant, to the extent exercisable at the Participant's employment termination, may be exercised until the expiration of the original Option or, if sooner, one year from the Participant's death. Upon expiration of the applicable time period, any unexercised Options that were otherwise exercisable on the date of termination will lapse.



     Tandem SARs. The Nominating and Compensation Committee will have the discretion to grant and determine the terms and conditions of a Tandem SAR, which is an SAR that is granted in connection with an Option. A Tandem SAR will expire ten years from the date of grant unless terminated earlier and will become exercisable at the same time and to the same extent as its related Option. The exercise of an Option related to a Tandem SAR, or the cancellation, termination or expiration of the related Option (other than upon exercise of its related Tandem SAR), will cause the automatic cancellation of its related Tandem SAR to the extent that the number of shares of Del Monte common stock subject to the Option after exercise, cancellation, termination or expiration is less than the number of shares subject to the Tandem SAR. Upon exercise of an Option related to a Tandem SAR, a Participant shall be entitled to (1) a cash payment per share equal to the excess of the fair market value of a share of Del Monte common stock over the exercise price per share of the related Option, (2) a number of shares of Del Monte common stock which on the date of exercise of the Tandem SAR have a fair market value equal to such excess or (3) a combination of cash and shares equal to such excess, all as determined by the Nominating and Compensation Committee in its discretion.



     Stand-Alone SARs. The Nominating and Compensation Committee will have the discretion to grant and determine the terms and conditions of a Stand-Alone SAR, which is an SAR that is not granted in connection with an Option. Upon exercise of a Stand-Alone SAR, a Participant shall be entitled to (1) a cash payment per share equal to the excess of the fair market value of a share of Del Monte common stock over the exercise price per share of the Stand-Alone SAR, (2) a number of shares of Del Monte common stock which on the date of exercise of the Stand-Alone SAR have a fair market value equal to such excess or (3) a combination of cash and shares equal to such excess, all as determined by the Nominating and Compensation Committee in its discretion.



     Stock Bonus. The Nominating and Compensation Committee will have broad discretion to grant and determine the terms and conditions of a stock bonus. Del Monte common stock granted under the Del Monte Corporation AIAP Deferred Compensation Plan after the merger will be deemed to be granted under the 2002 Plan. If the 2002 Plan is not adopted, Del Monte common stock granted under the Del Monte Corporation AIAP Deferred Compensation Plan will be deemed granted under the Del Monte Foods Company 1998 Stock Incentive Plan. See the description of the Del Monte Corporation AIAP


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Deferred Compensation Plan below under "Employment and Other
Arrangements -- AIAP Deferred Compensation Plan".


     Other Awards. It is intended that awards based on performance qualify as performance-based compensation for purposes of Code Section 162(m), which limits the deductibility of non-performance-based compensation paid to certain executives. Accordingly, such awards will be based on a target amount and the degree to which selected performance criteria are satisfied. The Nominating and Compensation Committee will, for each fiscal year in respect of which such compensation is to be paid, select target amounts, the relevant performance criteria and the weight to be afforded each criterion. The relevant performance criteria may include, whether individually or in combination, applied to Del Monte as a whole or individual units of Del Monte, and measured either absolutely or relative to a descripted group of comparable companies: (1) cash flow, (2) earnings per share, (3) return on equity, (4) total stockholder return, (5) return on capital, (6) return on assets or net assets, (7) revenue,
(8) income or net income, (9) operating income or net operating income, (10) operating profit or net operating profit, (11) operating margin, (12) return on operating revenue, (13) market share, (14) earnings before interest, taxes, depreciation and amortization ("EBITDA") and (15) any other objective and measurable criteria tied to Del Monte's performance. The maximum performance award payable for any one fiscal year to any Participant shall be $2.0 million and the Nominating and Compensation Committee may, in its discretion, direct that any performance award be reduced below the calculated amount, based on individual performance.


PARTICIPATION IN THE 2002 PLAN


     The grant of Incentive Awards to Participants under the 2002 Plan, including the executive officers listed in the table set forth under the heading "Executive Compensation -- Summary Compensation Table", and referred to in this document as the "named executive officers", is subject to the discretion of the Nominating and Compensation Committee. As of the date of this proxy statement/prospectus, there has been no determination by the Nominating and Compensation Committee with respect to future awards under the plan. Accordingly, the benefits or amount of additional awards, if any, that will be received by or allocated to: (1) the named executive officers, individually and as a group; (2) the directors of Del Monte, as a group, who are not named executive officers; and (3) the employees of Del Monte, as a group, other than the named executive officers, as a result of the adoption of the 2002 Plan, are not determinable and would not have been determinable if the plan had been in effect during the fiscal year ended June 30, 2002.



     Del Monte will file a Registration Statement on Form S-8 with the Securities and Exchange Commission to register the offer and sale of shares of Del Monte common stock under the 2002 Plan.


TAX INFORMATION

     The following is a brief description of the principal U.S. federal income tax consequences applicable to the Participants in the 2002 Plan. Participants should not rely on this discussion for individual tax advice and should consult with their own tax advisors for further information.


     Incentive Stock Options. A Participant is not deemed to have received taxable income upon grant or exercise of any incentive stock option ("ISO") so long as the Participant does not dispose of the Del Monte common stock received upon exercise within one year after the date of exercise and two years after the date of grant (the "ISO Holding Period"). Upon exercise of an ISO, the spread between the fair market value of the Del Monte common stock received and the exercise price will be an item of adjustment for purposes of the alternative minimum tax, unless the Participant disposes of the Del Monte common stock in the same tax year as the ISO was exercised. If a Participant does dispose of such Del Monte common stock within the ISO Holding Period (such disposition, a "Disqualifying Disposition"), any gain on such Disqualifying Disposition, up to the amount of the spread on exercise, will be ordinary income, with the balance being capital gain. All other gains upon dispositions of Del Monte


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common stock received upon exercise of an ISO will be capital gain in an amount equal to the excess of the proceeds received over the exercise price.


     Special rules apply for determining a Participant's tax basis in and holding period for shares acquired on the exercise of an ISO if the Participant pays the exercise price of the ISO in whole or in part with previously owned shares of Del Monte common stock. Under these rules, the Participant does not recognize any income or loss from the delivery of shares (other than shares previously acquired through the exercise of an ISO and not held for the ISO Holding Period) in payment of the exercise price. The Participant's tax basis in and holding period for the newly acquired shares will be determined for capital gain purposes as follows: as to the number of newly acquired shares equal to the previously owned shares delivered, the Participant's tax basis in and holding period for the newly acquired shares will be equal to those of the previously owned shares delivered; as to each remaining newly acquired share, the Participant's basis will be zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of such remaining newly acquired shares) and the Participant's holding period will begin on the date such share is transferred. If the Participant pays the exercise price of an ISO, in whole or in part, with previously owned shares that were acquired upon the exercise of an ISO and that have not been held for the ISO Holding Period, the Participant will recognize compensation income (but not capital gain) under the rules applicable to Disqualifying Dispositions.



     Non-Qualified Options. A Participant is not taxed upon grant of any non-qualified option ("NQO"). A Participant will have ordinary income upon exercise of an NQO in an amount equal to the excess of the fair market value on the date of exercise of the Del Monte common stock purchased over the exercise price paid upon exercise. If the Participant surrenders previously-owned Del Monte common stock in payment of any or all of the exercise price of an NQO, the shares of Del Monte common stock received upon exercise of such NQO equal in number to the shares of previously-owned Del Monte common stock so surrendered generally would have the tax basis and capital gain holding period applicable to such surrendered Del Monte common stock. The additional Del Monte common stock received upon exercise generally would have a tax basis equal to the amount taxable as ordinary income upon such exercise (as described in the immediately preceding paragraph) plus the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise.


     Tandem SARs and Stand-Alone SARs. A Participant will not be deemed to receive any income at the time a Tandem SAR or Stand-Alone SAR is granted. However, when any part of the Tandem SAR or Stand-Alone SAR is exercised, the Participant will be required to recognize compensation taxable as ordinary income in an amount equal to the amount of cash or the fair market value of the stock received.


     Stock Bonuses. Generally, upon the receipt of Del Monte common stock pursuant to a stock bonus, a Participant will be required to recognize compensation taxable as ordinary income in an amount equal to the fair market value of the Del Monte common stock at the time it is received.



     Golden Parachute Excise Tax. If the exercisability of an Incentive Award is accelerated due to a change in control of Del Monte, under certain circumstances, the Participant may incur a nondeductible 20% excise tax with respect to such acceleration.



     Tax Withholding. A Participant may be subject to federal, state, and local income tax withholding in connection with the issuance of shares of Del Monte common stock upon the exercise grant or settlement of an Incentive Award. The 2002 Plan permits Del Monte to satisfy its withholding obligations in various ways.



     Consequences to Del Monte. Del Monte may, subject to certain limitations regarding change of control payments and the $1 million deduction cap on the annual compensation of certain executives, be entitled to a U.S. federal income tax deduction in an amount equal to the amount of any ordinary income recognized by a Participant upon exercise or grant of an Incentive Award.



     THE DEL MONTE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE DEL MONTE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF DEL MONTE FOODS COMPANY'S 2002 STOCK INCENTIVE PLAN.

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                       4.  ELECTION OF CLASS II DIRECTORS


     Del Monte Foods Company's certificate of incorporation provides that its board of directors shall be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire board. The Del Monte board currently consists of ten members with three members in each of Classes I and II and four members in Class
III. Each class is elected for a term of three years. At each annual meeting, directors are elected to succeed those in the class whose term expires at that annual meeting. These newly elected directors to hold office until the third succeeding annual meeting and the election and qualification of their respective successors.


     Three directors are to be elected as Class II directors by a plurality of the votes cast at the annual meeting. Each director elected as a Class II director will have a term expiring at the 2005 annual meeting and upon the election and qualification of his successor. Unless otherwise directed, the persons named in the accompanying proxy have advised management that they intend to vote for the election of Patrick Foley, Jeffrey A. Shaw and Wesley J. Smith as Class II directors.


     Each of the nominees for election as a Class II director has advised Del Monte that he is willing to serve as a director, and management believes that each nominee will be able to serve. If any nominee becomes unavailable, proxies may be voted for the election of such person or persons who may be designated by Del Monte's board of directors.


     THE DEL MONTE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE DEL MONTE STOCKHOLDERS VOTE "FOR" THE ELECTION OF PATRICK FOLEY, JEFFREY A. SHAW AND WESLEY J. SMITH AS CLASS II DIRECTORS.

EFFECTS OF THE MERGER ON THE DEL MONTE BOARD OF DIRECTORS


     The board of directors of Del Monte will change as a result of the merger. At the effective time of the merger, the board of directors of Del Monte will consist of nine directors. Before the effective time of the merger, six directors of post-merger Del Monte will be designated by Heinz and three directors of post-merger Del Monte will be designated by Del Monte, each subject to the other's approval, which approval will not be unreasonably withheld or delayed. Heinz will not have the right to designate any directors of Del Monte after the effective time of the merger. Any members of the Del Monte board of directors prior to the merger who will not be members of the Del Monte board of directors following the merger will resign effective as of the completion of the merger, and the Del Monte board of directors will appoint the other Heinz and Del Monte designees as members of the Del Monte board of directors to fill the vacancies on the board created by the director resignations. The members of the board of directors of Del Monte after the merger will be classified into three classes with, to the extent possible, each composed initially of two directors designated by Heinz and one director designated by Del Monte. See "Management of Del Monte After the Merger -- Board of Directors" for information regarding the Del Monte and Heinz designees to the Del Monte board of directors after the merger.


NOMINEES AND OTHER MEMBERS OF THE BOARD OF DIRECTORS

     The following nominees are the incumbent Class II directors of Del Monte whose term expires at the annual meeting:

PATRICK FOLEY                                         Director Since August 1997
Age 70

     Mr. Foley became a director of Del Monte in August 1997. He served as Chairman and Chief Executive Officer of DHL Airways from 1988 to 2000, and from 1988 to 1996 he held the additional title of President. He was formerly Chairman and President of Hyatt Hotel Corporation. Mr. Foley also serves on the Boards of Directors of Continental Airlines, Inc., Flextronics International, Health Net Inc. and Glenborough Realty Trust, Inc.

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

JEFFREY A. SHAW                                          Director Since May 1997
Age 38

     Mr. Shaw became a director of Del Monte in May 1997. From 1993 until March 2002, Mr. Shaw was a founding partner and executive of Texas Pacific Group. Prior to joining Texas Pacific Group, Mr. Shaw was a principal of Oak Hill Partners, L.P. and Acadia Partners, L.P., investment partnerships affiliated with the Robert M. Bass Group, for three years. From April 2000 to May 2001, he served as Chairman of Convergent Communications, Inc., which filed for protection under Chapter 11 of the Bankruptcy Code on April 19, 2001. Mr. Shaw serves as a director of Ryanair PLC.

WESLEY J. SMITH                                        Director Since April 1997
Age 55

     Mr. Smith joined Del Monte as Chief Operating Officer and a director in April 1997. From 1972 to 1995, he was employed by Dole Foods in a variety of positions, including senior positions in finance, marketing, operations and general management in California, Hawaii and Honduras.

     The following are the incumbent Class III directors of Del Monte whose term will expire at the annual meeting in 2003:

RICHARD W. BOYCE                                      Director Since August 1997
Age 48

     Mr. Boyce became a director of Del Monte in August 1997. He served as Chairman of the Board of Del Monte from August 1997 until May 2000. Since 1999, Mr. Boyce has been a partner of Texas Pacific Group. From 1997 to 1999, Mr. Boyce was President of CAF (SRB, Inc.), which provided management consulting services to various companies controlled by Texas Pacific Group. He served as Chief Executive Officer of J. Crew Group, Inc. from October 1997 through March 1998 and from January 1999 through May 1999, and has been a director of that company since October 1997. From June 1998 to the Fall of 1998, he served as interim CEO, and from the Fall 1998 to March 1999, he served as Chairman of Favorite Brands International Holding Corp., which filed for protection under Chapter 11 of the Bankruptcy Code on March 30, 1999. He was a director of Favorite Brands from 1996 to 1999. Mr. Boyce is also a director of On Semiconductor, MEMC Electronic Materials, Inc. and Spirit Group Holdings, Ltd. He was employed by PepsiCo from 1992 to 1997, most recently as Senior Vice President, Field Operations for Pepsi-Cola North America.

AL CAREY                                            Director Since November 1997

Age 51


     Mr. Carey became a director of Del Monte in November 1997. He is currently chief operating officer of Pepsico Beverages and Food. He has served as the Senior Vice President of Sales and Retailer Strategies of PepsiCo, Inc. since August 1998 and has served as Senior Vice President of Sales and Retailer Strategies of Pepsi-Cola North America since April 2000. Mr. Carey was the Chief Operating Officer of Frito Lay North America, a PepsiCo company, from June 1993 to August 1998, and has been employed in various capacities with the PepsiCo organization since 1981.

DENISE O'LEARY                                        Director Since August 1997
Age 45

     Ms. O'Leary became a director of Del Monte in August 1997. Since 1997, Ms. O'Leary has been a private investor in early stage companies. From 1987 to 1997, she was a General Partner of Menlo Ventures. Ms. O'Leary serves on the Boards of Directors of America West Holdings Corp., Medtronic, Inc. and several private corporations and not-for-profit organizations. She is a member of the Board of Trustees of Stanford University and Chairman of the Board of Stanford Hospital and Clinics.

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

RICHARD G. WOLFORD                                     Director Since April 1997

Age 58


     Mr. Wolford joined Del Monte as Chief Executive Officer and a director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors.

     The following are the incumbent Class I directors of Del Monte whose term will expire at the annual meeting in 2004:

TIMOTHY G. BRUER                                      Director Since August 1997
Age 45

     Mr. Bruer became a director of Del Monte in August 1997. Since December 1998, Mr. Bruer has served as Chief Executive Officer of Nonni's Food Co., Inc. Mr. Bruer was President and Chief Executive Officer and a director of Silverado Foods, Inc. from April 1997 to December 1998. From 1992 until 1997, he was Vice President and General Manager of the Culinary Division of Nestle. He was a director of Authentic Specialty Foods Inc. from May 1997 to September 1998.

BRIAN E. HAYCOX                                         Director Since June 1995
Age 60

     Mr. Haycox was elected to the Board of Directors of Del Monte in June 1995. He was elected as Co-Chairman and Co-Chief Executive Officer of Del Monte in December 1995, and he served in those capacities until April 1997 when Del Monte was recapitalized. Mr. Haycox served as President and Chief Executive Officer of Del Monte Tropical Fruit Company from 1988 until 1993. Prior to that time Mr. Haycox served in a variety of management positions within the Del Monte organization.

WILLIAM S. PRICE III                                  Director Since August 1997
Age 46

     Mr. Price became a director of Del Monte in August 1997. Mr. Price is a partner of Texas Pacific Group and helped found that company in 1992. Prior to forming Texas Pacific Group, he was Vice President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 he was employed by Bain & Company, where he was a partner and co-head of the Financial Services Practice. Mr. Price serves on the Boards of Directors of Continental Airlines, Inc., Denbury Resources, Inc., Gemplus International and a number of private companies.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

     Del Monte's business is managed under the direction of its board of directors. The board delegates the conduct of business to Del Monte's senior management team.


     The Del Monte board of directors usually meets four times a year in regularly scheduled meetings. It may meet more often if necessary. The board held thirteen meetings in fiscal 2002. During fiscal 2002 all directors, except for Messrs. Boyce and Carey, attended 75% or more of the total of (1) all meetings of the board of directors and (2) all meetings of committees of the board on which such director served.


     The Chief Executive Officer, in consultation with the board of directors, usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may raise other matters at the meetings. The Chief Executive Officer, Chief Financial Officer and other members of senior management make presentations to the board at the meetings and a substantial portion of the meeting time is devoted to the board's discussion of these presentations. Significant matters that require board approval are voted on at the meetings. Board members have complete access to senior management. They may also seek independent, outside advice.
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

     Del Monte's Board of Directors currently has three committees: the Nominating and Compensation Committee, the Audit Committee and a Special Committee.


     The Nominating and Compensation Committee has the authority to determine executive compensation and approve the terms of stock options and stock purchase rights pursuant to Del Monte's plans and arrangements. The committee also has the authority to recommend nominees for election to Del Monte's board of directors. The committee's current members are Messrs. Haycox, Price and Shaw and Ms. O'Leary. A sub-committee of the Nominating and Compensation Committee consisting of Mr. Haycox and Ms. O'Leary approves compensation matters for purposes of Section 162(m) of the Code and Rule 16b-3 of the Exchange Act. During fiscal 2002 the Nominating and Compensation Committee held four meetings. For additional information concerning the Nominating and Compensation Committee, see "Report of the Nominating and Compensation Committee on Executive Compensation".


     The Audit Committee is responsible for reviewing the activities of Del Monte's independent auditors and for monitoring Del Monte's financial reporting process. The members of the Audit Committee are Messrs. Bruer, Foley and Haycox. These directors are "independent" as defined in the listing standards of the New York Stock Exchange. During fiscal 2002 the Audit Committee held seven meetings. For additional information concerning the Audit Committee, see "Report of the Audit Committee of the Board of Directors".


     The Special Committee was established in April of 2002 to consider, analyze and direct the negotiations of the merger with SKF Foods and the proposed cash transaction with the third party discussed in "The Share Issuance
Proposal -- Background of the Merger", and to recommend to Del Monte's board of directors which, if any, of the proposed transactions is in the best interest of Del Monte and its stockholders. The members of the Special Committee are Messrs. Bruer and Haycox and Ms. O'Leary. During fiscal 2002 the Special Committee held eleven meetings.



     Stockholders may nominate candidates for election to Del Monte's board of directors in accordance with Del Monte Foods Company's by-laws, a copy of which can be obtained by writing to the Corporate Secretary of Del Monte Foods Company, P.O. Box 193575, San Francisco, CA 94119-3575. In general, the current Del Monte Foods Company by-laws provide that nominations must be received in writing by the Corporate Secretary not less than 60 nor more than 90 days before the date designated for the annual meeting. Following the merger, Del Monte Foods Company's by-laws will provide that nominations must be received not less than 90 days nor more than 120 days before the date designated for the annual meetings. The nomination must be accompanied by the name and address of the nominating stockholder. It must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement.


DIRECTORS' COMPENSATION

     During fiscal 2002, Messrs. Bruer, Carey, Foley and Haycox and Ms. O'Leary each received $20,000 as annual compensation and, in addition, a fee of $2,000 was paid for each board meeting and each Nominating and Compensation Committee or Audit Committee meeting attended in person. Messrs. Bruer, Haycox and Ms. O'Leary, each a member of the Special Committee, also received a fee of $2,000 for each Special Committee meeting attended. Each of these directors had the option of being paid these amounts in cash or in Del Monte common stock. If a director elected to be paid in stock, the number of shares of Del Monte common stock to be received was calculated by dividing the amount of compensation to be paid by the average share value of Del Monte's closing stock price for the last ten trading days of the applicable quarterly period. These payments were made pursuant to Del Monte's Directors' Fee Plan adopted in April 1999 and amended in February 2000 for the benefit of directors who are not employees of Del Monte nor affiliated with Texas Pacific Group.


     Del Monte's Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan was approved on August 4, 1997, and amended on November 4, 1997, October 14, 1999, and August 24, 2000. Under this plan, grants of non-qualified stock options representing 223,828 shares of Del Monte common stock may be made to qualifying non-employee directors and independent contractors of Del Monte. A

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total of 148,828 shares of Del Monte common stock were initially reserved for issuance under this plan and a proposal to reserve an additional 75,000 shares of Del Monte common stock reserved for issuance under this plan was approved by Del Monte stockholders on November 15, 2000.


     In each quarter of fiscal 2002, Messrs. Bruer, Carey, Foley and Haycox and Ms. O'Leary were granted stock options under the Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan in the amount of 1,250 shares per board meeting attended in person. Messrs. Bruer, Haycox and Ms. O'Leary, each a member of the Special Committee, also were granted stock options in the amount of 1,250 shares for each Special Committee meeting attended. The grant dates for these options was the first trading day after the end of each quarter. The exercise price was the average of the high and low prices of Del Monte common stock on the date of grant. These grants have a ten year term and vest in equal installments over four years.

     In 1997 Mr. Boyce received options to purchase 148,828 shares of Del Monte common stock under the Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan. His options have a ten-year term and vest in equal installments on a monthly basis over four years.


     As of September 30, 2002, eligible non-employees held options to purchase a total of 215,078 shares of Del Monte common stock issued under the Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan.


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    5.  APPROVAL OF DEL MONTE'S ANNUAL INCENTIVE AWARD PLAN, AS AMENDED, TO

            COMPLY WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE


     Del Monte's board of directors has previously approved the Annual Award Plan. In order to meet the requirements of Section 162(m) of the Code, for the fiscal year commencing July 1, 2002 and subsequent periods, Del Monte's board of directors approved amendments to the Annual Award Plan on October 15, 2002, subject to approval by Del Monte stockholders. Section 162(m) of the Code will permit Del Monte to deduct qualified performance-based compensation in excess of $1 million in any taxable year to a named executive officer if, among other things, the material terms of the performance-based compensation have been approved by Del Monte stockholders. Approval of the Annual Award Plan, as amended, by Del Monte stockholders will constitute approval of the material terms of the performance-based compensation that may be awarded under the plan for purposes of Section 162(m) of the Code. On October 15, 2002, the Del Monte board of directors approved submitting the Annual Award Plan to Del Monte stockholders at the annual meeting for their approval.



     The following is a summary of the principal features of the Annual Award Plan. The summary is qualified in its entirety by reference to the Annual Award Plan. The Annual Award Plan, as amended, is attached as Annex G to this proxy statement/prospectus.



     The Annual Award Plan provides annual cash bonuses to certain management employees, including the named executive officers listed in the table set forth under the heading "Executive Compensation -- Summary Corporation Table". The target bonus for each eligible employee is based on a percentage of base salary. Actual payment amounts are based on Del Monte's achievement of a specified objective with respect to one or more financial criteria including, either individually or in combination, applied to Del Monte as a whole or individual units of the company, and measured either absolutely or relative to a designated group of comparable companies, (1) cash flow, (2) earnings per share, (3) earnings before interest, taxes, depreciation, and amortization (EBITDA), (4) return on equity, (5) total stockholder return, (6) return on capital, (7) return on assets or net assets, (8) revenue, (9) income or net income, (10) operating income or net operating income, (11) operating profit or net operating profit, (12) operating margin, (13) return on operating revenue, (14) market share and (15) any other objective and measurable criteria tied to Del Monte's performance. The Nominating and Compensation Committee will, for each performance period in respect of which an Annual Award Plan bonus is to be paid, select target amounts, the relevant performance criteria and the weight to be afforded each criterion, together with individual performance objectives, during the fiscal year. A portion of each payment is also based on the attainment of individual performance against so-called management by objectives (MBOs). Since this portion is not necessarily based on one of the foregoing 15 criteria, it may not be performance-based for purposes of Section 162(m). Financial performance that is in the top quartile of a specific group of peer companies results in a 25% increase to the financial portion of the awards. The Annual Award Plan has been designed to accomplish three major objectives: (1) to link corporate and business priorities with individual and group performance objectives; (2) to improve company and individual performance by rewarding key employees based on their achievement of financial and program targets and for unique contributions accomplished during the plan year, and (3) to provide key employees with the potential for additional compensation in order to be competitive in attracting, motivating, and retaining key executives and managers.


     To be eligible for participation in the Annual Award Plan, an employee must normally be in salary grade 9 or above and not be a participant in a sales incentive program. To be eligible for an award in any given plan year, participants are required to be in a bonus eligible position on or before the date that is 90 days prior to the end of a plan year, and must be on the active payroll at the time of award distribution. In certain cases, a prorated award may be considered for employees who retire. Voluntary terminations will not be considered for an award if the participant is not on the active payroll on the date of the award distribution. In the case of the death of an Annual Award Plan participant, a prorated award at target based on the number of months worked during the plan year will be paid. Loss of eligibility may occur if the employee's salary grade is changed to a grade below 9 as a result of a reclassification or demotion. The "plan year" for the Annual Award Plan is Del Monte's fiscal year.
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

PARTICIPATION IN THE ANNUAL AWARD PLAN

     Each participant has a target annual incentive award opportunity expressed as a percent of annual base salary. For fiscal 2003, the targeted percentage of base salary for the "named executive officers" is as follows: Mr. Wolford -- 100%, Mr. Smith -- 60%, Mr. Meyers -- 60%, Mr. Magrann -- 50% and Mr.
Haberman -- 50%. The maximum award payable under the Annual Award Plan for any year to any participant is 200% of base salary but in no event to exceed $2,000,000. The Nominating and Compensation Committee has the discretion to reduce any award below the amount calculated under the Annual Award Plan formulas.


     As of the date of this proxy statement/prospectus, there has been no determination by the Nominating and Compensation Committee with respect to bonuses under the Annual Award Plan for plan years after the plan year starting July 1, 2002. Accordingly, the benefits or amount of additional awards, if any, that will be received by or allocated to: (1) the named executive officers, individually and as a group; or (2) the employees of Del Monte, as a group, other than the named executive officers, as a result of the amendments to the Annual Award Plan are not determinable and would not have been determinable if the Annual Award Plan, as amended, had been in effect during the fiscal year ended June 30, 2002. Directors of Del Monte who are not officers or employees of Del Monte are not eligible to participate in the Annual Award Plan.


     Del Monte has the authority to amend, modify or cancel the Annual Award Plan. Awards generally will be subject to tax, and Del Monte will be entitled to a corresponding tax deduction, in the year paid, unless such awards are deferred under the Del Monte Corporation AIAP Deferred Compensation Plan. See "Employment and Other Arrangements -- AIAP Deferred Compensation Plan" below.


     THE DEL MONTE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE DEL MONTE STOCKHOLDERS VOTE "FOR" APPROVAL OF DEL MONTE FOODS COMPANY'S ANNUAL INCENTIVE AWARD PLAN, AS AMENDED, TO COMPLY WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE.


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    6.  RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS



     The Del Monte Audit Committee has recommended, and the Del Monte board of directors has approved, the appointment of KPMG LLP as Del Monte's independent auditors for its current fiscal year, referred to as fiscal 2003, subject to ratification by the Del Monte stockholders. Currently, fiscal 2003 will end on June 30, 2003; however, after completion of the merger, Del Monte's fiscal year will end on the Sunday closest to April 30. KPMG LLP has served as Del Monte's independent auditors since 1997. KPMG LLP has unrestricted access to the Del Monte Audit Committee to discuss audit findings and other financial matters.


AUDIT AND OTHER FEES


     The following table shows fees for professional audit services rendered by KPMG LLP for the audit of Del Monte's annual financial statements for fiscal 2002, and fees billed as of June 30, 2002 for other services rendered by KPMG LLP.


                            Del Monte Foods Company
                        For the Year Ended June 30, 2002
--------------------------------------------------------------------------------



Fees for audit services and review of quarterly financial
  statements................................................   $  728,099
Fees for financial information systems design and
  implementation............................................   $      -0-
All other fees:
  Audit Related(1)..........................................   $  237,996
  Other(2)..................................................   $  218,504
                                                               ----------
  Total All Other...........................................   $  456,500
                                                               ----------
Total Fees Paid to KPMG LLP.................................   $1,184,599
                                                               ==========


---------------

(1) Audit related fees consisted principally of review of registration statements, issuance of consents, audits of benefit plans and various statutory audits.


(2) Other non-audit fees consisted primarily of due diligence work related to acquisitions and tax related services. In addition to the amounts shown, Del Monte incurred an additional amount of $1,076,268 in fees due to KPMG LLP for due diligence services rendered but not billed by KPMG LLP as of June 30, 2002.


     A representative of KPMG LLP is expected to attend the annual meeting. He or she will have the opportunity to speak at the meeting and respond to appropriate questions.


     THE DEL MONTE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE DEL MONTE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS DEL MONTE FOODS COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2003.

                               7.  OTHER MATTERS



     Del Monte's board of directors does not know of any other matters which may come before the annual meeting and does not intend to present any other matters at the meeting. However, if any other matters of which Del Monte does not have advance notice shall properly come before the annual meeting or any adjournment of the annual meeting, the persons named as proxies will have discretionary authority to vote the shares of Del Monte common stock represented by the accompanying proxy in accordance with their best judgment. In their discretion, the proxies will also be authorized to vote upon matters incidental to the conduct of the annual meeting or any adjournment of the annual meeting.

                      OWNERSHIP OF DEL MONTE COMMON STOCK


     The following table sets forth information regarding beneficial ownership of Del Monte common stock as of October 31, 2002, (1) by each person who is known by Del Monte to own beneficially more than 5% of Del Monte common stock;
(2) by each of Del Monte's directors; (3) by each of the named executive officers of Del Monte identified in the table set forth under the heading "Executive Compensation -- Summary Compensation Table" and (4) by all of Del Monte's executive officers and directors as a group.



                                                                SHARES BENEFICIALLY
                                                                      OWNED(a)
                                                             --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(b)                        NUMBER        PERCENT(c)
---------------------------------------                      ----------      ----------
5% STOCKHOLDERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS:
TPG Partners, L.P. ........................................  22,135,425(d)      42.3%
  301 Commerce Street, Suite 3300
  Ft. Worth, TX 76102
TPG Parallel I, L.P. ......................................   2,205,960(d)       4.2
  301 Commerce Street, Suite 3300
  Fort Worth, TX 76102
Richard W. Boyce...........................................     148,828(e)         *
Richard G. Wolford.........................................   1,076,923(f)       1.9
Wesley J. Smith............................................     803,380(g)       1.5
Timothy G. Bruer...........................................         936(h)         *
Al Carey...................................................      13,835(h)         *
Patrick Foley..............................................      17,916(h)         *
Brian E. Haycox............................................      21,252(h)         *
Denise M. O'Leary..........................................      19,018(h)         *
William S. Price, III......................................          --(d)        --
Jeffrey A. Shaw............................................          --           --
David L. Meyers............................................     349,786(i)         *
Robert P. Magrann..........................................      12,500(j)         *
Marc D. Haberman...........................................      44,375(k)         *
All executive officers and directors as a group (20
  persons).................................................  27,304,792(l)      49.7%


---------------

 *   Less than 1%.

(a) The persons named in the table have sole voting and investment power with respect to all shares of Del Monte common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.


(b) The address of the persons named in the table, unless otherwise indicated, is Del Monte Foods Company, One Market @ The Landmark, San Francisco, CA 94105.



(c) Calculated based on 52,317,669 shares of Del Monte common stock outstanding on October 31, 2002 adjusted as required by rules promulgated by the Securities and Exchange Commission and excluding all shares issuable under agreements, options or warrants, except as to each individual, entity or group, the shares issuable to such individual, entity or group under agreements, options or warrants as described below in notes (d) through
     (k), as the case may be.


(d) TPG Partners, L.P. and TPG Parallel I, L.P. are entities affiliated with William S. Price, III. Mr. Price disclaims beneficial ownership of all shares owned by these entities.


(e) Includes options to purchase 148,828 shares exercisable within 60 days of October 31, 2002.



(f) Includes options to purchase 984,471 shares exercisable within 60 days of October 31, 2002.



(g) Includes options to purchase 717,771 shares exercisable within 60 days of October 31, 2002.

(h) Represents shares of Del Monte common stock received in lieu of cash in payment of directors' fees and stock options granted per board or Special Committee meeting attended during the fiscal year. See "Election of Class II Directors -- Directors' Compensation".



(i) Includes options to purchase 301,901 shares exercisable within 60 days of October 31, 2002.



(j) Includes options to purchase 12,500 shares exercisable within 60 days of October 31, 2002.



(k) Includes options to purchase 44,375 shares exercisable within 60 days of October 31, 2002.



(l) Includes all shares held by entities affiliated with a director as described in note (c) above and all shares issuable by Del Monte under arrangements as described in notes (d) through (k) above.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE


     The following table sets forth compensation paid by Del Monte for fiscal 2002, 2001 and 2000 to the individual serving as its chief executive officer during fiscal year 2002 and to each of the four other most highly compensated executive officers of Del Monte as of the end of fiscal 2002, referred to as the "named executive officers".


                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                       ANNUAL COMPENSATION           -------------
                                               -----------------------------------    SECURITIES
                                                                      OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITIONS     FISCAL YEAR   SALARY(1)    BONUS         COMP       OPTION AWARDS    COMP(3)
----------------------------     -----------   ---------   --------   ------------   -------------   ---------
Richard G. Wolford.............     2002       $755,555    $977,774          --         200,000       $16,989
  Chairman, President and Chief     2001        754,978     468,948          --         189,000        16,709
  Executive Officer                 2000        713,725     576,000          --              --        16,692
Wesley J. Smith................     2002        448,100     346,000          --         100,000        10,876
  Chief Operating Officer           2001        447,875     189,300          --          89,000         9,274
                                    2000        432,575     205,800          --              --         9,588
David L. Meyers................     2002        380,000     299,300          --         120,000        18,037
  Executive Vice President,         2001        380,000     164,000          --         100,000        16,314
  Administration and Chief          2000        360,000     187,100          --              --        14,082
  Financial Officer
Robert P. Magrann(4)...........     2002        270,000     173,200      30,756(2)           --            --
  Senior Vice President, Sales      2001         46,038          --          --          50,000            --
Marc D. Haberman...............     2002        266,525     171,900          --          50,000         8,739
  Senior Vice President,            2001        254,833     338,100          --          30,000         5,100
  Marketing                         2000        215,000     102,400          --              --            --

---------------

(1) Reflects actual base earnings for the fiscal year specified.

(2) Fiscal 2002 reflects amount paid for Mr. Magrann to cover taxes incurred due to relocation expenses paid pursuant to a broad-based relocation plan.

(3) For fiscal 2002: Del Monte contributions to the Del Monte Corporation Savings Plan were as follows -- Mr. Wolford $6,000; Mr. Smith $6,000; Mr. Meyers $6,000; Mr. Haberman $6,000; Del Monte paid term life insurance premiums as follows -- Mr. Wolford $10,989; Mr. Smith $4,876; Mr. Meyers $5,654; amount paid under the non-qualified Additional Benefits Plan -- Mr. Meyers $6,383; Mr. Haberman $2,739.

(4) Mr. Magrann was hired as Senior Vice President, Sales as of April 30, 2001.

OPTION GRANTS IN FISCAL YEAR 2002


     The following table sets forth the options granted to the named executive officers for fiscal 2002.



                                                                                                 POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                                        VALUE AT ASSUMED
                       --------------------------------------------------------                     ANNUAL RATES OF
                           NUMBER OF         PERCENT OF TOTAL                                  STOCK PRICE APPRECIATION
                           SECURITIES       OPTIONS GRANTED TO                                    FOR OPTION TERM(2)
                       UNDERLYING OPTIONS      EMPLOYEES IN      EXERCISE PRICE   EXPIRATION   -------------------------
NAME                       GRANTED(1)          FISCAL YEAR        (PER SHARE)        DATE          5%            10%
----                   ------------------   ------------------   --------------   ----------   -----------   -----------
Richard G. Wolford...       200,000                15.5              $8.87         8/28/11     $1,115,659    $2,827,299
Wesley J. Smith......       100,000                 7.7              $8.87         8/28/11        557,830     1,413,650
David L. Meyers......       120,000                 9.3              $8.87         8/28/11        669,395     1,696,379
Robert P. Magrann....            --                  --                 --              --             --            --
Marc D. Haberman.....        50,000                 3.9              $8.87         8/28/11        278,915       706,825


---------------

(1) Options vest annually in equal installments over a four year period.

(2) The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of Del Monte common stock.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002 AND FISCAL YEAR-END OPTION
VALUES


     The following table sets forth the aggregate option exercises by the named executive officers for fiscal 2002 and the fiscal year-end value of their unexercised options.



                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING        VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                     SHARES                   AT JUNE 28, 2002      AT JUNE 28, 2002(1)
                                   ACQUIRED ON    VALUE         EXERCISABLE/           EXERCISABLE/
NAME                                EXERCISE     REALIZED      UNEXERCISABLE           UNEXERCISABLE
----                               -----------   --------   --------------------   ---------------------
Richard G. Wolford...............      --          $--        819,496/439,575      $3,913,908/$1,244,983
Wesley J. Smith..................      --           --        650,721/195,350      $  3,794,158/$602,733
David L. Meyers..................      --           --        229,351/220,350      $  1,102,772/$698,850
Robert P. Magrann................      --           --          12,500/37,500      $     41,000/$123,000
Marc D. Haberman.................      --           --          24,375/80,625      $     35,925/$249,275


---------------

(1) Based on the closing price of Del Monte common stock on June 28, 2002 ($11.70) less the exercise price payable for the shares underlying the options.

                       EMPLOYMENT AND OTHER ARRANGEMENTS

THE ANNUAL INCENTIVE AWARD PLAN

     The Annual Award Plan provides annual cash bonuses to certain management employees, including the named executive officers. The target bonus for each eligible employee is based on a percentage of base salary. Actual payment amounts are based on Del Monte's achievement of financial objectives and individual performance objectives at fiscal year end. For fiscal 2002, the targeted percentage of base salary was as follows: Mr. Wolford -- 100%, Mr. Smith -- 60%, Mr. Meyers -- 60%, Mr. Magrann -- 50% and Mr. Haberman -- 50%. Actual percentage paid under the Annual Award Plan for fiscal 2002 was as follows: Mr. Wolford -- 132.4%, Mr. Smith -- 131.1%, Mr. Meyers -- 131.3%, Mr. Magrann -- 128.3% and Mr. Haberman -- 128.9%.

AIAP DEFERRED COMPENSATION PLAN

     On October 14, 1999, the Del Monte Corporation Annual Incentive Award Plan Deferred Compensation Plan was established under which certain employees are eligible to participate. Beginning in fiscal 2001, eligible employees may elect to defer from 5% to 100% of their annual incentive award. Del Monte provides a matching contribution of up to 25% of the employee's deferral amount. The employee deferral and the Del Monte match are converted to deferred stock units at the fair market value of Del Monte common stock on the day the incentive awards are paid. The participant is 100% vested in the employee deferral portion of their account. Del Monte's matching contribution vests in equal installments over three years. In the event of a "Change in Control" (as defined in the plan), a participant will become 100% vested in Del Monte's matching contribution. At the time of distribution, the employee's deferral amount and any vested Del Monte matching contribution will be paid out in whole shares of Del Monte common stock.

STOCK PURCHASE PLAN


     The Del Monte Foods Company Employee Stock Purchase Plan was approved on August 4, 1997 and amended on November 4, 1997. A total of 957,710 shares of Del Monte common stock has been purchased by and issued to eligible employees under this plan. We do not anticipate that any additional shares will be made available under this plan.


STOCK OPTION INCENTIVE PLANS


     The 1997 Plan. The Del Monte Foods Company 1997 Stock Incentive Plan was approved on August 4, 1997 and amended on November 4, 1997 and October 14, 1999 (the "1997 Plan"). Under the 1997 Plan, grants of incentive stock options and non-qualified stock options representing 1,821,181 shares of Del Monte common stock may be made to key employees. The options were granted at an exercise price equal to the fair market value of the shares at the time of grant. Options issued under the 1997 Plan have a ten-year term. The 1997 Plan includes two different vesting schedules. The first provides for annual vesting in equal installments over five years and the second provides for monthly vesting in equal installments over four years. Options outstanding under the 1997 Plan will automatically vest and become immediately exercisable in connection with a "Change of Control" (as defined in the 1997 Plan). As of September 30, 2002, options to purchase 1,471,614 shares of Del Monte common stock were held by eligible employees under the 1997 Plan. Del Monte does not anticipate granting any additional options under this plan.



     The 1998 Plan. The Del Monte Foods Company 1998 Stock Incentive Plan was adopted initially by the board of directors on April 24, 1998, was modified by the board on September 23, 1998, and was approved by Del Monte stockholders on October 28, 1998. Further amendments were made on October 14, 1999 and August 24, 2000 and approved by Del Monte stockholders on November 15, 2000. Under the 1998 Plan, grants of incentive and non-qualified stock options ("Options"), stock appreciation rights ("SARs") and stock bonuses (together with Options and SARs, "Incentive Awards") representing up to 6,208,887 shares of Del Monte common stock may be made to certain employees, non-employee directors and consultants of Del Monte. Initially, 3,195,687 shares of Del Monte common stock were reserved for issuance under the 1998 Plan and Del Monte stockholders approved a proposal to reserve an additional 2,870,000 shares of Del Monte common stock for issuance under the plan on November 15, 2000. Any shares of Del Monte common stock subject to awards granted under any prior plan which are forfeited, expired or canceled are also eligible for issuance under the plan. Subject to certain limitations, the Nominating and Compensation Committee has authority to grant Incentive Awards under the 1998 Plan and to set the terms of any Incentive Awards. As of September 30, 2002, options to purchase 3,768,459 shares of Del Monte common stock were held by participants under the 1998 Plan and 2,413,404 additional shares were available for grant.

EQUITY COMPENSATION PLAN INFORMATION


     The following table sets forth information on Del Monte's compensation plans. All compensation plans have been approved by Del Monte stockholders.



                                                              AS OF JUNE 30, 2002
                                -------------------------------------------------------------------------------
                                           (A)                       (B)                        (C)
                                --------------------------   --------------------   ---------------------------
                                                                                       NUMBER OF SECURITIES
                                                                                      REMAINING AVAILABLE FOR
                                 NUMBER OF SECURITIES TO       WEIGHTED-AVERAGE        FUTURE ISSUANCE UNDER
                                BE ISSUED UPON EXERCISE OF    EXERCISE PRICE OF         EQUITY COMPENSATION
                                   OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,   PLANS (EXCLUDING SECURITIES
PLAN CATEGORY                      WARRANTS AND RIGHTS       WARRANTS AND RIGHTS    REFLECTED IN COLUMN (A))(1)
-------------                   --------------------------   --------------------   ---------------------------
Equity compensation plans
  approved by security
  holders.....................          5,466,591                   $8.51                    2,451,573
Equity compensation plans not
  approved by security
  holders.....................              --                        --                        --
Total.........................          5,466,591                   $8.51                    2,451,573


---------------

(1) 34,109 shares have been allocated to participants pursuant to the Del Monte AIAP Deferred Compensation Plan.

THE DEL MONTE RETIREMENT PLAN FOR SALARIED EMPLOYEES

     The Del Monte Corporation Retirement Plan for Salaried Employees (the "Del Monte Corporation Retirement Plan"), which became effective as of January 1, 1990, is a non-contributory defined benefit retirement plan covering salaried employees of Del Monte. Credits are made monthly to each participant's Personal Retirement Account ("PRA") consisting of a percentage of that month's eligible compensation, plus interest on his or her account balance. A participant is fully vested upon completion of five years of service.

     The percentage of monthly compensation credited varies according to age is as follows:

                                                    ALL MONTHLY       MONTHLY COMPENSATION
PARTICIPANT AGE                                     COMPENSATION   ABOVE SOCIAL SECURITY BASE
---------------                                     ------------   --------------------------
Below 35..........................................       4%                    3%
35 but below 45...................................       5%                    3%
45 but below 55...................................       6%                    3%
55 and over.......................................       7%                    3%

     The Del Monte Corporation Retirement Plan for Salaried Employees was amended effective January 1, 1998 to change the interest credit from 110% of the interest rate published by the Pension Benefit Guaranty Corporation ("PBGC") to the yield on the 12-month Treasury Bill rate plus 1.5%. In addition, the factors for annuity conversions were changed from specific Del Monte factors to factors based on 30-year Treasury Bond yields or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply and an IRS specified mortality table. The plan was further amended effective June 1, 2001 to replace the 12-month Treasury Bill index with the 6-month Treasury Bill. A participant's annual age 65 annuity benefit will be the greater of an annuity based on (1) the credit balance as of December 31, 1997 increased by interest credits (and not compensation credits) of 110% of the December 31, 1997 PBGC rate divided by 8.2 or (2) the credit balance at the time of retirement using an annuity factor based on 30-year Treasury Bond yields or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply and an IRS specified mortality table. Alternatively, a participant at retirement or other termination of employment may elect a lump sum distribution of his or her account balance.

     Participants who, as of January 1, 1988, were at least age 40 with ten or more years' service, or at least age 55 with five or more years' service, are eligible to receive an alternative retirement benefit that is based on the terms of the prior Retirement Plan for Employees of Del Monte Corporation. For credited service after December 31, 1981, these participants have accrued an annual benefit of 1.75% of average final compensation multiplied by years of credited service. Average final compensation is the participant's highest five years' average compensation during his or her last ten years of credited service. Compensation generally includes base salary and awards under the Annual Award Plan but not other forms of incentive compensation. The amount determined by this alternative benefit formula is reduced by 0.75% of the participant's Social Security benefit, multiplied by years of credited service. For credited service prior to January 1, 1982, a similar benefit formula is applied.

     The Del Monte Corporation Retirement Plan for Salaried Employees was amended effective April 30, 1992 to cease recognition of any future credited service or average final compensation under the alternative retirement benefit. At retirement, a participant who was eligible for the alternative retirement benefit will receive an annual retirement benefit equal to the greater of the retirement benefit determined by his or her PRA, or his or her alternative retirement benefit based on compensation and credited service to April 30, 1992. Alternatively, a participant may elect the greater of a lump sum distribution of his or her PRA account balance or the actuarial equivalent lump sum of the age 65 alternative benefit.

NONQUALIFIED RETIREMENT PLANS

     Effective January 1, 1990, Del Monte established the Del Monte Corporation Additional Benefits Plan and the Del Monte Corporation Supplemental Benefits Plan (the "Nonqualified Retirement Plans"). The Nonqualified Retirement Plans are "top hat" and "excess" benefit plans designed to provide benefits in excess of those otherwise permitted under the Del Monte Corporation Retirement Plan for Salaried Employees and the Del Monte Savings Plan (which is qualified under
Section 401(k) of the Code) by Sections 401(a)(17) and 415 of the Code. The Nonqualified Retirement Plans also provide benefits in respect of certain amounts of severance not taken into account under the Del Monte Corporation Retirement Plan for Salaried Employees or the Del Monte Savings Plan. Employees who participate in the Del Monte Corporation Retirement Plan for Salaried Employees or the Del Monte Savings Plan are generally eligible to participate in the Nonqualified Retirement Plans. Benefits under the Nonqualified Retirement Plans are unfunded and paid from the general assets of Del Monte.

     Set forth below are the estimated annual benefits payable at age 65 (assuming lump sum payments are not elected) under the Del Monte Corporation Retirement Plan for Salaried Employees and the Nonqualified Retirement Plans:

                                                       YEAR ATTAINING     ESTIMATED ANNUAL
PARTICIPANT                                                AGE 65       RETIREMENT BENEFIT(A)
-----------                                            --------------   ---------------------
Mr. Wolford..........................................       2009              $176,588
Mr. Smith............................................       2012               109,359
Mr. Meyers...........................................       2010               156,658
Mr. Magrann..........................................       2009                29,691
Mr. Haberman.........................................       2028               147,905

---------------

(a) The estimated annual retirement benefits shown assumes no increase in compensation or Annual Award Plan benefits and interest credits (as defined in the plans) of 3.48%.

EMPLOYMENT ARRANGEMENTS

     During fiscal 2002, Del Monte had employment agreements with each of Messrs. Wolford, Smith, Meyers, Magrann and Haberman. The following summaries of the material provisions of the employment agreements with Mr. Wolford and Mr. Smith (the "Wolford/Smith Employment Agreements"), the employment agreement with Mr. Meyers (the "Meyers Employment Agreement"), the employment agreement with Mr. Magrann (the "Magrann Employment Agreement") and the employment agreement with Mr. Haberman (the "Haberman Employment Agreement") do not purport to be complete and are qualified in their entirety by reference to these agreements.

     On March 16, 1998, Del Monte entered into employment agreements with Mr. Wolford and Mr. Smith as Chief Executive Officer and Chief Operating Officer, respectively. The Wolford/Smith Employment Agreements are for an indefinite term. Under the terms of the Wolford/Smith Employment Agreements as amended in 1999 and 2002, if the employment of Mr. Wolford or Mr. Smith is terminated by Del Monte for any reason other than for Cause (as defined in the agreements) or by such executive for any reason, the executive would be entitled to continue to receive his base salary and target incentive bonus award and to participate in certain employee welfare benefit plans and programs of Del Monte for up to two years after the date of termination of employment, subject to his not competing with Del Monte, and to his signing a general release and waiver with respect to claims he may have against Del Monte. In addition, Mr. Wolford and Mr. Smith would receive a pro rata annual bonus under the Annual Award Plan for the year in which such termination or resignation occurs. In the event of Termination Upon Change of Control, (as defined in the agreements), Mr. Wolford or Mr. Smith would be entitled to receive the benefits set forth above, provided however that their salaries and bonuses would be made in a lump sum payment within 30 days of their termination date rather than over a period of up to two years. The Wolford/Smith Employment Agreements contain provisions regarding not soliciting Del Monte employees and not disclosing proprietary or confidential information of Del Monte.

     The Meyers Employment Agreement is for an indefinite term. It provides that if Mr. Meyers' employment terminates for any reason other than for Cause (as defined in the agreement) or if he resigns for Good Reason (as defined in the agreement), he would receive as severance, subject to his not competing with Del Monte or disclosing confidential information or trade secrets of Del Monte, severance payments over a three-year period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to Mr. Meyers over the three-year period would equal two times the sum of: (1) Mr. Meyers' highest annual base salary in effect during the 12-month period prior to termination or resignation and (2) the target incentive bonus award for the year in which the termination or resignation occurs (or, if greater, the amount of the award for the next preceding year). In addition, Mr. Meyers would receive a pro rata annual bonus for the year in which such termination or resignation occurs, and would be entitled to participate in certain employee benefit plans and programs maintained by Del Monte in which he participated until the earlier of (1) the end of the three-year period or (2) such time as he is covered by comparable programs of a subsequent employer. In the event of Termination Upon Change of Control, (as defined in the agreement), Mr. Meyers would be entitled to receive the benefits set forth above, provided however that the payment of his salary and bonus would be made in a lump sum payment within 30 days of his termination date rather than over a period of three years.

     The Magrann Employment Agreement is for an indefinite term. It provides that if Mr. Magrann's employment is terminated without Cause (as defined in the agreement) or if he resigns for Good Reason (as defined in the agreement), he would receive as severance, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, severance payments over a 12-month period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to Mr. Magrann over the 12-month period would equal the sum of: (1) his highest annual base salary in effect during the 12-month period prior to such termination or resignation and (2) his target incentive bonus award for the year in which termination or resignation occurs. In addition, Mr. Magrann would receive a pro rata annual bonus under the Annual Award Plan for the year in which termination or resignation occurs and would be entitled to participate in medical benefit plans maintained by Del Monte in which he participates until the earlier of (1) the end of an 18-month period or (2) such time as he is covered by comparable programs of a subsequent employer. In addition, Mr. Magrann would receive 18 months of executive-level outplacement services up to a maximum amount, and he would be entitled to participate in certain management perquisites until the earlier of (1) the end of a 12 month period or (2) such time as he receives comparable perquisites from a subsequent employer. In the event of Termination Upon Change of Control, (as defined in the agreement), Mr. Magrann would be entitled to receive the benefits set forth above, provided however that the severance payment of salary and bonus would be made in a lump sum payment within 30 days of his termination date rather than over a period of 12 months. The Magrann Employment Agreement also provides that, if Mr. Magrann's employment
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

terminates upon disability, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, he would receive severance payments over a 12-month period in an aggregate amount equal to his highest base salary during the 12-month period prior to the termination date and his target incentive bonus for the year in which termination occurs. The Magrann Employment Agreement contains provisions regarding not soliciting employees, customers or suppliers of Del Monte for a two-year period after termination and not disclosing proprietary or confidential information of Del Monte at any time.

     The Haberman Employment Agreement is for an indefinite term. It provides that if Mr. Haberman's employment is terminated without Cause (as defined) or if he resigns for Good Reason (as defined), he would receive as severance, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, severance payments over a 12-month period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to Mr. Haberman over such 12-month period would equal the sum of: (1) his highest annual base salary during the 12-month period prior to such termination or resignation and (2) his target incentive bonus award for the year in which such termination or resignation occurs. In addition, Mr. Haberman would receive a pro rata annual bonus for the year in which such termination or resignation occurs, and would be entitled to participate in medical benefit plans maintained by Del Monte in which he participated and in applicable executive perquisites until the earlier of (1) the end of the 12-month period or
(2) such time as he is covered by comparable programs of a subsequent employer. In addition, Mr. Haberman would receive 18 months of executive-level outplacement services up to a maximum amount. In the event of Termination Upon Change of Control (as defined in the agreement), Mr. Haberman would be entitled to receive the benefits set forth above, provided however that the severance payment of salary and bonus would be made in a lump sum payment within 30 days of his termination date rather than over a period of 12 months. The Haberman Employment Agreement also provides that, if Mr. Haberman's employment terminates upon disability, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, he would receive severance payments over a 12-month period in an aggregate amount equal to his highest base salary during the 12-month period prior to the termination date and his target incentive bonus for the year in which termination occurs. The Haberman Employment Agreement contains provisions regarding not soliciting employees, customers or suppliers of Del Monte for a two-year period after termination, and not disclosing proprietary or confidential information of Del Monte at any time.

RETENTION PLAN

     The Nominating and Compensation Committee adopted an employee retention plan on October 24, 2000 (the "Retention Plan"). The purpose of the Retention Plan is, in the event of a possible future stockholder value-enhancing transaction such as a merger, sale or other such consolidation, to provide an incentive to certain key employees of Del Monte to remain with Del Monte through the transition process and consummation of any such possible transaction. The Retention Plan creates an incentive compensation pool to be allocated among the key employee participants (including Messrs. Wolford, Meyers, Smith, Magrann and Haberman) following the consummation of a transaction resulting in a change in control of Del Monte so long as the participant is employed by Del Monte as of the date of the change in control. The amount of incentive compensation pool is dependent upon the aggregate price per share realized in the transaction and will be determined based upon a percentage of the total sale value of Del Monte. A minimum incentive compensation pool amount will be paid in the event that the per share price realized in the transaction is below a certain level. Del Monte will make "gross up" payments to key employee participants in the event it is determined that payments to the key employee participants under the Retention Plan are subject to the excise tax imposed by Section 4999 of the Code. Payments will not be made under this plan in connection with the merger, as the merger will not result in a change of control of Del Monte as defined in this plan.

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

                NOMINATING AND COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION


     During fiscal 2002, Messrs. Price, Haycox and Shaw and Ms. O'Leary served as members of the Nominating and Compensation Committee of Del Monte's board of directors. Mr. Price is an officer of Texas Pacific Group and, until March 2002, Mr. Shaw was also an officer of Texas Pacific Group. See "Certain Relationships and Related Transactions". Mr. Haycox was formerly an officer of Del Monte and served as Co-Chairman and Co-Chief Executive Officer of Del Monte from December 1995 until April 1997.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following contains a summary of the material terms and provisions of the Management Advisory Agreement, Transaction Advisory Agreement and Registration Rights Agreement between Texas Pacific Group and Del Monte. The description is not a complete description of these agreements and is qualified by reference to the full text of these agreements, which are incorporated by reference into this document and filed as exhibits to the Registration Statement of which this proxy statement/prospectus is a part.

TRANSACTIONS WITH TEXAS PACIFIC GROUP

     In April 1997, Del Monte was recapitalized with an equity investment from Texas Pacific Group and other investors (the "Recapitalization".) In connection with the Recapitalization, Del Monte entered into a ten-year Management Advisory Agreement dated April 18, 1997 with Texas Pacific Group. Under the Management Advisory Agreement, Texas Pacific Group is entitled to receive a fee from Del Monte for management advisory services equal to the greater of $500,000 or 0.05% of the budgeted consolidated annual net sales of Del Monte. In fiscal 2002, Texas Pacific Group or its designee received fees of $702,550 under this agreement. In addition, this agreement provides that Del Monte will indemnify Texas Pacific Group, its affiliates and shareholders, and their respective directors, officers, controlling persons, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by Texas Pacific Group under the agreement. This indemnification may not extend to actions arising under the U.S. federal securities laws. The Management Advisory Agreement makes available Texas Pacific Group's resources concerning a variety of financial and operational matters, including advice and assistance in reviewing Del Monte's business plans and its results of operations and in evaluating possible strategic acquisitions, as well as providing investment banking services in identifying and arranging sources of financing. This agreement does not specify a minimum number of Texas Pacific Group personnel who must provide such services or the individuals who must provide them. It also does not require that a minimum amount of time be spent by such personnel on Del Monte matters. Del Monte cannot otherwise obtain the services that Texas Pacific Group will provide without the addition of personnel or the engagement of outside professional advisors. This agreement will terminate upon completion of the merger.

     In connection with the Recapitalization, Del Monte also entered into a ten-year Transaction Advisory Agreement dated April 18, 1997 with Texas Pacific Group. As compensation for financial advisory and other similar services rendered in connection with certain "add-on" transactions (such as an acquisition, merger or recapitalization; collectively, "Add-on Transactions"), Texas Pacific Group is to be paid a fee of 1.5% of the "transaction value" for each Add-on Transaction. The term "transaction value" means the total value of any Add-on Transaction, including, without limitation, the aggregate amount of the funds required to complete the transaction (excluding any fees payable pursuant to this agreement and fees, if any, paid to any other person or entity for financial advisory, investment banking, brokerage or any other similar services rendered in connection with such transaction) including the amount of indebtedness, preferred stock or similar items assumed (or remaining outstanding). The Transaction Advisory Agreement includes indemnification provisions similar to those described above. These provisions may not extend to actions arising under the U.S. federal securities laws. In fiscal 2002, Texas Pacific Group did not receive any payments under the Transaction Advisory Agreement. In connection with the Merger Agreement, Texas Pacific Group has entered into a letter agreement with Del Monte Corporation and a Voting Agreement with Heinz that, among other things, modify the Transaction Advisory Agreement by limiting the transaction advisory fee payable under the Transaction Advisory Agreement to Texas Pacific Group in connection with the transactions set forth in the Merger Agreement to $9 million. The Transaction Advisory Agreement will terminate upon completion of the merger.



     Certain conflicts of interest could arise as a result of the relationship between Del Monte and Texas Pacific Group. Messrs. Price and Boyce, each of whom is a partner of Texas Pacific Group, and Mr. Shaw, a former partner of Texas Pacific Group, are also directors of Del Monte. In addition, Messrs. Price and Shaw are members of the Nominating and Compensation Committee. If the merger is completed, Mr. Price will be one of Del Monte's 3 designees to the board of directors of Del Monte after the merger. None of Del Monte's management is affiliated with Texas Pacific Group. Currently, Texas Pacific Group has the power to influence and control the management and policies of Del Monte and matters requiring stockholder approval because it owns approximately 46.5% of the voting power of the outstanding Del Monte common stock. However, immediately following completion of the merger, Texas Pacific Group is expected to own approximately 11.6% of the outstanding common stock of Del Monte. Texas Pacific Group may be subject to a conflict of interest in allocating acquisition or other business opportunities between Del Monte and other entities in which Texas Pacific Group has substantial investments. Although currently Texas Pacific Group has no investment in any entity that competes directly with Del Monte, it may in the future make such an investment.



     Del Monte will address any conflicts of interest and future transactions it may have with its affiliates, including Texas Pacific Group, or other interested parties in accordance with applicable law. Delaware law provides that any transaction between the company and any director or officer or other entity in which any of the company's directors or officers are also directors or officers, or have a financial interest, will not be void or voidable solely due to the fact of the interest or affiliation, or solely because the director or officer is present at or participates in the meeting of the board or committee that authorizes the contract or transaction or solely because the votes of interested directors are counted in approving the contract or transaction, so long as (1) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (2) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.



     Under a Registration Rights Agreement between Del Monte and Texas Pacific Group dated April 18, 1997, Del Monte has granted Texas Pacific Group the right to require Del Monte to register shares of Del Monte common stock held by Texas Pacific Group and its affiliates for public sales, often referred to as demand registration rights. So long as Texas Pacific Group and its affiliates continue to hold at least 5% of the outstanding shares of Del Monte common stock, Texas Pacific Group will have the right to request one demand registration in each nine-month period. In the event that Del Monte registers shares of common stock held by Texas Pacific Group, Del Monte would also be required to register shares of common stock held by certain other stockholders of Del Monte upon their request. Effective upon completion of the merger, this agreement will be terminated and the Stockholder Rights Agreement will become effective. See "Stockholder Rights Agreement" for a description of the registration rights that Texas Pacific Group will have under the Stockholder Rights Agreement.


TRANSACTIONS WITH MANAGEMENT

     During the second and third quarters of fiscal 1998, Del Monte sold shares of Del Monte common stock to certain key employees, including the executive officers of Del Monte, under Del Monte's
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


Employee Stock Purchase Plan. See "Employment and Other Arrangements -- Stock Purchase Plan". Messrs. Wolford and Smith each paid $175,000 in cash and borrowed an additional equal amount from Del Monte, under Promissory Notes, to acquire the stock purchased by each of them pursuant to the plan. These loans were made by Del Monte in 1998 in accordance with then-applicable law. The Promissory Notes are secured by a pledge of the stock purchased with the proceeds of the loans. The terms of the Promissory Notes provide for accrual of interest, compounded semiannually, at the applicable federal short-term rate, adjusted each February 1 and August 1. As of August 1, 2002, this rate was 2.52%. Additionally, because the terms and conditions of the Promissory Notes do not require scheduled reduction of principal, the balance, at July 31, 2002, of each of the Promissory Notes has been increased by accrued and unpaid interest of $43,460. The Promissory Notes permit prepayment at the borrower's option and also require repayment upon the occurrence of specific events, including termination of employment and sale of the securities pledged to secure the Promissory Notes. Del Monte extended these loans in accordance with applicable law governing transactions by a corporation with its officers. Del Monte cannot predict whether the terms of these transactions, if made with a disinterested third party, would be more or less favorable to Messrs. Wolford and Smith. Del Monte has no reason to believe that such terms would be less favorable. Del Monte's bank financing arrangements limit the ability of Del Monte to make loans or advances to employees to a maximum amount outstanding at any time of $10 million. Other than these loans to Messrs. Wolford and Smith, Del Monte has not made any loans or advances to any of its directors or executive officers or members of their immediate families.


             REPORT OF THE NOMINATING AND COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION


     The compensation of Del Monte's executive officers is determined by Del Monte's Nominating and Compensation Committee (the "Compensation Committee") which consists entirely of non-employee directors. A sub-committee of the Compensation Committee consisting of Mr. Haycox and Ms. O'Leary approves compensation matters for purposes of Section 162(m) of the Code and Rule 16b-3 of the Securities and Exchange Act of 1934. In developing the executive compensation program of Del Monte, the Compensation Committee has used the services of a nationally recognized compensation consulting firm, which provides information to assist the Compensation Committee.



COMPENSATION PHILOSOPHY



     The primary components of Del Monte's executive compensation program are



     - base salary;



     - an annual cash incentive award based primarily on Del Monte's performance; and



     - a long-term incentive program, which consists of grants of stock options.



     It is the philosophy of the Board of Directors of Del Monte generally to set base salary and the annual incentive award at the median range of salaries and bonuses paid by a selected peer group of companies in the branded food industry. Through the use of stock options, executive officers have the opportunity to receive total compensation, including base salary, annual incentive award and long term incentives, at the apex of the same peer group of companies. This opportunity depends, in part, on the performance of Del Monte's common stock. This emphasis on long-term incentives is intended to encourage the executives to focus on the growth of Del Monte, while closely aligning their interests with those of Del Monte stockholders.



BASE SALARY



     Base salaries for executive officers are set at levels consistent with the compensation philosophy, and that are considered appropriate in view of the responsibilities of each position. Individual performance is also considered. The Compensation Committee approves all salary increases for executive officers.

ANNUAL INCENTIVE AWARD



     The Annual Incentive Award Program provides for cash awards to be determined shortly after the end of the fiscal year. The Compensation Committee establishes financial targets as an incentive for superior corporate performance. Each executive officer has a target award based on a percentage of base salary. The payout of the award to executive officers is based solely on the attainment of both the financial targets established at the start of the fiscal year and individual objectives set annually by the Compensation Committee. In the case of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, the payout is based two-thirds on the financial performance targets and one-third on individual objectives set annually by the Compensation Committee. For other executive officers, the payout is based one-half on the financial targets and one-half on individual objectives. Financial performance that is in the top quartile of a specific group of peer companies results in a 25% increase to the financial portion of the awards. The payments to the executive officers can range from zero to 200% of the target award based on achievement of the financial targets and individual objectives. Each executive officer's primary financial target was based on achieving a minimum earnings per share target. Other personal objectives included debt reduction, capital cost improvement and new product initiatives, among others. Actual percentages were based on delivering actual earnings per share and achieving the executive officer's personal objectives.



LONG TERM INCENTIVE PLAN COMPENSATION/STOCK OPTIONS



     Long term incentives are addressed through grants of stock options under Del Monte's 1998 Stock Incentive Plan. The Compensation Committee believes that using stock options as a long-term incentive aligns the interests of the executive officers of Del Monte with those of Del Monte stockholders. The Compensation Committee approves all option grants for executive officers and the guidelines to be used for option grants for other management employees. Individual grants of stock options are made based on the executive officer's level of responsibility and individual performance.



COMPENSATION OF CHIEF EXECUTIVE OFFICER



     The Compensation Committee meets annually to review the performance and compensation of Richard G. Wolford, Chairman, President and Chief Executive Officer of Del Monte. Mr. Wolford's compensation package for fiscal 2002 consisted of a base salary, an annual incentive award cash bonus and an option grant to purchase 200,000 shares of common stock.



     In setting the compensation level for the Chief Executive Officer, the Compensation Committee considers comparative compensation information from other companies for the prior year, among other factors. Mr. Wolford's base salary for fiscal 2002 and annual compensation target (base and annual bonus) were set at levels that were consistent with the Del Monte's stated compensation philosophy. The Compensation Committee did not approve a salary increase for Mr. Wolford in fiscal 2002.



     Mr. Wolford's annual incentive award under Del Monte's annual incentive award program for fiscal 2002 was $977,774. This bonus was above target and was based on Mr. Wolford's achievement of the financial performance targets and individual objectives established under the plan.



     In fiscal 2002, Mr. Wolford received an option to purchase 200,000 shares of Del Monte common stock. This option vests in equal installments over four years. In approving Mr. Wolford's compensation arrangements, including the option grant, the Compensation Committee took into account Del Monte's and Mr. Wolford's accomplishments during fiscal 2002, including the Company's earnings per share, debt reduction, cost management, and achievement of other organizational objectives. Detailed disclosure of Mr. Wolford's compensation for fiscal 2002, fiscal 2001 and fiscal 2000 is contained in the Summary Compensation Table.

TAX TREATMENT OF EXECUTIVE COMPENSATION



     Section 162(m) of the Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the Chief Executive Officer and each of Del Monte's four other most highly compensated executive officers. The Compensation Committee intends that Del Monte will generally manage its executive compensation program so as to preserve the related federal income tax deductions.



                                          The Nominating and Compensation
                                          Committee



                                          William S. Price III, Chairman


                                          Brian E. Haycox


                                          Denise M. O'Leary


                                          Jeffrey A. Shaw

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


     During fiscal 2002, the Audit Committee of the Board of Directors consisted of three non-employee directors who met the independence requirements of the New York Stock Exchange listing standards. The Audit Committee operates under a written charter, approved and adopted by the Del Monte Board of Directors.



WHAT ARE THE RESPONSIBILITIES OF MANAGEMENT, THE INDEPENDENT AUDITORS AND THE AUDIT COMMITTEE?



     Del Monte's management is responsible for Del Monte's internal controls and financial reporting process. Del Monte's independent auditors, KPMG LLP, are responsible for performing an independent audit of Del Monte's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on Del Monte's consolidated financial statements. Under Del Monte's Audit Committee's charter, the Audit Committee serves as an independent and objective party to monitor Del Monte's financial reporting process and internal control system. The Committee monitors the independence and performance of the independent auditors and of Del Monte's internal audit department. The Committee also provides an open avenue of communication between Del Monte's independent auditors and its Board of Directors.



HOW DOES THE AUDIT COMMITTEE CARRY OUT ITS RESPONSIBILITIES?



     - The Audit Committee has convened seven times during the year to discuss Del Monte's earnings releases, the interim and annual financial statements and Del Monte's internal controls on the financial reporting process.



     - The Audit Committee reviewed Del Monte's audited financial statements for the fiscal year ended June 30, 2002 and met with both management and Del Monte's independent auditors, KPMG LLP, to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles in the United States of America. KPMG LLP's report as of and for the fiscal year ended June 30, 2002, which is incorporated by reference, includes an unqualified audit opinion.



     - The Audit Committee has received from and discussed with KPMG LLP its written disclosure and letter regarding its independence from Del Monte as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).



     - The Audit Committee has also reviewed and considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining the auditors' independence.



     - The Audit Committee has also discussed with KPMG LLP any matters required to be discussed by Statements of Auditing Standards No. 61, as amended.



                                          The Audit Committee



                                          Patrick Foley, Chairman


                                          Timothy G. Bruer


                                          Brian E. Haycox

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return on Del Monte common stock (which is listed on the New York Stock Exchange and the Pacific Stock Exchange as "DLM") with the cumulative total return of the Russell 2000 and the Standard & Poor's MidCap Food, Beverage & Tobacco indexes, for the period commencing February 5, 1999 and ending on June 28, 2002 (Del Monte's initial public offering date to the most recent fiscal year end). The graph is based on the assumption that $100 was invested on February 5, 1999 in Del Monte common stock and in each index, and that all dividends were reinvested.

                              [PERFORMANCE GRAPH]

As of January 2, 2002, Standard & Poor's reclassified all of their indexes and replaced the S&P MidCap Food & Beverage Index with the S&P MidCap Food, Beverage & Tobacco Index.

-------------------------------------------------------------------------------------------------------
                       2/5/99    6/30/99   12/31/99   6/30/00   12/29/00   6/29/01   12/28/01   6/28/02
-------------------------------------------------------------------------------------------------------
 DLM                   100.00    107.20      78.80     43.58      46.40     53.63      55.49     75.52
-------------------------------------------------------------------------------------------------------
 Russell 2000          100.00    111.61     124.00    127.79     120.38    128.57     124.84    117.75
-------------------------------------------------------------------------------------------------------
 S&P MidCap Food       100.00     97.28      76.54     71.95      92.04     94.11     104.45    113.64

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Del Monte believes that during fiscal 2002, all Securities and Exchange Commission filings of its directors, officers and ten percent stockholders complied with the requirements of Section 16 of the Securities Exchange Act. This belief is based on our review of forms filed or written notice that no forms were required to be filed.

                          FUTURE STOCKHOLDER PROPOSALS


     Assuming consummation of the merger and Del Monte's adoption of a fiscal year ending on the Sunday nearest April 30, the deadline for submission, in writing to Del Monte's Corporate Secretary, of all stockholder proposals to be considered for inclusion in Del Monte's proxy statement for the 2003 annual meeting will be disclosed in a Form 10-Q filed after the merger. In the event that the merger is not consummated, all stockholder proposals to be considered for inclusion in Del Monte's proxy statement for the 2003 annual meeting must be submitted in writing to Del Monte's Corporate Secretary before July 23, 2003. Under Del Monte Foods Company's current by-laws, a proposal or nomination for the 2003 annual meeting of stockholders must be submitted in writing and received by the Corporate Secretary not less than 60 days nor more than 90 days before the date designated for the 2003 annual meeting or, if the date of the 2003 annual meeting has not been publicly disclosed at least 75 days before the meeting, then no later than 15 days after the initial public disclosure of the meeting date. Following the effective time of the merger, Del Monte Foods Company's by-laws will provide that a proposal or nomination for the 2003 annual meeting of stockholders must be submitted in writing and received by the Corporate Secretary not less than 90 days nor more than 120 days before the date designated for the 2003 annual meeting or, if the 2003 annual meeting date has not been publicly disclosed at least 75 days before the meeting, then no later than 15 days after the initial public disclosure of the meeting date. If the stockholder does not also comply with the requirements of Rule 14a-4(c) of the Securities Exchange Act of 1934, Del Monte may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal.



     A submission by a Del Monte stockholder must contain the specific information required in Del Monte Foods Company's by-laws. If you would like a copy of Del Monte Foods Company's current by-laws, please write to the Corporate Secretary of Del Monte Foods Company at P.O. Box 193575, San Francisco, CA 94119-3575. After the completion of the merger, Del Monte Foods Company's by-laws will be in the form of Annex E to this document.


                                 LEGAL MATTERS


     The validity of the shares of common stock of Del Monte to be issued in connection with the merger will be passed upon by Gibson, Dunn & Crutcher LLP. It is a condition to the completion of the merger that Del Monte and Heinz receive opinions from Gibson, Dunn & Crutcher LLP and Simpson Thacher & Bartlett, respectively, with respect to the tax treatment of the merger.


                                    EXPERTS


     The consolidated financial statements of Del Monte Foods Company as of June 30, 2002 and 2001, and for each of the years in the three-year period ended June 30, 2002, have been incorporated by reference in this proxy statement/prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference in this proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.


     The combined financial statements of the Heinz Businesses as of May 1, 2002 and May 2, 2001 and for each of the three fiscal years in the period ended May 1, 2002 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Del Monte files reports (including annual reports which contain audited financial statements), proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference rooms. Del Monte's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov".


     Del Monte has filed with the Securities and Exchange Commission a registration statement on Form S-4. This proxy statement/prospectus is a part of the registration statement and constitutes the prospectus for the common stock of Del Monte to be issued to the holders of shares of SKF Foods common stock in the merger. As allowed by the Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.


     The Securities and Exchange Commission allows Del Monte to "incorporate by reference" information into this proxy statement/prospectus. This means that Del Monte can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about Del Monte and its financial condition. The information incorporated by reference is considered to be part of this proxy statement/prospectus.

     Information that Del Monte files later with the Securities and Exchange Commission will automatically update and supersede this information. Del Monte incorporates by reference the documents listed below and any future filings it will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of the annual meeting:


          - Annual Report on Form 10-K for the fiscal year ended June 30, 2002 filed with the Securities and Exchange Commission on September 30, 2002, and as amended, filed with the Securities and Exchange Commission on October 28, 2002; and



          - Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 filed with the Securities and Exchange Commission on November 14, 2002.



          - Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2002.



          - The description of Del Monte common stock contained in Item 1 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 23, 1998, including any amendments or reports filed for the purpose of updating the description.



     You may request a copy of these filings at no cost by writing or telephoning Del Monte at the following address or telephone number: Del Monte Foods Company, One Market @ The Landmark, San Francisco, CA 94105, (415) 247-3382.



     IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, YOU SHOULD MAKE YOUR REQUEST BY DECEMBER 12, 2002.



     IF YOU ARE A DEL MONTE STOCKHOLDER AND YOU HAVE ANY QUESTIONS ABOUT THE MERGER OR THE ANNUAL MEETING, OR IF YOU NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT DEL MONTE'S INFORMATION AGENT:



                             GEORGESON SHAREHOLDER


                                 (866) 788-8074


         MONDAY TO FRIDAY, 9:00 A.M. TO 5:00 P.M. EASTERN STANDARD TIME



     IF YOU ARE A HEINZ SHAREHOLDER AND YOU HAVE ANY QUESTIONS ABOUT THE SPIN-OFF AND THE MERGER, PLEASE CONTACT DEL MONTE'S INFORMATION AGENT AT THE NUMBER STATED ABOVE. IF YOU HAVE ANY FURTHER QUESTIONS, PLEASE CONTACT HEINZ AT
(412) 456-5700.


     DEL MONTE HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR ABOUT DEL MONTE THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS PROXY STATEMENT/

PROSPECTUS OR THE DOCUMENTS THAT DEL MONTE PUBLICLY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

              INDEX TO THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                OF THE H. J. HEINZ COMPANY FINANCIAL STATEMENTS


COMBINED FINANCIAL STATEMENTS FOR THE THREE-MONTH PERIOD
  ENDED JULY 31, 2002 (UNAUDITED)...........................
     COMBINED STATEMENTS OF INCOME..........................  F-2
     CONDENSED COMBINED BALANCE SHEETS......................  F-3
     COMBINED CASH FLOW STATEMENT...........................  F-4
     NOTES TO COMBINED FINANCIAL STATEMENTS.................  F-5 to F-10
COMBINED FINANCIAL STATEMENTS AS OF MAY 1, 2002 AND MAY 2,
  2001 AND FOR THE THREE YEARS IN THE PERIOD ENDED MAY 1,
  2002......................................................
     REPORT OF INDEPENDENT ACCOUNTANTS......................  F-11
     COMBINED STATEMENTS OF OPERATIONS......................  F-12
     COMBINED BALANCE SHEETS................................  F-13
     COMBINED CASH FLOW STATEMENTS..........................  F-14
     NOTES TO COMBINED FINANCIAL STATEMENTS.................  F-15 TO F-28

  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS, AND U.S. SOUP AND INFANT FEEDING
                      BUSINESSES OF THE H.J. HEINZ COMPANY



                         COMBINED STATEMENTS OF INCOME



                                                                THREE-MONTH PERIOD ENDED
                                                             ------------------------------
                                                             JULY 31, 2002   AUGUST 1, 2001
                                                             -------------   --------------
                                                                      (UNAUDITED)
                                                                     (IN THOUSANDS)
Sales......................................................    $364,331         $401,754
Cost of products sold......................................     250,097          272,720
                                                               --------         --------
Gross profit...............................................     114,234          129,034
Selling, general and administrative expenses...............      66,691           67,114
                                                               --------         --------
Operating income...........................................      47,543           61,920
Interest income............................................         182              181
Other income...............................................       1,484              906
                                                               --------         --------
Income before income taxes.................................      49,209           63,007
Provision for income taxes.................................      15,993           22,195
                                                               --------         --------
Net income.................................................    $ 33,216         $ 40,812
                                                               ========         ========



   The accompanying notes are an integral part of these financial statements.

  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS, AND U.S. SOUP AND INFANT FEEDING
                      BUSINESSES OF THE H.J. HEINZ COMPANY



                       CONDENSED COMBINED BALANCE SHEETS



                                                              JULY 31, 2002   MAY 1, 2002*
                                                              -------------   ------------
                                                               (UNAUDITED)
                                                                     (IN THOUSANDS)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................   $    2,001      $      518
  Receivables, net..........................................      153,313         216,759
  Inventories...............................................      323,740         330,632
  Prepaid expenses and other current assets.................       50,161          25,762
  Deferred income taxes.....................................        8,091           5,121
                                                               ----------      ----------
          Total current assets..............................      537,306         578,792
  Property, plant and equipment.............................      666,912         665,921
  Less: accumulated depreciation............................     (332,532)       (328,871)
                                                               ----------      ----------
          Total property, plant and equipment, net..........      334,380         337,050
  Other noncurrent assets:
  Other investments.........................................        1,412           3,537
  Goodwill ,net.............................................      621,192         622,126
  Trademarks, net...........................................      258,517         259,249
  Other intangible assets, net..............................        5,213           5,433
  Other noncurrent assets...................................       24,131          29,174
                                                               ----------      ----------
          Total other noncurrent assets.....................      910,465         919,519
                                                               ----------      ----------
          Total assets......................................   $1,782,151      $1,835,361
                                                               ==========      ==========

                        LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
  Accounts payable..........................................   $   33,215      $   47,309
  Accrued marketing.........................................       15,458          17,104
  Accrued restructuring costs...............................       12,754          14,304
  Other accrued liabilities.................................       24,582          28,227
                                                               ----------      ----------
     Total current liabilities..............................       86,009         106,944
Deferred income taxes.......................................      116,852         113,103
Deferred income.............................................       20,597          22,180
Other liabilities...........................................           --             492
                                                               ----------      ----------
          Total liabilities.................................      223,458         242,719
  Parent company's investment...............................    1,558,693       1,592,642
                                                               ----------      ----------
          Total liabilities and parent company's
            investment......................................   $1,782,151      $1,835,361
                                                               ==========      ==========



   The accompanying notes are an integral part of these financial statements.


            * Summarized from audited fiscal year 2002 balance sheet

  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS, AND U.S. SOUP AND INFANT FEEDING
                      BUSINESSES OF THE H.J. HEINZ COMPANY



                          COMBINED CASH FLOW STATEMENT



                                                                THREE-MONTH
                                                                PERIOD ENDED
                                                               JULY 31, 2002
                                                               --------------
                                                                (UNAUDITED)
                                                               (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income................................................      $ 33,216
  Adjustments to reconcile net income to cash provided by
     operating activities:
  Depreciation..............................................         8,054
  Amortization..............................................           946
  Deferred tax provision....................................           779
  Other items, net..........................................          (518)
  Changes in current assets and liabilities, excluding the
     effects of acquisitions and divestitures:
  Receivables...............................................        63,287
  Inventories...............................................         5,517
  Prepaid expenses and other current assets.................       (24,399)
  Accounts payable..........................................       (14,095)
  Accrued liabilities.......................................        (5,934)
                                                                  --------
     Cash provided by operating activities..................        66,853
INVESTING ACTIVITIES:
  Capital expenditures......................................        (5,023)
  Proceeds from disposals of property, plant and
     equipment..............................................           124
  Other items, net..........................................         7,217
                                                                  --------
     Cash provided by investing activities..................         2,318
FINANCING ACTIVITIES:
  Net parent settlements....................................       (68,580)
                                                                  --------
     Cash used for financing activities.....................       (68,580)
Effect of exchange rate changes on cash and cash
  equivalents...............................................           892
Net increase in cash and cash equivalents...................          1483
Cash and cash equivalents, beginning of period..............           518
                                                                  --------
Cash and cash equivalents, end of period....................      $  2,001
                                                                  ========



   The accompanying notes are an integral part of these financial statements.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,


                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES


                           OF THE H. J. HEINZ COMPANY



                     NOTES TO COMBINED FINANCIAL STATEMENTS


                                  (UNAUDITED)



1.  BASIS OF PRESENTATION



     The accompanying combined financial statements include the assets and liabilities and the related operations of the U.S. Tuna, North American Pet Products, and U.S. Soup and Infant Feeding businesses (collectively referred to as the "Businesses"), which are included in the consolidated financial statements of the H. J. Heinz Company ("Heinz").



     These financial statements have been prepared in anticipation of a transaction, announced on June 13, 2002, whereby Heinz would spin off the Businesses to Heinz shareholders creating a new, independent company. Immediately thereafter, the newly formed company will merge with a wholly-owned subsidiary of Del Monte Foods Company (Del Monte) resulting in the newly formed company becoming a wholly-owned subsidiary of Del Monte. As a result of this transaction, the Businesses will incur approximately $1.1 billion of debt.



     This transaction, which has been approved by the Board of Directors of Heinz and Del Monte, is subject to approval by the shareholders of Del Monte and receipt of a ruling from the Internal Revenue Service that the spin-off transaction will be tax-free to Heinz, SKF Foods, Del Monte and the shareholders of Heinz. The spin-off and merger are also subject to the receipt of applicable governmental approvals and the satisfaction of other customary closing conditions.



     The preparation of these financial statements include the use of "carve-out" and "push down" accounting procedures wherein certain assets, liabilities, and expenses historically recorded or incurred at the parent company level of Heinz or an affiliate of Heinz, which related to or were incurred on behalf of the Businesses, have been identified and allocated or pushed down as appropriate to reflect the financial results of the Businesses for the periods presented. No direct relationship existed among all of the operations which comprise the Businesses. Accordingly, Heinz's net investment in the Businesses (parent company's investment) is shown in lieu of stockholder's equity in the combined balance sheets. Allocations were made primarily based on a percentage of revenue, which management believes represents a reasonable allocation. See Note 6 for a further discussion regarding the allocation of costs.



     The Businesses have not historically been managed as a single stand-alone unit, but as part of the operations of Heinz in North America. As such, quarterly balance sheets and quarterly statements of cash flows were not historically prepared for the Businesses, and it would not be practicable to retroactively prepare such statements. As such, the Securities and Exchange Commission has agreed to accept a statement of cash flows for the three-month period ended July 31, 2002 only. Accordingly, comparative statements of cash flow have not been presented.



     No debt or interest expense has been allocated to the Businesses from Heinz. These statements may not be necessarily indicative of the results of operations that would have existed or will exist in the future assuming the Businesses were operated as a separate, independent company.



     The interim combined financial statements of the Businesses are unaudited. The results for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year due to the seasonal nature of the Businesses. In the opinion of management, all adjustments which are of a normal and recurring nature, necessary for a fair statement of the results of operations of these interim periods have been included.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,


                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES


                           OF THE H. J. HEINZ COMPANY



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



2.  INVENTORIES



     The composition of inventories at the balance sheet dates was as follows:



                                                              JULY 31,    MAY 1,
                                                                2002       2002
                                                              --------   --------
                                                                (IN THOUSANDS)
Finished goods and work-in-process..........................  $277,175   $271,166
Packaging material and ingredients..........................    46,565     59,466
                                                              --------   --------
                                                              $323,740   $330,632
                                                              ========   ========



3.  RESTRUCTURING



     In the fourth quarter of Fiscal 2001, Heinz announced a restructuring initiative named "Streamline" which includes the closure of the Businesses' tuna operations in Puerto Rico, the consolidation of the Businesses' North American canned pet food production to Bloomsburg, Pennsylvania (which results in ceasing canned pet food production at the Businesses' Terminal Island, California facility) and the divestiture of the Businesses' U.S. fleet of fishing boats and related equipment.



     The major components of the restructuring charge and implementation costs and the remaining accrual balances as of July 31, 2002 were as follows:



                                            EMPLOYEE
                             NON-CASH      TERMINATION
                               ASSET      AND SEVERANCE    ACCRUED     IMPLEMENTATION
                            WRITE-DOWNS       COSTS       EXIT COSTS       COSTS         TOTAL
                            -----------   -------------   ----------   --------------   -------
                                                       (IN MILLIONS)
Restructuring and
  implementation costs --
  Fiscal 2001.............    $ 107.1        $ 20.7         $ 48.8         $ 20.8       $ 197.4
Amounts utilized -- Fiscal
  2001....................     (107.1)         (2.6)          (1.4)         (20.8)       (131.9)
                              -------        ------         ------         ------       -------
Accrued restructuring
  costs -- May 2, 2001....         --          18.1           47.4             --          65.5
Restructuring and
  implementation costs --
  Fiscal 2002.............        5.4          (0.5)          (7.3)           7.9           5.5
Amounts utilized -- Fiscal
  2002....................       (5.4)        (17.2)         (29.6)          (7.9)        (60.1)
                              -------        ------         ------         ------       -------
Accrued restructuring
  costs -- May 1, 2002....         --           0.4           10.5             --          10.9
Amounts utilized -- Fiscal
  2003....................         --          (0.2)          (1.2)                        (1.4)
                              -------        ------         ------         ------       -------
Accrued restructuring
  costs -- July 31,
  2002....................    $    --        $  0.2         $  9.3         $   --       $   9.5
                              =======        ======         ======         ======       =======



     During the first quarter of fiscal 2003, the Businesses utilized $1.4 million of severance and exit cost accruals related to its overhead reduction plan.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


4.  RECENTLY ADOPTED ACCOUNTING STANDARDS



     During the fourth quarter of fiscal 2002, the Businesses adopted Emerging Issues Task Force ("EITF") statements relating to the classification of vendor consideration and certain sales incentives. The adoption of these EITF statements has no impact on operating income or net earnings; however, revenues and gross profit were reduced by approximately $22.8 million in the first quarter of fiscal 2002.



     The Businesses adopted Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" which requires that the purchase method of accounting be applied to all business combinations after June 30, 2001. SFAS No. 141 also established criteria for recognition of intangible assets and goodwill. Effective May 2, 2002, the Businesses adopted SFAS No. 142 "Goodwill and Other Intangible Assets." Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized, but are tested at least annually for impairment.



     The Businesses are currently completing their evaluation of the impact of adopting SFAS No. 142 on the combined financial statements. The reassessment of intangible assets, including the ongoing impact of amortization, was completed during the first quarter of Fiscal 2003. The assignment of goodwill to reporting units, along with transitional goodwill impairment tests, must be completed during the second quarter of Fiscal 2003. If the carrying value of goodwill or an intangible asset exceeds its fair value, an impairment loss shall be recognized. A discounted cash flow model is being used to determine the fair value of the Businesses' reporting units for purposes of testing goodwill for impairment. The discount rate being used is based on a risk-adjusted weighted average cost of capital for the Businesses.



     The effects of adopting the new standards on net income for the three-month periods ended July 31, 2002 and August 1, 2001 are as follows.



                                                                       NET INCOME
                                                             ------------------------------
                                                             JULY 31, 2002   AUGUST 1, 2001
                                                             -------------   --------------
Net income.................................................     $33,216         $40,812
Add: Goodwill amortization, net of tax.....................          --           1,084
Trademark amortization, net of tax.........................          --             787
                                                                -------         -------
Net income excluding goodwill and trademark amortization...     $33,216         $42,683
                                                                =======         =======



     Changes in the carrying amount of goodwill, all of which are in the Pet Products segment, from May 1, 2002 to July 31, 2002, were the result of $0.9 million of translation adjustments.



     Trademarks and other intangible assets at July 31, 2002 and May 1, 2002, subject to amortization expense, are as follows:



                                  JULY 31, 2002                         MAY 1, 2002
                                   ACCUMULATED                          ACCUMULATED
                         GROSS     AMORTIZATION      NET      GROSS    AMORTIZATION      NET
                        -------   --------------   -------   -------   -------------   -------
Trademarks............  $73,481      $17,575       $55,906   $73,481      $16,915      $56,566
Other.................   11,352        6,139         5,213     1,352        5,919        5,433
                        -------      -------       -------   -------      -------      -------
                        $84,833      $23,714       $61,119   $84,833      $22,834      $61,999
                        =======      =======       =======   =======      =======      =======



     Amortization expense for trademarks and other intangible assets subject to amortization was $0.9 million for the three months ended July 31, 2002. Based upon the amortizable intangible assets recorded on the balance sheet at July 31, 2002, amortization expense for each of the next five years is estimated to be approximately $3.6 million.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Intangible assets not subject to amortization at July 31, 2002 and May 1, 2002, were $233.9 million for both years consisting of trademarks.



     Effective May 2, 2002, the Businesses adopted SFAS No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets". This statement provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. The adoption of this new standard did not have a material impact on the Businesses financial position, results of operations or cash flows for the three months ended July 31, 2002.



5.  RECENTLY ISSUED ACCOUNTING STANDARDS



     In June 2001, the FASB approved SFAS No. 143 "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses the accounting for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset, except for certain obligations of lessees. This standard is effective for fiscal years beginning after June 15, 2002. The Businesses do not expect that the adoption of this standard will have a significant impact on the combined financial statements.



     In June 2002, the FASB approved SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Management of the Businesses is currently assessing the details of this Standard.



6.  RELATED PARTY TRANSACTIONS



  SHARED-SERVICE FUNCTIONS



     Costs charged to the Businesses by an affiliate of Heinz are provided through shared-service functions and include warehousing costs, variable and fixed selling expenses and general and administrative costs such as information systems support, human resources, finance and accounting. These costs, which are allocated based on revenue, are included in the accompanying combined statements of operations as a component of SG&A (selling, general and administrative expenses) in the amounts of $16.2 million for the three months ended July 31, 2002 and $29.3 million for the three months ended August 1, 2001. The decrease is primarily related to a reduction in total shared service costs that are being allocated to the businesses.



  HEINZ CORPORATE CHARGES



     Certain of Heinz' general and administrative expenses, consisting of salaries of corporate officers and staff and other Heinz corporate overhead, are allocated to the Businesses. For the three months ended July 31, 2002 and the three months ended August 1, 2001, total costs charged to the Businesses for these services were $2.2 million and $2.5 million, respectively, and are included in SG&A in the accompanying combined statements of operations.



     Heinz also charges the Businesses for their share of group health insurance costs for eligible company employees based upon location-specific costs and actual loss experience incurred during a calendar year. In

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,


                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES


                           OF THE H. J. HEINZ COMPANY



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



addition, various other insurance coverages are also provided to the Businesses through Heinz's corporate programs. Workers compensation, auto, property, product liability and other insurance coverages are charged directly to the Businesses based on actual loss experience. Total costs charged to the Businesses for these services were $4.7 million for the three months ended July 31, 2001 and $5.6 million for the three months ended August 1, 2001.



     Pension costs and post-retirement costs are also charged to the Businesses based upon eligible employees participating in the plans as determined by actuarial valuations.



  PRODUCTS SALES AND PURCHASES



     The Businesses sell and purchase products to and from other Heinz affiliates. Sales to related parities were $0.9 million and $2.5 million for the three months ended July 31, 2002 and August 1, 2001, respectively, and purchases from related parties were $0.6 million and $0.7 million for the three months ended July 31, 2002 and August 1, 2001, respectively.



7.  FINANCIAL INSTRUMENTS



  COMMODITY PRICE HEDGING



     The Businesses use commodity futures and options in order to reduce the risk associated with anticipated purchases of raw materials such as corn, soybean oil and soybean meal. Commodity price risk arises due to factors such as weather conditions, government regulations, economic climate and other unforeseen circumstances. Hedges of anticipated commodity purchases which meet the criteria for hedge accounting are designated as cash flow hedges. When using a commodity option as a hedging instrument, the Businesses exclude the time value of the option from the assessment of hedge ineffectiveness.



  HEDGE INEFFECTIVENESS



     During the first three months ended July 31, 2002, hedge ineffectiveness related to cash flow hedges was a net gain of $0.1 million, which is reported in the combined statement of operations as other income.



  DEFERRED HEDGING GAINS AND LOSSES



     As of July 31, 2002, the Businesses are hedging forecasted transactions for periods not exceeding 12 months, and expects an immaterial amount of net deferred loss reported in parent company's investment to be reclassified to earnings within that time frame.



8.  SEGMENT DATA



     Descriptions of Businesses' reportable segments are as follows:



     - Tuna -- This segment manufactures, markets and sells tuna.



     - Pet Products -- This segment manufactures, markets and sells dry and canned pet food and pet snacks.



     - Soup and Infant Feeding -- This segment manufactures, markets and sells soups, infant foods, and broth.



     The Businesses' management evaluates performance based on several factors including net sales and the use of capital resources; however, the primary measurement focus is operating income excluding unusual costs and gains. Intersegment sales are accounted for at current market values. Items below the

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,


                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES


                           OF THE H. J. HEINZ COMPANY



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



operating income line of the combined statements of operations are not presented by segment, since they are excluded from the measure of segment profitability reviewed by the Businesses' management.



     The following tables present information about the Businesses' reportable segments:



                                          NET EXTERNAL SALES               INTERSEGMENT SALES
                                    ------------------------------   ------------------------------
                                                       THREE MONTH PERIOD ENDED
                                    ---------------------------------------------------------------
                                    JULY 31, 2002   AUGUST 1, 2001   JULY 31, 2002   AUGUST 1, 2001
                                    -------------   --------------   -------------   --------------
                                                            (IN THOUSANDS)
Tuna..............................    $123,933         $126,826         $   --           $   --
Pet Products......................     186,895          219,736          5,166            6,610
Soup and Infant Feeding...........      53,503           55,192             --               --
                                      --------         --------         ------           ------
  Combined totals.................    $364,331         $401,754         $5,166           $6,610
                                      ========         ========         ======           ======



                                                                       OPERATING INCOME EXCLUDING
                                           OPERATING INCOME                 SPECIAL ITEMS(A)
                                    ------------------------------   ------------------------------
                                                       THREE MONTH PERIOD ENDED
                                    ---------------------------------------------------------------
                                    JULY 31, 2002   AUGUST 1, 2001   JULY 31, 2002   AUGUST 1, 2001
                                    -------------   --------------   -------------   --------------
                                                            (IN THOUSANDS)
Tuna..............................    $  4,574         $ 19,669         $ 4,574         $26,366
Pet Products......................      33,929           35,163          33,929          36,261
Soup and Infant Feeding...........      11,206            9,569          11,206           9,612
Non-Operating(b)..................      (2,166)          (2,481)         (2,166)         (2,481)
                                      --------         --------         -------         -------
  Combined totals.................    $ 47,543         $ 61,920         $47,543         $69,758
                                      ========         ========         =======         =======



     (a) First quarter ended August 1, 2001 -- Excludes implementation costs of the Streamline initiative as follows: Tuna of $6.7 million, Pet Products of $1.1 million and Soup and Infant Feeding of $0.04 million.



     (b) Non-operating represents general and administrative expenses not directly attributable to operating segments.



9.  COMPREHENSIVE INCOME



                                                              FIRST QUARTER ENDED
                                                                 JULY 31, 2002
                                                                    FY 2003
                                                              -------------------
                                                                (IN THOUSANDS)
Net income..................................................        $33,216
Deferred gains/(losses) on derivatives:
  Net change from periodic revaluations.....................         (1,511)
                                                                    -------
Comprehensive income........................................        $31,705
                                                                    =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of the
H. J. Heinz Company

     In our opinion, the accompanying combined balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of the U.S. Tuna, North American Pet Products, and U.S. Soup and Infant Feeding Businesses of the H. J. Heinz Company (see Note
1) (the "Businesses") at May 1, 2002 and May 2, 2001 and the results of their operations and their cash flows for the three years in the period ended May 1, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Businesses' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP
July 12, 2002
Pittsburgh, Pennsylvania

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

                       COMBINED STATEMENTS OF OPERATIONS
          FISCAL YEARS ENDED MAY 1, 2002, MAY 2, 2001 AND MAY 3, 2000

                                                                       FISCAL YEAR
                                                           ------------------------------------
                                                              2002         2001         2000
                                                           ----------   ----------   ----------
                                                                      (IN THOUSANDS)
Sales....................................................  $1,816,964   $1,833,186   $2,046,609
Cost of products sold....................................   1,235,740    1,476,351    1,428,560
                                                           ----------   ----------   ----------
  Gross profit...........................................     581,224      356,835      618,049
Selling, general and administrative expenses.............     320,491      381,502      395,083
                                                           ----------   ----------   ----------
  Operating income (loss)................................     260,733      (24,667)     222,966
Other (income) expenses, net.............................      (1,129)       4,693        6,543
                                                           ----------   ----------   ----------
  Income (loss) before income taxes......................     261,862      (29,360)     216,423
Provision for income taxes...............................      81,865        6,888       79,909
                                                           ----------   ----------   ----------
  Net income (loss)......................................  $  179,997   $  (36,248)  $  136,514
                                                           ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

                            COMBINED BALANCE SHEETS
                          MAY 1, 2002 AND MAY 2, 2001

                                                                 2002         2001
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $      518   $    1,191
  Receivables (net of allowances: 2002 -- $3,695;
     2001 -- $2,307)........................................     216,759      198,629
  Inventories:
     Finished goods and work-in-process.....................     271,166      302,661
     Packaging material and ingredients.....................      59,466       54,300
  Prepaid expenses and other current assets.................      25,762       29,030
  Deferred income taxes.....................................       5,121       19,988
                                                              ----------   ----------
       Total current assets.................................     578,792      605,799
Property, plant and equipment:
  Land......................................................       5,940        6,404
  Buildings and leasehold improvements......................     167,385      183,584
  Equipment, furniture and other............................     492,596      565,479
  Less accumulated depreciation.............................    (328,871)    (405,344)
                                                              ----------   ----------
       Total property, plant and equipment, net.............     337,050      350,123
Other noncurrent assets:
  Other investments.........................................       3,537        8,269
  Goodwill (net of accumulated amortization:
     2002 -- $147,303; 2001 -- $128,198)....................     622,126      642,957
  Trademarks (net of accumulated amortization:
     2002 -- $48,115; 2001 -- $39,467)......................     259,249      266,940
  Other intangible assets (net of accumulated amortization:
     2002 -- $5,919; 2001 -- $4,811)........................       5,433        6,201
  Other noncurrent assets...................................      29,174       24,118
                                                              ----------   ----------
       Total other noncurrent assets........................     919,519      948,485
                                                              ----------   ----------
          Total assets......................................  $1,835,361   $1,904,407
                                                              ==========   ==========

                     LIABILITIES AND PARENT COMPANY'S INVESTMENT
Current liabilities:
  Accounts payable..........................................  $   47,309   $   72,217
  Accrued marketing.........................................      17,104       24,688
  Accrued restructuring costs...............................      14,304       71,461
  Other accrued liabilities.................................      28,227       19,121
                                                              ----------   ----------
       Total current liabilities............................     106,944      187,487
Deferred income taxes.......................................     113,103       94,114
Deferred income.............................................      22,180       26,020
Other liabilities...........................................         492        3,354
                                                              ----------   ----------
          Total liabilities.................................     242,719      310,975
Parent company's investment.................................   1,592,642    1,593,432
                                                              ----------   ----------
          Total liabilities and parent company's
            investment......................................  $1,835,361   $1,904,407
                                                              ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

                         COMBINED CASH FLOW STATEMENTS
          FISCAL YEARS ENDED MAY 1, 2002, MAY 2, 2001 AND MAY 3, 2000


                                                                       FISCAL YEAR
                                                            ---------------------------------
                                                              2002        2001        2000
                                                            ---------   ---------   ---------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss).......................................  $ 179,997   $ (36,248)  $ 136,514
  Adjustments to reconcile net income to cash provided by
     operating activities:
     Depreciation.........................................     29,728      50,679      63,362
     Amortization.........................................     29,121      28,910      28,355
     Deferred tax provision...............................     42,884     (12,595)     (3,897)
     Provision for restructuring..........................      5,500     339,300     108,735
     Other items, net.....................................     (5,689)     (8,427)     27,171
     Changes in current assets and liabilities, excluding
       effects of acquisitions and divestitures:
       Receivables........................................    (18,850)     20,587      41,500
       Inventories........................................     20,619      82,677     (46,350)
       Prepaid expenses and other current assets..........      8,824      11,449     (14,579)
       Accounts payable...................................    (24,908)    (10,333)    (28,213)
       Accrued liabilities................................    (59,846)   (182,400)    (76,261)
       Other..............................................     (9,028)     (2,820)       (234)
                                                            ---------   ---------   ---------
          Cash provided by operating activities...........    198,352     280,779     236,103
INVESTING ACTIVITIES:
  Capital expenditures....................................    (19,533)    (52,369)    (57,525)
  Proceeds from disposals of property, plant and
     equipment............................................      1,411      78,947         396
  Proceeds from divestitures..............................         --      86,534      22,000
  Other items, net........................................     (2,036)     (5,446)      7,147
                                                            ---------   ---------   ---------
          Cash (used for) provided by investing
            activities....................................    (20,158)    107,666     (27,982)
FINANCING ACTIVITIES:
  Net parent settlements..................................   (180,787)   (388,160)   (209,019)
                                                            ---------   ---------   ---------
          Cash used for financing activities..............   (180,787)   (388,160)   (209,019)
Effect of exchange rate changes on cash and cash
  equivalents.............................................      1,920         303      (2,104)
                                                            ---------   ---------   ---------
Net (decrease) increase in cash and cash equivalents......       (673)        588      (3,002)
Cash and cash equivalents, beginning of year..............      1,191         603       3,605
                                                            ---------   ---------   ---------
Cash and cash equivalents, end of year....................  $     518   $   1,191   $     603
                                                            =========   =========   =========


   The accompanying notes are an integral part of these financial statements.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
          FISCAL YEARS ENDED MAY 1, 2002, MAY 2, 2001 AND MAY 3, 2000

1.  BASIS OF PRESENTATION

     The accompanying combined financial statements include the assets and liabilities and the related operations of the U.S. Tuna, North American Pet Products, and U.S. Soup and Infant Feeding businesses (collectively referred to as the "Businesses"), which are included in the consolidated financial statements of the H. J. Heinz Company ("Heinz").


     These financial statements have been prepared in anticipation of a transaction, announced on June 13, 2002, whereby Heinz would contribute the Businesses to SKF Foods Inc., a Heinz subsidiary and then spin off SKF Foods Inc. to Heinz shareholders creating a new, independent company (see Note 13).


     The preparation of these financial statements include the use of "carve out" and "push down" accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the parent company level of Heinz or an affiliate of Heinz, which related to or were incurred on behalf of the Businesses, have been identified and allocated or pushed down as appropriate to reflect the financial results of the Businesses for the periods presented. No direct relationship existed among all of the operations which comprise the Businesses. Accordingly, Heinz's net investment in the Businesses (parent company's investment) is shown in lieu of stockholder's equity in the combined balance sheets. Allocations were made primarily based on a percentage of revenue, which management believes represents a reasonable allocation. See Note 4 for a further discussion regarding the allocation of costs.

     No debt or interest expense has been allocated to the Businesses from Heinz. These statements may not be necessarily indicative of the results of operations that would have existed or will exist in the future assuming the Businesses were operated as a separate, independent company.

2.  SIGNIFICANT ACCOUNTING POLICIES

  FISCAL YEAR

     The Businesses operate on a 52 or 53-week fiscal year ending the Wednesday nearest April 30. Fiscal years for the financial statements included herein ended May 1, 2002, May 2, 2001 and May 3, 2000.

  PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of the operations collectively referred to above as the Businesses, including certain wholly-owned or majority-owned foreign subsidiaries of Heinz located primarily in Puerto Rico, Samoa and Ecuador. All intercompany accounts and transactions between the Businesses have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  CASH EQUIVALENTS

     Cash equivalents are defined as highly liquid investments with original maturities of 90 days or less. Amounts included as cash and cash equivalents in the accompanying combined balance sheets represent cash accounts held at various factory locations and the cash facilities of the Businesses' foreign affiliates.

  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined under the average cost method.

  PROPERTY, PLANT AND EQUIPMENT

     Land, buildings and equipment are recorded at cost. For financial reporting purposes, depreciation is provided on the straight-line method over the estimated useful lives of the assets. Accelerated depreciation methods are generally used for income tax purposes. Expenditures for new facilities and improvements that substantially extend the capacity or useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. When property is retired or otherwise disposed of, the cost and related depreciation are removed from the accounts and any related gains or losses are included in income.

  INTANGIBLES

     Goodwill and other intangibles arising from acquisitions are being amortized on a straight-line basis over periods ranging from 5 to 40 years. The carrying value of intangibles is evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying businesses. Adjustments are made if the sum of expected future net cash flows is less than book value. See Recently Adopted Accounting Standards regarding the accounting for goodwill and intangibles amortization effective May 2, 2002.

  PARENT COMPANY'S INVESTMENT

     Parent company's investment represents the original investment by Heinz plus accumulated net income or loss, less dividends, capital contributions, inter-company accounts, other comprehensive income and current federal and state income taxes payable. As Heinz performs the treasury function for the Businesses, including the sweeping of all available cash and the funding of cash as necessary, these transactions are shown as "net parent settlements" in the accompanying statements of cash flow.

  REVENUE RECOGNITION

     The Businesses recognize revenue when title, ownership and risk of loss pass to the customer. See Recently Adopted Accounting Standards for additional information.

  ADVERTISING EXPENSES

     Advertising costs are generally expensed in the year in which the advertising first takes place.

  INCOME TAXES

     The Businesses join with Heinz in the filing of consolidated domestic and foreign income tax returns. Tax expense for all years includes the effect of certain tax sharing agreements the Businesses have with Heinz regarding these consolidated filings. Specifically, Heinz charges (refunds) the Businesses at the

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

appropriate statutory rate for its actual taxable income (loss). In addition, Heinz charges the Businesses for their share of consolidated state tax expense based on the Businesses' share of the state allocation factors.

     Deferred income taxes result primarily from temporary differences between financial and tax reporting. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

  FINANCIAL INSTRUMENTS

     The Businesses use derivative financial instruments for the purpose of hedging price exposures that exist as part of ongoing business operations. As a policy, the Businesses do not engage in speculative or leveraged transactions, nor do the Businesses hold or issue financial instruments for trading purposes.

     All derivative financial instruments are recorded on the combined balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period in earnings or parent company's investment, depending on whether the derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses reported in parent company's investment are included in earnings in the periods in which earnings are affected by the hedged item. Such gains and losses are reported by the Businesses on the same line as the underlying hedged item. Gains and losses which represent hedge ineffectiveness are reported by the Businesses as other income and expense in the period of change. The cash flows related to financial instruments are classified in the Statement of Cash Flows in a manner consistent with those of the transaction being hedged.

  RECENTLY ADOPTED ACCOUNTING STANDARDS

     On February 1, 2001, the Businesses adopted Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Financial Instruments and Hedging Activities", and its related amendment, Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS No. 133"). The adoption of SFAS No. 133 did not have a material effect on the Businesses' net income or parent company's investment. See footnote 9 for additional information on the Businesses' hedging activities.

     Prior to the adoption of SFAS No. 133, the Businesses accounted for derivative financial instruments that qualified as hedges by recording deferred gains or losses from such investments as assets or liabilities and recognizing them as part of the cost basis of the underlying hedged transaction. Realized and unrealized gains and losses from financial instruments that did not qualify as hedges were recognized immediately in earnings as other income and expense.

     In Fiscal 2001, the Businesses changed their method of accounting for revenue recognition in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". Under the new accounting method, the Businesses recognize revenue upon the passage of title, ownership and risk of loss to the customer. The cumulative effect of the change on prior years was not material. Additionally, the change did not have a significant effect on revenues or results of operations for the year ended May 1, 2002.

     In February 2002, the Emerging Issues Task Force (EITF) issued Abstract 01-09, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)" which addresses the measurement and income statement classification of consideration, including sales incentives, offered by a company. The combined financial statements reflect the adoption of this abstract.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2001, the FASB issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". These standards require that all business combinations be accounted for using the purchase method and that goodwill and intangible assets with indefinite useful lives should not be amortized but should be tested for impairment at least annually, and they provide guidelines for new disclosure requirements. These standards outline the criteria for initial recognition and measurement of intangibles, assignment of assets and liabilities including goodwill to reporting units and goodwill impairment testing. The provisions of SFAS Nos. 141 and 142 apply to all business combinations after June 30, 2001. No business combinations have occurred since this effective date.


     Effective May 2, 2002, the Businesses adopted SFAS No. 142, and are currently completing their evaluation of the impact of this adoption on the combined financial statements. The reassessment of intangible assets, including the ongoing impact of amortization, was completed during the first quarter of Fiscal 2003. The assignment of goodwill to reporting units, along with transitional goodwill impairment tests, must be completed during the second quarter of Fiscal 2003. If the carrying value of goodwill or an intangible asset exceeds its fair value, an impairment loss shall be recognized. A discounted cash flow model is being used to determine the fair value of the Businesses' reporting units for purposes of testing goodwill for impairment. The discount rate being used is based on a risk-adjusted weighted average cost of capital for the Businesses. Total amortization of goodwill and other intangible assets was $19.4 million and $9.7 million, respectively, in Fiscal 2002, $21.1 million and $7.8 million, respectively, in Fiscal 2001 and $19.7 million and $8.6 million, respectively, in Fiscal 2000.



     Had the provisions of SFAS 142 been applied as of the first day of fiscal year 2000, net income would have been adjusted as follows:



                                                                 FISCAL YEAR
                                                        ------------------------------
                                                          2002       2001       2000
                                                        --------   --------   --------
Reported net income...................................  $179,997   $(36,248)  $136,514
Add: Goodwill amortization, net of tax................    14,016     15,127     15,050
Add: Trademark amortization, net of tax...............     3,099      3,099      3,092
                                                        --------   --------   --------
Net income excluding goodwill and trademark
  amortization........................................  $197,112   $(18,022)  $154,656
                                                        ========   ========   ========



     Trademarks and other intangible assets at May 1, 2002, subject to amortization expense, are as follows:



                                                                   ACCUMULATED
                                                          GROSS    AMORTIZATION     NET
                                                         -------   ------------   -------
Trademarks.............................................  $73,481     $16,915      $56,566
Other intangible assets................................   11,352       5,919        5,433
                                                         -------     -------      -------
                                                         $84,833     $22,834      $61,999
                                                         =======     =======      =======



     Based upon the amortizable intangible assets recorded on the balance sheet at the end of the first quarter of Fiscal 2003, amortization expense for each of the next five years is estimated to be approximately $3.6 million.



     Intangible assets not subject to amortization at May 1, 2002 were $233.9 million, consisting of trademarks.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In June 2001, the FASB approved SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses accounting for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset, except for certain obligations of lessees. This standard is effective for fiscal years beginning after June 15, 2002. The Businesses do not expect that the adoption of this standard will have a significant impact on the consolidated financial statements.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 clarifies and revises the existing guidance on accounting for impairment of plant, property, and equipment, amortized intangibles, and other long-lived assets not specifically addressed in other accounting literature. This standard will be effective for the Businesses beginning in Fiscal 2003. The Businesses do not expect that the adoption of this standard will have a significant impact on the combined financial statements.

3.  RESTRUCTURING CHARGES

  STREAMLINE

     In the fourth quarter of Fiscal 2001, Heinz announced a restructuring initiative named "Streamline" which includes the closure of the Businesses' tuna operations in Puerto Rico, the consolidation of the Businesses' North American canned pet food production to Bloomsburg, Pennsylvania (which results in ceasing canned pet food production at the Businesses' Terminal Island, California facility) and the divestiture of the Businesses' U.S. fleet of fishing boats and related equipment. Management estimates that these actions impacted approximately 1,600 employees.

     During Fiscal 2002 and 2001, the Businesses recognized restructuring charges and implementation costs totaling $5.5 million and $197.4 million pretax, respectively. Pretax charges of $4.9 million and $192.5 million were classified as cost of products sold and $0.6 million and $4.9 million as selling, general and administrative expenses (SG&A). The Fiscal 2002 restructuring charge includes a net reversal of $2.4 million pretax to reflect revisions in original cost estimates, primarily related to the Terminal Island, California facility. The major components of the restructuring charge and implementation costs and the remaining accrual balance as of May 1, 2002 and May 2, 2001 were as follows:

                                                      EMPLOYEE
                                                     TERMINATION
                                         NONCASH         AND       ACCRUED
                                          ASSET       SEVERANCE     EXIT     IMPLEMENTATION
                                       WRITE-DOWNS      COSTS       COSTS        COSTS         TOTAL
                                       -----------   -----------   -------   --------------   -------
                                                               (IN MILLIONS)
Restructuring and implementation
  costs -- Fiscal 2001...............    $ 107.1       $ 20.7      $ 48.8        $ 20.8       $ 197.4
Amounts utilized -- Fiscal 2001......     (107.1)        (2.6)       (1.4)        (20.8)       (131.9)
                                         -------       ------      ------        ------       -------
Accrued restructuring costs -- May 2,
  2001...............................         --         18.1        47.4            --          65.5
                                         -------       ------      ------        ------       -------
Restructuring and implementation
  costs -- Fiscal 2002...............        5.4          (.5)       (7.3)          7.9           5.5
Amounts utilized -- Fiscal 2002......       (5.4)       (17.2)      (29.6)         (7.9)        (60.1)
                                         -------       ------      ------        ------       -------
Accrued restructuring costs -- May 1,
  2002...............................    $    --       $  0.4      $ 10.5        $   --       $  10.9
                                         =======       ======      ======        ======       =======

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     During Fiscal 2002, the Businesses utilized $46.8 million of severance and exit cost accruals, principally related to the closure of tuna operations in Puerto Rico, ceasing pet food production in the Terminal Island, California facility and its global overhead reduction plan.

     Noncash asset write-downs consisted primarily of long-term asset impairments that were recorded as a direct result of the Businesses' decision to exit its tuna facility in Puerto Rico, consolidate its canned pet food operations and divest its U.S. fleet of fishing boats. Noncash asset write-downs totaled $5.4 million and related to noncurrent assets ($5.3 million) and current assets ($0.1 million). Long-term asset write-downs were based on third party appraisals, contracted sales prices or management's estimate of salvage value. Current asset write-downs included inventory and packaging material, prepaids and other current assets and were determined based on management's estimate of net realizable value.

     Employee termination and severance costs are primarily related to involuntary terminations and represent cash termination payments to be paid to affected employees as a direct result of the restructuring program.

     Exit costs are primarily contractual obligations incurred as result of the Businesses' decision to exit these facilities.

     Implementation costs were recognized as incurred in Fiscal 2002 ($7.9 million pretax) and Fiscal 2001 ($20.8 million pretax) and consist of incremental costs directly related to the implementation of the Streamline initiative. These include idle facility costs, consulting fees and asset relocation costs.

     As of the end of Fiscal 2001, the Businesses had completed the closure of tuna operations in Puerto Rico, ceased production of canned pet food at the Terminal Island, California facility and sold the U.S. fleet of fishing boats and related equipment. In Fiscal 2002, the Businesses continued, and substantially completed, the global overhead reduction plan, primarily in North America. These actions resulted in a net reduction of the Businesses' workforce of approximately 1,600 employees.

  OPERATION EXCEL

     In Fiscal 1999, Heinz announced a growth and restructuring initiative, named "Operation Excel". This initiative was a multi-year, multi-faceted program which established manufacturing centers of excellence, focused the product portfolio, realigned the Businesses' management teams and invested in growth initiatives.

     Heinz established manufacturing centers of excellence which resulted in significant changes to the Businesses' manufacturing footprint. The following initiatives which affected the Businesses were completed: downsized the Puerto Rico tuna processing facility and focused this facility on lower volume/higher margin products; focused the Pittsburgh, Pennsylvania factory on soup and baby food production and shifted other production to other existing Heinz facilities; and closed the El Paso, Texas pet treat facility and transferred production to the Topeka, Kansas factory and to co-packers.

     Realigning the Businesses' management teams provided processing and product expertise across the regions. Specifically, Operation Excel established a single North American Grocery & Foodservice headquarters in Pittsburgh, Pennsylvania, resulting in the relocation of the Businesses' domestic seafood and pet food headquarters from Newport, Kentucky.

     The Businesses have substantially completed Operation Excel. During Fiscal 2002, the Businesses utilized approximately $2.6 million of severance and exit accruals. The utilization of the accruals related principally to lease obligations and employee terminations.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     During Fiscal 2001, the Businesses recognized restructuring charges of $43.6 million pretax. These charges were primarily associated with exiting the Businesses' domestic can making operations, which were sold during Fiscal 2001, exiting a tuna processing facility in Ecuador, and higher than originally expected severance costs associated with creating the single North American Grocery & Foodservice headquarters in Pittsburgh, Pennsylvania. This charge was recorded in cost of products sold ($35.1 million) and SG&A ($8.5 million). This charge was offset by reversals of unutilized Operation Excel accruals and asset write-downs of $10.4 million pretax. These reversals were recorded in cost of products sold ($10.3 million) and SG&A ($0.1 million) and were primarily the result of revisions in estimates of fair values of assets which were disposed of as part of Operation Excel and the Businesses' decision not to exit certain U.S. warehouses due to higher than expected volume growth. Implementation costs of $108.7 million pretax were also recognized as incurred in Fiscal 2001. These costs were classified as costs of products sold ($46.2 million) and SG&A ($62.5 million).

     During Fiscal 2000, the Businesses recognized restructuring charges of $52.8 million pretax. Pretax charges of $25.2 million were classified as cost of products sold and $27.6 million as SG&A. Implementation costs of $55.9 million pretax were classified as cost of products sold ($21.1 million) and SG&A ($34.8 million).

     Implementation costs were recognized as incurred and consisted of incremental costs directly related to the implementation of Operation Excel, including consulting fees, employee training and relocations costs, unaccruable severance costs associated with terminated employees, equipment relocation costs and commissioning costs.

     The major components of the restructuring charges and implementation costs and the remaining accrual balances as of May 1, 2002, May 2, 2001, and May 3, 2000:

                                                     EMPLOYEE
                                                    TERMINATION
                                       NONCASH          AND
                                     ASSET WRITE-    SEVERANCE     ACCRUED     IMPLEMENTATION
                                        DOWNS          COSTS      EXIT COSTS       COSTS         TOTAL
                                     ------------   -----------   ----------   --------------   -------
                                                               (IN MILLIONS)
Accrued restructuring costs --
  April 28, 1999...................     $   --        $  9.4        $ 8.0         $    --       $  17.4
Restructuring and implementation
  costs -- 2000....................       22.1          23.1          7.6            55.9         108.7
Amounts utilized -- 2000...........      (22.1)        (19.5)        (5.9)          (55.9)       (103.4)
                                        ------        ------        -----         -------       -------
Accrued restructuring costs -- May
  3, 2000..........................         --          13.0          9.7              --          22.7
Restructuring and implementation
  costs -- 2001....................       32.1           5.1          6.4           108.7         152.3
Accrual reversal -- 2001...........       (4.9)         (3.2)        (2.3)             --         (10.4)
Amounts utilized -- 2001...........      (27.2)        (14.3)        (8.4)         (108.7)       (158.6)
                                        ------        ------        -----         -------       -------
Accrued restructuring costs -- May
  2, 2001..........................         --           0.6          5.4              --           6.0
Amounts utilized -- 2002...........         --          (0.6)        (2.0)             --          (2.6)
                                        ------        ------        -----         -------       -------
Accrued restructuring costs -- May
  1, 2002..........................     $   --        $   --        $ 3.4         $    --       $   3.4
                                        ======        ======        =====         =======       =======

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Noncash asset write-downs consisted primarily of long-term asset impairments that were recorded as a direct result of the Businesses' decision to exit businesses or facilities. Net non-cash asset write-downs totaled $27.2 million in Fiscal 2001 and related to property, plant and equipment ($26.9 million net restructuring charge), goodwill and other intangibles ($1.8 million net reversal of previous asset write-downs) and other current assets ($2.1 million net restructuring charge). In Fiscal 2000, non-cash asset write-downs totaled $22.1 million and related to property, plant and equipment ($14.8 million), goodwill and other intangibles ($3.8 million) and current assets ($3.5 million). Long-term asset write-downs were based on third party appraisals, contracted sales prices or management's estimate of salvage value. The carrying value of these long-term assets was approximately $2 million at May 3, 2000. These assets were sold or removed from service by the end of Fiscal 2001. The results of operations, related to these assets, including the effect of reduced depreciation were not material. Current asset write-downs included inventory and packaging material, prepaids and other current assets and were determined based on management's estimate of net realizable value.

     Severance charges are primarily related to involuntary terminations and represent cash termination payments to be paid to affected employees as a direct result of the restructuring program. Non-cash pension and postretirement benefit charges related to the approved projects are also included as a component of total severance costs ($9.7 million in Fiscal 2000).

     Exit costs are primarily related to contract and lease termination costs ($10.0 million of the total $20.2 million net exit costs).

     The Businesses have closed or exited the 3 factories that were originally scheduled for closure. In addition, the Businesses also exited its can making operations and a tuna processing facility in Ecuador. Management estimates that Operation Excel will impact approximately 4,900 employees with a net reduction in the workforce of approximately 4,300 after expansion of certain facilities. The exit of the Businesses' domestic can making operations and its tuna processing facility in Ecuador resulted in a reduction of the Businesses' workforce of approximately 2,500 employees. During Fiscal 2001 and Fiscal 2000, the Businesses' workforce had net reductions of 2,700 employees and 1,600 employees, respectively.

4.  RELATED PARTY TRANSACTIONS

  SHARED-SERVICES FUNCTIONS

     Costs charged to the Businesses by an affiliate of Heinz are provided through shared-services functions and include warehousing costs, variable and fixed selling expenses and general and administrative costs such as information systems support, human resources, finance and accounting. These costs, which are allocated based on revenue, are included in the accompanying combined statements of operations as a component of SG&A in the amounts of $90.6 million in 2002, $68.1 million in 2001 and $22.6 million in 2000. The increase in allocated costs in 2002 and 2001 is due to the fact that the U.S. tuna and pet food operations were included as part of the shared-services functions in 2002 and 2001, whereas in 2000, the U.S. tuna and pet food operations accounted for all costs on a stand-alone basis.

  HEINZ CORPORATE CHARGES

     Certain of Heinz' general and administrative expenses, consisting of salaries of corporate officers and staff and other Heinz corporate overhead, are charged to the Businesses. In Fiscal 2002, Fiscal 2001 and 2000 total costs charged to the Businesses for these services were $11.8 million, $12.3 million and $14.6 million, respectively, and are included in SG&A in the accompanying combined statements of operations.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Heinz also charges the Businesses for their share of group health insurance costs for eligible company employees based upon location-specific costs, overall insurance costs and actual loss experience incurred during a calendar year. In addition, various other insurance coverages are also provided to the Businesses through Heinz's corporate programs. Workers compensation, auto, property, product liability and other insurance coverages are charged directly to the Businesses based on actual loss experience. Total costs charged to the Businesses for these services were $23.1 million in Fiscal 2002, $28.6 million in Fiscal 2001 and $30.0 million in Fiscal 2000.

     Pension costs and postretirement costs are also charged to the Businesses based upon eligible employees participating in the Plans. See Note 8.

  PRODUCTS SALES AND PURCHASES

     The Businesses sell and purchase products to and from other Heinz affiliates. Sales to related parties were $7.3 million, $16.0 million and $18.5 million in fiscal years 2002, 2001 and 2000, respectively, and purchases from related parties were $2.4 million, $2.0 million and $1.5 million in fiscal years 2002, 2001 and 2000, respectively.

5.  INCOME TAXES

     The components of income (loss) before income taxes are:

                                                         2002       2001       2000
                                                       --------   --------   --------
U.S. federal and U.S. possessions....................  $258,379   $(23,089)  $232,050
Foreign..............................................     3,483     (6,271)   (15,627)
                                                       --------   --------   --------
     Total income (loss) before income taxes.........  $261,862   $(29,360)  $216,423
                                                       ========   ========   ========

     The following table summarizes the provision for U.S. federal and U.S. possessions, state and foreign taxes on income:

                                                          2002       2001      2000
                                                         -------   --------   -------
Current:
  U.S. federal and U.S. possessions....................  $31,548   $ 11,291   $68,592
  State................................................    3,715      3,280    10,102
  Foreign..............................................    3,718      4,912     5,112
                                                         -------   --------   -------
                                                          38,981     19,483    83,806
                                                         -------   --------   -------
Deferred:
  U.S. federal and U.S. possessions....................   40,121    (10,980)   (1,789)
  State................................................    2,622     (1,155)     (766)
  Foreign..............................................      141       (460)   (1,342)
                                                         -------   --------   -------
                                                          42,884    (12,595)   (3,897)
                                                         -------   --------   -------
     Total tax provision...............................  $81,865   $  6,888   $79,909
                                                         =======   ========   =======

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The differences between the U.S. federal statutory tax rate and the Businesses' combined effective tax rate are as follows:

                                                              2002     2001      2000
                                                              ----     -----     ----
U.S. federal statutory tax rate.............................  35.0%    (35.0)%   35.0%
Tax on income of foreign subsidiaries.......................  (1.9)     13.2      0.2
State income taxes (net of federal benefit).................   2.0       3.3      2.7
Earnings repatriation.......................................   1.3       2.6      2.0
Foreign losses..............................................   2.2      10.8      5.1
Tax on income of U.S. possessions' subsidiaries.............  (1.8)     42.2     (9.5)
Other.......................................................  (5.5)    (13.6)     1.4
                                                              ----     -----     ----
Effective tax rate..........................................  31.3%     23.5%    36.9%
                                                              ====     =====     ====

     The deferred tax (assets) and deferred tax liabilities recorded on the balance sheet as of May 1, 2002 and May 2, 2001 are as follows:

                                                                2002       2001
                                                              --------   --------
Depreciation/amortization...................................  $117,805   $117,820
Other.......................................................     3,897      9,250
                                                              --------   --------
                                                               121,702    127,070
Provision for estimated expenses............................    (1,514)   (22,936)
Other.......................................................   (12,206)   (30,008)
                                                              --------   --------
                                                               (13,720)   (52,944)
                                                              --------   --------
     Net deferred tax liabilities...........................  $107,982   $ 74,126
                                                              ========   ========

     The U.S. income tax returns of Heinz have been audited by the Internal Revenue Service for all years through 1994.

     Undistributed earnings of foreign subsidiaries considered to be reinvested permanently amounted to $8.1 million at May 1, 2002.

6.  PARENT COMPANY'S INVESTMENT

     The components of parent company's investment as of May 1, 2002, May 2, 2001 and May 3, 2000 are as follows:

                                                     MAY 1,       MAY 2,       MAY 3,
                                                      2002         2001         2000
                                                   ----------   ----------   ----------
Parent company's investment, beginning of year...  $1,593,432   $2,017,840   $2,090,345
Net income (loss)................................     179,997      (36,248)     136,514
Net parent settlements...........................    (180,787)    (388,160)    (209,019)
                                                   ----------   ----------   ----------
Parent company's investment, end of year.........  $1,592,642   $1,593,432   $2,017,840
                                                   ==========   ==========   ==========

     Included as a component of parent company's investment is accumulated other comprehensive income related to foreign currency translation adjustments of $0 million at May 1, 2002 and ($0.4) million at May 2, 2001 and May 3, 2000, and unrealized (losses) gains on cash flow hedges of ($0.2) million, $0.2 million and $0 at May 1, 2002, May 2, 2001 and May 3, 2000, respectively. Comprehensive income (loss) was $179.8 million in 2002, ($36.4) million in 2001 and $136.1 million in 2000.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7.  MANAGEMENT INCENTIVE PLANS

     The Businesses' management incentive plan covers officers and other key employees. Participants may elect to be paid on a current or deferred basis. The aggregate amount of all awards may not exceed certain limits in any year. Compensation expense under the management incentive plan was $3.7 million in Fiscal 2002, $0.4 million in Fiscal 2001 and $3.4 million in Fiscal 2000.

8.  EMPLOYEE RETIREMENT BENEFITS

     Employees participate in certain defined benefit pension plans and certain defined contribution plans, and certain stock option plans, all of which are sponsored by Heinz. Through Heinz, the Businesses also provide post-retirement health care and life insurance benefits for employees who meet the eligibility requirements of the Heinz plans. Retirees share in the cost of these benefits based on age and years of service.

     Heinz charges the Businesses for the costs of the defined benefit plans as determined by actuarial valuations. The Businesses' contributions to the defined contribution plans include a qualified age-related contribution, a matching of employee's contributions up to a specified amount and for certain employees, supplemental contributions.

     The following (income)/expense was included in the Businesses' statements of operations:

                                                              2002     2001     2000
                                                             ------   ------   ------
Defined Benefit Pension Plans..............................  $ (600)  $ (937)  $1,057
Defined Benefit Postretirement Medical.....................  $3,831   $3,344   $2,369
Defined Contribution Plans.................................  $5,526   $5,174   $6,206

     The Businesses' employees also participate in Heinz' Employee Stock Ownership Plan (ESOP) and Global Stock Purchase Plan (GSPP). Heinz established the ESOP in 1990 to replace in full or in part its cash-matching contributions to the H.J. Heinz Company Employees Retirement and Saving Plan, a 401(k) plan for salaried employees. The GSPP gives employees an option to acquire Heinz stock at the lower of 85% of the fair market value of Heinz's stock on the first or last day of a purchase period.

     Additionally, under Heinz' stock option plans, officers and other key employees of the Businesses may be granted options to purchase shares of Heinz' common stock. Generally, the option price on outstanding options is equal to the fair market value of the stock at the date of grant. Options are generally exercisable beginning from one to three years after date of grant and have a maximum term of 10 years.

     Heinz accounts for stock based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25 and is not required to recognize compensation expense. Accordingly, no compensation expense related to stock based compensation has been recognized in the Businesses' financial statements.

9.  FINANCIAL INSTRUMENTS

  COMMODITY PRICE HEDGING

     The Businesses use commodity futures and options in order to reduce price risk associated with anticipated purchases of raw materials such as corn, soybean oil and soybean meal. Commodity price risk arises due to factors such as weather conditions, government regulations, economic climate and other unforeseen circumstances. Hedges of anticipated commodity purchases which meet the criteria for hedge

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

accounting are designated as cash flow hedges. When using a commodity option as a hedging instrument, the Businesses exclude the time value of the option from the assessment of hedge ineffectiveness.

  HEDGE INEFFECTIVENESS

     During Fiscal 2002, hedge ineffectiveness related to cash flow hedges was a net loss of $0.1 million, which is reported in the combined statement of operations as other expense.

  DEFERRED HEDGING GAINS AND LOSSES

     As of May 1, 2002, the Businesses are hedging forecasted transactions for periods not exceeding 12 months, and expects ($0.1) million of net deferred loss reported in parent company's investment to be reclassified to earnings within that time frame. During Fiscal 2002, the amount of net deferred losses reclassified to earnings because the hedged transaction was no longer expected to occur was not significant.

  CONCENTRATIONS OF CREDIT RISK

     For Fiscal 2002, one customer represented more than 10% of the Businesses' sales and the top ten customers represented approximately 50% of the Businesses' sales. The Businesses closely monitor the credit risk associated with these customers and has never experienced significant losses.

10.  SEGMENT DATA

     Descriptions of the Businesses' reportable segments are as follows:

     - Tuna -- This segment manufactures, markets and sells tuna.

     - Pet Products -- This segment manufactures, markets and sells dry and canned pet food and pet snacks.


     - Soup and Infant Feeding -- This segment manufactures, markets and sells soups, infant foods, and broth.


     The Businesses' management evaluates performance based on several factors including net sales and the use of capital resources; however, the primary measurement focus is operating income excluding unusual costs and gains. Intersegment sales are accounted for at current market values. Items below the operating income line of the combined statements of operations are not presented by segment, since they are excluded from the measure of segment profitability reviewed by the Businesses' management.

     The Businesses do not maintain information about assets for its reportable segments. Accordingly, the items specified in paragraph 28 of SFAS No. 131 are not applicable.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents information about the Businesses' reportable segments:

                                                        FISCAL YEAR ENDED
                        ---------------------------------------------------------------------------------
                        MAY 1, 2002   MAY 2, 2001   MAY 3, 2000   MAY 1, 2002   MAY 2, 2001   MAY 3, 2000
                        (52 WEEKS)    (52 WEEKS)    (53 WEEKS)    (52 WEEKS)    (52 WEEKS)    (53 WEEKS)
                        -----------   -----------   -----------   -----------   -----------   -----------
                                  NET EXTERNAL SALES                        INTERSEGMENT SALES
                        ---------------------------------------   ---------------------------------------
                                                         (IN THOUSANDS)
Tuna..................  $  569,894    $  557,411    $  670,535      $    --       $    --       $   118
Pet Products..........     935,277       965,578     1,069,384       27,973        23,740        30,963
Soup and Infant
  Feeding.............     311,793       310,197       306,690           --            --            --
                        ----------    ----------    ----------      -------       -------       -------
  Combined totals.....  $1,816,964    $1,833,186    $2,046,609      $27,973       $23,740       $31,081
                        ==========    ==========    ==========      =======       =======       =======

                                                                         OPERATING INCOME EXCLUDING
                                 OPERATING INCOME (LOSS)                      SPECIAL ITEMS(A)
                         ---------------------------------------   ---------------------------------------
Tuna...................   $ 44,983      $(100,686)    $ 44,216      $ 54,284      $ 39,619      $ 81,348
Pet Products...........    155,818        128,568      177,560       151,920       200,428       205,068
Soup and Infant
  Feeding..............     71,861         75,154       72,030        71,861        86,881        79,903
Other(1)...............       (119)      (115,433)     (56,222)           --            --            --
Non-operating(2).......    (11,810)       (12,270)     (14,618)      (11,810)      (12,270)      (14,618)
                          --------      ---------     --------      --------      --------      --------
  Combined totals......   $260,733      $ (24,667)    $222,966      $266,255      $314,658      $351,701
                          ========      =========     ========      ========      ========      ========

---------------

(1) Other represents restructuring items that could not be separately included in a specific segment.

(2) Non-operating represents general and administrative expenses not directly attributable to operating segments.

     (a) Fiscal year ended May 1, 2002 -- Excludes net restructuring and implementation costs of the Streamline initiative as follows: Pet Products of ($3.9) million, Tuna of $9.3 million and $0.1 million in Other which represents restructuring items that could not be separately included in a specific segment.

     Fiscal year ended May 2, 2001 -- Excludes net restructuring and implementation costs of Operation Excel as follows: Pet Products of $19.6 million, Tuna of $14.8 million, Soup & Infant Feeding of $11.7 million and Other of $95.8 million. Excludes restructuring and implementation costs of the Streamline initiative as follows: Pet Products of $52.3 million, Tuna of $125.5 million, and Other of $19.6 million.

     Fiscal year ended May 3, 2000 -- Excludes restructuring and implementation costs of Operation Excel as follows: Pet Products of $27.5 million, Tuna of $17.1 million, Soup & Infant Feeding of $7.9 million and Other of $56.2 million. Excludes costs related to Ecuador in Tuna of $20.0 million.

11.  COMMITMENTS AND CONTINGENCIES

  LEGAL MATTERS

     Certain suits and claims have been filed against the Businesses and have not been finally adjudicated. These suits and claims when finally concluded and determined, in the opinion of management, based upon the information that it presently possesses, will not have a material adverse effect on the Businesses' consolidated and combined financial position, results of operations or liquidity.

                  THE U.S. TUNA, NORTH AMERICAN PET PRODUCTS,
                  AND U.S. SOUP AND INFANT FEEDING BUSINESSES
                           OF THE H. J. HEINZ COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  LEASE COMMITMENTS

     Operating lease rentals for warehouse, production, office facilities and equipment amounted to $12.3 million in Fiscal 2002, $5.2 million in Fiscal 2001 and $9.7 million in Fiscal 2000. At May 1, 2002, future lease payments for noncancellable operating leases totaled $117.9 million, (2003 -- $10.4 million, 2004 -- $9.3 million, 2005 -- $8.8 million, 2006 -- $8.1 million, 2007 -- $81.3 million and thereafter -- $0 million).

     The Businesses have entered into synthetic leases for certain of their warehouses and equipment where the economic profile is favorable. Contractual obligations under existing synthetic leases, which are due at the end of the lease period (fiscal years 2007 and 2008) totaled approximately $80.0 million at May 1, 2002. Deferred gains on these synthetic lease transactions are included as deferred income on the accompanying balance sheets in the amount of $15.8 million at May 1, 2002.

  PURCHASE COMMITMENTS

     The Businesses entered into an agreement on August 14, 2000 under which the Businesses became obligated to purchase annual quantities of metal cans and ends. Total annual purchases to be made under this 10 year agreement are approximately $130 million.

12.  ADVERTISING COSTS

     Advertising costs for fiscal years 2002, 2001 and 2000 were $128.0 million, $159.6 million and $108.4 million, respectively, and are recorded either as a reduction of revenue or as a component of SG&A.

13.  SUBSEQUENT EVENT


     On June 13, 2002, Heinz announced that it will contribute the Businesses to SKF Foods Inc., a Heinz subsidiary and then spin off SKF Foods Inc. to Heinz shareholders creating a new, independent company. Immediately thereafter, SKF Foods Inc. will merge with a wholly-owned subsidiary of Del Monte Foods Company (Del Monte) resulting in SKF Foods Inc. becoming a wholly-owned subsidiary of Del Monte. As a result of this transaction, the Businesses will incur approximately $1.1 billion of debt.



     This transaction, which has been approved by the Board of Directors of Heinz and Del Monte, is subject to approval by the shareholders of Del Monte and receipt of a ruling from the Internal Revenue Service that the spin-off transaction will be tax-free to Heinz, SKF Foods, Del Monte and the shareholders of Heinz. The spin-off and merger are also subject to the receipt of applicable governmental approvals and the satisfaction of other customary closing conditions.

                                                                         ANNEX A
                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF JUNE 12, 2002,
                                     AMONG
                              H. J. HEINZ COMPANY
                                 SKF FOODS INC.
                             DEL MONTE CORPORATION
                                      AND
                            DEL MONTE FOODS COMPANY

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE 1  DEFINITIONS.............................................   A-1
ARTICLE 2  THE MERGER..............................................  A-11
 2.1   Distribution and Merger.....................................  A-11
 2.2   Effect on Capital Stock.....................................  A-12
 2.3   Cancellation of Stock.......................................  A-12
 2.4   Closing.....................................................  A-12
 2.5   Effective Time..............................................  A-13
 2.6   Effects of the Merger.......................................  A-13
 2.7   Closing of Transfer Books...................................  A-13
 2.8   Exchange of Certificates....................................  A-13
 2.9   Employee Stock Options and Other Equity Awards..............  A-14

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF HEINZ.................  A-16
 3.1   Organization, Qualification, Etc. ..........................  A-16
 3.2   Capital Stock and Other Matters.............................  A-16
 3.3   Corporate Authority; No Violation, Etc. ....................  A-16
 3.4   Brokers or Finders..........................................  A-17
 3.5   Heinz Reports and Financial Statements......................  A-17
 3.6   No Other Representations and Warranties.....................  A-17

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF HEINZ AND SPINCO......  A-18
 4.1   Organization, Qualification, Etc. ..........................  A-18
 4.2   Capital Stock and Other Matters.............................  A-18
 4.3   Corporate Authority; No Violation, Etc. ....................  A-19
 4.4   Affiliate Transactions......................................  A-19
 4.5   Spinco Financial Statements.................................  A-19
 4.6   Absence of Certain Changes or Events........................  A-20
 4.7   Actions; Litigation.........................................  A-20
 4.8   Licenses; Compliance with Laws..............................  A-21
 4.9   Proxy Statement/Prospectus; Registration Statement..........  A-21
 4.10  Environmental Matters.......................................  A-21
 4.11  Tax Matters.................................................  A-22
 4.12  Benefit Plans...............................................  A-22
 4.13  Labor Matters...............................................  A-23
 4.14  Intellectual Property Matters...............................  A-24
 4.15  Material Contracts..........................................  A-24
 4.16  Board Approval..............................................  A-24
 4.17  Vote Required...............................................  A-24
 4.18  Assets......................................................  A-25
 4.19  Certain Payments............................................  A-25
 4.20  No Other Representations and Warranties.....................  A-25

                                                                     PAGE
                                                                     ----
ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF DEL MONTE.............  A-26
 5.1   Organization, Qualification, Etc. ..........................  A-26
 5.2   Capital Stock and Other Matters.............................  A-26
 5.3   Corporate Authority; No Violation, Etc. ....................  A-27
 5.4   Affiliate Transactions......................................  A-28
 5.5   Del Monte Reports and Financial Statements..................  A-28
 5.6   Absence of Certain Changes or Events........................  A-29
 5.7   Actions; Litigation.........................................  A-29
 5.8   Licenses; Compliance with Laws..............................  A-29
 5.9   Proxy Statement/Prospectus; Registration Statement..........  A-30
 5.10  Environmental Matters.......................................  A-30
 5.11  Tax Matters.................................................  A-31
 5.12  Benefit Plans...............................................  A-31
 5.13  Labor Matters...............................................  A-32
 5.14  Intellectual Property Matters...............................  A-33
 5.15  Material Contracts..........................................  A-33
 5.16  Brokers or Finders..........................................  A-33
 5.17  Board Approval..............................................  A-33
 5.18  Vote Required...............................................  A-34
 5.19  Certain Payments............................................  A-34
 5.20  Opinion of Del Monte Financial Advisor......................  A-34
 5.21  Rights Agreement............................................  A-34
 5.22  Takeover Statute............................................  A-34
 5.23  Title to Assets.............................................  A-34
 5.24  No Other Representations and Warranties.....................  A-35

ARTICLE 6  COVENANTS AND AGREEMENTS................................  A-35
 6.1   Conduct of Business by Spinco and Heinz Pending the
       Merger......................................................  A-35
 6.2   Conduct of Business by Del Monte Pending the Merger.........  A-39
 6.3   Preparation of Form S-4 and the Proxy Statement/Prospectus;
       Stockholders Meetings.......................................  A-42
 6.4   No Solicitation.............................................  A-42
 6.5   Reasonable Best Efforts.....................................  A-44
 6.6   Cooperation of Third Parties................................  A-44
 6.7   Consummation of the Distribution............................  A-44
 6.8   Interim Financial Information...............................  A-44

ARTICLE 7  ADDITIONAL AGREEMENTS...................................  A-44
 7.1   WARN........................................................  A-44
 7.2   Cooperation.................................................  A-45
 7.3   Proxy Statement/Prospectus..................................  A-46
 7.4   Tax-Free Reorganization Treatment; Section 355 Ruling.......  A-46
 7.5   2002 Audited Financial Statements...........................  A-46
 7.6   Employee Matters and Employee Benefit Plans.................  A-46
 7.7   Investigation...............................................  A-50
 7.8   Reasonable Best Efforts; Further Assurances, Etc. ..........  A-51

                                                                     PAGE
                                                                     ----
 7.9   Director and Officer Indemnification; Insurance.............  A-52
 7.10  Rule 145 Affiliates.........................................  A-52
 7.11  Public Announcements........................................  A-52
 7.12  Defense of Litigation.......................................  A-52
 7.13  Notification................................................  A-52
 7.14  Accounting Matters..........................................  A-53
 7.15  Non-Disclosure..............................................  A-53
 7.16  Control of Other Party's Business...........................  A-54
 7.17  Debt Instruments............................................  A-54
 7.18  Nonsolicitation of Employees................................  A-54
 7.19  Trade Accounts Receivable; Trade Accounts Payable...........  A-55
 7.20  Spinco By-Laws..............................................  A-58
 7.21  Del Monte's Amended and Restated Certificate of
       Incorporation...............................................  A-58
 7.22  Board of Directors of Del Monte; Officers...................  A-58
 7.23  Covenant Not To Compete; Restriction on Use of Intellectual
       Property....................................................  A-58
 7.24  Post Closing Cooperation....................................  A-59
 7.25  Sole Stockholder Approvals..................................  A-59
 7.26  Amendments to Transaction Documents.........................  A-59
 7.27  Closing Balance Sheet.......................................  A-59

ARTICLE 8  CONDITIONS TO THE MERGER................................  A-60
 8.1   Conditions to the Obligations of Spinco, Heinz and Del Monte
       to Effect the Merger........................................  A-60
 8.2   Additional Conditions to the Obligations of Heinz and
       Spinco......................................................  A-61
 8.3   Additional Conditions to the Obligations of Del Monte.......  A-61

ARTICLE 9  TERMINATION, AMENDMENT AND WAIVERS......................  A-62
 9.1   Termination.................................................  A-62
 9.2   Effect of Termination.......................................  A-63
 9.3   Fees and Expenses...........................................  A-63
 9.4   Amendment...................................................  A-64
 9.5   Waivers.....................................................  A-65

ARTICLE 10  MISCELLANEOUS..........................................  A-65
10.1   Non-Survival of Representations and Warranties and
       Agreements..................................................  A-65
10.2   Notices.....................................................  A-65
10.3   Certain Construction Rules..................................  A-66
10.4   Letters.....................................................  A-66
10.5   Severability................................................  A-66
10.6   Assignment; Binding Effect..................................  A-66
10.7   No Third Party Beneficiaries................................  A-67
10.8   Limited Liability...........................................  A-67
10.9   Entire Agreement............................................  A-67
10.10  Governing Law...............................................  A-67
10.11  Counterparts................................................  A-67
10.12  Specific Performance; Remedies..............................  A-67

                                                                     PAGE
                                                                     ----
EXHIBITS:
Exhibit A  Certificate of Incorporation of Spinco
Exhibit B  Amended and Restated Certificate of Incorporation of Del
  Monte
Exhibit C  Bylaws of Del Monte
Exhibit D  Bylaws of Spinco
Exhibit E  Form of Rule 145 Affiliate Agreements

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2002, is among H.
J. Heinz Company, a Pennsylvania corporation ("Heinz"), SKF Foods Inc., a Delaware corporation ("Spinco"), Del Monte Foods Company, a Delaware corporation ("Del Monte") and Del Monte Corporation, a New York corporation and a wholly-owned direct subsidiary of Del Monte ("Merger Sub") (Heinz, Spinco, Del Monte and Merger Sub, collectively, the "Parties" and each a "Party").

     WHEREAS, Heinz directly and indirectly through its Subsidiaries is engaged in the Spinco Business (as defined herein);

     WHEREAS, prior to the Effective Time on the Closing Date, Heinz shall, (i) pursuant to the Separation Agreement, transfer or cause to be transferred to Spinco the Spinco Assets (as defined herein) and the Spinco Liabilities (as defined herein) in exchange for all of the issued and outstanding shares of common stock, par value $0.01 per share, of Spinco (the "Spinco Common Stock"), cash in an amount equal to the Bank Debt Amount (as defined herein) and the Debt Security (as defined herein) (the "Contribution") and (ii) distribute all of the issued and outstanding shares of Spinco Common Stock on a pro rata basis (the "Distribution") to the holders as of the Record Date of the outstanding common stock of Heinz, par value $0.25 per share ("Heinz Common Stock");

     WHEREAS, at the Effective Time, the parties intend to effect a merger of Merger Sub with and into Spinco, with Spinco being the Surviving Corporation (as defined herein) (the "Merger"), resulting in Spinco becoming a wholly-owned direct subsidiary of Del Monte;

     WHEREAS, (i) an executed commitment letter and related term sheet(s) pursuant to which the financial institutions named therein agreed to provide senior bank debt financing to Spinco and the Surviving Corporation (as defined herein) in the amount and on the terms and conditions set forth therein (the "First Commitment Letter") has been delivered to the Parties, (ii) an executed engagement letter, providing that the financial institutions named therein agreed to arrange in the capital markets debt financing on behalf of Spinco in the amount and on the terms and conditions set forth in the term sheet attached thereto (the "Engagement Letter") has been delivered to the Parties and (iii) an executed commitment letter and related term sheet(s) pursuant to which the financial institutions named therein agreed to provide, in the event the financing contemplated by the Engagement Letter is not obtained, senior financing in the amount and on the terms and conditions set forth therein (the "Second Commitment Letter") has been delivered to the Parties;

     WHEREAS, the parties to this Agreement intend that (i) the Contribution and the Distribution qualify under Sections 355 and 368 of the Code, (ii) the Merger qualify under Section 368 of the Code and (iii) this Agreement constitute a plan of reorganization as that term is defined in Section 368 of the Code; and

     WHEREAS, simultaneously with the execution of this Agreement, (i) Heinz and Stockholder (as defined herein) have entered into the Voting Agreement (as defined herein) and (ii) Del Monte and Stockholder have entered into the Stockholder Rights Agreement (as defined herein).

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     "2002 Audited Financial Statements" shall have the meaning specified in
Section 7.5.

     "Action" shall mean any action, claim, arbitration, proceeding, review, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought or heard by or before any Governmental Authority or arbitrator.

     "Affiliate" shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" shall mean this Agreement and Plan of Merger, together with all exhibits attached hereto and the Disclosure Letters.

     "Amended and Restated Certificate of Incorporation" shall have the meaning specified in Section 2.1(c).

     "Approved for Listing" shall mean, with respect to the shares of Del Monte Common Stock to be issued in the Merger, that such shares have been approved for listing on the NYSE and the PE, subject to official notice of issuance.

     "Audited 2002 Balance Sheet" shall have the meaning specified in Section
7.5.

     "Audited 2002 Statement of Operations" shall have the meaning specified in
Section 7.5.

     "Audited Statements" shall have the meaning specified in Section 4.5(a).

     "Bank Debt Amount" shall have the meaning assigned to such term in the Separation Agreement.

     "Bonus Plans" shall have the meaning specified in Section 7.6(b)(ii).

     "Change in the Del Monte Board Recommendation" shall have the meaning specified in Section 6.4(c)

     "Closing" shall have the meaning specified in Section 2.4.

     "Closing Date" shall have the meaning specified in Section 2.4.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and as the context requires, the Treasury regulations promulgated thereunder.

     "Commitment Letters" shall mean, collectively, the First Commitment Letter, the Engagement Letter and the Second Commitment Letter.

     "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated March 11, 2002, between Heinz and Del Monte.

     "Contract" shall mean any written loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other binding agreement, obligation, arrangement, understanding or commitment.

     "Contribution" shall have the meaning set forth in the Recitals hereto.

     "Co-Pack Agreements" shall mean the Co-Pack Agreements to be entered into between Heinz and Spinco in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

     "Data Communications Infrastructure" shall have the meaning assigned to such term in the Separation Agreement.

     "Debt Security" shall have the meaning assigned to such term in the Separation Agreement.

     "Deferred Share Unit" shall have the meaning assigned to such term in
Section 7.6(b)(iii).

     "Delaware Certificate of Merger" shall have the meaning specified in
Section 2.5.

     "Delaware Secretary of State" shall have the meaning specified in Section 2.5.

     "Del Monte" shall have the meaning specified in the Preamble hereof.

     "Del Monte Acquisition Agreement" shall mean a letter of intent, agreement in principle, acquisition agreement, exclusivity agreement or other similar agreement related to any Del Monte Acquisition Proposal.

     "Del Monte Acquisition Proposal" shall mean, other than in connection with the Merger or as otherwise specifically contemplated by this Agreement, any proposal relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving Del Monte or any of its Subsidiaries other than the Merger; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of Del Monte or any of its Subsidiaries constituting 10% or more of the consolidated assets of Del Monte or accounting for 10% or more of the consolidated revenues of Del Monte; (iii) any tender offer, exchange offer or similar transactions or series of related transactions made by any Person involving Del Monte Common Stock or the common stock of any Subsidiary of Del Monte constituting 5% or more of Del Monte's common stock or the common stock of any Subsidiary of Del Monte; (iv) the acquisition by any Person (other than Heinz or any of its Affiliates) of beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) or the formation of any group (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of more than 5% of Del Monte's common stock or the common stock of any Subsidiary of Del Monte; or (v) any other substantially similar transaction or series of related transactions that would reasonably be expected to result in the acquisition of a controlling interest in Del Monte, or that would be inconsistent in any material respect with, or hinder or delay in any material respect the consummation of, the transactions contemplated by, or otherwise defeat in any material respect the purpose of, the Merger Agreement or the other Transaction Agreements.

     "Del Monte Benefit Plans" shall have the meaning specified in Section 5.12(a).

     "Del Monte Board Recommendation" shall have the meaning specified in
Section 5.17.

     "Del Monte Common Stock" shall mean the capital stock, par value $0.01 per share, of Del Monte.

     "Del Monte Consent" shall mean, with respect to any consent sought in good faith, the consent of Del Monte, which consent shall not be unreasonably delayed or withheld, unless such consent is sought with respect to an amendment that would, individually or together with all other such amendments to any of the Transaction Agreements (other than this Agreement) previously proposed by Heinz and agreed to by Del Monte, reasonably be expected to result in any material cost or detriment to Del Monte (or, following the Merger, the Surviving Corporation) or result in any material reduction of the benefits to be obtained by Del Monte (or, following the Merger, the Surviving Corporation) from the transactions contemplated hereby, in which case such consent shall be in Del Monte's discretion.

     "Del Monte Deferred Share Units" shall have the meaning specified in
Section 7.6(b)(iii).

     "Del Monte Disclosure Letter" shall mean the Disclosure Letter prepared and delivered by Del Monte to Heinz and Spinco prior to the execution of this Agreement.

     "Del Monte Employee" shall have the meaning specified in Section 5.12(a).

     "Del Monte Financing Fees" shall mean all fees and expenses incurred by Del Monte related to the financing of the transactions contemplated by this Agreement and the other Transaction Agreements, including (i) all commitment, ticking, underwriting or similar fees and expenses incurred in connection with the Commitment Letters (which for purposes of this definition are deemed to be incurred solely by Del Monte) and the financing contemplated thereby or replacement financing therefor, (ii) professional fees and (iii) roadshow expenses, whether such liabilities arise prior to, on or after the Effective Time.

     "Del Monte IP" shall have the meaning specified in Section 5.14.

     "Del Monte Options" shall have the meaning specified in Section 2.9(b).

     "Del Monte Preferred Stock" shall have the meaning specified in Section
5.2.

     "Del Monte Professional Fees" shall mean all fees (and expense reimbursement, if any) payable by Del Monte to professional advisors (including any transaction advisory fee to be paid to Stockholder and fees payable to Morgan Stanley & Co. Incorporated, Gibson, Dunn & Crutcher LLP, KPMG LLC and any other professional service firm hired by Del Monte to provide similar services, but excluding any Del Monte Financing Fees), whether such liabilities arise prior to, on or after the Effective Time, paid or payable in connection with the transactions contemplated by this Agreement.

     "Del Monte Professional Fee Statement" shall have the meaning specified in
Section 9.3(d).

     "Del Monte Restricted Business" shall have the meaning specified in Section 7.23(b).

     "Del Monte Restricted Territory" shall mean anywhere in the world other than the Heinz Restricted Territory.

     "Del Monte Rights" shall have the meaning specified in Section 6.2(p).

     "Del Monte Rights Agreement" shall have the meaning specified in Section 5.21.

     "Del Monte SEC Documents" shall have the meaning specified in Section 5.5.

     "Del Monte Stockholders" shall mean the holders of Del Monte Common Stock.

     "Del Monte Stockholders Meeting" shall have the meaning specified in

     Section 6.3(b).

     "Del Monte Stock Plans" shall mean have the meaning specified in Section 2.9(a).

     "Del Monte Transaction Expenses" shall mean all fees and expenses incurred by Del Monte related to the transactions contemplated by this Agreement and the other Transaction Agreements, including legal and accounting fees, SEC registration fees, listing fees, HSR Act filing fees and printer fees, other than Del Monte Financing Fees and Del Monte Professional Fees.

     "Del Monte Voting Debt" shall have the meaning specified in Section 5.2(a).

     "DGCL" shall mean the General Corporation Law of the State of Delaware.

     "Disclosure Letters" shall mean, collectively, the Heinz Disclosure Letter, the Spinco Disclosure Letter and the Del Monte Disclosure Letter.

     "Distribution" shall have the meaning set forth in the Recitals hereto.

     "Distribution Date" shall mean the date and time that the Distribution shall become effective.

     "Distribution Stock Certificate" shall have the meaning specified in
Section 2.1(a).

     "Effective Time" shall have the meaning specified in Section 2.5.

     "Employee Benefits Agreement" shall mean the Employee Benefits Agreement between Heinz and Spinco, in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

     "Engagement Letter" shall have the meaning set forth in the Recitals hereto.

     "Environmental Claim" shall mean any claim, action, notice, letter, demand or request for information (in each case in writing) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of

Environmental Law or the release, emission, discharge, presence or disposal of any Hazardous Material at any location.

     "Environmental Law" shall mean any and all foreign, federal, state or local statute, rule, regulation or ordinance, as well as any order, decree, determination, judgment or injunction issued, promulgated, approved or entered thereunder by any Governmental Authority, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to human health, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act, in each case as in effect on the date hereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

     "Estimated 2002 Financial Statements" shall have the meaning specified in
Section 4.5(b).

     "Excess Liability Amount" shall have the meaning specified in Section
9.3(d).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

     "Exchange Agent" shall have the meaning specified in Section 2.1(a).

     "Exchange Fund" shall have the meaning specified in Section 2.8(a).

     "Exchange Ratio" shall have the meaning specified in Section 2.2(a).

     "Final Net Accounts Balance" shall have the meaning specified in Section 7.19(c)(iii).

     "Final Transferred Accounts Differential" shall have the meaning specified in Section 7.19(b)(iii).

     "First Commitment Letter" shall have the meaning set forth in the Recitals hereto.

     "GAAP" shall mean United States generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

     "Governmental Authority" shall mean any foreign, federal, provincial, state or local government court, administrative or regulatory agency, board, bureau or commission or other governmental department, authority or instrumentality.

     "Hazardous Material" shall mean chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in liability, under Environmental Law.

     "Heinz" shall have the meaning specified in the Preamble hereto.

     "Heinz Common Stock" shall have the meaning set forth in the Recitals hereto.

     "Heinz Disclosure Letter" shall mean the Disclosure Letter prepared and delivered by Heinz to Del Monte prior to the execution of this Agreement.

     "Heinz Financing Fees" shall mean all fees and expenses incurred by Heinz and Spinco related to the financing of the transactions contemplated by this Agreement and the other Transaction Agreements and the preparation of the Form S-4, whether such liabilities arise prior to, on or after the Effective Time, paid or payable in connection with the transactions contemplated hereby, other than the fees and expenses of counsel for Heinz incurred in connection with their review of the Commitment Letters.

     "Heinz Information" shall have the meaning specified in Section 7.15.

     "Heinz Option" shall have the meaning specified in Section 2.9(b).

     "Heinz Record Date" shall have the meaning assigned to such term in the Separation Agreement.

     "Heinz Restricted Business" shall have the meaning specified in Section 7.23(a).

     "Heinz Restricted Territory" shall mean, with respect to the (i) dry and canned pet food and pet snacks business, the United States and Canada, (ii) specialty pet food business, worldwide, (iii) ambient tuna business, the United States, (iv) other ambient seafood businesses, but limited to products currently marketed or marketed at the Effective Time by the StarKist Seafood business unit, the United States, (v) retail private label soup and retail private label gravy businesses, the United States, (vi) broth business, the United States and
(vii) infant feeding business, the United States.

     "Heinz SEC Documents" shall have the meaning specified in Section 3.5.

     "Heinz Stock Plans" shall have the meaning specified in Section 2.9(b).

     "Heinz Subsidiaries" shall mean all direct and indirect Subsidiaries of Heinz immediately after the Distribution Date.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Infringes" shall have the meaning specified in Section 4.14.

     "Intellectual Property" shall mean all intellectual property rights of any nature or forms of protection of a similar nature or having equivalent or similar effect to any of these, including all: (i) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patentable; (ii) patents, patent applications, divisionals, continuations, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, and the like, and any provisional applications, of any such patents or patent applications and any foreign or international equivalent of any of the foregoing; (iii) copyright registrations and applications therefor; (iv) registered, unregistered or pending trademarks, service marks, trade names, service names, brand names, corporate names, domain names, logos or business symbols, trade dress, or other source indicators and all goodwill associated therewith; (v) technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, recipes, techniques, procedures, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, production data, publications and databases in written, electronic, or any other form now known or hereafter developed; and (vi) moral rights, rights of publicity and privacy, "name and likeness" rights and other similar rights.

     "IRS" shall mean the U.S. Internal Revenue Service.

     "Joint Procurement Agreement" shall mean the Joint Procurement Memorandum of Understanding to be entered into between Heinz and Spinco in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

     "Knowledge" shall mean (i) when used with respect to Heinz, the actual knowledge of Messrs. William R. Johnson, Arthur Winkleblack, Michael J. Bertasso, William Goode, Michael Milone, Mitchell A. Ring, Joe Jimenez, George
A. Jurkovich, Steve Morelli, Steve Reyburn, Todd Lachman, Don Binotto, Joe Roxstrom and Gene Keiden and (ii) when used with respect to Del Monte, the actual knowledge of Messrs. Richard G. Wolford, Wesley J. Smith, David L. Meyers, Marc D. Haberman, Mark J. Buxton, Rich French, Tom Gibbons, Richard Muto and Bob Magrann.

     "Letter Agreement" shall have the meaning specified in Section 6.4(a).

     "Licenses" shall mean any license, ordinance, authorization, permit, certificate, easement, variance, exemption, consent, order, franchise or approval from any Governmental Authority, domestic or foreign.

     "Lien" shall mean, with respect to any property or asset, any mortgage, easement, lien, pledge (including any negative pledge), charge, option, right of first or last refusal or offer, security interest or encumbrance of any kind in respect of such property or asset.

     "Material Adverse Effect," with respect to any Person, shall mean any change, effect or circumstance that is materially adverse to the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or on the ability of such Person to perform its obligations hereunder or under the other Transaction Agreements, excluding any such effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which such Person operates or (ii) changes in general economic, market or political conditions which, in the case of (i) or (ii), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, such Person; provided, that any reduction in the market price or trading volume of such Person's publicly traded common stock shall not be deemed to constitute a Material Adverse Effect (it being understood that the foregoing shall not prevent a Party from asserting that any underlying cause of such reduction independently constitutes such a Material Adverse Effect). When used with respect to Spinco, such term, unless otherwise provided herein, shall refer to Spinco after giving effect to the Contribution and the Distribution.

     "Merger" shall have the meaning specified in the Recitals hereto.

     "Merger Sub" shall have the meaning specified in the Preamble hereto.

     "New York Certificate of Merger" shall have the meaning specified in
Section 2.5.

     "New York Department of State" shall have the meaning specified in Section 2.5.

     "NYBCL" shall mean the New York Business Corporation Law.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "One-Year Period" shall have the meaning specified in Section 7.6(a).

     "Order" shall have the meaning specified in Section 3.3.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Parties" shall have the meaning specified in the Preamble hereto.

     "Party" shall have the meaning specified in the Preamble hereto.

     "past practice" when used with respect to Heinz and Spinco shall mean, unless otherwise specified, the past practice of the Spinco Business.

     "PE" shall mean the Pacific Exchange, Inc.

     "Person" shall mean a natural person, corporation, limited liability company, partnership, limited partnership or other entity, including a Governmental Authority.

     "Professional Fees" shall have the meaning specified in Section 9.3(d).

     "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus to be distributed to the Del Monte Stockholders and the Heinz shareholders in connection with the Merger and the transactions contemplated by this Agreement, including any preliminary proxy statement/prospectus or definitive proxy statement/prospectus filed with the SEC in accordance with the terms and provisions hereof. The Proxy Statement/Prospectus shall constitute a part of the Registration Statement.

     "Record Date" shall have the meaning specified in Section 6.3(b).

     "Registration Statement" shall mean the Registration Statement on Form S-4 to be filed by Del Monte with the SEC to effect the registration under the Securities Act of the shares of Del Monte Common Stock to be issued to holders of shares of Spinco Common Stock pursuant to the Merger.

     "Required Resignations" shall have the meaning specified in Section 7.22.

     "Requisite Approval" shall have the meaning specified in Section 5.18(a).

     "Residual Spinco Business" shall have the meaning specified in Section 7.23(b).

     "Restricted Business" shall mean the (i) dry and canned pet food and pet snacks business, (ii) specialty pet food business, (iii) ambient tuna business,
(iv) other ambient seafood businesses, but limited to products currently marketed or marketed at the Effective Time by the StarKist Seafood business unit, (v) retail private label soup and retail private label gravy businesses,
(vi) broth business and (vii) infant feeding business.

     "Restricted Stock" shall have the meaning specified in Section 2.9(d).

     "Retained Businesses" shall have the meaning assigned to such term in the Separation Agreement.

     "Retiree Medical Plans" shall have the meaning specified in Section 7.6(b).

     "Return" shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Rule 145 Affiliate" shall have the meaning specified in Section 7.10.

     "Rule 145 Affiliate Agreement" shall have the meaning specified in Section 7.10.

     "Ruling" means any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or arbitrator.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Second Commitment Letter" shall have the meaning set forth in the Recitals hereto.

     "Section 355 Ruling" shall have the meaning set forth in Section 7.8(b).

     "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

     "Separation Agreement" shall mean the Separation Agreement between Heinz and Spinco, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with
Section 7.26.

     "Separation Date" shall have the meaning specified in Section 7.19(a).

     "SERP" shall have the meaning specified in Section 7.6(b).

     "Severance Plans" shall have the meaning specified in Section 7.6(b).

     "Share Issuance" shall have the meaning specified in Section 5.17.

     "Share Issuance Approval" shall have the meaning specified in Section 5.18(a).

     "Spinco" shall have the meaning specified in the Preamble hereof.

     "Spinco Accounts" shall have the meaning specified in Section 7.19(a).

     "Spinco Acquisition Proposal" shall mean, other than in connection with the Merger or as otherwise specifically contemplated by this Agreement, any proposal relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving principally the Spinco Assets other than the Merger; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the Spinco Assets constituting 10% or more of the Spinco Assets or accounting for 10% or more of the consolidated revenues of the Spinco Business; or (iii) any other substantially similar transaction or series of related transactions that would reasonably be expected to result in the acquisition of a controlling interest in Spinco or substantially all of the Spinco Assets or that would be inconsistent in any material respect with, or hinder or delay in any material respect the Distribution or the consummation of, the Transactions contemplated by, or otherwise defeat in any material respect the purpose of, this Agreement or the other Transaction Agreements; provided, however, that any of the foregoing relating to Heinz substantially as a whole shall not constitute a Spinco Acquisition Proposal so long as any such transaction does not interfere in any material respect with, or hinder or delay in any material respect the consummation of, the Transactions contemplated by this Agreement or the other Transaction Agreements.

     "Spinco Assets" shall have the meaning ascribed to such term in the Separation Agreement.

     "Spinco Benefit Plans" shall have the meaning specified in Section 4.12(a).

     "Spinco Business" shall mean Heinz's (i) dry and canned pet food and pet snacks businesses in the U.S. and Canada, (ii) specialty pet food businesses conducted under the "Nature's Recipe," "IVD", "TechniCal" and "MediCal" trademarks worldwide, (iii) ambient tuna business in the U.S., (iv) other ambient seafood products currently marketed by the StarKist Seafood business unit in the U.S., (v) retail private label soup and retail private label gravy businesses in the U.S., (vi) broth business conducted in the U.S. under the trademark "College Inn" and (vii) infant feeding business in the U.S., including pureed foods currently produced in the Pittsburgh plant. For the purpose of this definition, (A) "in the U.S." or "in Canada" shall mean all channels of distribution, except in the case of clause (v), where it shall include only retail sales, in such country and its territories and (B) "retail" shall refer to products sold as packaged goods for consumption in the home, as opposed to prepared foods sold for away-from-home consumption or consumption without further preparation beyond reheating.

     "Spinco Business IP" shall have the meaning specified in Section 4.14.

     "Spinco Common Stock" shall have the meaning set forth in the Recitals hereto.

     "Spinco Disclosure Letter" shall mean the Disclosure Letter prepared and delivered by Heinz and Spinco to Del Monte prior to the execution of this Agreement.

     "Spinco Employee" shall have the meaning specified in Section 4.12(a).

     "Spinco Liabilities" shall have the meaning ascribed to such term in the Separation Agreement.

     "Spinco Option" shall have the meaning specified in Section 2.9(b).

     "Spinco Pension Plans" shall have the meaning specified in Section 7.6(f).

     "Spinco Post-Distribution Stock Price" shall have the meaning assigned to such term in the Employee Benefits Agreement.

     "Spinco Savings Plans" shall have the meaning specified in Section 7.6(g).

     "Spinco Subsidiaries" shall mean all direct and indirect Subsidiaries of Spinco immediately after the Distribution.

     "Spinco Voting Debt" shall have the meaning specified in Section 4.2(a).

     "Stockholder" shall mean, collectively, TPG Partners, L.P. and TPG Parallel I, L.P.

     "Stockholder Rights Agreement" shall mean the Stockholder Rights Agreement between Del Monte and Stockholder.

     "Subsidiaries" shall mean, with respect to any Person, another Person (i) of which 50% or more of the capital stock, voting securities, other voting ownership or voting partnership interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

     "Superior Proposal" shall mean a written Del Monte Acquisition Proposal from a third-party that is for more than 50% of the voting power of Del Monte or a majority of the assets of Del Monte and its Subsidiaries, taken as a whole, and which the Board of Directors of Del Monte determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its legal advisors), taking into account all financial, legal, regulatory and other aspects of the proposal and the Person making the proposal, is reasonably capable of being completed and would result in a transaction that is more favorable from a financial point of view to the Del Monte Stockholders than the Merger and the transactions contemplated by this Agreement, including any proposed alterations of the terms of the Merger submitted by Heinz and Spinco in response to such Superior Proposal.

     "Surviving Corporation" shall have the meaning specified in Section 2.1(c).

     "Tax" or "Taxes" shall mean (A) any foreign or U.S. federal, state, local or municipal taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any taxing authority including any interest, additions to tax, or penalties applicable thereto, (B) any liability for payment of amounts described in clause
(A) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law and (C) any liability for the payment of amounts described in clause (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

     "Tax Separation Agreement" shall mean the Tax Separation Agreement to be entered into among Heinz, Spinco and Del Monte in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

     "Termination Date" shall have the meaning specified in Section 9.1(b)(i).

     "Termination Fee" shall have the meaning specified in Section 9.3(a)(i).

     "Third Cumulative Preferred Stock" shall have the meaning specified in
Section 3.2.

     "Trade Accounts Payable" shall mean accounts payable and accrued expenses to the extent owed to suppliers and other business partners of the Spinco Business.

     "Trade Accounts Receivable" shall mean accounts receivable to the extent originating from customers and other business partners of the Spinco Business.

     "Trademark and Cooperation Agreement" shall mean the Trademark and Cooperation Agreement to be entered into between Heinz and Spinco in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

     "Trademark License Agreement" shall mean the Trademark License Agreement to be entered into between Heinz and Spinco in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with
Section 7.26.

     "Trademarks" shall have the meaning assigned to such term in the Separation Agreement.

     "Transaction Agreements" shall have the meaning assigned to such term in the Separation Agreement.

     "Transferred Accounts" shall have the meaning specified in Section 7.19(a).

     "Transition Services Agreement" shall mean the Transition Services Agreement to be entered into between Heinz and Spinco in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

     "Voting Agreement" shall mean the Voting Agreement, dated as of the date hereof, between Heinz and Stockholder.

     "WARN" shall have the meaning specified in Section 4.13(a).

                                   ARTICLE 2

                                   THE MERGER

     2.1 Distribution and Merger. (a) Prior to the Effective Time, on the Closing Date, Heinz shall, subject to the terms and conditions of the Separation Agreement, effect the Contribution and the Distribution and deliver or cause to be delivered, to such bank or trust company as shall be selected by Del Monte and be reasonably acceptable to Heinz (the "Exchange Agent"), a certificate (the "Distribution Stock Certificate") representing that number of shares of Spinco Common Stock that is equal to the number of shares of Heinz Common Stock that are outstanding as of the Heinz Record Date (other than treasury shares). Until the Effective Time, the Exchange Agent shall hold the shares of Spinco Common Stock represented by the Distribution Stock Certificate on behalf of the Heinz shareholders as of the Heinz Record Date. Until the Effective Time, the shares of Spinco Common Stock represented by the Distribution Stock Certificate shall not be transferred and the Exchange Agent shall not deliver any shares of Spinco Common Stock represented by the Distribution Stock Certificate to any shareholder of Heinz.

     (b) Immediately prior to the Effective Time, the issued and outstanding capital stock of Merger Sub shall consist of only shares of common stock, all of which shall be owned directly by Del Monte.

     (c) Upon the terms and subject to the conditions of this Agreement, and in accordance with the NYBCL and the DGCL, at the Effective Time: (i) Merger Sub shall be merged with and into Spinco, the separate existence of Merger Sub shall cease and Spinco shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the NYBCL and the DGCL and (ii) the certificate of incorporation of Spinco as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached hereto as Exhibit A, and, as so amended, shall thereafter be the certificate of incorporation of the Surviving Corporation. The bylaws of Spinco as in effect at the Effective Time shall be in the form attached hereto as Exhibit D, which shall be the bylaws of the Surviving Corporation. At or prior to the Effective Time, Del Monte shall file with the Secretary of State of the State of Delaware an amendment and restatement to its certificate of incorporation in the form attached hereto as Exhibit B (the "Amended and Restated Certificate of Incorporation"). At or prior to the Effective Time, the Board of Directors of Del Monte shall approve an amendment to Del Monte's bylaws in the form attached hereto as Exhibit C.

     (d) Section 2.1(d) of the Spinco Disclosure Letter lists the names of the directors of Spinco. The directors of Spinco at the Effective Time shall, from and after the Effective Time, be the same individuals serving on the board of directors of Del Monte at and after the Effective Time and the officers of Spinco at the Effective Time, who shall be designated by Heinz after consultation with Del Monte, shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

     (e) From and after the Effective Time, (i) Del Monte's executive headquarters will be located in San Francisco, California; (ii) the headquarters for the Spinco Business will be located in Pittsburgh, Pennsylvania; and (iii) the headquarters for the business conducted by Del Monte prior to the Effective Time will be located in San Francisco, California.

     (f) Immediately following the Effective Time, Del Monte's name shall continue to be Del Monte Foods Company.

     (g) The Merger shall have the effects set forth in this Article 2 and the applicable provisions of the DGCL and the NYBCL.

     2.2 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Del Monte or Spinco:

          (a) Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2(b)) shall be automatically converted into the right to receive a number of fully paid and nonassessable shares of Del Monte Common Stock equal to the Exchange Ratio. The "Exchange Ratio" shall equal 745/255 times the number of fully diluted shares of Del Monte Common Stock (calculated according to the treasury method using the Del Monte Average) immediately prior to the Effective Time divided by the number of fully diluted shares of Spinco Common Stock (calculated according to the treasury method using an implied price for Spinco Common Stock equal to the product of (i) the Del Monte Average and (ii) the Exchange Ratio) immediately prior to the Effective Time. The Exchange Ratio shall be rounded to the nearest ten-thousandth of a share of Del Monte Common Stock.

          The "Del Monte Average" shall mean the quotient obtained by dividing
     (i) the sum of (A) the closing price of Del Monte Common Stock on the NYSE on the date of this Agreement and (B) the average of the closing prices of Del Monte Common Stock on the NYSE for the 30 trading days ending on the trading day immediately preceding the Closing Date by (ii) two.

          (b) Each share of Spinco Common Stock held by Spinco as treasury stock and each share of Spinco Common Stock owned by Del Monte, if any, in each case immediately prior to the Effective Time, shall be canceled and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.

          (c) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of Surviving Corporation stock.

     2.3 Cancellation of Stock. Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with Section 2.2, shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each holder of shares of Heinz Common Stock as of the Heinz Record Date shall cease to have any rights with respect to such shares of Spinco Common Stock, except the right to receive a certificate representing the shares of Del Monte Common Stock to which such holder is entitled pursuant to Section 2.2, the amount of dividends or other distributions thereon with a record date after the Effective Time and a payment date prior to the delivery of such shares by the Exchange Agent and any cash in lieu of fractional shares of Del Monte Common Stock payable in accordance with
Section 2.8(d), without interest.

     2.4 Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, as promptly as practicable after the last of the conditions set forth in Article 8 is satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) (the "Closing Date"), or at such other time and place as Heinz and Del Monte shall agree in writing; provided, however, that the Parties shall consult as to whether it would be advisable to defer the Closing until the last day of the accounting month of either Heinz or Del Monte next following the date on which such conditions are satisfied.

     2.5 Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable at or after the Closing, (i) a certificate of merger or other appropriate documents (in any such case, the "Delaware Certificate of Merger") shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") with respect to the Merger, in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL, (ii) a certificate of merger or other appropriate documents (in any such case, the "New York Certificate of Merger") shall be filed with the Department of State for the State of New York (the "New York Department of State") with respect to the Merger, in such form as is required by, and executed in accordance with, the applicable provisions of the NYBCL and
(iii) all other filings or recordings required under the NYBCL and the DGCL, in each case necessary to effect the Merger, shall be made. The Merger shall become effective at the time of filing of the Delaware Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL and the New York Certificate of Merger with the New York Department of State in accordance with the NYBCL, or at such later time as the parties hereto may agree and as is provided in the Delaware Certificate of Merger and the New York Certificate of Merger. The date and time at which the Merger shall so become effective is herein referred to as the "Effective Time."

     2.6  Effects of the Merger.  The Merger shall have the effects set forth in
Section 906 of the NYBCL and Section 259 of the DGCL.

     2.7 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Spinco shall be closed and no transfer shall be made of any shares of capital stock of Spinco that were outstanding immediately prior to the Effective Time.

     2.8 Exchange of Certificates. (a) Exchange Agent. As soon as practicable after the Effective Time (but no later than five (5) business days after the Closing Date), Del Monte shall deposit with the Exchange Agent, for the benefit of the Heinz shareholders as of the Heinz Record Date and for the purpose of exchanging the Distribution Stock Certificate for certificates representing that number of shares of Del Monte Common Stock that are to be issued in the Merger in accordance with this Article 2, certificates representing the shares of Del Monte Common Stock (such shares of Del Monte Common Stock, together with any dividends or distributions thereon having a record date after the Effective Time and a payment date prior to the delivery of such shares by the Exchange Agent and any cash in lieu of fractional shares of Del Monte Common Stock payable in accordance with Section 2.8(d), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.2 in exchange for outstanding shares of Spinco Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver to the Heinz shareholders as of the Heinz Record Date the Del Monte Common Stock contemplated to be issued pursuant to Section 2.2 from the shares of stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Del Monte shall deliver all such dividends referred to above to the Exchange Agent. Heinz shareholders shall not be entitled to receive interest on any funds in the Exchange Fund.

     (b) Exchange Procedures. As promptly as practicable after the Effective Time, Del Monte shall cause the Exchange Agent to mail or deliver to the Heinz shareholders as of the Heinz Record Date (i) certificates representing the number of whole shares of Del Monte Common Stock that such holder has the right to receive pursuant to this Article 2 (and cash in lieu of any fractional shares of Del Monte Common Stock, as contemplated by Section 2.8(d)) and (ii) the amount of dividends and other distributions, if any, with a record date after the Effective Time which theretofore became payable with respect to such shares of Del Monte Common Stock, and the Distribution Stock Certificate shall forthwith be cancelled. Del Monte shall be entitled, and may instruct the Exchange Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of

U.S., state or local or foreign tax law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Heinz shareholder.

     (c) No Further Ownership Rights in Spinco Common Stock. All shares of Del Monte Common Stock issued pursuant to Sections 2.8(a) and (b) and any cash paid pursuant to Section 2.8(d) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Spinco Common Stock converted in the Merger in accordance with Section 2.2.

     (d) No Fractional Shares. Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of Del Monte Common Stock shall be issued in the Merger, and, to the extent the Exchange Ratio would result in any Heinz shareholder as of the Heinz Record Date being entitled to receive a fractional share of Del Monte Common Stock, such fractional share interests will not entitle any such shareholder to vote or to any rights as a stockholder of Del Monte. All fractional interests in Del Monte Common Stock that would otherwise be issuable as a result of the Merger shall be aggregated and if a fractional interest results from such aggregation, the holder otherwise entitled thereto shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the closing sale price per share of Del Monte Common Stock on the NYSE on the business day preceding the Effective Time, if the stock is being traded on such date, or if the stock is not being traded on such date, the closing sale price per share of Del Monte Common Stock on the NYSE on the first business day that such stock is traded, by (ii) the fraction of a share of Del Monte Common Stock to which such holder would otherwise have been entitled. Del Monte shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. Alternatively, Del Monte shall have the option of instructing the Exchange Agent to aggregate all fractional interests in Del Monte Common Stock resulting from the Merger, sell shares representing such aggregate interests in the public market and distribute to the Heinz shareholders as of the Heinz Record Date who otherwise would have been entitled to fractional shares a pro rata portion of the proceeds of such sale.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of Del Monte Common Stock made available to the Exchange Agent that remains undistributed on the one-year anniversary of the Effective Time shall be delivered to Del Monte, upon demand, and any Heinz shareholder as of the Heinz Record Date shall thereafter look only to Del Monte for payment of their claim for Del Monte Common Stock and any cash in lieu of fractional shares of Del Monte Common Stock and any dividends or distributions with respect to Del Monte Common Stock.

     (f) No Liability. Neither Del Monte nor the Surviving Corporation shall be liable to any Heinz shareholder as of the Heinz Record Date or any holder of shares of Del Monte Common Stock for shares of Del Monte Common Stock (or dividends or distributions with respect thereto or with respect to Spinco Common Stock) or cash in lieu of fractional shares of Del Monte Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.9 Employee Stock Options and Other Equity Awards. (a) In accordance with the terms of the Del Monte 1997 Stock Incentive Plan, the Del Monte 1998 Stock Incentive Plan and the Non-Employee Directors and Independent Contractors 1997 Stock Incentive Plan (collectively, the "Del Monte Stock Plans"), the Board of Directors (or any committee) of Del Monte shall take any action necessary to ensure that each option to acquire shares of Del Monte Common Stock and each other incentive award granted to an employee, officer or director of Del Monte under the Del Monte Stock Plans and outstanding immediately prior to the Effective Time shall not, as a result of the transactions contemplated by this Agreement, become vested or exercisable.

     (b)(i) In accordance with the terms of the Heinz 1994 Stock Option Plan, the Heinz 1996 Stock Option Plan and the Heinz 2000 Stock Option Plan and any other stock option or stock incentive compensation plan for employees, officers, or directors of Heinz, as amended (collectively, the "Heinz Stock Plans"), each option to acquire shares of Heinz Common Stock (each, a "Heinz Option") granted to a Spinco Employee under the Heinz Stock Plans and outstanding immediately prior to the Effective Time, shall, immediately prior to the Effective Time, be adjusted, pursuant to the Heinz Stock Plans, into a Heinz Option on Heinz Common Stock (as in existence after the spin-off of Spinco) and an option to purchase Spinco Common Stock (a "Spinco Option") in accordance with the Employee Benefits Agreement. In accordance with the terms of the Heinz Stock Plans, the Board of Directors (or any committee) of Heinz shall take any action necessary to ensure that each Heinz Option that is to be adjusted into a Spinco Option as set forth in the immediately preceding sentence (and converted into a Del Monte Option as set forth below) and that is outstanding immediately prior to the Effective Time shall not, as a result of the transactions contemplated by this Agreement, become vested or exercisable.

     (ii) At or prior to the Effective Time, Heinz shall, or Heinz shall cause Spinco to, take all action necessary such that each Spinco Option which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Spinco Common Stock, and at the Effective Time each such Spinco Option shall be converted into a right to acquire, on the same terms and conditions as were applicable under the Spinco Option prior to the Effective Time, that number of shares of Del Monte Common Stock determined by multiplying the number of shares of Spinco Common Stock subject to such Spinco Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Del Monte Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Spinco Option divided by the Exchange Ratio. All Spinco Options, once converted into options on Del Monte Common Stock, shall hereinafter be referred to as "Del Monte Options."

     (c) As soon as practicable after the Effective Time, (i) Del Monte shall deliver to the holders of Del Monte Options appropriate notices setting forth such holders' rights thereunder (which, for the avoidance of doubt, shall include the rights such holders had pursuant to the applicable Heinz Stock Plans under which the Heinz Options (adjusted into Del Monte Options) were originally granted), and the agreements evidencing the grants of such Del Monte Options shall contain the same terms and conditions as in effect prior to the Effective Time (subject to the adjustments required by this Section 2.9 after giving effect to the Merger, the Employee Benefits Agreement and the terms of the Heinz Stock Plans) and (ii) Heinz shall deliver to the holders of Heinz Options (as adjusted) appropriate notices setting forth such holders' rights thereunder (which, for the avoidance of doubt, shall include the rights such holders had pursuant to the applicable Heinz Plans under which the Heinz Options were originally granted), and the agreements evidencing the grants of such Heinz Options shall continue in effect on the same terms and conditions as in effect prior to the Effective Time (subject to the adjustments required by this Section
2.9 after giving effect to the Merger, the Employee Benefits Agreement, and the terms of the Heinz Stock Plans).

     (d) Heinz Restricted Stock Bonus Plan. As of the Effective Time, all shares of Spinco Common Stock held by Spinco Employees pursuant to the Heinz Restricted Stock Bonus Plan shall be treated in accordance with the terms of
Section 2.2 of this Agreement ("Restricted Stock") and, thereafter, shall be treated in accordance with the terms of the other Transaction Agreements.

     (e) On or prior to the Effective Time, Del Monte shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Del Monte Common Stock for delivery upon exercise of the Del Monte Options in accordance with this Section 2.9. Prior to the Effective Time, Del Monte shall take all corporate action necessary such that, at the Effective Time, Del Monte shall file a registration statement on Form S-8 with respect to the Del Monte Options (or any successor or other appropriate forms), with respect to the shares of Del Monte Common Stock subject to such Del Monte Options and, after the Effective Time, Del Monte shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain current the status of the prospectus contained therein) for so long as such Del Monte Options remain outstanding.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF HEINZ

     Except as set forth in the Heinz Disclosure Letter, Heinz represents and warrants to Del Monte as follows:

     3.1 Organization, Qualification, Etc. Heinz is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Heinz and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties that will be contributed to Spinco pursuant to the Separation Agreement and to carry on the Spinco Business as now being conducted. Each of Heinz and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Spinco Business that will be contributed to Spinco pursuant to the Separation Agreement or the nature of the Spinco Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     3.2 Capital Stock and Other Matters. As of the date of this Agreement, the authorized capital stock of Heinz consists of 600,000,000 shares of Heinz Common Stock and 2,210,931 shares of Third Cumulative Preferred Stock, par value $10 per share ("Third Cumulative Preferred Stock"). At the close of business on June 10, 2002, (i) (A) 350,915,017 shares of Heinz Common Stock (excluding shares held by Heinz as treasury shares) were issued and outstanding, 8,032,878 shares of Heinz Common Stock were reserved for issuance pursuant to the Heinz Stock Plans and options to purchase 31,102,865 shares of Heinz Common Stock pursuant to the Heinz Stock Plans were outstanding and (B) 10,931 shares of Third Cumulative Preferred Stock of Heinz were issued and outstanding and (ii) 80,181,468 shares of Heinz Common Stock were held by Heinz in its treasury. All outstanding shares of Heinz Common Stock are, and all shares thereof which may be issued after the date of this Agreement and prior to the Effective Time will be, when issued, duly authorized validly issued, fully paid and not subject to preemptive rights. Except as set forth in this Section 3.2, as of the date of this Agreement, there are not outstanding (i) any shares of capital stock of Heinz or Heinz Common Stock, (ii) any securities of Heinz or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Heinz or Heinz Common Stock or (iii) any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than this Agreement and certain other Transaction Agreements) to which Heinz or any of its Subsidiaries is a party or by which Heinz or any of its Subsidiaries will be bound obligating Heinz or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of Heinz or Heinz Common Stock or obligating Heinz or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract, other than shares issued since June 10, 2002 (A) upon the exercise of outstanding options or the conversion of shares of Third Cumulative Preferred Stock or (B) in accordance with Heinz's Direct Purchase Plan (and dividend reinvestment option therein).

     3.3 Corporate Authority; No Violation, Etc. Heinz has the requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which Heinz is to be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Heinz of this Agreement and each such other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Heinz. This Agreement has been duly executed and delivered by Heinz and constitutes a legal, valid and binding agreement of Heinz, enforceable against Heinz in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. As of the Distribution Date, each other Transaction Agreement to which Heinz is to be a party will have been duly executed and delivered by Heinz and will constitute a legal, valid and binding agreement of Heinz, enforceable against Heinz in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. None of the execution and delivery by Heinz of this Agreement or any other Transaction Agreement, the consummation by Heinz of the transactions contemplated hereby or thereby or compliance by Heinz with any of the provisions hereof or thereof (i) violates or conflicts with any provisions of Heinz's articles of incorporation or bylaws, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which Heinz or any of its Subsidiaries or Spinco or any of its Subsidiaries is a party or by which Heinz or any of its Subsidiaries or Spinco or any of its Subsidiaries or any of the Spinco Assets is or will be bound or affected, (iv) results in the creation of a Lien on any of the issued and outstanding shares of Spinco Common Stock, capital stock of any Spinco Subsidiary or on any of the Spinco Assets or (v) violates or conflicts with any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order"), law, ordinance, rule or regulation applicable to Heinz or any of its Subsidiaries (including Spinco and its Subsidiaries), or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii),
(iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

     3.4 Brokers or Finders. No agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Heinz or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission from, to reimbursement of expenses by or to indemnification or contribution by, in each case, Heinz, Spinco or any of their respective Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Agreements.

     3.5 Heinz Reports and Financial Statements. As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by Heinz under the Securities Act or under the Securities Exchange Act (the "Heinz SEC Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Heinz SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since May 3, 2000, Heinz has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. The books and records of Heinz and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. Each of the foregoing representations in this Section 3.5 is made only with respect to information relating to the Spinco Business and with "materiality" being defined by reference to Heinz as a whole and not by reference to Spinco or the Spinco Business.

     3.6 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 and in Article 4 and except for any representations and warranties specifically set forth in the other Transaction Agreements, Del Monte acknowledges that neither Heinz nor any other Person makes any express or implied representation or warranty with respect to Heinz and its Subsidiaries or otherwise or with respect to any other information provided to Del Monte, whether on behalf of Heinz or such other Persons. Neither Heinz nor any other Person will have or be subject to any liability or indemnification obligation to Del Monte or any other Person to the extent resulting from the distribution to Del Monte or Del Monte's use of, any information related to Heinz and any other information, document, financial information or projections or material made available to Del Monte in certain "data rooms," management presentations or any other form in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF HEINZ AND SPINCO

     Except as set forth in the Spinco Disclosure Letter, Heinz and Spinco, jointly and severally, represent and warrant to Del Monte as follows and in each case after giving effect to the Contribution and the Distribution (unless otherwise explicitly stated):

     4.1 Organization, Qualification, Etc. Spinco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Spinco has or will have at the Effective Time all requisite power and authority to own or lease and operate and use its properties and assets and carry on its business as presently conducted and is or will be at the Effective Time duly qualified and licensed to do business and is or will be at the Effective Time in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco. Copies of the Spinco certificate of incorporation and bylaws in existence on the date hereof are included as part of Section 4.1 of the Spinco Disclosure Letter and are complete and correct and in full force and effect on the date hereof. Each of the Spinco Subsidiaries is or will be at the Effective Time a corporation or (as indicated in Section 4.1 of the Spinco Disclosure Letter) other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, has or will have at the Effective Time all requisite power and authority to own or lease and operate and use its properties and assets and to carry on its business as presently conducted and is or will be duly qualified and licensed to do business and is or will be at the Effective Time in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     4.2 Capital Stock and Other Matters. (a) The authorized capital stock of Spinco consists of 1,000 shares of Spinco Common Stock, all of which are held by Heinz prior to the Distribution. Immediately following the Distribution, (i) there will be outstanding a number of shares of Spinco Common Stock equal to the number of shares of Heinz Common Stock outstanding as of the Heinz Record Date,
(ii) no shares of Spinco Common Stock will be held by Spinco in its treasury and
(iii) no bonds, debentures, notes or other indebtedness of Spinco or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of Spinco (including Spinco Common Stock) may vote ("Spinco Voting Debt") will be issued or outstanding. All outstanding shares of Spinco Common Stock are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid and not subject to preemptive rights. Except as set forth in this Section 4.2, as of the date of this Agreement there are not outstanding (i) any shares of capital stock of Spinco, Spinco Voting Debt, Spinco Common Stock or other voting securities of Spinco, (ii) any securities of Spinco or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Spinco, Spinco Voting Debt, Spinco Common Stock or other voting securities of Spinco or (iii) except as specified in Section 2.9 and Section 7.6, any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than certain Transaction Agreements) to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries will be bound obligating Spinco or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of Spinco, Spinco Voting Debt, Spinco Common Stock or other voting securities of Spinco or any of its Subsidiaries or obligating Spinco or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. Section 4.2 of the Spinco Disclosure Letter contains a true and complete list of each entity that will be a material Subsidiary of Spinco at the Effective Time, including its jurisdiction of organization, Spinco's interest therein and a brief description of the principal line or lines of business conducted by each such material Subsidiary. All the issued and outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Spinco are owned by Spinco, by another wholly-owned Subsidiary of Spinco or by Spinco and another wholly-owned Subsidiary of Spinco, free and clear of all Liens and are duly authorized, validly issued, fully paid and nonassessable.

     (b) There are no stockholder agreements, voting trusts or other Contracts to which Spinco is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of Spinco. Except for the shares of capital stock of, or other equity interest in, its Subsidiaries, as of the date of this Agreement, Spinco does not own, directly or indirectly, any capital stock of, or other equity interest or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

     4.3 Corporate Authority; No Violation, Etc. Spinco has the requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which Spinco is to be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Spinco of this Agreement and each such other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Spinco, it being understood that Heinz is required to adopt this Agreement after the date of this Agreement as the sole stockholder of Spinco. This Agreement has been duly executed and delivered by Spinco and constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. As of the Distribution Date, each other Transaction Agreement to which Spinco is to be a party will have been duly executed and delivered by Spinco and will constitute a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. None of the execution and delivery by Spinco of this Agreement or any other Transaction Agreement, the consummation by Spinco of the transactions contemplated hereby or thereby or compliance by Spinco with any of the provisions hereof or thereof (i) violates or conflicts with any provisions of Spinco's certificate of incorporation or bylaws, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries or any of the Spinco Assets is bound or affected, (iv) results in the creation of a Lien on any of the issued and outstanding shares of Spinco Common Stock, capital stock of any Spinco Subsidiaries or on any of the Spinco Assets or (v) violates or conflicts with any Order, law, ordinance, rule or regulation applicable to Spinco or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii), (iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     4.4 Affiliate Transactions. Except for the other Transaction Agreements, there are no transactions, agreements, arrangements or understandings between
(i) Spinco or any of its Subsidiaries, on the one hand, and (ii) Heinz or any of its Subsidiaries (other than Spinco and its Subsidiaries) or Affiliates, on the other hand, of the type that would be required to be disclosed if Spinco were a company subject to Item 404 of Regulation S-K under the Securities Act.

     4.5 Spinco Financial Statements. (a) Audited 2000 and 2001 Financial Statements. The financial statements delivered to Del Monte as Section 4.5(a) of the Spinco Disclosure Letter, which consist of the audited combined statements of assets and liabilities of the Spinco Business as of May 2, 2001 and May 3, 2000, and the audited combined statements of operations and cash flows for the years ended May 2, 2001 and May 3, 2000, and the notes thereto, audited by PriceWaterhouseCoopers L.L.P. (collectively, the "Audited Statements"), whose report thereon is included therewith, were prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position of the Spinco

Business and the results of its operations and changes in cash flows as of the dates thereof and for the periods covered thereby.

     (b) Estimated 2002 Financial Statements. The financial statements delivered to Del Monte as Section 4.5(b) of the Spinco Disclosure Letter, which consist of management's estimated statement of assets and liabilities of the Spinco Business (as it is to be constituted immediately following the Distribution), as of May 1, 2002 and management's estimated statement of operations of the Spinco Business (constituted as aforesaid) for the year ended May 1, 2002 (collectively, the "Estimated 2002 Financial Statements"), were prepared in accordance with GAAP, consistently applied, except (i) that such financial statements do not include all of the schedules and footnotes required by GAAP and (ii) for such other exceptions to GAAP as are described in Section 4.5(b) of the Spinco Disclosure Letter.

     (c) Undisclosed Liabilities. Except as set forth in the Audited Statements or the Estimated 2002 Financial Statements, Spinco and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since May 1, 2002, (ii) liabilities or obligations not required to be disclosed on a balance sheet prepared in accordance with GAAP or in the notes thereto, or (iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     4.6 Absence of Certain Changes or Events. (a) Except (i) as specifically contemplated or permitted by this Agreement or the other Transaction Agreements,
(ii) as set forth in the Audited Statements or the Estimated 2002 Financial Statements and (iii) for changes resulting from the announcement of this Agreement or the transactions contemplated hereby, since May 1, 2002, the Spinco Business has been conducted in all material respects only in the ordinary course, and there has not been any event (including any damage, destruction or loss whether or not covered by insurance), that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     (b) Since May 1, 2002, there has not been (i) any declaration, setting aside or payment of or dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Spinco's or any of its Subsidiaries capital stock or other equity or voting interests, except for dividends by a wholly owned Subsidiary of Spinco to its stockholders, (ii) any purchase, redemption or other acquisition of any shares of capital stock of, or other equity or voting interests in, Spinco or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests, (iii) any split, combination or reclassification of any of Spinco's capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interest in, Spinco, (iv) other than as would be permitted by Section 6.1(j), any change by Heinz or its Subsidiaries (that would adversely affect the Spinco Business) or by Spinco or its Subsidiaries in its accounting principles, practices or methods or (v) any increase in the compensation payable by Heinz or its Subsidiaries (with respect to the Spinco Employees only) or Spinco or any of its Subsidiaries to officers or key employees or any material amendment of any of the Heinz Benefit Plans (to the extent any Spinco Employee would be affected) or the Spinco Benefit Plans except for increases or amendments (A) required by applicable law, (B) in the ordinary and usual course of business consistent with past practice, (C) in connection with the transactions contemplated under Section 7.6 of this Agreement and the Employee Benefits Agreement or (D) permitted by Section 6.1(h).

     4.7 Actions; Litigation. (a) No Action against Heinz, any of Heinz's Subsidiaries, Spinco, any Spinco Subsidiary or the Spinco Business is pending or, to Heinz's Knowledge, threatened, except with respect to such Actions the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     (b) There is no Ruling against Heinz, any of Heinz's Subsidiaries, Spinco, any Spinco Subsidiary or the Spinco Business, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     4.8 Licenses; Compliance with Laws. (a) Spinco and its Subsidiaries hold all Licenses that are required for the conduct of the Spinco Business as currently conducted and are in compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     (b) Except with respect to Environmental Laws, tax matters, employee benefits, and labor matters (which are addressed in Sections 4.10, 4.11, 4.12 and 4.13 respectively), Spinco and its Subsidiaries are in compliance with all laws, ordinances or regulations of any Governmental Authority applicable to any of them or their respective operations, except to the extent such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     4.9 Proxy Statement/Prospectus; Registration Statement. None of the information regarding Heinz or its Subsidiaries or Spinco or its Subsidiaries or the Spinco Business provided by Heinz or Spinco for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statement or the Form 10 filed by Spinco, if any, will, in the case of the definitive Proxy Statement/ Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Del Monte Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, at the time of the Del Monte Stockholders Meeting and at the Effective Time, or in the case of the Form 10, if any, at the time of filing with the SEC, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     4.10 Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on
Spinco:

          (i) Each of Spinco and its Subsidiaries has obtained all licenses, permits and other authorizations under Environmental Laws required for the conduct and operation of its business and is in compliance with the terms and conditions contained therein, and is in compliance with all applicable Environmental Laws;

          (ii) To Heinz's Knowledge, none of Spinco and its Subsidiaries is subject to any contractual environmental indemnification obligation regarding businesses currently owned or operated by Spinco or regarding properties currently owned or leased by Spinco;

          (iii) There are no Environmental Claims pending or, to Heinz's Knowledge, threatened against Spinco or any of its Subsidiaries or with respect to the Spinco Business;

          (iv) There is no condition on, at or under any property (including the air, soil and ground water) currently or, to Heinz's Knowledge, formerly owned, leased or used by Spinco or any of its Subsidiaries (including off-site waste disposal facilities) or created by Spinco's or any Spinco Subsidiary's operations that would create liability for Spinco under applicable Environmental Laws; and

          (v) There are no past or present actions, activities, circumstances, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) with respect to Spinco or any of its Subsidiaries that are reasonably expected to form the basis of a claim under Environmental Laws or create liability under applicable Environmental Laws.

     (b) Spinco has made available to Del Monte all material site assessments, compliance audits and environmental studies or reports in its possession, custody or control relating to (i) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by Spinco, any of its Subsidiaries or any predecessor in interest thereto and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by Spinco, any of its Subsidiaries or any other Person on, under, about or from any of the properties currently owned or leased, or otherwise in connection with the use or operation of any of the properties owned or leased, or otherwise in connection with the use or operation of any of the properties and assets of Spinco or any of its Subsidiaries, or their respective businesses and operations.

     (c) Notwithstanding any provision of this Agreement to the contrary, this
Section 4.10 constitutes the sole and exclusive representations and warranties of Heinz and Spinco relating to Environmental Laws, Environmental Claims or Hazardous Materials.

     4.11 Tax Matters. (a)(i) All material Returns relating to Spinco, the Spinco Business and the Spinco Subsidiaries required to be filed on or prior to the Closing Date have been timely filed, (ii) all such Returns are true, correct and complete in all material respects, (iii) all material Taxes relating to Spinco, the Spinco Business or any Spinco Subsidiary required to be paid on or prior to the Closing Date have been timely paid, (iv) all material Taxes relating to Spinco, the Spinco Business and the Spinco Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the Heinz SEC Documents, and (v) Heinz, Spinco, and the Spinco Subsidiaries have duly and timely withheld all material Taxes relating to the Spinco Business required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority except for failures with respect to matters covered under clauses (a)(i)-(iv) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     (b)(i) No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Return of Heinz, Spinco or any Spinco Subsidiary relating to the Spinco Business as to which any taxing authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on Spinco, and (ii) no Governmental Authority is now asserting in writing any deficiency or claim for material Taxes or any adjustment to material Taxes relating to the Spinco Business with respect to which Spinco or any Spinco Subsidiary may be liable with respect to income and other material Taxes which have not been fully paid or finally settled which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     (c) Neither Spinco nor any Spinco Subsidiary (i) is a party to or bound by or has any obligation under any written Tax allocation, sharing or similar agreement or arrangement other than with respect to the group for which Heinz is the common Parent, or (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Returns or paying Taxes (other than the group of which Heinz is the common Parent).

     (d) None of the assets of Heinz or any of its Subsidiaries (with respect to the Spinco Business only) or Spinco or any of its Subsidiaries are subject to any material Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved (other than reserves for deferred Taxes reflecting differences between book and tax bases in assets and liabilities ) in the books and records of Heinz or Spinco).

     4.12 Benefit Plans. (a) Section 4.12(a) of the Spinco Disclosure Letter lists each material "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs and arrangements, whether or not subject to ERISA, and whether written or oral (i) sponsored, maintained or contributed to or required to be contributed to by Heinz or any of its Subsidiaries or to which Heinz or any of its Subsidiaries is a party and (ii) in which any individual who is currently or, at or prior to the Effective Time, is expected to become an officer, director or employee of Spinco (including employees who are, at the Effective Time, not actively at work on such date by reason of illness, vacation, leave of absence or short-term disability) (a "Spinco Employee") is a participant (the "Spinco Benefit Plans"). Except as otherwise provided for in this Agreement and the other Transaction Agreements, neither Spinco, any of its Subsidiaries nor any ERISA Affiliate thereof has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Spinco Benefit Plan that would affect any Spinco Employee except in the ordinary course of business. Spinco has heretofore delivered or made available to Del Monte true and complete copies of each Spinco Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, the most recent annual reports or summaries required to be prepared or filed under ERISA or the Code and the most recent determination letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code.

     (b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Spinco, (i) neither Spinco nor any of its ERISA Affiliates has incurred any liability under Title IV or
Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full, and (ii) no condition exists that would reasonably be expected to result in Spinco incurring any such liability.

     (c)(i) No Spinco Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, and (ii) none of Spinco or any ERISA Affiliate thereof has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, the liability for which would reasonably be expected to have a Material Adverse Effect on Spinco.

     (d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Spinco, each Spinco Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA, the Code, and the laws of any applicable foreign jurisdiction. Except as would not result in a material liability to Spinco, all contributions required to be made with respect to any Spinco Benefit Plan have been timely made. There are no pending or, to Heinz's Knowledge, threatened claims by, on behalf of or against any of the Spinco Benefit Plans or any assets thereof, other than routine claims for benefits under such plans, that, if adversely determined would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Spinco and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to Del Monte or will be promptly furnished to Del Monte when made) with respect to any of the Spinco Benefit Plans before the IRS, the United States Department of Labor or the PBGC, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     (e) Each Spinco Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS stating that they and the trusts maintained thereunder are exempt from taxation under Section 401(a) or Section 501(a) of the Code, respectively, and each trust maintained under any Spinco Benefit Plan intended to satisfy the requirements of
Section 501(c)(9) of the Code has satisfied such requirements, and in any such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Spinco Benefit Plan or any such trust.

     (f) Except as otherwise provided in or contemplated by this Agreement or any other Transaction Agreement, the consummation of the transactions contemplated by this Agreement or the Separation Agreement shall not result, by itself or with the passage of time, in the payment or acceleration of any amount, the accrual or acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment by any employee, officer or director under domestic or foreign law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Spinco.

     4.13  Labor Matters.  (a) Except as would not, in the case of clauses
(i)(B), (ii), (iii), (iv) and (v), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco (i) neither Spinco nor any of its Subsidiaries is a party to, or bound by, any (A) collective bargaining agreement or (B) other Contract with a labor union or labor organization, nor is any such Contract presently being negotiated; (ii) neither Spinco nor any of its Subsidiaries is the subject of any proceeding asserting that Spinco or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to Heinz's Knowledge, is such proceeding threatened; (iii) there is no strike, work stoppage, lockout or other labor dispute involving Spinco or any of its Subsidiaries pending or, to Heinz's Knowledge, threatened; (iv) there have been no claims initiated by any labor organization to represent any employees of Spinco not currently represented by a labor organization within the past five years, nor, to Heinz's Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization; and
(v) Spinco and its Subsidiaries are in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

     (b) Spinco is in compliance in all material respects with all applicable U.S. and non-U.S. laws relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of Spinco including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     4.14 Intellectual Property Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco, (i) Spinco or its Subsidiaries own all right, title, and interest in, or otherwise control or have the right to use all the Intellectual Property (which for purposes of this Section 4.14 shall be deemed not to include Data Communications Infrastructure) that is necessary to carry on the business of Spinco and its Subsidiaries substantially as currently conducted (including in connection with services provided by Spinco and its Subsidiaries to third parties), free of all Liens; (ii) no Action or Ruling is pending or, to Heinz's Knowledge, is threatened by any Person with respect to any Intellectual Property owned or used by Spinco or its Subsidiaries in connection with the Spinco Business ("Spinco Business IP") or that alleges that any Spinco Business IP infringes, impairs, dilutes or otherwise violates ("Infringes") the rights of others and Spinco is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party Intellectual Property; (iii) to Heinz's Knowledge, all of the material Spinco Business IP is valid and enforceable, does not Infringe the rights of others and is not being Infringed by others; and (iv) there are no unpaid maintenance or renewal fees currently overdue for any of the Spinco Business IP, nor have any material applications or registrations therefor lapsed or been abandoned, cancelled, or expired otherwise than in the ordinary course of business.

     4.15 Material Contracts. Neither Spinco nor any of its Subsidiaries is a party to or bound by (a) any "material contract" as defined in Item 601(b)(10) of Regulation S-K of the SEC (the term "material contract" to be applied as if Spinco were a separate company for the purpose of this Section 4.15) or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business or (b) any non-competition agreement or any other agreement or obligation that materially limits or will materially limit Spinco or any of its Subsidiaries from engaging in the Spinco Business. Each of the "material contracts" (as defined above) of Spinco and the Spinco Subsidiaries is valid and in full force and effect and neither Spinco nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without prejudice, lapse of time, or both, would constitute a default under the provisions of any such "material contract".

     4.16 Board Approval. The Boards of Directors of Heinz and Spinco, in each case, at a meeting duly called and held, have unanimously approved this Agreement and declared it advisable.

     4.17 Vote Required. The affirmative vote of Heinz, as the sole stockholder of Spinco, is the only vote of the shareholders of Heinz or the stockholders of Spinco necessary to adopt this Agreement. Upon such adoption, the approval of Spinco's stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement. The approval of Heinz's shareholders is not required to effect the transactions contemplated by the Separation Agreement, this Agreement or any other Transaction Document.

     4.18 Assets. (a) Except for (i) the Spinco Employees, with respect to which Heinz and Spinco make no representation and (ii) the Excluded Assets referred to in clauses (i) through (xii) of Section 2.01(b) of the Separation Agreement and after giving effect to the transactions described in or contemplated by the Separation Agreement and the services to be provided pursuant to the other Transaction Agreements, the Spinco Assets will, at the Effective Time, constitute those assets reasonably required to operate the Spinco Business in all material respects as it is currently conducted.

     (b) After the Contribution, Spinco or one of its Subsidiaries will have good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible Spinco Assets except where the failure to have such good, valid and marketable title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco, in each case subject to no Liens, except for (i) Liens reflected in the Audited Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the Spinco Business, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic's, materialmen's and similar Liens arising in the ordinary course of business or by operation of law, (v) any conditions that are shown on the surveys previously delivered to Del Monte of such real property and
(vi) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

     (c) Section 4.18 of the Spinco Disclosure Letter lists all material services currently provided to Spinco or any Spinco Subsidiary by Heinz or any of its Affiliates.

     4.19 Certain Payments. Except as otherwise provided for in or contemplated by this Agreement or the other Transaction Agreements, no Heinz Benefit Plan or Spinco Benefit Plan and no other contractual arrangements between Heinz or Spinco and any third party exist that will, as a result of the transactions contemplated hereby and by the other Transaction Agreements, (a) result in the payment (or increase of any payment) by Heinz or Spinco or any of the Spinco Subsidiaries to any current, former or future director, officer, stockholder, employee or consultant of Spinco or any of its Subsidiaries of any money or other property or rights (other than amounts to be paid by Spinco or the Surviving Corporation pursuant to Section 9.3), or (b) accelerate or provide any other rights to benefits to any such individual, whether or not (i) such payment, increase, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (ii) the passage of time or some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

     4.20 No Other Representations and Warranties. (a) Except for the representations and warranties contained in Article 3 and in this Article 4 and except for any representations and warranties specifically set forth in the other Transaction Agreements, Del Monte acknowledges that neither Heinz nor Spinco nor any other Person makes any express or implied representation or warranty with respect to Spinco or its Subsidiaries, the Spinco Business or otherwise or with respect to any other information provided to Del Monte, whether on behalf of Heinz, Spinco or such other Persons, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the use of the Spinco Assets and the assets of the Spinco Business and the operation of the Spinco Business after the Closing in any manner or (iii) the success or profitability of the ownership, use or operation of the Spinco Business after the Closing. Neither Heinz, Spinco nor any other Person will have or be subject to any liability or indemnification obligation to Del Monte or any other Person to the extent resulting from the distribution to Del Monte, or Del Monte's use of, any information related to the Spinco Business and any other information, document or material made available to Del Monte in certain "data rooms," management presentations or any other form in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.

     (b) In connection with Del Monte's investigation of the Spinco Business, Del Monte may have received or may receive from or on behalf of Heinz, Spinco or any of their respective Subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. Del Monte acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Del Monte is familiar with such uncertainties, that Del Monte is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Del Monte, in the absence of fraud, shall have no claim against Heinz, Spinco or any of their respective Subsidiaries or any other Person acting on their behalf with respect thereto. Accordingly, neither Heinz, Spinco nor their respective Subsidiaries make any representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).

                                   ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF DEL MONTE

     Except as set forth in the Del Monte Disclosure Letter, Del Monte represents and warrants to Heinz and Spinco as follows:

     5.1 Organization, Qualification, Etc. Del Monte is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of Del Monte and Merger Sub has all requisite power and authority to own or lease and operate and use its properties and assets and carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte. Copies of each of Del Monte's and Merger Sub's certificate of incorporation and bylaws in existence on the date hereof are included as part of Section 5.1 of the Del Monte Disclosure Letter and are complete and correct and in full force and effect on the date hereof. Each of the Del Monte Subsidiaries is a corporation or (as indicated in Section 5.1 of the Del Monte Disclosure Letter) other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, has all requisite power and authority to own or lease and operate and use its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     5.2 Capital Stock and Other Matters. (a) The authorized capital stock of Del Monte consists of 500,000,000 shares of Del Monte Common Stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share ("Del Monte Preferred Stock"). At the close of business on June 10, 2002,
(i) (A) 52,299,442 shares of Del Monte Common Stock (excluding shares held by Del Monte as treasury shares) were issued and outstanding, 8,122,882 shares of Del Monte Common Stock were reserved for issuance pursuant to the Del Monte Stock Plans and options to purchase 5,473,139 shares of Del Monte Common Stock were outstanding and (B) no shares of Del Monte Preferred Stock were outstanding, (ii) no shares of Del Monte Common Stock were held by Del Monte in its treasury, and (iii) no bonds, debentures, notes or other indebtedness of Del Monte or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of Del Monte (including Del Monte Common Stock) may vote ("Del Monte Voting Debt") were issued or outstanding. All outstanding shares of Del Monte Common Stock are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid and not subject to preemptive rights. Except as set forth in this Section 5.2, there are not outstanding (i) any shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte, (ii) any securities of Del Monte or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte or (iii) any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than this Agreement and certain other Transaction Agreements) to which Del Monte or any of its Subsidiaries is a party or by which Del Monte or any of its Subsidiaries will be bound obligating Del Monte or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte or any of its Subsidiaries or obligating Del Monte or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. During the period from June 10, 2002 to the date of this Agreement, there have been no issuances by Del Monte of any shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte, (ii) any securities of Del Monte or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte or (iii) any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than this Agreement and certain other Transaction Agreements) to which Del Monte or any of its Subsidiaries is a party or by which Del Monte or any of its Subsidiaries will be bound obligating Del Monte or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte or any of its Subsidiaries or obligating Del Monte or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract, other than shares issued since June 10, 2002 upon the exercise of outstanding options. Section 5.2 of the Del Monte Disclosure Letter contains a true and complete list of each material Subsidiary of Del Monte at the Effective Time, including its jurisdiction of organization, Del Monte's interest therein and a brief description of the principal line or lines of business conducted by each such material Subsidiary. All the issued and outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Del Monte are owned by Del Monte, by another wholly-owned Subsidiary of Del Monte or by Del Monte and another wholly-owned Subsidiary of Del Monte, free and clear of all Liens, and are duly authorized, validly issued, fully paid and non-assessable. The authorized capital stock of Merger Sub will consist of only shares of common stock all of which immediately prior to the Effective Time will be owned by Del Monte.

     (b) There are no stockholder agreements, voting trusts or other Contracts to which Del Monte is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of Del Monte. Except for the shares of capital stock of, or other equity interest in, its Subsidiaries, as of the date of this Agreement, Del Monte does not own, directly or indirectly, any capital stock of, or other equity interest or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

     5.3 Corporate Authority; No Violation, Etc. (a) Del Monte has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Del Monte of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Del Monte, subject to obtaining the Requisite Approval. This Agreement has been duly executed and delivered by Del Monte and constitutes a legal, valid and binding agreement of Del Monte, enforceable against Del Monte in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. None of the execution and delivery by Del Monte of this Agreement, the consummation by Del Monte of the transactions contemplated hereby or compliance by Del Monte with any of the provisions hereof (i) violates or conflicts with any provisions of Del Monte's certificate of incorporation or bylaws, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Del Monte or any of its Subsidiaries is a party or by which Del Monte or any of its Subsidiaries or any of their respective assets or properties is bound or affected, (iv) results in the creation of a Lien on any of the issued and outstanding shares of Del Monte Common Stock or capital stock of any Subsidiaries or on any of the assets of Del Monte or its Subsidiaries or (v) violates or conflicts with any Order, law, ordinance, rule or regulation applicable to Del Monte or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii),
(iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     (b) Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Sub, subject to the adoption of this Agreement by Del Monte as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a legal, valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. None of the execution and delivery by Merger Sub of this Agreement, the consummation by Merger Sub of the transactions contemplated hereby or compliance by Merger Sub with any of the provisions hereof does or will (i) violate or conflict with any provisions of Merger Sub's certificate of incorporation or bylaws, (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Merger Sub or any of its Subsidiaries is a party or by which Merger Sub or any of its Subsidiaries or any of their respective assets or properties is bound or affected, (iv) result in the creation of a Lien on any of the issued and outstanding shares of Merger Sub or capital stock of any Subsidiaries or on any of the assets of Merger Sub or its Subsidiaries or (v) violate or conflict with any Order, law, ordinance, rule or regulation applicable to Merger Sub or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii), (iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     5.4 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) Del Monte or its Subsidiaries, on the one hand, and (ii) Del Monte's Affiliates (other than wholly-owned Subsidiaries of Del Monte) and other Persons, on the other hand, of the type that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     5.5 Del Monte Reports and Financial Statements. As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by Del Monte under the Securities Act or under the Exchange Act (the "Del Monte SEC Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Del Monte SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Del Monte SEC Documents (including any related notes and schedules) fairly present in all material respects the financial position of Del Monte and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, subject, where appropriate, to normal year-end adjustments, in each case in accordance with past practice and GAAP during the periods involved

(except as otherwise stated therein). Since June 30, 2000, Del Monte has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. Except as set forth in the unaudited financial statements as of and for the nine month period ended March 31, 2002 included in the Del Monte SEC Documents, Del Monte and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since March 31, 2002,
(ii) liabilities or obligations not required to be disclosed on a balance sheet prepared in accordance with GAAP or in the notes thereto, or (iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte. The books and records of Del Monte and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

     5.6 Absence of Certain Changes or Events. (a) Except (i) as specifically contemplated or permitted by this Agreement, (ii) as set forth in the financial statements as of and for the year ended June 30, 2001 and as of and for the nine month period ended March 31, 2002, in each case, included in the Del Monte SEC Documents and (iii) for changes resulting from the announcement of this Agreement or the transactions contemplated hereby, since March 31, 2002, the business of Del Monte has been conducted in all material respects only in the ordinary course, and there has not been any event (including any damage, destruction or loss whether or not covered by insurance), that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     (b) Since March 31, 2002, there has not been (i) any declaration, setting aside or payment of or dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Del Monte's or any of its Subsidiaries capital stock or other equity or voting interests, except for dividends by a wholly owned Subsidiary of Del Monte to its stockholders, (ii) any purchase, redemption or other acquisition by Del Monte or any of its Subsidiaries of any shares of capital stock of, or other equity or voting interests in, Del Monte or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests, (iii) any split, combination or reclassification of any of Del Monte's capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interest in, Del Monte, (iv) other than as would be permitted by Section 6.2(j), any change by Del Monte or its Subsidiaries in its accounting principles, practices or methods or (v) any increase in the compensation payable by Del Monte or any of its Subsidiaries to officers or key employees or any material amendment of any of the Del Monte Benefit Plans except for increases or amendments (A) required by applicable law, (B) in the ordinary and usual course of business consistent with past practice or (C) permitted by Section 6.2(h).

     5.7 Actions; Litigation. (a) No Action against Del Monte or any of Del Monte's Subsidiaries, is pending or, to Del Monte's Knowledge, threatened, except with respect to such Actions the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     (b) There is no Ruling against Del Monte or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     5.8 Licenses; Compliance with Laws. (a) Del Monte and its Subsidiaries hold all Licenses that are required for the conduct of the businesses of Del Monte and its Subsidiaries as currently conducted and are in compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     (b) Except with respect to Environmental Laws, tax matters, employee benefits and labor matters (which are addressed in Sections 5.10, 5.11, 5.12 and 5.13, respectively), Del Monte and its Subsidiaries are in compliance with all laws, ordinances or regulations of any Governmental Authority applicable to any of them or their respective operations, except to the extent such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     5.9 Proxy Statement/Prospectus; Registration Statement. None of the information regarding Del Monte or its Subsidiaries provided by Del Monte for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statement or the Form 10 filed by Spinco, if any, will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Del Monte Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, at the time of the Del Monte Stockholders Meeting and at the Effective Time, or in the case of the Form 10, if any, at the time of filing with the SEC, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation or warranty is made by Del Monte with respect to any information provided by Heinz or Spinco which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement.

     5.10 Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del
Monte:

          (i) Each of Del Monte and its Subsidiaries has obtained all licenses, permits and other authorizations under Environmental Laws required for the conduct and operation of its business and is in compliance with the terms and conditions contained therein, and is in compliance with all applicable Environmental Laws;

          (ii) To Del Monte's Knowledge, none of Del Monte and its Subsidiaries is subject to any contractual environmental indemnification obligation regarding businesses currently owned or operated by Del Monte or regarding properties currently owned or leased by Del Monte;

          (iii) There are no Environmental Claims pending or, to Del Monte's Knowledge, threatened against Del Monte or any of its Subsidiaries;

          (iv) There is no condition on, at or under any property (including the air, soil and ground water) currently or, to Del Monte's Knowledge, formerly owned, leased or used by Del Monte or any of its Subsidiaries (including off-site waste disposal facilities) or created by Del Monte's or any Del Monte Subsidiary's operations that would create liability for Del Monte under applicable Environmental Laws; and

          (v) There are no past or present actions, activities, circumstances, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) with respect to Del Monte or any of its Subsidiaries that are reasonably expected to form the basis of a claim under Environmental Laws or create liability under applicable Environmental Laws.

     (b) Del Monte has made available to Spinco all material site assessments, compliance audits and environmental studies or reports in its possession, custody or control relating to (i) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by Del Monte, any of its Subsidiaries or any predecessor in interest thereto and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by Del Monte, any of its Subsidiaries or any other Person on, under, about or from any of the properties currently owned or leased, or otherwise in connection with the use or operation of any of the properties owned or leased, or otherwise in connection with the use or operation of any of the properties and assets of Del Monte or any of its Subsidiaries, or their respective businesses and operations.

     (c) Notwithstanding any provision of this Agreement to the contrary, this
Section 5.10 constitutes the sole and exclusive representations and warranties of Del Monte relating to Environmental Laws, Environmental Claims or Hazardous Materials.

     5.11 Tax Matters. (a) (i) All material Returns relating to Del Monte and the Del Monte Subsidiaries required to be filed on or prior to the Closing Date have been timely filed, (ii) all such Returns are true, correct and complete in all material respects, (iii) all material Taxes relating to Del Monte or any Del Monte Subsidiary required to be paid on or prior to the Closing Date have been timely paid, (iv) all material Taxes relating to Del Monte and the Del Monte Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the Del Monte SEC Documents, and (v) Del Monte and the Del Monte Subsidiaries have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority except for failures with respect to matters covered under clauses (a)(i)-(iv) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     (b)(i) No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Return of Del Monte or any Del Monte Subsidiary as to which any taxing authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on Del Monte, and (ii) no Governmental Authority is now asserting in writing any deficiency or claim for material Taxes or any adjustment to material Taxes with respect to which Del Monte or any Del Monte Subsidiary may be liable with respect to income and other material Taxes which have not been fully paid or finally settled which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     (c) None of Del Monte or any Del Monte Subsidiary (i) is a party to or bound by or has any obligation under any written Tax allocation, sharing or similar agreement or arrangement (other than the group of which Del Monte is the common parent) or (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Returns or paying Taxes (other than the group of which Del Monte is the common parent).

     (d) Neither Del Monte nor Merger Sub has been a party to a spin-off transaction that could give rise to a Tax liability under Section 355(e) of the Code.

     (e) None of the assets of Del Monte or any of its Subsidiaries are subject to any material Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved (other than reserves for deferred Taxes reflecting differences between book and tax bases in assets and liabilities) in the books and records of Del Monte).

     5.12 Benefit Plans. (a) Section 5.12(a) of the Del Monte Disclosure Letter lists each material "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs and arrangements, whether or not subject to ERISA and, whether written or oral (i) sponsored, maintained or contributed to or required to be contributed to by Del Monte or any of its Subsidiaries or to which Del Monte or any of its Subsidiaries is a party and (ii) in which any individual who is currently or has been an officer, director or employee of Del Monte (a "Del Monte Employee") is a participant (the "Del Monte Benefit Plans"). Neither Del Monte, any of its Subsidiaries nor any ERISA Affiliate thereof has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Del Monte Benefit Plan that would affect any Del Monte Employee except in the ordinary course of business. Del Monte has heretofore delivered or made available to Heinz and Spinco true and complete copies of each Del Monte Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, the most recent annual reports or summaries required to be prepared or filed under ERISA or the Code and the most recent determination letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code.

     (b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Del Monte, (i) neither Del Monte nor any of its ERISA Affiliates has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full, and (ii) no condition exists that would reasonably be expected to result in Del Monte incurring any such liability.

     (c)(i) No Del Monte Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA and (ii) none of Del Monte, or any ERISA Affiliate thereof has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, the liability for which would reasonably be expected to have a Material Adverse Effect on Del Monte.

     (d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Del Monte, each Del Monte Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable law, including, but not limited to, ERISA, the Code and the laws of any applicable foreign jurisdiction. Except as would not result in a material liability to Del Monte, all contributions required to be made with respect to any Del Monte Benefit Plan have been timely made. There are no pending or, to Del Monte's Knowledge, threatened claims by, on behalf of or against any of the Del Monte Benefit Plans or any assets thereof, other than routine claims for benefits under such plans, that, if adversely determined could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Del Monte or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to Heinz and Spinco or will be promptly furnished to Heinz and Spinco when made) with respect to any of the Del Monte Benefit Plans before the IRS, the United States Department of Labor or the PBGC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     (e) Each Del Monte Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS stating that they and the trusts maintained thereunder are exempt from taxation under Section 401(a) of the Code, respectively, and each trust maintained under any Del Monte Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in any such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Del Monte Benefit Plan or any such trust.

     (f) Except as otherwise provided in or contemplated by this Agreement or any other Transaction Agreement, the consummation of the transactions contemplated by this Agreement or the Separation Agreement shall not result by itself or with the passage of time in the payment or acceleration of any amount, the accrual or acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment by any employee, officer or director under domestic or foreign law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     5.13  Labor Matters.  (a) Except as would not, in the case of clauses
(i)(B), (ii), (iii), (iv) and (v), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte (i) neither Del Monte nor any of its Subsidiaries is a party to, or bound by, any (A) collective bargaining agreement or (B) other Contract with a labor union or labor organization, nor is any such Contract presently being negotiated; (ii) neither Del Monte nor any of its Subsidiaries is the subject of any proceeding asserting that Del Monte or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to Del Monte's Knowledge, is such proceeding threatened; (iii) there is no strike, work stoppage, lockout or other labor dispute involving Del Monte or any of its Subsidiaries pending or, to Del Monte's Knowledge, threatened; (iv) there have been no claims initiated by any labor organization to represent any employees of Del Monte not currently represented by a labor organization within the past five years, nor, to Del Monte's Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization; and (v) Del Monte and its Subsidiaries are in compliance with its obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

     (b) Del Monte is in compliance in all material respects with all applicable U.S. and non-U.S. laws relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of Del Monte including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current and prospective employees, independent contractors and leased employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     5.14 Intellectual Property Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte, (i) Del Monte or its Subsidiaries own all right, title, and interest in, or otherwise control or have the right to use all the Intellectual Property that is necessary to carry on the business of Del Monte and its Subsidiaries substantially as currently conducted (including in connection with services provided by Del Monte and its Subsidiaries to third parties), free of all Liens;
(ii) no Action or Ruling is pending or, to Del Monte's Knowledge, is threatened by any Person with respect to any Intellectual Property owned or used by Del Monte or its Subsidiaries in connection with the business of Del Monte ("Del Monte IP") or that alleges that any Del Monte IP Infringes the rights of others and Del Monte is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party Intellectual Property; (iii) to Del Monte's Knowledge, all of the material Del Monte IP is valid and enforceable, does not Infringe the rights of others and is not being Infringed by others; and (iv) there are no unpaid maintenance or renewal fees currently overdue for any of the Del Monte IP, nor have any material applications or registrations therefor lapsed or been abandoned, cancelled, or expired otherwise than in the ordinary course of business.

     5.15 Material Contracts. Neither Del Monte nor any of its Subsidiaries is a party to or bound by (a) any "material contract" as defined in Item 601(b)(10) of Regulation S-K of the SEC or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business or (b) any non-competition agreement or any other agreement or obligation that materially limits or will materially limit Del Monte or any of its Subsidiaries from engaging in the business of Del Monte. Each of the "material contracts" (as defined above) of Del Monte and the Del Monte Subsidiaries is valid and in full force and effect and neither Del Monte nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without prejudice, lapse of time, or both, would constitute a default under the provisions of any such "material contract".

     5.16 Brokers or Finders. No agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Del Monte or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission from, to reimbursement of expenses by or to indemnification or contribution by, in each case, Del Monte or its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

     5.17 Board Approval. (a) The Boards of Directors of each of Del Monte and Merger Sub, in each case, at a meeting duly called and held, have unanimously approved this Agreement and declared it advisable and (b) the Board of Directors of Del Monte, at a meeting duly called and held, (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to, and in the best interests of, the Del Monte Stockholders,
(ii) has resolved to recommend that the Del Monte Stockholders entitled to vote thereon adopt the Amended and Restated Certificate of Incorporation and approve the issuance of the Del Monte Common Stock in the Merger (the "Share Issuance"), subject to Section 6.4(c) (collectively, the "Del Monte Board Recommendation") and (iii) has determined that the Amended and Restated Certificate of Incorporation is advisable and fair to, and in the best interests of, the Del Monte Stockholders. The Special Committee has recommended that the Boards of Directors of Del Monte and Merger Sub approve this Agreement and the transactions contemplated hereby.

     5.18 Vote Required. (a) The only vote of the Del Monte Stockholders required for (i) adoption of the Amended and Restated Certificate of Incorporation is the affirmative vote of a majority of the voting power of all outstanding shares of Del Monte Common Stock and (ii) the Share Issuance is, to the extent required by the applicable regulations of the NYSE, the affirmative vote of a majority of the voting power of the shares of Del Monte Common Stock present in person and voting on the issue or represented by proxy and voting on the issue at the Del Monte Stockholders Meeting (the "Share Issuance Approval") (together, sometimes referred to herein as the "Requisite Approval").

     (b) The affirmative vote of Del Monte, as the sole stockholder of Merger Sub, is the only vote of the holders of the capital stock of Merger Sub necessary to adopt this Agreement.

     5.19 Certain Payments. No Del Monte Benefit Plan and no other contractual arrangements between Del Monte and any third party exist that will, as a result of the transactions contemplated hereby and by the other Transaction Agreements,
(a) result in the payment (or increase of any payment) by Del Monte or any of its Subsidiaries to any current, former or future director, officer, stockholder, employee or consultant of Del Monte or any of its Subsidiaries or of any other Person in which Del Monte or any of its Subsidiaries has an equity or similar interest of any money or other property or rights (other than payments for the fees and expenses of Del Monte's accountants, legal advisors, investment bankers and similar professional advisors), or (b) accelerate or provide any other rights or benefits to any such individual, whether or not (i) such payment, increase, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (ii) the passage of time or some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

     5.20 Opinion of Del Monte Financial Advisor. Del Monte has received an opinion of Morgan Stanley & Co. Incorporated to the effect that as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Del Monte Common Stock.

     5.21 Rights Agreement. Concurrently with its approval of this Agreement, Del Monte's Board of Directors has approved the adoption of the Rights Agreement, dated and effective as of the date of this Agreement (the "Del Monte Rights Agreement"), between Del Monte and The Bank of New York, as Rights Agent, which will automatically terminate on the first anniversary of the date of this Agreement. The Del Monte Rights Agreement provides that neither Heinz nor Spinco shall become a "15% Person" thereunder as a result of the execution, delivery and performance of this Agreement and the Voting Agreement.

     5.22 Takeover Statute. No "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection" or other similar antitakeover statute or regulation enacted under Delaware law, or, under the law of any other jurisdiction, will apply to this Agreement, the Merger or the transactions contemplated hereby. Del Monte is not subject to the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in
Section 203 of the DGCL.

     5.23 Title to Assets. (a) As of the date hereof, Del Monte has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible assets of Del Monte except where the failure to have such good, valid and marketable title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte, in each case subject to no liens, except for (i) Liens reflected in the Del Monte SEC Documents, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by Del Monte or any of its Subsidiaries, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic's, materialmen's and similar Liens arising in the ordinary course of business or by operation of law, (v) any conditions that are shown on the surveys previously delivered to Heinz of such real property and (vi) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

     5.24 No Other Representations and Warranties. (a) Except for the representations and warranties contained in this Article 5 and except for any representations and warranties specifically set forth in the other Transaction Agreements, Heinz and Spinco acknowledge that neither Del Monte nor Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Del Monte and its Subsidiaries or otherwise or with respect to any other information provided to Heinz or Spinco, whether on behalf of Del Monte or such other Persons. Neither Del Monte nor any other Person will have or be subject to any liability or indemnification obligation to Heinz or Spinco or any other Person to the extent resulting from the distribution to Heinz or Spinco, or Heinz or Spinco's use of, any information related to Del Monte and any other information, document or material made available to Heinz or Spinco in certain "data rooms," management presentations or any other form in connection with the transactions contemplated by this Agreement.

     (b) In connection with each of Heinz's and Spinco's investigation of the business of Del Monte, Heinz and Spinco may have received or may receive from or on behalf of Del Monte or its Subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. Each of Heinz and Spinco acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Heinz and Spinco is familiar with such uncertainties, that each of Heinz and Spinco is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that each of Heinz and Spinco, in the absence of fraud, shall have no claim against Del Monte or any Subsidiaries of Del Monte or any other Person acting on their behalf with respect thereto. Accordingly, Del Monte and its Subsidiaries make no representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).

                                   ARTICLE 6

                            COVENANTS AND AGREEMENTS

     6.1 Conduct of Business by Spinco and Heinz Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement, the Separation Agreement or the other Transaction Agreements or described in Section 6.1 of the Spinco Disclosure Letter or to the extent that Del Monte shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, Heinz and Spinco agree, as to themselves and their respective Subsidiaries:

          (a) Ordinary Course. Each of Heinz (with respect to the Spinco Business only) and Spinco shall conduct its business, and Heinz shall cause its Subsidiaries (with respect to the Spinco Business only), and Spinco shall cause its Subsidiaries, to conduct its business only in, and Heinz (with respect to the Spinco Business only) and Spinco shall not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice and shall use all commercially reasonable efforts to preserve intact its present business organization, maintain its material rights, licenses and permits, keep available the services of its business unit managers and other key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Effective Time. In furtherance of the foregoing, Heinz shall not (with respect to the Spinco Business only) and Spinco shall not, and Heinz shall cause its Subsidiaries not to (with respect to the Spinco Business only) and Spinco shall cause its Subsidiaries not to, other than in the ordinary course of business, take any action to accelerate the collection of Trade Accounts Receivable or defer the payment of Trade Accounts Payable.

          (b) Dividends; Changes in Stock. Neither Heinz nor Spinco shall, nor shall either of them permit any of its respective Subsidiaries to, nor shall it or any of its Subsidiaries propose to,

     (i) declare, set aside or pay any dividends on or make other distributions in respect of any shares of the capital stock or partnership interests of Spinco or its Subsidiaries (whether in cash, securities or property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests (with the exception of directors' qualifying shares and other similarly nominal holdings required by law to be held by Persons other than Spinco or its wholly-owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Spinco; (ii) split, combine or reclassify any of the capital stock of Spinco or its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of Spinco or its Subsidiaries; or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit Spinco or any of its Subsidiaries to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, including shares of Spinco Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing.

          (c) Issuance of Securities. Neither Heinz nor Spinco shall, nor shall either of them permit any of its respective Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Spinco's capital stock or capital stock of any Spinco Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in Spinco or any of its Subsidiaries (it being understood that this Section 6.1(c) shall not restrict the issuance of shares of Heinz Common Stock or Heinz Options or other securities convertible into or exercisable or exchangeable for Heinz Common Stock to directors and employees of Heinz and its Subsidiaries that will become Spinco Employees under the Heinz Stock Plans in the ordinary course of business consistent with past practice), other than pursuant to Section 2.9 of this Agreement or the Employee Benefits Agreement.

          (d) Governing Documents. Neither Heinz nor Spinco shall amend or propose to amend or otherwise change Spinco's certificate of incorporation or bylaws, nor shall Spinco permit any of its Subsidiaries to amend or propose to amend or otherwise change its certificate of incorporation or bylaws, except to the extent required to comply with Spinco's obligations under this Agreement or the other Transaction Agreements.

          (e) Acquisitions. Other than in the ordinary course of business in a manner consistent with past practice, Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, neither Heinz nor Spinco shall, nor shall either of them permit any of its Subsidiaries to, make any such acquisition, agreement or purchase if it would prevent or materially delay obtaining any consents, approvals or expirations of waiting periods from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

          (f) Dispositions. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets (other than Contracts, which are governed by Section 6.1(l)), other than dispositions in the ordinary course of business consistent with past practice; provided, that, except as otherwise provided in this Agreement and the other Transaction Agreements, Heinz shall not consummate or agree to consummate any such transaction with respect to any securities of Spinco or any of its Subsidiaries. In furtherance of the foregoing, Heinz shall not consummate any "spin-off" of all or part of the Spinco Assets (other than the Distribution) prior to the Effective Time.

          (g) Indebtedness; Leases. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to,
     (i) incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Spinco or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) other than in connection with operating leases in the ordinary course of business consistent with past practice; (ii) issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person; (iii) make any loans, advances, capital contributions to or investments in any Person except in the ordinary course of business consistent with past practice; or (iv) authorize capital expenditures or purchases of fixed assets other than in the ordinary course of business consistent with past practice (it being understood that the annual operating plans for each of the Spinco Businesses previously delivered to Del Monte prior to the date of this Agreement shall be deemed to constitute past practice), which, in the case of clauses (i), (ii), (iii) or (iv) would obligate Spinco or the Surviving Corporation to pay any amounts, or assume any obligations to be performed by Spinco or the Surviving Corporation, at or after the Effective Time, except for such payments and obligations contemplated by the Commitment Letters.

          (h) Employee Arrangements. Except (i) as required pursuant to any collective bargaining agreements in effect as of the date hereof, (ii) as contemplated by this Agreement or the other Transaction Agreements or (iii) as required by applicable laws neither Heinz nor Spinco shall, nor shall either of them permit any of its respective Subsidiaries to:

             (A) grant any increases in the compensation of any of the current, former or prospective directors, officers, consultants or key employees of Spinco or its Subsidiaries, except in the ordinary course of business consistent with applicable past practice of Heinz and its Subsidiaries;

             (B) pay or agree to pay to any current, former or prospective director, officer, consultant or key employee of Spinco or its Subsidiaries, any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing Spinco Benefit Plans as in effect on the date hereof;

             (C) except in the ordinary course of business consistent with applicable past practice of Heinz and its Subsidiaries, enter into any new, or amend any existing, employment, severance or termination agreement or arrangement with any current, former or prospective director, officer, consultant or key employee or current or prospective employee of Spinco or any of its Subsidiaries; or

             (D) become obligated under any collective bargaining agreement, new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement of Spinco or its Subsidiaries that was not in existence on the date hereof, including any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, or amend any such plan or arrangement in existence on the date hereof, except in each case as would not result in a material increase in the annual aggregate cost (based on Heinz's historical annual aggregate cost) of maintaining such collective bargaining agreement, pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, trust, fund, policy or arrangement.

          (i) No Liquidation or Dissolution. Other than as may be necessary or appropriate to enable Heinz to consummate the Contribution and the Distribution, neither Heinz (with respect to the Spinco Business only) nor Spinco shall adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the Distribution or the transactions contemplated by the Transaction Agreements (it being understood that the foregoing shall not prevent Heinz from taking any of the foregoing actions with respect to Heinz unless any such action would interfere in any material respect with, or hinder or delay in any material respect the consummation of, the transactions contemplated by this Agreement or the other Transaction Agreements).

          (j) Accounting Methods. Neither Heinz nor Spinco shall make any material change in Spinco's or the Spinco Business' methods of accounting or procedures in effect at May 1, 2002 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except (i) as required by changes in GAAP as concurred with by Heinz's or Spinco's independent auditors, (ii) as may be made in response to SEC guidance or (iii) as may be required to convert Spinco from a business unit within Heinz to an affiliated entity, so long as any such changes are in accordance with GAAP, and neither Heinz nor Spinco shall change Spinco's fiscal year, except as aforesaid.

          (k) Affiliate Transactions. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective affiliates (as such term is defined in Rule 405 under the Securities Act) other than with wholly-owned Subsidiaries of Spinco, which agreement or arrangement would be required to be disclosed by Spinco in accordance with such Rule 405 if Spinco were a company required to file reports with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act.

          (l) Contracts. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend or terminate any "material contract", as defined in Item 601(b)(10) of Regulation S-K of the SEC, to which Spinco or any of its Subsidiaries is a party or which otherwise is or will be, or which relates primarily to, a Spinco Asset, or waive, release or assign any material rights or claims of Spinco or any of its Subsidiaries. Spinco shall not, nor shall it permit any of its Subsidiaries to, enter into any such "material contract" not in the ordinary course of business involving total consideration of $2 million or more with a term longer than one year which is not terminable by Spinco or any Subsidiary of Spinco without penalty upon no more than 30 days' prior notice.

          (m) Settlement of Litigation. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, settle any litigation, investigation, arbitration, proceeding or other claim if such settlement would require any payment by Spinco or the Surviving Corporation at or after the Effective Time or would obligate Spinco or the Surviving Corporation to take any material action or restrict Spinco or the Surviving Corporation in any material respect from taking any action at or after the Effective Time.

          (n) Tax Matters. Neither Heinz (with respect to the Spinco Business only) nor Spinco shall, other than in the ordinary course of business and consistent with applicable past practice of Heinz and its Subsidiaries, make any Tax election or enter into any settlement or compromise of any Tax liability, in either case, that would have a Material Adverse Effect on Spinco. Heinz shall, consistent with past practice, continue to file Tax Returns of Spinco, any Spinco Subsidiary or relating to the Spinco Business which are legally required to be filed (taking into account any relevant extension periods) prior to the Distribution Date and shall pay, to the extent required, the Taxes shown on such tax returns.

          (o) Restrictive Agreements. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts

     Spinco or any of its Subsidiaries, or that would, after the Effective Time, limit or restrict Del Monte or any of its Subsidiaries from engaging in any business in any geographic location.

          (p) Other Transaction Agreements. At or prior to the Distribution Date, Heinz and Spinco shall execute and deliver the other Transaction Agreements.

          (q) Intellectual Property. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any material Intellectual Property that is necessary to carry on the business of Spinco and its Subsidiaries substantially as currently conducted, except, in each case, in the ordinary course of business.

          (r) Agreements. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

     6.2 Conduct of Business by Del Monte Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement, the Separation Agreement or the other Transaction Agreements or described in Section 6.2 of the Del Monte Disclosure Letter or to the extent that Heinz shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, Del Monte agrees as to itself and its Subsidiaries that:

          (a) Ordinary Course. Del Monte shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and Del Monte and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice and shall use all commercially reasonable efforts to preserve intact its present business organization, maintain its material rights, licenses and permits, keep available the services of its key officers and other key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Effective Time.

          (b) Dividends; Changes in Stock. Del Monte shall not, nor shall it permit any of its Subsidiaries to, nor shall Del Monte or any of its Subsidiaries propose to, (i) declare, set aside, or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests (with the exception of directors' qualifying shares and other similarly nominal holdings required by law to be held by Persons other than Del Monte or its wholly-owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Del Monte; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, including shares of Del Monte Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing.

          (c) Issuance of Securities. Del Monte shall not, nor shall it permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or capital stock of any Del Monte Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in Del Monte or any of its Subsidiaries, other than (i) pursuant to the Del Monte Stock Plans or (ii) pursuant to the

     Del Monte Directors' Fee Plan, in each case in the ordinary course of business consistent with past practice.

          (d) Governing Documents. Del Monte shall not amend or propose to amend or otherwise change its certificate of incorporation or bylaws, nor shall it permit any of its Subsidiaries to amend or propose to amend or otherwise change its certificate of incorporation or bylaws, except to the extent required to comply with Del Monte's obligations hereunder.

          (e) Acquisitions. Other than in the ordinary course of business in a manner consistent with past practice, Del Monte shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, Del Monte shall not, nor shall it permit any of its Subsidiaries to, make any such acquisition, agreement or purchase if it would prevent or materially delay obtaining any consents, approvals or expirations of waiting periods from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

          (f) Dispositions. Del Monte shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets (other than Contracts, which are governed by Section 6.2(l)), other than dispositions in the ordinary course of business consistent with past practice.

          (g) Indebtedness; Leases. Del Monte shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Del Monte or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) other than in connection with
     (A) operating leases in the ordinary course of business consistent with past practice and (B) borrowings under Del Monte's revolving credit facility as in effect on the date of this Agreement incurred in the ordinary course of business consistent with past practice; (ii) issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person; (iii) make any loans, advances, capital contributions or investments in any Person except in the ordinary course of business consistent with past practice; or (iv) authorize capital expenditures or purchases of fixed assets other than in the ordinary course of business consistent with past practice, except for such payments and obligations as are incurred in accordance with, and pursuant to, the Commitment Letters.

          (h) Employee Arrangements. Except as required (i) pursuant to any collective bargaining agreements in effect as of the date hereof, (ii) as contemplated by this Agreement or (iii) by applicable laws, Del Monte shall not, nor shall it permit its Subsidiaries to:

             (A) grant any increases in the compensation of any of its current, former or prospective directors, officers, consultants or employees, except in the ordinary course of business consistent with past practice;

             (B) pay or agree to pay to any current, former or prospective director, officer, consultant or key employee of Del Monte or its Subsidiaries, whether past or present, any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing Del Monte Benefit Plans as in effect on the date hereof;

             (C) except in the ordinary course of business consistent with past practice of Del Monte and its Subsidiaries enter into any new, or amend any existing employment, severance or termination agreement or arrangement with any current, former or prospective director, officer, consultant or key employee or current or prospective employee of Del Monte or any of its Subsidiaries; or

             (D) become obligated under any collective bargaining agreement, new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement of Del Monte or any of its Subsidiaries that was not in existence on the date hereof, including any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, or amend any such plan or arrangement in existence on the date hereof.

          (i) No Liquidation or Dissolution. Del Monte shall not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the consummation of, the transactions contemplated by the Transaction Agreements.

          (j) Accounting Methods. Del Monte shall not make any material change in its methods of accounting or procedures in effect at March 31, 2002 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except (i) as required by changes in GAAP as concurred with by Del Monte's independent auditors or (ii) as may be made in response to SEC guidance, and Del Monte shall not change its fiscal year, except as aforesaid.

          (k) Affiliate Transactions. Del Monte shall not, nor shall it permit any of its Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective affiliates (as such term is defined in Rule 405 under the Securities Act) other than with wholly-owned Subsidiaries of Del Monte, which agreement or arrangement would be required to be disclosed in accordance with such Rule 405.

          (l) Contracts. Del Monte shall not, nor shall it permit any of its Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend or terminate any "material contract", as defined in Item 601(b)(10) of Regulation S-K of the SEC, to which Del Monte or any of its Subsidiaries is a party or waive, release or assign any material rights or claims of Del Monte or any of its Subsidiaries. Del Monte shall not, nor shall it permit any of its Subsidiaries to, enter into any such "material contract" not in the ordinary course of business involving total consideration of $500,000 or more with a term longer than one year which is not terminable by Del Monte or any Subsidiary of Del Monte without penalty upon no more than 30 days' prior notice.

          (m) Tax Matters. Other than in the ordinary course of business and consistent with past practice, Del Monte shall not make any Tax election or enter into any settlement or compromise of any Tax liability, in either case, that would have a Material Adverse Effect on Del Monte.

          (n) Settlement of Litigation. Del Monte shall not, nor shall it permit any of its Subsidiaries to, settle any litigation, investigation, arbitration, proceeding or other claim if Del Monte or any of its subsidiaries would be required to pay in excess of $2,000,000 individually or $8,500,000 in the aggregate or if such settlement would obligate Del Monte to take any material action or restrict Del Monte in any material respect from taking any action at or after the Effective Time.

          (o) Restrictive Agreements. Del Monte shall not enter into any agreement or arrangement that limits or otherwise restricts Del Monte or any of its Subsidiaries, or that would, after the Effective Time, limit or restrict Spinco or any of its Subsidiaries from engaging in any business in any geographic location.

          (p) Rights Agreement. Del Monte shall not amend, modify or waive any provision of the Del Monte Rights Agreement or take any action to redeem the rights issued thereunder (the "Del Monte Rights") or render the Del Monte Rights inapplicable to any transaction other than the Merger and the transactions contemplated by the Voting Agreement unless, and only to the extent that, Del Monte is required to do so by order of a court of competent jurisdiction.

          (q) Intellectual Property. Del Monte shall not, nor shall it permit any of its Subsidiaries to, sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any material Intellectual Property that is necessary to carry on the business of Del Monte and its Subsidiaries substantially as currently conducted, except, in each case, in the ordinary course of business.

          (r) Agreements. Del Monte shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

     6.3 Preparation of Form S-4 and the Proxy Statement/Prospectus; Stockholders Meetings. (a) Promptly following the execution of this Agreement, Heinz and Del Monte shall prepare the Proxy Statement/Prospectus, and Del Monte shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Heinz shall furnish to Del Monte all information concerning it and Spinco as is required by the SEC in connection with the preparation of the Registration Statement. Del Monte shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger, and Heinz shall use its reasonable best efforts to assist Del Monte in this regard. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus and the Registration Statement and advise one another of any oral comments with respect to the Proxy Statement/Prospectus and the Registration Statement received from the SEC. The Parties will cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement. No amendment or supplement to the Proxy Statement/Prospectus or Registration Statement shall be filed without the approval of both Parties, which approvals shall not be unreasonably withheld or delayed. Del Monte will cause the Proxy Statement/Prospectus to be mailed to Del Monte's stockholders and Heinz's shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Proxy Statement/Prospectus and the Registration Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

     (b) Whether or not the Board of Directors of Del Monte shall take any action permitted by Section 6.4(c), Del Monte will establish a record date for (the "Record Date") and shall cause a meeting of its stockholders (the "Del Monte Stockholders Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on (i) the adoption of the Amended and Restated Certificate of Incorporation and (ii) the approval of the Share Issuance. The Board of Directors of Del Monte shall, subject to
Section 6.4(c), (A) include in the Proxy Statement/Prospectus the Del Monte Board Recommendation and the written opinion of Morgan Stanley & Co. Incorporated, dated as of the date of this Agreement, to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Del Monte Common Stock and (B) use its reasonable best efforts to obtain the necessary vote in favor of the adoption of the Amended and Restated Certificate of Incorporation and approval of the Share Issuance. The Board of Directors of Del Monte shall not withdraw, amend, modify or qualify in a manner adverse to Heinz the Del Monte Board Recommendation (or announce publicly its intention to do so), except to the extent permitted by Section 6.4(c).

     6.4 No Solicitation. (a) From the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, Del Monte agrees that neither it nor any Del Monte Subsidiary shall, and Del Monte shall cause its directors, officers, partners, employees, advisors, controlled Affiliates, representatives, agents and other intermediaries (including any investment banker, accountant, legal advisor or other consultant) not to, (i) directly or indirectly, solicit, initiate or encourage any inquiry or proposal regarding a Del Monte Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to a Del Monte Acquisition Proposal, (iii) waive, amend or modify any standstill or confidentiality agreement (other than the Confidentiality Agreement) to which it or any of its Subsidiaries is a party, (iv) engage in any discussions or negotiations concerning a Del Monte Acquisition Proposal, or (v) otherwise knowingly facilitate any effort or attempt to make or implement a Del Monte Acquisition Proposal or agree to, recommend or accept an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Del Monte from, prior to obtaining the Share Issuance Approval, engaging in any discussions or negotiations with, or providing any non-public information to, any Person in response to an unsolicited written bona fide Del Monte Acquisition Proposal by any such Person, if and only to the extent that (i) prior to furnishing information to, or requesting information from, a third party which has made a written bona fide Del Monte Acquisition Proposal, the Board of Directors of Del Monte concludes that such Del Monte Acquisition Proposal would reasonably be expected to constitute a Superior Proposal, provided that such third party has executed an agreement with standard confidentiality provisions substantially similar to those contained in the Confidentiality Agreement, (ii) Del Monte's Board of Directors, after consultation with independent counsel, determines in good faith that furnishing such information, or engaging in such discussions or negotiations, is necessary for Del Monte's Board of Directors to comply with its fiduciary duties to Del Monte's stockholders under applicable law, and (iii) Del Monte has complied with its obligations in this Section 6.4(a), including those set forth in the next sentence. Del Monte shall notify Heinz and Spinco promptly (and in any event by 5:00 p.m., New York time, on the next day) after Del Monte shall become aware of the receipt of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Del Monte, any Subsidiary of Del Monte or any of their officers, directors, employees, advisors or agents indicating, in connection with such notice, the name of such Person, the material terms and conditions of any proposals or offers and, from time to time, whether Del Monte is providing or intends to provide the Person making the Del Monte Acquisition Proposal with access to information concerning Del Monte and thereafter keeps Heinz fully informed of the status and terms of such discussions or negotiations and of any modifications to such inquiries, proposals or offers. Del Monte represents that it is not in violation of its obligations under the letter agreement dated as of May 3, 2002, among Heinz, Del Monte and Stockholder (the "Letter Agreement"). Notwithstanding the foregoing, if Del Monte's Board of Directors shall receive a bona fide, unsolicited Del Monte Acquisition Proposal as to which financing is not committed and if Del Monte's Board of Directors shall determine in good faith that such Del Monte Acquisition Proposal would, but for the question of the financial capability of the proposed acquiror, constitute a Superior Proposal, then in such event Del Monte's Board of Directors and its financial advisor may, for the pur pose of determining whether such proposal constitutes a Superior Proposal, conduct such limited inquiries of the proponent of such Del Monte Acquisition Proposal as are necessary for the sole purpose of ascertaining whether the proposed transaction is reasonably capable of being consummated by such proponent so as to constitute a Superior Proposal; provided, however, that Del Monte shall not conduct any further inquiries, discussions or negotiations, or provide any non-public information to such proponent, unless Del Monte's Board of Directors reaches the conclusion that such Del Monte Acquisition Proposal would reasonably be expected to constitute a Superior Proposal, taking into account the financial capability of the proponent thereof.

     (b) From the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, each of Heinz and Spinco agrees that neither it nor any of their respective Subsidiaries shall, and each of Heinz and Spinco shall cause its respective directors, officers, partners, employees, advisors, controlled Affiliates, representatives, agents and other intermediaries (including any investment banker, accountant, legal advisor or other consultant) not to (i) directly or indirectly, solicit, initiate or encourage any inquiry or proposal regarding a Spinco Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to a Spinco Acquisition Proposal, (iii) waive, amend or modify any standstill or confidentiality agreement (other than the Confidentiality Agreement) to which it or any of its Subsidiaries is a party relating primarily to the Spinco Business,
(iv) engage in any discussions or negotiations concerning a Spinco Acquisition Proposal, or (v) otherwise knowingly facilitate any effort or attempt to make or implement a Spinco Acquisition Proposal or agree to, recommend or accept a Spinco Acquisition Proposal and request the return of any confidential information distributed to any such parties in connection with any such activities, discussions or negotiations. Heinz represents that it is not in violation of its obligations under the Letter Agreement.

     (c) Prior to receipt of the Share Issuance Approval, if (i) Del Monte has complied with Section 6.4(a) and (ii) the Board of Directors of Del Monte (A) reasonably determines in good faith that a Del Monte Acquisition Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Heinz and Spinco during any five business day period referred to below) and (B), after consultation with independent counsel, has concluded, in good faith, that it is required to do so in order to comply with its fiduciary duties to the Del Monte Stockholders under applicable law, then, on the fifth business day following Heinz's and Spinco's receipt of written notice from Del Monte or Del Monte's Board of Directors of their intention to do so, the Board of Directors of Del Monte may withdraw or modify, or propose to withdraw or modify, in a manner adverse to Heinz or Spinco, the Del Monte Board Recommendation (a "Change in the Del Monte Board Recommendation"); provided, that during such five business day period, Del Monte shall be obligated to negotiate in good faith with Heinz and Spinco any modifications to this Agreement proposed by Heinz and Spinco to result in an equivalent proposal.

     (d) Notwithstanding anything in this Agreement to the contrary, Del Monte or its Board of Directors shall be permitted, to the extent applicable, to comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a Del Monte Acquisition Proposal; provided, however, that neither Del Monte nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.4(c), withdraw or modify, or propose publicly to withdraw or modify, the Del Monte Board Recommendation or approve or recommend, or propose publicly to approve or recommend, a Del Monte Acquisition Proposal.

     6.5 Reasonable Best Efforts. Heinz, Spinco and Del Monte will each use its reasonable best efforts to cause all of the conditions, as specified in
Article 8 of this Agreement, to the obligations of the others to consummate the Merger to be met as soon as reasonably practicable after the date of this Agreement.

     6.6 Cooperation of Third Parties. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party hereto to completely fulfill its obligations under this Agreement and the Transaction Agreements, each Party will use its commercially reasonable efforts to seek the cooperation of such third parties.

     6.7 Consummation of the Distribution. Heinz will use its reasonable best efforts to consummate the Distribution on the Closing Date, subject to satisfaction of the conditions thereto set forth in the Separation Agreement.

     6.8 Interim Financial Information. Each of Heinz and Spinco on the one hand, and Del Monte, on the other hand shall, prior to the Closing, provide each other within a reasonable period after such Party closes its books for the applicable accounting period for the Spinco Business (with respect to Heinz and Spinco) and for Del Monte's business (with respect to Del Monte) with (a) unaudited profit and loss statements for each quarterly period, together with a balance sheet as of the end of such period, and (b) monthly management profit and loss statements. Such quarterly financial information shall be in the same format and prepared on the same basis as the comparable portions of the Audited Statements (with respect to Heinz and Spinco) and the Del Monte SEC Documents (with respect to Del Monte), and shall be in accordance with GAAP, except that such information may exclude footnotes and is subject to normal year-end adjustments.

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

     7.1 WARN. Neither Heinz (with respect to the Spinco Business only), Spinco nor Del Monte shall, at any time within the 90-day period prior to the Effective Time, effectuate a "plant closing" or "mass layoff" as those terms are defined in WARN or any state or local law, affecting in whole or in part any site of employment, facility, operating unit or employee of Spinco or Del Monte, without notifying the other in advance and without complying with the notice requirements and all other provisions of WARN and any state or local law.

     7.2 Cooperation. Heinz, Spinco, Del Monte and Merger Sub shall together or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them take, or cause to be taken, the following actions:

          (a) Transition. From and after the execution of this Agreement, Heinz, Spinco and Del Monte shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate in the transition and integration process in connection with the Merger;

          (b) NYSE and Other Listings. As promptly as practicable, Del Monte shall file a supplemental listing application with the NYSE and the PE and any other stock exchanges for the listing or quotation of the shares of Del Monte Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use its reasonable best efforts to cause such shares to be Approved for Listing;

          (c) Blue Sky Filings. Del Monte shall take all such action as may reasonably be required under state securities or Blue Sky laws in connection with the issuance of shares of Del Monte Common Stock pursuant to the Merger;

          (d) Required Consents. Heinz, Spinco, Del Monte and Merger Sub shall cooperate with one another in determining whether any filings are required to be made with or consents required to be obtained from, any Governmental Authority or any lender, lessor or other third party prior to the Effective Time in connection with the consummation of the transactions contemplated by this Agreement;

          (e) Further Assistance. Heinz, Spinco, Del Monte and Merger Sub shall provide such further assistance as the other party may reasonably request in connection with the foregoing and with carrying out the purpose of the Agreement. Each of Spinco, Heinz and Del Monte shall furnish to the other's counsel all such information as may reasonably be required to effect the foregoing actions; and

          (f) Financing Cooperation. The Parties agree to provide, and each Party will cause its respective Subsidiaries and its and its Subsidiaries' respective officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of the financing described in the Commitment Letters (including any capital markets financing contemplated by the Engagement Letter) in respect of the transactions contemplated by this Agreement and the Separation Agreement and any other financing, all to be consummated contemporaneously with or at or after the Effective Time in respect of the transactions contemplated by this Agreement or the Separation Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, credit agreements, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including comfort letters of accountants and legal opinions as may be reasonably requested by any other Party, and taking such other actions as are reasonably required to be taken by the Parties and each Party's respective Subsidiaries in the Commitment Letters; provided, however, that neither Party shall have any obligation at any time to continue to attempt to arrange or otherwise pursue the capital markets financing contemplated by the Engagement Letter if at such time such capital markets financing is not available on commercially reasonable terms in accordance with Section 7.2(f) of the Spinco Disclosure Letter; provided, further, that neither Party shall have any obligation to attempt to arrange or otherwise pursue any capital markets financing contemplated by the Engagement Letter in an original principal amount in excess of $300,000,000. Notwithstanding the timing reflected in the preceding sentence, the Parties agree to use commercially reasonable efforts to investigate the feasibility of accelerating the borrowing of the capital markets financing contemplated by the Engagement Letter so that the condition to Heinz's and Spinco's obligation to consummate the Merger set forth in Section 8.2(h)(ii) shall be satisfied as promptly as practicable. The Parties will keep one another informed of the status of their efforts to arrange the financing contemplated by the Commitment Letters, including making reports with respect to significant developments. In the event any portion of such financing becomes unavailable in the manner or from the sources originally contemplated at the times contemplated in the first sentence of this Section 7.2(f), Section 7.2(f) of the Spinco Disclosure Letter and this sentence, the Parties will use their reasonable best efforts to arrange replacement financing, if necessary, on terms and conditions that would cause the conditions set forth in Sections 8.1(h), 8.2(h) and 8.3(e) to be satisfied, it being understood that (i) the Parties shall have a reasonable and customary time to endeavor to arrange the capital markets financing described in the Engagement Letter following receipt of the Section 355 Ruling (or waiver by Heinz of the condition set forth in Section 8.2(f)) and that (ii) in the event that such capital markets financing is not available on commercially reasonable terms in accordance with Section 7.2(f) of the Spinco Disclosure Letter, the issuance of the senior secured notes contemplated by the Second Commitment Letter on terms and conditions not materially more burdensome to Heinz, Spinco, Del Monte or the Surviving Corporation than those set forth in the Second Commitment Letter shall be deemed to satisfy the condition set forth in Section 8.2(h)(ii).

     7.3 Proxy Statement/Prospectus. If, at any time after the mailing of the definitive Proxy Statement/Prospectus and prior to the Del Monte Stockholders Meeting, any event should occur that results in the Proxy Statement/Prospectus or the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Spinco, Heinz and Del Monte shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and Del Monte shall, as may be required by the SEC, mail to the Del Monte Stockholders and Heinz's shareholders each such amendment or supplement.

     7.4 Tax-Free Reorganization Treatment; Section 355 Ruling. (a) Neither Del Monte nor Merger Sub shall take or cause to be taken any action, whether before or after the Effective Time, that (i) would disqualify the transactions contemplated hereby from constituting a tax-free distribution under Sections 355 and 368 of the Code, (ii) would result in any failure to obtain the Section 355 Ruling or (iii) would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code.

     (b) Del Monte and Merger Sub shall cooperate with Heinz and shall use their respective reasonable best efforts to assist Heinz in obtaining the Section 355 Ruling.

     (c) Neither Heinz nor Spinco shall take or cause to be taken any action, whether before or after the Effective Time, that (i) would disqualify the transactions contemplated hereby from constituting a tax-free distribution under Sections 355 and 368 of the Code, (ii) would result in any failure to obtain the
Section 355 Ruling or (iii) would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code.

     7.5 2002 Audited Financial Statements. Each of Heinz and Spinco shall use its reasonable best efforts to deliver or cause to be delivered to Del Monte as soon as practicable after the date of this Agreement (i) an audited combined statement of assets and liabilities of the Spinco Business and the notes thereto as of May 1, 2002 (the "Audited 2002 Balance Sheet") and the audited combined statement of operations and the notes thereto for the year ended May 1, 2002 (the "Audited 2002 Statement of Operations" and, together with the Audited 2002 Balance Sheet, the "2002 Audited Financial Statements"), audited by Heinz's independent auditors, whose report thereon will be included therewith and (ii) all other financial statements and financial information regarding Spinco and the Spinco Business required by the SEC to be included in the Form S-4.

     7.6 Employee Matters and Employee Benefit Plans. (a) Maintenance of Compensation and Benefits. In general, on and after the Effective Time, Del Monte shall treat all Spinco Employees fairly and shall cause the Surviving Corporation to, (i) for the two year period following the Effective Time, provide a cash compensation structure (base salary and bonus opportunities) which is no less than that provided to the Spinco Employees prior to the Effective Time, (ii) for the one year period following the Effective Time (the "One-Year Period") maintain benefits (other than specific benefits described herein which are subject to different maintenance periods) that are the same as those provided to the Spinco Employees prior to the Effective Time (subject to Section 3.4(b) of the Employee Benefits Agreement) and (iii) for the second year following the Effective Time, maintain benefits that are, in the aggregate, not materially less favorable than what the Spinco Employees were provided prior to the Effective Time (subject to Section 3.4(b) of the Employee Benefits Agreement); provided, however, that, with respect to those employees whose terms and conditions of employment are governed by collective bargaining agreements or by provisions of law outside the United States of America for employees employed in such foreign jurisdiction, Del Monte shall, or shall cause Spinco to, assume and comply with the terms of such collective bargaining agreements and comply with the provisions of such foreign laws with respect to the subject matter relating hereto, to the extent such agreements and/or laws require terms and conditions other than those provided for herein. Notwithstanding the foregoing, Heinz shall administer (or cause to be administered) the employee benefit plans and programs provided to the Spinco Employees after the Effective Time, except as otherwise provided in the Employee Benefits Agreement, and shall provide (or cause to be provided) transition services to Del Monte pursuant to the Transition Services Agreement, for the One-Year Period (or, if requested by Del Monte, for up to two years following the Effective Time); provided, however, that Heinz shall only provide (or cause to be provided) such transition services so long as the benefit plans and programs that Heinz shall be administering (or causing to be administered) shall contain the same terms and conditions as in effect for such plans and programs prior to the Effective Time (subject to Section 3.4(b) of the Employee Benefits Agreement).

     (b) Continuation of Certain Spinco Benefit Plans. In furtherance of the obligations under subparagraph (a) above:

          (i) Del Monte shall or shall cause the Surviving Corporation to provide cash payments and benefits to any Spinco Employee who is terminated without "cause" prior to the second anniversary of the Effective Time (in accordance with the severance plans listed in Section 4.12(a) of the Spinco Disclosure Letter, as modified by the terms set forth on Annex I to Section 4.12(a) of the Spinco Disclosure Letter (the "Severance Plans")). For this purpose, "cause" shall have the meaning set forth in the Severance Plans applicable to the Spinco Employee if the termination of employment had occurred prior to the Effective Time.

          (ii) At the Effective Time, Heinz shall pay to each Spinco Employee an amount, in cash, equal to the annual bonus that each such employee has earned (based on the achievement of previously established performance criteria) under the applicable Heinz Bonus Plan in which such employee participates for the 2003 bonus year. From the Effective Time through the second anniversary of the Effective Time, Del Monte shall, or shall cause the Surviving Corporation to, maintain the annual incentive compensation plans set forth in Section 4.12(a) of the Spinco Disclosure Letter (the "Bonus Plans") and allow the Spinco Employees to continue to participate in the Bonus Plans on the same terms (including the same levels of bonus opportunity and reasonable and comparable performance targets, but excluding any retention incentives that Heinz may provide to certain Spinco Employees under the Bonus Plans in connection with the transactions contemplated under this Agreement and the other Transaction Agreements on or prior to the Effective Time) as in effect immediately prior to the Effective Time; provided, however, that Del Monte through such period shall not, and shall not cause the Surviving Corporation to, terminate the Bonus Plans or amend such plans in any manner that would be reasonably likely to result in the Spinco Employees having less of an opportunity to earn bonuses under the Bonus Plans after the Effective Time than such Spinco Employees would have had under the Bonus Plans applicable to such Spinco Employees immediately prior to the Effective Time.

          (iii) At the Effective Time, Spinco shall assume all liabilities associated with the notional shares of Heinz Common Stock held by Spinco Employees in accordance with the Heinz Deferred Share Units Plan (each such notional share, a "Deferred Share Unit") held by Spinco Employees immediately prior to the Effective Time, provided that each such unit shall be converted into notional shares of Del Monte Common Stock, in accordance with the following formula: (x) immediately prior to the Effective Time, the number of Deferred Share Units shall be multiplied by the closing price of one share of Heinz Common Stock on the last business day prior to the date the Heinz Common Stock trades ex dividend, and (y) such product shall then be divided by the Spinco Post-Distribution Stock Price, (z) the result of which shall be multiplied by the Exchange Ratio, which final product shall equal the number of notional shares of Del Monte Common Stock ("Del Monte Deferred Share Units") that the Spinco Employees shall hold after the Effective Time. Thereafter, (A) the Del Monte Deferred Share Units shall continue to track the performance of the Del Monte Common Stock, (B) the Spinco Employees shall vest as to one-third of such units on each of the first three consecutive anniversaries of the Effective Time, and (C) the Del Monte Deferred Share Units shall be paid out in shares of Del Monte Common Stock at such times as the Spinco Employees shall vest in such units (or otherwise in accordance with the terms of the Heinz Deferred Share Units Plan).

          (iv) On and after the Effective Time, Del Monte shall, or shall cause the Surviving Corporation to, maintain the post-retirement medical benefit programs for the benefit of the Spinco Employees (the "Retiree Medical Plans"), subject to the same terms and conditions, and the same rights and privileges as were held by Heinz prior to the Effective Time, as in effect immediately prior to the Effective Time (which terms and conditions include the right to receive medical coverage at retirement, provided that the Spinco Employee was hired by Heinz or any of its Subsidiaries prior to 1992 and has at least ten years of service with Heinz, any of its Subsidiaries and any member of the Spinco group, in the aggregate, after age 45), for the Spinco Employees who are eligible to participate in such plans immediately prior to the Effective Time.

          (v) On and after the Effective Time through at least the One-Year Period, Del Monte shall, or shall cause the Surviving Corporation to, maintain the Spinco Executive Deferred Compensation Plan for the benefit of Spinco Employees who participated in such plan immediately prior to the Effective Time, without adverse amendment thereto, the liabilities associated therewith having been assumed by Spinco pursuant to the Employee Benefits Agreement, on the same terms and conditions as in effect immediately prior to the Effective Time.

          (vi) On and after the Effective Time, Del Monte shall, or shall cause the Surviving Corporation to, maintain the Spinco Supplemental Executive Retirement Plan (the "SERP"), as in effect immediately prior to the Effective Time for the benefit of the Spinco Employees who participated in the SERP immediately prior to the Effective Time (each such employee, a "SERP Participant"), without adverse amendment thereto, for so long as may be required to allow each SERP Participant who remains employed with Spinco through age 55 to continue to accrue benefits, and to vest in such benefits, under the SERP; provided, however, that Del Monte shall cause the SERP to provide that if any SERP Participant who has achieved at least age 50 (with at least five (5) years of service with, collectively, Heinz, its Subsidiaries and the Spinco Group) on or prior to the second anniversary of the Effective Time is terminated without "cause" (within the meaning of Section 7.6(b)(i) of this Agreement) by Spinco (or any successor thereto), such SERP Participant shall be vested in his or her SERP benefit (as accrued through the date of termination of employment) on the date of termination.

          (vii) On and after the Effective Time, Del Monte shall, or shall cause the Surviving Corporation to, continue to allow Spinco Employees who have banked vacation pursuant to the vacation policy provided to Spinco Employees immediately prior to the Effective Time to use such banked vacation in accordance with such vacation policy at least until the second anniversary of the Effective Time.

          (viii) On and after the Effective Time, Del Monte shall honor the terms of the Spinco Retention Incentive Plan (as set forth in Section 7.6(b) of the Spinco Disclosure Letter); provided, however, that with respect to the payment of the Pool (as defined therein), Heinz shall reimburse Del Monte for an amount, equal to the sum of (x) one-third of the total amount of the Pool paid out to the participating Spinco Employees (up to a maximum of one-third of $5,000,000) plus (y) the amount of the Pool that is paid out to the participating Spinco Employees, if any, that is in excess of $5,000,000, in accordance with the terms of such plan.

          (ix) Subject to Section 7.6(a) of this Agreement, Del Monte shall have no obligation to continue any plan comparable to the Heinz Global Stock Purchase Plan, Heinz Executive Split Dollar Life Insurance Plan, and the Heinz Premier Life Insurance Plan or the Heinz Restricted Stock Bonus Plan (other than as provided under Section 7.1(d) of the Employee Benefits Agreement).

     (c) Collective Bargaining Agreements. Spinco, as the Surviving Corporation, shall expressly assume all collective bargaining agreements set forth in Section 4.13(a) of the Spinco Disclosure Letter, and for each such collective bargaining agreement in effect as of the Effective Time, Spinco agrees to recognize the union which is a party to each such collective bargaining agreement as the exclusive collective bargaining representative for the Spinco Employees covered under the terms of each such collective bargaining agreement.

     (d) Continuation of Employment of Spinco Employees. After the Effective Time, Del Monte shall cause the Surviving Corporation to continue (i) to employ any Spinco Employee who, at the Effective Time, is not actively at work by reason of any leave of absence (including military leave, Family Medical Leave Act leave, or otherwise), as listed in Section 7.6(d) of the Spinco Disclosure Letter, and (ii) to provide any such Spinco Employee with a job comparable to the job from which such employee was on leave of absence at the Effective Time, so long as such employee actively returns to work within the period of time specified under the applicable terms of such employee's leave (whether pursuant to a Spinco Benefit Plan, a collective bargaining agreement or applicable law.

     (e) Pre-existing Conditions; Service Credit. On and after the Effective Time Del Monte shall, or shall cause the Surviving Corporation to: (i) waive any limitations to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Spinco Employees under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, to the extent that such limitations did not apply or had been satisfied by such Spinco Employees and their covered dependents prior to the Effective Time, (ii) provide each Spinco Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year in which the Merger occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, and (iii) recognize all service of the Spinco Employees rendered as employees of Heinz and any of its Affiliates for all purposes (including purposes of eligibility to participate, vesting credit, service credit, entitlement for benefits, and benefit accrual (including vacation accrual) in any benefit plan (including service award plans) in which such employees may be eligible to participate after the Merger), to the same extent taken into account under a comparable Spinco Benefit Plan immediately prior to the Effective Time and maintained pursuant to the terms of the Employee Benefits Agreement after the Effective Time.

     (f) Defined Benefit Pension Plans. Through at least the One-Year Period, Del Monte shall, or shall cause the Surviving Corporation to, maintain those Spinco Benefit Plans that are intended to be qualified defined benefit pension plans for purposes of Section 401(a) of the Internal Revenue Code in which hourly Spinco Employees participate as of the Effective Time (the "Spinco Pension Plans") and under which, as of the Effective Time, the Surviving Corporation shall, by operation of law, assume the Pension Liabilities (as defined in the Employee Benefits Agreement), which liabilities will be calculated using the assumptions provided in the Employee Benefits Agreement. In addition, after the Effective Time, Heinz shall cause to be transferred, in accordance with Section 414(l) of the Code and Section 4044 of ERISA, to the trustee of the Spinco Pension Plans, assets, with respect to each Spinco Pension Plan, that are equal to the Pension Liabilities as of the Effective Time (and the pro rata amount of any excess assets available with respect to each such Spinco Pension Plan) in accordance with the terms of the Employee Benefits Agreement, and Del Monte shall cause the trustee of the Spinco Pension Plans to accept such assets; provided, however, that Heinz shall only cause such assets to be transferred after receipt from Del Monte of a copy of the most recent favorable IRS determination letter for each Spinco Pension Plan received by Del Monte or an opinion of counsel, which opinion and counsel shall be reasonably acceptable to Heinz, to the effect that (i) Del Monte has timely filed, or has caused the Surviving Corporation to timely file, an application with the IRS requesting a favorable determination that each Spinco Pension Plan is qualified under Section 401(a) of the Code and that the trust thereunder is exempt under
Section 501 of the Code,

(ii) counsel reasonably expects each such Spinco Pension Plan and trust to receive such a favorable determination letter, and (iii) each such Spinco Pension Plan (and any trust agreement related thereto) shall be amended, in a timely manner, as may be required by the IRS in order to satisfy the requirements of Section 401 of the Code and that the trust thereunder is exempt under Section 501 of the Code.

     (g) Defined Contribution Plans. Through at least the One-Year Period, Del Monte shall, or shall cause the Surviving Corporation to, maintain those Spinco Benefit Plans that are intended to be qualified defined contribution plans for purposes of Section 401(a) of the Internal Revenue Code in which the Spinco Employees participate as of the Effective Time (the "Spinco Savings Plans") and under which, as of the Effective Time, the Surviving Corporation shall, by operation of law, assume the liabilities in respect of the applicable Spinco Employees. In addition, after the Effective Time Heinz shall cause to be transferred the full account balances (as of the date of transfer) of the Spinco Employees under the Spinco Savings Plans to the trustee of the Spinco Savings Plans in accordance with the terms of the Employee Benefits Agreement and Del Monte shall cause the trustee of the Spinco Savings Plans to accept such assets; provided, however, that Heinz shall only cause such assets to be transferred after receipt from Del Monte of a copy of the most recent favorable IRS determination letter for each Spinco Savings Plan received by Del Monte or an opinion of counsel, which opinion and counsel shall be reasonably acceptable to Heinz, to the effect that (i) Del Monte has timely filed, or has caused the Surviving Corporation to timely file, an application with the IRS requesting a favorable determination that each Spinco Savings Plan is qualified under Section 401(a) of the Code and that the trust thereunder is exempt under Section 501 of the Code, (ii) counsel reasonably expects each such Spinco Savings Plan and trust to receive such a favorable determination letter and (iii) each such Spinco Savings Plan (and any trust agreement related thereto) shall be amended, in a timely manner, as may be required by the IRS in order to satisfy the requirements of Section 401 of the Code and that the trust thereunder will be exempt under Section 501 of the Code.

     (h) Del Monte Parachute Payments. At all times on and after the date of this Agreement, Del Monte shall use its best efforts to cause the transactions contemplated hereunder not to constitute a "Change of Control", as defined in any Del Monte Benefit Plan, for the purposes of avoiding, preventing or prohibiting (i) the payment (or increase of any payment) to any current, former or future director, officer, stockholder or employee of Del Monte or any of its Subsidiaries, or of any entity the assets or capital stock of which have been acquired by Del Monte or a Del Monte Subsidiary, of any money or other property or rights, or (ii) the acceleration or provision of any other rights or benefits to any such individual, whether or not (x) such payment, increase, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (y) the passage of time or some other subsequent action or event would be required to cause such payment, increase, acceleration or provision to be triggered.

     (i) No Duplication of Benefits. It is the understanding of the parties that Section 7.6 of this Agreement shall be construed and applied without duplication of benefits to any Spinco Employees, in order to avoid any such employee simultaneously enjoying coverage or the accrual of benefits under comparable plans of both Del Monte and/or Spinco, on one hand, and Heinz on the other hand.

     7.7 Investigation. Upon reasonable notice, each of Heinz (with respect to the Spinco Business only) and Del Monte shall, throughout the period prior to the earlier of the Effective Time or the Termination Date, afford to each other and to its respective officers, employees, accountants, counsel and other authorized representatives, reasonable access to its officers, employees, consultants and representatives and, during normal business hours, in a manner that does not unreasonably interfere with one another's respective business and operations, to its and its Subsidiaries' plants, properties, Contracts, commitments, books, records (including tax returns), papers, plans and drawings and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use their respective reasonable best efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives, as the case may be, may reasonably request; provided, however, that the foregoing shall not permit either Party to conduct any invasive or destructive environmental sampling, testing or analysis on the other Party's property. For the purposes of this Section 7.7, all communications, including requests for information or access, pursuant to this Section 7.7, shall only be made by and between a representative of each of Heinz, on the one hand, and of Del Monte, on the other hand, which representative (a) shall initially be Mitch Ring (or another person designated in writing by him) for Heinz and David Meyers (or another person designated in writing by him) for Del Monte and (b) may be replaced with a substitute representative by either Party from time to time upon reasonable written notice to the other Party. Notwithstanding the foregoing, neither Heinz (with respect to the Spinco Business only), Spinco nor Del Monte nor their respective Subsidiaries shall be required to provide any information to the extent that any such Party or any of their respective Subsidiaries is legally obligated to keep such information confidential or otherwise not to provide such information or to the extent that such access would constitute a waiver of the attorney-client privilege. Each of Del Monte and Heinz (with respect to the Spinco Business only) will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from any of the Parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

     7.8 Reasonable Best Efforts; Further Assurances, Etc. (a) Heinz, Spinco, Del Monte and Merger Sub shall, as promptly as practicable, make their respective filings and any other required or requested submissions under the HSR Act, promptly respond to any requests for additional information from either the Federal Trade Commission or the Department of Justice, and cooperate in the preparation of, and coordinate, such filings, submissions and responses (including the exchange of drafts between each party's outside counsel) so as to reduce the length of any review periods and (b) subject to the terms and conditions of this Agreement, each of Heinz, Spinco, Del Monte and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, including providing information and using their reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger and the other transactions contemplated hereby, as promptly as practicable, and to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law, it being understood that this Section 7.8(a) does not address the IRS Ruling, which is addressed in Section 7.8(b). Without limiting the generality of the foregoing, Heinz, Spinco and Del Monte agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required to consummate the Merger (including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. The Parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law, and will provide one another with copies of all material communications from and filings with, any Governmental Authorities in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 7.8, neither Heinz nor Spinco or their respective Subsidiaries, on the one hand, nor Del Monte and its Subsidiaries on the other hand, shall be required to take any action that would reasonably be expected to have a Material Adverse Effect on Heinz or Spinco, on the one hand, or Del Monte, on the other hand.

     (b) In connection with the Distribution, Heinz and Spinco shall use their reasonable best efforts to seek, as promptly as practicable, a private letter ruling from the IRS, to the effect that the Contribution and the Distribution (each to be consummated in accordance with the Separation Agreement, this Agreement and the other Transaction Agreements as in effect, or in the forms attached hereto, as of the date hereof) will qualify as tax-free transactions under Sections 355 and 368 of the Code and that no gain or loss will be recognized by Heinz, Spinco, Del Monte or Heinz Shareholders (the "Section 355 Ruling"); provided, however, that, in the event that the IRS will not issue one or more of the rulings requested by Heinz, then Heinz, Spinco and Del Monte shall use their reasonable best efforts to restructure the transactions in a manner that will preserve the economics of the transactions to Heinz and Del Monte and result in the receipt of such rulings, but neither Heinz nor Del Monte shall be required to take any action pursuant to this Section 7.8(b), including any changes to the structure specified in Heinz's ruling request submitted to the IRS, that would reasonably be expected to result, in the aggregate, in any costs or detriments, or reductions of benefits, to Heinz or Del Monte, as the case may be, of more than $20 million.

     7.9 Director and Officer Indemnification; Insurance. Del Monte shall, and shall cause the Surviving Corporation to, (a) for a period of at least six years after the Effective Time, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers or employees of Heinz and its Subsidiaries that shall become directors, officers or employees of Del Monte or its Subsidiaries to the maximum extent allowed under Delaware law for acts or omissions occurring after the Effective Time and (b) adopt the certificate of incorporation and bylaws of the Surviving Corporation attached hereto as Exhibits A and D, respectively, which provide for the elimination of personal liability and indemnification and advancement of expenses to the maximum extent permitted under Delaware law and not to modify such certificate and bylaws in any way that is not applicable to all similarly situated directors, officers or employees of Del Monte or the Surviving Corporation.

     7.10 Rule 145 Affiliates. Heinz shall, at least 30 days prior to the Effective Time, cause to be delivered to Del Monte a list, reviewed by its counsel, identifying all Persons who are, at the Effective Time, "affiliates" of Spinco for purposes of Rule 145 promulgated by the SEC under the Securities Act (each, a "Rule 145 Affiliate"). Heinz shall furnish such information and documents as Del Monte may reasonably request for the purpose of reviewing such list. Heinz shall use all commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in the list furnished pursuant to this
Section 7.10 to execute a written agreement (each, a "Rule 145 Affiliate Agreement"), substantially in the form of Exhibit E to this Agreement, at least 15 days prior to the Effective Time.

     7.11 Public Announcements. Heinz, Spinco and Del Monte shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

     7.12 Defense of Litigation. Each of Heinz, Spinco and Del Monte shall use its reasonable best efforts to defend against all actions, suits or proceedings in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by this Agreement. None of Heinz, Spinco or Del Monte shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such Party therein without having previously consulted with the other Parties. Each of Heinz, Spinco and Del Monte shall use all commercially reasonable efforts to cause each of its Affiliates, directors and officers to use all commercially reasonable efforts to defend any such action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 7.12 to the same extent as if such Person was a Party.

     7.13 Notification. Each of the Parties shall endeavor to notify the other Parties as promptly as practicable after it becomes aware (a) that any representation or warranty of such Party in this Agreement is untrue or inaccurate if the effect thereof would be that the condition to Closing set forth in Section 8.2(a) or 8.3(a), as applicable, would be incapable of being fulfilled as of the Closing Date and

(b) of the occurrence of any event that would have a Material Adverse Effect on such Party; provided, however, that (i) delivery of any notification or information pursuant to this Section 7.13 shall be for notification purposes only and shall not expand or limit the rights or affect the obligations of any Party hereunder or give rise to any other liability on the part of any Party and
(ii) the failure to have complied with this Section 7.13 shall not constitute a breach or have any implications on any Party's rights or obligations hereunder or give rise to any liability on the part of any Party.

     7.14 Accounting Matters. In connection with the information regarding Spinco and the Spinco Business provided by Heinz and Spinco specifically for inclusion in the Form S-4, Heinz and Spinco shall use reasonable best efforts to cause to be delivered to Del Monte two letters from Heinz's and Spinco's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Heinz, Spinco and Del Monte, in form and substance reasonably satisfactory to Del Monte and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (a) In connection with the information regarding Del Monte and Merger Sub provided by Del Monte and Merger Sub specifically for inclusion in or incorporation by reference in the Form S-4, Del Monte shall use reasonable best efforts to cause to be delivered to Heinz two letters from Del Monte's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Heinz, Spinco and Del Monte, in form and substance reasonably satisfactory to Heinz and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     7.15 Non-Disclosure. Del Monte agrees that, for a three (3) year period after the Closing Date, neither Del Monte nor any of its Subsidiaries, nor any of their respective employees, officers, directors or agents shall at any time, either directly or indirectly, access, obtain, use, share, communicate, transmit or otherwise disclose any Heinz Information, including by obtaining or accessing any such Heinz Information from any former employee of Heinz or any of its Subsidiaries (whether or not currently employed by Del Monte), it being understood that no Person shall be found to have violated this Section 7.15 by reason of Heinz Information which they access or obtain by virtue of such Heinz Information being in their minds so long as such Person does not otherwise violate this Section 7.15. Del Monte agrees that any material breach of this
Section 7.15 will irreparably harm the business of Heinz, for which Heinz shall not have an adequate remedy at law. Therefore, in such event, notwithstanding any other provision of this Agreement to the contrary, Heinz may obtain all appropriate relief from any court of competent jurisdiction, without the posting of bond or other security, in addition to whatever other remedies it may have. "Heinz Information" shall mean all information, ideas, concepts, techniques, methods, processes, plans, strategies, know-how, materials and documents in any form or medium (including oral, written, tangible, intangible or electronic) relating to or concerning the past, current or future business, activities and operations of Heinz other than the Spinco Business which the Person in question knew, had reason to know or would reasonably be expected to know was confidential, proprietary or non-public, including finances, products, services, sales, marketing, advertising and promotions, intellectual property (including trade secrets, business methods, inventions and research and development), personnel, suppliers, vendors and competitors; provided, that Heinz Information shall not include any of the foregoing that (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by Del Monte or any of its Subsidiaries in breach of this Agreement, (ii) was lawfully received by Del Monte or any of its Subsidiaries from a third party free of any obligation of confidence of or to such third party, (iii) is required to be disclosed in a judicial or administrative proceeding or by law, provided that Del Monte shall promptly notify Heinz of any such requirement, disclose no more information than is so required and cooperate with all attempts by Heinz to obtain a protective order or, similar treatment, (iv) is independently developed by employees, consultants or agents of Del Monte or any of its Subsidiaries without reference to any Heinz Information or (v) Heinz has given its prior written consent as to its disclosure. Without limiting the foregoing, Del Monte agrees that for a period of twelve months following the Closing Date, neither Del Monte nor any of its Subsidiaries shall transfer or re-assign any employees specified in
Section 7.15 of the Del Monte Disclosure Letter to any division of, or position at, Del Monte that would give any of such employees responsibility for a business that would compete with any of the Retained Businesses. Notwithstanding the foregoing, nothing contained in this Section 7.15 shall have any effect on agreements with third parties, or affect any rights that the Parties may have under common law.

     7.16 Control of Other Party's Business. Nothing contained in this Agreement shall give Heinz or Spinco, directly or indirectly, the right to control or direct Del Monte's operations prior to the Effective Time. Nothing contained in this Agreement shall give Del Monte, directly or indirectly, the right to control or direct Heinz's or Spinco's operations prior to the Effective Time. Prior to the Effective Time, each of Heinz, Spinco and Del Monte shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

     7.17 Debt Instruments. Prior to or at the Effective Time, Heinz and each of its Subsidiaries (with respect to obligations of the Spinco Business only), and Del Monte and each of its Subsidiaries shall use their reasonable best efforts to prevent the occurrence, as a result of the Merger and the other transactions contemplated by this Agreement, of a change in control or any event that constitutes a default (or an event that, with notice or lapse of time or both, would become a default) under any debt instrument of any such entity, including debt securities registered under the Securities Act, (other than Del Monte's existing credit facility) including by seeking an amendment or waiver of any such change in control or default; provided, however, that neither Heinz nor Del Monte (nor their respective Subsidiaries) shall be required to pay any amounts in connection therewith without the prior written consent of such Party; provided, further, that if the transfer of any Spinco Asset to Spinco or the assumption of any Spinco Liability by Spinco would result, upon the consummation of the Merger, in the occurrence of any event that would constitute a default (or any event that, with notice or lapse of time, or both, would become a default) under the Indenture dated as of May 15, 2001 among Del Monte, Merger Sub and Bankers Trust Company, as trustee, then Heinz and Spinco shall use their reasonable best efforts prior to the consummation of the Merger to amend the applicable provisions of such Spinco Asset or Spinco Liability or take such other commercially reasonable actions that will preserve the economics of the transactions contemplated by this Agreement and the other Transaction Agreements to Heinz, Spinco and Del Monte without causing any such event, default or event of default.

     7.18 Nonsolicitation of Employees. (a) Heinz agrees that for a period of two years from and after the Closing Date it shall not, and it shall cause its Subsidiaries not to, without the prior written consent of Del Monte, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Del Monte), or enter into a consulting agreement with (i) any Spinco Employee or (ii) any employee of Del Monte or any of its Subsidiaries unless, in the case of clause (i) or (ii) above (other than with respect to any Spinco Employees who were, prior to the Distribution Date, salaried employees of Heinz or any Subsidiary), such Person ceased to be an employee of Del Monte or its Subsidiaries prior to such action by Heinz or any of its Subsidiaries; provided, however, that in the case of such Person's voluntary termination of employment with Del Monte or any of its Subsidiaries, such Person shall have ceased to be such an employee at least three months prior to such action by Heinz or any of its Subsidiaries.

     (b) Del Monte agrees that for a period of two years from and after the Closing Date it shall not, and it shall cause its Subsidiaries not to, without the prior written consent of Heinz, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Heinz), or enter into a consulting agreement with any employee of Heinz or any of its Subsidiaries unless such Person ceased to be an employee of Heinz or its Subsidiaries prior to such action by Del Monte or any of its Subsidiaries; provided, however, that in the case of such Person's voluntary termination of employment with Heinz or any of its Subsidiaries, such Person shall have ceased to be such an employee at least three months prior to such action by Del Monte or any of its Subsidiaries.


     (c) Notwithstanding the foregoing, the restrictions set forth in Sections 7.18(a) and (b) shall not apply to bona fide public advertisements for employment placed by any Party and not specifically targeted at the employees of any other Party so long as no employees of such other Party are hired as a result thereof within the two-year period from and after the Closing Date.

     (d) Following the Effective Time, this Section 7.18 shall supersede the provisions in the Confidentiality Agreement addressing the non-solicitation of employees.

     7.19 Trade Accounts Receivable; Trade Accounts Payable. (a) Heinz shall use commercially reasonable efforts to establish processes and systems that will permit it to separate its Trade Accounts Receivable and Trade Accounts Payable to the extent relating to the Spinco Business (the "Spinco Accounts") from those relating to the businesses of Heinz other than the Spinco Business in order to permit the transfer of the Spinco Accounts to Spinco on the Distribution Date. The Parties agree that all Spinco Accounts originating prior to the date on which such processes and systems shall be fully implemented and effective to make such separation (the "Separation Date") shall be for the account of Heinz and neither Spinco nor Del Monte shall have any right thereto or obligation in respect thereof. All Spinco Accounts originating on or after the Separation Date shall be transferred to Spinco in accordance with the terms and conditions of the Separation Agreement (such Spinco Accounts, the "Transferred Accounts").

     (b) (i) In the event that the Separation Date occurs prior to the Distribution Date, on the second business day prior to the Closing Date, Heinz shall prepare and deliver to Del Monte a statement containing an estimate derived by subtracting from (A) the difference between (x) the estimated face value of the Trade Accounts Receivable as of the close of business on the business day immediately preceding the Closing Date and (y) the estimated face value of the Trade Accounts Payable as of such time and date (such number the "Estimated Net Accounts Balance") (B) the difference between (x) the estimated face value of the Trade Accounts Receivable to be transferred to Spinco pursuant to the Separation Agreement and (y) the estimated face value of the Trade Accounts Payable to be transferred to Spinco pursuant to the Separation Agreement (such number the "Estimated Net Accounts Transferred") (such difference, the "Estimated Transferred Accounts Differential"). The Estimated Transferred Accounts Differential shall be prepared in a manner consistent with the information contained in the 2002 Audited Financial Statements and by applying the same accounting principles, policies and practices utilized in preparing the 2002 Audited Financial Statements. Heinz shall pay to Spinco at the Effective Time, by payment of immediately available funds to an account designated by Spinco, an amount equal to the Estimated Transferred Accounts Differential, if a positive number.

     (ii) Promptly, and in any event within 90 days following the Closing Date, Heinz shall prepare and deliver to Del Monte a statement setting forth the amount derived by subtracting from (A) the difference between (x) the actual face value of the Trade Accounts Receivable as of the close of business on the business day immediately preceding the Closing Date and (y) the actual face value of the Trade Accounts Payable as of such time and date (such number the "Closing Net Accounts Balance") (B) the difference between (x) the actual face value of the Trade Accounts Receivable transferred to Spinco pursuant to the Separation Agreement and (y) the actual face value of the Trade Accounts Payable to be transferred to Spinco pursuant to the Separation Agreement (such number the "Actual Net Accounts Transferred") (such difference, the "Actual Transferred Accounts Differential"), such statement to be certified by Heinz's independent public accountants. The Actual Transferred Accounts Differential shall be prepared on a basis consistent with the information included in the 2002 Audited Financial Statements and by applying the same accounting principles, policies and practices utilized in preparing the 2002 Audited Financial Statements and the Estimated Net Accounts Balance.

     (iii) If Del Monte in good faith disagrees with the amount of the Actual Transferred Accounts Differential delivered pursuant to Section 7.19(b)(ii), Del Monte may, within 30 days after its receipt thereof, deliver a written notice of disagreement to Heinz. Any such notice of disagreement shall specifically identify the elements of the Actual Transferred Accounts Differential that Del Monte believes were miscalculated, identifying all alleged uncounted or improperly included items, and Del Monte shall be deemed to have agreed with all other items and amounts contained in the Actual Transferred Accounts Differential. If a notice of disagreement shall be timely delivered pursuant to this paragraph (b)(iii) hereof, the Parties shall, during the ten (10) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items. In the absence of such agreement, the determination of such Actual Transferred Accounts Differential may be referred within ten (10) days following the end of such ten-day period by either Heinz or Del Monte for determination to Ernst & Young LLP (the "Expert") and the Expert shall be instructed to notify both Heinz and Del Monte of its determination within twenty (20) days of such referral. In connection therewith, the Expert shall consider only those items or amounts in the Actual Transferred Accounts Differential as to which Del Monte has disagreed and those items related thereto and raised for review by Heinz in response to the items disputed by Del Monte. In making its determination, the Expert shall act as expert and not arbitrator and its determination shall, in the absence of manifest error, be deemed to have been accepted and approved by Heinz and Del Monte and shall be deemed to constitute the relevant Final Transferred Accounts Differential (as defined below) for all purposes of this Agreement. The Expert shall deliver to Heinz and Del Monte a report setting forth its adjustments, if any, to the Actual Transferred Accounts Differential and the calculations supporting such adjustments. The fees and costs of the Expert shall be shared equally by Heinz and the Surviving Corporation. As used herein (i) "Final Transferred Accounts Differential" shall mean (x) if no notice of disagreement is delivered by Del Monte within the period provided in this Section 7.19(b)(iii) or if no referral is made to the Expert within the second ten-day period referred to above, the Actual Transferred Accounts Differential as shown in Heinz's calculation delivered pursuant to Section 7.19(b)(ii) or (y) if such notice of disagreement is delivered by Del Monte, either (A) as agreed in writing by Del Monte and Heinz or (B) as shown in the Expert's calculation delivered pursuant to this Section 7.19(b)(iii) and (ii) "Determination Date" shall mean the date on which the Final Transferred Accounts Differential shall be determined.

     (iv) If the amount of the Final Transferred Accounts Differential is positive and is higher than the corresponding amount set forth in the Estimated Transferred Accounts Differential, then Heinz shall pay the difference to the Surviving Corporation, as an adjustment, in the manner and with interest as provided in Section 7.19(b)(v), except that if the Estimated Transferred Accounts Differential was less than zero, Heinz shall only be required to pay the amount of the Final Transferred Accounts Differential. If the amount of the Final Transferred Accounts Differential is lower (or if less than zero, more negative) than the Estimated Transferred Accounts Differential, then the Surviving Corporation shall pay the difference to Heinz, as an adjustment, in the manner and with interest as provided in Section 7.19(b)(v), but in no event shall such payment be greater than the amount, if any, paid by Heinz pursuant to
Section 7.19(b)(i).

     (v) Payments made pursuant to Section 7.19(b)(iv) shall be made by wire transfer (to accounts designated by Heinz or the Surviving Corporation, as the case may be) of immediately available funds no later than the third business day following the Determination Date. The amount of any such payments shall bear interest for the period from and including the Closing Date but excluding the payment date at the LIBOR rate from time to time in effect. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of the actual number of days for which interest is due.

     (c)(i) In the event that the Separation Date occurs after the Distribution Date, (A) Heinz shall add to the services to be provided pursuant to the Transition Services Agreement Trade Accounts Payable and Trade Accounts Receivable administration until the Separation Date shall occur, and (B) on the second business day prior to the Closing Date, Heinz shall prepare and deliver to Del Monte a statement containing the Estimated Net Accounts Balance. The Estimated Net Accounts Balance shall be prepared in a manner consistent with the information contained in the 2002 Audited Financial Statements and by applying the same accounting principles, policies and practices utilized in preparing the 2002 Audited Financial Statements. Heinz shall pay to Spinco at the Effective Time, by payment of immediately available funds to an account designated by Spinco, an amount equal to the Estimated Net Accounts Balance, if a positive number.

     (ii) Promptly, and in any event within 90 days following the Closing Date, Heinz shall prepare and deliver to Del Monte a statement setting forth the Closing Net Accounts Balance, certified by Heinz's independent public accountants. The Closing Net Accounts Balance shall be prepared on a basis consistent with the information included in the 2002 Audited Financial Statements and by applying the same accounting principles, policies and practices utilized in preparing the 2002 Audited Financial Statements and the Estimated Net Accounts Balance.

     (iii) If Del Monte in good faith disagrees with the amount of the Closing Net Accounts Balance delivered pursuant to Section 7.19(b)(ii), Del Monte may, within 30 days after its receipt thereof, deliver a written notice of disagreement to Heinz. Any such notice of disagreement shall specifically identify the elements of the Closing Net Accounts Balance that Del Monte believes were miscalculated, identifying all alleged uncounted or improperly included items, and Del Monte shall be deemed to have agreed with all other items and amounts contained in the Closing Net Accounts Balance. If a notice of disagreement shall be timely delivered pursuant to this paragraph (c)(iii), the parties shall, during the ten (10) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items. In the absence of such agreement, the determination of such Closing Net Accounts Balance may be referred within ten (10) days following the end of such ten-day period by either Heinz or Del Monte for determination to the Expert and the Expert shall be instructed to notify both Heinz and Del Monte of its determination within twenty
(20) days of such referral. In connection therewith, the Expert shall consider only those items or amounts in the Closing Net Accounts Balance as to which Del Monte has disagreed and those items related thereto raised for review by Heinz in response to the items disputed by Del Monte. In making its determination, the Expert shall act as expert and not arbitrator and its determination shall, in the absence of manifest error, be deemed to have been accepted and approved by Heinz and Del Monte and shall be deemed to constitute the relevant Final Net Accounts Balance (as defined below) for all purposes of this Agreement. The Expert shall deliver to Heinz and Del Monte a report setting forth its adjustments, if any, to the Closing Net Accounts Balance and the calculations supporting such adjustments. The fees and costs of the Expert shall be shared equally by Heinz and the Surviving Corporation. As used herein "Final Net Accounts Balance" shall mean (x) if no notice of disagreement is delivered by Del Monte within the period provided in this Section 7.19(c)(iii) or if no referral is made to the Expert within the second ten-day period referred to above, the Closing Net Accounts Balance as shown in Heinz's calculation delivered pursuant to Section 7.19(c)(ii) or (y) if such notice of disagreement is delivered by Del Monte, either (A) as agreed in writing by Del Monte and Heinz or (B) as shown in the Expert's calculation delivered pursuant to this
Section 7.19(c)(iii).

     (iv) If the amount of the Final Net Accounts Balance is positive and higher than the corresponding amount set forth in the Estimated Net Accounts Balance, then Heinz shall pay the difference to the Surviving Corporation, as an adjustment, in the manner and with interest as provided in Section 7.19(c)(v), except that if the Estimated Net Accounts Balance was less than zero, Heinz shall be required to pay the amount of the Final Net Accounts Balance. If the amount of the Final Net Accounts Balance is lower than the Estimated Net Accounts Balance, then the Surviving Corporation shall pay the difference to Heinz, as an adjustment, in the manner and with interest as provided in Section 7.19(c)(v), but in no event shall such payment be greater than the amount, if any, paid by Heinz pursuant to Section 7.19(c)(i).

     (v) Payments made pursuant to Section 7.19(c)(iv) shall be made by wire transfer (to accounts designated by Heinz or the Surviving Corporation, as the case may be) of immediately available funds no later than the third business day following the date on which the Final Net Accounts Balance shall be determined. The amount of any such payments shall bear interest for the period from and including the Closing Date but excluding the payment date at the LIBOR rate from time to time in effect. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of the actual number of days for which interest is due.

     (d) The Parties agree to treat any net payments made pursuant to this
Section 7.19 as either a capital contribution or a distribution, as the case may be, between Heinz and Spinco occurring immediately prior to the Distribution.

     7.20 Spinco By-Laws. At or prior to the Effective Time Spinco shall cause its by-laws to be amended, as of the Effective Time, so as to read in the form attached hereto as Exhibit D.

     7.21  Del Monte's Amended and Restated Certificate of
Incorporation. Immediately prior to the Effective Time, Del Monte shall file, in accordance with Section 103 of the DGCL, a certificate setting forth the Amended and Restated Certificate of Incorporation and certifying that such Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the DGCL, which certificate shall become effective not later than the Effective Time.

     7.22 Board of Directors of Del Monte; Officers. The Board of Directors of Del Monte shall adopt a resolution prior to the Effective Time changing the number of directors on the Board of Directors of Del Monte as of the Effective Time to nine and changing the composition of the Board of Directors of Del Monte to be comprised of six persons which shall have been prior thereto designated by Heinz and three persons which shall have been prior thereto designated by Del Monte (which three shall include the current CEO of Del Monte), in each case, subject to the approval of the other, which approval shall not be unreasonably withheld or delayed; provided, that (a) a majority of Heinz's director designees will not be present or former directors or executive officers of Heinz and (b) none of Heinz's director designees will be directors or executive officers of Heinz at the time they become directors of Del Monte. Del Monte shall cause the Board of Directors of Del Monte at the Effective Time to be apportioned into three classes with (to the extent possible) each class consisting of two directors designated by Heinz and one director designated by Del Monte. Del Monte shall obtain the resignation of all those directors who shall not be continuing as directors, to be effective at the Effective Time (the "Required Resignations"). Del Monte shall take all requisite action so that, at the Effective Time, (a) the Chief Executive Officer and Chairman of the Board of Del Monte shall be Mr. Wolford, (b) the Chief Operating Officer of Del Monte shall be Mr. Smith and (c) the Chief Financial Officer of Del Monte shall be Mr. Meyers, with all other officers to be as directed by the Board of Directors of Del Monte.

     7.23  Covenant Not To Compete; Restriction on Use of Intellectual
Property. (a) In furtherance of the Merger and the transactions contemplated hereby, Heinz covenants and agrees that, for a period ending on the fourth anniversary of the Closing Date, neither Heinz nor any of its Subsidiaries shall, without the prior written consent of Del Monte, engage, directly or indirectly, in the Restricted Business in the Heinz Restricted Territory (the "Heinz Restricted Business"); provided, however, that nothing set forth in this
Section 7.23 shall prohibit Heinz or its Affiliates from (i) engaging in the businesses conducted by Heinz or its Affiliates (excluding Spinco) on the Closing Date and described in Section 7.23 of the Heinz Disclosure Letter, (ii) owning not in excess of 5% in the aggregate of any class of capital stock or other equity interest of any corporation engaged in the Heinz Restricted Business if such stock is publicly traded and listed on any national or regional stock exchange or on the Nasdaq Stock Market, (iii) owning an interest acquired as a creditor in bankruptcy or otherwise than by a voluntary investment decision, or (iv) acquiring the assets or capital stock or other equity interests of any other Person engaged in the Heinz Restricted Business; provided, however, that prior to the second anniversary of the Closing Date the net sales attributable to the Heinz Restricted Business conducted by such other Person accounts for less than 25% of the net sales of such Person for its most recently completed fiscal year.

     (b) The Parties acknowledge that Heinz has operated global category teams and has otherwise facilitated the sharing of information (including know-how, formulae and other confidential and proprietary information) relating to the Spinco Business (including tuna, soup, gravy and broth and infant feeding) between the Spinco Business and the business of Heinz engaged in the Restricted Business in the Del Monte Restricted Territory (the "Residual Spinco Business"); that the purpose of such team efforts and exchanges has been to share such Intellectual Property that is common to the Spinco Business and the Residual Spinco Business in order to promote and transfer best practices, efficiencies, recipes, formulations, processing techniques, marketing initiatives and other advantageous business opportunities; and that in order to protect the Intellectual Property of the Residual Spinco Business, Del Monte covenants and agrees that, for a period ending on the third anniversary of the Closing Date, neither Del Monte nor any of its Subsidiaries shall, without the prior written consent of Heinz, engage, directly or indirectly, in the Restricted Business in the Del Monte Restricted Territory (the "Del Monte Restricted Business") using the Intellectual Property transferred or licensed to Spinco in accordance with the Separation Agreement or the Trademark License Agreement (or allow third parties to use any of the foregoing to engage in such business in such territory).

     (c) Notwithstanding anything to the contrary in Section 7.23(a) and (b), neither Heinz nor Del Monte nor their respective Subsidiaries shall be deemed to be engaged in activities prohibited by this Section 7.23 with respect to sales of products to trade customers having outlets in both the Heinz Restricted Territory and the Del Monte Restricted Territory if, despite having been advised by either Heinz or Del Monte as to the existence of this Section 7.23, any such trade customer does not restrict the flow of products between the Heinz Restricted Territory and the Del Monte Restricted Territory.

     (d) The Parties agree that the covenants included in this Section 7.23 are, taken as a whole, reasonable in their geographic and temporal coverage and no Party shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that if the provisions of this Section 7.23 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by applicable law to cure such problem. The Parties acknowledge and agree that in the event of a breach by either Heinz or Del Monte, as the case may be, of the provisions of this Section 7.23, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching Party may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or preliminary and final injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof, without the necessity of proving actual damages or posting a bond. Each of Heinz and Del Monte further specifically acknowledges and agrees that the non-breaching Party shall be entitled to an equitable accounting from the breaching Party of all earnings, profits and other benefits arising from any such breach.

     7.24 Post Closing Cooperation. Subject to the terms and conditions hereof, each of the Parties hereto agrees to use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Heinz and Del Monte, to effectuate the provisions of this Agreement.

     7.25 Sole Stockholder Approvals. No later than 14 days after the execution of this Agreement, (i) Del Monte shall deliver to Merger Sub a written consent, as the sole stockholder of Merger Sub, in compliance with Section 615 of the NYBCL, adopting this Agreement and approving the Merger, and (ii) Heinz, as sole stockholder of Spinco, will vote to adopt this Agreement in accordance with the DGCL.

     7.26 Amendments to Transaction Documents. Del Monte shall have the right to request in good faith that Heinz and Spinco incorporate into any Transaction Agreement (other than this Agreement), and Heinz and Spinco shall so incorporate, such additions, deletions and other modifications thereto that are consented to by Heinz, which consent shall not be unreasonably delayed or withheld, unless such consent is sought with respect to an amendment that would, individually or together with all other such amendments to the applicable document previously proposed by Del Monte and agreed to by Heinz, reasonably be expected to result in any material cost or detriment to Heinz (or, prior to the Merger, Spinco) or result in any material reduction of the benefits to be obtained by Heinz (or, prior to the Merger, Spinco) from the transactions contemplated by this Agreement and the other Transaction Agreements, in which case such consent shall be in Heinz's discretion.

     7.27 Post-Closing Delivery of Closing Balance Sheet. Heinz shall deliver or cause to be delivered to Del Monte as soon as reasonably practicable after the Closing Date an audited combined statement of assets and liabilities contributed as of the Closing Date, prepared in accordance with GAAP (the "Audited Closing Statement") and audited by PricewaterhouseCoopers LLP, which will present the Spinco Assets and the Spinco Liabilities. The Audited Closing Statement shall be prepared at the sole cost and expense of Heinz.

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

                                   ARTICLE 8

                            CONDITIONS TO THE MERGER

     8.1 Conditions to the Obligations of Spinco, Heinz and Del Monte to Effect the Merger. The respective obligations of Spinco, Heinz and Del Monte to consummate the Merger shall be subject to the fulfillment (or waiver by Heinz, Spinco and Del Monte) at or prior to the Effective Time of the following conditions:

          (a) The Distribution shall have been consummated in accordance with the Separation Agreement;

          (b) The Share Issuance Approval shall have been obtained;

          (c) All consents, approvals and authorizations of any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall have been obtained and be in full force and effect at the Effective Time, except those consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte (after giving effect to the Merger);

          (d) All consents or approvals of each Person whose consent or approval shall be required for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements under any contract to which Del Monte or Heinz or their respective Subsidiaries shall be a party, or by which their respective properties and assets are bound shall have been obtained (in each case without the payment or imposition of any material costs or obligations) and be in full force and effect at the Effective Time, except (i) where the failure to so obtain such consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte (after giving effect to the Merger) or (ii) to the extent that reasonably acceptable alternative arrangements relating to the failure to obtain any such consent or approval are otherwise provided for;

          (e) Any waiting period under the HSR Act shall have expired or been terminated;

          (f)(i) The Registration Statement shall have become effective in accordance with the Securities Act and the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC and not concluded or withdrawn; and
     (ii) the shares of Del Monte Common Stock and such other shares required to be reserved for issuance in connection with the Distribution and the Merger, respectively, shall have been Approved for Listing;

          (g) No temporary restraining Order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing or making illegal the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall be in effect; provided, however, that the Parties hereto shall use their reasonable best efforts to have any such injunction, Order, restraint or prohibition vacated; and

          (h) The Surviving Corporation shall have entered into a senior credit facility or facilities (or replacement facilities therefor) on the terms and conditions set forth in the First Commitment Letter, or on terms and conditions which are not materially more burdensome to Del Monte and the Surviving Corporation than those set forth in the First Commitment Letter, except as contemplated thereby, in an amount equal to (i) $800 million (in addition to the amount of proceeds of such senior credit facility or facilities distributed to Heinz from Spinco pursuant to the Separation Agreement, which additional amount of proceeds shall only be a condition to the obligations of Heinz and Spinco to consummate the Merger, as set forth in Section 8.2(h)(i)) or (ii) such lesser amount as may be agreed between Del Monte and the lenders in respect of such facility or facilities.

     8.2 Additional Conditions to the Obligations of Heinz and Spinco. The obligations of Heinz and Spinco to consummate the Merger shall be subject to the fulfillment (or waiver by Heinz or Spinco) at or prior to the Effective Time of the following additional conditions:

          (a)(i)(A) The representations and warranties of Del Monte contained in this Agreement qualified as to Material Adverse Effect shall be true and correct in all respects and (B) those not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in the case of clause (B) where the failure to be true and correct in all material respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte and (ii) Del Monte shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, except in the case of clauses (i) and (ii) to the extent specifically contemplated or permitted by this Agreement;

          (b) Del Monte shall have delivered to Heinz and Spinco a certificate, dated as of the Effective Time, of the Chief Executive Officer and Chief Financial Officer of Del Monte (on Del Monte's behalf and without any personal liability) certifying the satisfaction by Del Monte of the conditions set forth in subsection (a) of this Section 8.2;

          (c) Heinz and Spinco shall have received an opinion of Simpson Thacher & Bartlett, to the effect that (i) the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of
     Section 368(a) of the Code and (ii) the Debt Security will constitute a security for federal income tax purposes. In rendering such opinion, Simpson Thacher & Bartlett may require and rely upon representations contained in certificates of officers of Spinco, Merger Sub, Del Monte and others;

          (d) Del Monte shall have delivered the Del Monte Professional Fee Statement pursuant to Section 9.3(d) of this Agreement;

          (e) Del Monte shall have entered into the Tax Separation Agreement;

          (f) Heinz shall have received the Section 355 Ruling in form and substance reasonably satisfactory to Heinz (taking into account any changes pursuant to Section 7.8(b));

          (g) Del Monte shall have delivered to Heinz the Required Resignations; and

          (h)(i) Spinco shall have received (and distributed to Heinz) the proceeds of $800 million of financing on the terms and conditions set forth in the First Commitment Letter and (ii) Spinco shall have issued or caused to be issued either (A) the capital markets debt financing, as contemplated in the Engagement Letter, or (B) the senior secured notes contemplated by the Second Commitment Letter, in either case in an amount equal to $300,000,000; provided, however, that the terms and conditions of all such financing shall not be materially more burdensome to Heinz, Spinco, Del Monte or the Surviving Corporation than those set forth in the First Commitment Letter or the Engagement Letter, as the case may be.

     8.3 Additional Conditions to the Obligations of Del Monte. The obligation of Del Monte to consummate the Merger shall be subject to the fulfillment (or waiver by Del Monte) at or prior to the Effective Time of the following additional conditions:

          (a)(i)(A) The representations and warranties of Spinco and Heinz contained in this Agreement qualified as to Material Adverse Effect shall be true and correct in all respects and (B) those not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in the case of clause (B) where the failure to be true and correct in all material respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco and (ii) Spinco and Heinz shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, except in the case of clauses (i) and (ii) to the extent specifically contemplated or permitted by this Agreement;

          (b) Heinz shall have delivered to Del Monte a certificate, dated as of the Effective Time, of the Chief Financial Officer and the Senior Vice President of Strategy Process and Business Development (on Heinz's behalf and without any personal liability) of Heinz certifying the satisfaction by Heinz and Spinco of the conditions set forth in subsection (a) of this
     Section 8.3;

          (c) Del Monte shall have received an opinion from Gibson Dunn & Crutcher L.L.P., to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of
     Section 368(a) of the Code. In rendering such opinion, Gibson Dunn & Crutcher L.L.P. may require and rely upon representations contained in certificates of officers of Spinco, Merger Sub, Del Monte and others;

          (d) Spinco and Heinz shall have entered into the applicable Transaction Agreements; and

          (e) All of the financing obtained in satisfaction of the condition set forth in Section 8.2(h) shall be on terms and conditions not materially more burdensome to Del Monte and the Surviving Corporation than those set forth in the Commitment Letters, except as contemplated thereby.

                                   ARTICLE 9

                       TERMINATION, AMENDMENT AND WAIVERS

     9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after the Requisite Approval or the adoption hereof by the stockholders of Spinco and Merger Sub:

          (a) by the mutual written consent of each Party hereto, which consent shall be effected by action of the Board of Directors of each such Party;

          (b) by either Heinz or Del Monte:

             (i) if the Effective Time shall not have occurred on or before March 12, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement at or prior to such date has been a cause of or resulted in the failure of the Merger to have become effective on or before the Termination Date;

             (ii) if, at the Del Monte Stockholders Meeting duly convened therefor (including any adjournment, continuation or postponement thereof), the Share Issuance Approval shall not have been obtained; or

             (iii) if any court of competent jurisdiction or any other Governmental Authority shall have issued an Order (and such Order shall have become final and nonappealable), restraining, enjoining or otherwise prohibiting the Merger, provided, that, (A) if the party seeking to terminate this Agreement pursuant to this clause (b)(iii) is a party to the applicable proceeding, such party shall have used its reasonable best efforts to remove such Order, and (B) the right to terminate this Agreement under this clause (b)(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, such Order;

          (c) by Heinz, if Del Monte shall have (i) failed to include the Del Monte Board Recommendation in the Proxy Statement/Prospectus or (ii) shall have effected a Change in the Del Monte Board Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or
     (iii) breached its obligations under Section 6.3 of this Agreement and such breach either by its terms cannot be cured by the Termination Date or, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after

     Heinz has furnished Del Monte with written notice of such breach; provided, however, that the right to terminate this Agreement pursuant to clause
     (c)(iii) shall not be available to Heinz to the extent Heinz has failed in any material respect to fulfill its obligation under Section 6.3(a) to provide information for inclusion in the Form S-4 and/or to assist in the preparation of the Form S-4, and such failure was the primary cause of Del Monte's breach.

          (d) by Del Monte, if Del Monte is not in material breach of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Heinz or Spinco which breach would cause the condition to closing set forth in Section 8.3(a) not to be satisfied, and (i) such breach by its nature is not capable of being cured or (ii) Heinz has not, within thirty days after receipt by Heinz of written notice of such breach from Del Monte, cured such breach or made any good faith attempt to cure such breach; and

          (e) by Heinz, if Heinz is not in material breach of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Del Monte or Merger Sub which breach would cause the condition to closing set forth in Section 8.2(a) not to be satisfied, and (i) such breach by its nature is not capable of being cured or (ii) Del Monte has not, within thirty days after receipt by Del Monte of written notice of such breach from Heinz, cured such breach or made any good faith attempt to cure such breach.

          The Party hereto desiring to terminate this Agreement pursuant to this
     Section 9.1 (other than pursuant to Section 9.1(a)) shall give written notice of such termination to the other Parties in accordance with Section 10.2, specifying the provision hereof pursuant to which such termination is effected.

     9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and of no effect without any liability or obligation on the part of any Party hereto (or any stockholder, director or officer, employee, agent, consultant or representative of such party) to the other Parties hereto, except that (a) the agreements contained in this Section 9.2, Section 9.3, the Confidentiality Agreement (subject to the terms thereof), the last sentence of Section 7.7 and in Article 10 shall survive the termination hereof and (b) no such termination shall relieve any Party hereto of any liability or damages resulting from fraud or from any willful and material breach by such Party of any covenant or other agreement included in this Agreement.

     9.3 Fees and Expenses. (a)(i) In the event that this Agreement is terminated by Heinz pursuant to Section 9.1(c)(iii) then promptly, but in no event later than two business days after such termination, Merger Sub shall pay (and Del Monte shall cause Merger Sub to pay) Heinz a fee (the "Termination Fee") equal to $20,000,000 by wire transfer of same day funds.

     (ii) In the event that, following the execution of this Agreement and prior to the Effective Time, (A) a Del Monte Acquisition Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated to Del Monte or the Del Monte Stockholders and (B) this Agreement is terminated by either Heinz or Del Monte pursuant to Section 9.1(b)(ii) or by Heinz pursuant to Section 9.1(c)(i) or (ii) or 9.1(e) and, (C) (I) within 15 months after the date of such termination, Del Monte enters into a Del Monte Acquisition Agreement relating to, or consummates, such Del Monte Acquisition Proposal (changing the number in clauses (ii), (iii) and (iv) of the definition of such term from 5% or 10%, as the case may be, to 15%) or any other Del Monte Acquisition Proposal (modified as aforesaid) with the Person making such first Del Monte Acquisition Proposal, or (II) within 9 months after the date of such termination, Del Monte enters into a Del Monte Acquisition Agreement relating to, or consummates, any Del Monte Acquisition Proposal (modified as aforesaid) then Del Monte shall promptly, but in no event later than two business days after the date such Del Monte Acquisition Agreement is entered into or such Del Monte Acquisition Proposal is consummated, as the case may be, pay Heinz the Termination Fee by wire transfer of same day funds.

     Del Monte acknowledges that the agreements contained in this Section 9.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Heinz would not enter into this Agreement; accordingly, if Del Monte fails promptly to pay the amount due pursuant to this Section 9.3(a), and in order to obtain such payment, Heinz commences a suit which results in a judgment against Del Monte for the fee set forth in this Section 9.3(a), Del Monte shall pay to Heinz its out-of-pocket costs and expenses (including reasonable attorneys' fees and out-of-pocket expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

     (b)(i) The Del Monte Financing Fees, and such Heinz Financing Fees as shall be agreed by Heinz and Del Monte, shall be paid by the Surviving Corporation at or after the Effective Time.

     (ii) The Del Monte Transaction Expenses shall be paid by the Surviving Corporation at or after the Effective Time.

     (c) On the third business day prior to the Effective Time, Del Monte shall deliver to Heinz a certificate of its Chief Financial Officer (the "Del Monte Professional Fee Statement") setting forth all of the Del Monte Professional Fees paid and to be paid. In the event and to the extent that the Del Monte Professional Fees exceed $26,500,000 in the aggregate (any such excess, the "Excess Liability Amount"), as set forth on the Del Monte Professional Fee Statement immediately prior to the Effective Time, then, at Heinz's option, either (i) immediately following the Effective Time, the Surviving Corporation shall pay directly or reimburse Heinz for all or a portion of Heinz's reasonably documented Professional Fees in a dollar amount equal to three times the Excess Liability Amount or (ii) immediately prior to the Distribution, the amount of indebtedness to be incurred by Spinco (the proceeds of which shall be subsequently distributed to Heinz) pursuant to Section 2.09 of the Separation Agreement shall be increased by a dollar amount equal to three times the Excess Liability Amount, provided that Heinz may elect a combination of the alternatives set forth in clauses (i) and (ii). Each of Del Monte and the Surviving Corporation on the one hand, and Heinz on the other hand, shall advise one another from time to time in the event that any of them shall become aware of any Del Monte Professional Fees or any retention payments or other employment continuation amounts to be paid to Del Monte employees, including severance, stay bonuses and special incentive compensation, other than payments made in connection with the matters set forth on Section 1.1 of the Del Monte Disclosure Letter, which shall not have been set forth on the Del Monte Professional Fee Statement, and Del Monte shall make a cash payment to Heinz in an amount equal to three times the amount of any such Del Monte Professional Fees.

     (d) Del Monte and the Surviving Corporation shall not be responsible for the fees and out-of-pocket expenses of Heinz's investment bankers, attorneys, accountants and consultants ("Professional Fees"). Notwithstanding the foregoing and irrespective of whether Heinz shall be entitled to make an election as set forth in Section 9.3(c), Heinz may, at its election, require Del Monte and the Surviving Corporation to pay such reasonably documented Professional Fees or to reimburse it for all or a portion of Heinz's reasonably documented Professional Fees, in which case the amount of indebtedness to be incurred by Spinco in accordance with Section 2.09 of the Separation Agreement (or, in lieu thereof, the amount of cash to be distributed by Spinco to Heinz pursuant to the last sentence of Section 2.09 of the Separation Agreement) shall be reduced by a dollar amount equal to the amount of Professional Fees to be paid by Del Monte and the Surviving Corporation pursuant to this sentence.

     (e) Notwithstanding anything else set forth in this Section 9.3, in the event the Merger is not consummated, all fees and expenses incurred by Heinz, Spinco, Del Monte or their respective Subsidiaries in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, except that all Heinz Financing Fees and Del Monte Financing Fees, including any obligations incurred pursuant to the Commitment Letters, shall be shared equally by Heinz and Del Monte.

     9.4 Amendment. Subject to applicable law, any provision of this Agreement may be amended with the requisite approval of Heinz, Spinco, Del Monte and Merger Sub, at any time before or after the Requisite Approval or the adoption hereof by the stockholders of Spinco and Merger Sub; provided, however, that after such Requisite Approval or adoption, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Heinz, Spinco, Del Monte and Merger Sub.

     9.5 Waivers. Subject to applicable law, any provision of this Agreement may be waived prior to the Effective Time if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective.

                                   ARTICLE 10

                                 MISCELLANEOUS

     10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations, warranties or certifications in this Agreement or in any certificate or instrument delivered pursuant to this Agreement (other than in the Exhibits hereto), or any claim with respect thereto, shall survive the Effective Time. None of the agreements set forth in Articles 6 and 7 (other than (a) the last sentence of Section 6.1(a) and Section 6.1(j), which shall survive until the Final Transferred Accounts Differential or the Final Net Accounts Balance, as the case may be, has been determined, (b) those set forth in the Exhibits hereto and (c) Sections 7.4, 7.6, 7.9, 7.15, 7.18, 7.19, 7.23, 7.24 and
7.27, which shall survive in effect with their terms), or any claim with respect thereto, shall survive the Effective Time. Except as specifically provided herein, the Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

     If to Heinz, to:

     H. J. Heinz Company
     600 Grant Street
     Pittsburgh, Pennsylvania 15219
     Attention: General Counsel
     Facsimile: (412) 456-6115

     with a copy (which shall not constitute effective notice) to:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York 10017
     Attention: Robert E. Spatt, Esq.
                Caroline B. Gottschalk, Esq.
     Facsimile: (212) 455-2502

     If to Spinco, to:

     SKF Foods Inc.
     600 Grant Street
     Pittsburgh, Pennsylvania 15219
     Attention: Secretary
     Facsimile: (412) 456-6115
     with a copy (which shall not constitute effective notice) to:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York 10017
     Attention: Robert E. Spatt, Esq.
                Caroline B. Gottschalk, Esq.
     Facsimile: (212) 455-2502

     If to Del Monte or Merger Sub, to:

     Del Monte Foods Company
     One Market @ The Landmark
     San Francisco, California 94105
     Attention: Secretary
     Facsimile: (415) 247-3263

     with a copy (which shall not constitute effective notice) to:

     Gibson Dunn & Crutcher LLP
     One Montgomery Street
     Montgomery Tower, 26th, 31st & 32 Floors
     San Francisco, California 94104-4505
     Attention: Douglas D. Smith, Esq.
                Stephanie Tsacoumis, Esq.
     Facsimile: 415-986-5309

     10.3 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a "Section," "Article," "Exhibit" or "Letter" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

     10.4 Letters. Disclosures included in any Section of any Disclosure Letter shall be considered to be made for purposes of all other Sections of such Disclosure Letter to the extent that the relevance of any such disclosure to any other Section of such Disclosure Letter is reasonably apparent from the text of such disclosure. Inclusion of any matter or item in any Disclosure Letter does not imply that such matter or item would, under the provisions of this Agreement, have to be included in any Disclosure Letter or that such matter or item is otherwise material.

     10.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of Spinco, Heinz, Merger Sub and Del Monte that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

     10.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by Spinco, Heinz, Merger Sub or Del Monte (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by Spinco, Heinz, Merger Sub and Del Monte and their respective successors and permitted assigns.

     10.7 No Third Party Beneficiaries. Except as provided in Section 7.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Heinz, Merger Sub, Spinco and Del Monte or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

     10.8 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of Spinco, Heinz, Merger Sub or Del Monte, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Spinco, Heinz, Merger Sub and Del Monte, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

     10.9 Entire Agreement. This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Letters and the other documents delivered pursuant hereto) constitute the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or either of them, with respect to the subject matter hereof. All exhibits and schedules attached to this Agreement and the Disclosure Letters are expressly made a part of, and incorporated by reference into, this Agreement.

     10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that New York Law and Delaware Law shall apply to the Merger, in each case, without giving effect to the conflicts of law principles thereof. Each of the Parties hereto irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the United States District Court for the Southern District Court of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, or the jurisdiction of the courts in the State of Delaware and of the federal courts sitting in the State of Delaware, as applicable, for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the transactions contemplated hereby, (ii), to the extent such party is not otherwise subject to service of process in the State of New York or the State of Delaware, appoints The Corporation Trust Company, as such Party's agent in the State of New York or the State of Delaware, as applicable, for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such Party personally within such state.

     10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Spinco, Heinz and Del Monte, notwithstanding that not all parties are signatories to the original or the same counterpart.

     10.12 Specific Performance; Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in New York, New York or the State of Delaware, as applicable. Except for the foregoing remedies of injunction and specific performance, the right not to close in the event that the conditions to closing are not satisfied and the termination rights set forth in this Agreement, the Parties agree that they shall have no rights or claims against one another for breaches of this Agreement except in the case of fraud or any willful and material breach by a party of any covenant or other agreement included in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          H. J. HEINZ COMPANY

                                          By:    /s/ MICHAEL J. BERTASSO
                                            ------------------------------------
                                            Name: Michael J. Bertasso
                                            Title:   Senior Vice President
                                                     Strategy, Process and
                                                     Business Development

                                          SKF FOODS INC.

                                          By:     /s/ MITCHELL A. RING
                                            ------------------------------------
                                            Name: Mitchell A. Ring
                                            Title:   Executive Vice President

                                          DEL MONTE CORPORATION

                                          By:      /s/ DAVID L. MEYERS
                                            ------------------------------------
                                            Name: David L. Meyers
                                            Title:   Executive Vice President of
                                                     Administration and Chief
                                                     Financial Officer

                                          DEL MONTE FOODS COMPANY

                                          By:      /s/ DAVID L. MEYERS
                                            ------------------------------------
                                            Name: David L. Meyers
                                            Title:   Executive Vice President of
                                                     Administration and Chief
                                                     Financial Officer

                                                                         ANNEX B

                                                                  EXECUTION COPY

                              SEPARATION AGREEMENT
                           DATED AS OF JUNE 12, 2002
                                    BETWEEN
                              H. J. HEINZ COMPANY
                                      AND
                                 SKF FOODS INC.

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I  DEFINITIONS.....................................................   B-1
Section 1.01   General.....................................................   B-1
Section 1.02   References to Time..........................................   B-8
Section 1.03   References to Schedules.....................................   B-8
ARTICLE II  THE CONTRIBUTION...............................................   B-8
Section 2.01   Spinco Assets and Excluded Assets; Spinco Liabilities and
               Excluded Liabilities........................................   B-8
Section 2.02   Business Separation.........................................  B-11
Section 2.03   Documents Relating to Transfers of Spinco Assets and
               Assumption of Spinco Liabilities............................  B-13
Section 2.04   Governmental Approvals and Consents.........................  B-13
Section 2.05   Novation of Liabilities.....................................  B-14
Section 2.06   Certificate of Incorporation; By-laws.......................  B-15
Section 2.07   Issuance of Stock...........................................  B-15
Section 2.08   Other Transaction Agreements................................  B-15
Section 2.09   Financing...................................................  B-15
Section 2.10   Registration and Listing Prior to the Distribution Date.....  B-16
ARTICLE III  THE DISTRIBUTION..............................................  B-16
Section 3.01   Heinz Record Date and Distribution Date.....................  B-16
Section 3.02   The Distribution Agent......................................  B-16
Section 3.03   Delivery of Share Certificates to the Distribution Agent....  B-16
Section 3.04   The Distribution............................................  B-16
Section 3.05   Timing of the Distribution..................................  B-16
ARTICLE IV  ADDITIONAL COVENANTS...........................................  B-17
Section 4.01   Access to Information.......................................  B-17
Section 4.02   Production of Witnesses; Records............................  B-17
Section 4.03   Retention of Records........................................  B-17
Section 4.04   No Representations or Warranties............................  B-18
Section 4.05   Use of Heinz Names..........................................  B-18
Section 4.06   Product Deductions and Returns..............................  B-19
Section 4.07   Brickwork and Northside Complex Signage.....................  B-19
ARTICLE V  MUTUAL RELEASES; INDEMNIFICATION................................  B-19
Section 5.01   Release of Pre-Closing Claims...............................  B-19
Section 5.02   Indemnification by Spinco...................................  B-20
Section 5.03   Indemnification by Heinz....................................  B-20
Section 5.04   Terminal Island Environmental Indemnity.....................  B-21
Section 5.05   Indemnification Procedures..................................  B-21
Section 5.06   Indemnification Obligations Net of Insurance Proceeds and
               Other Amounts...............................................  B-22
Section 5.07   Additional Matters..........................................  B-23
ARTICLE VI  INSURANCE......................................................  B-23
Section 6.01   Insurance Coverage..........................................  B-23
Section 6.02   Rights Under Insurance Policies.............................  B-24
Section 6.03   Spinco Insurance Coverage After the Distribution Date.......  B-24
Section 6.04   Responsibilities for Self-insured Obligations and Other
               Obligations.................................................  B-24

                                                                             PAGE
                                                                             ----
Section 6.05   Claims Administration.......................................  B-24
Section 6.06   Procedures Regarding Insufficient Limits of Liability.......  B-25
Section 6.07   Cooperation.................................................  B-25
Section 6.08   No Assignment or Waiver.....................................  B-25
Section 6.09   No Liability................................................  B-25
Section 6.10   No Restrictions.............................................  B-25
Section 6.11   Further Agreements..........................................  B-25
ARTICLE VII  CONDITIONS TO THE CONTRIBUTION AND DISTRIBUTION...............  B-25
Section 7.01   Conditions to the Distribution..............................  B-25
ARTICLE VIII  TERMINATION..................................................  B-26
Section 8.01   Termination.................................................  B-26
Section 8.02   Effect of Termination.......................................  B-26
ARTICLE IX  MISCELLANEOUS..................................................  B-26
Section 9.01   Entire Agreement............................................  B-26
Section 9.02   Expenses....................................................  B-26
Section 9.03   Governing Law...............................................  B-26
Section 9.04   Notices.....................................................  B-26
Section 9.05   Amendment and Modification..................................  B-28
Section 9.06   Assignment; Binding Effect..................................  B-28
Section 9.07   No Third Party Beneficiaries................................  B-28
Section 9.08   Survival....................................................  B-28
Section 9.09   Counterparts................................................  B-28
Section 9.10   Certain Construction Rules..................................  B-28
Section 9.11   Waiver......................................................  B-28
Section 9.12   Severability................................................  B-29
Section 9.13   Limited Liability...........................................  B-29

                                    EXHIBITS

Exhibit A                 Form of Tax Separation Agreement
Exhibit B                 Form of Trademark License Agreement
Exhibit C                 Form of Transition Services Agreement
Exhibit D-1               Form of Co-Pack Agreement
Exhibit D-2               Form of Co-Pack Agreement
Exhibit D-3               Form of Co-Pack Agreement
Exhibit D-4               Form of Co-Pack Agreement
Exhibit E                 Form of Joint Procurement Memorandum of Understanding
Exhibit F                 Form of Northside Lease and Facility Sharing Agreement
Exhibit G                 Form of Shared Heinz IP License Agreement
Exhibit H                 Form of Shared Spinco IP License Agreement
Exhibit I                 Form of Tracy Warehouse and Transportation Agreement
Exhibit J                 Form of Trademark and Cooperation Agreement
Exhibit K                 Form of Right of Use Agreement

SCHEDULES

Schedule 1.1(a)           Canadian Operating Services Term Sheet
Schedule 1.1(b)           U.S. Food Services Term Sheets
Schedule 2.01(a)(i)       Owned Real Property and Facilities
Schedule 2.01(a)(ii)      Leased Real Property
Schedule 2.01(a)(iii)     Machinery and Equipment
Schedule 2.01(a)(v)       Intellectual Property
Schedule 2.01(a)(vii)     Contracts
Schedule 2.01(a)(viii)    Licenses
Schedule 2.01(a)(xiii)    Subsidiaries/Other Interests
Schedule 2.01(a)(xv)      Data Communication Infrastructure
Schedule 2.01(b)(vii)     Excluded Star-Kist Subsidiaries
Schedule 2.01(b)(viii)    Real Property
Schedule 2.01(b)(xii)     Other Excluded Assets
Schedule 2.02(e)          Common Contracts
Schedule 2.02(f)          Intercompany Agreements

                              SEPARATION AGREEMENT

     This SEPARATION AGREEMENT, dated as of June 12, 2002, is between H. J. Heinz Company, a Pennsylvania corporation ("Heinz"), and SKF Foods Inc., a Delaware corporation ("Spinco" and, together with Heinz, the "Parties").

                                  WITNESSETH:

     WHEREAS, Heinz directly and indirectly through its Subsidiaries is engaged in the Spinco Business;

     WHEREAS, the Board of Directors of Heinz has determined that it would be in the best interests of Heinz and its shareholders to separate the Spinco Business from Heinz, contribute the Spinco Business to Spinco, distribute the stock of Spinco to the shareholders of Heinz and, pursuant to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), between Heinz, Spinco, Del Monte Foods Company, a Delaware corporation ("Del Monte"), and Del Monte Corporation, a New York corporation and a wholly-owned subsidiary of Del Monte ("Merger Sub"), merge Spinco with Merger Sub;

     WHEREAS, Heinz has caused Spinco, which currently conducts no business operations and has no assets or liabilities other than in connection with its formation, to be incorporated as its wholly-owned subsidiary in order to effectuate such transactions;

     WHEREAS, prior to the Effective Time on the Closing Date, Heinz shall, (i) transfer or cause to be transferred the Spinco Assets and the Spinco Liabilities to Spinco in exchange for all of the issued and outstanding shares of Spinco common stock, cash in an amount equal to the Bank Debt Amount and the Debt Security (the "Contribution");

     WHEREAS, following the Contribution, Heinz, upon the terms and subject to the conditions set forth in this Agreement, shall distribute all of the issued and outstanding shares of common stock of Spinco, par value $0.01 per share (the "Spinco Common Stock"), on a pro rata basis (the "Distribution") to the holders, as of the Heinz Record Date, of the outstanding shares of common stock of Heinz, par value $0.25 per share ("Heinz Common Stock");

     WHEREAS, immediately following the Distribution, Merger Sub, pursuant to the Merger Agreement, shall merge with and into Spinco, with Spinco being the Surviving Corporation (the "Merger"), resulting in Spinco becoming a wholly-owned Subsidiary of Del Monte;

     WHEREAS, the Parties intend that the Contribution and the Distribution shall qualify under Sections 355 and 368 of the Code and for the Merger Agreement to constitute a plan of reorganization as that term is defined in
Section 368 of the Code; and

     WHEREAS, the Parties intend this Agreement to set forth the arrangements between them regarding the Contribution and the Distribution.

     NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01 General. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Action" shall have the meaning specified in the Merger Agreement.

          "Affiliate" shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

          "Agreement" shall mean this Separation Agreement together with all exhibits and schedules attached hereto.

          "Assets" shall mean Heinz Assets or Spinco Assets, as the case may be.

          "Bank Account Amount" shall have the meaning specified in Section 2.01(a)(xvii).

          "Bank Debt" shall have the meaning specified in Section 2.09.

          "Bank Debt Amount" shall mean $800,000,000 plus an amount equal to the sum of (i) the Excess Fee Amount, if any, plus (ii) the Bank Account Amount, if any.

          "Books and Records" shall have the meaning specified in Section 2.01(a)(vi).

          "Brickwork" shall mean the brickwork at the Northside Complex that spells out the Heinz name.

          "Business" shall mean the Retained Business or the Spinco Business, as the case may be.

          "Canadian Operating Services Agreement" shall mean the Canadian Operating Services Agreement to be entered into prior to the Distribution between Heinz and Spinco, in accordance with the terms of the Canadian Operating Services Term Sheet set forth in Schedule 1.1(a) hereto.

          "Closing" shall have the meaning specified in the Merger Agreement.

          "Closing Date" shall have the meaning specified in the Merger
     Agreement.

          "Code" shall have the meaning specified in the Merger Agreement..

          "Common Contract" shall have the meaning specified in Section 2.02(e).

          "Confidentiality Agreement" shall have the meaning specified in the Merger Agreement.

          "Consents" shall mean any consents, waivers or approvals from, or notification requirements to, any third parties, other than Governmental Approvals.

          "Contract" shall have the meaning specified in the Merger Agreement.

          "Contribution" shall have the meaning specified in the Recitals hereto.

          "Co-Pack Agreements" shall mean the Co-Pack Agreements to be entered into prior to the Distribution between Heinz and Spinco, in substantially the forms of Exhibits D-1, D-2, D-3 and D-4 attached hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco and subject to receipt by Heinz and Spinco of a Del Monte Consent.

          "Data Communication Infrastructure" shall have the meaning set forth in Section 2.01(a)(xv).

          "Debt Security" shall mean the High Yield Security or the Senior Secured Notes, as the case may be.

          "Debt Security Amount" shall mean $300,000,000.

          "Delayed Transfer Assets" shall mean any Spinco Assets that this Agreement or any other Transaction Agreement provides or contemplates are to be transferred to Spinco and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval to transfer, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Distribution Date.

          "Delayed Transfer Assets and Liabilities Schedule" shall have the meaning specified in Section 2.02(c).

          "Delayed Transfer Liabilities" shall mean any Spinco Liabilities that this Agreement or any other Transaction Agreement provides or contemplates are to be assumed by Spinco and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval for the transfer and assumption of such Spinco Liabilities, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Distribution Date.

          "Del Monte" shall have the meaning specified in the Recitals hereto.

          "Del Monte Consent" shall have the meaning specified in the Merger Agreement.

          "Del Monte Professional Fees" shall have the meaning specified in the Merger Agreement.

          "Distribution" shall have the meaning specified in the Recitals hereto.

          "Distribution Agent" shall mean the distribution agent to be appointed by Heinz to receive, on behalf of the holders of Heinz Common Stock as of the Heinz Record Date, the shares of Spinco Common Stock which such holders are entitled to receive pursuant to the Distribution, who shall be the Exchange Agent (as defined in the Merger Agreement).

          "Distribution Date" shall mean the date and time as of which the Distribution shall be effected, to be determined by, or under the authority of, the Board of Directors of Heinz consistent with the terms and provisions of this Agreement and the Merger Agreement.

          "Distribution Stock Certificate" shall have the meaning specified in the Merger Agreement.

          "Effective Time" shall have the meaning specified in the Merger Agreement.

          "Employee Benefits Agreement" shall mean the Employee Benefits Agreement, dated as of the date hereof, between Heinz and Spinco.

          "Environmental Claim" shall have the meaning specified in the Merger Agreement.

          "Engagement Letter" shall have the meaning specified in the Merger Agreement.

          "Environmental Law" shall have the meaning specified in the Merger Agreement.

          "Environmental Remediation" shall mean the investigation, treatment, clean-up or other remediation of any Release of Hazardous Materials on, at, under or emanating from the Terminal Island Property or any Hazardous Materials which were disposed or Released at the Terminal Island Property.

          "Excess Fee Amount" shall mean, to the extent the Del Monte Professional Fees exceed $26,500,000 in the aggregate and to the extent Heinz exercises its rights under Section 9.3(c) of the Merger Agreement, an amount equal to the product of (A) three and (B) the Excess Liability Amount.

          "Excess Liability Amount" shall have the meaning specified in the Merger Agreement.

          "Exchange Act" shall have the meaning specified in the Merger
     Agreement.

          "Excluded Assets" shall have the meaning specified in Section 2.01(b).

          "Excluded Liabilities" shall have the meaning specified in Section 2.01(d).

          "Excluded Star-Kist Subsidiaries" shall have the meaning specified in
     Section 2.01(b)(vii).

          "Facility" shall have the meaning specified in Section 2.01(a)(i).

          "First Commitment Letter" shall have the meaning specified in the Merger Agreement.

          "Governmental Approvals" shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

          "Governmental Authority" shall have the meaning specified in the Merger Agreement.

          "Group" shall mean the Heinz Group or the Spinco Group, as the case may be.

          "Hazardous Material" shall have the meaning specified in the Merger Agreement.

          "Heinz" shall have the meaning specified in the Preamble hereto.

          "Heinz Assets" shall have the meaning specified in Section 2.05(a)(i).

          "Heinz Common Stock" shall have the meaning specified in the Recitals hereto.

          "Heinz Entities" shall mean Heinz and all Subsidiaries of Heinz immediately prior to the Distribution.

          "Heinz Group" shall mean Heinz and all Subsidiaries of Heinz immediately after the Distribution Date.

          "Heinz Indemnitees" shall mean Heinz, each Affiliate of Heinz immediately after the Distribution Date, each of their respective present and former Representatives, each of the heirs, executors, successors and assigns of any of the foregoing and each Person, if any, who controls Heinz within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

          "Heinz Liabilities" shall mean any and all Liabilities that relate to the Heinz Group that are not Spinco Liabilities, including the Excluded Liabilities.

          "Heinz Record Date" shall mean the close of business on the date to be determined by the Board of Directors of Heinz as the record date for determining stockholders of Heinz entitled to receive the Distribution, which date shall be the day of, or the business day immediately preceding the day of, the Effective Time, but the close of business on such date shall in any event precede the Effective Time.

          "Heinz Subsidiaries" shall mean all Subsidiaries of Heinz immediately after the Distribution Date.

          "High Yield Debt Security" shall have the meaning specified in Section 2.09.

          "Indemnifying Party" shall mean the Person having the obligation to indemnify pursuant to Article V.

          "Indemnitee" shall mean a Person that has the right to indemnification pursuant to Article V.

          "Information" shall mean all records, books, contracts, work papers, reports, plans, schedules and other documents, instruments, computer data and other data and information of a Person.

          "Insurance Policy" shall mean any insurance policy, contract of insurance, other benefit or payment for the benefit of any Heinz Entity which is issued or made by an insurance company which is not a member of the Heinz Group, other than any insurance policy with respect to Heinz's indemnification obligations under this Agreement.

          "Intellectual Property" shall have the meaning specified in the Merger Agreement.

          "Joint Procurement Memorandum of Understanding" shall mean the Joint Procurement Memorandum of Understanding to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit E hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, and subject to receipt by Heinz and Spinco of a Del Monte Consent.

          "Leased Real Property" shall have the meaning specified in Section 2.01(a)(ii).

          "Legal Impediment" shall mean a legal impediment preventing or restricting the transfer of a Spinco Asset or the assumption of a Spinco Liability, as the case may be, in the Contribution as of the Distribution Date.

          "Liabilities" shall mean any and all losses, claims, charges, debts, demands, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, promises, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person; provided, however, that Liabilities shall not include any liabilities for Taxes which shall be covered by the Tax Separation Agreement.

          "Licenses" shall mean any license, ordinance, authorization, permit, certificate, easement, variance, exemption, consent, order, franchise or approval from any Governmental Authority, domestic or foreign.

          "Litigation Matter" shall mean an actual, threatened or future Action that has been or may be asserted against, or otherwise adversely affect, Heinz and/or Spinco (or members of either Group).

          "Merger" shall have the meaning specified in the Recitals hereto.

          "Merger Agreement" shall have the meaning specified in the Recitals hereto.

          "Merger Sub" shall have the meaning specified in the Recitals hereto.

          "Net Proceeds" shall have the meaning specified in Section 5.05(c).

          "Northside Complex" shall mean any and all of the real property located at 1062 Progress Street, Pittsburgh, Pennsylvania, and all of the Facilities situated thereon.

          "Northside Complex Heinz Signage" shall mean the electronic Heinz ketchup bottle mounted above one of the Facilities on the Northside Complex.

          "Northside Lease and Facility Sharing Agreement" shall mean the Northside Lease and Facility Sharing Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit F hereto, with such additions, deletions or other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco subject to receipt by Heinz and Spinco of a Del Monte Consent.

          "Notice of Claim" shall have the meaning specified in Section 5.05(a).

          "Order" shall have the meaning specified in the Merger Agreement.

          "Owned Real Property" shall have the meaning specified in Section 2.01(a)(i).

          "Parties" shall have the meaning specified in the Preamble hereto.

          "Person" shall have the meaning specified in the Merger Agreement.

          "Release" shall have the meaning provided in 42 U.S.C. Section
     9601(22).

          "Representative" shall mean with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

          "Restructuring Liabilities" shall mean Liabilities arising out of or relating to actions taken by Heinz in restructuring Heinz Entities in connection with the Contribution and Distribution on or prior to the Distribution Date, including transfers of assets and liabilities in connection therewith.

          "Retained Business" shall mean the businesses of the Heinz Entities other than the Spinco Business.

          "Right of Use Agreement" shall mean the Right of Use Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit K attached hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco and subject to receipt by Heinz and Spinco of a Del Monte Consent.

          "SEC" shall have the meaning specified in the Merger Agreement.

          "Second Commitment Letter" shall have the meaning specified in the Merger Agreement.

          "Securities Act" shall have the meaning specified in the Merger Agreement.

          "Senior Secured Notes" shall have the meaning specified in Section
     2.09.

          "Shared Heinz IP" shall mean the Intellectual Property (other than Trademarks, Data Communications Infrastructure (as defined in Section 2.01(a)(x)(v)) or Intellectual Property subject to any Common Contract) of any Heinz Entity that is used in the Spinco Business on or before the Distribution Date but is not included in the Spinco IP.

          "Shared Heinz IP License Agreement" shall mean the Shared Heinz IP License Agreement to be entered into prior to the Distribution by Heinz and Spinco, in substantially the form of Exhibit G hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, and subject to receipt by Heinz and Spinco of a Del Monte Consent.

          "Shared Spinco IP" shall mean the Spinco IP (other than Trademarks) that also relates to or is used in the Retained Business.

          "Shared Spinco IP License Agreement" shall mean the Shared Spinco IP License Agreement to be entered into prior to the Distribution by Heinz and Spinco, in substantially the form of Exhibit H hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, and subject to receipt by Heinz and Spinco of a Del Monte Consent.

          "Spinco" shall have the meaning specified in the Preamble hereto.

          "Spinco Assets" shall have the meaning specified in Section 2.01(a).

          "Spinco Benefit Plans" shall have the meaning specified in the Merger Agreement.

          "Spinco Business" shall have the meaning specified in the Merger Agreement.

          "Spinco Common Stock" shall have the meaning specified in the Recitals hereto.

          "Spinco Disclosure Letter" shall have the meaning specified in the Merger Agreement.

          "Spinco Employee" shall have the meaning specified in the Merger Agreement.

          "Spinco Group" shall mean Spinco and the Spinco Subsidiaries immediately after the Distribution Date.

          "Spinco Indemnitees" shall mean Spinco, each Affiliate of Spinco immediately after the Distribution Date, each of their respective present and former Representatives, each of the heirs, executors, successors and assigns of any of the foregoing and each Person, if any, who controls Spinco within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

          "Spinco IP" shall have the meaning specified in Section 2.01(a)(v).

          "Spinco Liabilities" shall have the meaning specified in Section 2.01(c).

          "Spinco Registration Statement" shall mean a Registration Statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Securities Act or the Exchange Act) to be filed by Spinco with the SEC to effect the registration of the Spinco Common Stock pursuant to the Exchange Act in connection with the Distribution (and, if applicable, pursuant to the Securities Act), to the extent required by the SEC.

          "Spinco Subsidiaries" shall mean all Subsidiaries of Spinco immediately after the Distribution Date.

          "Subsidiary" or "Subsidiaries" shall have the meaning specified in the Merger Agreement.

          "Surviving Corporation" shall have the meaning specified in the Merger Agreement.

          "Tax" shall have the meaning specified in the Merger Agreement.

          "Tax Separation Agreement" shall mean the Tax Separation Agreement to be entered into prior to the Distribution by Heinz, Spinco and Del Monte, in substantially the form of Exhibit A hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, and subject to receipt by Heinz and Spinco of a Del Monte Consent.

          "Terminal Island Property" shall mean the real property (and the Facilities located thereon and the Canner's Steam facility located adjacent thereto) specified in (i) the Lease Permit No. 702, dated September 26, 1992, as amended, by and between the City of Los Angeles and Heinz Pet Products and (ii) the Revocable Permit No. 96-44, dated March 13, 1997, between Star-Kist Foods, Inc. doing business as Heinz Pet Products and City of Los Angeles Harbor Department.

          "Terminal Island Reserve" shall mean the reserve, existing as of the Distribution Date, relating to the restructuring reserve for the exit from the Terminal Island Property.

          "Third Party Claim" shall have the meaning specified in Section
     5.05(b).

          "Trade Accounts Payable" shall have the meaning specified in the Merger Agreement.

          "Tracy Warehouse and Transportation Agreement" shall mean the Tracy Warehouse and Transportation Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit I hereto, with such additions, deletions or other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, and subject to receipt by Heinz and Spinco of a Del Monte Consent.

          "Trade Accounts Receivable" shall have the meaning specified in the Merger Agreement.

          "Trademark and Cooperation Agreement" shall mean the Trademark and Cooperation Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit J hereto, with such additions, deletions or other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, and subject to receipt by Heinz and Spinco of a Del Monte Consent.

          "Trademark License Agreement" shall mean the Trademark License Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit B attached hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, and subject to receipt by Heinz and Spinco of a Del Monte Consent.

          "Trademarks" shall mean registered, unregistered or pending trademarks, service marks, trade names, service names, brand names, corporate names, domain names, logos or business symbols, trade dress, or other source indicators and all goodwill associated therewith.

          "Transaction Agreements" shall mean this Agreement, the Merger Agreement, the Employee Benefits Agreement, the Trademark License Agreement, the Transition Services Agreement, the Tax Separation Agreement, the Co-Pack Agreements, the Joint Procurement Memorandum of Understanding, the Shared Heinz IP License Agreement, the Shared Spinco IP License Agreement, the Tracy Warehouse and Transportation Agreement, the Trademark and Cooperation Agreement, the U.S. Food Services Agreement, the Canadian Operating Services Agreement, the Northside Lease and Facility Sharing Agreement, the Right of Use Agreement and the other agreements, if any, entered into or to be entered into in connection with the Contribution and Distribution, each of such other agreements as mutually agreed upon by Heinz, Spinco and Del Monte.

          "Transition Services Agreement" shall mean the Transition Services Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit C hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, and subject to receipt by Heinz and Spinco of a Del Monte Consent.

          "U.S. Food Service Agreement" shall mean the U.S. Food Service Agreement to be entered into prior to the Distribution between Heinz and Spinco, in accordance with the terms of the U.S. Food Service Term Sheets set forth in Schedule 1.1(b) hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco and Del Monte and subject to receipt by Heinz and Spinco of a Del Monte Consent.

     SECTION 1.02 References to Time. All references in this Agreement to times of the day shall be to New York time.

     SECTION 1.03 References to Schedules. All references in this Agreement to Schedules shall mean the Schedules attached hereto; provided such Schedules shall be deemed to be automatically updated to reflect any changes to the information contained therein arising out of or resulting from any transactions or events occurring prior to the Closing Date in accordance with Section 6.1 of the Merger Agreement.

                                   ARTICLE II

                                THE CONTRIBUTION

     SECTION 2.01 Spinco Assets and Excluded Assets; Spinco Liabilities and Excluded Liabilities.

          (a) "Spinco Assets" shall mean any and all of the assets, properties, goodwill and rights of the Heinz Entities, wherever located, relating primarily to or used primarily in the Spinco Business as of the Distribution Date (other than (i) as qualified as set forth below with respect to the specified categories of assets and (ii) the Excluded Assets), including the following (other than the Excluded Assets):

             (i) Owned Real Property. All real property owned in fee by any Heinz Entity used or held for use primarily in the Spinco Business (the "Owned Real Property"), including all plants, facilities, buildings, structures and other improvements situated thereon (individually referred to as a "Facility" and collectively, the "Facilities"), including the Owned Real Property and Facilities set forth on Schedule 2.01(a)(i) hereto, and all easements, rights-of-way and appurtenances pertaining to or accruing to the benefit of such Owned Real Property and Facilities, in each case subject to the exceptions described on Schedule 2.01(a)(i).

             (ii) Leased Real Property. All leasehold interests in real property of any Heinz Entity used or held for use primarily in the Spinco Business (the "Leased Real Property"), including the Leased Real Property set forth on Schedule 2.01(a)(ii) hereto and all appurtenances relating to such Leased Real Property.

             (iii) Machinery and Equipment. All machinery, equipment, fixtures, motor vehicles, furniture, dies, molds, tools and other items of tangible personal property of any Heinz Entity used or held for use primarily in the Spinco Business (taking like items into consideration on an aggregate basis), including the machinery and equipment set forth on Schedule 2.01(a)(iii).

             (iv) Inventories. All inventories of raw materials, packaging supplies and materials, works-in-process, spare parts, maintenance supplies and finished products (including unlabeled finished products) of any Heinz Entity to the extent used or held for use in or produced by the Spinco Business for use in or sale by the Spinco Business, except that all raw materials and packaging supplies and materials which will be allocated for use in the production of finished products under the Co-Pack Agreements shall be owned by the manufacturer under each such Co-Pack Agreement.

             (v) Intellectual Property. Subject to Section 2.02(e), all Shared Spinco IP and the Intellectual Property of any Heinz Entity relating primarily to or used primarily in the Spinco Business (but excluding any elements of the Data Communications Infrastructure that may fall within the definition of "Intellectual Property") (the "Spinco IP") subject to any grant of rights to any third party with respect thereto granted prior to the Distribution Date, including the Intellectual Property listed in Schedule 2.01(a)(v), subject to the (i) Shared Spinco IP License Agreement and (ii) Trademark and Cooperation Agreement.

             (vi) Books and Records. To the extent not included in Spinco IP, all books, records and other documents of any Heinz Entity used in or held for use primarily in the Spinco Business, including customer and supplier lists and files; distribution lists; mailing lists; sales materials; operating, production and other manuals; computer program data and information; manufacturing and quality control records and procedures; research and development files; advertising and promotional materials and similar information, plans, files, documents and records, but excluding any portion of such items which incorporate or reflect information relating to the Retained Business. Notwithstanding the foregoing, "Books and Records" shall not include information that, if delivered to Spinco, would violate any privacy laws, regulations, rules, opinions, other statements or positions of a Governmental Authority or the requirements of any self-regulatory body (including any self-regulatory privacy body).

             (vii) Contracts. Subject to Section 2.02(e), to the extent transferable, all Contracts of any Heinz Entity to the extent relating primarily to or used primarily in the Spinco Business, including the Contracts set forth on Schedule 2.01(a)(vii).

             (viii) Licenses. Subject to Section 2.02(e), to the extent transferable, all Licenses of any Heinz Entity relating primarily to or used primarily in the Spinco Business including the Licenses set forth on Schedule 2.01(a)(viii).

             (ix) Prepaid Expenses. All prepaid expenses, credits or similar advance payments, including slotting payments and lease deposits, made by any Heinz Entity to the extent related to the Spinco Business.

             (x) Benefit Plan Assets. The assets to be transferred to Spinco pursuant to the Employee Benefits Agreement (including the cash specified therein).

             (xi) Trade Accounts Receivable. To the extent transferable in accordance with Section 7.19 of the Merger Agreement, the Trade Accounts Receivable and to the extent the Trade Accounts Receivable are not transferable in accordance with Section 7.19 of the Merger Agreement, the payment, if any, to be made pursuant to Section 7.19 of the Merger Agreement in lieu of such transfer.

             (xii) Claims. Subject to Article VI of this Agreement, to the extent transferable, claims (including pending claims), causes of action, choses in action, rights under express or implied warranties, guarantees and indemnities, rights of recovery and rights of setoff of any kind to the extent related to the Spinco Business.

             (xiii) Subsidiaries/Other Interests. The shares of capital stock of the Subsidiaries and interests in the Persons listed on Schedule 2.01(a)(xiii).

             (xiv) Other Assets. All other assets, properties, goodwill and rights included in management's estimated statement of assets and liabilities of the Spinco Business as of May 1, 2002 (as set forth in Section 4.5(b) of the Spinco Disclosure Letter) to the extent such assets, properties, goodwill and rights are still owned or leased by any Heinz Entity on the Distribution Date.

             (xv) Data Communication Infrastructure. The data communication infrastructure specified in Schedule 2.01(a)(xv) (the "Data Communications Infrastructure").

             (xvi) Cash in Certain Bank Accounts. All bank accounts solely related to the Spinco Business; provided, however, that the Debt Security Amount shall be increased by a mutually agreed estimate of the amount of cash that will be contained in such accounts as of the close of business on the Distribution Date (the "Bank Account Amount").

             (xvii) Letters of Credit. All letters of credit, performance and surety bonds and related deposits to the extent related to the Spinco Business.

             (xviii) Universal Product Codes. (a) All rights to universal product codes which are exclusive (including the manufacturer code) to a Heinz Entity listed on Schedule 2.01(a)(xiii) and (b) to the extent transferred pursuant to the Right of Use Agreement, the rights to universal product codes used on all other products of the Spinco Business not otherwise included in clause (a).

             (xix) Insurance Policies. To the extent set forth in Article VI and to the extent a claim relates to the Spinco Business, the rights under Insurance Policies, including the right to make claims thereunder.

             (xx) Terminal Island Reserve.  The Terminal Island Reserve.

          (b) "Excluded Assets" shall mean any of the following assets, properties, goodwill or rights:

             (i) Cash and Cash Equivalents. Except as set forth in Section 2.01(a) above, cash and cash equivalents, including bank deposits, investments in "money market" funds, commercial paper funds, certificates of deposit, Treasury Bills and accrued interest on any of the foregoing.

             (ii) Information Systems and Technology. All information systems and technology of any Heinz Entity except as set forth in Section 2.01(a)(xv).

             (iii) Rights under the Transaction Agreements. All rights of the Heinz Group under the Transaction Agreements.

             (iv) Transferred or Disposed Assets. Any assets that are transferred or otherwise disposed of by Heinz from the date hereof until the Closing not in violation of Section 6.1 of the Merger Agreement.

             (v) Heinz Intellectual Property. All Shared Heinz IP, subject to the Shared Heinz IP License Agreement, and (ii) all Trademarks containing, including or used in connection with, the name or brands of any member of the Heinz Group, subject to the Trademark License Agreement;

             (vi) Trade Accounts Receivable. To the extent not transferable in accordance with Section 7.19 of the Merger Agreement, the Trade Accounts Receivable.

             (vii) Certain Star-Kist Subsidiaries. The Subsidiaries of Star-Kist Foods and interests in the Persons (collectively, "Excluded Star-Kist Subsidiaries") listed in Schedule 2.01(b)(vii).

             (viii) Real Property.  The real property and Facilities listed on
        Schedule 2.01(b)(viii).

             (ix) Heinz Employees' Personal Computers. Any Heinz Employee's personal computer, if any, and printers, if any.

             (x) Heinz Intercompany Contracts. Except as set forth in Schedule 2.02(f), any and all Contracts among Heinz Entities, including loans and any obligations arising thereunder.

             (xi) Other Excluded Assets.  Such other assets as are listed on
        Schedule 2.01(b)(xii).

             (xii) Non-Spinco Assets. For the avoidance of doubt, all assets of the Heinz Entities as of the Distribution Date that do not constitute Spinco Assets.

          (c) "Spinco Liabilities" shall mean all Liabilities arising out of or related to the Spinco Business or the Spinco Assets other than the Excluded Liabilities, whether incurred or occurring prior to, on or after the Distribution Date including, without limitation, the following:

             (i) Product Liabilities and Other Actions. All Liabilities in connection with Actions arising out of or related to the Spinco Business or the Spinco Assets, including any claim for personal injury, property damage or economic loss.

             (ii) Environmental Claims. All Environmental Claims arising out of or relating to the Spinco Business.

             (iii) Spinco Employees and Benefit Plans. All Liabilities (except those set forth in Section 2.01(d)(i)) arising out of or relating to the Spinco Employees and, pursuant to the terms of the Employee Benefits Agreement, the Spinco Benefit Plans.

             (iv) Contracts and Licenses. Subject to Section 2.02(b) hereof, all Liabilities under Contracts and Licenses to the extent relating primarily to or used primarily in the Spinco Business.

             (v) Trade Accounts Payable. To the extent transferable in accordance with Section 7.19 of the Merger Agreement, the Trade Accounts Payable.

             (vi) Deductions and Returns. All Liabilities for customer deductions and returns, with commercially reasonable supporting documentation, arising out of or relating to products of the Spinco Business, whether arising out of or relating to products sold prior to, on or following the Distribution Date.

             (vii) Expenses.  The obligation to pay the expenses as set forth in
        Section 9.02 hereof or as set forth in the other Transaction Agreements.

             (viii) Redemption of Coupons. All Liabilities for administration and redemption of coupons arising out of or relating to the Spinco Business.

          (d) "Excluded Liabilities" shall mean all

             (i) Liabilities relating to the employment relationships with former employees of Heinz whose employment responsibilities at any time related to the Spinco Business and who had retired as of the Closing Date.

             (ii) To the extent not transferable in accordance with Section 7.19 of the Merger Agreement, the Trade Accounts Payable.

             (iii) Liabilities to the extent arising out of or relating to the Excluded Assets.

             (iv) All Restructuring Liabilities.

          (e) Except as otherwise specifically set forth herein, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Separation Agreement and, therefore, Taxes shall not be treated as Assets or Liabilities under this Section 2.01.

     SECTION 2.02 Business Separation. (a) Transfer of Spinco Assets. On or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, Heinz shall assign, transfer, convey and deliver to Spinco, and agrees to cause the applicable Heinz Subsidiaries to assign, transfer, convey and deliver to Spinco, and Spinco shall accept from Heinz and the applicable Heinz Subsidiaries, all of Heinz's and the applicable Heinz Subsidiaries' respective right, title and interest in all Spinco Assets, other than the Delayed Transfer Assets.

     (b) Assumption of Spinco Liabilities. On or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, Spinco shall assume, pay and agree faithfully to perform and discharge when due all the Spinco Liabilities (other than the Delayed Transfer Liabilities) in accordance with their respective terms. Spinco shall be responsible for all Spinco Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the Distribution Date, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the Distribution Date, and regardless of whether arising from or alleged to arise from the negligence, recklessness or violation of law by any member of the Spinco Group or the Heinz Group or any of their respective Representatives or Affiliates.

     (c) Delayed Transfer Assets and Liabilities. Anything in this Agreement to the contrary notwithstanding, Heinz is not obligated to assign, transfer, convey or deliver to Spinco and Spinco is not obligated to assume any of the rights and obligations under any Delayed Transfer Asset or Delayed Transfer Liability until such time as all Legal Impediments are removed and/or all Consents or Governmental Approvals necessary for the legal transfer and/or assumption thereof are obtained. Each of the Parties hereto agrees that the Delayed Transfer Assets shall be assigned, transferred, conveyed and delivered, and any Delayed Transfer Liabilities shall be assumed in accordance with the provisions of Sections 2.03 and 2.04(b). On the Closing Date, Heinz shall use its reasonable best efforts to deliver to Spinco (for informational purposes only) a schedule setting forth, all material Delayed Transfer Assets and Delayed Transfer Liabilities existing as of the Closing Date (the "Delayed Transfer Assets and Liabilities Schedule").

     (d) Subsequent Transfers. Subject to Section 2.02(c), in the event that at any time or from time to time after the Distribution Date any Party hereto (or any member of such Party's respective Group) becomes aware that it possesses any Asset or Liability that is allocated to the other Party pursuant to this Agreement or any other Transaction Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset or Liability to the Party so entitled thereto. Prior to any such transfer, the Party possessing such Asset or Liability shall hold such Asset or Liability in trust for any such other Party.

     (e) Separation of Contractual Arrangements. On or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, Heinz and Spinco shall use their reasonable best efforts to amend all material Contracts between or among (i) members of the Heinz Group and the Spinco Group, on the one hand, and (ii) any other Person, on the other hand (other than the contractual arrangements relating to the Distribution and the Merger and the transactions contemplated thereby), that relate to both the Spinco Business and the Retained Business (the "Common Contracts"), including the Common Contracts set forth on Schedule 2.02(e) hereto, so that, after the Distribution Date, such Common Contracts shall be equitably apportioned between the respective Businesses, including, if commercially practicable, on substantially the same economic terms as such arrangements exist as of the Distribution Date.

     If, in the case of a Common Contract relating primarily to or used primarily in connection with the Retained Business, such amendments cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect in a material respect the rights of Heinz or Spinco thereunder, Heinz and Spinco shall use their reasonable best efforts to negotiate a mutually acceptable arrangement under which (i) Spinco shall obtain the benefits and assume the obligations under such Common Contract to the extent relating to the Spinco Business, including by entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of Spinco, or (ii) Heinz shall enforce for the benefit of Spinco, with Spinco assuming Heinz's obligations, any and all rights of Heinz against a third party thereto to the extent relating to the Spinco Business.

     If, in the case of a Common Contract relating primarily to or used primarily in connection with the Spinco Business, such amendments cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect in a material respect the rights of Heinz or Spinco thereunder, Heinz and Spinco shall use their reasonable best efforts to negotiate a mutually acceptable arrangement under which (i) Heinz shall obtain the benefits and assume the obligations under such Common Contract to the extent relating to the Retained Business, including by entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of Heinz, or (ii) Spinco shall enforce for the benefit of Heinz, with

Heinz assuming Spinco's obligations, any and all rights of Spinco against a third party thereto to the extent relating to the Retained Business.

     (f) Termination of Intercompany Agreements. (i) On or prior to the Distribution Date, each member of the Heinz Group, on the one hand, and each member of the Spinco Group, on the other hand, shall terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Heinz and/or any member of the Heinz Group, on the one hand, and Spinco and/or any member of the Spinco Group, on the other hand, effective as of the Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date and all parties shall be released from all obligations thereunder. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

     (ii) On or prior to the Distribution Date, all loans by and between any member of the Heinz Group, on the one hand, and any member of the Spinco Group, on the other hand, shall be terminated, all related notes shall be cancelled and all outstanding indebtedness thereunder shall be released and forgiven.

     (iii) The provisions of Section 2.02(f) shall not apply to this Agreement and the other Transaction Agreements or any of the agreements or arrangements set forth on Schedule 2.02(f).

     SECTION 2.03 Documents Relating to Transfers of Spinco Assets and Assumption of Spinco Liabilities. In furtherance of the assignment, transfer and conveyance of Spinco Assets and the assumption of Spinco Liabilities pursuant to Section 2.02, on or prior to the Distribution Date and, with respect to Delayed Transfer Assets and Delayed Transfer Liabilities, at such time after the Distribution Date as such Delayed Transfer Asset or Delayed Transfer Liability can be transferred, (a) Heinz shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, lease assignments and assumptions, leases, sub-subleases, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of the Heinz Entities' right, title and interest in and to the Spinco Assets to Spinco and (b) Spinco shall execute and deliver to the relevant Heinz Entity such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Spinco of the Spinco Liabilities; provided, that any instruments executed and delivered pursuant to this Section 2.03 shall be in form reasonably satisfactory to Heinz, Spinco and Del Monte.

     SECTION 2.04 Governmental Approvals and Consents. (a) If the transfer, assignment or assumption of any Delayed Transfer Asset or any Delayed Transfer Liability intended to be transferred, assigned or assumed hereunder is not consummated prior to or at the Distribution Date, whether as a result of the provisions of Section 2.02(c) or for any other reason, then the member of the Heinz Group retaining such Delayed Transfer Asset or such Delayed Transfer Liability shall thereafter hold such Delayed Transfer Asset or such Delayed Transfer Liability for the use and benefit, insofar as reasonably practicable, of Spinco (at the expense of Spinco). In addition, the member of the Heinz Group retaining such Delayed Transfer Asset or such Delayed Transfer Liability shall take such other actions in order to place Spinco, insofar as reasonably practicable, in the same position as if such Delayed Transfer Asset or such Delayed Transfer Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Transfer Asset or such Delayed Transfer Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, are to inure from, and after the Distribution Date to, Spinco. To the extent permitted by law and to the extent otherwise permissible in light of any Legal Impediment or required Consent and/or Governmental Approval, Spinco shall be entitled to, and shall be responsible for, the management and the benefits and burdens of any Delayed Transfer Asset or any Delayed Transfer Liability not yet transferred to or assumed by it as a result of this Section 2.04(a) and the Parties agree to use reasonable best efforts to cooperate and coordinate with respect thereto.

     (b) If and when the Legal Impediments and the Consents and/or Governmental Approvals, the failure to remove or the absence of which caused the deferral of the transfer or assumption of any Spinco

Asset or Spinco Liability pursuant to Section 2.02(c), are removed or obtained, as the case may be, the transfer and assumption of the applicable Spinco Asset or Spinco Liability shall be promptly effected in accordance with the terms of this Agreement and/or the other applicable Transaction Agreement, without the payment of additional consideration.

     (c) The member of the Heinz Group retaining a Spinco Asset or Spinco Liability due to the deferral of the transfer or assumption of such Spinco Asset or Spinco Liability pursuant to Section 2.02(c) shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by Spinco, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by Spinco. Any member of the Spinco Group holding a Heinz Asset or Heinz Liability improperly transferred to or assumed by the Spinco Group shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by Heinz, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by Heinz.

     (d) Notwithstanding anything to the contrary herein, Heinz and Spinco agree, and agree to cause their respective Subsidiaries, to use their reasonable best efforts to obtain, before the Distribution Date, any Consent or Governmental Approval required in connection with the Contribution and the Distribution.

     SECTION 2.05 Novation of Liabilities. (a)(i) Spinco, at the written request of Heinz, shall use its reasonable best efforts to (x) obtain, or to cause to be obtained, any release, consent, substitution, approval or amendment required to novate all members of the Heinz Group from and assign all obligations under Contracts, Licenses and other obligations or Liabilities of any nature whatsoever that constitute Spinco Liabilities, or to obtain in writing the unconditional release of all members of the Heinz Group to such obligations, so that, in any such case, the members of the Spinco Group shall be solely responsible for such Spinco Liabilities and (y) terminate, or to cause Spinco Assets to be substituted in all respects for any assets of the Retained Business ("Heinz Assets") in respect of, any liens or encumbrances on Heinz Assets which are securing any Spinco Liabilities; provided, however, that no member of the Spinco Group shall be obligated, in connection with the foregoing, to expend any money, unless the necessary funds are advanced by Heinz, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by Heinz.

     (ii) If Spinco is unable to obtain, or to cause to be obtained, any such required release, consent, substitution, approval or amendment pursuant to
Section 2.05(a), the applicable member of the Heinz Group shall continue to be bound by such Contracts, Licenses and other obligations and, unless not permitted by law or the terms thereof, Spinco shall, as agent or subcontractor for such member of the Heinz Group, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Heinz Group thereunder from and after the Distribution Date. Spinco (i) shall indemnify and hold harmless each Heinz Indemnitee and hold it harmless against any Liabilities arising in connection therewith and (ii) without the prior written consent of Heinz, from and after the Distribution Date, shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under or transfer any Contract, License or the obligation for which a member of the Heinz Group is or may be liable, which any Heinz Asset is or may be encumbered, unless all obligations of the Heinz Group and all liens and encumbrances on any Heinz Asset with respect thereto are thereupon released and terminated by documentation reasonably satisfactory in form and substance to Heinz.

     (b)(i) Heinz, at the written request of Spinco, shall use its reasonable best efforts to (x) obtain, or to cause to be obtained, any release, consent, substitution, approval or amendment required to novate all members of the Spinco Group from and assign all obligations under Contracts, Licenses and other obligations or Liabilities of any nature whatsoever that constitute Liabilities of the Heinz Group, or to obtain in writing the unconditional release of all members of the Spinco Group to such obligations, so that, in any such case, the members of the Heinz Group shall be solely responsible for such Heinz Liabilities and (y) terminate, or to cause Heinz Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any Heinz Liabilities; provided, however, that no member of the Heinz Group shall be obligated, in connection with the foregoing, to expend any money, in connection with clause (y) above, unless the necessary funds are advanced by Spinco, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by Spinco.

     (ii) If Heinz is unable to obtain, or to cause to be obtained, any such required release, consent, approval, substitution or amendment pursuant to
Section 2.05(b), the applicable member of the Spinco Group shall continue to be bound by such Contracts, Licenses and other obligations and, unless not permitted by law or the terms thereof, Heinz shall, as agent or subcontractor for such member of the Spinco Group, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Spinco Group thereunder from and after the Distribution Date. Heinz (x) shall indemnify and hold harmless each Spinco Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith and (y) without the prior written consent of Spinco, from and after the Distribution Date, shall not, and shall not permit any member of the Heinz Group to, renew or extend the term of, increase its obligations under or transfer any Contract, License or the obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon released and terminated by documentation reasonably satisfactory in form and substance to Spinco.

     SECTION 2.06 Certificate of Incorporation; By-laws. The Certificate of Incorporation and Bylaws of Spinco immediately prior to the Effective Time shall be in the forms attached as Exhibits A and D, respectively, to the Merger Agreement.

     SECTION 2.07 Issuance of Stock. At or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, the Parties shall take all steps necessary so that on the Distribution Date (i) the number of authorized shares of Spinco Common Stock shall equal or exceed the sum of (x) the number of shares of Heinz Common Stock outstanding as of the Heinz Record Date and (y) the number of shares of Spinco Common Stock sufficient to cover the issuance of shares of Spinco Common Stock with respect to any options, warrants or other securities which are convertible, exchangeable or exercisable for Spinco Common Stock as of the Heinz Record Date and (ii) the number of shares of Spinco Common Stock outstanding and held by Heinz shall equal the number of shares of Heinz Common Stock outstanding as of the Heinz Record Date (other than treasury shares).

     SECTION 2.08 Other Transaction Agreements. At or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, each of Heinz and Spinco shall execute and deliver the other Transaction Agreements that were not previously executed.

     SECTION 2.09 Financing. Prior to the Distribution, Spinco shall (i) incur bank debt (the "Bank Debt"), on substantially the terms set forth in the First Commitment Letter, with such additions, deletions and other modifications to the terms and provisions thereof to which Heinz has consented (such consent not to be unreasonably withheld), and (ii) issue senior subordinated notes or senior unsecured notes in an aggregate principal amount equal to the Debt Security Amount (the "High Yield Debt Security") to Heinz on substantially the terms set forth in the Engagement Letter or if not issued on such basis, then with such additions, deletions and other modifications to the terms and provisions thereof to which Heinz has consented (such consent not to be unreasonably withheld) or, if the High Yield Debt Security is not issued, issue senior secured notes in an aggregate principal amount equal to the Debt Security Amount (the "Senior Secured Notes") to Heinz on substantially the terms set forth in the Second Commitment Letter, with such additions, deletions and other modifications to the terms and provisions thereof to which Heinz has consented (such consent not to be unreasonably withheld). Prior to the Distribution and as part of the Contribution, Spinco shall (i) issue the High Yield Debt Security or the Senior Secured Notes and (ii) transfer or otherwise distribute an amount in cash equal to the Bank Debt Amount to Heinz in exchange for the contribution of the Spinco Assets and the assumption of the Spinco Liabilities, and Heinz shall transfer the High Yield Debt Security or the Senior Secured Notes, as the case may be, and the cash in an amount equal to the Bank Debt Amount to its creditors.

     SECTION 2.10  Registration and Listing Prior to the Distribution
Date. (a) If required by applicable law, the Parties shall use their reasonable best efforts to prepare and file with the SEC the Spinco Registration Statement and each Party shall use its reasonable best efforts to have the Spinco Registration Statement declared effective by the SEC as promptly as practicable after such filing and to keep the Spinco Registration Statement effective as long as necessary to consummate the Distribution. The Parties shall use their reasonable best efforts to prepare and file with the SEC any necessary amendment or supplement to the Spinco Registration Statement.

     (b) The Parties hereto shall take all such actions as may reasonably be required or appropriate under federal or state securities or Blue Sky laws (and any comparable laws under any foreign jurisdiction) in connection with the transactions contemplated by the Merger Agreement.

     (c) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto, if any, which are necessary or appropriate to reflect the establishment of, or amendments to, any employee benefit plans contemplated by the Employee Benefits Agreement requiring registration under the Securities Act.

                                  ARTICLE III

                                THE DISTRIBUTION

     SECTION 3.01 Heinz Record Date and Distribution Date. Prior to the Distribution Date, the Board of Directors of Heinz, in accordance with applicable law, shall establish the Heinz Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

     SECTION 3.02 The Distribution Agent. Prior to the Distribution Date, Heinz shall enter into an agreement with the Distribution Agent providing for, among other things, the actions to be taken pursuant to Article II of the Merger Agreement.

     SECTION 3.03  Delivery of Share Certificates to the Distribution
Agent.  (a) Subject to the satisfaction or waiver of the conditions set forth in
Section 7.01, on or prior to the Distribution Date, Heinz shall deliver to the Distribution Agent for the benefit of holders of record of Heinz Common Stock on the Heinz Record Date, the Distribution Stock Certificate (which shall constitute all of the shares of Spinco Common Stock outstanding as of the Distribution Date), and shall cause the transfer agent for the shares of Heinz Common Stock to instruct the Distribution Agent to hold in trust (pending conversion of such shares of Spinco Common Stock into shares of Common Stock, par value $0.01 per share, of Del Monte pursuant to the Merger Agreement) the appropriate number of such shares of Spinco Common Stock (as set forth in Section 3.03(b)) for each such holder of record. For the avoidance of doubt, Heinz shall not be considered a holder of record of Heinz Common Stock as of the Heinz Record Date with respect to any shares of Heinz Common Stock held in its treasury.

     (b) Subject to the satisfaction or waiver of the conditions set forth in
Section 7.01, each holder of record of Heinz Common Stock on the Heinz Record Date shall be entitled to have the Distribution Agent receive, on such holder's behalf, in the Distribution a number of shares of Spinco Common Stock equal to the number of shares of Heinz Common Stock held by such holder on the Heinz Record Date.

     SECTION 3.04 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 7.01, Spinco shall instruct the Distribution Agent at or prior to the Effective Time to take the actions contemplated to be taken by the Distribution Agent pursuant to Article II of the Merger Agreement.

     SECTION 3.05 Timing of the Distribution. Heinz shall consummate the Contribution and Distribution as promptly as practicable after satisfaction (or waiver to the extent permissible) of all of the conditions to the Contribution and the Distribution specified in Section 7.01 (other than conditions that by their nature are to be satisfied at the time of the Contribution, Distribution or the Merger and shall in fact be satisfied at such time). The Contribution shall occur on the Distribution Date prior to the Distribution, which shall occur at a time to be mutually agreed by the Parties on the Distribution Date.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

     SECTION 4.01 Access to Information. Upon reasonable notice, each of Heinz and Spinco, shall from and after the Distribution Date, afford to each other and to the other Party's Representatives, reasonable access, during normal business hours, in a manner that does not unreasonably interfere with one another's respective business and operations, to its and its Subsidiaries' plants, properties, Contracts and all other Information (and in the case of Information to be provided by Heinz, only to the extent such Information has not been delivered to Spinco pursuant to Section 2.02 hereof) and in each case relates to the Spinco Business on or prior to the Distribution Date. For the purposes of this Section 4.01, all communications, including requests for Information or access, pursuant to this Section 4.01, shall only be made by and between a Representative of each of Heinz, on the one hand, and of Spinco, on the other hand, which Representative (a) shall initially be Mitch Ring for Heinz and David Meyers or his designee for Spinco and (b) may be replaced with a substitute Representative by either Party from time to time upon reasonable written notice to the other Party. Notwithstanding the foregoing, neither Heinz or Spinco nor their respective Subsidiaries shall be required to provide any Information to the extent that any such Party or any of their respective Subsidiaries is legally obligated to keep such Information confidential or otherwise not to provide such Information or to the extent that such access would constitute a waiver of the attorney-client privilege. Each of Spinco and Heinz shall hold, and shall direct its Representatives to hold, any and all Information received from any of the Parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, Heinz may redact from such Information any information relating to the Retained Business. Without limiting the foregoing, Information may be requested under this Section
4.01 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     SECTION 4.02 Production of Witnesses; Records. Subject to Section 4.03, after the Distribution Date, except in the case of an adversarial Litigation Matter by one Party against the other Party (which shall be governed by such discovery rules as may be applicable thereto), each of Heinz and Spinco shall use its reasonable best efforts, and shall use its reasonable best efforts to cause each member of its respective Group, to make available to the other Party or any member of the other Party's Group, upon written request, such Group's (i) former (to the extent practicable) and current (to the extent practicable) directors, officers and employees as witnesses or otherwise and (ii) any books, records or other documents within such Party's control or which such Party otherwise has the ability to make available (other than materials covered by the attorney-client privilege), to the extent that the requesting Party (giving consideration to business demands of such directors, officers and employees) reasonably determines relate to any such Litigation Matter, administrative or other proceedings (including preparation for such matters or proceedings) relating to the Spinco Business or the Retained Business on or prior to the Distribution Date. If information other than that pertaining to the Spinco Business is contained in such records, Heinz and Del Monte shall either agree that such information may be omitted or redacted by the producing party, or shall enter into appropriate secrecy commitments to protect such information. The costs and expenses incurred in the provision of such witnesses and information shall be paid by the Party requesting the availability of such Persons.

     SECTION 4.03 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Heinz and Spinco shall use their reasonable best efforts, and shall cause the members of its respective Group to use their reasonable best efforts, to retain all Information in such Party's Group's possession or under its control relating directly and primarily to the Spinco Business on or prior to the Distribution Date (and in the case of Information to be retained by Heinz, only to the extent such Information has not been delivered to Spinco pursuant to Section 2.02 hereof) until such Information is at least eight years old or until such later date as may be required by law, except that if, prior to the expiration of such time period, any member of either Party's Group wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (a) the Party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such Party, the Party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party. Notwithstanding the foregoing, Heinz may redact from any such records any information relating to the Retained Business.

     SECTION 4.04 No Representations or Warranties. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT, (A) NONE OF HEINZ, ITS SUBSIDIARIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SPINCO ASSETS, THE SPINCO LIABILITIES OR THE SPINCO BUSINESS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING THE SPINCO ASSETS, SPINCO LIABILITIES OR THE SPINCO BUSINESS; (B) ALL OF THE SPINCO ASSETS TO BE TRANSFERRED OR THE SPINCO LIABILITIES TO BE ASSUMED OR TRANSFERRED IN ACCORDANCE WITH THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRANSFERRED OR ASSUMED ON AN "AS IS, WHERE IS" BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE CONTRIBUTION, THE DISTRIBUTION OR THE MERGER OR THE ENTERING INTO OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     SECTION 4.05  Use of Heinz Names.

     (a) Except as specifically set forth in the Trademark License Agreement and subject to the provisions of Section 4.07, as soon as reasonably practicable after the Closing Date, and in no event later than the date that is one hundred eighty (180) days after the Closing Date (or such shorter period as may be required by law, rule or regulation, and/or no later than the time any new such materials are printed or created within such one hundred eighty (180) day time period), Spinco and each member of the Spinco Group shall cease to use, directly or indirectly, any Trademark which includes (i) the name "Heinz", any brand of any member of the Heinz Group or any derivative thereof or (ii) any reference to a member of the Heinz Group, the Heinz Group's consumer information telephone numbers, website addresses or other contact information (collectively, the "Heinz Names"), including without limitation on any and all (x) exterior signs and other identifiers located on any of the property or premises included in the Spinco Assets (unless otherwise agreed by the Parties in writing in their sole discretion); (y) letterhead, envelopes, invoices, Internet sites and all other materials of any kind in any media; or (z) labels, packaging, advertising, sales, promotional and all other materials of any kind in any media. For the term of this transitional license, Spinco agrees to maintain quality standards for all products of the Spinco Business at least equal to those maintained by the Heinz Group at the Closing Date. Notwithstanding anything to the contrary herein, Spinco shall have the right to sell or use, as applicable, in the ordinary course of business any (i) finished goods inventory in existence as of the Distribution Date that contains any Heinz Name; and (ii) any labels and packaging materials in existence as of the Distribution Date that contains any Heinz Name, without regard to the one hundred eighty (180) day period set forth above; provided that Spinco shall use its reasonable best efforts to sell or use such items in the ordinary course of business consistent with past practice.

     (b) Subject to Section 4.07 but without otherwise limiting Section 4.05(a), as soon as reasonably practicable after the Closing Date and in no event later than the date that is one hundred eighty

(180) days thereafter, Spinco shall, at its own expense, remove (and, if necessary, on an interim basis, cover up) any Heinz Name from all the materials specified in Section 4.05(a)(ii)(x), (y) and (z).

     SECTION 4.06 Product Deductions and Returns. (a) In the event that customers of the Spinco Business bill any member of the Heinz Group or make deductions against any member of the Heinz Group's receivables, including for trade promotion programs or with respect to returns (such as for damaged or unsaleable goods), in each case, which should have been made against or are applicable to the Spinco Business, Heinz shall promptly forward such bill or deduction, with commercially reasonable supporting documentation, to Spinco which shall promptly pay to Heinz the amount of all valid claims supported by such documentation.

     (b) In the event that customers of the Retained Business bill any member of the Spinco Group or make deductions against any member of the Spinco Group's receivables, including for trade promotion programs or with respect to returns (such as for damaged or unsaleable goods), in each case, which should have been made against or are applicable to the Retained Business, Spinco shall promptly forward such bill or deduction, with commercially reasonable supporting documentation, to Heinz which shall promptly pay to Spinco the amount of all valid claims supported by such documentation.

     (c) No Party hereto shall undertake any action to encourage returns of products of the other Party's Business.

     SECTION 4.07 Brickwork and Northside Complex Signage. For a period of four years commencing from the Effective Time:

          (a) no member of the Spinco Group shall (i) alter, impede the visibility of or materially diminish the effect of the Brickwork or the Northside Complex Heinz Signage or (ii) erect or maintain any other signs or advertising at the Northside Complex, other than ordinary business identification signs; and

          (b) Heinz shall maintain the Brickwork and the Northside Complex Heinz Signage in good order and Spinco will grant Heinz and its Representatives, upon reasonable notice, reasonable access to the Northside Complex in order to allow Heinz to exercise its rights and satisfy any of its obligations with respect to the foregoing.

                                   ARTICLE V

                        MUTUAL RELEASES; INDEMNIFICATION

     SECTION 5.01  Release of Pre-Closing Claims.  (a) Except as provided in
Section 5.01(c), effective as of the Distribution Date, Heinz shall, for itself and each other member of the Heinz Group, remise, release and forever discharge each member of the Spinco Group from any and all Liabilities whatsoever owing to the Heinz Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Contribution and the Distribution.

     (b) Except as provided in Section 5.01(c), effective as of the Distribution Date, Spinco shall, for itself and each other member of the Spinco Group, remise, release and forever discharge each member of the Heinz Group from any and all Liabilities whatsoever owing to the Spinco Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Contribution and the Distribution.

     (c) Nothing contained in Sections 5.01(a) or 5.01(b) shall impair any right of any Person to enforce this Agreement, any other Transaction Agreement or any Contract between members of the Spinco Group and the Heinz Group that does not terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 5.01(a) or 5.01(b) shall release any Person from:

          (i) any Liability provided in or resulting from any Contract between members of the Spinco Group, on the one hand, and the Heinz Group, on the other hand, that does not terminate as of the Distribution Date;

          (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Agreement;

          (iii) any Liability arising from or relating to the sale, lease, construction, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date or any related refund claims; or

          (iv) any Liability the release of which would result in the release of any Person other than a member of the Heinz Group or the Spinco Group; provided that the Parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.01 but for the provisions of this clause (iv).

     (d) No Actions as to Released Claims. Spinco agrees, for itself and as agent for each member of the Spinco Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Heinz or any other member of the Heinz Group, with respect to any Liabilities released pursuant to this Section
5.01. Heinz agrees, for itself and as agent for each member of the Heinz Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Spinco or any other member of the Spinco Group, with respect to any Liabilities released pursuant to this Section 5.01.

     (e) Further Instruments. At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 5.01.

     SECTION 5.02 Indemnification by Spinco. Except as otherwise provided in this Agreement and in the other Transaction Agreements, Spinco shall, and shall cause each member of the Spinco Group to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Heinz Indemnitees from, against and in respect of losses relating to (a) the Spinco Liabilities (including any Delayed Transfer Liabilities) and (b) any and all Liabilities (including Third Party Claims) imposed on, sustained, incurred or suffered by any of the Heinz Indemnitees that relate to, arise out of or result from the Spinco Business, the Spinco Assets or the failure of Spinco or any other member of the Spinco Group or any other Person to pay, perform or otherwise promptly discharge any Spinco Liabilities in accordance with their terms, whether occurring, arising, existing or asserted before, on or after the Distribution Date.

     SECTION 5.03 Indemnification by Heinz. Except as otherwise provided in this Agreement and in the other Transaction Agreements, Heinz shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Spinco Indemnitees from, against and in respect of any of losses relating to (a) the Heinz Liabilities and (b) all Liabilities (including Third Party Claims) imposed on, sustained, incurred or suffered by any of the Spinco Indemnitees and that relate to, arise out of or result from the Retained Business, the Heinz Assets or the failure of any member of the Heinz Group or any other Person to pay, perform or otherwise promptly discharge any Heinz Liabilities in accordance with their terms, whether occurring, existing or asserted before, on or after the Distribution Date.

     SECTION 5.04 Terminal Island Environmental Indemnity. Notwithstanding any provision of Section 5.02 or Section 5.03 hereof to the contrary, Heinz shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Spinco Indemnitees from, against and in respect of any Liabilities arising from the Environmental Remediation to the extent such Environmental Remediation is (a) required under any applicable Environmental Law or under any lease, license or other authorization in effect as of the date hereof for the use of the Terminal Island Property, and (b) relates to an event or condition occurring or existing as of or prior to the Closing Date. Notwithstanding the foregoing, but subject, inter alia, to Section 5.06 hereof, none of the Spinco Indemnitees shall be entitled to recover from Heinz any Liabilities under this
Section 5.04 until the total of all Liabilities otherwise indemnifiable under this Section 5.04 that are not covered by an Insurance Policy or any insurance policy of any member of the Spinco Group, or for which a third party (other than any member of the Heinz group) is not responsible exceeds $7.5 million, and then only for fifty (50) percent of the amount by which such Liabilities exceed $7.5 million. The Parties agree that they shall reasonably cooperate and take all reasonable actions, and make all reasonable omissions, to avoid and mitigate any Liabilities subject to this Section 5.04.

     SECTION 5.05  Indemnification Procedures.

     (a) Notice of Claims. An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnifying Party within 20 business days after the Indemnitee has knowledge of any Third Party Claim which an Indemnitee has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim within 20 business days as aforesaid shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party can demonstrate such failure materially prejudiced such Indemnifying Party's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the liability, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

     (b) Third Party Claims. The obligations and liabilities of an Indemnifying Party under this Article V with respect to Liabilities arising from claims of any third party that are subject to the indemnification provisions provided for in this Article V ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions. The Indemnitee at the time it gives a Notice of Claim to the Indemnifying Party of the Third Party Claim shall advise the Indemnifying Party that the Indemnifying Party shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnitee if it gives written notice of its intention to do so to the Indemnitee within 20 days of its receipt of the Notice of Claim. In the event the Indemnifying Party exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnifying Party, and the Indemnitee may participate by its own counsel and at its own expense in defense of such Third Party Claim; provided, however, that if the defendants in any Action shall include both the Indemnitee and the Indemnifying Party and such Indemnitee shall have reasonably concluded in good faith that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such Action on its behalf, at the expense of the Indemnifying Party; provided, further, that such Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel). Notwithstanding the foregoing, the Indemnitee, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this
Section 5.04(b), may take such reasonable actions, at the Indemnifying Party's expense, as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnitee's rights to defense and indemnification pursuant to this Agreement. In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee and the Indemnifying Party may participate by its own counsel and at its own expense in the defense of such Third Party Claim.

     (c) Settlement Procedures. Unless otherwise required by law, in no event shall an Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent (such consent not to be unreasonably withheld); provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim (as between the Indemnifying Party and the Indemnitee), the Indemnifying Party shall be permitted to enter into, and the Indemnitee shall agree to, any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided further that the Indemnifying Party shall not agree to any other settlement, compromise or discharge of a Third Party Claim not described above without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld).

     (d) Limitations on Assumptions of Defense. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

     SECTION 5.06 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) Heinz and Spinco agree to treat any indemnification payments (other than payments of interest pursuant to Section 5.05(c)) pursuant to this Agreement as either a capital contribution or a distribution, as the case may be, between Heinz and Spinco occurring immediately prior to the Distribution. If the receipt or accrual of any such payment (other than payments of interest pursuant to Section 5.05(c)) results in taxable income to the Indemnitee, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnitee shall have realized the same net amount it would have realized had the payment not resulted in taxable income.

     (b) To the extent that any Liability that is subject to indemnification under this Agreement gives rise to a deduction to the Indemnitee, the amount of any indemnity payment under this Agreement shall be decreased by taking into account any resulting actual reduction in Taxes of the Indemnitee. If a reduction in Taxes of the Indemnitee occurs in a taxable period following the period in which the indemnification payment is made, the Indemnitee shall promptly repay the Indemnifying Party the amount of such reduction when actually realized.

     (c) To the extent that any Liability that is subject to indemnification under this Agreement is covered by insurance, the amount of any indemnity payment shall be net of the Net Proceeds of any insurance policy paid to the Indemnitee with respect to such Liability. For purposes of this Section 5.05, "Net Proceeds" shall mean the insurance proceeds actually received, less any actual, additional, or increased premium, deductibles, co-payments, other payment obligations (including attorneys' fees and other costs of collection) or the present value of any future cost which is quantifiable with reasonable certainty, that relates to or arises from the making of the claim for indemnification.

     (d) In no event shall an Indemnifying Party be liable for punitive damages sustained or claimed by an Indemnitee except to the extent such damages arise from a Third Party Claim. An Indemnitee shall take all reasonable steps to mitigate a Liability upon becoming aware of any event, which could reasonably be expected to give rise to such Liabilities. Liabilities shall be determined after taking into account any indemnity, contribution or other similar payment received by the Indemnitee from any third party with respect thereto.

     SECTION 5.07  Additional Matters.

     (a) No Relief of Insurer Obligations. An insurer who would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, or have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

     (b) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     (c) Indemnification Payments. Indemnification required by this Article V shall be made by periodic payments of the amount thereof during the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

     (d) Not Applicable to Taxes. The provisions of this Article V shall not apply to Taxes (which are covered by the Tax Separation Agreement).

     (e) Joint Defense and Cooperation. With respect to any Third Party Claim in which both Heinz and Spinco are, or reasonably may be expected to be, named as parties, or that otherwise implicates both Heinz and Spinco in a material fashion, the Parties shall reasonably cooperate with respect to such Third Party Claim and if the Parties agree, maintain a joint defense in a manner that will preserve applicable privileges.

                                   ARTICLE VI

                                   INSURANCE

     SECTION 6.01 Insurance Coverage; Cooperation. All insurance policies of any Heinz Entity shall constitute Heinz Assets and shall be retained by Heinz and the other members of the Heinz Group, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that Spinco will have the rights in respect of Insurance Policies to the extent described in Section 6.02. Each of Heinz and Spinco shall use commercially reasonable efforts to share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of Heinz and Spinco, at the request of the other, shall use commercially reasonable efforts to cooperate with and assist the other in recoveries for claims made under any insurance policy for the benefit of any member of either Group, and neither Heinz nor Spinco, nor any member of either Group, shall take any action which would be reasonably likely to jeopardize or otherwise interfere with either Party's ability to collect any proceeds payable pursuant to any insurance policy. Nothing in this Section 6.01 shall (x) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (y) require any member of any Group to pay any premium or other amount or to incur any Liability or (z) require any member of any Group to renew, extend or continue any policy in force.

     SECTION 6.02 Rights Under Insurance Policies. (a) Except as otherwise specified in this Article VI or any other Transaction Agreement, members of the Spinco Group shall have no rights with respect to any insurance policies of any Heinz Entity, except that Spinco will have the right to (x) assert claims and to resolve existing and pending claims under Insurance Policies for any loss, liability or damage arising out of insured incidents to the extent relating to the Spinco Business occurring from the date coverage thereunder first commenced until the Distribution Date and (y) require all rights, privileges and proceeds of such Insurance Policies relating to the claims specified in clause (x); provided, that (i) all of Heinz's and each member of the Heinz Group's reasonable out-of-pocket costs and expenses incurred in connection with the foregoing shall be promptly paid by Spinco and (ii) Heinz and the members of the Heinz Group may, at any time, without liability or obligation to any member of the Spinco Group (other than as set forth in Section 6.02(b)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Insurance Policy (and such Insurance Policy shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications). No member of the Heinz Group shall bear any Liability for the failure of an insurer to pay any claim under any Insurance Policy. Notwithstanding anything to the contrary herein, Spinco may at any time, and from time to time, inform Heinz by written notice that it desires to terminate its rights to assert claims under any or all Insurance Policies, in which case Spinco's rights to assert claims relating to Spinco Liabilities and Insured Spinco Liabilities under such Insurance Policy or Policies shall terminate immediately.

     (b) In the event that after the Distribution Date, any member of the Heinz Group proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Insurance Policies under which Spinco has rights to assert claims pursuant to Section 6.02(a) in a manner that would adversely affect any such rights of Spinco, Heinz will give Spinco prior notice thereof. If Spinco agrees to indemnify Heinz with respect to any cost or Liability arising out of its failure to take any of the actions specified in the foregoing sentence, Heinz shall not take such action so long as Heinz shall be reasonably satisfied that Spinco shall be able to indemnify Heinz with respect to all such costs and Liabilities.

     SECTION 6.03 Spinco Insurance Coverage After the Distribution Date. From and after the Distribution Date, Spinco, and Spinco alone, shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Heinz's insurance programs.

     SECTION 6.04 Responsibilities for Self-insured Obligations and Other Obligations. (a) Spinco will reimburse Heinz for Spinco's pro rata share (based on the aggregate amount of proceeds received in respect of claims under such Insurance Policy by members of the Spinco Group) of all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions and Spinco's pro rata share of all amounts for fronted policies, overages, deductibles and retrospective or prospective premium adjustments and similar amounts not covered by Insurance Policies.

     (b) Each of Heinz and Spinco does hereby, for itself and each other member of the Heinz Group and the Spinco Group, agree that all duties and obligations under any Insurance Policy, including the fulfillment of any conditions and the payment of any deductibles, retentions, co-insurance payment or retrospective premiums, that correspond in any way with or may be necessary to perfect, preserve or maintain an insured's right to obtain benefits under that Insurance Policy, will be performed by the insured that is seeking the benefits under that Insurance Policy, subject to the indemnification provisions herein.

     SECTION 6.05  Claims Administration.

          (i) Heinz or its designee shall be responsible for the claims administration with respect to claims of any member of the Heinz Group under Insurance Policies; and

          (ii) Spinco or its designee shall be responsible for the claims administration with respect to claims of Spinco under Insurance Policies.

     SECTION 6.06 Procedures Regarding Insufficient Limits of Liability. In the event that there are insufficient limits of liability available under the Insurance Policies in effect prior to the Distribution Date to cover the Liabilities of the Heinz Group and/or the Spinco Group that would otherwise be covered by such Insurance Policies, then no member of the Spinco Group shall be entitled to recovery for any claims under such Insurance Policies until the clams of all members of the Heinz Group have been satisfied thereunder. If any member of the Spinco Group has received proceeds under any such Insurance Policies, Spinco shall reimburse Heinz all amounts to which any member of the Heinz Group would have been entitled had its claim under such Insurance Policies arisen prior to any recovery thereunder by any member of the Spinco Group.

     SECTION 6.07 Cooperation. Heinz and Spinco will use their commercially reasonable efforts to cooperate with each other and execute any additional documents which are reasonably necessary to effectuate the provisions of this
Article VI.

     SECTION 6.08 No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any rights or interest in violation of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Heinz Group in respect of any Insurance Policy or any other contract or policy of insurance.

     SECTION 6.09 No Liability. Spinco does hereby, for itself and as agent for each other member of the Spinco Group, agree that no member of the Heinz Group or any Heinz Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Heinz and its Subsidiaries as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

     SECTION 6.10 No Restrictions. Nothing in this Agreement shall be deemed to restrict any member of the Spinco Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

     SECTION 6.11 Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any other Transaction Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, to the greatest possible extent, the allocation of financial obligations as intended in this Agreement and any other Transaction Agreement.

                                  ARTICLE VII

                CONDITIONS TO THE CONTRIBUTION AND DISTRIBUTION

     SECTION 7.01 Conditions to the Distribution. The obligations of Heinz pursuant to this Agreement to effect the Contribution and the Distribution shall be subject to the fulfillment (or waiver by Heinz) at or prior to the Distribution Date of the condition that each of the parties to the Merger Agreement shall have irrevocably confirmed to each other that each condition in
Section 8.1 (other than Section 8.1(a)), 8.2 and 8.3 of the Merger Agreement to such parties respective obligations to effect the Merger have been fulfilled or shall be fulfilled at the Effective Time or are or have been waived by such party, as the case may be.

                                  ARTICLE VIII

                                  TERMINATION

     SECTION 8.01 Termination. Notwithstanding any provision hereof, this Agreement may be terminated by Heinz and the Contribution and Distribution may be abandoned prior to the Distribution Date at any time following termination of the Merger Agreement in accordance with its terms; provided that this Agreement may not be terminated for any other reason without the prior written consent of Del Monte.

     SECTION 8.02 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Date pursuant to Section 8.01, no Party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other Party or third party with respect to this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01 Entire Agreement. This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the Parties and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the Parties, or either of them, with respect to the subject matter hereof. All exhibits and schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

     SECTION 9.02 Expenses. Except as expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with Section 9.3 of the Merger Agreement.

     SECTION 9.03 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE FEDERAL COURTS SITTING IN THE STATE OF NEW YORK, (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF NEW YORK, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY'S AGENT IN THE STATE OF NEW YORK FOR ACCEPTANCE OF LEGAL PROCESS AND (iii) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN CLAUSE
(ii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF NEW YORK.

     SECTION 9.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):

     If to Heinz or any member of the Heinz Group, to:

    H. J. Heinz Company
    600 Grant Street, 60th Floor
    Pittsburgh, Pennsylvania 15219
    Attention: General Counsel
    Facsimile: (412) 456-6115

     with a copy (which shall not constitute effective notice) to:

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, New York 10017
    Attention: Robert E. Spatt, Esq.
               Caroline B. Gottschalk, Esq.
     Facsimile: (212) 455-2502

     If to Spinco or any member of the Spinco Group prior to the Distribution Date, to:

    SKF Foods Inc.
    600 Grant Street, 60th Floor
    Pittsburgh, Pennsylvania 15219
    Attention: Secretary
    Facsimile: (412) 456-6115

     with a copy (which shall not constitute effective notice) to:

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, New York 10017
    Attention: Robert E. Spatt, Esq.
               Caroline B. Gottschalk, Esq.
     Facsimile: (212) 455-2502

     If to Spinco or any member of the Spinco Group on or after the Distribution Date, to:

    SKF Foods Inc.
    One Market @ The Landmark
    San Francisco, California 94105
    Attention: James Potter and David L. Meyers
    Facsimile: (415) 247-3263 and (415) 247-3103

     with a copy (which shall not constitute effective notice) to:

    Del Monte Foods Company
    One Market @ The Landmark
    San Francisco, California 94105
    Attention: James Potter and David L. Meyers
    Facsimile: (415) 247-3263 and (415) 247-3103

    Gibson Dunn & Crutcher L.L.P.
    One Montgomery Street
    Montgomery Tower, 26th, 31st and 32nd Floors
    San Francisco, California 94104
    Attention: Douglas D. Smith, Esq.
               Stephanie Tsacoumis, Esq.
     Facsimile: (415) 986-5309

     SECTION 9.05 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by Heinz, Spinco and Del Monte; provided that if such amendment, modification or supplement does not, individually or together with all other such amendments, modifications or supplements, result in any material cost or detriment to Del Monte (or, following the Distribution Date, Spinco) or result in any material cost or detriment to Del Monte (or, following the Distribution Date, Spinco) from the transactions contemplated hereby, such agreement by Del Monte to so amend, modify or supplement shall not be unreasonably withheld or delayed.

     SECTION 9.06 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by Spinco or Heinz (whether by operation of law or otherwise) without the prior written consent of the other Party and Del Monte. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by Spinco and Heinz and their respective successors and permitted assigns.

     SECTION 9.07 No Third Party Beneficiaries. Except for the provisions of Sections 2.05 and 5.04 hereof relating to indemnification, which are also for the benefit of the Indemnitees, and except for those provisions of the Agreement that require a Del Monte Consent, which are also for the benefit of Del Monte, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Heinz, Spinco, to the extent set forth herein, Del Monte and their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

     SECTION 9.08 Survival. All post-closing covenants and agreements of the Parties contained in this Agreement will remain in full force and effect and survive the Distribution Date and the Closing Date.

     SECTION 9.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Spinco and Heinz, notwithstanding that not all Parties are signatories to the same counterpart.

     SECTION 9.10 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary,
(a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a "Section," "Article," "Exhibit" or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

     SECTION 9.11 Waiver. No waiver by either Party of any of the provisions hereof shall be effective unless specifically set forth in writing and executed by the Party so waiving. Any waiver hereunder shall be effective only in the specific instance and for the specific purpose for which it is given. No failure or delay on the part of Spinco or Heinz in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     SECTION 9.12 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of Spinco and Heinz that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefore another provision that is legal and enforceable and that achieves the same objective.

     SECTION 9.13 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of Spinco or Heinz, in its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such Party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Spinco and Heinz, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

                                          H. J. HEINZ COMPANY

                                          By:   /s/ MICHAEL JON BERTASSO
                                            ------------------------------------
                                              Name: Michael Jon Bertasso
                                              Title:  Senior Vice President of
                                                      Strategy Process and
                                                      Business Development

                                          SKF FOODS INC.

                                          By:     /s/ MITCHELL A. RING
                                            ------------------------------------
                                              Name: Mitchell A. Ring
                                              Title:  Vice President -- Business
                                              Development

                                                                         ANNEX C

                                                                   June 12, 2002

Board of Directors
Del Monte Foods Company
One Market @ The Landmark
San Francisco, California 94105

Members of the Board

     We understand that H.J. Heinz Company ("Heinz"), SKF Foods Inc. (the "Company"), Del Monte Foods Company (the "Buyer") and Del Monte Corporation, a wholly owned subsidiary of Buyer ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") substantially in the form of the draft dated as of June 12, 2002 which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. We understand that prior to the effective time of the Merger Heinz shall (i) pursuant to the Separation Agreement, transfer or cause to be transferred the Spinco Assets and the Spinco Liabilities to Spinco (the "Contribution") and (ii) distribute all of the issued and outstanding shares of common stock of the Company (the "Company Common Stock") on a pro rata basis (the "Distribution") to the holders as of the Record Date of the outstanding common stock of Heinz, par value $0.25 per share. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each outstanding share of the Company Common Stock, other than shares held in treasury or held by Buyer, will be converted into the right to receive that number of shares of common stock, par value $0.01 per share of the Buyer (the "Buyer Common Stock") that will result in the fully diluted Buyer Common Stock at the effective time of the Merger being held approximately 74.5% by the former stockholders of the Company and 25.5% by the stockholders of the Buyer (the "Exchange Ratio"), to be determined according to a formula specified in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio is fair from a financial point of view to the holders of Buyer Common Stock.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements of Heinz and the Buyer, respectively, and other publicly available information of Heinz, the Spinco Business and the Buyer, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Spinco Business prepared by the management of Heinz and the Spinco Business;

          (iii) reviewed certain financial forecasts relating to the Spinco Business prepared by the management of Heinz and the Spinco Business;

          (iv) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, provided by the management of Heinz and the Spinco Business and the Buyer, respectively;

          (v) discussed the past and current operations and financial condition and the prospects of the Spinco Business, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Heinz and the Spinco Business;

          (vi) reviewed certain internal financial statements and other financial operating data concerning the Buyer prepared by the management of the Buyer;

          (vii) reviewed certain financial forecasts prepared by the management of the Buyer;

          (viii) discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

          (ix) reviewed the pro forma impact of the Merger on the Buyer's earnings per share, cash flow, consolidated capitalization and financial ratios;

          (x) reviewed the reported prices and trading activity for the Buyer Common Stock;

          (xi) reviewed and considered in the analysis, information prepared by members of senior management of Heinz and the Spinco Business and the Buyer relating to the relative contributions of the Spinco Business and the Buyer to the combined company;

          (xii) compared the financial performance of the Spinco Business with that of certain comparable publicly-traded companies and their securities;

          (xiii) participated in discussions and negotiations among representatives of Heinz and the Buyer and their financial and legal advisors;

          (xiv) reviewed the draft Merger Agreement and certain related documents; and

          (xv) considered such other factors and performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Spinco Business and the Buyer and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have also relied upon, without independent verification, the assessment by management of the Buyer regarding the timing and risks associated with the integration of the Company with the Buyer. Upon your instruction, we have relied, without independent verification, upon the assessment and advice of the Buyer's legal advisors with respect to certain legal matters regarding the Buyer and the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, (i) the Merger will be tax-free to Heinz, Heinz's stockholders and the Buyer, (ii) the Contribution and the Distribution will qualify under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Code"), (iii) the Merger will qualify under Section 368 of the Code and (iv) the Merger Agreement constitutes a plan of reorganization as that term is defined in Section 368 of the Code. We have also assumed that the definitive Merger Agreement will not differ in any material respects from the draft thereof furnished to us. We have not made any independent valuation or appraisal of the assets or liabilities of the Spinco Business, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Other than (i) the discussions with a party that initiated contact with the Buyer in February 2002 and (ii) the discussions commenced in 2000 and terminated in 2001 with certain parties that the Buyer sought to contact, Morgan Stanley has not been authorized to contact, nor has it contacted, any other party regarding a potential transaction with the Buyer.

     It is understood that this letter is for the information of the Board of Directors of the Buyer and may not be disclosed or used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer should vote at the shareholders' meeting held in connection with the Merger.

     We have acted as financial advisor to Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services. In addition, Morgan Stanley & Co. Incorporated and its affiliates may also provide financing services to the Buyer in connection with the Merger and may receive a fee for such services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Buyer and Heinz and have received fees for the rendering of these services.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio is fair from a financial point of view to the holders of Buyer Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:      /s/ IAN C.T. PEREIRA

                                             -----------------------------------
                                                      Ian C.T. Pereira
                                                      Managing Director

                                                                         ANNEX D

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                            DEL MONTE FOODS COMPANY

     Del Monte Foods Company, a corporation organized and existing under the General Corporation Law of the Sate of Delaware (the "Corporation"), hereby certifies as follows:

          1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 20, 1998 under the name Del Monte Foods Company.

          2. This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation of the Corporation.

          3. This Amended and Restated Certificate of Incorporation and the amendments to the Certificate of Incorporation contained herein were duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

          4. The Certificate of Incorporation of the Corporation is hereby restated, integrated and further amended to read in its entirety as follows:

                                   ARTICLE I

                                      NAME

     The name of the company is Del Monte Foods Company (the "Corporation").

                                   ARTICLE II

                                     AGENT

     The registered office of the Corporation is located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III

                                    PURPOSE

     The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                                     STOCK

     SECTION 1. Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is 502,000,000 of which 2,000,000 of said shares shall be par value $0.01, and shall be designated Preferred Stock, and 500,000,000 of said shares shall be par value $0.01 per share, and shall be designated Common Stock.

     SECTION 2. Preferred Stock. Subject to the limitations and in the manner provided by law, shares of the Preferred Stock may be issued from time to time in series and the Board of Directors of the Corporation is hereby authorized to establish and designate series of the Stock, to fix the number of shares constituting each series, and to fix the designations and the relative rights, preferences and limitations of the shares of each series and the variations in the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. Subject to the limitations and in the manner provided by law, the authority of the Board of Directors of the Corporation with respect to each series shall include but shall not be limited to the authority to determine the following:

          (a) The designation of such series.

          (b) The number of shares initially constituting such series.

          (c) The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

          (d) The rate or rates and the times at which dividends on the shares of such series shall be paid, the form in which such dividends shall be paid or payable (which may include additional shares of capital stock of the Corporation) and whether or not such dividends shall be cumulative and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate; provided, however, that, if the stated dividends are not paid in full, the shares of all series of the Preferred Stock ranking pari passu shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full.

          (e) Whether or not the shares of such series shall be redeemable and, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

          (f) The amount payable on the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the holders of such shares shall be entitled to be paid, or to have set apart for payment, not less than $.01 per share before the holders of shares of the Common Stock or the holders of any other class or series of stock ranking junior to the Preferred Stock as to rights on liquidation shall be entitled to be paid any amount or to have any amount set apart for payment; and provided further, that, if the amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Stock ranking pari passu shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this paragraph (f), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or other entity or corporations or other entities or a sale, lease or conveyance of all or a part of its assets.

          (g) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share.

          (h) Whether or not a sinking fund shall be provided for the redemption of the shares of such series and, if such a sinking fund shall be provided, the terms and conditions thereof.

          (i) Whether or not a purchase fund shall be provided for the redemption of the shares of such series and, if such a purchase fund shall be provided, the terms and conditions thereof.

          (j) Whether or not the shares of such series shall have conversion or exchange privileges, and, if such shares shall have conversion or exchange privileges, the terms and conditions of conversion or exchange, including but not limited to any provision for the adjustment of the conversion rate or the conversion price and whether conversion or exchange can be effected solely by the Corporation or the holder.

          (k) Any other relative rights, preferences and limitations.

     SECTION 3. Voting Rights. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation.

     SECTION 4. No Class Vote On Changes In Authorized Number of Shares Of Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

                                   ARTICLE V

                              AMENDMENT OF BYLAWS

     In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the "Board") is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by unanimous consent in lieu of a meeting. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation and in addition to any other vote required by law, the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article FIFTH as a single class, shall be required in order for the stockholders of the Corporation to adopt, amend or repeal any Bylaw.

                                   ARTICLE VI

                              AMENDMENT OF CHARTER

     The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                                  ARTICLE VII

                               BOARD OF DIRECTORS

     SECTION 1. Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than seven nor more than fourteen directors (exclusive of directors referred to in the following paragraph), the exact number to be determined from time to time by resolution adopted by affirmative vote of a majority of such directors then in office. From and after the date of the first annual meeting of the stockholders of the Corporation, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors determined by the Board pursuant to this Section 1. Class I directors shall serve for an initial term ending at the annual meeting of stockholders held in 1999, Class II directors for an initial term ending at the annual meeting of stockholders held in 2000, and Class III directors for an initial term ending at the annual meeting of stockholders held in 2001. At each annual meeting of stockholders beginning in 1999, successors to the directors in the class whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article IV of this Amended and Restated Certificate of Incorporation and any resolution or resolutions adopted by the Board pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.

     THERE SHALL BE NO LIMITATION ON THE QUALIFICATION OF ANY PERSON TO BE ELECTED AS OR TO BE A DIRECTOR OF THE CORPORATION OR ON THE ABILITY OF ANY DIRECTOR TO VOTE ON ANY MATTER BROUGHT BEFORE THE BOARD OF DIRECTORS OR ANY COMMITTEE THEREOF, EXCEPT (I) AS REQUIRED BY APPLICABLE LAW, (II) AS SET FORTH IN THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OR (III) AS SET FORTH IN ANY BYLAW ADOPTED BY THE BOARD OF DIRECTORS WITH RESPECT TO ELIGIBILITY FOR ELECTION AS A DIRECTOR UPON REACHING A SPECIFIED AGE OR, IN THE CASE OF EMPLOYEE DIRECTORS, WITH RESPECT TO THE QUALIFICATION FOR CONTINUING SERVICE OF DIRECTORS UPON CEASING EMPLOYMENT WITH THE CORPORATION.

     Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     SECTION 2. Removal. Subject to the rights of the holders of any one or more series of Preferred Stock issued by the Corporation, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this sentence as a single class. Any vacancy in the Board that results from an increase in the number of directors and any other vacancy may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

                                  ARTICLE VIII

                               STOCKHOLDER ACTION

     No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting.

                                   ARTICLE IX

                    LIABILITY OF DIRECTORS & OFFICERS, ETC.

     SECTION 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

     Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

     SECTION 2.  Indemnification and Insurance.

     (a) Right to indemnification. Each person (a "Covered Person") who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred of suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification and advancement of expenses conferred in this Section shall be a contract right. The Corporation shall pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a Covered Person as set forth herein in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification and advancement of expenses to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of and advancement of expenses to directors and officers.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     (E) AMENDMENT OR REPEAL. ANY REPEAL OR MODIFICATION OF THE FOREGOING PROVISIONS OF THIS SECTION 2 SHALL NOT ADVERSELY AFFECT ANY RIGHT OR PROTECTION HEREUNDER OF ANY PERSON IN RESPECT OF ANY ACT OR OMISSION OCCURRING PRIOR TO THE TIME OF SUCH REPEAL OR MODIFICATION.

                                   ARTICLE X

                          ISSUANCE OF STOCK AND RIGHTS

     The Board shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class at any time authorized, any securities convertible into or exchangeable for any such shares so authorized, and any warrant, option or right to purchase, subscribe for or otherwise acquire, shares of stock of the Corporation for any such consideration and on such terms as the Board from time to time in its discretion lawfully may determine, which terms and conditions may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer or receipt thereof or that invalidate or void any such securities, warrants, options or rights; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value shall not be less than such par value. Stock so issued, for which the consideration has been paid to the Corporation, shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessments thereon.

                                   ARTICLE XI

                     CONSIDERATION OF OTHER CONSTITUENCIES

     In addition to any other considerations which the Board may lawfully take into account in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, the Board may, but shall not be obligated to, take into account the interests of clients or other customers, creditors, current and retired employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business.

                                  ARTICLE XII

                 STOCKHOLDER PROPOSAL AND NOMINATION PROCEDURES

     The Bylaws of the Corporation may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

                                  ARTICLE XIII

                        SPECIAL MEETINGS OF STOCKHOLDERS

     SPECIAL MEETINGS OF STOCKHOLDERS MAY BE CALLED ONLY ON THE ORDER OF THE CHAIRMAN OF THE BOARD OR THE BOARD OF DIRECTORS AND SHALL BE HELD AT SUCH DATE AND TIME AS MAY BE SPECIFIED IN THE NOTICE. THE BUSINESS PERMITTED TO BE CONDUCTED AT ANY SPECIAL MEETING OF THE STOCKHOLDERS IS LIMITED TO THE PURPOSE OR PURPOSES SPECIFIED IN THE NOTICE.

                                  ARTICLE XIV

               BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     The provisions of Section 203 of the Delaware General Corporation Law shall apply to the Corporation.

     IN WITNESS WHEREOF, the undersigned hereby signs this Amended and Restated
Certificate of Incorporation on this   day of        , 2002.

                                          DEL MONTE FOODS COMPANY

                                          By
                                          --------------------------------------
                                                        James Potter
                                                         Secretary

                                                                         ANNEX E

                            DEL MONTE FOODS COMPANY

                          AMENDED AND RESTATED BYLAWS
                                          , 2002

                                   ARTICLE I

                                    OFFICES

     SECTION 1. Registered Office. The registered office of Del Monte Foods Company, a Delaware corporation (the "Company"), shall be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

     SECTION 2. Other Offices. The Company may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time select or the business of the Company may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     SECTION 1. Annual Meetings. Each annual meeting of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such a time, date and place as the Board of Directors may determine by resolution. At each annual meeting, the stockholders entitled to vote shall elect directors by a plurality vote, and stockholders may transact such other corporate business as shall be stated in the notice of the meeting.

     SECTION 2. Special Meetings. Except as provided in the Amended and Restated Certificate of Incorporation, special meetings of the stockholders may be called only on the order of the Chairman of the Board or the Board of Directors and shall be held at such date and time as may be specified in the notice. The business permitted to be conducted at any special meeting of the stockholders is limited to the purpose or purposes specified in the notice.

     SECTION 3. Place. All meetings of stockholders shall be held at the principal office of the Company, One Market, San Francisco, California or at such other place within or without the State of Delaware as shall be stated in the notice of the meeting. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to the guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.

     SECTION 4. Notice of Meetings. Notice of each meeting of the stockholders shall be given by the Company either personally or by mail or other lawful means to each stockholder of record entitled to vote at such meeting not less than ten nor more than sixty days before the meeting. The notice shall state the place, if any, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such stockholder's address as it appears on the books of the Company. Without limiting the foregoing, any notice to stockholders given by the Company pursuant to these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given.

     Other business may be transacted at the annual meeting (but not at any special meeting), only if the Secretary of the Company has received from the sponsoring stockholder (a) not less than ninety nor more than one hundred twenty days before the date designated for the annual meeting or, if such date has not been publicly disclosed at least seventy-five days in advance, then not more than fifteen days after such initial public disclosure, a written notice setting forth (i) as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder on the date of such stockholder's notice, and (iv) any material interest of the stockholder in such proposal, and (b) not more than ten days after receipt by the sponsoring stockholder of a written request from the Secretary, such additional information as the Secretary may reasonably require. Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 4 of Article II. The officer of the Company or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 4 of
Article II and, if he or she should so determine, such officer shall so declare to the meeting and any business so determined to be not properly brought before the meeting shall not be transacted.

     Candidates for election to the Board of Directors of the Company (other than nominees proposed by the Board of Directors) may be nominated at the annual meeting (but not at any special meeting), only if the Secretary of the Company has received from the nominating stockholder (a) not less than ninety nor more than one hundred twenty days before the date designated for the annual meeting or, if such date has not been publicly disclosed at least seventy-five days in advance, then not more than fifteen days after such initial public disclosure, a written notice setting forth (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would otherwise be required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if such Regulation 14A were applicable (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) or any successor regulation or statute,
(ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business and (iii) the class and number of shares which are beneficially owned by the stockholder on the date of such stockholder's notice, and (b) not more than ten days after receipt by the nominating stockholder of a written request from the Secretary, such additional information as the Secretary may reasonably require.

     Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director except in accordance with the provisions of this Section 4 of Article II. The officer of the Company or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions of this Section 4 of Article II and, if he or she should so determine, such officer shall so declare to the meeting and any such defective nomination shall be disregarded.

     SECTION 5. Quorum. Except as otherwise required by law, by the Amended and Restated Certificate of Incorporation of the Company or by these Bylaws, the presence, in person or by proxy, of stockholders holding shares of capital stock constituting a majority in voting power of capital stock of the Company issued and outstanding and entitled to vote thereat, shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, the chairman of the meeting or holders of a majority in voting power of the outstanding stock present in person or by proxy and entitled to vote thereat, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting of the time, place, if any, thereof and the means of remote communication, if any, by which stockholders may be deemed present in person at such adjourned meeting. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof. If the adjournment is for more than thirty
(30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     SECTION 6. Voting. Each stockholder entitled to vote in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Company and these Bylaws may vote in person or by proxy executed in writing by the stockholders or by his or her duly authorized attorney-in-fact. Any such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. If a quorum is present, the affirmative vote of a majority in voting power of the shares of stock of the Company which are present in person or by proxy and entitled to vote thereon at a meeting of the stockholders shall be the act of the stockholders, unless the vote of a greater or lesser number of shares of stock is required by law, the Amended and Restated Certificate of Incorporation of the Company or these Bylaws.

     The Secretary shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours, at the principal place of business of the Company. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall also be open to the examination of any stockholder during the whole time thereof on a reasonably accessible electronic network and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Company, or to vote in person or by proxy at any meeting of stockholders.

     SECTION 7. Organization. At every meeting of stockholders, the Chairman of the Board, if there be one, shall conduct the meeting or, in the case of vacancy in office or absence of the Chairman of the Board, one of the following officers present shall conduct the meeting in the order stated: the Vice Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the President, any Vice President, or, in the absence of any thereof, a Chairman chosen by the stockholders, shall act as chairman of the meeting, and the Secretary, or in his or her absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretaries, a person appointed by the chairman of the meeting, shall act as Secretary.

     SECTION 8. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Company, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairman should so determine, such person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

     SECTION 9. Inspectors of Election. The Company may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Company, to act at the meeting or any adjournment thereof and to make a written report thereof. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Company outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Company represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and
(v) certify their determination of the number of shares of capital stock of the Company represented at the meeting and such inspectors' count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Company, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

                                  ARTICLE III

                                   Directors

     SECTION 1. Number. Subject to the provisions of the Amended and Restated Certificate of Incorporation, the number of directors of the Company shall be fixed from time to time by resolution adopted by affirmative vote of a majority of such directors then in office.

     SECTION 2. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it.

     SECTION 3. Meetings. Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.

     Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or the President, and shall be called by the Secretary on the written request of a majority of the directors then in office, on at least twenty-four hours' notice to each director (except that notice to any director may be waived in writing or by electronic transmission by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the call of the meeting.

     Unless otherwise restricted by the Amended and Restated Certificate of Incorporation of the Company or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

     SECTION 4. Quorum. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice need be given other than by announcement of the time, place, if any, thereof and the means of remote communication, if any, by which the Directors may be deemed present in person or at such adjourned meeting. The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless applicable law, the Amended and Restated Certificate of Incorporation of the Company or these Bylaws shall require the vote of a greater number.

     SECTION 5. Compensation. The directors shall receive such compensation for their services as may be prescribed by the Board of Directors. Expenses for attendance at meetings of the Board of Directors and committees of the Board of Directors may be reimbursed for all members of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Company in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

     SECTION 6. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing in accordance with applicable law. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

                                   ARTICLE IV

                                    OFFICERS

     SECTION 1. Election; Qualifications. As soon as practicable after each annual meeting of stockholders, the Board of Directors shall elect or appoint a Chairman of the Board, one or more Vice Chairmen, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers, including assistant officers, as the Board of Directors may from time to time deem advisable. No officer need be a director of the Company. Any two or more offices may be held by the same person, except the offices of President and Secretary.

     SECTION 2. Term of Office; Vacancies. All officers shall be elected or appointed to hold office until the meeting of the Board of Directors following the next annual meeting of stockholders. Each officer shall hold office for such term, and until his or her successor has been elected or appointed and qualified unless he or she shall earlier resign, die, or be removed. Any vacancy occurring in any office, whether because of death, resignation or removal, with or without cause, or any other reason, shall be filled by the Board of Directors.

     SECTION 3. Removal; Resignation. Any officer may be removed by the Board of Directors with or without cause. Any officer may resign his or her office at any time, such resignation to be made in writing and to take effect immediately or on any future date stated in such writing, without acceptance by the Company.

     SECTION 4. Powers and Duties of Officers. Officers of the Company shall, unless otherwise provided by the Board of Directors, each have such powers and duties as generally pertain to the respective offices as well as such powers and duties as may be set forth in these Bylaws or may from time to time be specifically conferred or imposed by the Board of Directors.

     SECTION 5. Shares of Other Corporations. Whenever the Company is the holder of shares of any other corporation, any right or power of the Company as such stockholder (including the attendance, acting and voting at stockholders' meetings and execution of waivers, consents, proxies or other instruments) may be exercised on behalf of the Company by the Chairman, any Vice Chairman, the President, any Executive Vice President, any Senior Vice President, Secretary or such other person as the Board of Directors may authorize from time to time.

     SECTION 6. Delegation. In the event of the absence of any officer of the Company or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may at any time and from time to time delegate all or any part of the powers or duties of any officer to any other officer or officers or to any director or directors.

                                   ARTICLE V

                             TRANSFER RESTRICTIONS

     Any direct or indirect sale, transfer, assignment, pledge, hypothecation or other encumbrance or disposition (a "Transfer") of legal or beneficial ownership of any stock heretofore or hereafter issued and sold by the Company pursuant to Rule 144A or Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), may be made only (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act. Neither the Company nor any employee or agent of the Company shall record any Transfer prohibited by the preceding sentence, and the purported transferee of such a prohibited Transfer (the "Purported Transferee") shall not be recognized as a securityholder of the Company for any purpose whatsoever in respect of the security or securities that are the subject of the prohibited Transfer. The Purported Transferee shall not be entitled, with respect to such securities, to any rights of a securityholder of the Company, including without limitation, in the case of securities that are Common Stock, the right to vote such Common Stock or to receive dividends or distributions in respect thereof, if any. All certificates representing securities subject to the transfer restrictions set forth in this Article V shall bear a legend to the effect that the securities represented by such certificates are subject to such restrictions, unless and until the Company determines in its sole discretion that such legend may be removed consistent with applicable law.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 1. Certificates of Stock. A certificate of stock shall be issued to each stockholder certifying the number of shares owned by such stockholder in the Company. Certificates of stock of the Company shall be of such form and device as the Board of Directors may from time to time determine.

     SECTION 2. Lost Certificates. A new certificate of stock may be issued in the place of any certificate theretofore issued by the Company, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner's legal representatives, to give the Company a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Company against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

     SECTION 3. Transfer of Shares. The shares of stock of the Company shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Company by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be canceled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

     SECTION 4. Stockholders Record Date. In order that the Company may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; and (2) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     SECTION 5. Dividends. Subject to the provisions of the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Company as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Company available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Company.

     SECTION 6. Seal. The corporate seal of the Company shall be in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.

     SECTION 7. Fiscal Year. The fiscal year of the Company shall end on June 30 of each year unless otherwise determined by resolution of the Board of Directors.

     SECTION 8. Checks. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by such officer or officers, or agent or agents, of the Company, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

     SECTION 9. Notice and Waiver of Notice. Whenever any notice is required to be given under these Bylaws, personal notice is not required (except in the case of notices pursuant to Article III, Section 3), and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Company, and such notice shall be deemed to have been given on the day of such mailing. Notwithstanding the foregoing, notice to directors may be given by telegram, telecopier, telephone or other means of electronic transmission. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Amended and Restated Certificate of Incorporation of the Company or of these Bylaws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated thereon, shall be deemed equivalent to such required notice. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

                                  ARTICLE VII

                                   AMENDMENTS

     In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Company is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Company by a majority vote at any regular or special meeting of the Board of Directors or by unanimous consent in lieu of a meeting.

                                                                         ANNEX F

                               DEL MONTE FOODS CO

                           2002 STOCK INCENTIVE PLAN

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
  1.  Purpose of the Plan.........................................   F-1
  2.  Definitions.................................................   F-1
  3.  Stock Subject to the Plan...................................   F-3
  4.  Administration of the Plan..................................   F-4
  5.  Eligibility.................................................   F-4
  6.  Options.....................................................   F-5
  7.  Tandem Stock Appreciation Rights............................   F-7
  8.  Stand-Alone Stock Appreciation Rights.......................   F-8
  9.  Stock Bonuses and Other Incentive Awards....................   F-9
 10.  Adjustment Upon Changes in Common Stock and Certain            F-9
      Transactions................................................
 11.  Rights as a Stockholder.....................................  F-10
 12.  No Special Employment Rights; No Right to Incentive Award...  F-10
 13.  Securities Matters..........................................  F-11
 14.  Withholding Taxes...........................................  F-11
 15.  Amendment of the Plan.......................................  F-12
 16.  No Obligation to Exercise...................................  F-12
 17.  Transfers Upon Death........................................  F-12
 18.  Expenses and Receipts.......................................  F-12
 19.  Failure to Comply...........................................  F-12
 20.  Compliance with Rule 16b-3..................................  F-13
 21.  Repricing...................................................  F-13
 22.  Applicable Law..............................................  F-13
 23.  Effective Date..............................................  F-13

                            DEL MONTE FOODS COMPANY
                           2002 STOCK INCENTIVE PLAN

1.  Purpose of the Plan


     This Del Monte Foods Company 2002 Stock Incentive Plan adopted effective
          (the "Effective Date") is intended to promote the interests of the Company by encouraging the Company's Employees, non-employee Directors and Consultants of the Company to continue in the service of the Company, and to provide such persons with incentives and rewards for superior management, growth and protection of the business of the Company.


2.  Definitions

     As used in the Plan, the following definitions apply to the terms indicated below:

          (a) "Board of Directors" shall mean the Board of Directors of Del
     Monte.

          (b) "Cause," when used in connection with the termination of a Participant's employment with the Company, shall mean (i) a material breach by Participant of the terms of his or her employment agreement, if any;
     (ii) any act of theft, misappropriation, embezzlement, intentional fraud or similar conduct by Participant involving the Company or any affiliate;
     (iii) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by Participant; (iv) any damage of a material nature to the business or property of the Company or any affiliate caused by Participant's willful or grossly negligent conduct; or (v) Participant's failure to act in accordance with any specific lawful instructions given to Participant in connection with the performance of his duties for the Company or any affiliate.

          (c) "Change of Control" shall mean the occurrence of one or more of the following events:

             (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof (a "Person") or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a "Group"), together with any Affiliates (as defined below) thereof.

             (2) the approval by the holders of any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock, of the Company ("Capital Stock") of any plan or proposal for the liquidation or dissolution of the Company;

             (3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock (the "Voting Stock") of the Company;


             (4) the replacement of a majority of the Board of Directors over any two-year period commencing after the Effective Date, from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period (any such individual who was a director at the beginning of such period or is so approved, nominated or designated being referred to herein as an "Incumbent Director"); provided, however, that no individual shall be considered an Incumbent Director if the individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

             (5) a merger or consolidation involving the Company in which the Company is not the surviving corporation, or a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or any other similar transaction.

    For purposes of this Section 2(c), "Affiliate" shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" or "controlled" have meanings correlative of the foregoing.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.


          (e) "Committee" shall mean the Nominating and Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan.


          (f) "Common Stock" shall mean Del Monte's common stock, $0.01 par value per share.

          (g) "Company" shall mean Del Monte and each of its Subsidiaries.

          (h) "Consultant" shall mean any consultant, independent contractor, or other person who provides significant services to the Company, but who is neither an Employee nor a Director.

          (i) "Del Monte" shall mean Del Monte Foods Company, a Delaware corporation, and its successors.

          (j) "Director" shall mean a member of the Board of Directors, whether or not such individual also is an Employee.

          (k) "Disability" shall mean physical or mental disability as a result of which the Participant is unable to perform the essential functions of his position, even with reasonable accommodation, for six (6) consecutive months. Any dispute as to whether or not the Participant is so disabled shall be resolved by a physician reasonably acceptable to the Participant and the Company whose determination shall be final and binding upon both the Participant and the Company. Notwithstanding the foregoing provisions of this Section 2(k), "Disability," when used in connection with the termination of the employment with the Company of a Participant who at the time of such termination is a party to a written employment or retention agreement with the Company, shall have the meaning assigned to such term in such agreement.

          (l) "Employee" shall mean any employee of the Company, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

          (m) "Fair Market Value" of a share of Common Stock with respect to any day shall mean (i) the average of the high and low sales prices on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or
     (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

          (n) "Incentive Award" shall mean an Option, Tandem SAR, Stand-Alone SAR or Stock Bonus granted pursuant to the terms of the Plan, or any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of Company Stock.

          (o) "Incentive Stock Option" shall mean an Option which is an "incentive stock option" within the meaning of Section 422 of the Code and which is identified as an Incentive Stock Option in the agreement by which it is evidenced.

          (p) "Non-Qualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

          (q) "Option" shall mean an option to purchase shares of Common Stock of Del Monte granted pursuant to Section 6 hereof. Each Option shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option in the agreement by which it is evidenced.

          (r) "Participant" shall mean an Employee, Director or Consultant to whom an Incentive Award is granted pursuant to the Plan, and upon his death, his successors, heirs, executors and administrators, as the case may be.

          (s) "Plan" shall mean this Del Monte Foods Company 2002 Stock Incentive Plan, as it may be amended from time to time.

          (t) "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and any future regulation amending, supplementing or superseding such regulation.

          (u) "Section 16 Person" shall mean a person who, with respect to the Common Stock, is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

          (v) "Stand-Alone SAR" shall mean a stock appreciation right granted pursuant to Section 8 hereof which is not related to any Option.

          (w) "Stock Bonus" shall mean a grant of a bonus payable in shares of Common Stock pursuant to Section 9 hereof.

          (x) "Subsidiary" shall mean any "subsidiary corporation" within the meaning of Section 424(f) of the Code.

          (y) "Tandem SAR" shall mean a stock appreciation right granted pursuant to Section 7 hereof which is related to an Option. Each Tandem SAR shall be exercisable only to the extent its related Option is exercisable and only in the alternative to the exercise of its related Option.

3.  Stock Subject to the Plan


          (a) Maximum Shares Available for Delivery. Subject to 10 hereof, the maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of (i) 15,400,000, (ii) any shares of Common Stock available for grant under any prior plan, and (iii) any shares of Common Stock that are represented by awards granted under any prior plan of the Company, which are forfeited, expire or are canceled without the delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company. Of these, the maximum number of shares that may be delivered as Incentive Stock Options shall be 10,000,000. In addition, any shares of Common Stock granted under the Plan which are forfeited back to the Company because of the failure to meet an Incentive Award contingency or condition shall again be available for delivery pursuant to new Incentive Awards granted under the Plan. Any shares of Common Stock covered by an Incentive Award (or portion of an Incentive Award) granted under the Plan, which is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using shares of Common Stock, shall be deemed not to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the respective plan. Likewise, if any Option is exercised by tendering shares of Common Stock, either actually or by attestation, to the Company as full or partial payment for such exercise under this Plan or any prior plan of the Company, only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. Further, shares of Common Stock issued under the Plan through the settlement, assumption or substitution of outstanding Incentive Awards or obligations to grant future Incentive Awards as a condition of the Company acquiring another entity shall not reduce the maximum number of shares of Common Stock available for delivery under the Plan. Shares of Common Stock issued under the Plan may be either newly issued shares or treasury shares, as determined by the Committee.

          (b) Payment Shares. Subject to the overall limitation on the number of shares of Common Stock that may be delivered under the Plan, the Committee may, in addition to granting Incentive Awards under Section 4, use available shares of Common Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including those of any entity acquired by the Company.


          (c) Maximum Shares Per Participant. Subject to adjustment from time to time as provided in Section 10, not more than 1,000,000 shares of Common Stock may be made subject to Incentive Awards under the Plan to any individual in the aggregate in any one fiscal year of the Company, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.


4.  Administration of the Plan

     The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom shall be a "non-employee director" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Section 162(m) of the Code, unless otherwise determined by the Board of Directors

     The Committee shall have full discretionary authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Incentive Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or management Employees. Decisions of the Committee shall be final and binding on all parties, and shall be given the maximum deference permitted by law.

     The Committee may, in its absolute discretion, accelerate the date on which any Option or Stand-Alone SAR granted under the Plan becomes exercisable or, subject to Section 6(c)(1) hereof, extend the term of any Option or Stand-Alone SAR granted under the Plan.

     Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee.

     No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Del Monte shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.  Eligibility

     The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be such Employees, Directors and Consultants as the Committee shall select from time to time. The Committee shall also specify the type and amount of such awards each such person is to be granted.

6.  Options

     The Committee may grant Options pursuant to the Plan to Participants, which Options shall be evidenced by agreements in such form as the Committee shall from time to time approve. Options shall comply with and be subject to the following terms and conditions:

          (a) Identification of Options. All Options granted under the Plan shall be clearly identified in the agreement evidencing such Options as either Incentive Stock Options or as Non-Qualified Stock Options.

          (b) Exercise Price. The exercise price of any Non-Qualified Stock Option granted under the Plan shall be such price as the Committee shall determine on the date on which such Non-Qualified Stock Option is granted and shall not be less than 85% of the Fair Market Value of a share of Common Stock on the date on which such Non-Qualified Stock Option is granted; provided, that the exercise price of any Non-Qualified Stock Option granted to an individual who is a "covered employee" within the meaning of Section 162(m) of the Code shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Non-Qualified Stock Option is granted.

          (c) Term and Exercise of Options.

             (1) Each Option shall be exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on the day on which such Option is granted and set forth in the Option agreement with respect to such Option; provided, however, that no Option will be exercisable after the expiration of ten years from the date the Option is granted; and provided, further, that each Option shall be subject to earlier expiration, termination, cancellation or exercisability as provided in this Plan.

             (2) Each Option shall be exercisable in whole or in part, subject to the provisions of the applicable Option agreement. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

             (3) An Option shall be exercised by delivering written notice to Del Monte's principal office, to the attention of the office specified by Del Monte. Such notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (i) by tendering previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total exercise price, or (ii) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Common Stock, and to be consistent with the purposes of the Plan.

             (4) Any Option granted under the Plan may, to the extent lawful, be exercised by a broker-dealer acting on behalf of a Participant if (i) the broker-dealer has received from the Participant or Del Monte a fully- and duly-endorsed agreement evidencing such Option and instructions signed by the Participant requesting Del Monte to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Participant and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise or, in the case of an Incentive Stock Option, the disposition of such shares and (iii) the broker-dealer and the Participant have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220.

             (5) Certificates for shares of Common Stock purchased upon the exercise of an Option (which may be in book entry form) shall be issued in the name of the Participant and delivered to the Participant as soon as practicable following the effective date on which the Option is exercised.

             (6) Transferability. Unless the Option Document (or an amendment thereto authorized by the Committee) expressly states that the Option is transferable as provided hereunder, no Option granted under this Plan, nor any interest in such Option, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other then pursuant to the beneficiary designation form described in Section 17 hereof or by will or the laws of descent and distribution. With respect to an Option that is not intended to qualify an Incentive Stock Option, the Committee may grant such Option or amend an outstanding Option to provide that the Option is transferable or assignable to a member or members of the Participant's "immediate family," as such term is defined in Rule 16a-1(e) under the Exchange Act, or to a trust for the benefit solely of a member or members of the Participant's immediate family, or to a partnership or other entity whose only owners are members of the Participant's immediate family, provided the instrument of transfer is approved by the Company's administrative Committee of Employee Benefits, Options so transferred are not again transferable other than by will or by the laws of descent and distribution, and that following any such transfer or assignment the Option will remain subject to substantially the same terms applicable to the Option while held by the Participant, as modified as the Committee shall determine appropriate, and the transferee shall execute an agreement agreeing to be bound by such terms.

             (7) Subject to earlier termination pursuant to Section 7(b)(2) and 10(d), and except as the Committee may otherwise provide in an Option Agreement, exercise of an Option shall be subject to the following:

                (i) In the event of the termination of the employment of a Participant with the Company for Cause, each Option then outstanding shall expire and be cancelled upon such termination.

                (ii) In the event that the employment of a Participant with the Company shall be terminated by the Company without Cause or the Participant resigns employment for a reason other than Disability or retirement (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

                (iii) If the Participant's employment terminates as the result of retirement under any retirement plan of the Company or a Subsidiary, the Participant's Option shall remain exercisable until the expiration of the original term of the Option, to the extent such Options were exercisable at termination. Options not exercisable at the time of termination shall expire at the close of business on the date of such termination

                (iv) In the event that the employment of a Participant with the Company shall terminate on account of Disability or death of the Participant, Options granted to such Participant, whether or not exercisable at the time of such termination, shall remain exercisable until the expiration of the original Option term.


                (v) If the Participant dies within 3 months following an involuntary termination without Cause, then Options granted to such Participant, to the extent exercisable at the Participant's employment termination may be exercised until the original expiration of such Option or, if sooner, one year from the Participant's death. Options not exercisable at death shall expire at the close of business on the date of such employment termination.

          (d) Limitations on Grant of Incentive Stock Options


             (1) the exercise price of any Incentive Stock Option shall be at 100% of Fair Market Value on the date such option is granted, provided that, in the case of an individual, who at the time of the proposed grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Del Monte or any of its Subsidiaries, the exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date on which such Incentive Stock Option is granted.


             (2) The aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or any Subsidiary shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such Incentive Stock Options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such Regulations (and authority), or in the event such Regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, Incentive Stock Options shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

             (3) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of Del Monte or any of its Subsidiaries, unless (i) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

             (4) Only Employees are eligible to be granted Incentive Stock Options. Directors and Consultants are not eligible to be granted Incentive Stock Options.

7.  Tandem Stock Appreciation Rights

     The Committee may grant in connection with any Option granted hereunder one or more Tandem SARs relating to a number of shares of Common Stock less than or equal to the number of shares of Common Stock subject to the related Option. A Tandem SAR may be granted at the same time as, or subsequent to the time that, its related Option is granted. Each Tandem SAR shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Tandem SARs shall comply with and be subject to the following terms and conditions:

          (a) Benefit Upon Exercise. The exercise of a Tandem SAR with respect to any number of shares of Common Stock shall entitle a Participant to (i) a cash payment, for each such share, equal to the excess of (A) the Fair Market Value of a share of Common Stock on the effective date of such exercise over (B) the exercise price of the related Option, (ii) the issuance or transfer to the Participant of a number of shares of Common Stock which on the date of the exercise of the Tandem SAR have a Fair Market Value equal to such excess or (iii) a combination of cash and shares of Common Stock in amounts equal to such excess, all as determined by the Committee in its discretion.

          (b) Term and Exercise of Tandem SAR.

             (1) A Tandem SAR shall be exercisable at the same time and to the same extent (on a proportional basis, with any fractional amount being rounded down to the immediately preceding whole number) as its related Option.

             (2) The exercise of a Tandem SAR with respect to a number of shares of Common Stock shall cause the immediate and automatic cancellation of its related Option with respect to an equal number of shares. The exercise of an Option, or the cancellation, termination or expiration of an Option (other than pursuant to this Paragraph (2)), with respect to a number of shares of Common Stock shall cause the automatic and immediate cancellation of its related Tandem SARs to the extent that the number of shares of Common Stock subject to such Option after such exercise, cancellation, termination or expiration is less than the number of shares subject to such Tandem SARs. Such Tandem SARs shall be cancelled in the order in which they became exercisable.

             (3) Each Tandem SAR shall be exercisable in whole or in part, as provided in the applicable agreement. The partial exercise of a Tandem SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

             (4) Each Tandem SAR shall be exercised during the Participant's lifetime by the Participant unless the related Option has been transferred as described in Section 6(c)(6), above. Further, unless the related Option is transferable as described in Section 6(c)(6), no Tandem SAR shall be assignable or transferable other than by will, the laws of descent and distribution, or as provided in Paragraph 17 hereof and otherwise than together with its related Option.

             (5) A Tandem SAR shall be exercised by delivering written notice to Del Monte's principal office, to the attention of the office specified by Del Monte. Such notice shall specify the number of shares of Common Stock with respect to which the Tandem SAR is being exercised and the effective date of the proposed exercise and shall be signed by the Participant.

8.  Stand-Alone Stock Appreciation Rights

     The Committee may grant Stand-Alone SARs pursuant to the Plan, which Stand-Alone SARs shall be evidenced by agreements in such form as the Committee shall from time to time approve. Stand-Alone SARs shall comply with and be subject to the following terms and conditions:

          (a) Exercise Price. The exercise price of any Stand-Alone SAR granted under the Plan shall be determined by the Committee at the time of the grant of such Stand-Alone SAR.

          (b) Benefit Upon Exercise. The exercise of a Stand-Alone SAR with respect to any number of shares of Common Stock shall entitle a Participant to (i) a cash payment, for each such share, equal to the excess of (A) the Fair Market Value of a share of Common Stock on the effective date of such exercise over (B) the exercise price of the Stand-Alone SAR, (ii) the issuance or transfer to the Participant of a number of shares of Common Stock which on the date of the exercise of the Stand-Alone SAR have a Fair Market Value equal to such excess or (iii) a combination of cash and shares of Common Stock in amounts equal to such excess, all as determined by the Committee in its absolute discretion.

          (c) Term and Exercise of Stand-Alone SARs.

             (1) Each Stand-Alone SAR shall be exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee and set forth in the Stand-Alone SAR agreement with respect to such Stand-Alone SAR. Each Stand-Alone SAR shall be subject to such termination, expiration or cancellation provisions as provided in the agreement evidencing such Stand-Alone SAR.

             (2) Each Stand-Alone SAR may be exercised in whole or in part, as provided in the applicable agreement. The partial exercise of a Stand-Alone SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

             (3) A Stand-Alone SAR shall be exercised by delivering written notice to Del Monte's principal office, to the attention of the office designated by Del Monte. Such notice shall specify the number of shares of Common Stock with respect to which the Stand-Alone SAR is being exercised and the effective date of the proposed exercise and shall be signed by the Participant.

             (4) Each Stand-Alone SAR shall be exercised during the Participant's lifetime by the Participant unless it is transferred in the manner described in Section 6(c)(6), above. Further, unless the Stand-Alone SAR is transferable as described in Section 6(c)(6), no such SAR shall be assignable or transferable otherwise than by will, the laws of descent and distribution, or to the limited extent provided in Paragraph 17 hereof.

9.  Stock Bonuses and Other Incentive Awards.

          (a) Grants of Awards. The Committee may grant Stock Bonuses in such amounts as it shall determine from time to time. A Stock Bonus shall be paid at such time and subject to such conditions as the Committee shall determine at the time of the grant of such Stock Bonus. Certificates for shares of Common Stock granted as a Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is required to be paid. The Committee may also or in the alternative grant other Incentive Awards which are not restricted to any specified form or structure and may include, without limitation, restricted stock, stock purchase warrants, performance units or shares; provided that the maximum aggregate amount of Incentive Awards other than Options, Tandem SARS and Stand-Alone SARs shall not exceed 25% of the maximum number of shares available under this Plan.


          (b) Performance Awards. It is intended that Incentive Awards based on performance shall qualify as performance-based compensation under Code
     Section 162(m). Hence, such awards shall be based on a target amount and the degree to which relevant selected performance criterion are satisfied. The Committee will for each performance period in respect of which such compensation is to be paid, select target amounts, the relevant performance criteria and the weight to be afforded each criterion. The relevant performance criteria shall include, either individually or in combination, applied to the Company as a whole or individual units thereof, and measured either absolutely or relative to a designated group of comparable companies: (i) cash flow, (ii) earnings per share, (iii) return on equity,
     (iv) total stockholder return, (v) return on capital, (vi) return on assets or net assets, (vii) revenue, (viii) income or net income, (ix) operating income or net operating income, (x) operating profit or net operating profit, (xi) operating margin, (xii) return on operating revenue, (xiii) market share, (xiv) earnings before interest, taxes, depreciation, and amortization (EBITDA) and (xv) any other objective and measurable criteria tied to the Company's performance. The Committee shall designate in writing within 90 days of the beginning of a performance period the target bonus, performance criteria and factors (reflecting targets for such criteria and relative weighting). The maximum performance award payable for any one fiscal year to any Participant shall be $2,000,000 and the Committee may in its discretion direct that any performance award be reduced below the calculated amount, based on individual performance.


10.  Adjustment Upon Changes in Common Stock and Certain Transactions

          (a) Shares Available for Incentive Awards. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock with respect to which Incentive Awards may be granted as the Committee may deem appropriate.

          (b) Outstanding Incentive Awards. Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the stockholders of Del Monte, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by Del Monte, or change in the capitalization of Del Monte, the Committee shall proportionally adjust the number of shares of Common Stock subject to each outstanding Incentive Award, and the applicable exercise price per share of Common Stock of each such award to prevent dilution or the enlargement of rights.

          (c) Outstanding Incentive Awards. Changes in Control and Other Transactions. Upon the occurrence of a Change in Control, all outstanding Incentive Awards shall vest and become immediately exercisable. The Committee in its discretion shall determine whether outstanding Incentive Awards shall become automatically exercisable in the event of other transactions including without limitation a liquidation or dissolution of Del Monte. Further, the Committee in its discretion shall determine whether outstanding Incentive Awards will in the context of a Change in Control or any other transaction be converted into comparable awards of a successor entity or redeemed for payment in cash or kind or both.

          (d) No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Del Monte or any other corporation. Except as expressly provided in the Plan, no issuance by Del Monte of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an Incentive Award or the exercise price of any Option, Tandem SAR or Stand-Alone SAR.

11.  Rights as a Stockholder

     No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to this Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment to any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

12.  No Special Employment Rights; No Right to Incentive Award.

     Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

     No person shall have any claim or right to receive an Incentive Award hereunder. The Committee's granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13.  Securities Matters.

          (a) Del Monte shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Del Monte shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Del Monte is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

          (b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to Del Monte shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Del Monte may, in its sole discretion, defer the effectiveness of any exercise of an Option granted hereunder in order to allow the issuance of shares of Common Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. Del Monte shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option granted hereunder. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

          (c) In the event that the Committee defers the effectiveness of the exercise of a Participant of an Option granted hereunder in order to allow the issuance of shares of Common Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws, such Participant may elect, by delivery of written notice by the Participant to the Company not later than thirty (30) days following his receipt of notice of such deferral or the expiration of such deferral, to surrender the exercisable portion of such Option (or any portion thereof) to the Company in consideration for a lump sum payment in cash in an amount equal to the product of (A) the excess of (i) the value of a share of Common Stock as determined by the Board of Directors as of the date of surrender over (ii) the per share exercise price of the Option and (B) the number of shares with respect to which such Participant desires and is entitled to exercise such Option. Notice shall be delivered in person or by certified mail, return receipt requested and shall be deemed to have been given when personally delivered or three (3) days after mailing.

14.  Withholding Taxes

          (a) Cash Remittance. Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant of other Incentive Awards, Del Monte shall have the right to require the Participant to remit to Del Monte in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise or grant prior to the delivery of any certificate or certificates for such shares. In addition, upon the exercise or vesting of an Incentive Award, Del Monte shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or vesting.

          (b) Stock Remittance. At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise or settlement of an Incentive Award, the Participant may tender to Del Monte a number of shares of Common Stock determined by such Participant, the Fair Market Value of which at the tender date the Committee determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement and not greater than the Participant's estimated total federal, state and local tax obligations associated with such exercise or settlement. Such election shall satisfy the Participant's obligations under Paragraph 14(a) hereof.

          (c) Stock Withholding. At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise or settlement of an Incentive Award, Del Monte shall withhold a number of such shares determined by such Participant, the Fair Market Value of which at the exercise date the Committee determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement and is not greater than the Participant's estimated total federal, state and local tax obligations associated with such exercise or settlement. Such election shall satisfy the Participant's obligations under Paragraph 14(a) hereof.

15.  Amendment of the Plan

     The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the stockholders no revision or amendment shall except as provided in Section 10 hereof, increase the number of shares of Common Stock that may be issued under the Plan.

16.  No Obligation to Exercise

     The grant to a Participant of an Option, Tandem SAR or Stand-Alone SAR shall impose no obligation upon such Participant to exercise such Option, Tandem SAR or Stand-Alone SAR.

17.  Transfers Upon Death

     If permitted by the Committee, a Participant may name a beneficiary or beneficiaries to whom any vested but unpaid Incentive Award shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate and, subject to the terms of the Plan and of the applicable Incentive Award agreement, any unexercised vested Incentive Award may be exercised by the administrator or executor of the Participant's estate. No such transfer or distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind Del Monte unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18.  Expenses and Receipts

     The expenses of the Plan shall be paid by Del Monte. Any proceeds received by Del Monte in connection with any Incentive Award will be used for general corporate purposes.

19.  Failure to Comply

     In addition to the remedies of Del Monte elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Incentive Award, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

20.  Compliance with Rule 16b-3

     Transactions under this Plan with respect to Section 16 Persons are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. To the extent any provision of the Plan, Incentive Award agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

21.  Repricing

     Without the approval of stockholders, no options granted hereunder shall be repriced. For purposes of this Plan, the term "reprice" shall mean lowering the exercise price of previously awarded Options within the meaning of Item 402(i) under Securities and Exchange Commission Regulation S-K (including canceling previously awarded Options and regrinding them with a lower exercise price).

22.  Applicable Law

     The Plan will be administered in accordance with the laws of the State of California, without reference to its principles of conflicts of law.

23.  Effective Date


     The Plan shall commence on the Effective Date, and subject to Paragraph 15 (regarding the Board's right to amend or terminate the Plan), shall remain in effect thereafter. The Plan shall be approved by stockholders of Del Monte within twelve months before or after the effective date of the Plan. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after the tenth anniversary of the Effective Date.

                                                                         ANNEX G


                                DEL MONTE FOODS

                       ANNUAL INCENTIVE AWARD PLAN (AIAP)
                 (AMENDED AND RESTATED EFFECTIVE JULY 1, 2002)

                                PLAN DESCRIPTION

PURPOSE

     The Del Monte Annual Incentive Award Plan (AIAP) has been designed to accomplish three major objectives.

     - To link corporate and business priorities with individual and group performance objectives,

     - To improve company and individual performance by rewarding key employees based on their achievement of financial and MBO targets and for unique contributions accomplished during the Plan Year, and

     - To provide key employees with the potential for additional compensation in order to be competitive in attracting, motivating, and retaining key executives and managers.

ELIGIBILITY

     To be eligible for participation in the Annual Incentive Award Plan, (the "Plan") an employee must be in Exempt Salary Grade 9 or above and not be a participant in a sales incentive program. To be eligible for an award in any given Plan Year, participants are required to be in a bonus eligible position on or before the date that is 90 days prior to the end of a Plan Year, and must be on the active payroll at the time of award distribution. Voluntary terminations will not be considered for an award if the participant is not on the active payroll on the date of the award distribution. In the case of the death of a Plan participant, a prorated award at target based on the number of months worked during the Plan Year will be paid.

     Loss of eligibility may occur if the employee's salary grade is changed to an exempt grade below 9 as a result of a reclassification or demotion.

PLAN YEAR

     The AIAP is a cash based incentive program which provides for potential award payments at the end of Del Monte's fiscal year, which shall also be the Plan Year.

TARGET INCENTIVE AWARDS

     Each participant has a target annual incentive award opportunity expressed as a percent of annual base salary. This award opportunity is determined by salary grade level. The maximum amount payable to any participant for any Plan Year under the Plan is $2,000,000. The Nominating and Compensation Committee of Del Monte's Board of Directors (the "Committee") has the discretion to reduce any award below the amount calculated under Plan formulas.

                                                         TARGET INCENTIVE
SALARY                                                      AS A % OF
GRADE                                                      BASE SALARY
------                                                   ----------------
CEO....................................................       100.0
COO....................................................        60.0
CFO....................................................        60.0
50s....................................................        50.0
20.....................................................        35.0
19.....................................................        30.0
18.....................................................        27.5
17.....................................................        25.0
16.....................................................        22.5
15.....................................................        20.0
14.....................................................        17.5
13.....................................................        15.0
12.....................................................        12.5
11.....................................................        10.0
10.....................................................         7.5
9......................................................         5.0

     Employees who become eligible after the beginning of a Plan Year will be eligible to receive a prorated incentive based on the number of months of participation in the Plan.

PERFORMANCE MEASURES

     Individual award payments are based upon overall Corporate performance, individual performance against Management By Objectives (MBOs), and exceptional unplanned unique contributions accomplished by a participant during the Plan Year.

     Not later than the date following the beginning of a Plan Year which represents 25 percent of the number of days in the Plan Year, specific performance criteria and program objectives for Del Monte will be established and communicated in writing by the Committee or its delegate. The Committee will for each Plan Year select target amounts, the specific relevant performance criteria and the weight to be afforded each criterion. The relevant performance criteria include either individually or in combination, applied to Del Monte as a whole or individual units thereof, and measured either absolutely or relative to a designated group of comparable companies, (i) cash flow, (ii) earnings per share, (iii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (iv) return on equity, (v) total stockholder return, (vi) return on capital, (vii) return on assets or net assets, (viii) revenue, (ix) income or net income, (x) operating income or net operating income, (xi) operating profit or net operating profit, (xii) operating margin, (xiii) return on operating revenue, (xiv) market share, and (xv) any other objective and measurable criteria tied to Del Monte's performance. Plan participants develop individual target objectives, or Management By Objectives (MBOs) for the Plan Year which ultimately support those established by the Del Monte Foods President and Chief Executive Officer.

     The MBO Form identifies the Corporate Financial Objectives, the Individual Objectives and Unique Contributions, if any, and captures the results used in the AIAP calculation. Every incentive eligible employee must complete MBO Forms at the beginning of the Plan Year, or when first eligible, in order to participate in the program. The MBO objectives for any Plan Year may, but need not, be among those 15 enumerated above, and if they are not, the MBO segment of the award will not be considered performance based for purposes of Internal Revenue Code 162(m).

     - CORPORATE FINANCIAL OBJECTIVES:

       This measure is based on the established Corporate financial targets set at the beginning of each Plan Year.

       Financial results will be evaluated against the financial targets, which were established at the beginning of the Plan Year. These results will be compared to the Company Performance Index, established from time to time by the Company. The index will determine the award multiple to be used for the Corporate financial objective.

     - INDIVIDUAL OBJECTIVES (MBOS):

       To assist each Plan participant in focusing upon critical priorities, there should be no more than 4 to 6 key objectives which are based on the Company's operating or business plan, or business unit goals. Every effort should be made to identify objectives that will reflect the individual contributions to be made by the Plan participant and not related to their day-to-day job responsibilities.

       Individual objectives should be "SMART":

       - SPECIFIC: Specific enough to establish clear expectations which should be expressed as an action to be taken, i.e., "Design", "Implement",
         "Conduct", "Deliver", "Achieve"....

       - MEASURABLE: All objectives should be measurable in terms of cost, quantity or quality.

       - ATTAINABLE WITH STRETCH: Something that can be obtained but is still a challenging target.

       - RELEVANT: Related to the participant's responsibilities and particular role.

       - TIME ORIENTED: Objectives should be targeted to a specific completion date.

     - UNIQUE CONTRIBUTION:

       Unique contributions are innovative events or accomplishments that are unplanned in nature, are generally an unexpected project or opportunity and are not necessarily an annual component of the MBOs. Unique accomplishments during the Fiscal Year will be reviewed at year-end. The Company reserves the right to alter the weighting in the combined Individual/Unique measure at year-end to reflect the magnitude and impact of the Unique contribution(s).

     Target objectives are to be reviewed a minimum of 6 months into the Plan Year for progress or for recommended minimal revision based on the Company's ongoing performance during the Plan Year. An executive of the Business Unit must approve any revisions to the originally established goals.

     At the end of the Plan Year, overall Corporate, Business Unit, and Individual performance will be evaluated comparing actual results against targets. Incentive awards will then be calculated based on the performance measurement values determined from this evaluation process. If the Company does not meet its threshold performance level, no payout is made under the program.

RELATIVE WEIGHTING OF OBJECTIVES:

     The relative weight given to the Corporate Financial objectives and the MBO Individual/Unique objectives varies by job level as follows:

POSITION/                                                     CORPORATE      MBO
GRADE LEVEL                                                   OBJECTIVE   OBJECTIVES
-----------                                                   ---------   ----------
CEO, COO, CFO...............................................    66.5%        33.5%
18 and above................................................      50%          50%
15-17.......................................................      40%          60%
9-14........................................................      30%          70%

DETERMINING INDIVIDUAL AWARDS:

     Individual awards are based upon how well the participant met each objective established on the MBO form, the overall performance of the Company, and any unique contributions accomplished during the Plan Year.

     - CORPORATE FINANCIAL OBJECTIVE

     At the end of the Plan Year, Del Monte's financial performance will be reviewed (actual performance vs. target) against the Company Performance Index and used to determine a Company Performance multiple which will be applied to the relative weight of the Corporate objective for each participant.

       - PEER INCENTIVE:

          The Corporate financial portion of the award may be increased by 25% if the Company's financial performance is in the top quartile of a selected group of peer companies.

       - INDIVIDUAL MBOS

          The key principle behind determining an individual bonus award is "Pay for Performance."

          Individual scoring may range from 0% to 200%, depending on the participant's level of achievement of each MBO. However, there is an aggregate cap for all awards of 150% of the MBO portion of the award for each functional area.

     After managers have evaluated the performance of their direct reports, completed MBO forms will be reviewed by the Human Resources Department and senior management group for consistency in each functional area.

Example of annual incentive award calculation:
     Eligible base salary earnings = $100,000
     Target award percentage = 20%
     Target bonus = $20,000
     Individual performance of MBOs = 110%
     Corporate financial performance multiple = 102%
     Grade 15 employee = Corporate weight 40%; MBOs weight 60%

     EXAMPLE

    This award would be calculated as follows:

    -    110% X 60% (MBO performance X MBO weight)                =    66.0%
    -    102% X 40% (Corporate performance X Corporate weight)    =    40.8%
                                                                      -----
                                                   Total Score        106.8%
                                                                      =====

     - 106.8% (total score) X $20,000 (target bonus) = $21,360
     - Final award = $21,400 (rounded to nearest $100)

     In a Plan Year in which the "peer incentive" of 25% applies to the Corporate portion of the award, using the same example, the award would be calculated as follows:

    -    110% X 60% (MBO performance X MBO weight)                 =    66.0%
    -    102% X 40% X 125% (Corporate portion X peer incentive)    =    51.0%
                                                                       -----
                                                    Total Score        117.0%
                                                                       =====

     - Total score 117% X $20,000 = $23,400
     - Final award = $23,400

     Approval for payment under the AIAP is made by the Compensation Committee of the Board of Directors. Final approval of individual awards will be made by the CEO.

     Payment of awards will be made as soon as practicable and can generally be expected during the first quarter of the following Fiscal Year.

     The Del Monte Annual Incentive Award Plan is intended to be directly responsive to individual performance with the flexibility to measure, score, and reward each participant's contribution to the Company's overall business results. However, AIAP awards are not guaranteed and a participant's actual award may be greater or less than his or her target, depending on personal performance and the performance of the business overall. The Company reserves the right to amend, modify or cancel the program at any time.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The registrant Del Monte Foods Company ("Del Monte") is incorporated under the laws of the State of Delaware.


     Del Monte's current certificate of incorporation and, if approved, its amended and restated certificate of incorporation, generally provide that Del Monte will indemnify each of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") and may indemnify certain other persons as authorized by the DGCL. Section 145 of the DGCL provides as follows:

145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).


     Section 102(b)(7) of the DGCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain breaches of their fiduciary duty. Del Monte Foods Company's certificate of incorporation provides for the elimination of a director's liability to Del Monte and Del Monte stockholders for monetary damages for breach of such director's fiduciary duty, except with respect to any of the following: (1) breaches of the director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not made in good faith or which involve intentional misconduct or knowing violations of law; (3) liability for dividends paid or stock repurchased or redeemed in violation of the DGCL; or (4) any transaction from which the director derived an improper personal benefit.
Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.



     Article X of Del Monte Foods Company's certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Del Monte or is or was serving at Del Monte's request as a director, officer, employee or agent of another entity, shall be indemnified and held harmless by Del Monte to the full extent permitted by the DGCL. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may acquire under any statute, provision of the certificate of incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.


     All of Del Monte's directors and officers will be covered by insurance policies maintained by Del Monte against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS

     (a) The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT
  NO.
-------
  2.1     Agreement and Plan of Merger, dated as of June 12, 2002, by and among H. J. Heinz Company, SKF Foods Inc., Del Monte
          Foods Company and Del Monte Corporation (included as Annex A in the proxy statement/prospectus included in this
          Registration Statement)
  3.1     Form of Amended and Restated Certificate of Incorporation of
          Del Monte Foods Company to be adopted as of the effective
          time of the merger (included as Annex D in the proxy
          statement/prospectus included in this Registration
          Statement)
  3.2     Form of Amended and Restated By-Laws of Del Monte Foods
          Company to be adopted as of the effective time of the merger
          (included as Annex E in the proxy statement/prospectus
          included in this Registration Statement)
  4.1     Specimen Certificate for Del Monte Foods Company Common
          Stock (incorporated herein by reference to Exhibit 4.1 to
          Amendment No. 1 to the Registration on Form S-1, No.
          333-48235, filed May 18, 1998)
  4.2     Indenture, dated as of May 15, 2001, among Del Monte
          Corporation, as issuer of 9 1/4% Senior Subordinated Notes due 2011, Del Monte Foods Company, as guarantor, and Bankers
          Trust Company, as Trustee (incorporated by reference to
          Exhibit 4.1 to the Registration Statement on Form S-4, No.
          333-64802, filed July 10, 2001 (the "2001 Form S-4"))
  4.3     Specimen form of Series B Global Note (incorporated by
          reference to Exhibit 4.2 to the 2001 Form S-4)
  4.4     Specimen form of Series B Regulation S Note (incorporated by reference to Exhibit 4.3 to the 2001 Form S-4)

EXHIBIT
  NO.
-------
  4.5     Registration Rights Agreement, dated May 15, 2001, by and
          among Del Monte Corporation, Del Monte Foods Company, Morgan
          Stanley & Co. Incorporated, Banc of America Securities LLC,
          Deutsche Banc Alex Brown, Inc., Chase Securities, Inc., ABN
          AMRO Incorporated, BMO Nesbitt Burns Corp. (incorporated by reference to Exhibit 4.4 to the 2001 Form S-4)
  4.6     Registration Rights Agreement dated as of July 27, 1998 by and between TPG Partners, L.P., TPG Parallel I, L.P. and Del
          Monte Foods Company (incorporated by reference to Exhibit
          4.6 to Amendment No. 3 to the Registration Statement on Form
          S-1 No. 333-48235, filed June 30, 1998)
  4.7     Rights Agreement, dated as of June 12, 2002, by and between
          Del Monte Foods Company and the Bank of New York, as Rights
          Agent (incorporated by reference to Exhibit 1 to the Form
          8-A filed on June 13, 2002)
 *4.8     Stockholder Rights Agreement, dated as of June 12, 2002, by and between TPG Partners, L.P., TPG Parallel I, L.P. and Del
          Monte Foods Company
  5.1     Opinion of Gibson, Dunn & Crutcher LLP as to validity of the shares being issued
  8.1     Opinion of Gibson, Dunn & Crutcher LLP as to certain tax
          aspects of the merger
  8.2     Opinion of Simpson Thacher & Bartlett as to certain tax
          aspects of the merger
 10.1     Third Amended and Restated Credit Agreement, dated as of May
          15, 2001, by and among Del Monte Corporation, Del Monte
          Foods Company, the Lenders named therein, Bank of America,
          N.A., as administrative agent, the Chase Manhattan Bank, as syndication agent, and Bankers Trust Company, as
          documentation agent (incorporated by reference to Exhibit
          10.1 to the 2001 Form S-4)
 10.2     Second Amended and Restated Credit Agreement, dated as of
          January 14, 2000, among Del Monte Corporation, Bank of
          America, N.A., as Administrative Agent, and the other
          financial institutions parties thereto (incorporated by
          reference to Exhibit 10.1 to the Quarterly Report on Form
          10-Q for the period ended December 31, 1999 (the "December
          1999 10-Q"))
 10.3     Amended and Restated Parent Guaranty, dated December 17,
          1997, executed by Del Monte Foods Company, with respect to the obligations under the Amended Credit Agreement
          (incorporated by reference to Exhibit 4.5 to the
          Registration Statement on Form S-4, No. 333-47289, filed
          March 4, 1998)
 10.4     Security Agreement, dated April 18, 1997, between Del Monte
          Corporation and Del Monte Foods Company and Bank of America
          National Trust and Savings Association (incorporated by
          reference to Exhibit 4.6 to the Registration Statement on
          Form S-4, No. 333-29079, filed June 12, 1997 (the "DMC
          Registration Statement"))
 10.5     Pledge Agreement, dated April 18, 1997, between Del Monte
          Corporation and Bank of America National Trust and Savings
          Association (incorporated by reference to Exhibit 4.7 to the
          DMC Registration Statement)
 10.6     Parent Pledge Agreement, dated April 18, 1997, between Del
          Monte Foods Company and Bank of America National Trust and
          Savings Association (incorporated by reference to Exhibit
          4.8 to the DMC Registration Statement)
 10.7     Placement Agreement, dated May 3, 2001, by and among Del
          Monte Corporation, Del Monte Foods Company, Morgan Stanley &
          Co. Incorporated, Banc of American Securities LLC, Deutsche
          Banc Alex Brown, Inc., Chase Securities, Inc., ABN AMRO
          Incorporated, BMO Nesbitt Burns Corp. (incorporated by
          reference to Exhibit 1.1 to the 2001 Form S-4)
 10.8     Transaction Advisory Agreement, dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P.
          (incorporated by reference to Exhibit 10.1 to the DMC
          Registration Statement)
*10.9     First Amendment to Transaction Advisory Agreement, dated as of June 13, 2002
 10.10    Management Advisory Agreement, dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P.
          (incorporated by reference to Exhibit 10.2 to the DMC
          Registration Statement)
 10.11    Asset Purchase Agreement, dated as of November 12, 1997,
          among Nestle USA, Inc., Contadina Services, Inc., Del Monte
          Corporation and Del Monte Foods Company (incorporated by
          reference to Exhibit 10.1 to Report on Form 8-K, No.
          33-36374-01, filed January 5, 1998)

EXHIBIT
  NO.
-------
 10.12    Adjacent Warehouse Space Lease Agreement, dated October 31,
          1995, between DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10
          (collectively, as Landlord) and Del Monte Corporation
          (Tenant) (incorporated by reference to Exhibit 10.12 to the
          Annual Report on Form 10-K for the year ended June 30, 2002,
          File No. 001-14335 (the "2002 Form 10-K"))
 10.13    First Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated June 28, 1996, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.13 to the 2002 Form 10-K)
 10.14    Second Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated October 31, 1996, among DELMO (PA) QRS
          11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord)
          and Del Monte Corporation (Tenant) (incorporated by
          reference to Exhibit 10.14 to the 2002 Form 10-K)
 10.15    Third Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated June 24, 1997, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.15 to the 2002 Form 10-K)
 10.16    Fourth Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated October 2001, among DELMO (PA) QRS 11-36
          and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.16 to the 2002 Form 10-K)
 10.17    Yakima Adjacent Warehouse Space Lease Agreement, dated
          October 24, 2001, between DELMO (PA) QRS 11-36 and DELMO
          (PA) QRS 12-10 (collectively as Landlord) and Del Monte
          Corporation (Tenant) (incorporated by reference to Exhibit
          10.17 to the 2002 Form 10-K)
 10.18    Amended and Restated Master Lease with respect to the
          Build-To-Suit Arrangement, dated April 5, 1999, among State
          Street Bank and Trust Company of California, N.A.
          (Certificate Trustee and Lessor) and Del Monte Corporation
          (Lessee) (incorporated by reference to Exhibit 10.18 to the
          2002 Form 10-K)
 10.19    Office Lease, dated October 7, 1999, between TMG/One Market,
          L.P. and Crossmarket, LLC (Landlord) and Del Monte
          Corporation (Tenant) (incorporated by reference to Exhibit
          10.5 to the December 1999 10-Q)
 10.20    First Amendment to Office Lease, dated April 30, 2000,
          between TMG/One Market, L.P. (Landlord) and Del Monte
          Corporation (Tenant) (incorporated by reference to Exhibit
          10.20 to the 2002 Form 10-K)
 10.21    Second Amendment to Office Lease, dated March 23, 2001,
          between TMG/One Market, L.P. and Crossmarket, LLC
          (collectively as Landlord) and Del Monte Corporation
          (Tenant) (incorporated by reference to Exhibit 10.21 to the
          2002 Form 10-K)
 10.22    Agreement for Information Technology Services, dated
          November 1, 1992, between Del Monte Corporation and
          Electronic Data Systems Corporation, as amended
          (incorporated by reference to Exhibit 10.11 to the DMC
          Registration Statement)
+10.23    Agreement for Information Technology Services, dated June
          30, 2002, between Del Monte Corporation and Electronic Data
          Systems Corporation and EDS Information Services LLC
          (incorporated by reference to Exhibit 10.23 to the 2002 Form
          10-K)
 10.24    Consulting Service Agreement, dated June 5, 2000, between
          Andersen Consulting LLP and Del Monte Corporation
          (incorporated by reference to Exhibit 10.24 to the 2002 Form
          10-K)
 10.25    Supply Agreement, dated as of September 3, 1993, between Del
          Monte Corporation and Silgan Containers Corporation, as
          amended (incorporated by reference to Exhibit 10.12 to the
          DMC Registration Statement)
 10.26    First Amendment to Supply Agreement, dated as of December
          21, 1993, between Del Monte Corporation and Silgan
          Containers Corporation (incorporated by reference to Exhibit
          10.26 to the 2002 Form 10-K)

EXHIBIT
  NO.
-------
 10.27    Second Amendment to Supply Agreement, dated as of May 12,
          1994, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.27 to the 2002 Form 10-K)
 10.28    Third Amendment to Supply Agreement, dated as of May 28,
          1995, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.28 to the 2002 Form 10-K)
+10.29    Fourth Amendment to Supply Agreement, dated as of November
          5, 1998, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.29 to the 2002 Form 10-K)
+10.30    Fifth Amendment to Supply Agreement, dated as of November 5,
          1998, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.30 to the 2002 Form 10-K)
+10.31    Sixth Amendment to Supply Agreement, dated as of June 7,
          2002, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.24 to the 2002 Form 10-K)
 10.32    Retail Brokerage Agreement, dated July 1, 2001, between Del
          Monte Corporation and Advantage Sales and Marketing
          (incorporated by reference to Exhibit 10.32 to the 2002 Form
          10-K)
 10.33    Del Monte Foods Company 1998 Stock Incentive Plan (as
          amended through November 15, 2000) (incorporated by
          reference to Exhibit 4.2 to the Registration Statement on
          Form S-8 filed on December 20, 2000, File No. 333-52226)
 10.34    Del Monte Foods Company Non-Employee Director and
          Independent Contractor 1997 Stock Incentive Plan (as amended through November 15, 2000) (incorporated by reference to
          Exhibit 4.1 to the Registration Statement on Form S-8 filed on December 20, 2000, File No. 333-52226)
 10.35    Retention Plan (adopted October 24, 2000) (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form
          10-Q for the period ended December 31, 2000)
 10.36    Del Monte Foods Company Annual Incentive Award Plan, as
          amended (incorporated by reference to Exhibit 10.8 to the
          DMC Registration Statement)
 10.37    Additional Benefits Plan of Del Monte Corporation, effective
          January 1, 1996, as amended and restated (incorporated by
          reference to Exhibit 10.9 to the DMC Registration Statement)
 10.38    Supplemental Benefits Plan of Del Monte Corporation,
          effective as of January 1, 1990, as amended as of January 1,
          1992 and May 30, 1996 (incorporated by reference to Exhibit
          10.10 to the DMC Registration Statement)
 10.39    Del Monte Foods Company Employee Stock Purchase Plan
          (incorporated by reference to Exhibit 4.1 to the
          Registration Statement on Form S-8 filed on November 24,
          1997, File No. 333-40867)
 10.40    Del Monte Foods Company 1997 Stock Incentive Plan, as
          amended (incorporated by reference to Exhibit 10.2 to the
          December 1999 10-Q)
 10.41    Del Monte Corporation AIAP Deferred Compensation Plan, dated
          October 14, 1999, effective July 1, 2000 (incorporated by
          reference to Exhibit 10.30 to the Annual Report on Form 10-K for the year ended June 30, 2000, File No. 001-14335 (the
          "2000 Form 10K"))
 10.42    Retention Agreement between Del Monte Corporation and David
          L. Meyers, dated November 1, 1991 (incorporated by reference to Exhibit 10.3 to the DMC Registration Statement)
 10.43    First Amendment to Retention Agreement of David L. Meyers,
          dated March 28, 2002 (incorporated by reference to Exhibit
          10.43 to the 2002 Form 10-K)
 10.44    Employment Agreement and Promissory Note of Richard G.
          Wolford (incorporated by reference to Exhibit 10.25 to the
          Annual Report of Del Monte Foods Company on Form 10-K for
          the year ended June 30, 1998, File No. 001-14335 (the "1998
          Form 10-K"))
 10.45    First Amendment to Employment Agreement of Richard G.
          Wolford, dated July 1, 1999 (incorporated by reference to
          Exhibit 10.45 to the 2002 Form 10-K)

EXHIBIT
  NO.
-------
 10.46    Second Amendment to Employment Agreement of Richard G.
          Wolford, dated March 26, 2002 (incorporated by reference to
          Exhibit 10.46 to the 2002 Form 10-K)
 10.47    Employment Agreement and Promissory Note of Wesley J. Smith
          (incorporated by reference to Exhibit 10.26 to the 1998 Form
          10-K)
 10.48    First Amendment to Employment Agreement of Wesley J. Smith,
          dated July 1, 1999 (incorporated by reference to Exhibit
          10.48 to the 2002 Form 10-K)
 10.49    Second Amendment to Employment Agreement of Wesley J. Smith,
          dated March 26, 2002 (incorporated by reference to Exhibit
          10.49 to the 2002 Form 10-K)
 10.50    Employment Agreement, dated April 2, 2002, between Del Monte
          Foods Company and Robert P. Magrann (incorporated by
          reference to Exhibit 10.50 to the 2002 Form 10-K)
 10.51    Employment Agreement, dated March 28, 2002, between Del
          Monte Foods Company and Marc D. Haberman (incorporated by
          reference to Exhibit 10.51 to the 2002 Form 10-K)
 21       Subsidiaries of Del Monte Foods Company (incorporated by
          reference to Exhibit 21.1 to the 2001 Form S-4)
 23.1     Consent of Gibson, Dunn & Crutcher LLP (included in their
          opinions filed as Exhibits 5.1 and 8.1 hereto)
 23.2     Consent of Simpson Thacher & Bartlett (included in their
          opinion filed as Exhibit 8.2 hereto)
 23.3     Consent of KPMG LLP
 23.4     Consent of PriceWaterhouseCoopers, LLP
 23.5     Prospective Director's Consent of Samuel Armacost
 23.6     Prospective Director's Consent of Mary Henderson
 23.7     Prospective Director's Consent of Gerald Johnston
 23.8     Prospective Director's Consent of David R. Williams
*24       Power of Attorney
 99.1     Form of Proxy Card of Del Monte Foods Company
 99.2     Separation Agreement, dated as of June 12, 2002, by and
          between H. J. Heinz Company and SKF Foods Inc. (included as
          Annex B in the proxy statement/prospectus included in this
          Registration Statement)
*99.3     Employee Benefits Agreement, dated as of June 12, 2002, by and between H. J. Heinz Company and SKF Foods Inc.
*99.4     Form of Tax Separation Agreement to be entered into by Del
          Monte Foods Company, H. J. Heinz Company and SKF Foods Inc.
 99.5     Voting Agreement, dated as of June 12, 2002, by and between
          H. J. Heinz Company, SKF Foods Inc., TPG Partners, L.P. and
          TPG Parallel I, L.P. (incorporated by reference to Exhibit
          9.1 to the Current Report on Form 8-K filed by H.J. Heinz
          Company on June 18, 2002)


---------------


 *  Previously filed.



+ Confidential Treatment has been requested for certain portions of this exhibit. The omitted portions have been separately filed with the Securities and Exchange Commission.


     (b) Financial Statement Schedules

     None.

     (c) Report, Opinion or Appraisal.


     See Exhibits 5.1, 8.1 and 8.2. The opinion of Morgan Stanley & Co. Incorporated is included as Annex C to the proxy statement/prospectus included as part of this Registration Statement.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

          (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to applicable law, the registrant's Certificate of Incorporation, the registrant's By-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the Registration Statement through the date of responding to the request.



     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Del Monte Foods Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 19, 2002.


                                          DEL MONTE FOODS COMPANY

                                          By:    /s/ RICHARD G. WOLFORD
                                            ------------------------------------
                                                     Richard G. Wolford
                                               President and Chief Executive
                                              Officer, Director and Chairman of
                                                          the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of Del Monte Foods Company in the capacities indicated on November 19, 2002.


/s/ RICHARD G. WOLFORD                          President and Chief Executive Officer,
--------------------------------------------    Director and Chairman of the Board
Richard G. Wolford                              (Principal Executive Officer)

/s/ DAVID L. MEYERS                             Executive Vice President, Administration and
--------------------------------------------    Chief Financial Officer
David L. Meyers                                 (Principal Financial Officer)

/s/ RICHARD L. FRENCH                           Senior Vice President, Chief Accounting
--------------------------------------------    Officer and Controller
Richard L. French                               (Principal Accounting Officer)

*                                               Director
--------------------------------------------
Richard W. Boyce

*                                               Director
--------------------------------------------
Timothy G. Bruer

*                                               Director
--------------------------------------------
Al Carey

*                                               Director
--------------------------------------------
Patrick Foley

*                                               Director
--------------------------------------------
Brian E. Haycox

*                                               Director
--------------------------------------------
Denise M. O'Leary

*                                               Director
--------------------------------------------
William S. Price, III

*                                               Director
--------------------------------------------
Jeffrey A. Shaw

*                                               Director
--------------------------------------------
Wesley J. Smith


*By: /s/ JAMES POTTER

     ------------------------------

     James Potter


     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.
-------
  2.1     Agreement and Plan of Merger, dated as of June 12, 2002, by and among H. J. Heinz Company, SKF Foods Inc., Del Monte
          Foods Company and Del Monte Corporation (included as Annex A in the proxy statement/prospectus included in this
          Registration Statement)
  3.1     Form of Amended and Restated Certificate of Incorporation of
          Del Monte Foods Company to be adopted as of the effective
          time of the merger (included as Annex D in the proxy
          statement/prospectus included in this Registration
          Statement)
  3.2     Form of Amended and Restated By-Laws of Del Monte Foods
          Company to be adopted as of the effective time of the merger
          (included as Annex E in the proxy statement/prospectus
          included in this Registration Statement)
  4.1     Specimen Certificate for Del Monte Foods Company Common
          Stock (incorporated herein by reference to Exhibit 4.1 to
          Amendment No. 1 to the Registration on Form S-1, No.
          333-48235, filed May 18, 1998)
  4.2     Indenture, dated as of May 15, 2001, among Del Monte
          Corporation, as issuer of 9 1/4% Senior Subordinated Notes due 2011, Del Monte Foods Company, as guarantor, and Bankers
          Trust Company, as Trustee (incorporated by reference to
          Exhibit 4.1 to the Registration Statement on Form S-4, No.
          333-64802, filed July 10, 2001 (the "2001 Form S-4"))
  4.3     Specimen form of Series B Global Note (incorporated by
          reference to Exhibit 4.2 to the 2001 Form S-4)
  4.4     Specimen form of Series B Regulation S Note (incorporated by reference to Exhibit 4.3 to the 2001 Form S-4)
  4.5     Registration Rights Agreement, dated May 15, 2001, by and
          among Del Monte Corporation, Del Monte Foods Company, Morgan
          Stanley & Co. Incorporated, Banc of America Securities LLC,
          Deutsche Banc Alex Brown, Inc., Chase Securities, Inc., ABN
          AMRO Incorporated, BMO Nesbitt Burns Corp. (incorporated by reference to Exhibit 4.4 to the 2001 Form S-4)
  4.6     Registration Rights Agreement dated as of July 27, 1998 by and between TPG Partners, L.P., TPG Parallel I, L.P. and Del
          Monte Foods Company (incorporated by reference to Exhibit
          4.6 to Amendment No. 3 to the Registration Statement on Form
          S-1 No. 333-48235, filed June 30, 1998)
  4.7     Rights Agreement, dated as of June 12, 2002, by and between
          Del Monte Foods Company and the Bank of New York, as Rights
          Agent (incorporated by reference to Exhibit 1 to the Form
          8-A filed on June 13, 2002)
 *4.8     Stockholder Rights Agreement, dated as of June 12, 2002, by and between TPG Partners, L.P., TPG Parallel I, L.P. and Del
          Monte Foods Company
  5.1     Opinion of Gibson, Dunn & Crutcher LLP as to validity of the shares being issued
  8.1     Opinion of Gibson, Dunn & Crutcher LLP as to certain tax
          aspects of the merger
  8.2     Opinion of Simpson Thacher & Bartlett as to certain tax
          aspects of the merger
 10.1     Third Amended and Restated Credit Agreement, dated as of May
          15, 2001, by and among Del Monte Corporation, Del Monte
          Foods Company, the Lenders named therein, Bank of America,
          N.A., as administrative agent, the Chase Manhattan Bank, as syndication agent, and Bankers Trust Company, as
          documentation agent (incorporated by reference to Exhibit
          10.1 to the 2001 Form S-4)
 10.2     Second Amended and Restated Credit Agreement, dated as of
          January 14, 2000, among Del Monte Corporation, Bank of
          America, N.A., as Administrative Agent, and the other
          financial institutions parties thereto (incorporated by
          reference to Exhibit 10.1 to the Quarterly Report on Form
          10-Q for the period ended December 31, 1999 (the "December
          1999 10-Q"))
 10.3     Amended and Restated Parent Guaranty, dated December 17,
          1997, executed by Del Monte Foods Company, with respect to the obligations under the Amended Credit Agreement
          (incorporated by reference to Exhibit 4.5 to the
          Registration Statement on Form S-4, No. 333-47289, filed
          March 4, 1998)

EXHIBIT
  NO.
-------
 10.4     Security Agreement, dated April 18, 1997, between Del Monte
          Corporation and Del Monte Foods Company and Bank of America
          National Trust and Savings Association (incorporated by
          reference to Exhibit 4.6 to the Registration Statement on
          Form S-4, No. 333-29079, filed June 12, 1997 (the "DMC
          Registration Statement"))
 10.5     Pledge Agreement, dated April 18, 1997, between Del Monte
          Corporation and Bank of America National Trust and Savings
          Association (incorporated by reference to Exhibit 4.7 to the
          DMC Registration Statement)
 10.6     Parent Pledge Agreement, dated April 18, 1997, between Del
          Monte Foods Company and Bank of America National Trust and
          Savings Association (incorporated by reference to Exhibit
          4.8 to the DMC Registration Statement)
 10.7     Placement Agreement, dated May 3, 2001, by and among Del
          Monte Corporation, Del Monte Foods Company, Morgan Stanley &
          Co. Incorporated, Banc of American Securities LLC, Deutsche
          Banc Alex Brown, Inc., Chase Securities, Inc., ABN AMRO
          Incorporated, BMO Nesbitt Burns Corp. (incorporated by
          reference to Exhibit 1.1 to the 2001 Form S-4)
 10.8     Transaction Advisory Agreement, dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P.
          (incorporated by reference to Exhibit 10.1 to the DMC
          Registration Statement)
*10.9     First Amendment to Transaction Advisory Agreement, dated as of June 13, 2002
 10.10    Management Advisory Agreement, dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P.
          (incorporated by reference to Exhibit 10.2 to the DMC
          Registration Statement)
 10.11    Asset Purchase Agreement, dated as of November 12, 1997,
          among Nestle USA, Inc., Contadina Services, Inc., Del Monte
          Corporation and Del Monte Foods Company (incorporated by
          reference to Exhibit 10.1 to Report on Form 8-K, No.
          33-36374-01, filed January 5, 1998)
 10.12    Adjacent Warehouse Space Lease Agreement, dated October 31,
          1995, between DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10
          (collectively, as Landlord) and Del Monte Corporation
          (Tenant) (incorporated by reference to Exhibit 10.12 to the
          Annual Report on Form 10-K for the year ended June 30, 2002,
          File No. 001-14335 (the "2002 Form 10-K"))
 10.13    First Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated June 28, 1996, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.13 to the 2002 Form 10-K)
 10.14    Second Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated October 31, 1996, among DELMO (PA) QRS
          11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord)
          and Del Monte Corporation (Tenant) (incorporated by
          reference to Exhibit 10.14 to the 2002 Form 10-K)
 10.15    Third Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated June 24, 1997, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.15 to the 2002 Form 10-K)
 10.16    Fourth Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated October 2001, among DELMO (PA) QRS 11-36
          and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.16 to the 2002 Form 10-K)
 10.17    Yakima Adjacent Warehouse Space Lease Agreement, dated
          October 24, 2001, between DELMO (PA) QRS 11-36 and DELMO
          (PA) QRS 12-10 (collectively as Landlord) and Del Monte
          Corporation (Tenant) (incorporated by reference to Exhibit
          10.17 to the 2002 Form 10-K)
 10.18    Amended and Restated Master Lease with respect to the
          Build-To-Suit Arrangement, dated April 5, 1999, among State
          Street Bank and Trust Company of California, N.A.
          (Certificate Trustee and Lessor) and Del Monte Corporation
          (Lessee) (incorporated by reference to Exhibit 10.18 to the
          2002 Form 10-K)
 10.19    Office Lease, dated October 7, 1999, between TMG/One Market,
          L.P. and Crossmarket, LLC (Landlord) and Del Monte
          Corporation (Tenant) (incorporated by reference to Exhibit
          10.5 to the December 1999 10-Q)

EXHIBIT
  NO.
-------
 10.20    First Amendment to Office Lease, dated April 30, 2000,
          between TMG/One Market, L.P. (Landlord) and Del Monte
          Corporation (Tenant) (incorporated by reference to Exhibit
          10.20 to the 2002 Form 10-K)
 10.21    Second Amendment to Office Lease, dated March 23, 2001,
          between TMG/One Market, L.P. and Crossmarket, LLC
          (collectively as Landlord) and Del Monte Corporation
          (Tenant) (incorporated by reference to Exhibit 10.21 to the
          2002 Form 10-K)
 10.22    Agreement for Information Technology Services, dated
          November 1, 1992, between Del Monte Corporation and
          Electronic Data Systems Corporation, as amended
          (incorporated by reference to Exhibit 10.11 to the DMC
          Registration Statement)
+10.23    Agreement for Information Technology Services, dated June
          30, 2002, between Del Monte Corporation and Electronic Data
          Systems Corporation and EDS Information Services LLC
          (incorporated by reference to Exhibit 10.23 to the 2002 Form
          10-K)
 10.24    Consulting Service Agreement, dated June 5, 2000, between
          Andersen Consulting LLP and Del Monte Corporation
          (incorporated by reference to Exhibit 10.24 to the 2002 Form
          10-K)
 10.25    Supply Agreement, dated as of September 3, 1993, between Del
          Monte Corporation and Silgan Containers Corporation, as
          amended (incorporated by reference to Exhibit 10.12 to the
          DMC Registration Statement)
 10.26    First Amendment to Supply Agreement, dated as of December
          21, 1993, between Del Monte Corporation and Silgan
          Containers Corporation (incorporated by reference to Exhibit
          10.26 to the 2002 Form 10-K)
 10.27    Second Amendment to Supply Agreement, dated as of May 12,
          1994, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.27 to the 2002 Form 10-K)
 10.28    Third Amendment to Supply Agreement, dated as of May 28,
          1995, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.28 to the 2002 Form 10-K)
+10.29    Fourth Amendment to Supply Agreement, dated as of November
          5, 1998, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.29 to the 2002 Form 10-K)
+10.30    Fifth Amendment to Supply Agreement, dated as of November 5,
          1998, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.30 to the 2002 Form 10-K)
+10.31    Sixth Amendment to Supply Agreement, dated as of June 7,
          2002, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.24 to the 2002 Form 10-K)
 10.32    Retail Brokerage Agreement, dated July 1, 2001, between Del
          Monte Corporation and Advantage Sales and Marketing
          (incorporated by reference to Exhibit 10.32 to the 2002 Form
          10-K)
 10.33    Del Monte Foods Company 1998 Stock Incentive Plan (as
          amended through November 15, 2000) (incorporated by
          reference to Exhibit 4.2 to the Registration Statement on
          Form S-8 filed on December 20, 2000, File No. 333-52226)
 10.34    Del Monte Foods Company Non-Employee Director and
          Independent Contractor 1997 Stock Incentive Plan (as amended through November 15, 2000) (incorporated by reference to
          Exhibit 4.1 to the Registration Statement on Form S-8 filed on December 20, 2000, File No. 333-52226)
 10.35    Retention Plan (adopted October 24, 2000) (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form
          10-Q for the period ended December 31, 2000)
 10.36    Del Monte Foods Company Annual Incentive Award Plan, as
          amended (incorporated by reference to Exhibit 10.8 to the
          DMC Registration Statement)
 10.37    Additional Benefits Plan of Del Monte Corporation, effective
          January 1, 1996, as amended and restated (incorporated by
          reference to Exhibit 10.9 to the DMC Registration Statement)
 10.38    Supplemental Benefits Plan of Del Monte Corporation,
          effective as of January 1, 1990, as amended as of January 1,
          1992 and May 30, 1996 (incorporated by reference to Exhibit
          10.10 to the DMC Registration Statement)

EXHIBIT
  NO.
-------
 10.39    Del Monte Foods Company Employee Stock Purchase Plan
          (incorporated by reference to Exhibit 4.1 to the
          Registration Statement on Form S-8 filed on November 24,
          1997, File No. 333-40867)
 10.40    Del Monte Foods Company 1997 Stock Incentive Plan, as
          amended (incorporated by reference to Exhibit 10.2 to the
          December 1999 10-Q)
 10.41    Del Monte Corporation AIAP Deferred Compensation Plan, dated
          October 14, 1999, effective July 1, 2000 (incorporated by
          reference to Exhibit 10.30 to the Annual Report on Form 10-K for the year ended June 30, 2000, File No. 001-14335 (the
          "2000 Form 10K"))
 10.42    Retention Agreement between Del Monte Corporation and David
          L. Meyers, dated November 1, 1991 (incorporated by reference to Exhibit 10.3 to the DMC Registration Statement)
 10.43    First Amendment to Retention Agreement of David L. Meyers,
          dated March 28, 2002 (incorporated by reference to Exhibit
          10.43 to the 2002 Form 10-K)
 10.44    Employment Agreement and Promissory Note of Richard G.
          Wolford (incorporated by reference to Exhibit 10.25 to the
          Annual Report of Del Monte Foods Company on Form 10-K for
          the year ended June 30, 1998, File No. 001-14335 (the "1998
          Form 10-K"))
 10.45    First Amendment to Employment Agreement of Richard G.
          Wolford, dated July 1, 1999 (incorporated by reference to
          Exhibit 10.45 to the 2002 Form 10-K)
 10.46    Second Amendment to Employment Agreement of Richard G.
          Wolford, dated March 26, 2002 (incorporated by reference to
          Exhibit 10.46 to the 2002 Form 10-K)
 10.47    Employment Agreement and Promissory Note of Wesley J. Smith
          (incorporated by reference to Exhibit 10.26 to the 1998 Form
          10-K)
 10.48    First Amendment to Employment Agreement of Wesley J. Smith,
          dated July 1, 1999 (incorporated by reference to Exhibit
          10.48 to the 2002 Form 10-K)
 10.49    Second Amendment to Employment Agreement of Wesley J. Smith,
          dated March 26, 2002 (incorporated by reference to Exhibit
          10.49 to the 2002 Form 10-K)
 10.50    Employment Agreement, dated April 2, 2002, between Del Monte
          Foods Company and Robert P. Magrann (incorporated by
          reference to Exhibit 10.50 to the 2002 Form 10-K)
 10.51    Employment Agreement, dated March 28, 2002, between Del
          Monte Foods Company and Marc D. Haberman (incorporated by
          reference to Exhibit 10.51 to the 2002 Form 10-K)
 21       Subsidiaries of Del Monte Foods Company (incorporated by
          reference to Exhibit 21.1 to the 2001 Form S-4)
 23.1     Consent of Gibson, Dunn & Crutcher LLP (included in their
          opinions filed as Exhibits 5.1 and Exhibit 8.1 hereto)
 23.2     Consent of Simpson Thacher & Bartlett (included in their
          opinion filed as Exhibit 8.2 hereto)
 23.3     Consent of KPMG LLP
 23.4     Consent of PriceWaterhouseCoopers, LLP
 23.5     Prospective Director's Consent of Samuel Armacost
 23.6     Prospective Director's Consent of Mary Henderson
 23.7     Prospective Director's Consent of Gerald Johnston
 23.8     Prospective Director's Consent of David R. Williams
*24       Power of Attorney
 99.1     Form of Proxy Card of Del Monte Foods Company
 99.2     Separation Agreement, dated as of June 12, 2002, by and
          between H. J. Heinz Company and SKF Foods Inc. (included as
          Annex B in the proxy statement/prospectus included in this
          Registration Statement)
*99.3     Employee Benefits Agreement, dated as of June 12, 2002, by and between H. J. Heinz Company and SKF Foods Inc.

EXHIBIT
  NO.
-------
*99.4     Form of Tax Separation Agreement to be entered into by Del
          Monte Foods Company, H. J. Heinz Company and SKF Foods Inc.
 99.5     Voting Agreement, dated as of June 12, 2002, by and between
          H. J. Heinz Company, SKF Foods Inc., TPG Partners, L.P. and
          TPG Parallel I, L.P. (incorporated by reference to Exhibit
          9.1 to the Current Report on Form 8-K filed by H.J. Heinz
          Company on June 18, 2002)


---------------


 *  Previously filed.



+ Confidential Treatment has been requested for certain portions of this exhibit. The omitted portions have been separately filed with the Securities and Exchange Commission.